As filed with the Securities and Exchange Commission on August 31, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IC POWER PTE. LTD.

(Exact name of registrant as specified in its charter)

Singapore	(Company Registration No. 201511865D)	Not applicable
4911
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Temasek Avenue

# 36-01

Millenia Tower

Singapore 039192

Telephone: +65 6351 1780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: + 1 212 894 8940

(Address, including zip code, and telephone number, including area code, of registrant’s agent for service of process)

Copies to:

Scott V. Simpson James A. McDonald Skadden, Arps, Slate, Meagher and Flom (UK) LLP 40 Bank Street London E14 5DS United Kingdom Telephone: +44 20 7519 7000 Facsimile: +44 20 7519 7070	Mark Bagnall John Vetterli White & Case LLP 200 Biscayne Blvd. Suite 4900 Miami, Florida 33131 Telephone: 305 371 2700 Facsimile: 305 358 5744

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary shares, no par value	$100,000,000	$11,620

(1)	Includes additional ordinary shares that may be sold upon exercise of a purchase option to be granted to the underwriters.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated August 31, 2015

PROSPECTUS

Ordinary Shares

$             per Ordinary Share

This is the initial public offering of             ordinary shares, no par value, of IC Power Pte. Ltd., or IC Power, a private company limited by shares incorporated under the laws of Singapore. We expect the public offering price to be between $         and $         per ordinary share.

Prior to this offering, there has been no public market for our ordinary shares. We are in the process of applying to list our ordinary shares on the New York Stock Exchange, or the NYSE, under the symbol “ICP.”

Prior to the completion of this offering, Kenon Holdings Ltd. (NYSE: KEN; TASE: KEN), or Kenon, our sole shareholder, will effect a reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary I.C. Power Ltd., or ICP, which holds power generation companies in Latin America, the Caribbean and Israel, to us, as more fully described in “Corporate Formation and Reorganization.” Upon the completion of this offering and the above-mentioned reorganization, and assuming an initial public offering price equal to the mid-point of the price range set forth above, Kenon will control approximately     % of the aggregate voting power of our ordinary shares, or approximately     % if the underwriters exercise in full their option to purchase up to             additional ordinary shares from us. For further information, see “Principal Shareholders.”

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 21 to read about certain factors you should consider before purchasing our ordinary shares.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have agreed to allow the underwriters to purchase up to an additional             ordinary shares from us, at the public offering price, less the underwriting discounts and commissions, within     days from the date of this prospectus.

The underwriters expect to deliver our ordinary shares to purchasers against payment on or about                     , 2015.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Credit Suisse

The date of this prospectus is                     , 2015.

IC Power

2,642 MW	of installed capacity	11	countries of operation
1,202 MW	of additional capacity under development; expected COD by Mid-2016	$2.4bn	invested in power plant developments and acquisitions since 2007
92%	of aggregate energy sold (in GWh) under long-term PPAs during 2014	$395m	Adjusted EBITDA in 2014
		$268m	Net income in 2014
11	year weighted average remaining life of PPAs, as of December 31, 2014	43%	Adjusted EBITDA CAGR between 2009 - 2014

El Salvador
Nejapa 140 MW HFO Ownership: 100%
Guatemala
Puerto Quetzal Power 179 MW HFO Ownership: 100%
Israel
OPC Rotem 440 MW Natural Gas and Diesel Ownership: 80%
Panama
Pedregal 54 MW HFO Ownership: 21%
Kanan 92 MW HFO Ownership: 100% Expected COD: Sep 2015
Chile
Central Cardones 153 MW Diesel Ownership: 87%
Colmito 58 MW Natural Gas and Diesel Ownership: 100%
Israel
Dominican Republic
CEPP 67 MW HFO Ownership: 97%
Peru
Kallpa 1,063 MW Natural Gas Ownership: 75%
Cerro del Aguila 510 MW Hydro Ownership: 75% Expected COD: Mid-2016
Samay I 600 MW Diesel and Natural Gas Ownership: 75% Expected COD: Mid-2016
Nicaragua
Amayo 63 MW Wind Ownership: 61%
Corinto 71 MW HFO Ownership: 65%
Tipitapa 51 MW HFO Ownership: 65%
Jamaica
JPPC 60 MW HFO Ownership: 100%
Colombia
Surpetroil 15 MW Natural Gas Ownership: 60%
Bolivia
COBEE 228 MW Hydro and Natural Gas Ownership: 100%

Neither we nor the underwriters (nor any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Neither we nor the underwriters (nor any of our or their respective affiliates) are making an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and liquidity may have changed since the date on the front cover of this prospectus.

Neither we nor any of the underwriters have taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United

i

States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of this prospectus outside the United States.

Until                     , 2015 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotment or subscription.

INTRODUCTION

As described under “Corporate Formation and Reorganization,” we were formed in May 2015 to serve as the holding company of I.C. Power Ltd. and its businesses. Prior to the completion of this offering, Kenon, our sole shareholder, will effect a reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary ICP to us in exchange for (i) receipt of          of our ordinary shares issued for such purpose and (ii) receipt of a note payable by us to Kenon in an aggregate principal amount of up to $220 million, which transactions we collectively refer to as the Reorganization. Except as otherwise indicated, or unless the context requires otherwise, references to the “Company,” “we,” “us” and “our” prior to the date hereof shall refer to ICP and its businesses, and as of the date hereof and thereafter, to IC Power and its subsidiaries, which subsidiaries shall include ICP as if the Reorganization had been consummated on the date hereof.

FINANCIAL INFORMATION

We present financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and all financial information included in this prospectus is presented in accordance with IFRS as issued by the IASB, except as otherwise indicated. In particular, this prospectus contains certain non-IFRS financial measures which are defined under “Summary Consolidated Financial and Other Information” and “Business.”

As set forth above, except as otherwise indicated, or unless the context requires otherwise, references to the “Company,” “we,” “us” and “our” prior to the date hereof shall refer to ICP and its businesses, and, as of the date hereof and thereafter, to IC Power and its subsidiaries, which subsidiaries shall include ICP as if the Reorganization had been consummated on the date hereof. The consolidated financial statements we have included in this prospectus, consists of I.C. Power Ltd.’s: (1) unaudited condensed consolidated interim statements of income, comprehensive income, changes in equity, and cash flows for the three months ended March 31, 2015 and 2014, and unaudited condensed consolidated interim statements of financial position as of March 31, 2015 and 2014, and the notes thereto; and (2) audited consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2014, 2013 and 2012, and audited consolidated statements of financial position as of December 31, 2014 and 2013, and the notes thereto. ICP presents its consolidated financial statements in U.S. Dollars.

This prospectus also includes the following financial statements of Generandes Perú S.A., or Generandes, prepared in accordance with IFRS as issued by the IASB: (1) unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2014 and 2013, and unaudited consolidated statements of financial position as of December 31, 2014 and 2013, and the notes thereto; and (2) and audited consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012, and audited consolidated statements of financial position as of December 31, 2013, 2012 and 2011, and the notes thereto. Through our wholly-owned subsidiary, Inkia Holdings (Acter) Limited, or Acter Holdings, we owned a 39% interest in Generandes (resulting in a 21% indirect interest in Edegel S.A.A., or Edegel), until we sold our interest in Generandes in September 2014. Prior to the execution of our agreement to sell Generandes in April 2014, we accounted for Generandes under the equity method and reflected our proportional share in the net income of Generandes in share in income of associated companies. As a result of our divestment of Generandes, our proportionate share in Generandes’ results of operations are reflected in discontinued operations for all periods discussed in this prospectus. The financial statements of Generandes are included in this prospectus in accordance with Rule 3-09 of Regulation S-X. Generandes’ financial statements have been audited in accordance with U.S. Generally Accepted Auditing Standards, or U.S. GAAS, except for the financial statements as of and for the year ended December 31, 2014, which are not required by Rule 3-09 of Regulation S-X to be audited in accordance with U.S. GAAS or Public Company Accounting Oversight Board standards, as Generandes was an investee that would not be considered a “significant subsidiary” of ours as of and for the year ended December 31, 2014 under Rule 3-09 of Regulation S-X.

All references in this prospectus to (i) “dollars,” “$” or “USD” are to U.S. Dollars; (ii) “NIS” or “New Israeli Shekel” are to the legal currency of the State of Israel, or Israel; (iii) “Peruvian Nuevo Sol” are to the legal currency of the Republic of Peru, or Peru; (iv) “Bs” and “Bolivianos” are to the legal currency of the Plurinational State of Bolivia, or Bolivia; (v) “COP” or “Colombian pesos” are to the legal currency of the Republic of Colombia, or Colombia; (vi) “Chilean pesos” are to the legal currency of the Republic of Chile, or Chile; and (vii) “Singapore dollars” or “S$” are to the legal currency of the Republic of Singapore, or Singapore. We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them. Conversions included in this prospectus are solely illustrative, and you should not expect that any amounts in New Israeli Shekels, Peruvian Nuevo Sol, Bolivianos, Colombian pesos, Chilean pesos, or Singapore dollars actually represent a stated U.S. Dollar amount or that it could be converted into U.S. Dollars at the rate suggested.

NON-IFRS FINANCIAL INFORMATION

In this prospectus, we disclose non-IFRS financial measures, namely Adjusted EBITDA and Net Debt, each as defined in “Summary Consolidated Financial and Other Information.” Each of these measures is an important measure used by us, and our businesses, to assess financial performance. We believe that the disclosure of Adjusted EBITDA and Net Debt provides transparent and useful information to investors and financial analysts in their review of our, or our subsidiaries’ and associated companies’, operating performance and in the comparison of such operating performance to the operating performance of other companies in the same industry or in other industries that have different capital structures, debt levels and/or income tax rates.

INDUSTRY AND MARKET DATA

Certain information relating to our industry and market position used or referenced in this prospectus was obtained from internal analysis, surveys, market research, publicly available information and industry publications. Unless otherwise indicated, all sources for industry data are estimates or forecasts contained in or derived from internal or industry sources we believe to be reliable. Market data used throughout this prospectus was obtained from independent industry publications and other publicly available information. Such data, as well as internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified. In addition, in certain cases we have made statements in this prospectus regarding our industry and position in the industry based upon our experience and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or correctly reflect our position in the industry, and none of our internal surveys or information has been verified by independent sources.

Market data are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (1) the markets are defined differently, (2) the underlying information was gathered by different methods and (3) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution.

REPRESENTATION OF CAPACITY AND PRODUCTION FIGURES

Unless otherwise indicated, statistics provided throughout this prospectus with respect to power generation units are expressed in MW, in the case of the capacity of such power generation units, and in GWh, in the case of the electricity production of such power generation units. Unless otherwise indicated, our capacity figures provided in this prospectus reflect 100% of the capacity of all of our assets, regardless of our ownership interest in the entity that owns each such asset, and our consolidated generation figures provided in this prospectus reflect 100% of the generation figures of our subsidiaries, and excludes the generation figures of our associated companies. With respect to assets acquired during a year, generation figures are presented for the full year, regardless of the date within the year when the acquisition occurred. As a result, the generation figures provided in this prospectus of Colmito (as defined below), which we acquired in 2013, and ICPNH, Puerto Quetzal, Surpetroil and JPPC (each as defined below), which we acquired in 2014, reflect 100% of the generation figures of these companies for the year ended December 31, 2013 and 2014, respectively, regardless of our date of acquisition of such companies. With respect to capacity figures for the year ended December 31, 2014, and any prior periods thereto, our capacity figures exclude Edegel’s 1,540 MW of capacity, as a result of the sale of our indirect interest in Edegel in September 2014. For information on our ownership interest in each of our operating companies and investments, see “Business.”

ENFORCEMENT OF CIVIL LIABILITIES

IC Power is a private company limited by shares incorporated under the laws of Singapore. Some of its directors and officers and certain other persons named in this prospectus reside outside the United States. Additionally, a significant portion of IC Power’s assets and the assets of its directors and officers and certain other persons named in this prospectus are located outside the United States.

As a result, it may not be possible for U.S. investors to effect service of process within the United States upon these persons or to enforce against them or against us in the U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Singapore, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

CERTAIN TERMS USED IN THIS PROSPECTUS

We have prepared this prospectus using a number of conventions, which you should consider when reading the information contained herein. In this prospectus:

Our Operating Companies, Assets in Advanced Stages of Construction, and Pipeline Projects

•	“AIE” means Advanced Integrated Energy Ltd., an Israeli corporation;

•	“Amayo I” means Consorcio Eólico Amayo S.A., a Panamanian corporation;

•	“Amayo II” means Consorcio Eólico Amayo (Fase II) S.A., a Panamanian corporation;

•	“CDA” means Cerro del Águila S.A., a Peruvian corporation;

•	“Cenérgica” means Cenérgica, S.A. de C.V., a Salvadorian corporation;

•	“Central Cardones” means Central Cardones S.A., a Chilean corporation;

•	“CEPP” means Compañía de Electricidad de Puerto Plata S.A., a Dominican Republic corporation;

•	“COBEE” means Compañía Boliviana de Energía Eléctrica S.A., a Canadian corporation;

•	“Colmito” means Termoeléctrica Colmito Ltda., a Chilean corporation;

•	“Corinto” means Empresa Energética Corinto Ltd., a Cayman Islands corporation;

•	“ICPI” means IC Power Israel Ltd., an Israeli corporation;

•	“ICPNH” means IC Power Nicaragua Holding, a Cayman Islands corporation, formerly known as AEI Nicaragua Holdings Ltd., or AEI Nicaragua;

•	“Inkia” means Inkia Energy Limited, a Bermudian corporation;

•	“JPPC” means Jamaica Private Power Company Ltd., a Jamaican corporation;

•	“Kallpa” means Kallpa Generación S.A., a Peruvian corporation;

•	“Kanan” means Kanan Overseas I. Inc., a Panamanian corporation;

•	“Nejapa” means Nejapa Power Company S. de R.L., a Panamanian corporation;

•	“OPC” means O.P.C. Rotem Ltd., an Israeli corporation;

•	“Pedregal” means Pedregal Power Company S.de.R.L, a Panamanian corporation;

•	“Puerto Quetzal” means Puerto Quetzal Power L.L.C., a Delaware limited liability company;

•	“Samay I” means Samay I S.A., a Peruvian corporation;

•	“Surpetroil” means Surpetroil S.A.S., a Colombian corporation; and

•	“Tipitapa Power” means Tipitapa Power Company Ltd., a Nicaraguan corporation.

Other Relevant Businesses

•	“Acter Holdings” means Inkia Holdings (Acter) Limited, a Cayman Islands corporation through which we held our interest in Southern Cone;

•	“Edegel” means Edegel S.A.A., a Peruvian corporation;

•	“Generandes” means Generandes Perú S.A., a Peruvian corporation through which we held our indirect interest in Edegel;

•	“Globeleq” means Globeleq Americas Limited, which is the former name of Inkia Americas Limited, a Bermudian corporation;

•	“Hadera Paper” means Hadera Paper Ltd., an Israeli corporation;

•	“IC” means Israel Corporation Ltd., an Israeli corporation traded on the Tel Aviv Stock Exchange and Kenon’s former parent;

•	“Kenon” means Kenon Holdings Ltd., a Singapore company traded on each of the NYSE and the Tel Aviv Stock Exchange; and

•	“Southern Cone” means Southern Cone Power Perú S.A., a Peruvian corporation through which we held our interest in Generandes.

v

Regulatory Bodies and Electricity System Coordination Entities

•	“ANA” means the National Water Authority of Peru (Autoridad Nacional del Agua);

•	“CFE” means the Federal Electricity Commission (Comisión Federal de Electricidad), which is Mexico’s state-owned power utility;

•	“CND” means the National Dispatch Center of Panama (Centro Nacional de Despacho);

•	“CNDC” means the National Dispatch Committee of Bolivia (Comité Nacional de Despacho de Carga), a governmental entity responsible for planning and coordinating the operation of the generation, transmission and distribution systems that form the SIN in Bolivia;

•	“CNDC Nicaragua” means the National Dispatch Center (Centro Nacional de Despacho de Carga) of Nicaragua;

•	“COES” means the Committee for the Economic Operation of the System (Comité de Operación Económica del Sistema Interconectado Nacional), an independent and private Peruvian entity composed of qualified participants undertaking activities in SEIN which is responsible for planning and coordinating the operation of the generation, transmission and distribution systems that form the SEIN;

•	“CREG” means the Commission for the Regulation of Energy and Gas in Colombia (Comisión de Regulación de Energía y Gas);

•	“IEC” means Israel Electric Corporation, a government-owned entity, which generates and supplies the majority of electricity in Israel, transmits and distributes all of the electricity in Israel, acts as the system operator of Israel’s electricity system, determines the dispatch order of generation units, grants interconnection surveys, and sets spot prices, among other roles;

•	“INDECOPI” means the National Institute for the Defense of Competition and Intellectual Property Protection (Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual), the Peruvian antitrust and intellectual property regulator;

•	“MINEM” means the Ministry of Energy and Mines of Peru (Ministerio de Energía y Minas), which is responsible for, among other things, (a) setting national energy policy; (b) proposing and adopting laws and regulations to supervise the energy sector; (c) controlling expansion plans for SEIN; (d) approving proposed expansion plans by COES; (e) promoting scientific research and investment in energy; and (f) granting concessions and authorizations to entities who wish to operate in power generation, transmission or distribution in Peru;

•	“OC” means the Coordinating Body (Organismo Coordinador), a Dominican governmental authority whose function is to plan and coordinate the operations of the generation, transmission and distribution systems that form the SENI;

•	“OSINERGMIN” means the Supervisory Body of Investment in Energy and Mining (Organismo Supervisor de la Inversión en Energía y Minería), a Peruvian governmental authority which is responsible for, among other things, ensuring that companies comply with the rules and regulations applicable to the energy industry in Peru and for setting the tariffs to be charged to regulated customers;

•	“PUAE” means Israel’s Public Utilities Authority (Electricity);

•	“Salvadorian CNE” means the National Energy Commission of El Salvador (Comisión Nacional de Energía), a governmental entity which is responsible for proposing and adopting policies and regulations for the Salvadorian energy sector;

•	“SEIN” means the national interconnected electrical system of Peru (Sistema Eléctrico Interconectado Nacional);

•	“SENI” means the national interconnected electrical system of the Dominican Republic (Sistema Eléctrico Nacional Interconectado);

•	“SIC” means the national interconnected electrical system of Chile (Sistema Interconectado Central);

•	“SIEPAC” means Central American Electrical Interconnection System (Sistema de Interconexión Eléctrica de los Países de América Central) that connects the transmission systems of Nicaragua, Panama, Costa Rica, Honduras, El Salvador and Guatemala through a 230 KW transmission line;

•	“SIGET” means the General Superintendency of Electricity and Telecommunications (Superintendencia General de Electricidad y Telecomunicaciones), a Salvadorian entity which is responsible for ensuring that companies comply with the rules and regulations passed by the Salvadorian CNE, as well as other laws that are applicable to the energy industry in El Salvador;

•	“SIN” means a national system formed by generation plants, the interconnected grid, regional transmission lines, distribution lines and consumer loads (Sistema Interconectado Nacional) in each of Bolivia, Colombia and Guatemala;

•	“SING” means the Interconnected System of Norte Grande of Chile (Sistema Interconectado Norte Grande); and

•	“UPME” means the Mining and Energy Planning Unit (Unidad de Planeación Minero Energética), a special administrative unit of the Ministry of Mines and Energy of Colombia.

Industry Terms

•	“availability factor” means the percentage of hours a power generation unit is available for generation of electricity in the relevant period, whether or not the unit is actually dispatched or used for generating power;

•	“Btu” means British thermal units;

•	“CAGR” means compound annual growth rate;

•	“COD” means the commercial operation date of a development project;

•	“distribution” refers to the transfer of electricity from the transmission lines at grid supply points and its delivery to consumers at lower voltages through a distribution system;

•	“EPC” means engineering, procurement and construction;

•	“firm capacity” means the amount of energy available for production that, pursuant to applicable regulations, must be guaranteed to be available at a given time for injection to a certain power grid;

•	“greenfield projects” means projects constructed on unused land with no need to demolish or remodel existing structures;

•	“GWh” means gigawatt hours (one GWh is equal to 1,000 MWh);

•	“Heat rate” means the number of Btu of energy contained in the fuel required to produce a kWh of energy (Btu/kWh) for thermal plants;

•	“HFO” means heavy fuel oil;

•	“installed capacity” means the intended full-load sustained output of energy that a generation unit is designed to produce (also referred to as name-plate capacity);

•	“IPP” means independent power producer, excluding co-generators and generators for self-consumption;

•	“KWh” means Kilowatts per hour;

•	“MMBtu” means one million metric Btus;

•	“MW” means megawatts (one MW is equal to 1,000 Kilowatts or KW);

•	“MWh” means megawatt per hour;

•	“OEM” means original equipment manufacturer;

•	“PPA” means power purchase agreement;

•	“transmission” refers to the bulk transfer of electricity from generating facilities to the distribution system at load center station in which the electricity is stabilized by means of the transmission grid; and

•	“weighted average availability” refers to the number of hours that a generation facility is available to produce electricity divided by the total number of hours in a year.

EXCHANGE RATE INFORMATION

The following tables set forth the historical period-end, average, high and low rates calculated using the daily closing exchange rates, as reported by Bloomberg, for the U.S. Dollar expressed in Peruvian Nuevo Sol per one U.S. Dollar for the periods indicated:

	Peruvian Nuevo Sol/U.S. Dollar
	Period End(1)	Average(2)	High	Low
Year
2010	2.816	2.826	2.857	2.791
2011	2.697	2.755	2.816	2.697
2012	2.568	2.638	2.693	2.568
2013	2.786	2.703	2.802	2.552
2014	2.963	2.839	2.963	2.787

1.	Represents the closing exchange rate on the last business day of the applicable period.

2.	Represents the average of the closing exchange rates on the last business day of each month during the relevant one-year periods.

	Peruvian Nuevo Sol/U.S. Dollar
	High	Low
Month
February 2015	3.093	3.059
March 2015	3.104	3.073
April 2015	3.134	3.090
May 2015	3.156	3.130
June 2015	3.180	3.144
July 2015	3.194	3.172
August 2015 (through August 26, 2015)	3.306	3.195

PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding whether to invest in our ordinary shares, you should carefully read this entire prospectus, especially the risks of investing in our ordinary shares discussed under the heading “Risk Factors.”

Overview

We are a leading owner, developer and operator of power facilities located in key power generation markets in Latin America, the Caribbean and Israel, utilizing a range of fuels, including natural gas, hydroelectric, HFO, diesel and wind. Currently, our principal focus is on Latin American markets, which typically have higher rates of growth of gross domestic product, or GDP, and lower overall and per capita energy consumption, as compared with more developed markets. We believe that economic growth in Latin American markets will drive increases in overall and per capita energy consumption and therefore require significant additional investments in power generation assets in those markets.

As of March 31, 2015, we had an installed capacity of 2,642 MW, which we expect to increase by 1,202 MW, or 45%, to 3,844 MW by the middle of 2016, upon the completion of the following assets in advanced stages of construction:

•	Cerro del Aguila S.A.’s, or CDA’s, 510 MW hydroelectric project located in Peru, which we expect to be completed by the middle of 2016;

•	Samay I S.A.’s, or Samay I’s, 600 MW cold-reserve thermoelectric project located in Peru, which we expect to be completed by the middle of 2016; and

•	Kanan Overseas, I. Inc.’s, or Kanan’s, 92 MW thermal generation project in Panama, which we expect to be completed by the end of 2015,

in each case reflecting 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset and assuming no other changes to our capacity during this period.

ICP’s activities started in 2007 when Inkia Energy Limited, or Inkia, a subsidiary of Israel Corporation Ltd., or IC, an Israeli conglomerate, acquired Globeleq Americas Limited’s, or Globeleq’s, power generation assets in Latin America, which represented 549 MW of installed capacity. In 2010, IC formed ICP and contributed to it both Inkia and O.P.C. Rotem Ltd., or OPC. In January 2015, IC transferred ICP to Kenon (NYSE: KEN; TASE: KEN), our sole shareholder, in connection with IC’s spin-off of Kenon. Prior to the completion of this offering, Kenon will effect a Reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary ICP to us, as more fully described in “Corporate Formation and Reorganization.”

Between 2007 and March 31, 2015, we invested approximately $2.4 billion in the acquisition, development and expansion of our power generation assets. Of this amount, 86% represented investments in greenfield development (including investments made in those assets in advanced stages of construction) and 14% represented acquisitions. We have financed our greenfield development using a combination of cash on hand, debt financing and investments by minority shareholders at the asset level, and have financed our acquisitions using cash on hand. Of the 2,093 MW we have added to our portfolio since Inkia’s formation, 63% derived from greenfield development projects, consisting of our construction of the Kallpa combined cycle plant, which comprises Peru’s largest power generation facility, and the construction of OPC’s plant, which became Israel’s first independent power producer, or IPP. In the same period, we have acquired businesses with an aggregate installed capacity of 783 MW in five countries in Latin America and the Caribbean. By the middle of 2016, 76% of our capacity will be derived from our greenfield development efforts (based upon our current portfolio and assuming the completion of our assets in advanced stages of construction).

By successfully pursuing growth opportunities, primarily through contracted greenfield development projects in existing markets and acquisitions of anchor investments in new markets, we have expanded our regional presence, diversified our portfolio through the addition of various facilities which use a range of fuels, and significantly increased our cash flows. In 2014, our Adjusted EBITDA was $395 million, as compared to $65 million in 2009, representing a CAGR of 43% during this period. Adjusted EBITDA is a non-IFRS measure. For a reconciliation of our net income to our Adjusted EBITDA, see “Summary Consolidated Financial and Other Information—Key Financial and Other Operating Information.”

We typically enter into long-term U.S. dollar-linked power purchase agreements, or PPAs, to sell capacity and/or energy to customers which we believe have strong credit profiles. As of December 31, 2014, the weighted average remaining life of our PPAs was 11 years (including the remaining life of the PPAs for our assets in advanced stages of construction). In 2014, 92% of our aggregate energy sales (in GWh) were made pursuant to PPAs. We believe this practice limits our exposure to fluctuations in energy spot market rates and helps us to generate strong and predictable margins and cash flows. We seek to enter into PPAs at prices that are equal to, or higher than, the prevailing spot market rates in the countries in which we operate. Additionally, the majority of our PPAs are indexed to the underlying fuel cost of the related long-term supply agreements. Such indexing provides us with natural hedges against fuel price fluctuations, helping us to maintain our margins in such instances. We believe that the stable and predictable margins and cash flows which generally result from such PPAs helps us to successfully secure significant project and bank/bond financing, with no or limited recourse, from a diverse international lender base during construction of our greenfield projects, which helps us to successfully develop our project pipeline.

Our portfolio is comprised of power facilities located in key power generation markets in Latin America, the Caribbean and Israel, using a range of fuels. The following charts present the relative percentages of our installed capacity by fuel type and country, as adjusted to reflect the completion of our assets in advanced stages of construction (the CDA, Samay I and Kanan projects), and assuming no other changes in capacity.

Expected Installed Capacity by Energy Source (Middle of 2016)[1]	Expected Installed Capacity by Country (Middle of 2016)

3,844 MW

1.	Our dual-fueled plants, OPC, Samay I, and Colmito, are categorized as natural gas, diesel and natural gas, respectively.

Our largest market, Peru, is one of the fastest growing economies in Latin America, with average GDP growth of approximately 5.8% per year from 2009 through 2014, according to the International Monetary Fund, a mature regulatory framework and a well-run power system. As of and for the year ended December 31, 2014, our operating company in Peru represented 39% of our Adjusted EBITDA, 21% of our net income, and 40% of our installed capacity. Our assets in advanced stages of construction in Peru are expected to provide an additional 1,110 MW in installed capacity to address the expected increase in Peruvian energy demand, which is expected to result, in part, from the substantial investments made in connection with Peru’s energy-intensive mining industry and expected growth in its manufacturing industry.

We also operate OPC, the first IPP in Israel, which, following decades of state control, recently opened its electricity market to private power producers. As a result, the electricity market in Israel is still in the early stages of development. Furthermore, Israel’s energy consumption levels have increased in recent years and are expected to continue to increase in the near term. As of and for the year ended December 31, 2014, OPC represented 39% of our Adjusted EBITDA, 26% of our net income, and 17% of our installed capacity. We believe that OPC’s plant provides us with a strategic advantage as an early entrant in the Israeli electricity market. Additionally, given Israel’s growing economy and the advanced age of its existing state-owned power generation facilities, we believe that OPC provides us with the know-how required for, visibility of, and opportunity to participate in, additional power projects in Israel, which may become increasingly available to private sector participants such as ourselves.

Our Portfolio of Generation Assets

The following table sets forth summary operational information regarding each of our operating companies as of March 31, 2015 by segment:

Segment	Country	Entity	Ownership Percentage (Rounded)	Fuel	Installed Capacity (MW)[1]	Type of Asset	Weighted Average Remaining Life of PPAs based on Firm Capacity (Years)		LTM Energy Sales under PPAs (GWh)
Peru	Peru	Kallpa	75%	Natural Gas	1,063	Greenfield[2]	7		6,007

Israel	Israel	OPC	80%	Natural Gas and Diesel	440	Greenfield	9	[3]	4,023

Central America	Nicaragua	Corinto	65%	HFO	71	Acquired	4		450
	Nicaragua	Tipitapa Power	65%	HFO	51	Acquired	4		326
	Nicaragua	Amayo I	61%	Wind	40	Acquired	9		175
	Nicaragua	Amayo II	61%	Wind	23	Acquired	10		94
	Guatemala	Puerto Quetzal	100%	HFO	179	Acquired	—		926
	El Salvador	Nejapa	100%	HFO	140	Original Inkia Asset	3		665

Other	Bolivia	COBEE	100%	Hydroelectric, Natural Gas	228	Original Inkia Asset	3		263
	Chile	Central Cardones	87%	Diesel	153	Acquired	—		—
	Chile	Colmito	100%	Natural Gas and Diesel	58	Acquired	3		250
	Dominican Republic	CEPP	97%	HFO	67	Original Inkia Asset	—		175
	Jamaica	JPPC	100%	HFO	60	Original Inkia Asset	3		404
	Colombia	Surpetroil	60%	Natural Gas	15	Acquired	1		43
	Panama	Pedregal[4]	21%[5]	HFO	54	Original Inkia Asset	2		267
	Total Operating Capacity				2,642

1.	Reflects 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset.
2.	Kallpa’s plants were developed as greenfield projects in four different stages between 2005 and 2012, resulting in 870 MW of installed capacity. In addition, Kallpa acquired Las Flores’ power plant in 2014, adding 193 MW to Kallpa’s capacity.
3.	Reflects the weighted average remaining life of OPC’s PPAs with end users based on OPC’s firm capacity. The IEC PPA (as defined below), which extends for an 18-year term and covers OPC’s entire firm capacity, provides OPC with the option to allocate and sell the generated electricity of the power station directly to end users. OPC has exercised this option and sells all of its energy and capacity directly to 19 end users, as of March 31, 2015 (22 end users as of December 31, 2014). For further information on the IEC PPA, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector.”
4.	Although Pedregal is located in Central America, it is a minority investment. Therefore, from an income statement perspective, it is not part of the Central America segment and Pedregal is only reflected in our share in income of associated companies.
5.	Although we have a non-controlling interest in Pedregal, we are party to a management services agreement, which designates us as the administrator responsible for the day-to-day management of Pedregal.

The following table sets forth summary operational information regarding each of our assets in advanced stages of construction:

Country	Entity	Ownership Percentage (Rounded)	Fuel	Installed Capacity (MW)[1]		Expected COD	Percentage Developed (As of June 30, 2015)	Expected Cost		Amount Invested (As of June 30, 2015)
Peru	CDA	75%	Hydroelectric	510		Middle of 2016	79%—Overall completion 87%—Dam construction 100%—Tunnel drilling	$954 million		$787 million

Peru	Samay I	75%	Diesel and Natural Gas	600	[2]	Middle of 2016	76%	$380 million		$268 million

Panama	Kanan	100%	HFO	92		End of 2015	76%	$73 million	[3]	$61 million	[3]

Total Capacity In Advanced Stages of Construction				1,202				$1,407 million		$1,116 million

1.	Reflects 100% of the expected capacity of each asset regardless of our ownership interest in the entity that owns the asset.
2.	When fueled by natural gas, the Samay I plant will have an installed capacity of approximately 720 MW.
3.	Includes $40 million of intercompany expenses relating to Puerto Quetzal’s and CEPP’s sale of the barges to Kanan.

Since 2008, we have increased our installed capacity at a CAGR of 24%, and we expect our installed capacity to grow at a CAGR of 21% over the next two years as a result of the anticipated completion of assets which are currently in advanced stages of construction.

The following chart presents the growth of our installed capacity by year from 2008 through 2014, and the expected growth of our installed capacity resulting from the completion of our assets in advanced stages of construction and assuming no other changes to our capacity during this period. By the end of 2016, 76% of our installed capacity will be derived from our greenfield development efforts (based upon our current portfolio and assuming the completion of our assets in advanced stages of construction).

Installed Capacity (MW)

1.	Figures for 2008 and 2009 reflect Inkia’s capacity.
2.	Expected Kanan capacity.
3.	Expected Kanan, CDA and Samay I capacity.

The following table sets forth certain consolidated financial and operational data as of and for the periods set forth below:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	($ millions, except as otherwise indicated)
Sales from continuing operations	$322	$325	$1,372	$873	$576
Net income from continuing operations	22	57	140	53	37
Net income	22	63	268	81	66
Adjusted EBITDA[1]	85	94	395	247	154
Installed capacity at end of period (in MW)[2]	2,642	2,270	2,642	2,070	1,572

1.	Adjusted EBITDA is a non-IFRS measure. For a reconciliation of our net income to our Adjusted EBITDA, see “Summary Consolidated Financial and Other Information.”
2.	Reflects 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset.

Potential Projects

We are constantly monitoring and considering development and acquisition opportunities and are currently assessing 30 projects in Israel and various Latin American countries, such as Chile, Colombia, Guatemala, Mexico, Peru, Panama, the Dominican Republic, and Nicaragua. These potential projects range in size from small-scale power facilities (e.g., less than 40 MW) to large-scale power facilities (e.g., approximately 550 MW) and utilize different fuels and technologies, including natural gas, hydroelectric, wind, and stranded gas. In some instances, we have acquired land, secured necessary licenses or rights, including temporary concessions and water rights, commissioned studies, made bids, or initiated similar actions, in connection with our assessment of the viability of the relevant project. We are also considering acquiring companies and assets in power generation and related businesses (e.g., transmission and distribution companies or assets).

There is no guarantee that we will proceed with any such projects. Ultimately, notwithstanding the number of opportunities that we may consider over the long and short terms, we will only pursue those projects that we believe will generate attractive, risk-adjusted returns over the long term and which we believe we have the management capacity to build and operate. In addition, in some cases, we may not obtain the relevant approval to develop a project. Furthermore, in many cases, we will need to win tenders, obtain additional rights, permits, licenses, land purchases and water rights and may need to negotiate with counterparties, or conduct valuations and environmental studies, each of which could take years to satisfy, or may not be satisfied at all.

In addition to the Latin American opportunities that we are currently considering, we also monitor opportunities in other markets. For example, in August 2015, we acquired 100% of the shares of Advanced Integrated Energy Ltd., or AIE, for NIS 60 million (approximately $16 million). AIE holds a provisional license for the construction of a 120 MW cogeneration power station in Israel and will seek regulatory approval for licenses in respect of an additional 25 MW. Based upon our initial assessment, we expect that the total cost of completing the construction of the AIE plant (including the consideration for the acquisition of AIE) will be approximately $200 million. The AIE plant is expected to reach its COD in the second half of 2018.

Competitive Strengths

Strong track record in disciplined project development and obtaining financing—We leverage our core competencies—project identification, evaluation, development, construction and operation—to develop power generation facilities using various technologies in attractive markets that typically have relatively high GDP growth rates and relatively low levels of per capita energy consumption. For example, in 2012, we completed our third expansion of Kallpa Generación S.A.’s, or Kallpa’s, gas-powered plant, which is the largest power generation facility in Peru in terms of capacity, by converting it into a combined cycle facility and thereby adding 293 additional MW to the facility’s capacity. This expansion was completed on time and below budget. Additionally, in 2013, OPC became the first IPP in Israel when we completed the construction of its 440 MW combined cycle power plant.

Our projects have been developed with a disciplined capital structure, which reflects our commitment to develop projects in accordance with three key fundamental principles. First, we endeavor to construct projects by entering into turnkey engineering, procurement and construction, or EPC, agreements that define the total project cost and transfer most of the risks of construction delays and cost overruns to our EPC contractors. We currently have assets in advanced stages of construction with an aggregate expected capacity of 1,202 MW, 1,110 MW of which is being constructed pursuant to EPC contracts. Second, we seek to secure a revenue stream prior to the construction of our plants by sourcing and entering into long-term PPAs, which provide our development projects with verifiable projected margins and cash flows, before construction has commenced. Finally, we leverage our EPC contracts and PPAs to secure long-term project financing agreements which are generally stand-alone, secured, project-specific, and with no or limited recourse. Over the course of our history, we have secured different types of financings (e.g., leases, local and international bonds, syndicated loans, etc.) during times of changing financial markets and in connection with our construction of various projects using a range of fuels.

Long-term PPAs and supply agreements that limit exposure to market fluctuations—Our operating subsidiaries typically enter into long-term PPAs, which generally limits their exposure to fluctuations in energy spot market rates, generates stable and predictable margins, and helps to create stability and predictability in our cash flows. In the year ended December 31, 2014, we made 92% of our aggregate energy sales (in GWh) pursuant to long-term PPAs. As of December 31, 2014, the weighted average remaining life of our PPAs was 11 years (including the remaining life of the PPAs for our assets in advanced stages of construction) and we have historically sought, and will continue to seek, to renew our long-term PPAs as they expire.

As of December 31, 2014, the majority of our PPAs were indexed to the price of the corresponding power plant’s operating fuel prices in U.S. Dollars. Additionally, as of December 31, 2014, many of our PPAs, with the exception of OPC’s, provided for payment in, or were linked to, the U.S. Dollar, thereby providing us with natural hedges against fuel price and exchange rate fluctuations. Additionally, the counterparties to our long-term PPAs are typically large local distribution companies or non-regulated customers or users, including subsidiaries of large multi-national corporations, which we believe have strong credit profiles, mitigating the risk of customer default. Some of our major customers within Peru and Israel include Southern Peru Copper Corporation, Sociedad Minera Cerro Verde S.A.A., a subsidiary of Freeport-McMoRan, Compañía Minera Antapaccay S.A., a subsidiary of Glencore Xstrata, and Oil Refineries Limited, as well as governments and quasi-governmental entities.

As our power facilities utilize and are dependent upon natural gas, hydroelectric, HFO, diesel, wind, or a combination of these energy sources, we generally seek to enter into long-term supply and transportation agreements to acquire the necessary fuel for our facilities. For example, Kallpa and OPC, which own and operate our largest plants, are party to long-term supply agreements, including natural gas supply agreements and transportation services agreements, that are material to their operations.

Attractive footprint in high growth markets—Currently, our principal focus is on Latin American markets, which typically have higher rates of growth of GDP and lower overall and per capita energy consumption, as compared with more developed markets. We expect continued growth in these key markets, providing us with the opportunity to generate attractive, risk-adjusted returns through additional investments in power generation assets in those countries.

We are a leader in our largest market, Peru, one of the fastest growing economies in Latin America, with an average GDP growth of approximately 5.8% per year from 2009 through 2014, according to the International Monetary Fund, a mature regulatory framework, and a well-run power system. Our operating company in Peru represented 39% of our Adjusted EBITDA, 21% of our net income, and 40% of our installed capacity as of and for the year ended December 31, 2014. Additionally, our assets in advanced stages of construction in Peru are expected to provide an additional 1,110 MW in installed capacity to address the expected increase in Peruvian energy demand, which is expected to result, in part, from the substantial investments made in connection with Peru’s energy-intensive mining industry and expected growth in its manufacturing industry.

We also operate OPC, the first IPP in Israel, which, following decades of state control, recently opened its electricity market to private power producers. As a result, the electricity market in Israel is still in the early stages of development. Furthermore, Israel’s energy consumption levels have increased in recent years and are expected to continue to increase in the near-term. As of and for the year ended December 31, 2014, OPC represented 39% of our Adjusted EBITDA, 26% of our net income, and 17% of our installed capacity. We believe that OPC’s plant provides us with a strategic advantage as an early entrant in the Israeli electricity market. Additionally, given Israel’s growing economy and the advanced age of its existing state-owned power generation facilities, we believe OPC provides us with the know-how required for, visibility of, and opportunity to participate in, additional power projects in Israel, which may become increasingly available to private sector participants such as ourselves.

In addition to our attractive position in Peru and Israel, we have also developed an attractive footprint in several markets in Latin America, including Chile and Colombia. We believe that our current platform, coupled with our agile and disciplined decision-making process, enables us to take advantage of opportunities as they arise.

Established and disciplined track record in making acquisitions—We have acquired numerous generation assets since 2007, resulting in the expansion of our operations by 783 MW in five countries in Latin America and the Caribbean. We believe our recognition as a regional generator and developer with a relatively strong balance sheet, and our ability to act quickly with respect to acquisitions, has complemented our development capabilities by allowing us to strategically source and execute acquisitions. Furthermore, we have the ability to manage projects that are too small for large companies, as well as projects that are too large for small companies. Our acquisition of Central Cardones in 2011, for example, provided us with an initial footprint in Chile, a dynamic and important power market, and facilitated our acquisition of Colmito in October 2013. Similarly, our acquisition of certain Nicaraguan assets in 2014, representing 185 MW of installed capacity, provided us with an entry into the Nicaraguan market and diversified our portfolio with operational wind generation assets. Additionally, in August 2015, we acquired 100% of the shares of AIE, which holds a provisional license for the construction of a 120 MW cogeneration power station, and will seek regulatory approval for licenses in respect of an additional 25 MW, in Israel, a new and growing private electricity generation market.

Driving operational excellence through partnerships with leading OEMs and reliance on efficient technologies—We seek to optimize our power generation capacity by using leading technologies (e.g., turbines manufactured by Siemens, General Electric, Mitsubishi and Andritz) and entering into long-term service agreements with leading, multi-national original equipment manufacturers, or OEMs. Our technologies and long-term partnerships enable our power generation assets to perform more efficiently and at relatively high levels of reliability. Additionally, our experienced staff is committed to increasing our operating performance and ensuring the disciplined maintenance of our power generation assets. We believe that our generation plants’ weighted average availability rate of 94% for the year ended December 31, 2014 was the result of our optimization efforts and commitment to improving our operating efficiency and performance.

Additionally, our acquisition or construction of power generation assets that use efficient technologies (e.g., the conversion of Kallpa’s facility into a combined cycle operation in 2012) places our generation assets competitively in the dispatch merit order in certain of the countries in which we operate. For example, Kallpa’s facility, a base load plant and combined cycle gas turbine, is among the first power plants to be dispatched, due to its efficiency and competitiveness in the dispatch stack. Similarly, CDA’s plant, as a hydroelectric power plant, will also be among the first power plants to be dispatched in Peru once it reaches its COD in 2016. Having a portfolio which includes efficient power plants with lower production costs allows us to potentially earn higher margins than companies that utilize certain other competing technologies in their plants and are therefore less competitive in the dispatch merit order.

Experienced management team with strong local presence—Our management team has extensive experience in the power generation business. Our executive officers have an average of approximately 20 years of experience in the power generation industry, and significant portions of our core management team have been working together in international large power generation companies since 1996. We believe that this overall level of experience contributes to our ability to effectively manage our existing operating companies and to identify, evaluate and integrate high-quality growth opportunities within and outside Latin America. Furthermore, our hands-on management team utilizes a lean decision-making process, which allows us to quickly take advantage of strategic acquisitions and potential developments and opportunities as they materialize. Our managers are compensated, in part, on the basis of our financial performance, which incentivizes them to continue to improve our operating results. Additionally, our local management teams provide in-depth market knowledge and power industry experience. These teams consist primarily of local executives with significant experience in the local energy industry and with local government regulators. We believe that the market-specific experience of our local management provides us with insight into the local regulatory, political and business environment in each of the countries in which we operate.

Strong and dedicated shareholder with experience operating growth-oriented businesses and a long-term commitment to our growth—Our shareholder owns businesses, in whole or in part, ranging from established, cash generating businesses to early stage development companies. The international profile, experience and commitment of our shareholder in operating growth-oriented businesses, lends us credibility in conducting our operations and project development, particularly with respect to large national and international companies, such as our customers, and international financial institutions which are an important source of financing for our assets. Upon completion of this offering, Kenon (NYSE: KEN; TASE: KEN) will remain our controlling shareholder. Kenon was formed in 2014 to serve as the holding company of various dynamic, primarily growth-oriented businesses, including IC Power, which were contributed to Kenon by its former parent, IC, in a spin-off completed in January 2015.

Business Strategy

Continue to successfully develop greenfield assets in attractive markets—One of our core competencies is identifying, evaluating, constructing, and operating greenfield development projects in our target markets. We will continue to seek to develop power generation assets in countries with relatively stable, growing economies, low levels of per capita energy consumption or developing private energy generation markets. We also seek to develop assets that can be expanded through further investment, or as additional fuels become available, which provides us with the ability to further develop an asset and increase its installed capacity in connection with market trends, industry developments, or changing fuel availability.

We place particular focus on our ability to complete the development of our greenfield projects on time and within budget and will continue to use extensive project planning and contracting mechanisms to minimize our development risk. For example, in connection with our development activities, we typically enter into lump-sum, turnkey EPC contracts to minimize our construction risks and mitigate construction cost overruns, while also entering into long-term PPAs to generate stable and predictable margins and cash flows; we believe this combination facilitates our access to construction financing. Engaging in such practices has allowed us to successfully complete several thermal generation projects, including the Kallpa facility, our largest development to date. Additionally, our first hydroelectric development, CDA’s plant, is expected to be fully operational at a cost of $1.9 million per MW, making CDA’s plant among the most efficiently constructed hydroelectric facilities in Latin America in terms of cost per MW.

Optimize portfolio to maximize returns while minimizing risk—We regularly assess our portfolio of operating companies and employ disciplined portfolio management principles to optimize our operations in light of changing industry dynamics in a particular country or region, create financing flexibility and address specific risk management and exposure concerns. Our strategy is to optimize the composition of our portfolio by focusing on profitable developments and acquisitions within key power generation markets typically in Latin America, the Caribbean and Israel.

For example, prior to our 2014 acquisition of the Las Flores facility, a 193 MW thermal power generation plant, Las Flores had operated intermittently due to the lack of a long-term regular supply of natural gas. The Kallpa facility, which is located near the Las Flores plant, had an excess supply of natural gas. We identified these and other potential synergies and, since our acquisition of the Las Flores facility, have been able to significantly improve the operations and generation activities of Las Flores’ plant, while also maximizing the use of the Kallpa facility’s natural gas supply and transportation capabilities. Our recent acquisition of Puerto Quetzal Power (PQP) Company, or Puerto Quetzal, serves as another example of our portfolio optimization efforts. In addition to providing us with an attractive entry point into the Guatemalan market, one of the barges we acquired from Puerto Quetzal was recently redeployed to Panama to allow Kanan to take advantage of a short-term supply shortfall in the Panamanian power market. Additionally, in 2014, we divested our 21% indirect equity interest in Edegel S.A.A., or Edegel, one of Peru’s largest power generation companies. While the Edegel investment was a strong cash flow generator which helped to fund the initial stages of our growth, we opted to sell this investment in order to redeploy the proceeds from such sale into projects in which we have a majority control and which we believe will have a better risk and return profile for our shareholders over the long term.

Complement our organic development with dynamic and disciplined acquisitions—We seek to invest in countries and/or assets where we can significantly increase our cash flows and optimize our operations. Therefore, in addition to greenfield developments, we also seek to enter into and/or expand our presence in attractive markets by acquiring controlling interests in operating assets to anchor our geographical expansion. For example, we recently acquired power generation assets in Nicaragua, Guatemala and Colombia, which represent our initial entry into these markets, through our acquisitions of (1) IC Power Nicaragua Holding, or ICPNH, which provided us with controlling interests in two HFO and two wind energy Nicaraguan generation companies, (2) Puerto Quetzal, which provided us with three power barges with HFO generators (one of which was recently transferred to our subsidiary Kanan to allow it to take advantage of supply shortfalls in the Panamanian power market), and (3) Surpetroil S.A.S., or Surpetroil, a company that utilizes stranded natural gas reserves in its production of energy. Chile and Colombia represent important parts of our growth strategy. We continue to seek expansion in Chile and Colombia, and we expect that our assets in these countries will provide us with the initial footprint from which to carry out our organic development strategy in these two markets. Additionally, consistent with our strategy of maintaining controlling interests in our power generation assets, in May 2014, we increased our equity ownership in Jamaica Private Power Company Ltd., or JPPC, (which has an aggregate 60 MW of installed capacity in two HFO generation units in Jamaica) from 16% to 100%, and in January 2015, we increased our equity ownership in Nejapa Power Company L.L.C., or Nejapa, (which has 140 MW of installed capacity at an HFO power generation facility in El Salvador) from 71% to 100%. We will continue to seek to leverage our acquisitions of assets in new markets and/or of assets utilizing a broad range of technologies (which may include new fuels, such as solar power) to generate attractive risk-adjusted returns.

Continue to enter into long-term PPAs with credit-worthy counterparties—In 2014, we sold 92% of our aggregate energy sales (in GWh) pursuant to PPAs, many of which are denominated in, or linked to, the U.S. Dollar. Our strategy of generating strong and predictable cash flows from long-term PPAs has enabled us to successfully secure financing for our greenfield projects from a diverse international lender base. We seek to enter into long-term capacity PPAs prior to committing to a new project so as to accurately determine expected cash flows and margins of a particular asset, which facilitates its financing. For example, although the CDA plant is yet to reach its COD, CDA has sourced and entered into two long-term PPAs beginning in 2016 and 2018 for a significant portion of its expected capacity, contracting most of the estimated firm energy it expects to generate between 2018 and 2027. The expected cash flows associated with such PPAs contributed to CDA’s attractive credit profile, which supported the financing of CDA’s plant’s development. Similarly, the Peruvian government has guaranteed capacity payments for 600 MW of the expected capacity of Samay I’s plant for a 20-year period at rates above regulated capacity rates, which also provided support for the financing of the plant’s development. In addition to significantly improving our access to financing with no or limited recourse, our strategy of contracting our assets’ energy and capacity significantly reduces our exposure to changes in spot prices.

Risk Factors

Investing in our ordinary shares involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition, results of operations or liquidity could be materially adversely affected. In such case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	risks related to our capital commitments and/or intentions with respect to certain of our operating businesses, including the sufficiency of our liquidity and capital resources in the near-term;

•	risks related to the expansion, construction, development, or acquisition, as applicable, of power companies or assets;

•	risks related to the expected timing, completion, and terms of certain acquisitions, including the assignment of certain supply and/or transmission agreements;

•	an inability to source, enter into and/or renew long-term PPAs and EPC agreements and the amounts to be paid under such agreements;

•	an inability to renew and/or enter into supply, transmission and/or distribution agreements on competitive terms, as such agreements expire;

•	risks related to expected trends in the countries in which each of our businesses operate, including trends relating to the growth of a particular market, investments in power generation facilities, and the availability and prices of natural gas and other fuels;

•	an inability to respond appropriately to volatility in commodity prices;

•	an inability to secure raw materials, including fuel, to operate our power generation plants;

•	risks related to the impact of the decline of crude oil prices on our sales or Adjusted EBITDA;

•	risks related to expected or potential changes in tariffs, which may impact our revenues or Adjusted EBITDA;

•	risks related to variations in weather, the occurrence of certain hydrological conditions in respect of our hydropower and thermal plants, as well as hurricanes and other storms and disasters, and low levels of wind for our wind facilities;

•	risks related to competition from other companies serving our end markets;

•	risks related to our counterparties, including risks related to our counterparties’ financial credit, performance risks;

•	increased governmental regulation of our business, industry or the business and industries of our customers and suppliers;

•	new types of taxes, increases or decreases in taxes, our tax position, or the tax position of our businesses;

•	economic and political unrest in the countries in which we operate;

•	the potential expropriation or nationalization of our operating assets by foreign governments, with or without adequate compensation; and

•	risks related to our ability to distribute dividends to our shareholders.

Company History, Structure and Reorganization

IC Power was incorporated under the laws of Singapore in May 2015 under the name IC Power Pte. Ltd., pursuant to the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act, to serve as the holding company of ICP and its businesses, which shall be contributed to us by our parent, Kenon, prior to the completion of this offering, through the Reorganization described in further detail in “Corporate Formation and Reorganization.” Our Singapore company registration number is 201511865D. Until the completion of this offering, we will remain a wholly-owned subsidiary of Kenon, which was formed by IC in 2014 to serve as the holding company of certain interests, including ICP, received by Kenon in connection with IC’s January 2015 spin-off of Kenon to IC’s shareholders.

The graphic below illustrates our corporate structure prior to, and immediately after, the completion of the Reorganization and the completion of the offering.

Prior to the Completion of the Reorganization and the Offering	After the Completion of the Reorganization and the Offering

Our registered address is 80 Raffles Place #26-01, UOB Plaza, Singapore 048624. Our principal executive office is located at 1 Temasek Avenue #36-01, Millenia Tower, Singapore 039192 and our telephone number at this address is +65 6351 1780.

THE OFFERING

Issuer	IC Power Pte. Ltd., a newly-formed holding company which will receive the outstanding equity interests of ICP prior to the completion of this offering.

Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC.

Public offering price	We currently expect that the initial public offering price will be between $ and $ per ordinary share.

Ordinary shares being offered	ordinary shares.

Ordinary shares outstanding before this offering	ordinary shares.

Ordinary shares outstanding immediately after this offering	ordinary shares ( ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares from us).

Underwriters’ purchase option	We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an additional ordinary shares, at the initial public offering price listed on the cover page of this prospectus, less the underwriting discount.

Listing	We are in the process of applying for the listing of our ordinary shares on the NYSE under the ticker symbol “ICP.”

Use of proceeds	Assuming an initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of shares of our ordinary shares in this offering will be approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional ordinary shares from us), after deducting estimated underwriting discounts and commissions and offering expenses.

We intend to use the net proceeds that we receive in this offering, along with readily available cash: (1) to develop greenfield projects, (2) to acquire companies or assets in the electricity sector (e.g., generation, transmission or distribution companies or assets), (3) to prepay in full all obligations under our note payable to Kenon (which will be in an aggregate principal amount of up to $220 million), which note will be issued to Kenon as part of the consideration for Kenon’s contribution of ICP to us in connection with the Reorganization and (4) for general corporate purposes.

We will have broad discretion in the way that we use the net proceeds of this offering.

Payment and settlement	Our ordinary shares are expected to be delivered against payment on , 2015.

Voting rights	We will have only one class of issued and outstanding ordinary shares, which have identical rights in all respects (including voting rights) and rank equally with one another. For further information on our ordinary shares, see “Description of Share Capital.”

Dividend policy	From time to time, our board of directors may approve the payment of dividends to our shareholders. The declaration and payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon many factors, including our profits, our financial position, earnings, cash flows, capital requirements, level of indebtedness, the progress relating to our strategy plan, statutory and contractual restrictions applicable to the payment of dividends, the conditions prevailing in the market, our overall financial condition, available distributable reserves, and additional factors our board of directors deems appropriate. For further information on our dividend policy, see “Dividend Policy” and for further information on the risks related to our dividend policy and our ability to declare dividends to our shareholders, see “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—As a newly-incorporated company, we will not have distributable profits to pay dividends.”

Lock-up agreements	Subject to certain exceptions, we, our executive officers and directors and Kenon, our controlling shareholder, collectively holding all of our ordinary shares outstanding immediately prior to this offering have entered into lock-up agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. For further information on these lock-up agreements, see “Underwriting—No Sales of Similar Securities.”

Material tax considerations	For a description of certain U.S. federal income tax considerations of the acquisition, ownership and disposition of our ordinary shares, see “Taxation—U.S. Federal Income Tax Considerations.”

For a summary of Singapore income tax, goods and services tax and stamp duty considerations relevant to the acquisition, ownership and disposition of our ordinary shares, see “Taxation—Material Singapore Tax Considerations.”

Risk factors	See “Risk Factors” included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

We base the number of ordinary shares outstanding following the completion of this offering on the number of ordinary shares outstanding as of the date of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following tables present our summary consolidated financial information and operating statistics. The summary consolidated financial information as of March 31, 2015 and 2014 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated interim financial statements and the notes thereto included elsewhere in this prospectus, in each case including all adjustments that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The summary consolidated financial information as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus, and the consolidated financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 have been derived from our consolidated financial statements and the notes thereto which are not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period. Additionally, the summary consolidated interim financial and operating information as of and for the three months ended March 31, 2015 are not necessarily indicative of the results expected as of and for the year ended December 31, 2015 or for any period subsequent to March 31, 2015.

You should read the summary consolidated financial and operating information set forth below in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial and Other Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in conjunction with our consolidated and condensed consolidated interim financial statements and notes thereto included elsewhere in this prospectus. Except as otherwise indicated, or unless the context requires otherwise, references to “the Company,” “we,” “us” and “our” in this section shall refer to ICP and its businesses.

The following table presents our summary consolidated statement of income information for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Summary Consolidated Statements of Income
Continuing Operations Information
Sales	$322	$325	$1,372	$873	$576	$526	$305
Cost of sales (excluding depreciation and amortization)	(224)	(224)	(936)	(594)	(396)	(377)	(218)
Depreciation and amortization	(26)	(22)	(101)	(72)	(51)	(38)	(26)

Gross profit	72	79	335	207	129	111	61

General, selling and administrative expenses	(16)	(10)	(68)	(41)	(37)	(32)	(17)
Asset write-off	—	—	(35)	—	—	—	—
Other expenses	—	—	(12)	—	—	—	—
Other income	—	2	17	5	7	—	10
Gain on bargain purchase	—	24	68	1	—	24	—
Measurement to fair value of pre-existing share	—	—	3	—	—	—	—

Operating income	56	95	308	172	99	103	54

Financing expenses, net	21	22	119	80	44	36	24

Share in income of associated companies	—	1	2	2	2	2	1

Income before taxes from continuing operations	35	74	191	94	57	69	31
Taxes on income	(13)	(17)	(51)	(41)	(20)	(16)	(6)

Net income from continuing operations	$22	$57	$140	$53	$37	$53	$25

Discontinued operations[2]
Net income from discontinued operations, net of tax	—	6	128	28	29	20	11

Net income for the period	$22	$63	$268	$81	$66	$73	$36

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Attributable to:
Equity holders of the Company	15	55	236	66	57	60	29
Non-controlling interest	7	8	32	15	9	13	7
Weighted average number of shares (in millions of shares)	10	10	10	10	10	10	10
Earnings per share	1.5	5.5	23.6	6.6	5.7	6.0	2.9
Dividends per share	—	—	3.7	—	—	—	—

1.	ICP was incorporated in January 2010. Financial data for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.
2.	Reflects the results of Acter Holdings, which primarily consists of our proportionate share of Edegel’s results for the period.

The following table presents our summary consolidated statement of financial position information as of the dates presented:

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
		($ millions)
Summary Consolidated Statement of Financial Position Information
Cash and cash equivalents	$455	$583	$517	$184	$221	$114
Short-term deposits and restricted cash	175	208	9	81	171	18
Trade receivables	179	181	138	96	75	77
Total current assets	943	1,089	724	416	536	266
Investments in associated companies	9	10	286	312	283	268
Property, plant and equipment, net	2,633	2,515	1,875	1,583	1,247	681
Total assets	$3,841	$3,859	$3,036	$2,457	$2,169	$1,301

Short-term credit from banks and others	163	162	244	80	81	46
Trade payables	173	144	92	42	57	28
Total current liabilities	457	452	451	172	217	110
Long-term loans from banks and others	1,475	1,499	788	670	487	186
Loans and capital notes from parent	—	—	242	237	219	207
Debentures	684	687	637	516	525	185
Total liabilities	2,816	2,828	2,237	1,709	1,546	761

Share capital and premium	431	431	431	431	431	431
Retained earnings	416	403	204	137	80	20
Total equity attributable to the equity holders of the Company	824	815	653	619	550	473
Non-controlling interest	201	216	146	129	72	67

Total equity	1,025	1,031	799	748	622	540
Total liabilities and equity	$3,841	$3,859	$3,036	$2,457	$2,169	$1,301

The following table presents our summary consolidated cash flow information for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Summary Consolidated Cash Flow Information
Net cash provided by operating activities	$44	$90	$413	$272	$122	$127	$65
Net cash used in investing activities	(97)	(143)	(378)	(258)	(293)	(643)	(32)
Net cash provided by (used in) financing activities	(69)	152	47	320	132	623	81

Net increase (decrease) in cash and cash equivalents	(122)	99	82	334	(39)	107	114
Cash and cash equivalents at beginning of the period	583	517	517	184	221	114	—
Effect of changes in the exchange rate on cash and cash equivalents	(6)	(1)	(16)	(1)	2	—	—

Cash and cash equivalents at end of the period	$455	$615	$583	$517	$184	$221	$114

1.	ICP was incorporated in January 2010. Cash flow information for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.

Key Financial and Other Operating Information

The following tables set forth certain key financial and operating information for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions, except as otherwise indicated)
Net income from continuing operations	22	57	140	53	37	53	25
Net income for the period	22	63	268	81	66	73	36
Adjusted EBITDA [2]	85	94	395	247	154	120	82
Net debt[3]	1,692	1,281	1,557	1,143	1,001	701	285
Installed capacity of operating companies and associated companies at end of period (MW)	2,642	2,270	2,642	2,070	1,572	1,280	1,127
Weighted average availability during the period (%)	91%	95%	94%	95%	93%	91%	94%
Energy generated (GWh)	2,788	2,945	12,698	8,534	6,125	5,827	5,006
Energy sold under PPAs (GWh)	3,451	3,496	14,217	9,217	5,365	5,202	4,617

1.	ICP was incorporated in January 2010. Financial data for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.

2.	We define “Adjusted EBITDA” as for each period as net income for the period before depreciation and amortization, finance expenses, net, income tax expense and asset write-off, excluding share in income of associated companies, recognition of negative goodwill, capital gains (excluding capital gains from sales of fixed assets), and net income from discontinued operations, net of tax, excluding dividends received from discontinued operations.

Adjusted EBITDA is not recognized under IFRS or any other generally accepted accounting principles as a measure of financial performance and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with IFRS. Adjusted EBITDA is not intended to represent funds available for dividends or other discretionary uses because those funds may be required for debt service, capital expenditures, working capital and other commitments and contingencies. Adjusted EBITDA presents limitations that impair its use as a measure of our profitability since it does not take into consideration certain costs and expenses that result from our business that could have a significant effect on our net income, such as finance expenses, taxes and depreciation.

The following table sets forth a reconciliation of our net income to our Adjusted EBITDA for the periods presented. Other companies may calculate Adjusted EBITDA differently, and therefore this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014		2013	2012	2011	2010(i)	2009(ii)
	($ millions)
Net income for the period	$22	$63	$268		$81	$66	$73	$36	$66
Depreciation and amortization(iii)	29	23	108		76	55	41	28	26
Financing expenses, net	21	22	119		80	44	36	24	18
Income tax expense	13	17	51		41	20	16	6	8
Asset write-off	—	—	35		—	—	—	—	—
Share in income of associated companies	—	(1)	(2)		(2)	(2)	(2)	(1)	(1)
Recognized negative goodwill	—	(24)	(71	)(iv)	(1)	—	(24)	—	—
Capital gains	—	—	—		—	—	—	—	(35)
Net income from discontinued operations, net of tax, excluding dividends received from discontinued operations(v)	—	(6)	(113)		(28)	(29)	(20)	(11)	(17)

Adjusted EBITDA	$85	$94	$395		$247	$154	$120	$82	$65

(i)	ICP was incorporated in January 2010. Financial data for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.
(ii)	ICP was incorporated in January 2010. Results for 2009 are the results of Inkia.
(iii)	Includes depreciation and amortization expenses from cost of sales and general, selling and administrative expenses.
(iv)	Includes $68 million of income recognized from recognition of negative goodwill and $3 million of income recognized from the measurement of fair value.
(v)	Excludes $15 million received from Edegel post-equity method accounting, which is reflected as “other income” in our discontinued operations for that period.

3.	Net debt is calculated as total debt, excluding debt owed to our parent, minus cash. Net debt is not a measure recognized under IFRS. The table below sets forth a reconciliation of our total debt to net debt.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	($ millions)
Total debt(i)	$2,322	$1,943	$2,348	$1,669	$1,266	$1,093	$417
Cash(ii)	630	662	791	526	265	392	132

Net debt	$1,692	$1,281	$1,557	$1,143	$1,001	$701	$285

(i)	Total debt comprises loans from banks and third parties and debentures, excluding liabilities of disposal group classified as held for sale and loans owed to our parent, and includes long term and short term debt.
(ii)	Includes short-term deposits and restricted cash of $175 million and $47 million at March 31, 2015 and 2014, respectively, and $208 million, $9 million, $81 million, $171 million and $18 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

Information by Segment

Set forth below is a summary of the key financial metrics of each of our segments for the periods set forth below:

	Three Months Ended March 31,
	2015				2014
	Peru	Israel	Central America	Other	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	108	88	78	48	123	109	49	44
Cost of Sales	(72)	(56)	(63)	(33)	(82)	(70)	(41)	(31)
Operating income	20	24	7	3	29	32	4	28
Operating margins	19%	27%	9%	6%	24%	29%	8%	64%

Financing expenses, net	10	1	2	8	8	5	—	9
Net income for the period	7	17	2	(6)	14	20	2	25

Installed capacity of operating companies and associated companies at end of period (MW)	1,063	440	885	254	870	440	764	196
Gross energy generated (GWh)	873	993	451	549	1,599	954	451	473
Energy sold under PPAs (GWh)	1,599	985	628	239	1,916	935	682	330

	Year Ended December 31,
	2014				2013
	Peru	Israel	Central America	Other	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	437	413	308	214	394	187	147	145
Cost of Sales	(270)	(252)	(260)	(154)	(239)	(139)	(127)	(89)
Operating income	108	127	21	43	101	31	7	23
Operating margins	25%	31%	7%	20%	26%	17%	5%	16%

Financing expenses, net	34	30	8	46	34	22	—	23
Net income for the period	57	71	9	124	42	7	5	20

Installed capacity of operating companies and associated companies at end of period (MW)	1,063	440	504	581	870	440	140	506
Gross energy generated (GWh)	5,920	3,465	1,965	1,782	5,459	1,357	458	1,545
Energy sold under PPAs (GWh)	6,324	3,973	2,694	1,226	6,268	1,813	535	601

	Year Ended December 31, 2012
	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	276	—	155	145
Cost of Sales	(177)	—	(132)	(87)
Operating income	59	(4)	11	24
Operating margins	21%	—	7%	17%
Financing expenses, net	17	4	—	24
Net income (loss) for the period	32	(6)	7	24
Installed capacity of operating companies and associated companies at end of period (MW)	870	—	140	448
Gross energy generated (GWh)	4,282	—	561	1,496
Energy sold under PPAs (GWh)	4,321	—	448	596

RISK FACTORS

Our business, financial condition, results of operations and liquidity can suffer materially as a result of any of the risks described below. You should carefully consider the risks described below with all of the other information included in this prospectus. If any of the following risks actually occurs, it may materially harm our business, financial condition, results of operations and liquidity. While we have described all of the risks we consider material, these risks are not the only ones we face. We are also subject to the same risks that affect many other companies, such as technological obsolescence, labor relations, geopolitical events, climate change and risks related to the conducting of international operations. Additional risks not known to us or that we currently consider immaterial may also impair our business operations. Additionally, this prospectus also contains forward-looking statements that involve additional risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

Our results of operations and financial condition are dependent upon the economic, environmental, social and political conditions in those countries in which we operate.

We have operating assets, and assets in advanced stages of construction, in 11 countries, including emerging markets, and we expect to have additional development projects in these or other countries. As a result, our results of operations are dependent upon the economic, social and political conditions in each of the countries in which we operate, and we are exposed to a variety of risks, including risks related to:

•	heightened economic volatility;

•	difficulty in enforcing agreements, collecting receivables and protecting assets;

•	difficulty in obtaining authorizations, permits and licenses required for the operation of our assets;

•	the possibility of encountering unfavorable circumstances from host country laws or regulations;

•	fluctuations in revenues, operating margins and/or other financial measures due to currency exchange rate fluctuations and restrictions on currency and earnings repatriation;

•	trade protection measures, import or export restrictions, licensing requirements and environmental, local fire and security codes and standards;

•	increased costs and risks of developing, staffing and simultaneously managing a number of foreign operations as a result of language and cultural differences;

•	issues related to occupational safety, work hazard, and adherence to local labor laws and regulations;

•	potentially adverse tax developments or interpretations;

•	changes in political, social and/or economic conditions;

•	the threat of nationalization and expropriation;

•	the presence of corruption in certain countries;

•	fluctuations in the availability of funding;

•	a potential deterioration in our relationships with the different stakeholders in the communities surrounding our facilities; and

•	terrorist or other hostile activities.

Additionally, our revenue is derived primarily from the sale of electricity, and the demand for electricity is largely driven by the economic, political and regulatory conditions of the countries in which we operate. Therefore, our results of operations and financial condition are, to a large extent, dependent upon the overall level of economic activity in these emerging market countries. Should economic or political conditions deteriorate in Peru, or in any of the other countries in which we operate, or in emerging markets generally, such an occurrence could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We operate in highly competitive markets.

The worldwide markets for power are highly competitive in terms of pricing, quality, development and introduction time, customer service and financing terms. In many of the markets in which we operate, we face downward price pressure and we are or could be exposed to market downturns or slower growth, which may increase in times of declining investment activities, government incentives and/or consumer demand. We face strong competitors, some of which are larger and may have greater resources in a given business area than we have, as well as competitors from emerging markets, which may have better, more efficient cost structures.

For example, we have two assets in advanced stages of construction in Peru—CDA and Samay I—which we expect to collectively provide 1,110 MW of capacity. We expect generation capacity and the demand for electricity to increase in Peru but, if the increase in demand is less than the increase in capacity, this could affect the price levels in the relevant market, which, to the extent we sell energy or capacity on the spot market or enter into PPAs during a period of reduced demand and downward pressure on energy prices, may adversely affect our business or results of operations.

In recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining long-term and short-term PPAs—which provide for the sale of electricity, independent of actual generation allocations or provisions of availability, to financially stable distribution companies or other non-regulated consumers—and acquiring existing power generation assets. In certain markets, these factors have caused reductions in the prices negotiated in PPAs and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding processes. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where we sell or intend to sell power. Certain competitors might be more effective and faster in capturing available market opportunities, which in turn may negatively impact our market share.

Any of these factors alone, or in combination, may negatively impact one or more of our businesses and thereby have a material adverse effect on our business, financial condition, results of operations or liquidity.

We primarily operate, and expect to continue to primarily operate, in emerging markets.

We have operations in a number of emerging markets, including Peru, Chile and Colombia. Investing in the securities of a company with operations in emerging markets generally involves a higher degree of risk than investing in the securities of a company with operations in a more developed market. For example, we are subject to increased political, social and economic instability, which may affect the economic results of the emerging markets in which we operate and which stems from many factors, including:

•	high interest rates;

•	abrupt changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls and increased employment-related regulations;

•	regulations on imports of equipment and other necessities (goods and services) relevant to operations;

•	changes in governmental, economic or tax policies; and

•	social and political tensions,

any of which could have a material adverse effect on our financial condition, results of operations or liquidity or the value of your investment in our securities.

We are a holding company and are dependent upon cash flows from our subsidiaries and associated company to meet our existing and future obligations.

We are a holding company of various operating companies, and as a result, do not conduct independent operations or possess significant assets other than investments in our businesses. Therefore, we depend upon the receipt of sufficient funds from our businesses (via dividends or loans) to meet our obligations, including to contribute committed capital to our businesses, repay any amounts we may borrow in the future, and to pay dividends or other distributions to our shareholders. However, as our businesses are legally distinct from us and will generally be required to service their debt obligations before making distributions to us, our ability to access such cash flow from our businesses may be limited in some circumstances and we may not have the ability to cause our entities to make distributions to us, even if they are able to do so. Additionally, the terms of existing and future joint ventures, financings, or cooperative operational agreements and/or the laws and jurisdictions under which each of our businesses is incorporated may also limit the timing and amount of any dividends, other distributions, loans or loan repayments to us. In the case of Inkia, a business with investments in numerous businesses, its ability to make payments to us may be further limited if its businesses are unable to make payments to it.

Additionally, as dividends are generally taxed and governed by the relevant authority in the jurisdiction in which the company is incorporated or where the company is a tax resident, there may be numerous and significant tax or other legal restrictions on the ability of our businesses to remit funds to us, or to remit such funds without our, or our businesses’, incurring significant tax liabilities or incurring a ratings downgrade.

We are significantly leveraged.

As of March 31, 2015 and December 31, 2014, we had $2,322 million and $2,348 million of outstanding indebtedness on a consolidated basis, respectively. Some of our debt agreements include financial covenants, affirmative and negative covenants, and/or events of default or mandatory prepayments for contractual breaches, change of control events, and/or material mergers and divestments, among other provisions. For example, in connection with the consummation of our sale of our indirect equity interest in Edegel in 2014, we were required to repay the aggregate principal amount of debt outstanding under Inkia’s then-existing credit facility.

We use a substantial portion of our cash flow from operations or investing activities to make debt service payments, reducing our ability to use cash flow to fund our operations, capital expenditures or future business opportunities. In addition, a number of our credit facilities are secured. For example, Kallpa’s senior secured credit facility, Kallpa’s capital leases, and the OPC financing agreement are secured by certain of our assets. The pledge of a significant percentage of our assets to secure our debt has reduced the amount of collateral that is available for future secured debt or credit support as well as our flexibility in dealing with these secured assets. This level of indebtedness and related security, as well as the terms governing such indebtedness, could have other important consequences for us, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to enter into long-term power sales or fuel purchases which require credit support;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limiting our ability to distribute dividends or other payments to our shareholders without leading to a downgrade of our outstanding indebtedness or long-term corporate ratings, if at all; and

•	limiting, along with the financial and other restrictive covenants relating to such indebtedness, among other things, our ability to borrow additional funds for working capital including collateral postings, capital expenditures, acquisitions and general corporate or other purposes.

The indenture governing Inkia’s $450 million principal amount of bonds limits distributions to us, to 100% of Inkia’s accrued net income from January 1, 2011, subject to certain exceptions. In May 2014, we repaid $168 million of intercompany debt owed to IC, our former parent, and in June 2014, we repaid $95 million of capital notes owed to IC and made a distribution to IC of $37 million. The repayment of this debt was effectively treated as a dividend for purposes of Inkia’s indenture, and, as a result, this repayment together with the distribution used up most of Inkia’s dividend capacity under its indenture, so Inkia will be unable to make distributions to us until it accrues additional net income.

We also provide performance, and other, guarantees, from time to time, in support of the financing and development of certain of our operating companies. As of March 31, 2015 and December 31, 2014, we had provided performance, or other, guarantees in an aggregate amount of $105 million.

We may be unable to refinance our existing indebtedness or raise additional indebtedness on favorable terms, or at all.

We may need to refinance all, or a portion of, our indebtedness on or before the respective maturity dates. The ability to refinance any such indebtedness, obtain additional financing or comply with our existing lenders’ requirements will depend on, among other things:

•	our financial condition, or the financial condition of our relevant subsidiaries, at the time of the proposed refinancing;

•	the amount of financing outstanding and lender requirements outstanding at the time of the proposed refinancing;

•	restrictions in any of our credit agreements, indentures, or other outstanding indebtedness; and

•	other factors, including the condition of the financial markets.

If we do not have adequate access to credit, we may be unable to refinance our existing borrowings and credit facilities on commercially reasonable terms and may be forced to raise financing at a higher cost or on less favorable terms (e.g., by providing collateral, security or guarantees to lenders and/or accepting higher interest rates) when our existing indebtedness matures. Additionally, if we are not able to refinance any of our indebtedness and do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations. Should future access to capital be unavailable to us, we may have to sell assets or decide not to build new plants or expand or improve existing facilities, any of which could affect our future growth.

If we are unable to manage our interest rate risks effectively, our cash flows and operating results may suffer.

As we continue to develop our projects by (1) drawing down on our credit facilities with third parties, or (2) raising additional third party financing to fund our capital expenditures, we may experience an increase in interest costs. Many of the debt agreements of our operating companies have floating interest rates (e.g., many of the debt instruments are tied to London Interbank Offered Rate, or LIBOR) and a continued increase in interest rates could increase the cost of the capital required to continue to fund our development and expansion efforts. In particular, some of this indebtedness is in the form of Consumer Price Index-, or CPI-linked, NIS-denominated bonds. We, or our businesses, may incur further indebtedness in the future that also bears interest at a variable rate or at a rate that is linked to fluctuations in a currency other than the U.S. Dollar.

Although our businesses attempt to manage their interest rate risk by entering into interest rate swaps to manage this risk, there can be no assurance that they will hedge such exposure effectively or at all in the future. Accordingly, increases in interest rates or changes in the CPI that are greater than changes anticipated based upon historical trends could have a material adverse effect on our or any of our businesses’ business, financial condition, results of operations or liquidity.

Our expansion, development and acquisition strategy may be limited.

Our growth strategy contemplates (1) the expansion, construction or development of power generation facilities and (2) the acquisition and development of operating companies in key growth markets. The ability to pursue such growth opportunities successfully will depend upon our ability to identify projects and properties suitable for expansion, construction or acquisitions, and negotiate purchase or engineering, procurement and construction agreements on commercially reasonable terms. Due to growing environmental restrictions, transmission line saturation, obstacles for fuel transportation and a scarcity of places in which new plants may be located, the development of new assets in the countries in which we operate—such as CDA, Samay I, Kanan and AIE—and in the countries in which we may operate in the future, are subject to increased developmental competition and involve higher development costs than in the past, which could have an adverse impact on our strategy and business.

Additionally, we rely significantly on our ability to successfully access the capital markets as a source of liquidity and such reliance may be increased to the extent that we utilize cash from our operations to distribute funds to our shareholders or repay loans. Our ability to arrange financing with no or limited recourse, and the costs of such capital, are dependent upon numerous factors, some of which are beyond our control. Commercial lending institutions sometimes refuse to provide financing in certain less developed economies, and in these situations we may seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, the lending institutions may also require sponsor guarantees for completion risks and governmental guarantees of certain business and sovereign related risks. However, the financing from international financial agencies or governmental guarantees required to complete projects may not be available when needed. If so, we may have to abandon potential projects or invest more of our own funds, which may not be in line with our investment objectives and would leave less funds for other investments and projects.

An inability to identify and source appropriate projects / acquisitions, negotiate the agreements relating to such projects / acquisitions, or secure the necessary funding, could have an adverse impact on our strategy and, as a result, could have a material adverse effect on our business.

Our assets in advanced stages of construction may not be completed or, if completed, may not be completed on time or perform as expected.

We are in the advanced stages of constructing the CDA plant, a run-of-the-river hydroelectric project on the Mantaro River in central Peru, and the Samay I plant, a cold-reserve open-cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa, in southern Peru.

The CDA plant, which we initially expected to complete in early 2016, has experienced construction delays and is currently expected to reach its COD in the middle of 2016 as we have granted certain time extensions previously requested by the CDA EPC contractors, which range between four and six months in length, depending on the applicable CDA power generation unit. In connection with such delay, we have agreed to pay, subject to certain conditions, an additional $40 million in the total contract price, subdivided into four payments over the course of the remaining construction period. In addition, we expect that Samay I will reach its COD in the middle of 2016, in accordance with the terms of its agreement with MINEM and that Kanan will reach its COD by the end of 2015 when its contract to supply energy in Panama becomes effective. However, there can be no assurance that CDA, Samay I or Kanan will reach its COD in accordance with our current expectations. Any of the CDA, Samay I or Kanan plants may not be completed within our expected costs or in a timely fashion, or at all, and developmental delays could result in increased costs or breaches of the PPAs relating to these assets. In the case of the CDA plant, an additional minor delay in the completion of the CDA plant could result in an inability to fulfill our obligations under our PPAs or an obligation to purchase energy on the spot market in order to meet our contractual obligations under the relevant PPAs, which may reduce our anticipated revenues or margins. For further information on the timing and the construction of the CDA and Samay I plants, see “Business—Portfolio Overview—Peru Segment—CDA” and “Business—Portfolio Overview—Peru Segment—Samay I,” respectively.

If our construction efforts with respect to the CDA or Samay I plants are not successful, or are delayed, we may, notwithstanding any liquidated damages to which we are entitled to in accordance with our EPC contracts for these projects, incur penalties or additional costs, or abandon the project and write-off the costs incurred in connection with such project. At the time of abandonment, we would expense all capitalized development costs incurred in connection therewith and may incur additional losses associated with any related contingent liabilities, the occurrence of which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Proposed and potential construction or development projects may not be completed or, if completed, may not be completed on time or perform as expected.

We plan to expand our operations through projects constructed on unused land or greenfield projects. Greenfield projects require us to spend significant sums on engineering, permitting, legal, financial advisory and other expenses in preparation for competitive bids that we may not win or before we determine whether a development project is even feasible, economically attractive or capable of being financed. These activities consume a portion of our management’s focus and could increase our leverage or reduce our consolidated profitability.

Furthermore, once we decide to proceed with a project and, if applicable, enter into a turnkey agreement to commence the construction of a project, its development and construction still involve numerous additional risks, including:

•	unanticipated cost overruns;

•	claims from contractors;

•	an inability to obtain financing at affordable rates or at all;

•	delays in obtaining necessary permits and licenses, including environmental permits;

•	unforeseen engineering, environmental and geological problems;

•	adverse changes in the political and regulatory environment in the country in which the project is located;

•	opposition by political, environmental and other local groups;

•	shortages or increases in the price of equipment, materials or labor;

•	work stoppages or other labor disputes;

•	adverse weather conditions, natural disasters, accidents or other unforeseen events; and

•	an inability to perform under PPAs as a result of any delays in the assets becoming operational.

Any of these risks could result in our financial returns on our projects being lower than expected, or could cause us to operate below expected capacity or availability levels. This, in turn, could result in our experiencing lost revenues and/or increased expenses. Although we maintain insurance to protect against some of these risks, such insurance may not be sufficient. As a result, projects may cost more than anticipated and we may be unable to fund principal and interest payments underlying our construction financing obligations, if any. In addition, a default under such a financing obligation could result in us losing our interest in a power generation facility.

In August 2015, we acquired 100% of the shares of AIE from Hadera Paper for NIS 60 million (approximately $16 million). AIE holds a provisional license for the construction of a 120 MW cogeneration power station in Israel and will seek regulatory approval for licenses in respect of an additional 25 MW. As part of the acquisition, we will need to complete the construction of AIE’s facilities which, based upon our initial assessment, we expect will cost approximately $185 million. There is no guarantee that we will be able to commence or complete AIE’s construction within a timely fashion, or at the expected cost of approximately $200 million (including the consideration for the acquisition), or at all.

Acquisitions may not perform as expected.

We have recently completed several acquisitions and plan to continue to develop our portfolio through acquisitions in certain attractive markets, including those in which we do not currently operate.

Acquisitions require us to spend significant sums on legal, financial advisory and other expenses and consume a portion of our management’s focus. Acquisitions may increase our leverage or reduce our profitability. Future acquisitions may be large and complex, and we may not be able to complete them successfully or at all.

Although acquired businesses may have significant operating histories at the time we acquire them, we will have no history of owning and operating these businesses and potentially limited or no experience operating these particular businesses, or operating businesses in the countries in which these acquired businesses are located. In particular:

•	acquired businesses may not perform as expected;

•	we may incur unforeseen obligations or liabilities;

•	the fuel supply needed to operate the acquired business at full capacity may not be available;

•	acquired businesses may not generate sufficient cash flow to support the indebtedness incurred to acquire them or the capital expenditures needed to operate them;

•	the rate of return from acquired businesses may be lower than anticipated in our decision to invest our capital to acquire them; and

•	we may not be able to expand as planned or to integrate the acquired company’s activities and achieve the economies of scale and any expected efficiency or other gains we had planned, which often drive such acquisition decisions.

We may not be able to enter into, or renew existing, long-term contracts for the sale of energy and capacity, contracts which reduce volatility in our results of operations.

We sell a substantial majority of our energy under long-term PPAs. Our operating companies rely upon PPAs with a limited number of customers for the majority of their energy sales and revenues over the term of such PPAs, which typically range from one to 15 years. Some of our long-term PPAs are at prices above current spot market prices. Depending on market conditions and regulatory regimes, it may be difficult for us to secure long-term PPAs with new customers, renew existing long-term PPAs as they expire, or enter into long-term PPAs to support the development of new projects. For example, each of CEPP’s PPAs, under which CEPP had contracted 75% of its installed capacity, expired in September 2014 and, as of the date of this prospectus, these PPAs have not been extended or replaced with new PPAs on comparable terms. As a result, CEPP sells the previously contracted capacity on the spot market at the rates dictated by such market. In addition, in December 2011, the Bolivian government amended the applicable law to prohibit generation companies from entering into new PPAs. As a result, we will be unable to extend or replace COBEE’s current PPA, under which we have contracted 18.9% of COBEE’s installed capacity, when it expires in October 2017.

When the distribution companies in El Salvador organize tenders under the supervision of the SIGET for new long-term PPAs, the bidding rules generally do not permit the participation of HFO-fired generators, such as Nejapa, in tenders for PPAs with terms in excess of five years. An increase in the availability of, and demand for, renewable energy in the other countries in which we operate could lead to similar prohibitions in those countries and a further reduction in our ability to enter into long-term PPAs. Furthermore, the introduction of a more efficient energy generation technology could adversely affect the competitiveness of gas-fired energy plants, such as Kallpa, Las Flores, and, potentially, Samay I, in the dispatch order. Similarly, our remaining assets face potential displacements in dispatch merit orders as new, more efficient technologies became available in their markets. Any displacement of dispatch merit orders could affect the competitiveness of our assets and thereby impact their ability to enter into long-term PPAs. If we are unable to enter into long-term PPAs, we may be required to sell electricity into spot markets at prices that may be below the prices established in our PPAs. Because of the volatile nature of power prices, if we are unable to secure long-term PPAs, we could face increased volatility in our earnings and cash flows and could experience substantial losses during certain periods which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Supplier concentration may expose us to significant financial credit or performance risk, particularly with respect to those agreements which may expire during the life of our power plants.

We rely on natural gas and HFO to fuel most of our power generation facilities. The delivery of these fuels to our various facilities is dependent upon a number of factors, including the continuing financial viability of contractual counterparties and the infrastructure (including barge facilities, roadways and natural gas pipelines) available to serve each generation facility. Any disruption in the fuel delivery infrastructure or failure of a counterparty to perform, may lead to delays, disruptions or curtailments in the production of power at one or more of our generation facilities. This risk of disruption is compounded by the supplier concentration that characterizes many of our operating companies.

We source most of our HFO from a limited number of suppliers. In the event of shipping delays which may affect our suppliers, we may experience delays in the receipt and transportation of our HFO. Additionally, many of our gas suppliers are sole or monopolistic suppliers, and may exercise monopolistic control over their supply of natural gas to us. The Kallpa and Las Flores plants’ generation facilities, for example, rely on a consortium, composed of Pluspetrol Peru Corporation S.A., Pluspetrol Camisea S.A., Hunt Oil Company of Peru L.L.C. Sucursal del Perú, SK Corporation Sucursal Peruana, Sonatrach Peru Corporation S.A.C., Tecpetrol del Perú S.A.C. and Repsol Exploración Perú Sucursal del Perú, which we collectively refer to as the Camisea Consortium, for the provision of natural gas and on a sole supplier for the transportation of such natural gas. If these suppliers cannot perform under their contracts, the Kallpa and Las Flores plants would be unable to generate electricity at their facilities, and such a failure could prevent Kallpa and Las Flores from fulfilling their contractual obligations, which could have a material adverse effect on our business and financial results. Continued supply of natural gas to the Kallpa and Las Flores plants is dependent upon a number of factors, over which we have no control, including:

•	levels of exploration, drilling, reserves and production of natural gas in the Camisea fields and other areas in Peru and the price of such natural gas;

•	accessibility of the Camisea fields and other gas production areas in Peru, which may be affected by weather, natural disasters, geographic and geological conditions, environmental restrictions and regulations, activities of terrorist group or other impediments to access;

•	the availability, price and quality of natural gas from alternative sources;

•	market conditions for the renewal of such agreements before their expiration and our ability to renew such agreements and the terms of any renewal; and

•	the regulatory environment in Peru.

Upon the commencement of Samay I’s second operational stage, Samay I’s plant will operate as a natural gas-fired power plant, and will thereby be dependent upon the Camisea Consortium for the provision of natural gas to it and will also depend upon gas transportation services rendered by Concesionaria Gasoducto Sur Peruano S.A.’s through its natural gas pipeline, which is currently under construction.

Furthermore, as these suppliers are the principal suppliers of natural gas and natural gas transportation services to substantially all generation facilities in Peru fueled by natural gas, a change in the terms of their agreements with us or other power generators, or a failure by either of these suppliers to meet their contractual obligations, could have a significant effect on Peru’s entire electricity supply and, therefore, prompt the Peruvian governmental authorities to undertake certain remedial actions. Any such actions could adversely affect the operations of the Kallpa or Las Flores plants, or the expected operations of the Samay I plant.

Similarly, OPC has a gas supply agreement with a single supplier, which provides for the curtailment of OPC’s gas supply in the event of a lack of pipeline capacity. Although OPC has never experienced a significant decline in its gas supply as a result of congestion in Israel and a lack of pipeline capacity, there can be no assurance that such declines will not occur. OPC also relies on a single transporter for the transport of its natural gas requirements. If such parties are unable to perform under their contracts with OPC, or are forced to curtail, in whole or in part, their supply or transport of natural gas to OPC, OPC would not be able to generate electricity using natural gas, which could adversely affect OPC’s operations and financial performance.

Moreover, certain of our contracts for natural gas are scheduled to expire during the life of the power plants which they service. These contracts have not yet been extended or replaced with one or more contracts on comparable terms. For example, Kallpa, our largest asset, purchases its natural gas requirements for its generation facilities from the Camisea Consortium pursuant to a natural gas supply agreement which expires in June 2022 and which has not yet been extended. If we are unable to renew, or enter into supply contracts and, in particular, enter into long-term supply contracts, we may be required to purchase our natural gas on spot markets at prices that may be significantly greater than the prices we previously paid for such commodities, or may be unable to purchase such commodities on competitive prices at all. As a result, we could face increased volatility in our earnings and cash flows and could experience substantial losses during certain periods which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Certain of our facilities are affected by climate conditions and changes in the climates or other occurrences of natural phenomena in the countries in which these facilities operate could have a material adverse effect on us.

Certain of our generation facilities are based on hydroelectric power generation. As a result, their operating results are directly impacted by water sources which are, in turn, affected by the amount of rainfall and snowmelt.

The occurrence of natural phenomena, such as El Niño and La Niña, two climactic phenomena that influence rainfall regularity in some of the Latin American countries in which we operate, may result in droughts which affect our results of operations. A prolonged drought in a country in which our generation facilities rely on hydroelectric energy may reduce our ability to operate our hydroelectric plants at full capacity. In addition, a prolonged drought may result in disputes with governments, regulators, local communities, farmers and other stakeholders over water use. As a result of such disputes, we may be forced to enter into agreements which restrict our ability to use water for hydroelectric generation.

Droughts and excessive rainfall also affect the operation of our thermal plants, including those facilities which use natural gas or HFO as fuel, in the following manner:

•	During periods of drought, thermal plants are used more frequently. Operating costs of thermal plants can be considerably higher than those of hydroelectric plants. Our operating expenses may increase during these periods.

•	Our thermal plants require water for cooling and a drought not only reduces the availability of water, but also increases the concentration of chemicals, such as sulfates in the water. The high concentration of chemicals in the water we use for cooling increases the risk of damaging the equipment at our thermal plants as well as the risk of violating relevant environmental regulations. As a result, we may have to purchase water from areas that are also experiencing shortages of water. These water purchases may increase our operating costs, as well as the costs relating to our social responsibility commitments.

•	Thermal power plants burning gas generate emissions such as sulfur dioxide (SO2) and nitrogen oxide (NOx) gases. When operating with diesel, they also release particulate matter into the atmosphere. Therefore, greater use of thermal plants during periods of drought increases the risk of unsatisfactory performance of the abatement equipment used to control pollutant emissions.

•	During excessive rainfall periods, hydroelectric plants increase their generation, which reduces the spot prices in the system, and also reduces the dispatch of thermal power plants. As a result, our thermal plants selling energy to the spot market may face a reduction in their margins due to their lower dispatch or due to sales occurring at the lower spot prices.

Additionally, certain of our facilities are also exposed to additional climate change risk and to the specific natural phenomena occurring in their respective countries of operation, including earthquakes (due to heightened seismic activity), hurricanes and flooding, landslides, volcanic eruptions, fire, and other natural disasters. For example, in 2007, Peru experienced a 7.9 magnitude earthquake that struck the central coast of Peru. In 2015, Peru has also experienced flooding. The occurrence of any of the natural calamities listed above may cause significant damage to our power stations and facilities.

Furthermore, the production of wind energy depends heavily on suitable wind conditions, which are variable and difficult to predict. Operating results for such plants vary significantly from period to period depending on the wind resource during the periods in question. Therefore, the electricity generated by our wind energy plants may not meet our anticipated production levels or the rated capacity of the turbines located there, which could adversely affect our business.

We could experience severe business disruptions, significant decreases in revenues based on lower demand arising from climate changes or catastrophic events, or significant additional costs to us not otherwise covered by business interruption insurance policies. There may be an important time lag between a major climate change event, accident or catastrophic event and our recovery from any insurance policies, which typically carry non-recoverable deductible amounts, and in any event, are subject to caps per event. Furthermore, many of our supply agreements, including our natural gas supply agreements and transportation services agreements, contain force majeure provisions that allow for the suspension of performance by our counterparties for the duration of certain force majeure events. If a force majeure event were to occur and our counterparties were to temporarily suspend performance under their contracts, we may be forced to find alternative suppliers in the market on short notice (which we may be unable to do) and incur additional costs. Additionally, any of these events could cause adverse effects on the energy demand of some of our customers and of consumers generally in the affected market, the occurrence of which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We are exposed to electricity spot market, fuel and other commodity price volatility.

We purchase and sell electricity in the wholesale spot markets. During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, we purchased 27%, 18%, 18% and 7% of the electricity that we sold (in GWh) from the spot market, respectively. As a result, we are exposed to spot market prices, which tend to fluctuate substantially. Unlike most other commodities, electric power can only be stored on a very limited basis and generally must be produced concurrently with our use. As a result, power prices are subject to significant volatility from supply and demand imbalances, especially within the spot markets in which we may purchase and sell electricity. Typically, spot market prices for electricity are volatile and the demand for such electricity often reflects the cyclical fluctuating cost of coal, natural gas and oil, rain volumes or the conditions of hydro reservoirs. The Peruvian and Chilean electricity markets are also indirectly affected by the price of copper, as a result of the electricity-intensive mining industry, which represents a significant source of the electricity demand in these markets. Therefore, a decline in such mining activity could adversely affect us, and any changes in the supply and cost of coal, natural gas and oil, rain volumes, the conditions of hydro reservoirs, the unexpected unavailability of other generating units, or the supply and cost of copper, may impact the volume of electricity demanded by the market. Volatility in market prices for fuel and electricity may result from many factors which are beyond our control and we do not generally engage in hedging transactions to minimize such risks. For general information on our hedging arrangements, see Note 29 to our audited financial statements included in this prospectus.

We are exposed to counterparty risks.

Our cash flows and results of operations are dependent upon the continued ability of our customers to meet their obligations under their relevant PPAs. Additionally, a small number of customers purchase a significant portion of our output under PPAs that account for a substantial percentage of the anticipated revenue of our operating companies. Although our operating companies evaluate the creditworthiness of their various counterparties, our operating companies may not always be able to, if at all, fully anticipate, detect, or protect against deterioration in a counterparty’s creditworthiness and overall financial condition. The deterioration of creditworthiness or overall financial condition of a material counterparty (or counterparties) could expose us to an increased risk of non-payment or other default under our contracts with them. For example, CEPP, our Dominican Republic generation subsidiary, has experienced significant payment delays under its PPAs.

Furthermore, if any of the counterparties to our PPAs were to become insolvent, we may be unable to recover payment under local insolvency laws. For example, under Peruvian insolvency laws, if a private counterparty under any of our PPAs were to become insolvent, our claims with respect to payments due by such counterparty under its relevant contract will rank junior to, among others, the counterparty’s labor, social security, pension fund and secured obligations. In such a case, our ability to recover payments due on our existing PPAs in Peru may be limited. Any default by any of our key customers could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We rely on power transmission facilities that we do not own or control and that are subject to transmission constraints. If these facilities fail to provide us with adequate transmission capacity, we may be restricted in our ability to deliver wholesale electric power and we may either incur additional costs or forego revenues.

We depend upon transmission facilities owned and operated by others to deliver the wholesale power we sell from our power generation plants. If transmission is disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be adversely impacted. If the power transmission infrastructure in one or more of the markets that we serve is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure. We cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets, a failure of which could have a material adverse effect on our business, financial condition, results of operations or liquidity. In addition, in some of the markets in which we operate, different spot prices may occur within the grid as a result of a transmission constraint. As a result, we may need to purchase energy in the spot market in order to fulfill a PPA obligation in one part of the grid, even if we are generating energy in another part of the grid, and such purchase may occur at a spot market price which is higher than our own generation cost.

If any of our generation units are unable to generate energy as a result of a breakdown or other failure, we may be required to purchase energy on the spot market to meet our contractual obligations under the relevant PPAs.

The breakdown or failure of one of our generation facilities may require us to purchase energy in the spot market to meet our contractual obligations under our PPAs, while simultaneously resulting in an increase in the spot market price of energy, resulting in a contraction, or loss, of our margins. In addition, the failure or breakdown of one of our generation units may prevent that particular facility from performing under applicable PPAs which, in certain situations, could result in termination of the PPA or liability for liquidated damages, the occurrence of which could have a material adverse effect on our business, financial condition, results of operations or liquidity. For example, due to unscheduled maintenance of one of its turbines in the first half of 2013, Kallpa was required to make energy purchases on the spot market to meets its obligations under its PPAs. For further information on the effect of the Kallpa plants’ unscheduled maintenance stoppage on its cost of sales in 2013, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Results—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012—Cost of Sales (Excluding Depreciation and Amortization).”

We maintain insurance policies for property value and business interruptions, intended to mitigate any losses due to customary risks. However, we cannot assure you that the scope of damages suffered in such an event would not exceed the policy limits, deductibles, losses, or loss of profits outlined in our insurance coverage. We may be materially and adversely affected if we incur losses that are not fully covered by our insurance policies and such losses could have a material adverse effect on our business, financial condition, results of operations or liquidity. For further information on the risks related to our insurance policies, see “—Our insurance policies may not fully cover damage, and we may not be able to obtain insurance against certain risks.”

Some of the countries in which we operate, or may operate in the future, have experienced terrorist activity and social unrest in the past and it is possible that a resurgence of terrorism in any of these countries could occur in the future.

Some of the countries in which we operate, or may operate in the future, have experienced terrorist activity and social unrest in the past. For example, Peru, the country in which we have our largest operations, experienced terrorist activity that reached its peak of violence against the government and private sector in the late 1980s and early 1990s. Our operating company in Peru represented 39% of our Adjusted EBITDA for the year ended December 31, 2014. Any terrorist activities or other hostile actions in Peru could have a material adverse effect on our business, financial condition and results of operation. Adjusted EBITDA is a non-IFRS measure. For a reconciliation of Kallpa’s net income to Kallpa’s Adjusted EBITDA (which reflects the portion of our Adjusted EBITDA which is represented by Peru), see “Business—Portfolio Overview.”

The existing security, economic and geopolitical conditions in Israel and the Middle East could affect our operations in Israel. Israel has been and is subject to terrorist activity, with varying levels of severity. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. Developments in the political and security situation in Israel may also result in parties with whom we have agreements claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. Any deterioration in the security or geopolitical conditions in Israel and/or the Middle East could adversely impact our business relationships and thereby have a material adverse effect on our business, financial condition, results of operations or liquidity.

Israel’s geopolitical situation has led to security issues and, as a result, our Israel-based subsidiary OPC, as well as any additional entities we may develop or acquire in Israel, including AIE, may be exposed to hostile activities (including harm to computer systems or, with respect to our operations, missile attacks on our facilities or attacks on critical infrastructure, such as gas transmission systems or pipelines), security restrictions connected with Israeli bodies/organizations overseas, possible isolations by various bodies for numerous political reasons, and other limitations. Any of the aforementioned events and conditions could disrupt our and OPC’s operations, which could, in turn, have a material adverse effect on our business, financial condition, results of operations or liquidity. Additionally, should OPC lose its classification as an “essential facility” by the State of Israel, which classification exempts OPC’s key employees from military service in times of emergency, OPC’s employees may be subject to being called upon to perform military service in Israel. Such absence may have an adverse effect upon OPC’s operations, which could, in turn, have a material adverse effect on our business, financial condition, results of operations or liquidity.

Inflation in any of the countries in which we currently, or will, operate could adversely affect us.

If any of the countries in which we currently operate, or in which we may operate in the future, experiences substantial inflation, the costs of our operations could increase and our operating margins could decrease, which could materially and adversely affect our results of operations. A number of the countries in which we operate have experienced significant inflation in prior years, including Peru, our primary country of operation. Inflationary pressures may also limit our ability to access foreign financial markets and may also prompt government intervention in the economy of the affected country, including the introduction of government policies that may adversely affect the overall performance of such economy. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We have granted rights to the minority shareholders of certain of our subsidiaries.

Although we own a majority of the voting equity in most of our businesses, we have entered into, and may, and in some instances, will be required to, continue to enter into, shareholders’ agreements granting minority rights to the minority shareholders of certain of those entities. For example, we have entered into shareholders’ agreements with, among others, Energía del Pacífico S.A., or Energía del Pacífico, a member of the Quimpac group and the minority shareholder of Kallpa, CDA and Samay I, as well as with Veolia Energy Israel Ltd., or Veolia, the minority shareholder of OPC, and Centrans Energy Services Inc. the minority shareholder of our Nicaraguan assets. Among other things, our shareholders’ agreements generally grant the applicable minority shareholder veto rights over significant acquisitions and dispositions as well as the incurrence of significant debt. Therefore, our ability to develop and operate any of our businesses governed by a shareholders’ agreement may be limited if we are unable to obtain the approval of a minority shareholder for certain corporate actions we deem to be in the best interest of the relevant business. In addition, such shareholders’ agreements may limit our ability to dispose of our interests in any of these businesses. Our operation of our subsidiaries may also subject us to litigation proceedings initiated by the minority shareholders of our subsidiaries. For example, we were involved in litigation proceedings initiated by Crystal Power Corporation, Limited, or Crystal Power, who previously held a non-controlling interest in Nejapa. In January 2015, we acquired Crystal Power’s 29% stake in Nejapa in connection with the settlement of our shareholder dispute with Crystal Power, increasing our ownership interest to 100%. For further information on our shareholders’ agreements, see “Business—Shareholders’ Agreements.”

We do not control Pedregal.

We own a minority interest in Pedregal. Pedregal has entered into a management services agreement with our wholly-owned subsidiary Inkia Panama Management S.R.L., or Inkia Panama Management, that expires in October 2016. Under this agreement, Inkia Panama Management has been designated as the administrator responsible for day-to-day management of Pedregal. Therefore, although we have the right to manage Pedregal, we are still subject to the risk that Pedregal may make business, operational or financial decisions that we do not agree with, as well as the risk that we may have objectives that differ from those of Pedregal or its controlling shareholder. Our ability to control the development and operation of Pedregal may be limited, and we may not be able to realize some or all of the benefits that we expect to realize from our investment in Pedregal.

In addition, we rely on the internal controls and financial reporting controls of our businesses, including Pedregal, and the failure of our businesses to maintain effective controls or to comply with applicable standards could make it difficult to comply with applicable reporting and audit standards. For example, the preparation of our consolidated financial statements will require the prompt receipt of financial statements from Pedregal. Additionally, in certain circumstances, we may be required to file with our annual reports on Form 20-F, or registration statements filed with the SEC, financial information of Pedregal that has been audited in conformity with SEC rules and regulations and U.S. GAAS audit standards. As we do not control Pedregal, we may not, however, be able to procure such financial statements, or such audited financial statements, as applicable, from Pedregal and this could render us unable to comply with applicable SEC reporting standards.

We could face risks, or barriers to exit, in connection with the disposals or transfers of our businesses or their assets.

We continually assess the strategic composition of our power generation portfolio and may, as a result of our assessments, divest our interests in businesses whose operations are inconsistent with our long-term strategic plan. Divestitures can generate organizational and operational efficiencies, cash for use in our capital investment program and operations, and cash to repay outstanding debt. However, divestitures may also result in a decline in our net income or profitability.

Additionally, we may face exit barriers, including high exit costs or objections from various stakeholders, in connection with dispositions of certain of our operating companies or their assets. For example, pursuant to Israel’s Electricity Sector Law 5756-1996, or Electricity Sector Law, the transfer of control over an entity that holds a generation license in Israel must be approved by Israel’s Minister of National Infrastructures, Energy and Water Resources. Additionally, pursuant to OPC’s PPA with the IEC and OPC’s syndicated credit agreement, both the IEC and OPC’s lenders must consent to our transfer of control of OPC to a third-party. Such restrictions, as well as similar restrictions contained within other shareholders’ agreements or financing agreements in respect of our other operating companies may prohibit us from disposing of our interests in our businesses, and such prohibitions may have a material adverse effect on our development and growth strategy. Furthermore, although we have recently exported power generation barges (from Guatemala and the Dominican Republic to Panama), we may face opposition from local governments in connection with any decision to sell and/or export any of the power generation barges we have installed or may install from one country to another country.

We require qualified personnel to manage and operate our various businesses and projects.

As a result of our decentralized structure, we require qualified and competent management to independently direct the day-to-day business activities of each of our businesses, execute their respective business and/or project development plans, and service their respective customers, suppliers and other stakeholders, in each case across numerous geographic locations. The services offered by our businesses are highly technical in nature and require specialized training and/or physically demanding work. Therefore, we must be able to retain employees and professionals with the skills necessary to understand the continuously developing needs of our customers, to maximize the value of each of our businesses, and to ensure the timely and successful completion of any expansion or development projects. This includes developing talent and leadership capabilities in the emerging markets in which certain of our businesses operate, where the depth of skilled employees may be limited. Changes in demographics, training requirements and/or the unavailability of qualified personnel could negatively impact the ability of each of our businesses to meet these demands. Although we have adequate personnel for the current business environment, unpredictable increases in the demand for our services, or the geographical diversity of our businesses, may exacerbate the risk of not having a sufficient number of trained personnel.

In addition, our operating companies could experience strikes, industrial unrest or work stoppages. In June 2015, COBEE’s facilities in Bolivia experienced a brief strike. Although the strikes at our COBEE facilities did not result in a work stoppage or have a material effect on our results of operations, there can be no assurance that future strikes or industrial unrest will not occur or lead to a work stoppage which could have an effect adverse effect on our results of operations. A significant percentage of our employees in Bolivia, Israel and Jamaica are members of unions, and approximately 17% of all of our employees are unionized. For further information on our unionized employees, see “Business—Employees.”

If any of our businesses fail to train and retain qualified personnel, or if they experience excessive turnover, strikes or work stoppages, we may experience declining production, maintenance delays or other inefficiencies, increased recruiting, training or relocation costs and other difficulties, any of which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Our success will also be dependent upon the decision-making of our directors and executive officers as well as the directors and executive officers of our businesses. The loss of any or all of our directors and executive officers could affect the creation or implementation of our short-term plans or long-term strategies or divert our directors and executive officers’ attention from our operations, which could result in a delay in the completion of a project, affect our ability to enter into PPAs, or otherwise have a material adverse effect on our business, financial condition, results of operations or liquidity.

The interruption or failure of our information technology, communication and processing systems or external attacks and invasions of these systems could have an adverse effect on us.

We depend on information technology, communication and processing systems to operate our businesses. Such systems are vital to each of our operating companies’ ability to monitor our power plants’ operations, maintain generation and network performance, adequately generate invoices to customers, achieve operating efficiencies and meet our service targets and standards. Damage to our networks and backup mechanisms may result in service delays or interruptions and limit our ability to provide customers with reliable service over our networks. Some of the risks to our networks and infrastructure include:

•	physical damage to access lines, including theft, vandalism, terrorism or other similar events;

•	energy surges or outages;

•	software defects;

•	scarcity of network capacity and equipment;

•	disruptions beyond our control;

•	breaches of security, including cyber-attacks and other external attacks; and

•	natural disasters.

The occurrence of any such event could cause interruptions in service or reduce our generation capacity, either of which could reduce our revenues or cause us to incur additional expenses. Although we have operational insurance with business interruption coverage that may protect us against specific insured events, we may not be insured for all events or for the full amount of the lost margin or additional expense. In addition, the occurrence of any such event may subject us to penalties and other sanctions imposed by the applicable regulatory authorities. The occurrence of damages to our networks and systems could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We are exposed to material litigation and/or administrative proceedings.

We are involved in various litigation proceedings, and may be subject to future litigation proceedings, any of which could result in unfavorable decisions or financial penalties against us, and we will continue to be subject to future litigation proceedings, which could have material adverse consequences to our business.

For example, since 2010, the Peruvian Tax Authority (Superintendencia Nacional de Administración Tributaria), known as SUNAT for its abbreviation in Spanish, has issued tax assessments to Kallpa and its lenders (as lessors under the Kallpa leases) for payment of import taxes allegedly owed by Kallpa and its lenders in connection with the engineering services of the EPC contractors for Kallpa I, II, III and IV. The assessments were made on the basis that Kallpa and its lenders did not include the value of the engineering services rendered by the contractor of the relevant project in the tax base for the import taxes. Kallpa disagrees with these tax assessments on the grounds that the engineering services rendered to design and build the power plant are not part of the imported goods but a separate service for which Kallpa paid its corresponding taxes. Kallpa and its lenders disputed the tax assessments before SUNAT and, after SUNAT confirmed the assessments, appealed before the Peruvian Tax Administrative Court, or the Tribunal Fiscal, except for the assessment of Kallpa IV, for which SUNAT has not yet rendered a decision. In January 2015, Kallpa and its lenders were notified that the Tribunal Fiscal had rejected their appeal in respect of the Kallpa I assessment. Kallpa and its lenders disagreed with the Tribunal Fiscal’s decision and challenged this decision in the Peruvian courts. In order to challenge the Kallpa I ruling, Kallpa and its lenders were required to pay the tax assessment of Kallpa I in the aggregate amount of approximately $12.3 million, which amount consists of the tax assessment for Kallpa I, plus related interest and fines. In April 2015, Kallpa and its lenders made the final payment (under protest) regarding Kallpa I’s tax assessment in order to appeal the administrative ruling of the Tribunal Fiscal in the judicial system. Kallpa has reimbursed the lenders for each of the amounts due under the terms and conditions set forth in the operation agreement dated July 31, 2008, as amended, by and among Citibank del Perú S.A., Citileasing S.A., Banco de Crédito del Perú, Scotiabank Perú, and Kallpa. To the extent that the appeal is successful, Kallpa and its lenders will be entitled to seek the return of the amounts paid to SUNAT. A decision of the Tribunal Fiscal of the Kallpa appeals in respect of the Kallpa II and III assessments is still pending. As of February 2015, the total amount of import taxes claimed by SUNAT against Kallpa and its lenders in connection with the importation of equipment related to the Kallpa II, III and IV projects, equals approximately $22.2 million, including penalties, interest and fines in the amount of $17.9 million. For further information on these proceedings, see “Business—Legal Proceedings—Kallpa—Import Tax Assessments.”

Litigation and/or regulatory proceedings are inherently unpredictable, and excessive verdicts do occur. Adverse outcomes in lawsuits and investigations could result in significant monetary damages, including indemnification payments, or injunctive relief that could adversely affect our ability to conduct our business and may have a material adverse effect on our financial condition and results of operations. For example, the Tribunal Fiscal’s decision, with respect to the Kallpa I plant, could have a negative impact on the outstanding rulings and assessments in respect of the Kallpa II, III and IV plants or other plants or projects. In addition, such investigations, claims and lawsuits could involve significant expense and diversion of our management’s attention and resources from other matters, each of which could also have a material adverse effect on our business, financial condition, results of operations or liquidity.

Our insurance policies may not fully cover damage, and we may not be able to obtain insurance against certain risks.

We maintain insurance policies intended to mitigate our losses due to customary risks. These policies cover our assets against loss for physical damage, loss of revenue and also third-party liability. However, we cannot assure you that the scope of damages suffered in the event of a natural disaster or catastrophic event would not exceed the policy limits of our insurance coverage. In addition, we may be required to pay insurance deductibles, which are not recoverable, in order to utilize our insurance policies. We maintain all-risk physical damage coverage for losses resulting from, but not limited to, fire, explosions, floods, windstorms, strikes, riots, mechanical breakdowns and business interruption. Our level of insurance may not be sufficient to fully cover all losses that may arise in the course of our business or insurance covering our various risks may not continue to be available in the future. In addition, we may not be able to obtain insurance on comparable terms in the future. We may be materially and adversely affected if we incur losses that are not fully covered by our insurance policies and such losses could have a material adverse effect on our business, financial condition, results of operations or liquidity. For further information on our insurance policies, see “Business—Insurance.”

Future expansion into new markets or businesses involve significant costs and risks, and may be unsuccessful.

We are constantly monitoring and assessing development and acquisition opportunities. In particular, we may seek to diversify and expand our operations to certain countries in which we do not currently have a presence, such as Mexico, through greenfield development projects and acquisitions. We may also seek to expand and diversify our portfolio by entering into the electricity distribution and/or transmission businesses through acquisitions.

We have no experience in operating power transmission and distribution businesses, or in operating in the electricity sectors in certain of the countries in which we are considering expansion, such as Mexico. In entering into new markets and operating in these new businesses, we would face managerial, commercial, technological and regulatory risks. The business strategies, managerial expertise and institutional knowledge that we utilize and have developed over time with regard to power generation in the countries in which we currently operate may not be applicable to the power transmission and distribution businesses, or to the energy sectors of the countries in which we are considering expansion.

As expansion into a new market or business will require significant investment of capital and management resources, such expansions will involve many risks, including risks related to:

•	obtaining the necessary government and regulatory licenses and authorizations to operate;

•	the significant capital expenditures required to establish a footprint in these businesses and markets;

•	competition from experienced market participants;

•	an inability to attract customers, create brand awareness and establish brand credibility;

•	an inability to establish relationships with regulators, stakeholders and other market participants; and

•	barriers to entry.

If we do acquire companies or assets in the power distribution and transmission businesses, or in new markets such as Mexico, we cannot provide assurance that such expansion of our business will be successful. The process of integrating acquired operations, personnel and information systems and commencing commercial operations could involve significant costs and absorb management time and resources and otherwise distract management from other opportunities or problems in our primary business of power generation and our primary markets, such as Peru and Israel. If we are unsuccessful in any attempt to expand into new markets or businesses, this may have a material adverse effect on our material adverse effect on our business, financial condition, results of operations or liquidity.

Risks Related to Government Regulation

The production and profitability of IPPs in Israel may be adversely affected by changes in Israel’s regulatory environment.

Israel’s Public Utilities Authority (Electricity), or the PUAE, regulates and supervises, among other things, the provision of essential electric public services in Israel and OPC’s operations can be affected by changes in the PUAE’s policies, regulations, and tariffs. The PUAE’s generation component tariff, for example, serves as the base price for OPC’s calculation of the sale price of its energy to its private customers. As a result, its increases or decreases have a related effect on the sales price of OPC’s energy and OPC’s revenues. In addition, the price at which OPC purchases its natural gas from its sole natural gas supplier, the Tamar Group, a group composed of Noble Energy Mediterranean Ltd., or Noble, Delek Drilling Limited Partnership, Isramco Negev 2 Limited Partnership, Avner Oil Exploration Limited Partnership and Dor Gas Exploration Limited Partnership, is predominantly indexed (in excess of 70%) to changes in the PUAE’s generation component tariff, pursuant to the price formula set forth in OPC’s supply agreement with the Tamar Group. As a result, its increases or decreases have a related effect on OPC’s cost of sales and margins. On August 10, 2015, the PUAE published a draft decision (subject to a public hearing and comments received from the public) proposing an approximately 7% reduction in tariffs for consumers, and a reduction in the PUAE generation component tariff to NIS 260.2 per MWh. Any such reduction will result in a corresponding decline in the sale prices of OPC’s energy and OPC’s revenues. In addition, the natural gas price formula in OPC’s supply agreement is subject to a floor. As a result of previous declines in the PUAE generation component tariff, OPC will soon begin to pay the floor price. Therefore, the recently proposed declines in the PUAE generation tariff, and any further declines in the PUAE generation component tariff, will not result in a related decline in OPC’s natural gas expenses, and therefore will lead to a greater decline in OPC’s margins, which may have a material adverse effect on OPC’s business, results of operations and financial condition. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015.

Additionally, in July 2013, the PUAE published four generation component tariffs/power cost indicators, ranging from NIS 386 per MWh to NIS 333.2 per MWh, instead of the single tariff that had previously been used. In January 2015, the PUAE replaced the four tariffs with two tariffs, reducing the rates to NIS 300.9 per MWh and NIS 301.5 per MWh. In connection with the indexation of their natural gas price formula for OPC’s gas supply agreement with the Tamar Group, OPC and the Tamar Group disagreed as to which of the PUAE’s July 2013 tariffs applied to OPC’s supply agreement and have a similar disagreement with respect to the tariffs published in January 2015. OPC and the Tamar Group remain in discussions with respect to this disagreement.

Furthermore, since 2013, the PUAE has been in the process of determining a system cost tariff. In August 2015, the PUAE published a decision that IPPs in Israel would be obligated to pay system management service charges, which charges are retroactively effective as of June 1, 2013. According to the PUAE decision, the amount of system management service charges that would be payable by OPC from the effective date of July 6, 2013 to June 2015, is approximately NIS 152 million (approximately $40 million), not including interest rate and linkage costs. ICP is considering the implications of this decision and may contest it.

If OPC incurs significant costs or experiences a reduction in revenues or margins as a result of changes in regulation or the establishment of any new regimes or the implementation of any such laws or governmental regulations, this could have a material adverse effect on our business, financial condition, results of operations or liquidity. Additionally, a steering committee was appointed by the State of Israel in July 2013 to propose comprehensive reform of IEC. Although such committee has not published its final recommendations, and there have been no formal announcements concerning the steering committee’s discussions or negotiations with IEC and the State of Israel, the steering committee may formally renew its discussions and publish its final recommendations in the future or otherwise commence with comprehensive reform of IEC and the Israeli electricity market. Additionally, draft legislation was recently introduced in Israel which, if adopted, would result in the replacement of the PUAE with a new electricity authority. The effect of any such reforms on OPC is uncertain. For further information on the regulation of the Israeli electricity sector, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector—PUAE.”

Governments have a high degree of influence in the countries in which we operate.

We operate power generation businesses, or have investments in assets in advanced stages of construction, in 11 countries and therefore are subject to significant and diverse government regulation. The laws and regulations affecting our operations are complex, dynamic and subject to new interpretations or changes. Such regulations affect almost every aspect of our businesses, have broad application and, to a certain extent, limit management’s ability to independently make and implement decisions regarding numerous operational matters. Additionally, governments in many of the markets in which we operate frequently intervene in the economy and occasionally make significant changes in monetary, credit, industry and other policies and regulations. Government actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports. We have no control over, and cannot predict, what measures or policies governments may enact in the future. The results of operations and financial condition of our businesses may be adversely affected by changes in governmental policy or regulations in the jurisdictions in which we operate if those changes impact, among other things:

•	consumption of electricity and natural gas;

•	supply of electricity and natural gas;

•	operation and maintenance of generation, transmission or distribution facilities, including the receipt of provisional and/or permanent operational licenses;

•	tariffs or royalties on the use of water for hydroelectric or thermal plants;

•	energy policy;

•	rules governing the dispatch merit order;

•	key permits or operating licenses that we currently hold;

•	calculations of marginal costs or spot prices;

•	subsidies and incentives;

•	tariffs, including under PPAs where tariffs are limited to regulated rates;

•	labor, environmental, or other laws;

•	mandatory salary increases;

•	public consultations for new projects;

•	social responsibility obligations;

•	economic growth;

•	currency fluctuations and inflation;

•	fiscal policy and interest rates;

•	capital control policies and liquidity of domestic capital and lending markets;

•	tax laws, including the effect of tax laws on distributions from our subsidiaries;

•	import/export restrictions;

•	acquisitions, construction, or dispositions of power assets; and

•	other political, social and economic developments in or affecting the countries in which our operating companies are based.

Uncertainty over whether governments will implement changes in policy or regulations affecting these or other factors in the future may also contribute to economic uncertainty and heightened volatility in the securities markets.

Existing or future legislation and regulation or future audits could require material expenditures by us or otherwise have a material adverse effect on our operations. Likewise, government agencies could take enforcement actions against us and impose sanctions or penalties on us for failure to comply with applicable regulations. Depending on the severity of the infraction, enforcement actions could include the closure or suspension of operations, the imposition of fines or other remedial measures, and the revocation of licenses. Compliance with enhanced regulations could force us to make capital expenditures and divert funds away from planned investments in a manner that could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Due to populist political trends that have become more prevalent in certain of the countries in which we operate over recent years, some of the governments or authorities in countries where we operate might seek to promote efforts to increase government involvement in regulating economic activity, including the energy sector, which could result in the introduction of additional political factors in economic decisions. For example, Bolivia has nationalized natural gas and petroleum assets, as well as generation companies that compete with us. Bolivia has also dictated mandatory salary increases for both public and private companies, affecting the profitability of our company in Bolivia, COBEE. For further information on the risks related to the Bolivian government’s recent nationalization of certain generation companies, see “—The Government of Bolivia has nationalized energy industry assets, and our remaining operations in Bolivia may also be nationalized.”

Our failure to comply with existing regulations and legislation, or reinterpretations of existing regulations and new legislation or regulations, such as those relating to the reduction of anti-competitive conduct, air and water quality, ecological waterflow for hydroelectric plants, noise avoidance, electromagnetic radiation, fuel and other storage facilities, volatile materials, renewable portfolio standards, cyber security, emissions or air quality social responsibility, obligations or public consultations, performance standards, climate change, hazardous and solid waste transportation and disposal, protected species and other environmental matters, or changes in the nature of the energy regulatory process may have a significant adverse impact on our financial results.

The Government of Bolivia has nationalized energy industry assets, and our remaining operations in Bolivia may also be nationalized.

Bolivia has experienced political and economic instability that has resulted in significant changes in its general economic policies and regulations and the adoption of a new constitution in 2006 that, among other things, prohibits private ownership of certain oil and gas resources. In May 2010, the Government of Bolivia nationalized Empresa Eléctrica Guaracachi S.A., or Guaracachi, Empresa Eléctrica Valle Hermoso S.A., or Valle

Hermoso and Empresa Eléctrica Corani S.A., or Corani, each a significant generation company in Bolivia. In May 2012, the Government of Bolivia nationalized Transportadora de Electricidad S.A., a transmission company that had previously operated as a subsidiary of Red Eléctrica de España. In December 2012, Electricidad de La Paz S.A. (Electropaz) and Empresa de Luz y Fuerza de Oruro S.A. (Elfeo)—companies which had no previous ownership relationship with the Government of Bolivia—were also nationalized.

Although there were elections in Bolivia during the third quarter of 2014, and such elections resulted in the re-election of certain key government officials, it is unclear whether the Government of Bolivia will continue nationalizing entities involved in its power utility market. It is also unclear whether such nationalization (if any) would be adequately compensated for by the Government of Bolivia. Our subsidiary COBEE is one of the few remaining privately-held generation companies in Bolivia. Although we believe our circumstances differ from those of the nationalized generation companies (because COBEE was not previously owned by the Bolivian government), there is a risk that COBEE will be subject to nationalization. Such nationalization may include the expropriation or nullification of our existing concessions, licenses, permits, agreements and contracts, as well as effective nationalization resulting from changes in Bolivian regulatory restrictions or taxes, among other things, that could have an adverse impact on COBEE’s profitability. If COBEE were indeed nationalized, we cannot assure you that we would receive fair compensation for our interests in COBEE.

We could face nationalization risks in other countries as well. The nationalization of any of our operating companies or power generation plants, even if fair compensation for such nationalization is received, could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Our business and profitability may be adversely affected if water rights are limited or denied.

Certain of our generation facilities rely on hydroelectric power generation. For instance, in Bolivia, our COBEE facilities generate power from, among others, ten run-of-the-river hydroelectric plants in the Zongo river valley and four run-of-the-river hydroelectric plants in the Miguillas river valley. In addition, we are currently developing CDA’s plant, a 510 MW run-of-the-river hydroelectric project in Peru.

We own water rights in Bolivia granted by the Bolivian Ministry of Energy and Hydrocarbons and in Peru, granted by the National Water Authority (ANA—Autoridad Nacional del Agua). From time to time, local governments and regulators may amend regulations pertaining to water rights. Furthermore, we may be unable to obtain, or otherwise experience difficulty in obtaining, water rights in connection with the construction of new hydroelectric plants, which may impact the viability, design, timing or profitability of a project. Local governments may also try to impose a royalty or tariff for water use on our hydroelectric plants. In addition, several plants are required to leave a percentage of the water available in the river and therefore may not utilize such water in their generation activities (this reserve is commonly referred to as the ‘ecological waterflow’). Local governments may decide to enact a change in the regulation or in the calculation of the ecological waterflow, thereby reducing available volumes of water for power generation in our plants. Any limitations on our current water rights, our ability to obtain additional water rights, or our ability to effectively utilize our existing rights, could have a material adverse effect on our current hydroelectric plants and our hydroelectric projects.

Our equipment, facilities, operations and new projects are subject to numerous environmental, health and safety laws and regulations.

We are subject to a broad range of environmental, health and safety laws and regulations which require us to incur ongoing costs and capital expenditures and expose us to substantial liabilities in the event of non-compliance. These laws and regulations require us to, among other things, minimize risks to the natural and social environment while maintaining the quality, safety and efficiency of our facilities. Furthermore, as our operations are subject to various operational hazards, including personal injury and the loss of life, we are subject to laws and regulations that provide for the health and safety of our employees.

These laws and regulations also require us to obtain and maintain environmental permits, licenses and approvals for the construction of new facilities or the installation and operation of new equipment required for our business. Some of these permits, licenses and approvals are subject to periodic renewal. Government environmental agencies could take enforcement actions against us for any failure to comply with applicable laws and regulations. Such enforcement actions could include, among other things, the imposition of fines, revocation of licenses, suspension of operations or imposition of criminal liability for non-compliance. Environmental laws and regulations can also impose strict liability for the environmental remediation of spills and discharges of hazardous materials and wastes and require us to indemnify or reimburse third parties for environmental damages. As fuel leaks may occur when fuel is received from containerships at sea (as is the case for fuel received in El Salvador and the Dominican Republic), sea water may be inadvertently polluted at the time of fuel receipt; our primary operational environmental risk relates to the potential leaking of such fuel. Although we have operating procedures in place to minimize this, and other, environmental risks, there is no assurance that such procedures will prove successful in avoiding inadvertent spills or discharges.

We expect the enforcement of environmental, health and safety rules to become more stringent over time, making our ability to comply with the applicable requirements and obtain permits and licenses in a timely fashion more difficult. Additionally, compliance with changed or new environmental, health and safety regulations could require us to make significant capital investments in additional pollution controls or process modifications. These expenditures may not be recoverable and may consequently divert funds away from planned investments in a manner that could have a material adverse effect on our business, financial condition, results of operations or liquidity.

While we intend to adopt, and believe that each of our businesses has adopted, appropriate risk management and compliance programs, the nature of our operations means that legal and compliance risks will continue to exist and additional legal proceedings and other contingencies, the outcome of which cannot be predicted with certainty, will arise from time to time. No assurances can be made that we will be found to be operating in compliance with, or be able to detect violations of, any existing or future laws or regulations. A failure to comply with or properly anticipate applicable laws or regulations could have a material adverse effect on our business, financial condition, results of operations or liquidity.

In the case of new project developments, environmental or other regulations may change during the course of our development of such projects, potentially increasing the costs of such projects or making them inviable projects for completion.

Foreign exchange rate fluctuations and controls could have a material adverse effect on our earnings and the strength of our balance sheet.

Through our businesses, we have facilities and generate costs and revenues in a number of countries in Latin America, the Caribbean and Israel. Although our costs and revenues are generally denominated in the U.S. Dollar, or are linked to the U.S. Dollar as a result of our PPAs or supply agreements, OPC’s revenues, operating expenses, assets and liabilities are denominated in New Israeli Shekels. Therefore, significant fluctuations in the New Israeli Shekel against the U.S. Dollar could have a material adverse effect on our earnings and the strength of our balance sheet. In our other countries of operation, which generally have a direct or indirect link to the U.S. Dollar, the effects of the indexation may materialize on a delayed basis or may require a minimum threshold to be triggered. In addition, some costs, such as payroll and taxes, are normally denominated in local currency, and this denomination could expose us to the foreign exchange fluctuations of the relevant local currency vis-a-vis the U.S. Dollar.

Furthermore, our businesses may pay distributions or make payments to us in currencies other than the U.S. Dollar, which we must convert to U.S. Dollars prior to making dividends or other distributions to our shareholders if we decide to make any distributions in the future. Foreign exchange controls in countries in which our businesses operate may further limit our ability to repatriate funds or otherwise convert local currencies into

U.S. Dollars. Although exchange rates within Peru, for example, are determined by market conditions, with regular purchase and sale operations by the Peruvian Central Reserve Bank (Banco Central de Reserva del Perú) in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar, this has not always been the case. Should the relevant regulatory bodies in any of the countries in which we operate institute protectionist and interventionist laws and policies or restrictive exchange rate policies in the future, such policies could have a material adverse effect on our operating companies or our financial condition, results of operations or liquidity.

Consequently, as with any international business, our liquidity, earnings, expenses, asset book value, and/or amount of equity may be materially affected by short-term or long-term exchange rate movements or controls. Such movements may give rise to, among other risks, translation risk, which exists where the currency in which the results of a business are reported differs from the underlying currency in which the business’ operations are transacted, which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Our growth may be limited by antitrust laws.

We have acquired a number of operating power generation companies. In the future, we may seek to expand our operations within any of the countries in which we currently, or may in the future, operate. Government policies, specifically antitrust and competition laws in these relevant countries, can impact our ability to execute this strategy successfully.

In Peru, for example, INDECOPI, the Peruvian antitrust regulator, reviews acquisition agreements that may result in vertical or horizontal market concentration in the electricity sector and, in connection with such review, may, impose conditions upon the parties to such agreements.

Similarly, in Israel, the Antitrust Authority is authorized to prevent market power accumulation through the regulation of mergers in Israel. Additionally, our expansion activities in Israel may be limited by the Law for Promotion of Competition and Reduction of Concentration – 2013, or the Concentration Law. Pursuant to such law, if we, or a company controlled by us, intends to obtain or purchase a license for the production of electricity in the future for a power plant which exceeds 175 MW, such obtainment or purchase will be subject to the procedures set forth in the Concentration Law, the PUAE, and the Ministry of National Infrastructures, Energy and Water Resources, which will consider how such obtainment or purchase may affect the concentration in the power generation market. According to the guidelines published by the PUAE in March 2015: (1) the maximum capacity of electricity production facilities, using conventional and cogeneration technologies, held or controlled by one person, is capped, and (2) a person may not hold or control a dominant market share in a production technology. Entities deemed to be under common control with us would be considered capacity of a single person. Therefore, the capacity of entities which may be considered to be under common control with us may prevent IC Power from effecting certain acquisitions or otherwise increasing our operations in Israel.

Additionally, we may consider disposing of certain assets, or equity interests in certain of our operating assets, to further our development and operational expansion. Such dispositions may also be impacted by antitrust and competition laws in the countries in which we operate, if the acquirers of such interest have significant interests in the power generation market, or the purported transaction may cross any of the applicable legal thresholds. For example, our 2014 sale of our 21% indirect interest in Edegel to Edegel’s indirect controlling shareholder was subject to regulatory approval from INDECOPI.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside of the United States.

The U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity, with more frequent and aggressive investigations and enforcement proceedings by both the Department of Justice and the SEC, increased enforcement activity by non-U.S. regulators, and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with these anti-bribery laws. We operate, through our businesses, in countries that are recognized as having governmental and commercial corruption. Additionally, because many of our customers and end users are involved in infrastructure construction and energy production, they are often subject to increased scrutiny by regulators. We cannot assure you that our internal control policies and procedures will protect us from reckless or criminal acts committed by our employees, the employees of any of our businesses, or third party intermediaries. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in criminal or civil sanctions, inability to do business with existing or future business partners (either as a result of express prohibitions or to avoid the appearance of impropriety), injunctions against future conduct, profit disgorgements, disqualifications from directly or indirectly engaging in certain types of businesses, the loss of business permits or other restrictions which could disrupt our business and have a material adverse effect on our business, financial condition, results of operations or liquidity.

Risks Related to Our Corporate Structure

We are incorporated in Singapore and our shareholders may have greater difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of the members of our board of directors under Singapore law are different from those applicable to a corporation incorporated in the United States. Therefore, our public shareholders may have greater difficulty in protecting their interests in connection with actions taken by our management or members of our board of directors than they would as shareholders of a corporation incorporated in the United States. For example, under Singapore corporate law, only persons who are registered shareholders in our register of members are recognized under Singapore law as our shareholders; only shareholders have legal standing to institute actions against us or otherwise seek to enforce their rights as shareholders. For further information on these, and other differences, between Singapore and Delaware corporation law, see “Description of Share Capital—Comparison of Shareholder Rights.”

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in Singapore.

We are incorporated under the laws of Singapore and our officers and certain of our directors are or will be residents outside of the United States. Moreover, a significant portion of our assets and the assets of our directors and officers and certain other persons named in this prospectus are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons.

Although we are incorporated outside of the United States, we have agreed to accept service of process in the United States through our agent designated for that specific purpose. However, since all of the assets owned by us, and a significant portion of our assets and our directors and officers and certain other persons named in this prospectus, are located outside of the United States, any judgment obtained in the United States against us may not be collectible within the United States. It may also be difficult for you to enforce judgments obtained in the United States in countries outside of the United States predicated upon the civil liability provisions of the federal securities laws of the United States against us and our non-U.S. resident officers and directors. In addition, there is uncertainty as to whether these courts would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States. It is also uncertain whether such courts would be competent to hear original actions brought against us or other persons predicated upon the securities laws of the United States or any other state.

Furthermore, there is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, such that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. Additionally, there is doubt whether a Singapore court may impose civil liability or any punitive damages permitted in the U.S. on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States.

In addition, holders of book-entry interests in our ordinary shares (i.e. those investors who hold our shares indirectly through custodians) will be required to be registered shareholders as reflected in our register of members in order to have legal standing to bring an action as shareholders and, if successful, to enforce a foreign judgment against us, our directors or our officers in the Singapore courts. Such process could result in administrative delays which may be prejudicial to any legal proceeding or enforcement action.

We are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

As a Singapore-incorporated company, we are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as our memorandum and articles of association. The application of Singapore law, including the Securities and Futures Act of Singapore, or the SFA, Singapore Code on Take-over and Mergers and the Singapore Companies Act, may in certain circumstances impose more stringent requirements on us, our shareholders, directors or officers than would otherwise be applicable to a U.S.-incorporated company. The provisions of the SFA prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.

Additionally, the corporate laws of Singapore and of the United States differ in certain significant respects. As a result, the rights of our shareholders and the obligations of our directors and officers under Singapore law are different from those applicable to a U.S.-incorporated company in material respects, and our shareholders may have more difficulty and less clarity in protecting their interests in connection with actions taken by our management, members of our board of directors or our significant shareholders than would otherwise apply to a U.S.-incorporated company. For further information on these differences, see “Description of Share Capital—Comparison of Shareholder Rights”.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic registrants listed on the NYSE.

We are incorporated under the laws of Singapore and, as such, will be considered a “foreign private issuer” under U.S. securities laws. Although we will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from the periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States. We are also exempt from certain other sections of the Exchange Act that U.S. domestic registrants are otherwise subject to, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies may reduce the frequency and scope of information and protections to which you may otherwise have been eligible in you held ordinary shares or common stock of a domestic U.S. issuer.

In addition, insiders and large shareholders of ours will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

We would lose our foreign private issuer status if a majority of our shares became held by U.S. persons and a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with domestic NYSE corporate governance rules applicable to U.S. domestic listed companies, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC and prepare our financial statements under U.S. Generally Accepted Accounting Principles, which are more detailed and extensive than the forms available to a foreign private issuer. To the extent we had not already done so, we may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and may lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

As a foreign private issuer and a “controlled company”, we may, in the future, follow certain home country corporate governance, or controlled company, practices instead of otherwise applicable NYSE corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic non-controlled U.S. issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. For example, foreign private issuers are permitted to follow home country practice with regard to director nomination procedures and the approval of compensation of officers. Additionally, we are not required to maintain a board comprised of a majority of independent directors. We also expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. However, notwithstanding our ability to follow the corporate governance practices of our home country Singapore, we have elected to comply with the corporate governance rules of the NYSE that are applicable to U.S. domestic registrants that are not “controlled companies”. Nevertheless, we may, in the future, decide to rely on the foreign private issuer or “controlled company” exemptions provided by the NYSE and follow home country corporate or controlled company governance practices in lieu of complying with some or all of the NYSE’s requirements.

Availing ourselves of any of these exemptions, as opposed to complying with the requirements that are applicable to a non-controlled U.S. domestic registrant, may provide less protection to you than is accorded to investors under the NYSE’s corporate governance rules. Therefore, any foreign private issuer or “controlled company” exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

Singapore corporate law may impede a takeover of our Company by a third-party, which could adversely affect the value of our ordinary shares.

The Singapore Code on Take-overs and Mergers and Sections 138, 139 and 140 of the Securities and Futures Act, Chapter 289 of Singapore contain certain provisions that may delay, deter or prevent a future takeover or change in control of our Company for so long as we remain a public company with more than 50 shareholders and net tangible assets of S$5 million (approximately $4 million) or more. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on his own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of our voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers. While the Singapore Code on Take-overs and Mergers seeks to ensure equality of treatment among shareholders, its provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our Company. These legal requirements may impede or delay a takeover of our Company by a third-party, and thereby have a material adverse effect on the value of our ordinary shares.

Our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our board of directors in its sole discretion.

Under Singapore law, we may only allot and issue new shares with the prior approval of our shareholders in a general meeting. Subject to the general authority to allot and issue new shares provided by our shareholders, the provisions of the Singapore Companies Act and our memorandum and articles of association, our board of directors may allot and issue new shares on terms and conditions and with the rights (including preferential voting rights) and restrictions as they may think fit to impose. Any additional issuances of new shares by our directors could adversely impact the market price of our ordinary shares.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

Generally, if for any taxable year, 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company for United States federal income tax purposes. There can be no assurance that we will not be considered a passive foreign investment company for any taxable year. If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. holders, and having interest charges apply to distributions by us and the proceeds of share sales. For further information on such U.S. tax implications, see “Taxation—Material U.S. Federal Income Tax Considerations.”

Tax regulations and examinations could have a material adverse effect on us and we may be subject to challenges by tax authorities.

We operate in a number of countries and are therefore regularly examined by and remain subject to numerous tax regulations. Changes in our global mix of earnings could affect our effective tax rate. Furthermore, changes in tax laws could result in higher tax-related expenses and payments. Legislative changes in any of the countries in which our businesses operate could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in some regions in which our businesses operate could limit our ability to enforce our rights. Some of our businesses operate in countries with complex tax rules, which may be interpreted in a variety of ways and could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

In addition, we and our businesses operate in, are incorporated in and are tax residents of, various jurisdictions. The tax authorities in the various jurisdictions in which we and our businesses operate, or are incorporated, may disagree with and challenge our assessments of our transactions, tax position, deductions, exemptions, where we or our subsidiaries or businesses are tax resident, or other matters. If we, or our businesses, are unsuccessful in responding to any such challenge from a tax authority, we, or our businesses, may be required to pay additional taxes, interest, fines or penalties, we, or our businesses, may be subject to taxes for the same business in more than one jurisdiction or may also be subject to higher tax rates, withholding or other taxes. Even if we, or our businesses, are successful, responding to such challenges may be expensive, consume time and other resources, or divert management’s time and focus from our operations or businesses or from the operations of our businesses. Therefore, a challenge as to our, or our businesses, tax position or status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition, results of operations or liquidity or the business, financial condition, results of operations or liquidity of our businesses.

Risks Related to Our Ordinary Shares and this Offering

There may be circumstances in which the interests of our controlling shareholder could be in conflict with your interests as a shareholder.

Kenon currently owns 100% of our ordinary shares and, upon completion of this offering, will beneficially own     % of our ordinary shares and voting power, or     % of our ordinary shares and voting power, if the underwriters exercise in full their option to purchase additional ordinary shares from us. As a result of this ownership, Kenon will have a continuing ability to control our affairs and its voting power will constitute a quorum of our shareholders voting on any matter requiring the approval of our shareholders. Kenon will continue to have significant influence over our affairs for the foreseeable future, including with respect to the nomination and election of directors, the issuance of additional ordinary shares or payment of dividends, the consummation of significant corporate transactions, such as the adoption of amendments to our memorandum and articles of association and organizational regulations and approval of mergers or sales of substantially all of our assets.

In certain circumstances, Kenon’s interests as a principal shareholder, may conflict with the interests of our other shareholders. Accordingly, this concentration of ownership may harm the market price of our ordinary shares by, among other things:

•	delaying, defending, or preventing a change of control, even at a per share price that is in excess of the then current price of our ordinary shares;

•	impeding a merger, consolidation, takeover, or other business combination involving us, even at a per share price that is in excess of the then current price of our ordinary shares; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even at a per share price that is in excess of the then current price of our ordinary shares.

Kenon may also cause corporate actions to be taken that conflict with the interests of our other shareholders.

If we fail to develop or maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate consolidated financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

Among other things, the Sarbanes-Oxley Act of 2002 requires that, as a public company, our principal executive officer and principal financial officer certify the effectiveness of our disclosure controls and procedures and, beginning with our second annual report as a public company, our internal controls over financial reporting. We continue to develop and refine our disclosure controls and procedures and our internal control over financial reporting; however, we have not yet assessed our internal control over financial reporting. Material weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting. Ineffective disclosure controls and procedures or ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which may have a negative effect on the trading price of our ordinary shares.

Because there is no existing market for our ordinary shares, our initial public offering price may not be indicative of the market price of our ordinary shares after this offering, an active trading market in our ordinary shares may not develop or be sustained and the market price of our ordinary shares could fluctuate significantly, and you could lose all or part of your investment.

There is currently no public market for our ordinary shares, and an active trading market may not develop or be sustained after this offering. Our initial public offering price has been determined through negotiation between us and the underwriters and may not be indicative of the market price for our ordinary shares after this offering. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE. The lack of an active market may reduce the value of your shares and impair your ability to sell your shares at the time or price at which you wish to sell them. An inactive market may also impair our ability to raise capital by selling our ordinary shares and may impair our ability to acquire or invest in other companies, products or technologies by using our ordinary shares as consideration.

In addition, the market price of our ordinary shares could fluctuate significantly as a result of a number of factors, including:

•	fluctuations in our financial performance;

•	economic and stock market conditions generally and specifically as they may impact us, participants in our industry or comparable companies;

•	changes in financial estimates and recommendations by securities analysts following our ordinary shares or comparable companies;

•	earnings and other announcements by, and changes in market evaluations of, us, participants in our industry or comparable companies;

•	our ability to meet or exceed any future earnings guidance we may issue;

•	changes in business or regulatory conditions affecting us, participants in our industry or comparable companies;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements or implementation by our competitors or us of acquisitions, technological innovations, or other strategic actions by our competitors; or

•	trading volume of our ordinary shares or sales of shares by our management team, directors or principal shareholders.

These and other factors could limit or prevent investors from readily selling their ordinary shares or otherwise negatively affect the liquidity of our ordinary shares, and you could lose all or part of your investment.

We will incur increased costs as a result of becoming a public company.

As a public company, we will incur legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These and other laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These and other laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our senior management. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation.

The market price of our ordinary shares could be adversely affected by future sales of our ordinary shares or the perception that such sales may occur.

Kenon will hold     % of our ordinary shares upon completion of the offering (or     % if the underwriters exercise in full their option to purchase additional ordinary shares from us) and Kenon’s strategy is to provide its shareholders with direct access to its primary businesses, which includes ICP. Following expiration of the 180-day lockup period (or earlier, if the underwriters consent) Kenon will be under no contractual restriction on sales of its shares.

Sales or issuances of a substantial number of our ordinary shares following this offering or the perception that such sales or distributions might occur, could cause a decline in the market price of our ordinary shares or could impair our ability to obtain capital through a subsequent offering of our equity securities or securities convertible into equity securities. Under our articles of association that will be in effect upon closing of this offering, we are authorized to issue up to             ordinary shares, of which              ordinary shares will be outstanding upon the closing of this offering (or ordinary shares if the underwriters’ option to purchase additional ordinary shares is exercised in full). Of these shares, the ordinary shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, or the Securities Act, except for any ordinary shares held by our affiliates (including Kenon) as defined in Rule 144 under the Securities Act.

We will grant registration rights to Kenon, enabling it to require us to file a registration statement to register sales of our ordinary shares held by Kenon, subject to certain conditions. Registration of these ordinary shares under the Securities Act would result in shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates. Kenon may also choose to establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our ordinary shares.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend, in part, upon the research and reports that securities or industry analysts publish about us or our businesses. We do not have any control over analysts as to whether they will cover us, and if they do, whether such coverage will continue. If analysts do not commence coverage of us, or if one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline. In addition, if one or more of the analysts who cover us downgrade our ordinary shares or change their opinion of our ordinary shares, our share price may likely decline.

We may issue additional ordinary shares in the future in lieu of incurring indebtedness, which may dilute our existing shareholders. We may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our existing shareholders.

We may issue additional securities in the future, including ordinary shares and options, rights, warrants and other convertible securities for any purpose and for such consideration and on such terms and conditions as we may determine appropriate or necessary, including in connection with equity awards, financings or other strategic transactions. Subject to the prior approval of our shareholders for (1) the creation of new classes of shares, and (2) the granting to our directors of the authority to issue new shares with different or similar rights, and without prejudice to any special right previously conferred on the holders of any of our existing shares or class of shares, our board of directors will be able to determine the class, designations, preferences, rights and powers of any additional shares, including any rights to share in our profits, losses and dividends or other distributions, any rights to receive assets upon our dissolution or liquidation and any redemption, conversion and exchange rights. Kenon, our significant shareholder, may use its ability to control, or exert influence over, our board of directors to cause us to issue additional ordinary shares, which would dilute existing holders of our ordinary shares, or to issue securities with rights and privileges that are more favorable than those of our ordinary shareholders. There are no statutory rights of first refusal for new share issuances conferred upon our shareholders under the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act.

As a newly-incorporated company, we will not have distributable profits to pay dividends.

Under Singapore law and our articles of association, dividends, whether in cash or in specie, must be paid out of our profits available for distribution or in excess of the amount recommended by our directors. As a newly-incorporated company, we do not expect to have distributable profits from which dividends may be declared. The availability of distributable profits is assessed on the basis of our standalone unconsolidated accounts (which will be based upon the Singapore Financial Reporting Standards, or the SFRS) and we expect that the opening balance of our retained earnings in such financials will be zero. Therefore, unless we effect a capital reduction, we will be unable to pay dividends to our shareholders unless and until we have generated sufficient distributable reserves. We may incur losses and therefore may not have distributable income that might be distributed to our shareholders as a dividend or other distribution in the foreseeable future. As a result, and until such time, if ever, that we declare dividends with respect to our ordinary shares, a holder of our ordinary shares will only realize income from an investment in our ordinary shares if there is an increase in the market price of our ordinary shares. Any potential increase is uncertain and unpredictable.

Under Singapore law, it is possible to effect a capital reduction exercise up to the value of our ordinary shares, to return cash and/or assets to our shareholders. The completion of a capital reduction exercise, however, may require the approval of the Singapore Courts and we may not be successful in our attempts to obtain such approval.

Any dividend payments on our ordinary shares would be declared in U.S. Dollars, and any shareholder whose principal currency is not the U.S. Dollar would be subject to exchange rate fluctuations.

The ordinary shares will be traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated, in U.S. Dollars. Shareholders whose principal currency is not the U.S. Dollar will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. Dollar in relation to such foreign currency will reduce the value of such shareholders’ ordinary shares and any appreciation of the U.S. Dollar will increase the value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. Forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry” and “Business.” Some of these forward-looking statements can be identified by terms and phrases such as “anticipate,” “aim,” “should,” “likely,” “foresee,” “believe,” “estimate,” “expect,” “intend,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will,” “shall” and similar expressions. These forward-looking statements include, but are not limited to, statements relating to:

•	our goals, and strategies and the goals and strategies of our businesses;

•	potential projects, including the location and nature of such projects;

•	our capital commitments and/or intentions with respect to certain of our operating businesses, including the sufficiency of our liquidity and capital resources;

•	the nature and extent of future competition in the energy industry in the markets in which we operate;

•	our ability to finance existing, and to source and finance new, greenfield projects and acquisitions;

•	the expected cost and expected timing of completion of existing projects and the anticipated capacity, load factor, and results of such projects;

•	the expected timing, completion, and terms of certain acquisitions, including the assignment of certain supply and/or transmission agreements;

•	our ability to secure appropriate licenses, including water rights, for any acquisitions or greenfield projects;

•	the price of, and our ability to successfully integrate, acquired businesses;

•	our ability to successfully pursue greenfield projects and acquisition opportunities;

•	our ability to source, enter into and/or renew long-term PPAs and EPC agreements, as applicable, and the amounts to be paid under such agreements;

•	our ability to renew and/or enter into supply, transmission and/or distribution agreements on competitive terms, as such agreements expire;

•	our ability to secure raw materials, including fuel, to operate our power generation plants;

•	the performance and reliability of our generation plants and our ability to manage our operation and maintenance costs;

•	expected trends in the countries in which each of our businesses operate, including trends relating to the growth of a particular market and investments in power generation facilities;

•	expected or potential changes in tariffs, which may impact our revenues or Adjusted EBITDA;

•	the impact of the decline of crude oil prices on our operating margins;

•	expected growth in demand for energy in the markets that we serve;

•	terms of gas and other supply contracts and our ability to continue to procure gas and other inputs on competitive terms and the ability of our plants to operate using alternate fuels;

•	the availability and prices of natural gas and other fuels purchased by, or in competition with, our business;

•	the political and macroeconomic outlook for each of the countries in which we operate, many of which are emerging markets, and the impact on our businesses of such conditions;

•	forecasts in respect of the Dominican Republic’s economy and the impact any economic growth may have on our accounts receivables;

•	the legal and regulatory framework of the energy industry at the national, regional or municipal level in one or more of the countries in which we operate, develop or construct generation assets;

•	new types of taxes or increases or decreases in taxes applicable to us or our businesses;

•	the potential expropriation or nationalization of our operating assets by foreign governments, with or without adequate compensation;

•	our ability to utilize our PPAs, fuel supply and other agreements to hedge against fuel price and exchange rate fluctuations;

•	increased development costs, and the impact such increased costs could have on the development of additional power generation assets and the value of our assets, particularly with respect to hydroelectric power plants (such as the CDA plant);

•	the effect of weather conditions on generation, consumer energy use, tariffs, or our operating costs;

•	adequacy of our insurance coverage;

•	litigation and/or regulatory proceedings or developments and our expectations with respect to such litigation, proceedings, developments and/or awards, including the impact of our release of certain provisions;

•	our distributable reserves and our ability to distribute dividends to our shareholders;

•	our expectations regarding the use of proceeds from this initial public offering; and

•	other factors identified or discussed under “Risk Factors.”

Although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. These statements are only predictions based upon our current expectations and projections about future events. Forward-looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks provided under “Risk Factors” in this prospectus.

CORPORATE FORMATION AND REORGANIZATION

We were incorporated in May 2015 to serve as the holding company of ICP and its businesses.

Prior to the completion of the offering, Kenon, our sole shareholder, will effect a Reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary ICP, to us, in exchange for (i) receipt of              of our ordinary shares issued for such purpose and (ii) receipt of a note payable by us to Kenon in an aggregate principal amount of up to $220 million. The graphics below represent a simplified summary of our organizational structure, excluding intermediate holding companies, immediately prior to and immediately after the Reorganization and prior to the completion of this offering.

Prior to the Completion of the Reorganization	After the Completion of the Reorganization

As set forth in “Use of Proceeds,” we will use a portion of the net proceeds raised in this offering to prepay in full all obligations under our note payable to Kenon.

USE OF PROCEEDS

Assuming an initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our ordinary shares in this offering will be approximately $         million (or $         million if the underwriters exercise in full their option to purchase additional ordinary shares from us), after deducting estimated underwriting discounts and commissions and offering expenses.

We intend to use the net proceeds that we receive in this offering, along with readily available cash, (1) to develop greenfield projects, (2) to acquire companies or assets in the electricity sector (e.g., generation, transmission or distribution companies or assets), (3) to prepay in full all obligations under our note payable to Kenon (which will be in an aggregate principal amount of up to $220 million), which note will be issued to Kenon as part of the consideration for Kenon’s contribution of ICP to us in connection with the Reorganization and (4) general corporate purposes.

We will have broad discretion in the way that we use the net proceeds of this offering.

DIVIDEND POLICY

From time to time, our board of directors may approve the payment of dividends to our shareholders. Under Singapore law and our articles of association, dividends, whether in cash or in specie, must be paid out of our profits. The declaration and payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon many factors, including our profits, our financial position, earnings, cash flows, capital requirements, level of indebtedness, the progress relating to our strategy plan, statutory and contractual restrictions applicable to the payment of dividends, the conditions prevailing in the market, our overall financial condition, available distributable reserves, and additional factors our board of directors deems appropriate. Additionally, because we are a holding company, our ability to pay cash dividends, or declare a distribution-in-kind of the ordinary shares of any of our businesses, may be limited by restrictions on our ability to obtain sufficient funds through dividends from our businesses, including restrictions under the terms of the agreements governing the indebtedness of our businesses.

Dividend payments are not guaranteed and our board of directors may decide, in its absolute discretion, at any time and for any reason, not to pay dividends. Therefore, you may not receive funds without selling your ordinary shares. Any dividends declared on our ordinary shares will be declared and paid in U.S. dollars.

Under Singapore law and our articles of association, dividends, whether in cash or in specie, must be paid out of our profits available for distribution or in excess of the amount recommended by our directors. As a newly-incorporated company, we do not expect to have distributable profits from which dividends may be declared. For further information on the dividend restrictions applicable to us as a Singaporean company, see “Description of Share Capital—Memorandum and Articles of Association—Dividends,” and “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—As a newly-incorporated company, we will not have distributable profits to pay dividends.” For further information on certain tax considerations affecting dividend payments, see “Taxation.”

CAPITALIZATION

The following table has been derived from ICP’s financial statements and sets forth our capitalization as of March 31, 2015 on an actual basis and as adjusted to give effect to (1) the Reorganization, (2) the completion of this offering, assuming an initial public offering price of $         per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us and (3) the prepayment in full of all obligations under our note payable to Kenon (which will be in an aggregate principal amount up to $220 million) and which will be issued to Kenon in connection with the Reorganization, assuming no exercise of the underwriters’ option to purchase additional ordinary shares from us.

You should read this table together with the information in “Summary Consolidated Financial and Other Information,” “Selected Historical Consolidated Financial and Other Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

	As of March 31, 2015	Reorganization	Completion of Offering	Repayment of Note	As Adjusted
	($ millions)
Cash and cash equivalents	$455	—		—	$
Liabilities:
Debt, of which:
Long-term
Secured	1,773	—	—	—
Unsecured	492	—	—	—
Short-term
Secured	8	—	—	—
Unsecured	49	—	—	—
Note payable to Kenon	—		—
Total[1]	2,322		—

	$1,867				$

Equity:
Total capital attributable to our equity holders	796	—		—
Non-controlling interest	194	—		—
Total equity	990	—		—

Total capitalization	$2,857	—		—	$

1.	Does not include CDA’s drawdown of an additional $85 million under the CDA Finance Facility in June 2015 and Samay I’s drawdown of an additional $99 million under the Samay I Finance Facility in April 2015.

A $1.00 change in the assumed initial public offering price of $         per ordinary share would, in the case of an increase, increase the total capital attributed to our equity holders, total equity and total capitalization by $         and, in the case of a decrease, decrease the total capital attributed to our equity holders, total equity and total capitalization by $        , in each case, after deducting underwriting discounts and commissions and estimated offering expenses.

DILUTION

If you invest in the ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. Our net tangible book value as of                          was $             million or $         per ordinary share. Net tangible book value per ordinary share represents the amount of total assets, excluding intangible assets and goodwill, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding at the end of the period.

Without taking into account any other changes in such net tangible book value after                         , other than to give effect to our issuance and sale of             ordinary shares in this offering, based upon an assumed initial public offering price of $         per ordinary share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                          would have been $         per outstanding ordinary share, or $         per ordinary share. This represents an immediate increase in net tangible book value of $         or     % per ordinary share to our existing shareholders and an immediate dilution in net tangible book value of $         or     % per ordinary share, or $         or     % per ordinary share, to new investors of ordinary shares in this offering. Dilution is determined by subtracting net tangible book value per ordinary share immediately upon the completion of this offering from the assumed initial public offering price per ordinary share.

The following table illustrates such dilution, assuming no exercise of the underwriters’ option to purchase additional ordinary shares:

Assumed initial public offering price per ordinary share
Net tangible book value per ordinary share as of
Amount of dilution in net tangible book value per ordinary share immediately after this offering
Amount of dilution in net tangible book value per ordinary share to new investors in the offering

A $1.00 change in the assumed initial public offering price of $         per ordinary share would, in the case of an increase, increase the dilution per ordinary share to new investors in this offering by $         per ordinary share and, in the case of a decrease, decrease the dilution per ordinary share to new investors in this offering by $         per ordinary share, in each case, after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our selected consolidated financial and operating data. The selected consolidated financial data as of March 31, 2015 and 2014 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated interim financial statements, and the notes thereto, included elsewhere in this prospectus, in each case including all adjustments that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The selected consolidated financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements, and the notes thereto, included elsewhere in this prospectus, and the consolidated financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 have been derived from our consolidated financial statements, and the notes thereto, which are not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period. Additionally, the selected consolidated interim financial and operating information as of and for the three months ended March 31, 2015 are not necessarily indicative of the results expected as of and for the year ended December 31, 2015 or for any period subsequent to March 31, 2015.

You should read the selected consolidated financial and operating data set forth below in conjunction with the sections entitled “Summary Consolidated Financial and Other Information,” “Use of Proceeds,” “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in conjunction with our audited consolidated financial statements and unaudited condensed consolidated interim financial statements, and notes thereto, included elsewhere in this prospectus. Except as otherwise indicated, or unless the context requires otherwise, references to “the Company,” “we,” “us” and “our” in this section shall refer to ICP and its businesses.

The following table presents our selected consolidated statement of income data for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Selected Consolidated Statements of Income
Continuing Operations Data
Sales	$322	$325	$1,372	$873	$576	$526	$305
Cost of sales (excluding depreciation and amortization)	(224)	(224)	(936)	(594)	(396)	(377)	(218)
Depreciation and amortization	(26)	(22)	(101)	(72)	(51)	(38)	(26)

Gross profit	72	79	335	207	129	111	61

General, selling and administrative expenses	(16)	(10)	(68)	(41)	(37)	(32)	(17)
Asset write-off	—	—	(35)	—	—	—	—
Other expenses	—	—	(12)	—	—	—	—
Other income	—	2	17	5	7	—	10
Gain on bargain purchase	—	24	68	1	—	24	—
Measurement to fair value of pre-existing share	—	—	3	—	—	—	—

Operating income	56	95	308	172	99	103	54

Financing expenses, net	21	22	119	80	44	36	24

Share in income of associated companies	—	1	2	2	2	2	1

Income before taxes from continuing operations	35	74	191	94	57	69	31
Taxes on income	(13)	(17)	(51)	(41)	(20)	(16)	(6)

Net income from continuing operations	$22	$57	$140	$53	$37	$53	$25

Discontinued operations[2]
Net income from discontinued operations, net of tax	—	6	128	28	29	20	11

Net income for the period	$22	$63	$268	$81	$66	$73	$36

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Attributable to:
Equity holders of the Company	15	55	236	66	57	60	29
Non-controlling interest	7	8	32	15	9	13	7
Weighted average number of shares (in millions of shares)	10	10	10	10	10	10	10
Earnings per share	1.5	5.5	23.6	6.6	5.7	6.0	2.9
Dividends per share	—	—	3.7	—	—	—	—

1.	ICP was incorporated in January 2010. Financial data for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.
2.	Reflects the results of Acter Holdings, which primarily consists of our proportionate share of Edegel’s results for the period.

The following table presents our selected consolidated statement of financial position data as of the dates presented:

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
	($ millions)
Selected Consolidated Statement of Financial Position Data
Cash and cash equivalents	$455	$583	$517	$184	$221	$114
Short-term deposits and restricted cash	175	208	9	81	171	18
Trade receivables	179	181	138	96	75	77
Total current assets	943	1,089	724	416	536	266
Investments in associated companies	9	10	286	312	283	268
Property, plant and equipment, net	2,633	2,515	1,875	1,583	1,247	681
Total assets	$3,841	$3,859	$3,036	$2,457	$2,169	$1,301

Short-term credit from banks and others	163	162	244	80	81	46
Trade payables	173	144	92	42	57	28
Total current liabilities	457	452	451	172	217	110
Long-term loans from banks and others	1,475	1,499	788	670	487	186
Loans and capital notes from parent	—	—	242	237	219	207
Debentures	684	687	637	516	525	185
Total liabilities	2,816	2,828	2,237	1,709	1,546	761

Share capital and premium	431	431	431	431	431	431
Retained earnings	416	403	204	137	80	20
Total equity attributable to the equity holders of the Company	824	815	653	619	550	473
Non-controlling interest	201	216	146	129	72	67

Total equity	1,025	1,031	799	748	622	540
Total liabilities and equity	$3,841	$3,859	$3,036	$2,457	$2,169	$1,301

The following table presents our selected consolidated cash flow information for the periods presented:

	Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions)
Selected Consolidated Cash Flow Data
Net cash provided by operating activities	$44	$90	$413	$272	$122	$127	$65
Net cash used in investing activities	(97)	(143)	(378)	(258)	(293)	(643)	(32)
Net cash provided by (used in) financing activities	(69)	152	47	320	132	623	81

Net increase (decrease) in cash and cash equivalents	(122)	99	82	334	(39)	107	114
Cash and cash equivalents at beginning of the period	583	517	517	184	221	114	—
Effect of changes in the exchange rate on cash and cash equivalents	(6)	(1)	(16)	(1)	2	—	—

Cash and cash equivalents at end of the period	$455	$615	$583	$517	$184	$221	$114

1.	ICP was incorporated in January 2010. Cash flow information for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.

Key Financial and Other Operating Information

The following tables set forth certain key financial and operating data for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010[1]
	($ millions, except as otherwise indicated)
Net income from continuing operations	22	57	140	53	37	53	25
Net income for the period	22	63	268	81	66	73	36
Adjusted EBITDA[2]	85	94	395	247	154	120	82
Net debt[3]	1,692	1,281	1,557	1,143	1,001	701	285
Installed capacity of operating companies and associated companies at end of year (MW)	2,642	2,270	2,642	2,070	1,572	1,280	1,127
Weighted average availability during the period (%)	91%	95%	94%	95%	93%	91%	94%
Gross energy generated (GWh)	2,788	2,945	12,698	8,534	6,125	5,827	5,006
Energy sold under PPAs (GWh)	3,451	3,496	14,217	9,217	5,365	5,202	4,617

1.	ICP was incorporated in January 2010. Financial data for the year ended December 31, 2010 reflects the consolidated results of Inkia and OPC from April 1, 2010 and June 30, 2010, respectively, the time of their transfer to ICP.
2.	Adjusted EBITDA is a non-IFRS measure. For a reconciliation of our net income to our Adjusted EBITDA, see “Summary Consolidated Financial and Other Information—Key Financial and Other Operating Information.”
3.	Net Debt is a non-IFRS measure. For a reconciliation of our total debt to our net debt, see “Summary Consolidated Financial and Other Information—Key Financial and Other Operating Information.”

Information by Segment

Set forth below is a summary of the key financial metrics of each of our segments for the periods set forth below:

	Three Months Ended March 31,
	2015				2014
	Peru	Israel	Central America	Other	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	108	88	78	48	123	109	49	44
Cost of Sales	(72)	(56)	(63)	(33)	(82)	(70)	(41)	(31)
Operating income	20	24	7	3	29	32	4	28
Operating margins	19%	27%	9%	6%	24%	29%	8%	64%

Financing expenses, net	10	1	2	8	8	5	—	9
Net income for the period	7	17	2	(6)	14	20	2	25

Installed capacity of operating companies and associated companies at end of period (MW)	1,063	440	885	254	870	440	764	196
Gross energy generated (GWh)	873	993	451	549	1,599	954	451	473
Energy sold under PPAs (GWh)	1,599	985	628	239	1,916	935	682	330

	Year Ended December 31,
	2014				2013
	Peru	Israel	Central America	Other	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	437	413	308	214	394	187	147	145
Cost of Sales	(270)	(252)	(260)	(154)	(239)	(139)	(127)	(89)
Operating income	108	127	21	43	101	31	7	23
Operating margins	25%	31%	7%	20%	26%	17%	5%	16%

Financing expenses, net	34	30	8	46	34	22	—	23
Net income for the period	57	71	9	124	42	7	5	20

Installed capacity of operating companies and associated companies at end of period (MW)	1,063	440	504	581	870	440	140	506
Gross energy generated (GWh)	5,920	3,465	1,965	1,782	5,459	1,357	458	1,545
Energy sold under PPAs (GWh)	6,324	3,973	2,694	1,226	6,268	1,813	535	601

	Year Ended December 31, 2012
	Peru	Israel	Central America	Other
	($ millions, except as otherwise indicated)
Sales	276	—	155	145
Cost of Sales	(177)	—	(132)	(87)
Operating income	59	(4)	11	24
Operating margins	21%	—	7%	17%
Financing expenses, net	18	4	—	24
Net income (loss) for the period	32	(6)	7	24
Installed capacity of operating companies and associated companies at end of period (MW)	870	—	140	448
Gross energy generated (GWh)	4,282	—	561	1,496
Energy sold under PPAs (GWh)	4,321	—	448	596

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This information should be read in conjunction with our unaudited condensed consolidated interim financial statements, and the notes thereto, as of March 31, 2015 and 2014 and for the three months ended March 31, 2015 and 2014, and our audited consolidated financial statements, and the notes thereto, as of December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012, included elsewhere in this prospectus. Our financial statements have been prepared in accordance with IFRS as issued by the IASB. The financial information below also includes certain non-IFRS measures, which are defined under “Summary Consolidated Financial and Other Information” and “Business” and are used by us to evaluate our economic and financial performance. These measures are not identified as accounting measures under IFRS and therefore should not be considered as an alternative measure to evaluate our performance.

Certain information included in this discussion and analysis includes forward-looking statements that are subject to risks and uncertainties, and which may cause actual results to differ materially from those expressed or implied by such forward-looking statements. For further information on important factors that could cause our actual results to differ materially from the results described in the forward-looking statements contained in this discussion and analysis, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Except as otherwise indicated, or unless the context requires otherwise, references to the “Company,” “we,” “us” and “our” prior to the date hereof shall refer to ICP and its businesses, and as of the date hereof and thereafter, to IC Power and its subsidiaries, which subsidiaries shall include ICP as if the Reorganization had been consummated on the date hereof.

We are a leading owner, developer and operator of power facilities located in key power generation markets in Latin America, the Caribbean and Israel, utilizing a range of fuels, including natural gas, hydroelectric, HFO, diesel and wind. Currently, our principal focus is on Latin American markets, which typically have higher rates of growth of GDP and lower overall and per capita energy consumption, as compared with more developed markets. We believe that economic growth in Latin American markets will drive increases in overall and per capita energy consumption and therefore require significant additional investments in power generation assets in those markets.

As of March 31, 2015, we had an installed capacity of 2,642 MW, which we expect to increase by 1,202 MW, or 45%, to 3,844 MW by the middle of 2016, upon the completion of the following assets in advanced stages of construction:

•	Cerro del Aguila S.A.’s, or CDA’s, 510 MW hydroelectric project located in Peru, which we expect to be completed by the middle of 2016;

•	Samay I S.A.’s, or Samay I’s, 600 MW cold-reserve thermoelectric project located in Peru, which we expect to be completed by the middle of 2016; and

•	Kanan Overseas, I. Inc.’s, or Kanan’s, 92 MW thermal generation project in Panama, which we expect to be completed by the end of 2015,

in each case reflecting 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset and assuming no other changes to our capacity during this period.

Between 2007 and March 31, 2015, we invested approximately $2.4 billion in the acquisition, development and expansion of our power generation assets. Of this amount, 86% represented investments in greenfield development (including investments made in those assets in advanced stages of construction) and 14% represented acquisitions. We have financed our greenfield development using a combination of cash on hand, debt financing and investments by minority shareholders at the asset level, and have financed our acquisitions using cash on hand. Of the 2,093 MW we have added to our portfolio since Inkia’s formation, 63% derived from greenfield development projects, consisting of our construction of the Kallpa combined cycle plant, which comprises Peru’s largest power generation facility, and the construction of OPC’s plant, which became Israel’s first IPP. In the same period, we have acquired businesses with an aggregate installed capacity of 783 MW in five countries in Latin America and the Caribbean. By the middle of 2016, 76% of our capacity will be derived from our greenfield development efforts (based upon our current portfolio and assuming the completion of our assets in advanced stages of construction).

By successfully pursuing growth opportunities, primarily through contracted greenfield development projects in existing markets and acquisitions of anchor investments in new markets, we have expanded our regional presence, diversified our portfolio through the addition of various facilities which use a range of fuels, and significantly increased our cash flows. In 2014, our Adjusted EBITDA was $395 million, as compared to $65 million in 2009, representing a CAGR of 43% during this period. Adjusted EBITDA is a non-IFRS measure. For a reconciliation of our net income to our Adjusted EBITDA, see “Summary Consolidated Financial and Other Information—Key Financial and Other Operating Information.”

Overview of Financial Information Presented and Accounting Policies

Operating Segments and Presentation of Segment Financial Data

As a holding company, our results of operations are impacted by the financial results of each of our businesses. Set forth below is a summary of our segmentation for each of our operating assets and material intermediate holding companies:

Entity	Country	Segment
Kallpa	Peru	Peru[1]
OPC	Israel	Israel
Corinto	Nicaragua	Central America[2]
Tipitapa Power	Nicaragua
Amayo I	Nicaragua
Amayo II	Nicaragua
Puerto Quetzal	Guatemala
Nejapa	El Salvador
Cenérgica	El Salvador
COBEE	Bolivia	Other
Central Cardones	Chile
Colmito	Chile
CEPP	Dominican Republic
JPPC	Jamaica
Surpetroil	Colombia
Pedregal[3]	Panama
Inkia & Other	—
ICP & Other	—

1.	The Peru segment will also include the operating results of CDA and Samay I upon their COD.
2.	The Central America segment will also include the operating results of Kanan upon its COD.
3.	Although Pedregal is located in Central America, it is a minority interest. Therefore, from an income statement perspective, it is not part of the Central America segment and is only reflected in our “Other” segment in our share in income of associated companies.

We have included the results of operations of our segments under “—Operating Results” below.

Critical Accounting Policies and Significant Estimates

In preparing our financial statements, we make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our estimates and associated assumptions are reviewed on an ongoing basis and are based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements.

Impairment Analysis

For each reporting period, we examine whether there have been any events or changes in circumstances which would indicate an impairment of one or more non-monetary assets or cash generating units, or CGUs. When there are indications of an impairment, a review is made as to whether the carrying amount of the non-monetary assets or CGUs exceeds the recoverable amount and, if so, an impairment loss is recognized. An assessment of the impairment of the goodwill in a consolidated company is performed once a year or when triggering events exist.

Under IFRS, the recoverable amount of the asset or CGU is determined based upon the higher of (1) the fair value less costs of disposal, and (2) the present value of the future cash flows expected from the continued use of the asset or CGU in its present condition, including cash flows expected to be received upon the retirement of the asset from service and the eventual sale of the asset (value in use). The future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time-value of money and the risks specific to the asset or CGU.

The estimates regarding future cash flows are based upon past experience with respect to this asset or similar assets (or CGUs), and on our businesses’ best possible assessments regarding the economic conditions that will exist during the remaining useful life of the asset or CGU. Such estimates rely on the particular business’ current development plans and forecasts. As the actual cash flows may differ, the recoverable amount determined could change in subsequent periods, such that an additional impairment loss may need to be recognized or a previously recognized impairment loss may need to be reversed.

At the end of each reporting period, we assess whether there is any indication that any of the CGUs may be impaired and consider, among other things, whether there are indications of any of the following:

•	Significant changes in the technological, economic or legal environment in which the CGUs operate, taking into account the country in which each CGU operates;

•	Increases in interest rates or other market rates of return, which are likely to affect the discount rates used in calculating each CGU’s recoverable amount;

•	Evidence of obsolescence or physical damage of each CGU’s assets;

•	Actual performance of each CGU that does not meet expected performance indicators (e.g., its budget);

•	Declines in tariffs agreed upon in PPAs and/or in current energy prices;

•	Increases in fuel and/or gas prices and other power generation costs; and

•	New laws and regulations, or changes in existing laws and regulations, that could have an adverse effect on the power generation industry.

During 2014, a subsidiary of Inkia updated its five-year budget as a result of a downward trend in its results combined with anticipated impacts of recent political changes in the country in which the subsidiary operates, which affects the power generation business therein, and expectations of an increase in operating costs and unchanged electricity prices, which will probably lead to a decrease in its profitability. As a result, Inkia considered a potential impairment in this subsidiary and conducted an impairment analysis using the value in use method and a discount rate of 7.6%. Accordingly, Inkia determined that the book value of the subsidiary’s assets exceeded its recoverable amount and therefore recorded an impairment loss of $35 million in the year ended December 31, 2014.

As of the years ended December 31, 2013 and 2012, each CGU was performing according to expectations, was profitable, and we concluded that none of the aforementioned indications were present, so as to suggest that any of our CGUs may have been impaired. Additionally, in connection with each of our acquisitions in 2014, 2013 and 2012, we conducted an assessment as to whether there is any indication that the asset may be impaired. As there were no such indications, we did not measure the recoverable amount of the CGUs as of such dates.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to us and the revenue can be reliably measured. Revenue comprises the fair value for the sale of capacity and energy, net of value added tax, rebates and discounts, and after eliminating intra-group sales.

Revenues from the sale of capacity and energy are recognized in the period during which the sale occurs. Revenues from our power generation assets are recorded based upon output delivered and capacity provided at rates specified pursuant to our PPAs or, if the sales were made on the spot market, according to the optimal spot market price at the time of the sale.

Provisions for Contingent Liabilities

A provision for claims is recognized as a liability (assuming that a reliable estimate can be made) because it is a present obligation and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligations. Provisions in general are highly judgmental, especially in cases of legal disputes. We assess the probability of an adverse event and, if the probability is evaluated to be more likely than not, we fully provide for the total amount of the estimated contingent liability. We continually evaluate our pending provisions to determine if accruals are required. It is often difficult to accurately estimate the ultimate outcome of a contingent liability. Different variables can affect the timing and amounts we provide for certain contingent liabilities. These assessments, therefore, are subject to estimates made by us and our legal counsel, and adverse revisions in these estimates of the potential liability could materially impact our financial condition, results of operations or liquidity. For further information on our legal proceedings, see “Business” and, in particular, “Business—Legal Proceedings—Kallpa—Import Tax Assessments.”

Material Factors Affecting Results of Operations

Capacity Growth

Our capacity, excluding the capacity attributable to our assets in advanced stages of construction, was 2,642 MW as of March 31, 2015 and December 31, 2014, representing a 107% growth in capacity since January 1, 2012, as set forth below1:

Entity	Country	Energy used to Operate Power Station	Completion of Development/ Date of Acquisition / Date of Transfer	Capacity (MW)[2]
Capacity at January 1, 2012				1,279
Kallpa	Peru	Natural gas	Operation of Combined Cycle commenced—August 2012	293
Total increase in capacity during 2012				293

Capacity at January 1, 2013				1,572
OPC	Israel	Natural gas and diesel	Operations Commenced— July 2013	440
Colmito	Chile	Natural gas and diesel	Acquired—October 2013	58
Total increase in capacity during 2013				498

Capacity at January 1, 2014				2,070
Corinto	Nicaragua	HFO	Acquired—March 2014	71
Tipitapa Power	Nicaragua	HFO	Acquired—March 2014	51
Amayo I	Nicaragua	Wind	Acquired—March 2014	40
Amayo II	Nicaragua	Wind	Acquired—March 2014	23
Surpetroil	Colombia	Natural gas	Acquired—March 2014	15
Kallpa—Las Flores	Peru	Natural gas	Acquired—April 2014	193
Puerto Quetzal	Guatemala	HFO	Acquired—September 2014	179	[3]
Total increase in capacity during 2014				572

Capacity at December 31, 2014 and March 31, 2015				2,642

1.	As a result of our sale of our indirect interest in Edegel in September 2014, our capacity growth summary in this table does not include Edegel’s 1,540 MW of installed capacity during the periods in which we held our indirect interest in Edegel.
2.	Reflects 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset.
3.	In November 2014, Puerto Quetzal transferred a 55 MW power barge to Kanan, reducing Puerto Quetzal’s capacity from 234 MW to 179 MW.

As a result of our capacity expansion, our consolidated revenues, operating income, finance expenses and net income during the periods discussed in this section substantially increased. We expect to further increase our installed capacity by 45% to 3,844 MW upon the completion of our assets in advanced stages of construction: CDA’s 510 MW hydroelectric project located in Peru (expected COD by the middle of 2016), Samay I’s 600 MW cold-reserve thermoelectric project located in Peru (expected COD by the middle of 2016) and Kanan’s 92 MW thermal generation project in Panama (expected COD by the end of 2015).

Macroeconomic Conditions in the Countries in Which we Operate

Macroeconomic conditions may impact the gross domestic production of the countries in which we operate which may, in turn, affect the consumption of electricity by industrial and individual consumers in those countries. For instance, countries experiencing sustained economic growth generally experience an increase in their consumption of electricity. Additionally, macroeconomic conditions are also likely to affect foreign exchange rates, domestic interest rates and inflation, which each has an effect on our financial and operating costs. Fluctuations in the exchange rates between local currencies in the countries in which we operate and the

U.S. dollar, which is our functional currency, will generate either gains or losses on monetary assets and liabilities denominated in these local currencies and can therefore affect our profitability. Fluctuations in inflation rates may also increase labor costs and other local expenses of our operations, and we may be unable to pass such increases on to our customers (e.g., to customers who purchase energy or capacity from us pursuant to long-term PPAs, which are not linked to local inflation rates).

For further information on the risks associated with currency fluctuations, see “Risk Factors—Risks Related to Government Regulation—Foreign exchange rate fluctuations and controls could have a material adverse effect on our earnings and the strength of our balance sheet.”

The following table sets forth the percentage growth in GDP, the currency appreciation / depreciation (relative to the U.S. Dollar), and the annual inflation rate for the periods presented for each of the countries in which we operate, according to segment:

The following table sets forth the average local currencies per dollar exchange rates and the annual inflation rate for the periods presented for each of the countries in which we have material operations:

	2014			2013			2012
Country	Inflation Rate	GDP Growth	Currency Appreciation (Depreciation)	Inflation Rate	GDP Growth	Currency Appreciation (Depreciation)	Inflation Rate	GDP Growth	Currency Appreciation (Depreciation)
					(%)
Peru	3.2	2.4	(11)	2.8	5.8	(4)	3.7	6.0	5

Israel	(0.2)	2.6	(12)	1.5	3.3	7	1.7	3.4	2

Central America
Nicaragua	6.4	4.0	(5)	5.7	4.6	(4)	6.6	5.0	(6)
Guatemala	3.4	4.0	4	4.3	3.7	(1)	3.8	3.0	—
El Salvador	0.5	1.8	—	0.8	1.7	—	1.7	1.9	(1)
Panama	2.1	6.2	—	5.9	8.4	—	7.2	10.8	—

Other
Bolivia	5.2	5.2	—	5.7	6.8	—	4.6	5.2	1
Chile	4.6	1.8	(23)	1.8	4.3	(2)	3.0	5.5	(1)
Dominican Republic	3.0	7.3	(6)	4.8	4.8	(6)	3.7	3.9	(3)
Jamaica	6.4	(0.5)	(10)	9.5	0.2	(13)	8.0	0.5	(4)
Colombia	3.7	4.6	(7)	1.9	4.9	(4)	2.4	4.0	3

For further information on the macroeconomic conditions of the key countries in which we operate or in which we may operate in the future, see “Industry.”

Availability and Dispatch

The regulatory frameworks in each of the countries in which we currently operate, other than Israel and Jamaica, establish marginal cost systems, and the relevant regulatory agencies determine which generation units are to be dispatched, so as to minimize the cost of energy supplied.

The availability of a power generation asset refers to the percentage of time that a plant is available to generate energy. For example, even though they generally maintain the highest place in the dispatch merit order due to their efficiency and low generation costs, hydroelectric plants are unavailable when they are removed from operation to conserve water in the associated reservoirs or river basins or for maintenance, or when there are unscheduled outages. Thermal plants, which are lower in the dispatch merit order than hydroelectric plants, are unavailable for dispatch when they are removed from operation for maintenance or when there are unscheduled outages. Each of the relevant regulatory agencies considers the average availability of generation plants when it allocates firm capacity, which is the amount of capacity that, pursuant to applicable regulations, an energy sector regulator recognizes and remunerates to each power generation unit for being available to cover the demand in peak hours.

IEC, which is owned by the State of Israel and was the sole large-scale provider of energy in Israel prior to the commencement of OPC’s operations in July 2013, is the system operator of Israel’s electricity system and determines the dispatch order of Israel’s generation units. Pursuant to OPC’s PPA with IEC, which covers OPC’s entire firm capacity, OPC has informed IEC of the exclusion of OPC’s entire capacity, so as to sell such capacity directly to private customers. As a result, OPC’s entire capacity has been allocated to private customers in Israel since July 2013.
The following table sets forth the weighted average availability of our generation plants in each of the countries in which we operate for the periods presented, according to segment:

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Peru	97%	94%	92%

Israel	90%	96%[1]	—

Central America
Nicaragua	95%	—	—
Guatemala	97%	—	—
El Salvador	97%	95%	94%
Panama	93%	92%	88%

Other
Bolivia	91%	96%	96%
Chile	96%	96%	100%
Dominican Republic	89%	87%	82%
Jamaica	85%	88%	88%
Colombia	84%	—	—

1.	Reflects average availability of OPC since its COD in July 2013.

A substantial portion of the capacity in each of the countries in which we currently operate, other than Israel, Nicaragua and Jamaica, is comprised of hydroelectric plants. The marginal cost of production by these plants is almost nil. As a result, these plants are generally the first to be dispatched, when available. However, the availability of these plants is subject to annual and seasonal variations based on the hydrology of the reservoirs and river basins that provide the water to operate these plants. For example, COBEE’s hydroelectric plants are among the first generation units to be dispatched in Bolivia as a result of the low variable costs associated with these units, and we expect that following its commissioning in 2016, CDA’s plant will be among the first generation units dispatched in Peru. We seek to ensure that our hydroelectric units are available to be dispatched when necessary, as such availability is important to our ability to capture the benefits of marginal cost dispatch and the maximization of our margins.

When hydroelectric plants are unavailable or have been fully dispatched, other generation plants are generally dispatched on the basis of cost, with lower cost units, such as thermal gas plants, generally dispatched first. The Kallpa facility units, for example, are among the first generation units to be dispatched in Peru after the hydroelectric plants, since the Kallpa plants are among the lowest-cost thermal generation plants in Peru. Generally, the order in which regulatory agencies will dispatch plants which are neither hydroelectric or gas-powered are: (1) wind-powered; (2) coal-powered; (3) HFO-powered; followed by (4) diesel-powered. As many of the countries in which we operate are seeking to incentivize the production of wind and renewable energy plants, which typically have relatively low operating costs, these countries often dispatch wind-powered plants, such as Amayo I and Amayo II, on a priority basis. Similar to hydroelectric plants, however, the availability of wind-powered plants to be dispatched is limited by the availability of the resource (i.e., whether the wind is blowing).

If our generation plants are available for dispatch and are not dispatched, or are partially dispatched, by the relevant system operator and if our obligations to deliver energy under our PPAs exceed the energy dispatched from our own generation units at any particular time, we purchase energy in the spot market to satisfy these obligations, and there is a risk that the price of such energy may be higher than the price for energy that we receive under our PPAs.

Similarly, if our generation plants are not allocated sufficient firm capacity to satisfy our obligations under our PPAs, we purchase capacity in the spot market to satisfy these obligations, and there is a risk that the price of such capacity may be higher than the price for capacity that we receive under our PPAs.

The following table sets forth the amount of energy sold under our PPAs and in the spot market, and the amount of energy generated and purchased during the periods presented by each of the operating companies we owned as of March 31, 2015, according to segment1:

Segment	Period	Sales under PPAs	Sales in Spot Market	Net Energy Generated[2]	Energy Purchased
		(GWh)
Peru	Kallpa:
	Year Ended December 31, 2014	6,324	235	5,698	861
	Year Ended December 31, 2013	6,268	84	5,265	1,087
	Year Ended December 31, 2012	4,321	162	4,133	350

Israel	OPC:
	Year Ended December 31, 2014	3,973	—	3,400	573
	Year Ended December 31, 2013	1,813	—	1,331	482
	(since July 2013)

Central America	ICPNH:
	Year Ended December 31, 2014	1,063	22	1,058	27
	Year Ended December 31, 2013	1,045	44	1,042	47
	Year Ended December 31, 2012	1,123	20	1,119	24
	Puerto Quetzal:
	Year Ended December 31, 2014	1,005	53	465	593
	Year Ended December 31, 2013	1,304	24	489	840
	Year Ended December 31, 2012	1,369	82	547	904
	Nejapa:
	Year Ended December 31, 2014	626	93	373	346
	Year Ended December 31, 2013	535	171	457	249
	Year Ended December 31, 2012	448	244	559	133

Other	COBEE:
	Year Ended December 31, 2014	268	762	1,030	—
	Year Ended December 31, 2013	276	827	1,103	—
	Year Ended December 31, 2012	277	826	1,103	—
	Central Cardones:
	Year Ended December 31, 2014	—	—	—	—
	Year Ended December 31, 2013	—	—	—	—
	Year Ended December 31, 2012	3	1	—	4
	Colmito:
	Year Ended December 31, 2014	250	—	5	245
	Year Ended December 31, 2013	—	46	45	1
	Year Ended December 31, 2012	—	—	—	—
	CEPP:
	Year Ended December 31, 2014	253	54	236	71
	Year Ended December 31, 2013	325	53	332	46
	Year Ended December 31, 2012	316	14	330	—
	JPPC:
	Year Ended December 31, 2014	410	—	410	—
	Year Ended December 31, 2013	432	—	432	—
	Year Ended December 31, 2012	422	—	422	—
	Surpetroil:
	Year Ended December 31, 2014	45	—	23	—
	Year Ended December 31, 2013	45	—	22	—
	Year Ended December 31, 2012	45	—	22	—
	Pedregal:
	Year Ended December 31, 2014	269	136	371	14
	Year Ended December 31, 2013	200	205	405	—
	Year Ended December 31, 2012	120	251	391	—

1.	The information included within the table reflects 100% of the energy sold under PPAs, sold in the spot market, generated, and purchased by our assets, regardless of our ownership interest in the entity that owns each such asset, and also contains information for certain of our assets from periods prior to our acquisition of such asset. For further information on our acquisition of assets during the periods within the table, see “—Capacity Growth.”
2.	Net energy generated is defined as energy delivered at the interconnection to the system.

Cost of Sales

Our principal costs of sales are natural gas, HFO, lubricants, purchases of capacity and energy on the spot market, transmission costs, personnel, third party services and maintenance costs.

Our costs for natural gas, which include transportation costs, vary primarily based on the quantity of natural gas consumed, the variation of market prices of HFO, to which our natural gas prices are indexed, and whether we consume all of the natural gas that we are obligated to purchase under our natural gas supply contracts. Kallpa’s long-term gas supply contract with the Camisea Consortium, which is also used to supply gas to Las Flores, hedges Kallpa against fluctuations in the price of natural gas, however, Kallpa’s agreement with the Camisea Consortium will expire in June 2022, unless renewed by the parties. Once expired, Kallpa and Las Flores may be required to purchase their natural gas on spot markets at prices that may be greater than the prices they previously paid for such commodities and could therefore face increased volatility in their earnings and cash flows.

The price at which OPC purchases its natural gas from its sole natural gas supplier, the Tamar Group, is predominantly indexed (in excess of 70%) to changes in the PUAE’s generation component tariff, pursuant to the price formula set forth in OPC’s supply agreement with the Tamar Group. As a result, its increases or decreases have a related effect on OPC’s cost of sales and margins. Additionally, the natural gas price formula in OPC’s supply agreement is subject to a floor. PUAE tariffs are lower in 2015 as compared to 2012-2014. On August 10, 2015, the PUAE published a draft decision (subject to a public hearing and comments received from the public) proposing a further reduction in tariffs by approximately 7%. As a result of previous declines in the PUAE generation component tariff, OPC will soon begin to pay the floor price. Therefore, the recently proposed declines in the PUAE generation tariff, and any further declines in the PUAE generation component tariff, will not result in a related decline in OPC’s natural gas expenses, and therefore will lead to a greater decline in OPC’s margins. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015.

Our costs for HFO, which include transportation costs, vary primarily based on the quantity of HFO consumed and the variation of market prices of HFO. For example, we generate electricity using HFO in each of the countries comprising our Central America segment, as well as in the Dominican Republic. The price adjustment mechanisms in our PPAs in these countries also act as a natural hedge against the price of HFO.

As fuel is a significant cost for most of our operating companies, the price of various fuels (e.g., gas, diesel, or HFO) has a significant effect on our costs. However, as prices in the spot market tend to reflect current fuel prices and, as the majority of our PPAs contain a fuel price adjustment mechanism to reflect increases or decreases in the price of fuel, changes in fuel prices generally result in corresponding changes in revenues as a result of these pass-through mechanisms and do not substantially affect our operating margins. Accordingly, while the decline in global oil prices, which occurred during 2014, has resulted in a decline in our revenues for the three months ended March 31, 2015, such decline in global oil prices has not had and is not expected to have a commensurate effect on our operating margins. In some cases, however, our PPAs’ fuel price adjustment mechanisms may not adjust to reflect the full increase or decrease in fuel prices.

Our costs for transmission vary primarily according to the quantity of energy that we sell and the locations of the specific nodes to which our plants are connected in the national interconnected electrical systems of the various countries in which we operate. Under our PPAs and the regulatory regimes under which we sell energy in the spot market, most transmission costs are passed on to our customers.

We incur personnel and third party services costs in the operation of our plants. These costs are usually independent of the volumes of energy produced by our plants. We incur maintenance costs in connection with the ongoing and periodic maintenance of our generation plants. These costs are usually correlated to the volumes of energy produced and the number of running hours of our plants.

Results from Associated Company

Our net income, cash flows from operations and statement of financial condition are affected by the results of Pedregal, in which we hold a 21% indirect equity interest.

We record our proportional share in the net income of Pedregal, currently our only associated company, in our statement of income as share in profit in associates. Our share in profit in associated companies was $(8) thousand, $2 million, $2 million and $2 million during the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively. We record dividends received from Pedregal as cash flow from operations in our statement of cash flows. During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, we received dividends from Pedregal in the aggregate amount of $637 thousand, $2 million, $5 million and $467 thousand, respectively. The book value that we record for Pedregal in our statement of financial position is adjusted to reflect our proportional share in the net income of Pedregal and the dividends received from Pedregal, which is adjusted to reflect the cumulative translation adjustment to the value of our investment.

Although we are party to a management services agreement, which designates us as the administrator responsible for the day-to-day management of Pedregal, and may therefore exert a degree of influence with respect to Pedregal’s management and operation, we have a non-controlling interest in Pedregal. As a result, our ability to control the development and operation of Pedregal is limited and we may be dependent on Pedregal’s majority shareholders to approve certain operations. The approval of Pedregal’s majority shareholder is also required for distributions of funds to us.

Effects of Outstanding Indebtedness, including Financial Leases

Our total outstanding consolidated indebtedness was $2,322 million and $2,348 million as of March 31, 2015 and December 31, 2014, respectively, and we had no outstanding loans and notes owed to Kenon as of such dates.

We financed our acquisition of the Kallpa I, II and III turbines and the Las Flores power plant through financial leases. As a result, we have recognized these turbines and power plant as property, plant and equipment and have recognized the related lease obligations as loans from banks and others, but do not recognize any cash flow from financing activities upon our entry into these financing agreements. Payments under these leases are recognized in our statement of cash flows as cash flows from financing activities at the time that these payments are made.

Additionally, we are committed to expanding our operations by developing greenfield assets in accordance with three fundamental principles, one of which includes securing long term project financing agreements to finance our development efforts. These financing agreements are generally stand alone, secured, project-specific, and with no or limited recourse. We expect that our commitment to our operational expansion will result in the incurrence of additional indebtedness, which may, in turn, result in an increase in our outstanding consolidated indebtedness.

Furthermore, as we continue to develop our assets by (1) drawing down on our existing credit facilities with third parties or (2) securing additional third party financing, as discussed above, to fund our capital expenditures with respect to new assets or projects, we may experience an increase in interest costs. Many of our debt agreements have floating interest rates (e.g., many of the debt instruments bear interest rates based on LIBOR) and, notwithstanding any interest rate swaps which we have entered, or may enter, into to address this risk, a continued increase in interest rates could increase our interest expenses and the cost of the capital required to continue to fund our development and expansion efforts. Other than with respect to OPC and ICPI’s indebtedness, which represented $473 million and $493 million of our outstanding indebtedness as of March 31,

2015 and December 31, 2014, respectively, our outstanding indebtedness is either denominated in, or indexed to, the U.S. Dollar. For further information on our outstanding indebtedness, including the interest rate and currency applicable to the indebtedness, see “—Material Indebtedness.”

Negative Goodwill

Our development strategy contemplates the acquisition of energy assets in attractive markets, from time to time, in connection with our capacity expansion efforts. Based upon the difference between the amount paid, which we record in connection with our acquisition of such assets, and the net asset fair value, we may recognize negative goodwill at the purchase date.

For the three months ended March 31, 2015, we did not record any negative goodwill. For the year ended December 31, 2014, we recorded one-time gains on bargain purchases of $24 million, $24 million and $20 million in connection with our acquisitions of ICPNH in March 2014, JPPC in May 2014 and Puerto Quetzal in September 2014, respectively.

Income Taxes

We operate through various subsidiaries in several countries and, as a result, are subject to income tax in various jurisdictions. The following table sets forth the corporate income tax rates applicable as of December 31, 2014, 2013 and 2012 in each of the countries in which we operate:

	2014	Year Ended December 31, 2013	2012
		(%)
Peru[1]	30%	30%	30%

Israel	26.5%	25%	25%

Central America
Nicaragua[2]	25%	25%	25%
Guatemala[3]	28%	31%	31%
El Salvador	30%	30%	30%
Panama	25%	25%	25%

Other
Bolivia	25%	25%	25%
Chile[4]	21%	20%	18.5%
Dominican Republic[5]	28%	29%	29%
Jamaica[6]	33.3%	33.3%	33.3%
Colombia[7]	34%	34%	33%

1.	The corporate income tax rate decreased to 28% in 2015 and is scheduled to decrease to 27% in 2017 and 2018 and 26% in 2019. The dividend tax rate has increased to 6.8% in 2015 and is scheduled to increase to 8% in 2017 and 9.3% in 2019. Distributions of profits for 2014 are subject to a tax rate of 4.1%. Kallpa, CDA and Samay I have signed legal stability agreements with the relevant tax authority in Peru pursuant to which, during the term of the corresponding agreement, Kallpa, CDA and Samay I, respectively, will be subject to the income tax regime in place at the time each such agreement was entered into, which stipulates a 30% income tax rate, and not the general income tax regime applicable to other firms in Peru. These stability agreements expire in 2020, 2022 and 2024, respectively. Only after these tax agreements expire, or if Kallpa, CDA and Samay I terminate the corresponding agreement, will they be subject to the general income tax regime of Peru and receive the benefit of the changes in the Peruvian income tax rates described above.
2.	The statutory rate in Nicaragua in 2012-2014 is 30%. However, Empresa Energética Corinto Ltd, or Corinto, and Tipitapa Power Company Ltd, or Tipitapa Power, are subject to 25% income tax, based on a Foreign Investment Agreement signed in June 2000, which protects them from any unfavorable changes in the tax law. In addition, Amayo I and Amayo II are tax exempt from income tax payments, in accordance with Law No.532 for Electric Power Generation with Renewable Sources Incentive, up to a period of seven years since their CODs.
3.	The corporate income tax rate decreased to 25% in 2015.

4.	The corporate income tax rate increased to 22.5% in 2015 and is scheduled to increase to 24% in 2016 and 25% in 2017 for shareholders on the attribution method or 22.5% in 2017 for shareholders on the cash-basis method. The corporate income tax rate is scheduled to increase to 27% in 2018 for shareholders on the cash-basis method.
5.	The corporate income tax rate decreased to 27% in 2015.
6.	33.3% is the rate applied to regulated companies in Jamaica, including the companies regulated by Office of Utilities Regulation.
7.	The aggregate income tax rate of 34% in Colombia is composed of a base corporate income tax rate of 25% plus the “income tax for equality”, or CREE, tax at a rate of 9%. Beginning in 2015, a surcharge to the CREE tax rate of 5% on income in excess of 800 million Colombian pesos (approximately $272 million) would effectively increase the aggregate income tax rate to approximately 39%. The surcharge on the CREE tax is expected to increase to 6% in 2016, 8% in 2017 and 9% in 2018, effectively increasing the aggregate income tax rate to approximately 40%, 42% and 43% in 2016, 2017 and 2018, respectively, before being eliminated.

For further information on the tax rates, including withholding tax rates, applicable to our operating companies, see Note 25 to our audited financial statements included in this prospectus.

Effects of Discontinued Operations

In September 2014, we completed the sale of our indirect equity interest in Edegel for $413 million (which resulted in our recognition of $110 million of net profit). As a result, the results of operations of Generandes (the entity through which we held our indirect equity interest in Edegel) are reflected as discontinued operations in our financial statements presented in this prospectus.

As a result of Generandes’ significance to our results of operations for certain periods prior to our disposition of Generandes, we have included Generandes’ consolidated financial statements as of and for the years ended December 31, 2014, 2013 and 2012 in this prospectus in accordance with Rule 3-09 of Regulation S-X. Additional detail on Generandes’ historic financial performance can be found in these separate financial statements.

Factors Affecting Comparability of Operating and Financial Results

Our operational and financial results for the year ended December 31, 2014 have been affected by our acquisitions of various operating businesses, which must be understood in order to assess the comparability of our operating and financial results in the period to period financial analysis set forth below.

During the year ended December 31, 2014, excluding Las Flores (whose results of operations are consolidated with Kallpa’s) we successfully completed the acquisition of six generation assets, which collectively provided us with 439 MW in four countries in Latin America and the Caribbean, as set forth in “—Capacity Growth” and an additional 2,037 GWh of power generated in the year ended December 31, 2014. Although our financial results reflect the results of each of our acquired assets for the periods subsequent to our acquisition of such assets, our year-end generation figures reflected throughout this prospectus reflect 100% of the generation figures of our consolidated companies at year-end, and therefore includes the full-year generation figures of our acquired companies, regardless of our date of acquisition of such companies. As a result, our increase in GWh for the year ended December 31, 2014 reflects the contribution of our acquired companies, and also includes certain amounts generated by these companies prior to our acquisition of these companies. However, as our financial results for the year ended December 31, 2014, such as our sales and cost of sales, reflect the financial results of these acquisitions from the date of consolidation, our operating results for the year ended December 31, 2014 may not be comparable to the financial results for the period to the extent of businesses acquired in the period.

As we seek to invest in additional assets through the acquisition of controlling interests in new operating assets, these factors may also affect the comparability of our operating and historical financial results in future periods.

PUAE Tariffs Affect our Results in our Israel Segment

In Israel, sales of IPPs are generally made on the basis of PPAs for the sale of energy to customers, with prices predominantly linked to the tariff issued by the PUAE and denominated in New Israeli Shekels.

The PUAE operates a time of use tariff, which provides different energy rates for different seasons (e.g., summer and winter) and different periods of time during the day. Within Israel, the price of energy varies by season and demand period. For further information on Israel’s seasonality and the related PUAE tariffs, see “Industry – Israel.”

The PUAE’s rates have affected our revenues and income in the periods under review. PUAE tariffs in the period 2012 to 2014 were incrementally higher to reflect higher fuel prices in 2012, which the PUAE determined would be reflected in higher tariffs in 2012-2014. As a result, PUAE tariffs were lower in 2015 as compared to 2014, which affected our revenues in our Israel segment in the first quarter of 2015 as discussed below. On August 10, 2015, the PUAE published a draft decision (subject to a public hearing and comments received from the public) proposing a further reduction in tariffs by approximately 7% and a reduction in the PUAE generation component tariff. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015. Any reduction in the PUAE tariff will result in a corresponding decline in the sale prices of OPC’s energy and revenues in our Israel segment. For further information on the PUAE and the PUAE tariff, see “Business – Regulation of the Israeli Electricity Sector – PUAE.”

Operating Results

The following discussion of our results of operations is based on our consolidated financial statements prepared in accordance with IFRS as issued by the IASB. The discussion of the results of our business segments is based upon the financial information reported for each of the segments of our business, and is presented in the tables below, which set forth the results of each of our segments and the reconciliation of these results of our segments to our consolidated results of operations. This segment information was prepared on the same basis as the information that our senior management uses to allocate resources among segments and evaluate their performance. We evaluate and manage the performance of our segments based on information generated from our statutory accounting records maintained in accordance with IFRS, and reflected in our consolidated financial statements.

In the following discussion, references to increases or declines in any period are made by comparison with the corresponding prior period, except as the context otherwise indicates.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Set forth below are our condensed consolidated statements of income data for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,		% Change
	2015	2014
	($ millions)
Consolidated Statements of Income
Sales	$322	$325	(1)
Cost of sales (excluding depreciation and amortization)	(224)	(224)	—
Depreciation and amortization	(26)	(22)	18

Gross profit	72	79	(9)

General, selling and administrative expenses	(16)	(10)	60
Other expenses	—	—	—
Other income	—	2	(100)
Gain on bargain purchase	—	24	(100)

Operating income	56	95	(41)

Financing expenses, net	21	22	(5)

Share in income of associated companies	—	1	—
Income before taxes from continuing operations	35	74	(53)

Taxes on income	(13)	(17)	(24)

Net income from continuing operations	$22	$57	$(61)

Net income from discontinued operations, net of tax	—	6	(100)

Net income for the period	$22	$63	(65)

Attributable to:
Equity holders of the Company	15	55	(73)
Non-controlling interest	7	8	(13)

Set forth below are the results of each of our segments and our consolidated results of operations for the three months ended March 31, 2015 and 2014:

		Three Months Ended March 31, 2015
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$108	$88	$78	$48	$—	$322
Cost of Sales	(72)	(56)	(63)	(33)	—	(224)
Depreciation and amortization	(13)	(6)	(5)	(4)	2	(26)

Gross profit	23	26	10	11	2	72

General, selling and administrative expenses	(3)	(2)	(3)	(8)	—	(16)

Operating income	20	24	7	3	2	56

Financing expenses, net	(10)	(1)	(2)	(8)	—	(21)
Share in income of associated companies	—	—	—	—	—	—

Net income from continuing operations	$7	$17	$2	$(6)	$2	22

Net income from discontinued operations, net of tax	—	—	—	—	—	—

Net income for the period	$7	$17	$2	$(6)	$2	$22

Operating margin	19%	27%	9%	6%	—	17%

		Three Months Ended March 31, 2014
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$123	$109	$49	$44	$—	$325
Cost of Sales	(82)	(70)	(41)	(31)	—	(224)
Depreciation and amortization	(10)	(6)	(3)	(5)	2	(22)

Gross profit	31	33	5	8	2	79

General, selling and administrative expenses	(4)	(1)	(1)	(4)	—	(10)
Gain on bargain purchase	—	—	—	24	—	24

Operating income	29	32	4	28	2	95

Financing expenses, net	(8)	(5)	—	(9)	—	(22)
Share in income of associated companies	—	—	—	1	—	1

Net income from continuing operations	14	20	2	19	2	57

Net income from discontinued operations, net of tax	—	—	—	6	—	6

Net income for the period	$14	$20	$2	$25	$2	$63

Operating margin	24%	29%	8%	64%	—	29%

Sales

Our sales decreased by $3 million, or 1%, to $322 million for the three months ended March 31, 2015 from $325 million for the three months ended March 31, 2014. This decrease was primarily driven by (1) a decrease in our Peru segment’s sales from energy and capacity sales during the period and (2) a decrease in our Israel segment’s sales during the period. These effects were partially offset by our acquisition and consolidation of various businesses during 2014, as set forth in further detail below by segment:

Peru Segment

•	Sales from our Peru segment decreased by $15 million, or 12%, to $108 million for the three months ended March 31, 2015 from $123 million for the three months ended March 31, 2014, primarily as a result of:

•	a $7 million, or 8%, decrease in Kallpa’s revenue from energy sales to $73 million for the three months ended March 31, 2015 from $80 million for the three months ended March 31, 2014, as a result of a $15 million, or 17%, decrease in revenue resulting from a decrease in the volume of energy sold to 1,599 GWh for the three months ended March 31, 2015 from 1,916 GWh during the same period in 2014 due to the expiration of a short-term, opportunistic PPA pursuant to which Kallpa contracted to sell more energy than was allocated by the COES to Kallpa. This decrease was partially offset by a $8 million, or 10%, increase in revenue resulting from an increase the average energy price charged by Kallpa to $46 per MWh in the three months ended March 31, 2015 from $42 per MWh in the three months ended March 31, 2014; and

•	a $5 million, or 23%, reduction in Kallpa´s revenue from capacity sales to $17 million for the three months ended March 31, 2015 from $22 million for the three months ended March 31, 2014 as a result of a 20% decrease in revenue resulting from a decrease in the volume of capacity sold by Kallpa to 903 MW for the three months ended March 31, 2015 from 1,122 MW during the same period in 2014, due primarily to expiration of the short-term, opportunistic PPA described above.

Israel Segment

•	Sales from our Israel segment decreased by $21 million, or 19%, to $88 million for the three months ended March 31, 2015 from $109 million for the three months ended March 31, 2014, primarily as a result of a $22 million, or 20%, decrease in OPC´s revenue from energy sales to $86 million for the three months ended March 31, 2015 from $108 million during the same period in 2014. This decrease in sales is largely due to a higher PUAE generation component tariff in 2014; PUAE tariffs in the period 2012 to 2014 were incrementally higher to reflect higher fuel prices in 2012, which the PUAE determined would be reflected in higher tariffs in 2012-2014, and as a result, PUAE tariffs are lower in 2015 compared to 2014. The tariff forms the basis of OPC’s energy prices so the decline in the tariff in 2015 lead to a decline in sales. To a lesser degree, the decline in sales was also the result of the strengthening of the U.S. Dollar against the New Israeli Shekel, OPC’s functional currency. As a result of these factors, OPC experienced a 22% decline in the average price of the energy it sold to $87 per MWh for the three months ended March 31, 2015 from $112 per MWh during the same period in 2014. This decrease was partially offset by a $2 million, or 2%, increase in revenue resulting from an increase in the volume of energy sold in the three months ended March 31, 2015 to 985 GWh from 965 GWh during the same period in 2014.

Central America Segment

•	Sales from our Central America segment increased by $29 million, or 59%, to $78 million for the three months ended March 31, 2015 from $49 million for the three months ended March 31, 2014 primarily as a result of our acquisition and consolidation of ICPNH (which generated $27 million in sales during the three months ended March 31, 2015) and Puerto Quetzal (which generated $23 million in sales during the three months ended March 31, 2015), which we began consolidating in March 2014 and September 2014, respectively. This increase was partially offset by a $12 million, or 30%, reduction in Nejapa’s sales, primarily as a result of a decline in realized energy prices due to a decline in HFO prices.

Other Segment

•	Sales from our Other segment increased by $4 million, or 9%, to $48 million for the three months ended March 31, 2015 from $44 million for the three months ended March 31, 2014, primarily as a result of our acquisition and consolidation of JPPC (which generated $11 million in sales during the three months ended March 31, 2015) and Surpetroil (which generated $2 million in sales during the three months ended March 31, 2015), which we began consolidating in May 2014 and March 2014, respectively. This increase was partially offset by a $9 million, or 47%, reduction in CEPP’s sales, primarily as a result of the expiration of CEPP’s PPA in September 2014, and the subsequent sale of energy at spot market prices which were less than the contracted price set forth in the PPA, despite an increase in energy generation.

Cost of Sales (Excluding Depreciation and Amortization)

Our cost of sales (excluding depreciation and amortization) was $224 million for the three months ended March 31, 2015 and 2014. This was primarily a result of (1) a decrease in our Peru segment’s energy and capacity purchases and energy sales and (2) a decline in the PUAE tariff, which affected OPC’s cost of sales (as gas prices under our supply agreement are linked to the PUAE tariff), which declines were offset by increases resulting from our acquisition and consolidation of various businesses during 2014, as set forth in further detail below by segment:

Peru Segment

•	Cost of sales from our Peru segment decreased by $10 million, or 12%, to $72 million for the three months ended March 31, 2015 from $82 million for the three months ended March 31, 2014, primarily as a result of:

•	a $12 million decline in spot energy and capacity purchases as a result of the Kallpa plants purchase of less energy from the spot market due to the expiration of a short-term, opportunistic PPA in 2014, which resulted in (1) a $7 million decrease in energy purchases for the three months ended March 31, 2015 from $17 million during the same period in 2014 and (2) a $6 million decrease in capacity purchases to $2 million for the three months ended March 31, 2015 from $8 million during the same period in 2014;

•	a $3 million decline in transmission charges as a result of a 20% decrease in the volume of energy sold by Kallpa to 1,599 GWh for the three months ended March 31, 2015 from 1,916 GWh during the same period in 2014 due to the expiration of the short-term, opportunistic PPA described previously; and

•	a $5 million maintenance expense for scheduled maintenance on Kallpa I, which offset in part the decreases above.

Israel Segment

•	Cost of sales from our Israel segment decreased by $14 million, or 20%, to $56 million for the three months ended March 31, 2015 from $70 million for the three months ended March 31, 2014 due to

(1) a lower PUAE generation component tariff, which serves as the base for the natural gas price linkage formula in OPC’s gas supply agreement, and (2) the strengthening of the U.S. Dollar against the New Israeli Shekel, OPC’s functional currency.

Central America Segment

•	Cost of sales from our Central America segment increased by $22 million, or 54%, to $63 million for the three months ended March 31, 2015 from $41 million for the three months ended March 31, 2014, primarily as a result of our acquisition and consolidation of ICPNH (which incurred cost of sales of $16 million during the three months ended March 31, 2015) and Puerto Quetzal (which incurred cost of sales of $23 million during the three months ended March 31, 2015). This increase was partially offset by a $7 million, or 23%, decline in Nejapa’s cost of sales as a result of a decline in HFO prices.

Other Segment

•	Cost of sales from our Other segment increased by $2 million, or 6%, to $33 million for the three months ended March 31, 2015 from $31 million for the three months ended March 31, 2014, primarily as a result of our acquisition and consolidation of JPPC (which incurred cost of sales of $10 million during the three months ended March 31, 2015) and Surpetroil (which incurred cost of sales of $1 million during the three months ended March 31, 2015). This increase was partially offset by a $6 million, or 43%, decline in CEPP’s cost of sales, primarily due to a decline in the price of fuel purchased by CEPP, despite an increase in energy generation.

Depreciation and Amortization

Our depreciation and amortization expenses increased by $4 million, or 18%, to $26 million for the three months ended March 31, 2015 from $22 million for the three months ended March 31, 2014, primarily as a result of the increase in our depreciable property, plant and equipment as a result of depreciation expenses related to:

•	the acquisition of Las Flores in April 2014, which increased our Peru segment’s depreciation expense by $3 million to $13 million for the three months ended March 31, 2015 from $10 million for the three months ended March 31, 2014; and

•	a $2 million increase in our Central America segment’s depreciation expense in the three months ended March 31, 2015 as a result of our consolidation of ICPNH and Puerto Quetzal.

These increases were was partially offset by a decline of $1 million in our Other segment’s depreciation expense.

General, Selling and Administrative Expenses

Our general, selling and administrative expenses increased by $6 million, or 60%, to $16 million for the three months ended March 31, 2015 from $10 million for the three months ended March 31, 2014. This increase was primarily driven by (1) the consolidation of general, selling and administrative expenses in an aggregate amount of $3 million as a result of our consolidation of ICPNH, Surpetroil, JPPC and Puerto Quetzal from the dates of their respective acquisitions in March 2014, March 2014, May 2014 and September 2014, respectively; and (2) amortization expenses in an aggregate amount of $1 million as a result of the purchase price allocation adjustments made in respect of these acquisitions.

Operating Income

As a result of the above, our operating income decreased by 41% to $56 million in the three months ended March 31, 2015, resulting in an operating margin of 17% for the three months ended March 31, 2015, as compared to an operating income and operating margin of $95 million and 29%, respectively, for the three months ended March 31, 2014.

Financing Expenses, Net

Our financing expenses, net, declined by $1 million, or 5%, to $21 million for the three months ended March 31, 2015 from $22 million for the three months ended March 31, 2014 as set forth in further detail below by segment:

Peru Segment

•	Financing expenses, net, from our Peru segment increased by $2 million to $10 million for the three months ended March 31, 2015 from $8 million for the three months ended March 31, 2014, primarily as a result of (1) a $1 million increase in foreign exchange rate losses as a result of the strengthening of the U.S. dollar against the Peruvian Nuevo Sol during the three months ended March 31, 2015 and (2) a $1 million increase in Kallpa´s interest expenses to $8 million for the three months ended March 31, 2015 from $7 million for the three months ended March 31, 2014, primarily as a result of interest expenses relating to Las Flores´s financing.

Israel Segment

•	Financing expenses, net, from our Israel segment declined by $4 million to $1 million for the three months ended March 31, 2015 from $5 million for the three months ended March 31, 2014, primarily as a result of a $5 million decrease in OPC’s interest expense due to a 1.6% CPI decrease and the strengthening of the U.S. Dollar against the New Israeli Shekel, which is OPC’s functional currency.

Central America Segment

•	Financing expenses, net, from our Central America segment increased by $2 million, to $2 million for the three months ended March 31, 2015, as a result of the consolidation of interest expense of $2 million resulting from our 2014 acquisitions of ICPNH and Puerto Quetzal.

Other Segment

•	Financing expenses, net, from our Other segment declined by $1 million to $8 million for the three months ended March 31, 2015 from $9 million for the three months ended March 31, 2014 primarily as a result of a $2 million decrease in interest expense during the three months ended March 31, 2015 due to our repayment of $169 million of debt owed to IC, our former parent, in May 2014.

Share In Income (Loss) of Associated Companies

Our share in income of associated companies, which is comprised entirely of our proportionate interest in Pedregal’s results of operations, decreased to $(8) thousand for the three months ended March 31, 2015 from $1 million for the three months ended March 31, 2014.

Taxes on Income

Our tax expenses decreased to $13 million for the three months ended March 31, 2015 from $17 million for the three months ended March 31, 2014. This decrease was primarily driven by a $39 million decrease in our income before taxes from continuing operations.

Our effective tax rate increased to 37% for the three months ended March 31, 2015 from 23% for the three months ended March 31, 2014, primarily as a result of a one-time non-taxable gain recorded during 2014 (which largely consists of a $24 million gain on bargain purchase we recorded in connection with our acquisition of ICPNH in March 2014). In the three months ended March 31, 2015, our effective tax rate was higher than our statutory tax rate of 26.5% due to a higher contribution from our Peru segment (where our corporate income tax rate is 30%). In the three months ended March 31, 2014, our effective tax rate was lower than our statutory tax rate of 25% as a result of the non-taxable gain on bargain purchase recorded during 2014.

Net Income from Discontinued Operations, Net of Tax

We did not generate any results from discontinued operations during the three months ended March 31, 2015. We generated $6 million in net income from discontinued operations, net of tax, during the three months ended March 31, 2014, reflecting the results of Acter Holdings, which primarily consists of our proportionate share of Generandes’ results of operations during the period. Additional detail on Generandes’ historic financial performance can be found in Generandes’ separate financial statements, which we have included in this prospectus.

Net Income For the Period

As a result of the factors described above, our net income for the period decreased to $22 million for the three months ended March 31, 2015, as compared to $63 million for the three months ended March 31, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Set forth below are our consolidated statements of income data for the years ended December 31, 2014 and 2013:

	Years Ended December 31,		% Change
	2014	2013
	($ millions)
Consolidated Statements of Income
Sales	$1,372	$873	57
Cost of sales (excluding depreciation and amortization)	(936)	(594)	58
Depreciation and amortization	(101)	(72)	40

Gross profit	335	207	62

General, selling and administrative expenses	(68)	(41)	66
Asset write-off	(35)	—	—
Other expenses	(12)	—	—
Other income	17	5	240
Gain on bargain purchase	68	1	6,700
Measurement to fair value of pre-existing share	3	—	—

Operating income	308	172	79

Financing expenses, net	119	80	49

Share in income of associated companies	2	2	—
Income before taxes from continuing operations	191	94	103

Taxes on income	(51)	(41)	24

Net income from continuing operations	$140	$53	$164

Discontinued operations
Net income from discontinued operations, net of tax	128	28	357

Net income for the period	$268	$81	231

Attributable to:
Equity holders of the Company	$236	$66	216
Non-controlling interest	32	15	67

Set forth below are the results of each of our segments and our consolidated results of operations for the years ended December 31, 2014 and 2013:

		Year Ended December 31, 2014
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$437	$413	$308	$214	—	$1,372
Cost of Sales	(270)	(252)	(260)	(154)	—	(936)
Depreciation and amortization	(45)	(25)	(18)	(22)	9	(101)

Gross profit	122	136	30	38	9	335

General, selling and administrative expenses	(17)	(8)	(9)	(34)	—	(68)

Asset write-off	—	—	—	(35)	—	(35)

Operating income	108	127	21	43	9	308

Financing expenses, net	(34)	(30)	(8)	(46)	(1)	(119)
Share in income of associated companies	—	—	—	2	—	2

Income before taxes from continuing operations	$74	$97	$13	$(1)	$8	$191
Net income from continuing operations	57	71	9	(4)	7	140

Net income from discontinued operations, net of tax	—	—	—	128	—	128

Net income for the period	$57	$71	$9	$124	$7	$268

Operating margin	25%	31%	7%	20%	—	22%

		Year Ended December 31, 2013
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$394	$187	$147	$145	—	$873
Cost of Sales	(239)	(139)	(127)	(89)	—	(594)
Depreciation and amortization	(40)	(12)	(9)	(21)	10	(72)

Gross profit	115	36	11	35	10	207

General, selling and administrative expenses	(16)	(5)	(4)	(16)	—	(41)

Operating income	101	31	7	23	10	172

Financing expenses, net	(34)	(22)	—	(23)	(1)	(80)
Share in income of associated companies	—	—	—	2	—	2

Income before taxes from continuing operations	$67	$9	$7	$2	$9	$94
Net income from continuing operations	42	7	5	(8)	7	53

Net income from discontinued operations, net of tax	—	—	—	28	—	28

Net income for the period	$42	$7	$5	$20	$7	$81

Operating margin	26%	17%	5%	16%	—	20%

Sales

Our sales increased by $499 million, or 57%, to $1,372 million for the year ended December 31, 2014 from $873 million for the year ended December 31, 2013. This increase was primarily driven by (1) the acquisition of the Las Flores plant in 2013 in our Peru segment, (2) the first full year of operations of OPC in our Israel segment, and (3) our acquisition and consolidation of various businesses during 2014, as set forth in further detail below by segment:

Peru Segment

•	Sales from our Peru segment increased by $43 million, or 11%, to $437 million for the year ended December 31, 2014 from $394 million for the year ended December 31, 2013, primarily as a result of:

•	a $24 million, or 9%, increase in Kallpa’s revenue from energy sales to $291 million in 2014 from $267 million during 2013, primarily as a result of a $9 million, or 3%, increase in revenue resulting from an increase in the volume of energy sales by Kallpa to 6,559 GWh in 2014 from 6,352 GWh in 2013 and a $15 million, or 5%, increase in revenue resulting from an increase in Kallpa’s average energy price to $44 per MWh in 2014 from $42 per MWh in 2013 principally due to the commencement of service under certain PPAs with distribution companies which provided for the sale of energy at higher prices, and included a pass-through of the cost of the gas distribution tariff which was imposed on generators in Chilca as of January 1, 2014 in connection with the completion of a gas pipeline constructed by Gas Natural de Lima y Callao S.A., or Calidda, which has a concession to distribute gas from Chilca to Lima, and within Lima;

•	a $10 million, or 18%, increase in Kallpa’s revenue from ancillary services (principally transmission tolls that are passed through to Kallpa’s customers) as a result of a 19% increase in the primary toll system tariff during 2014; and

•	a $5 million, or 7%, increase in Kallpa’s revenue from capacity sales to $73 million during 2014 from $68 million during 2013, primarily as a result of a 6% increase in revenue resulting from an increase in the volume of capacity sales to an average of 929 MW in 2014 from an average of 880 MW in 2013, which was principally due to our acquisition of the Las Flores plant in April 2014.

Israel Segment

•	Sales from our Israel segment increased by $226 million, or 121%, to $413 million for the year ended December 31, 2014 from $187 million for the year ended December 31, 2013, primarily as a result of the first full year of operations of OPC, which commenced commercial operations in July 2013. OPC’s revenue from energy sales increased by $225 million, or 122%, to $410 million for the year ended December 31, 2014, from $185 million for the year ended December 31, 2013, principally as a result of a $225 million, or 119%, increase in revenue resulting from an increase in the volume of energy sold to 3,973 GWh in 2014 from 1,813 GWh in 2013, which reflects a full year of commercial operations of OPC’s plant during 2014 and an increase in the average price of energy sold to $103 per GWh in 2014 from $102 per GWh in 2013.

Central America Segment

•	Sales from our Central America segment increased by $161 million, or 110%, to $308 million for the year ended December 31, 2014 from $147 million for the year ended December 31, 2013, primarily as a result of our acquisition and consolidation of ICPNH (which generated sales of $125 million since our acquisition of it in March 2014) and Puerto Quetzal (which generated sales of $33 million since our acquisition of it in September 2014).

Other Segment

•	Sales from our Other segment increased by $69 million, or 48%, to $214 million for the year ended December 31, 2014 from $145 million for the year ended December 31,2013 primarily as a result of our acquisition and consolidation of JPPC (which generated sales of $41 million since our acquisition of it in May 2014), Colmito (which generated sales of $38 million since our acquisition of it in October 2013) and Surpetroil (which generated sales of $9 million since our acquisition of it in March 2014). These effects were partially offset by a $19 million, or 21%, reduction in CEPP’s revenues to $73 million for the year ended December 31, 2014 from $92 million for the year ended December 31, 2013, primarily as a result of the expiration of its PPA in September 2014 and a change in CEPP’s position in the dispatch order as a result of the entry of an additional, more efficient power plant in the Dominican Republic.

Cost of Sales (Excluding Depreciation and Amortization)

Our cost of sales (excluding depreciation and amortization) increased by $342 million, or 58%, to $936 million for the year ended December 31, 2014 from $594 million for the year ended December 31, 2013. This increase was primarily driven by (1) the imposition of certain tariffs in Peru as of January 1, 2014 in our Peru segment, (2) the first full year of operations of OPC in our Israel segment, (3) our acquisition and consolidation of various businesses during 2014, as set forth in further detail below by segment:

Peru Segment

•	Cost of sales from our Peru segment increased by $31 million, or 13%, to $270 million for the year ended December 31, 2014 from $239 million for the year ended December 31, 2013 primarily as a result of:

•	a $27 million, or 24%, increase in Kallpa’s gas and gas transportation and distribution costs to $139 million in 2014 from $112 million in 2013, as a result of (1) the commencement of Calidda’s gas distribution services, which increased Kallpa’s gas costs by $18 million, and (2) a $9 million increase in Kallpa’s natural gas costs primarily as a result of an 8% increase in gross energy generated by Kallpa to 5,920 GWh in 2014 from 5,459 GWh in 2013;

•	a $13 million, or 20%, increase in Kallpa’s transmission costs to $77 million in 2014 from $64 million in 2013, as a result of a 19% increase in the primary toll system tariff; and

•	a $9 million, or 22%, decrease in Kallpa’s cost for purchases of energy and capacity as a result of an 8% increase in energy generated by Kallpa to 5,920 GWh in 2014 from 5,459 GWh in 2013 which resulted in a reduction in Kallpa’s spot market purchases, which partially offset the above-described increases.

Israel Segment

•	Cost of sales from our Israel segment increased by $113 million, or 81%, to $252 million for the year ended December 31, 2014 from $139 million for the year ended December 31, 2013 primarily as a result of an increase in the gross energy generated by OPC to 3,465 GWh in 2014 from 1,357 GWh in 2013, reflecting a full year of commercial operations of this plant during 2014, as compared to approximately six months of commercial operations of this plant in 2013 following its COD in July 2013.

Central America Segment

•	Cost of sales from our Central America segment increased by $133 million, or 105%, to $260 million for the year ended December 31, 2014 from $127 million for the year ended December 31, 2013 primarily as a result of:

•	our acquisition and consolidation of ICPNH (which incurred cost of sales of $98 million since our acquisition of it in March 2014) and Puerto Quetzal (which incurred cost of sales of $29 million since our acquisition of it in September 2014). The consolidation of these entities increased our cost of sales as follows: (1) our fuel and lubricants costs increased by $98 million; (b) our purchases of energy and capacity increased by $12 million; (c) our maintenance expenses increased by $8 million; and (d) our personnel expenses increased by $4 million;

•	an $11 million, or 30%, increase in energy purchased by Nejapa, primarily as a result of an increase in sales in 2014, despite a lower amount of energy generated by Nejapa, which reduction was due to an increase in low cost energy purchased by the electricity system in El Salvador from other SIEPAC countries, primarily Guatemala; and

•	a $12 million, or 17%, decrease in Nejapa’s fuel costs as a result of the reduction of its generation activities, which partially offset the increases above.

Other Segment

•	Cost of sales from our Other segment increased by $65 million, or 73%, to $154 million for the year ended December 31, 2014 from $89 million for the year ended December 31, 2013 primarily as a result of:

•	our acquisition and consolidation of JPPC (which incurred cost of sales of $40 million since our acquisition of it in May 2014) and Surpetroil (which incurred cost of sales of $2 million since our acquisition of it in March 2014). The consolidation of these entities increased our cost of sales as follows: (a) our fuel, gas and lubricants costs increased by $34 million; (b) our maintenance expenses increased by $3 million and (c) our personnel expenses increased by $2 million;

•	a $36 million increase in our cost of sales as a result of our acquisition and consolidation of Colmito, which we acquired in October 2013, primarily as a result of the $32 million energy and capacity purchases made by Colmito to supply its PPA with ENAP Refinerías S.A., which commenced in January 2014; and

•	a $17 million, or 33%, decline in CEPP’s fuel costs in connection with a 29% decrease in CEPP’s gross generation to 242 GWh in 2014 from 339 GWh in 2013 primarily as a result of a change in CEPP’s position in the dispatch order as a result of the entry of an additional, more efficient power plant, which partially offset the above-described increases.

Depreciation and Amortization

Our depreciation and amortization expenses increased by $29 million, or 40%, to $101 million in 2014 from $72 million in 2013, primarily as a result of the increase in our depreciable property, plant and equipment as a result of depreciation expenses related to (1) a full year of commercial operations of OPC during 2014, as compared to approximately six months of commercial operations of this plant following its COD in July 2013, which increased OPC’s depreciation from $12 million in 2013 to $25 million in 2014, (2) the acquisitions of ICPNH, Surpetroil, JPPC, and Puerto Quetzal, which accounted for $12 million of our consolidated depreciation in 2014, and (3) the acquisition of Las Flores in April 2014, which increased Kallpa’s depreciation expense by $5 million from $40 million in 2013 to $45 million in 2014.

General, Selling and Administrative Expenses

Our general, selling and administrative expenses increased by $27 million, or 66%, to $68 million for 2014 from $41 million for 2013. This increase was primarily driven by (1) the consolidation of general, selling and administrative expenses in an aggregate amount of $9 million as a result of our consolidation of ICPNH, Surpetroil, JPPC and Puerto Quetzal from the dates of their respective acquisitions in March 2014, March 2014, May 2014 and September 2014; (2) an $8 million increase in legal fees to $11 million from $3 million, primarily due to a $7 million increase in Inkia’s legal fees as a result of litigation relating to Crystal Power, which was settled in January 2015; (3) a $3 million increase in OPC’s general, selling and administrative expenses to $8 million in 2014 from $5 million in 2013 as a result of the commencement of OPC’s commercial operations in July 2013 (certain of OPC’s general, selling and administrative expenses were capitalized prior to the beginning of OPC’s commercial operations in July 2013); and (4) a $2 million increase in amortization expenses as a result of the purchase price allocation adjustments made in connection with our acquisitions of ICPNH, Surpetroil, JPPC and Puerto Quetzal.

Asset Write-Off

Our $35 million asset write-off in 2014 is comprised of an impairment charge in respect of Inkia’s impairment of one of its subsidiaries. For further information, see “—Critical Accounting Policies and Significant Estimates—Impairment Analysis.”

Other Expenses

Our other expenses increased significantly to $12 million for 2014. This increase was primarily driven by a $7 million charge as a result of our retirement of certain of Amayo II’s assets—three wind turbines which were damaged in December 2014 in connection with a blackout in the Nicaraguan national interconnection system, or SIN, which left one wind turbine collapsed and another two wind turbines with severe damage—and the loss of income relating to these assets. For further information on the damaged turbines, see “Business—Property, Plant and Equipment.”

Other Income

Our other income increased significantly to $17 million for 2014 from $5 million for 2013. In 2014, our other income consisted primarily of (1) $7 million related to insurance claims, primarily in respect of Amayo II’s claims regarding three of its wind turbines which were damaged in December 2014 and (2) $4 million in dividend income from Generandes which, although declared in November 2014 after the consummation of our disposition of Generandes, was distributed to us in December 2014 pursuant to the terms of our sale agreement. In 2013, our other income consisted of (1) $4 million of non-operating income and (2) $1 million of dividends received from JPPC.

Gain on Bargain Purchase

Our gain on bargain purchase increased significantly to $68 million for 2014 from $1 million for 2013. This increase was driven by the negative goodwill generated in connection with our acquisition of:

•	ICPNH in March 2014, which resulted in our recognition of a gain of $24 million;

•	the 84% of the outstanding equity of JPPC, which we did not previously own, in May 2014, resulting in our recognition of a gain of $24 million; and

•	Puerto Quetzal in September 2014, which resulted in our recognition of a gain of $20 million.

Operating Income

As a result of the above, our operating income increased by 79% to $308 million for 2014, resulting in an operating margin of 22% for 2014, as compared to an operating income and operating margin of $172 million and 20%, respectively, for 2013.

Financing Expenses, Net

Our financing expenses, net, increased by 49% to $119 million for 2014 from $80 million for 2013 as set forth in further detail below by segment:

Peru Segment

•	Financing expenses, net from our Peru segment were $34 million in both 2013 and 2014 reflecting a $3 million increase in interest expense from banks and others to $33 million, primarily as a result of interest expenses relating to Las Flores’ leases (accrued since our acquisition of Las Flores in April 2014). This increase was partially offset by a $4 million decline in foreign currency loss due to the depreciation of the Peruvian Nuevo Soles against the U.S. dollar during 2014.

Israel Segment

•	Financing expenses, net, from our Israel segment increased by $8 million, or 36%, to $30 million for the year ended December 31, 2014 from $22 million for the year ended December 31, 2013 primarily as a result of a $5 million increase in OPC´s interest expense from banks and others to $22 million in 2014 from $17 million in 2013. Prior to OPC’s COD in July 2013, OPC’s interest expense was capitalized.

Central America Segment

•	Financing expenses, net, from our Central America segment increased by $8 million, or 100%, to $8 million for the year ended December 31, 2014, primarily as a result of the recognition of $7 million of interest expense relating to ICPNH’s debt, as a result of our acquisition, and consolidation, of ICPNH in March 2014.

Other Segment

•	Financing expenses, net, from our Other segment increased by $23 million, or 100%, to $46 million for the year ended December 31, 2014 from $23 million for the year ended December 31, 2013 primarily as a result of (1) the recognition of $13 million in finance expenses as a result of repaying $95 million of capital notes to IC, reflecting the difference between the nominal value of the capital notes ($95 million) and the book value of the capital notes ($82 million); (2) a $9 million increase in Inkia’s interest expense from banks and others to $21 million in 2014 from $12 million in 2013, primarily as a result of our incurrence of a full year of interest expense in respect of Inkia’s incremental $150 million senior notes, which were issued in September 2013, and interest expense relating to Inkia’s $125 million credit facility (which was entered into in December 2013 and fully paid in August 2014); (3) $3 million increase in interest expense in respect of ICPI’s NIS 350 million ($93 million) mezzanine financing agreement, which ICPI entered into in June 2014; and (4) a $2 million increase in Colmito’s interest expense from banks and others, primarily as a result of Colmito’s incurrence of additional debt in February 2014. These effects were partially offset by a $4 million decrease in interest expense on loans from our parent company to $7 million for the year ended December 31, 2014 from $11 million for the year ended December 31, 2013, as a result of our repayment of the full outstanding amount of the loans owed to IC during May and June 2014.

Share In Income of Associated Company

Our share in income of associated company, which is comprised of our proportionate interest in Pedregal’s results of operations, was $2 million for each of 2014 and 2013.

Taxes on Income

Our tax expenses increased to $51 million for 2014 from $41 million for 2013. Our tax expense in 2014 was affected by (1) a $24 million increase in OPC’s income tax expense as a result of an increase in OPC’s income before taxes, as compared to 2013; (2) an increase in the statutory income tax rate to 26.5% in 2014 from 25% in 2013; and (3) the recognition of a $2 million income tax expense as a result of our acquisition and consolidation of ICPNH, Puerto Quetzal, JPPC and Surpetroil during the period.

These effects were partially offset by (1) a $9 million deferred income tax gain arising from the $35 million write-off of assets recorded during 2014; (2) a $7 million deferred income tax gain from the exchange rate losses related to CDA’s debt, which gains are capitalized for tax purposes; and (3) a $3 million decline in Kallpa’s deferred income tax expenses to $3 million in 2014 from $6 million in 2013, resulting from the translation effects of Kallpa’s non-monetary assets as a result of Kallpa’s payment of taxes in a currency that is different from its functional currency.

Our effective tax rate decreased to 26% for 2014 from 44% for 2013, as a result of non-taxable gain on bargain purchase recorded during 2014 (primarily comprised of the $68 million gain on bargain purchase we recorded in connection with the sale of our indirect interest in Edegel). In 2014, our effective tax rate was lower than our statutory tax rate of 26.5% as a result of income which was subject to tax at a different rate, non-deductible expenses and taxes in respect of foreign dividends, which effects were partially offset by taxes associated with certain exempt income. In 2013, our effective tax rate was higher than our statutory tax rate of 25% as a result of income which was subject to tax at a different rate, and non-deductible and other expenses, which effects were partially offset by taxes associated with our share in profits of associated companies.

Net Income from Discontinued Operations, Net of Tax

Our net income from discontinued operations, net of tax, increased significantly to $128 million for 2014 from $28 million for 2013, reflecting (1) the results of Acter Holdings, which includes our $18 million proportionate share of Generandes’ results of operations during the period and (2) $110 million net gain on sale of discontinued operations as a result of the sale of our interest in Generandes, through which we held our indirect interest in Edegel, which generated $157 million of capital gains, which were partially offset by $47 million of income tax expenses.

Net Income For the Period

As a result of the factors discussed above, our net income for the period increased by 231% to $268 million for 2014, as compared to $81 million for 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Set forth below are our combined statements of income data for the years ended December 31, 2013 and 2012:

	Years Ended December 31,		% Change
	2013	2012
	($ millions)
Consolidated Statements of Income
Sales	$873	$576	52
Cost of sales (excluding depreciation and amortization)	(594)	(396)	50
Depreciation and amortization	(72)	(51)	41

Gross profit	207	129	60

General, selling and administrative expenses	(41)	(37)	11
Other income	5	7	(29)
Gain on bargain purchase	1	—	—

Operating income	172	99	74

Financing expenses, net	80	$44	82

Share in income of associated companies	2	2	—
Income before taxes from continuing operations	94	57	65

Taxes on income	(41)	(20)	105

Net income from continuing operations	$53	$37	$43

Discontinued operations
Net income from discontinued operations, net of tax	28	29	(3)

Net income for the period	$81	$66	23

Attributable to:
Equity holders of the Company	$66	$57	16
Non-controlling interest	15	9	67

Set forth below are the results of each of our segments and our consolidated results of operations for the years ended December 31, 2013 and 2012:

		Year Ended December 31, 2013
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$394	$187	$147	$145	—	$873
Cost of Sales	(239)	(139)	(127)	(89)	—	(594)
Depreciation and amortization	(40)	(12)	(9)	(21)	10	(72)

Gross profit	115	36	11	35	10	207

General, selling and administrative expenses	(16)	(5)	(4)	(16)	—	(41)

Operating income	101	31	7	23	10	172

Financing expenses, net	(34)	(22)	—	(23)	(1)	(80)
Share in income of associated companies	—	—	—	2	—	2

Income before taxes from continuing operations	$67	$9	$7	$2	$9	$94
Net income from continuing operations	42	7	5	(8)	7	53

Net income from discontinued operations, net of tax	—	—	—	28	—	28

Net income for the period	$42	$7	$5	$20	$7	$81

Operating margin	26%	17%	5%	16%	—	20%

		Year Ended December 31, 2012
	Peru	Israel	Central America	Other	Adjustments	Consolidated Results
	($ millions, except as otherwise indicated)
Sales	$276	$—	$155	$145	$—	$576
Cost of Sales	(177)	—	(132)	(87)	—	(396)
Depreciation and amortization	(32)	—	(9)	(20)	10	(51)

Gross profit	67	—	14	38	10	129

General, selling and administrative expenses	(10)	(4)	(4)	(19)	—	(37)

Operating income	59	(4)	11	24	9	99

Financing expenses, net	(17)	(4)	—	(24)	1	(44)
Share in income of associated companies	—	—	—	2	—	2

Income before taxes from continuing operations	$42	$(8)	$11	$2	$10	$57
Net income from continuing operations	32	(6)	7	(5)	9	37

Net income from discontinued operations, net of tax	—	—	—	29	—	29

Net income (loss) for the period	$32	$(6)	$7	$24	$9	$66

Operating margin	21%	—	7%	17%	—	17%

Sales

Our sales increased by $297 million, or 52%, to $873 million for the year ended December 31, 2013 from $576 million for the year ended December 31, 2012. This increase was primarily driven by (1) a full year of operations of Kallpa’s combined cycle facility in our Peru segment, (2) the commencement of OPC’s operations in July 2013 in our Israel segment, as set forth in further detail below by segment:

Peru Segment

•	Sales from our Peru segment increased by $118 million, or 43%, to $394 million for the year ended December 31, 2013 from $276 million for the year ended December 31, 2012, primarily as a result of a full year of operations of Kallpa’s combined cycle unit during 2013, as compared to four months of operations of this unit following the commencement of this unit’s commercial operations in August 2012. Kallpa experienced:

•	a $77 million, or 41%, increase in its revenue from energy sales to $267 million in 2013 from $190 million in 2012, principally as a result of a $78 million, or 42%, increase in revenue resulting from an increase in the volume of energy sales to 6,352 GWh in 2013 from 4,483 GWh in 2012 largely due to Kallpa’s entry into additional PPAs supported by the conversion of the Kallpa plant to a combined cycle operation in August 2012;

•	a $23 million, or 68%, increase in Kallpa’s revenue from ancillary services related to Kallpa’s energy sales (principally transmission tolls that are passed through to Kallpa’s customers) to $57 million in 2013 from $34 million in 2012; and

•	an $18 million, or 36%, increase in Kallpa’s revenue from capacity sales to $68 million in 2013 from $50 million in 2012, primarily as a result of a 39% increase in revenue resulting from an increase in the volume of capacity sales to an average of 880 MW in 2013 from an average of 634 MW in 2012, principally due to a full year of capacity sales in 2013 subsequent to the conversion and expansion of the Kallpa facility, as compared to four months of capacity sales subsequent to Kallpa’s conversion and expansion in 2012.

Israel Segment

•	Sales from our Israel segment were $187 million for the year ended December 31, 2013 (compared to nil sales in 2012), as a result of OPC’s commencement of commercial operations in July 2013. OPC’s energy sales were $185 million in 2013 as a result of its sale of 1,813 GWh of energy in 2013, reflecting an average energy price of $102 per GWh.

Central America Segment

•	Sales from our Central America segment decreased by $8 million, or 5%, to $147 million for the year ended December 31, 2013 from $155 million for the year ended December 31, 2012 primarily as a result of a decline in the average sales price under PPAs during the period.

Other Segment

•	Sales from our Other segment were $145 million for each of the years ended December 31, 2013 and 2012, reflecting (1) an increase in CEPP’s average energy price and an increase in the volume of CEPP’s energy sales due to an increase in sales under its PPA, which was offset by (2) a decrease in COBEE’s average energy price and (3) a decline in Central Cardones’ spot capacity sales.

Cost of Sales (Excluding Depreciation and Amortization)

Our cost of sales (excluding depreciation and amortization) increased by $198 million, or 50%, to $594 million for 2013 from $396 million for 2012. This increase was primarily driven by (1) a full year of Kallpa’s combined cycle operations in our Peru segment, (2) the commencement of OPC’s operations in our Israel segment in July 2013, as set forth in further detail below by segment:

Peru Segment

•	Cost of sales from our Peru segment increased by $62 million, or 35%, to $239 million for the year ended December 31, 2013 from $177 million for the year ended December 31, 2012 primarily as a result of:

•	a $25 million, or 64%, increase in Kallpa’s transmission costs to $64 million in 2013 from $39 million in 2012, primarily as a result of the increase in energy sold by Kallpa under its PPAs supported by the conversion of Kallpa’s combined cycle in August 2012 and additional energy purchases necessitated by an unscheduled maintenance of one of Kallpa’s turbines in the first half of 2013;

•	a $25 million, or 156%, increase in Kallpa’s cost of purchases of energy and capacity to $41 million in 2013 from $16 million in 2012, largely due to a $14 million, or 211%, increase in energy purchased to 1,087 GWh in 2013 from 350 GWh in 2012 and an $11 million increase in capacity purchases, due to increased sales under PPAs; and

•	a $5 million, or 5%, increase in Kallpa’s natural gas costs to $112 million in 2013 from $107 million in 2012, primarily as a result of the effects of increases in the Producer Price Index and natural gas prices on the pricing formulas under Kallpa’s PPAs.

Israel Segment

•	Cost of sales from our Israel segment was $139 million for the year ended December 31, 2013 (nil in 2012), primarily as a result of OPC’s gross energy generation of 1,357 GWh after its COD in July 2013.

Central America Segment

•	Cost of sales from our Central America segment decreased by $5 million, or 4%, to $127 million for the year ended December 31, 2013 from $132 million for the year ended December 31, 2012 primarily as result of a $19 million, or 21%, decrease in Nejapa’s fuel costs as a result of its generation activities, which was partially offset by a $14 million, or 61%, increase in energy purchased by Nejapa due to an increase in low cost energy purchased from other SIEPAC countries, primarily Guatemala.

Other Segment

•	Cost of sales from our Other segment increased by $2 million, or 2%, to $89 million for the year ended December 31, 2013 from $87 million for the year ended December 31, 2012 as a result of a $2 million increase in COBEE’s personnel expenses in connection with a one-time severance payment.

Depreciation and Amortization

Our depreciation expenses increased by $21 million, or 41%, to $72 million in 2013 from $51 million in 2012, primarily as a result of the increase in our depreciable property, plant and equipment as a result of (1) the commencement of OPC’s commercial operations in July 2013, which resulted in a $12 million increase in our depreciation expense in 2013 and (2) a full year of operations of Kallpa’s combined cycle unit during 2013, as compared to approximately four months of operations of this unit in 2012, which resulted in an $8 million increase in our depreciation expense in 2013.

General, Selling and Administrative Expenses

Our general, selling and administrative expenses increased by $4 million, or 11%, to $41 million for 2013 from $37 million for 2012. This increase was primarily driven by a 25% increase in payroll and related expenses to $20 million in 2013 from $16 million in 2012, principally as a result of a $2 million increased profit sharing provision for Kallpa’s employees, a $1 million increase in deferred compensation expense, and a $0.3 million increase in OPC’s salaries. These effects were partially offset by a $2 million, or 40%, decline in consultant and other professional services to $3 million in 2013 from $5 million in 2012, primarily as a result of one-time expenses incurred in 2012.

Other Income

Our other income decreased by 29% to $5 million for 2013 from $7 million for 2012. In 2013, our other income consisted of (1) $4 million of non-operating income, and (2) $0.6 million of dividends received from JPPC. In 2012, our other income consisted primarily of (1) $4 million of non-operating income and (2) $1 million of dividends received from JPPC.

Operating Income

As a result of the above, our operating income increased by 74% to $172 million for 2013, resulting in an operating margin of 20% for 2013, as compared to an operating income and operating margin of $99 million and 17%, respectively, for 2012.

Financing Expenses, Net

Our financing expenses, net, increased by $36 million, or 82%, to $80 million for 2013 from $44 million for 2012 as set forth in further detail below by segment:

Peru Segment

•	Financing expenses, net, from our Peru segment increased by $17 million, or 100%, to $34 million for the year ended December 31, 2013 from $17 million for the year ended December 31, 2012 primarily as a result of (1) the recognition of the interest on Kallpa’s syndicated loan agreement and bond following the COD of Kallpa’s combined cycle unit in 2012, which increased Kallpa’s interest expense to $30 million in 2013 from $19 million in 2012, as interest on these loans was capitalized prior to the commencement of the combined cycle plant’s operations in August 2012 and (2) the incurrence of exchange rate losses of $3 million in 2013 compared to exchange rate gains of $2 million in 2012, primarily as a result of the depreciation of the Peruvian Nuevos Soles against the U.S. Dollar during 2013.

Israel Segment

•

Financing expenses, net, from our Israel segment increased by $18 million to $22 million for the year ended December 31, 2013 from $4 million for the year ended December 31, 2012 primarily as a result of (1) the recognition of the interest on OPC’s debt following the COD of OPC’s combined cycle plant in July 2013, which increased OPC’s interest expense to $17 million in 2013 from $0 million in 2012, as interest expense was capitalized prior to OPC’s COD in July 2013; (2) the recognition of the interest on capital notes from IC related to OPC, which increased OPC’s interest expense from loans and capital notes from IC to $4 million in 2013 from $0 million in 2012, as interest on these notes was capitalized prior to OPC’s COD in July 2013; and (3) a $234 thousand gain from the net change in fair value of derivative instruments in 2013 compared to a $4 million loss in 2012, primarily as a result of the increase in the LIBOR during 2013 compared to 2012.

Central America Segment

•	We had no meaningful interest expense in our Central America segment for the years ended December 31, 2013 and 2012, as most of the businesses in our Central America segment were not purchased until 2014.

Other Segment

•	Financing expenses, net, from our Other segment decreased by $1 million, or 4% to $23 million for the year ended December 31, 2013 from $24 million for the year ended December 31, 2012 as a result of (1) the recognition of a $2 million gain in Central Cardones resulting from the net change in fair value of derivative instruments in 2013, compared to a $521 thousand loss in 2012, which was due to the increase in the LIBOR during 2013 compared to 2012 and (2) a $3 million increase in Inkia’s interest expense to $12 million in 2013 from $9 million in 2012, primarily as a result of interest expense related to Inkia’s $150 million senior note offering, which was completed in September 2013.

Share In Income of Associated Company

Our share in income of associated company, which is comprised entirely of our proportionate interest in Pedregal’s results of operations, was $2 million for each of 2013 and 2012.

Taxes on Income

Our tax expenses increased by 105% to $41 million for the year ended December 31, 2013, compared to $20 million for the year ended December 31, 2012. This increase was primarily driven by:

•	a $16 million increase in Kallpa’s tax expense to $26 million for the year ended December 31, 2013 from $10 million for the year ended December 31, 2012 as a result of (i) an $8 million increase in Kallpa’s tax expense reflecting an increase in Kallpa’s income before taxes, as compared to 2012 and (2) a $7 million increase in Kallpa’s tax expense arising from the changes in the exchange rate on the long-term debt which resulted in non-deductible expense; and

•	a $4 million increase in OPC’s tax expense to $2 million for the year ended December 31, 2013 from $2 million income tax benefit for the year ended December 31, 2012 as a result of an increase in OPC’s income before taxes, as compared to 2013, due to the commencement of OPC’s commercial operations in July 2013.

Our effective tax rate increased to 44% for 2013 from 35% for 2012. In 2013 and 2012, our effective tax rates was higher than the statutory tax rate of 25% as a result of income which was subject to tax at a different rate, and non-deductible and other expenses, which effects were partially offset by taxes associated with our share in profits of associated companies.

Net Income from Discontinued Operations, Net of Tax

Our net income from discontinued operations, net of tax, decreased by 3% to $28 million for 2013 from $29 million for 2012, reflecting the results of Acter Holdings, which includes our proportionate share of Generandes’ results of operations during each of those periods. Additional detail on Generandes’ historic financial performance can be found in Generandes’ separate financial statements, which we have included in this prospectus.

Net Income For the Period

As a result of the above, our net income for the period increased by 23% to $81 million for 2013, as compared to $66 million for 2012.

Liquidity and Capital Resources

As of March 31, 2015 and December 31, 2014, we had cash and cash equivalents of $455 million and $583 million and short-term deposits of $91 million and $119 million, respectively.

Our principal sources of liquidity have traditionally consisted of cash flows from operating activities, including dividends received from entities in which we own non-controlling interests; short-term and long-term borrowings; and sales of bonds in domestic and international capital markets. From time to time, we may be unable to receive dividends from our subsidiaries and associated company. For further information on potential limitations to our ability to receive dividends from certain of the entities in which we hold interests, see “Risk Factors—Risks Related to Our Business—We are a holding company and are dependent upon cash flows from our subsidiaries and associated company to meet our existing and future obligations.”

Our principal needs for liquidity generally consist of capital expenditures related to the development and construction of generation projects and the acquisition of other generation companies; working capital requirements (e.g., maintenance costs that extend the useful life of our plants); and dividends on our ordinary shares. As part of our growth strategy, we expect to develop, construct and operate greenfield projects in the markets that we serve as well as start projects or acquire controlling interests in operating assets within and outside Latin America. Our development of greenfield projects and our acquisition activities in the future may require us to make significant capital expenditures and/or raise significant capital. We believe that our liquidity is sufficient to cover our working capital needs in the ordinary course of our business.

Our sale of our indirect interest in Edegel constituted an “asset sale” under Inkia’s indenture, pursuant to which Inkia is required to use the $110 million net proceeds from Inkia’s sale of its interest in Edegel within 30 months of Inkia’s receipt of such net proceeds (i.e., prior to March 2017) to acquire assets useful in Inkia’s business (e.g., reinvest in its operations through acquisitions, capital expenditures), or to repay certain debt. As of March 31, 2015 and December 31, 2014, we had $117 million and $88 million of restricted cash.

Cash Flows

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

The following table sets forth our cash flows from our operating, investing and financing activities for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
	2015	2014
	($ millions)
Cash flows provided by operating activities	$44	$90
Cash flows used in investing activities	(97)	(143)
Cash flows provided by (used in) financing activities	(69)	152
Net change in cash in period	(122)	99
Cash—opening balance	583	517

Effect of exchange rate on the cash	(6)	(1)
Cash—closing balance	455	615

Cash Flows Provided by Operating Activities

Cash flows provided by our operating activities are our primary source of liquidity and decreased by 51% to $44 million for the three months ended March 31, 2015 from $90 million for the three months ended March 31, 2014. This decrease was primarily driven by (1) a $32 million decrease in OPC’s net cash flows from operating activities, primarily as a result of a lower generation component tariff, which serves as the base for the price calculation for the billing of OPC’s customers, (2) a $15 million decrease in CEPP’s net cash flows from operating activities, mainly as a result of a decline in energy sales due to the expiration of its short-term PPA in September 2014, and (3) a $9 million decrease in Kallpa’s net cash flows from operating activities, due to the payment of a $10 million import tax assessment in respect of the Kallpa I plant in March 2015, which proceedings are further described in “Business—Legal Proceedings—Kallpa—Import Tax Assessments.” These factors were partially offset by a $5 million increase in Inkia’s net cash flows from operating activities, which were lower during the three months ended March 31, 2014 as a result of deferred compensation package and accrued stock appreciation rights that were paid during the three months ended March 31, 2014.

Cash Flows Used in Investing Activities

Cash outflows used in our investing activities decreased by 32% to $97 million for the three months ended March 31, 2015 from $143 million for the three months ended March 31, 2014.

During the three months ended March 31, 2015, investing activities for which we used cash primarily consisted of acquisitions of property, plant and equipment of $128 million, of which $63 million was used in the construction of Samay I, $54 million was used in the construction of CDA’s plant, and $5 million was used in Kanan’s project installation and interconnection to Panama’s power system. Also, during the three months ended March 31, 2015, we received proceeds of short-term deposits and restricted cash, net, in the aggregate amount of $32 million.

During the three months ended March 31, 2014, investing activities for which we used cash primarily consisted of acquisitions of property, plant and equipment of $69 million, of which $32 million was used in the construction of CDA’s plant and $26 million was used in the construction of Samay I. Also, during the three months ended March 31, 2014, we received proceeds of short-term deposits and restricted cash, net, in the aggregate amount of $37 million and made payments of $29 million related to business combinations.

Cash Flows Provided by Financing Activities

Cash flows used by our financing activities were $69 million for the three months ended March 31, 2015, compared to cash inflows provided by financing activities of $152 million for the three months ended March 31, 2014. This change was primarily driven by our subsidiaries’ financing activities, which mainly involved the receipt of long-term loans and issuance of debentures during the three months ended March 31, 2014.

During the three months ended March 31, 2015, we paid $20 million in connection with the purchase of Crystal Power’s shares in Nejapa Holdings Ltd, or Nejapa Holdings. In addition, we used cash to make payments of $26 million on our long-term debt and pay $20 million interest on borrowings.

During the three months ended March 31, 2014, we received aggregate proceeds of $185 million from our issuance of long-term debt, $14 million from our issuance of short-term loans, and $9 million from equity investments from certain of our partners, as follows:

•	$117 million borrowed under CDA’s Finance Facility;

•	$25 million from the issuance of CEPP bonds;

•	$22 million borrowed under Colmito’s credit facility;

•	$21 million from the issuance of COBEE bonds;

•	$14 million from short-term loans (net of the payments made); and

•	$9 million from the investment by Energía del Pacífico in Samay I.

We used cash to make payments of $38 million on our long-term debt and to pay interest of $17 million on our borrowings.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table sets forth our cash flows from our operating, investing and financing activities for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
	($ millions)
Cash flows provided by operating activities	$413	$272
Cash flows used in investing activities	(378)	(258)
Cash flows provided by financing activities	47	320
Net change in cash in period	82	334
Cash—opening balance	517	184
Effect of exchange rate on the cash	(16)	(1)
Cash—closing balance	583	517

Cash Flows Provided by Operating Activities

Cash flows provided by our operating activities increased by 52% to $413 million for 2014 from $272 million for 2013. This increase was primarily driven by a $141 million increase in OPC’s net cash flows from operating activities, reflecting a full year of commercial operations of OPC during 2014, as compared to approximately six months of commercial operations in 2013.

Cash Flows Used in Investing Activities

Cash outflows used in our investing activities increased by 47% to $378 million for 2014 from $258 million for 2013. This increase was primarily driven by (1) a $296 million increase in proceeds of short-term deposits and restricted cash, net, reflecting an aggregate amount of $221 million, (2) a $132 million change in our acquisition of property, plant and equipment (in particular, higher disbursements related to the development of CDA’s plant during 2014, the beginning of construction of Samay I and Kanan, and the acquisitions of ICPNH, JPPC, Surpetroil and Puerto Quetzal) and (3) a $42 million increase resulting from business combinations. The effects of these expenditures were partially offset by $360 million of net proceeds received in connection with the sale of our indirect equity interest in Edegel in September 2014.

During 2014, investing activities for which we used cash primarily consisted of (1) acquisitions of property, plant and equipment of $426 million, of which $260 million was used in connection with the construction of CDA’s plant and $85 million was used in connection with the construction of Samay I, (2) $221 million for short-term deposits and restricted cash, net in connection with the opening of time deposits related to the proceeds from Edegel sale and (3) $70 million (net of cash received) to complete the acquisitions of ICPNH, JPPC, Surpetroil and Puerto Quetzal. The effects of these expenditures were partially offset by $360 million of net proceeds received by us in connection with our sale of our indirect equity interest in Edegel in September 2014.

During 2013, investing activities for which we used cash primarily consisted of acquisitions of property, plant and equipment of $294 million, of which $185 million was used in connection with the construction of

CDA’s plant, $57 million was used to complete the construction of OPC’s combined cycle plant, and $28 million was used to complete the acquisition of Colmito. The effects of these expenditures were partially offset by our receipt of proceeds in connection with the maturity of $74 million in time deposits.

Cash Flows Provided by Financing Activities

Net cash inflows provided by our financing activities decreased by 85% to $47 million for 2014 from $320 million for 2013. This change was primarily driven by our receipt of long-term loans, the issuance of debentures, the receipt of short-term credit from banks and the payments made to IC.

During 2014, we received aggregate proceeds of $667 million from our issuance of long-term debt and $20 million from equity investments from certain of our partners, as follows:

•	$319 million borrowed under the CDA Finance Facility;

•	$153 million borrowed under the Samay I Finance Facility;

•	$102 million borrowed under ICPI’s credit facility;

•	$43 million from the issuance of the COBEE bonds;

•	$25 million from the issuance of the CEPP bonds;

•	$23 million borrowed under Colmito’s credit facility;

•	$2 million borrowed under Tipitapa Power’s loan agreement; and

•	$20 million from the investment of Energía del Pacífico in Samay I.

In addition, in 2014, we made payments of $300 million to IC, our former parent. In May 2014, we repaid $168 million of intercompany debt owed to IC. In June 2014, we repaid $95 million of capital notes owed to IC and declared and distributed dividends of $37 million to IC.

During 2013, we received aggregate proceeds of $323 million through our issuance of long-term debt, $125 million from short-term borrowings and $28 million from equity investments from certain of our partners, as follows:

•	$143 million borrowed under the CDA Finance Facility;

•	$163 million from the issuance of the Inkia bonds;

•	$17 million borrowed under the OPC financing agreement;

•	$125 million borrowed under Inkia’s short-term credit facility; and

•	$28 million from the investment of Energía del Pacífico in CDA.

Net cash flows from financing activities in 2014 and 2013 included the repayments of long-term loans and debentures of $111 million (excluding interest payments of $95 million) and $67 million (excluding interest payments of $60 million), respectively.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth our cash flows from our operating, investing and financing activities for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
	($ millions)
Cash flows provided by operating activities	$272	$121
Cash flows used in investing activities	(258)	(293)
Cash flows provided by financing activities	320	132
Net change in cash in period	334	(39)
Cash—opening balance	184	221

Effect of exchange rate on the cash	(1)	2
Cash—closing balance	517	184

Cash Flows Provided by Operating Activities

Cash flows provided by our operating activities increased by 124% to $272 million for 2013 from $121 million for 2012. This increase was primarily driven by: (1) a $28 million increase in OPC’s net cash flows from operating activities, reflecting approximately six months of commercial operations of OPC during 2013, (2) a $86 million increase in Kallpa’s net cash flows from operating activities, primarily as a result of the increased sales of capacity and energy resulting from a full year of operations of the Kallpa facility’s combined cycle, and (3) a $14 million increase in dividends received from associates to $31 million in 2013, primarily as a result of Edegel’s operating performance, which resulted in an $11 million increase in dividends paid.

Cash Flows Used in Investing Activities

Cash outflows used in our investing activities decreased by 12% to $258 million for 2013 from $293 million for 2012.

Our investing activities during 2013 are set forth above.

During 2012, investing activities for which we used cash primarily consisted of acquisitions of property, plant and equipment of $371 million, of which $164 million was used in connection with the construction of CDA, $136 million was used in connection with the construction of OPC’s combined cycle plant, and $46 million was used in the conversion of the Kallpa facility to combined-cycle operations. The effects of these capital expenditures were partially offset by our receipt of proceeds in connection with the maturity of $93 million of time deposits.

Cash Flows Provided by Financing Activities

Net cash inflows provided by our financing activities increased by 142% to $320 million for 2013 from $132 million for 2012.

Our net cash inflows in 2013 are set forth above.

During 2012 we received aggregate proceeds of $201 million from our issuance of long-term debt and $48 million from equity investments from certain of our partners, as follows:

•	$135 million borrowed under the OPC financing agreement;

•	$53 million borrowed under Kallpa’s syndicated loan;

•	$13 million from the issuance of bonds by COBEE; and

•	$48 million from the investment of Energía del Pacífico in CDA.

Net cash flows from financing activities in 2013 and 2012 included the repayment of long-term loans and debentures of $67 million (excluding interest payments of $60 million) and $40 million (excluding interest payments of $37 million), respectively.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations and commercial commitments (including future interest payments) as of December 31, 2014, on a consolidated basis.

	Payments Due by Period
	Total	Less than One Year	One to Two Years	Two to Five Years	More than Five Years
	($ millions)
Credit from banks and others	59	59	—	—	—
Loans from banks and others, and debentures[1]	3,271	251	249	868	1,903
Shareholder loan	—	—	—	—	—
Trade payables	144	144	—	—	—
Other payables and credit balances	90	90	—	—	—
Purchase obligations[2]	2,905	215	545	579	1,566
Operating and maintenance agreements[3]	160	19	45	44	52
Obligations under EPC Contract Retirement[4]	418	381	37	—	—
Cash payments under stock option plan[5]	1	1	—	—	—

Total contractual obligations and commitments	7,048	1,160	876	1,491	3,521

1.	Consists of estimated future payments of principal, interest and premium on loans from banks and others, and debentures, calculated based on interest rates and foreign exchange rates applicable as of December 31, 2014 and assuming that all amortization payments and payments at maturity on loans from banks and others, and debentures will be made on their scheduled payment dates.
2.	Consists of purchase commitments for natural gas and gas transportation pursuant to binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Based upon the applicable purchase prices as of December 31, 2014.
3.	Consists of future payments to be made under services contract with Siemens based on its projections of the hours of service of Kallpa’s turbines.
4.	Consists of future payments to be made under EPC contract, assuming that all progress and completion payments will be made on their scheduled payment dates.
5.	Consists of payments to be made to repurchase shares issued upon the exercise of outstanding options under stock option plan based on its projections regarding its EBITDA for 2014 and assuming that all holders of these options will exercise them prior to the relevant expiration date.

Additionally, in connection with CDA’s entry into the CDA Finance Facility, we committed to make up to $44 million of additional equity contributions in CDA (which represents our proportionate interest of the $59 million of additional equity contributions requested by the lenders to CDA’s shareholders). Our $44 million obligation is supported by a customary letter of credit. Any equity contributions made by us in CDA, including any equity contributions made pursuant to our settlement agreement with the EPC contractors, will result in a corresponding reduction in our $44 million contribution commitment.

Capital Expenditures

Assets in Advanced Stages of Construction

In the three months ended March 31, 2015 and the year ended December 31, 2014, we spent $122 million and $352 million, respectively, on capital expenditures relating to our assets in advanced stages of construction.

We anticipate that we will be required to spend approximately $445 million on capital expenditures relating to our assets in advanced stages of construction in 2015. We expect that we will meet our intended capital expenditures through a combination of cash generated from operating activities, cash generated by financing activities, including drawing down, or receiving disbursements from the CDA Finance Facility or the Samay I Finance Facility, new debt financings, the refinancing of any existing indebtedness as it becomes due, and the use of proceeds raised in connection with this offering.

Our assets in advanced stages of construction include:

•	CDA, a run-of-the-river hydroelectric plant on the Mantaro River in central Peru, representing an expected 510 MW of capacity, has an estimated construction cost of $954 million. This project is being financed by the CDA Finance Facility, a $591 million syndicated credit facility, which was obtained in 2012, and equity contributions of $328 million, which contributions have already been made as of the date of this prospectus. As of March 31, 2015 and December 31, 2014, CDA had invested $715 million and $639 million in its development, respectively, and as of March 31, 2015, had drawn $462 million under the CDA Finance Facility.

In June 2015, CDA drew an additional $85 million under the CDA Finance Facility. As of June 30, 2015, construction of the CDA plant was approximately 79% completed, with 87% of the dam’s construction and 100% of the tunnel’s drilling completed, respectively.

•	Samay I, a cold-reserve open-cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa (southern Peru), representing an expected 600 MW of capacity (when operated with diesel fuel), has an estimated construction cost of $380 million. This project is being financed by the Samay I Finance Facility, a $311 million seven-year syndicated secured loan agreement, which was obtained in December 2014, and equity contributions of $78 million, which contributions have already been made as of the date of this prospectus. As of March 31, 2015 and December 31, 2014, Samay I had invested $146 million and $102 million in its development, respectively, and as of March 31, 2015 had drawn $153 million under the Samay I Finance Facility.

In April 2015, Samay I drew an additional $99 million under the Samay I Finance Facility. As of June 30, 2015, Samay I’s construction was approximately 76% completed.

•	Kanan’s thermal generation units, representing an expected 92 MW of capacity, have an estimated development cost of $73 million (including $40 million of intercompany costs related to Kanan’s acquisition of the barges from two of our subsidiaries). The capital required for this project will be sourced from a combination of cash generated from operating activities and cash generated by financing activities. As of March 31, 2015 and December 31, 2014, Kanan has invested $50 million and $44 million in the development of the barges, respectively.

Potential Projects

We are constantly monitoring and considering development and acquisition opportunities and are currently assessing 30 projects in Israel and various Latin American countries, such as in Chile, Colombia, Guatemala, Mexico, Peru, Panama, the Dominican Republic, and Nicaragua. These potential projects range in size from small-scale power facilities (e.g., less than 40 MW) to large-scale power facilities (e.g., approximately 550 MW) and utilize different fuels and technologies, including natural gas, hydroelectric, wind, and stranded gas. In some instances, we have acquired land, secured necessary licenses or rights, including temporary concessions and water rights, commissioned studies, made bids, or initiated similar actions, in connection with our assessment of the viability of the relevant project. We are also considering acquiring companies and assets in power generation and related businesses (e.g., transmission and distribution companies or assets).

In addition to the Latin American opportunities which are currently under our consideration, we also monitor opportunities in other markets. For example, in August 2015, we acquired 100% of the shares of AIE from Hadera Paper for NIS 60 million (approximately $16 million). AIE holds a provisional license for the construction of a 120 MW cogeneration power station in Israel and will seek regulatory approval for licenses in respect of an additional 25 MW. The project is in the advanced development stage, construction is expected to commence in early 2016, and the AIE plant is expected to reach its COD in the second half of 2018. Based upon our initial assessment, we expect that the total cost of completing the AIE plant (including the consideration for the acquisition of AIE) will be approximately $200 million.

There is no guarantee that we will proceed with any such projects. Ultimately, notwithstanding the number of opportunities that we may consider over the long- and short-terms, we will only pursue those projects that we believe will generate attractive, risk-adjusted returns over the long-term and which we believe we have the management capacity to build and operate. In addition, in some cases, we may not obtain the relevant approval to develop a project. Furthermore, in many cases, we will need to win tenders, obtain additional rights, permits, licenses, land purchases and water rights and may need to negotiate with counterparties, or conduct valuations and environmental studies, each of which could take years to satisfy, or may not be satisfied at all.

We expect to finance our development and acquisition activity through a combination of cash generated by financing activities, in particular, the entry into new debt financings, which are generally stand-alone, secured, project-specific, and with no or limited recourse, cash generated from operating activities, and the proceeds raised in this offering.

Material Indebtedness

As of March 31, 2015, our total outstanding consolidated indebtedness was $2,322 million, consisting of $163 million of short-term indebtedness, including the current portion of long-term indebtedness, and $2,159 million of long-term indebtedness. We had no outstanding loans or notes owed to Kenon as of March 31, 2015.

As of December 31, 2014, our total outstanding consolidated indebtedness was $2,348 million, consisting of $161 million of short-term indebtedness, including the current portion of long-term indebtedness, and $2,187 million of long-term indebtedness. We had no outstanding loans or notes owed to Kenon as of December 31, 2014.

Other than with respect to the OPC Financing Agreement and the ICPI mezzanine financing agreement, our outstanding consolidated indebtedness is primarily denominated in, or linked to, the U.S. Dollar.

The following table sets forth selected information regarding our principal outstanding short-term and long-term debt, as of March 31, 2015 and December 31, 2014:

	Outstanding Principal Amount as of March 31, 2015	Outstanding Principal Amount as of December 31, 2014		Interest Rate	Final maturity
	($ millions)
ICP:
Hapoalim	12.0	12.0		—	—
Inkia:
Inkia notes	447.4	447.4		8.375%	April 2021
OPC:
Financing agreement[1]	380.4	400.1	[2]	4.85% - 5.75%	July 2031
IC Power Israel[3]:
Tranche A	39.6	39.9		4.85% - 7.75%	March 2017
Tranche B	52.7	53.2		7.75%	2029
Cerro del Águila:
Tranche A	266.8	257.0		LIBOR+4.25% - 5.50%	August 2024
Tranche B	143.9	138.4		LIBOR+4.25% - 6.25%	August 2024
Tranche D1	33.0	31.8		LIBOR+2.7% - 3.60%	August 2027
Tranche D2	17.8	17.1		LIBOR+2.75% - 3.60%	August 2027
Samay I	144.6	144.6		LIBOR+2.125% - 2.625%	December 2021
Kallpa:
Kallpa I lease	9.1	11.2		LIBOR+3.00%	March 2016
Kallpa II lease	33.5	35.1		LIBOR+2.05%	December 2017
Kallpa III lease	43.1	44.9		7.57%	July 2018
Las Flores lease	99.5	101.1		7.15%	October 2023
Kallpa bonds	156.8	159.3		8.50%	May 2022
Kallpa syndicated loan	69.1	72.6		LIBOR+5.75%	October 2019
COBEE:
COBEE II bonds	6.8	6.8		9.40%	September 2015
COBEE III bonds[4]	23.2	23.3	[5]	Various	Various
COBEE IV bonds[6]	42.3	42.4		Various	Various
CEPP:
CEPP bonds	24.8	24.8		6.00%	January-March 2019
Central Cardones:
Tranche 1	27.2	28.8		LIBOR+1.90%	August 2021
Tranche 2	19.4	19.4		LIBOR+2.75%	February 2017
Colmito:
Banco Bice	19.1	19.8		7.9%	December 2028
JPPC:
Royal Bank of Canada	6.2	7.0		LIBOR+5.5%	March 2017
Burmeister & Wain Scandinavian Contractor	1.1	1.2		3.6%	August 2018
ICPNH:
Amayo I	51.4	51.7		Various	October 2022
Amayo II	35.9	37.0		Various	November 2025
Tipitapa Power	7.4	7.7		8.35%	November 2018
Corinto	11.4	12.0		8.35%	December 2018
Puerto Quetzal:
Banco Industrial	18.5	21.8		LIBOR+4.5%	September 2019
Surpetroil:
Banco Corpbanca Colombia	0.1	0.1		3.9%	November 2015
Surpetroil leases	1.0	1.2		Various	2015-2017
Veolia Energy Israel Ltd. Capital Note	19.1	19.1		—	2016-2019
Short Term Loans from Banks	57.4	58.1		Various	2015

Total	2,321.6	2,347.9

1.	The consortium includes Bank Leumi Le-Israel B.M. and institutional entities from the following groups: Clal Insurance Company Ltd.; Amitim Senior Pension Funds; Phoenix Insurance Company Ltd.; and Harel Insurance Company Ltd.

2.	Represents NIS 1,556 million converted into U.S. Dollars at the exchange rate for New Israeli Shekels into U.S. Dollars of NIS 3,889 to $1.00. All debt has been issued in Israeli currency (NIS) linked to CPI.
3.	The mezzanine financing agreement also includes a Tranche C, pursuant to which up to NIS 350 million, at an interest rate of 11% per annum, may be drawn, subject to certain conditions, and only to cover shortfall amounts. No Tranche C debt was outstanding under this facility as of December 31, 2014.
4.	Represents $3.5 million of 6.50% notes due 2017, $5.0 million of 6.75% notes due 2017, Bs.44.2 million ($6.3 million) of 9.00% notes due 2020, and Bs.42.9 million ($6.2 million) of 7.00% notes due 2022.
5.	Includes Bs.44.2 million ($6.3 million), the aggregate principal amount outstanding of COBEE’s 9.00% notes due 2020 as of December 31, 2014, and Bs.42.9 million ($6.2 million), the aggregate principal amount outstanding of COBEE’s 7.00% notes due 2022, in each case converted into U.S. Dollars at the exchange rate for Bolivianos into U.S. Dollars of Bs.6.96 to $1.00 as reported by the Bolivian Central Bank (Banco Central de Bolivia) on December 31, 2014. Excludes premium of $2.3 million.
6.	Represents $4.0 million of 6.0% notes due 2018, $4.0 million of 7.0% notes due 2020, Bs.84 million ($12.1 million) of 7.8% notes due 2024, $5.0 million of 6.70% notes due 2019 and Bs.105 million ($15.1 million) of 7.8% notes due 2024.

Some of the debt instruments to which our operating companies are party require that Inkia, Kallpa, OPC, COBEE, CEPP and JPPC comply with financial covenants, semi-annually or quarterly. For further information, see Note 14 to our audited financial statements included in this prospectus. Under each of these debt instruments, the creditor has the right to accelerate the debt or restrict the company from declaring and paying dividends if, at the end of any applicable period the applicable entity is not in compliance with the defined financial covenants ratios.

The instruments governing a substantial portion of the indebtedness of our operating companies contain clauses that would prohibit these companies from paying dividends or making other distributions in the event that the relevant entity was in default on its obligations under the relevant instrument.

As of March 31, 2015 and December 31, 2014, substantially all of the assets of Kallpa, other than the Kallpa I, Kallpa II, Kallpa III and Las Flores turbines, which are under leasing agreements with financial institutions, are mortgaged or pledged as security for the financing agreements to which Kallpa is a party.

We have entered into hedging arrangements with respect to a portion of our long term debt, swapping variable interest for fixed rate interest. For further information on our hedging arrangements, see Note 29 to our audited financial statements included in this prospectus.

Inkia Notes

In April 2011, Inkia issued and sold $300 million aggregate principal amount of its 8.375% Senior Notes due 2021, which are listed on the Global Exchange Market of the Irish Stock Exchange. Interest on these notes is payable semi-annually in arrears in April and October of each year and these notes mature in April 2021. Inkia used the net proceeds of the sale of these notes to finance a portion of its equity contributions to CDA, to repurchase all of its secured indebtedness, and for working capital and general corporate purposes.

In September 2013, Inkia issued and sold $150 million aggregate principal amount of its 8.375% Senior Notes due 2021, which constituted additional notes under the indenture governing the 8.375% Senior Notes due 2021 issued in 2011. Inkia used the net proceeds of the sale of these notes to funds its projects under construction, both through greenfield projects and acquisitions, and for working capital and general corporate purposes.

In September 2014, Inkia received the requisite consents necessary to amend the indenture governing its 8.375% Senior Notes due 2021 in connection with (i) the contribution by Inkia’s former parent company, IC, of certain of its businesses and associated companies, including Inkia, to Kenon, thereby permitting the spin-off of Kenon from IC in January 2015 without requiring a change of control offer to be made to holders of the notes, and (ii) the sale by Inkia of all its equity interests in Acter Holdings, which indirectly held all of Inkia’s equity interest in Edegel, to Enersis S.A. and the repayment of certain indebtedness in connection therewith, which amended the asset sale covenant to require that Inkia apply the net proceeds received from such sale within 30 months of Inkia’s receipt of such net proceeds (i.e., prior to March 2017).

As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these notes was $450 million ($447 million net of transaction costs).

OPC Financing Agreement

In January 2011, OPC entered into a financing agreement with a consortium of lenders led by Bank Leumi LeIsrael Ltd., or Bank Leumi, for the financing of its power plant project. As part of the financing agreement, the lenders committed to provide OPC a long-term credit facility (including a facility for variances in the construction costs), a working capital facility, and a facility for financing the debt service, in the overall amount of NIS 1,800 million (approximately $460 million). As part of the financing agreement, certain restrictions were provided with respect to distributions of dividends and repayments of shareholders’ loans, commencing from the third year after the completion of OPC’s power plant. The loans are CPI-linked and are repaid on a quarterly basis beginning in the fourth quarter of 2013 until 2031.

We have provided a guarantee to the lending consortium and hold cash collateral available for the benefit of the lending consortium. As of March 31, 2015 and December 31, 2014, the outstanding amount of the loan is NIS 1,514 million (approximately $380 million) and NIS 1,556 million (approximately $400 million), respectively.

ICPI Mezzanine Financing Agreement

In June 2014, we, through our subsidiary ICPI, entered into a mezzanine financing agreement for NIS 350 million to settle capital notes owed to IC. The agreement was entered into with Mivtachim the Workers Social Insurance Fund and Makefet Fund Pension and Provident Center. The loan is guaranteed with all of ICPI’s assets (excluding the assets that are pledged to secure the senior debt as aforementioned) and the free cash flow deriving from OPC and is composed of three facilities: Facility A for NIS 150 million (approximately $40 million as of March 31, 2015 and December 31, 2014), Facility B for NIS 200 million (approximately $53 million as of March 31, 2015 and December 31, 2014), and Facility C (only to cover shortfall amounts) for NIS 350 million. All facilities are CPI-linked.

The principal of Facility A will accrue interest at a rate of (i) 4.85% per year until five business days after the end of the lock-up period under the OPC Financing Agreement and (ii) 7.75% per year thereafter until March 31, 2017. Facility A’s principal together with interest and any linkage differentials thereon will be repaid in full in one installment on the earlier of: (i) five business days following the issuance of OPC’s financial statements for the fiscal year 2016; and (ii) March 31, 2017.

The principal of Facility B Loan will bear interest at a rate of 7.75% per year and accrue annually. Principal and any linkage differentials thereon shall be paid in consecutive equal annual installments until March 31, 2029, commencing on the earlier of: (i) the final maturity date of Facility A and (ii) the first anniversary after the end of OPC’s lock-up period. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these facilities was $92 million and $93 million, respectively.

CDA Finance Facility

In August 2012, CDA, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, certain financial institutions, as lenders, and other parties thereto, entered into a senior secured syndicated credit facility in an aggregate principal amount not to exceed $591 million to finance the construction of CDA’s plant. Loans under this facility were disbursed in three tranches.

Tranche A loans under this facility, in an aggregate principal amount of up to $305 million, will initially bear interest at the rate of LIBOR plus 4.25% per annum, increasing over time beginning on the date after the interest payment date occurring after August 2017 to LIBOR plus 5.50% per annum. Principal of the Tranche A loans will be payable in 33 quarterly installments commencing on the first quarterly payment date occurring after the project acceptance by CDA. Tranche A loans will be guaranteed by Corporación Financiera de Desarollo S.A., or COFIDE.

Tranche B loans under this facility, in an aggregate principal amount of up to $184 million, will initially bear interest at the rate of LIBOR plus 4.25% per annum, increasing over time beginning on the date after the interest payment date occurring after August 2017 to LIBOR plus 6.25% per annum. Principal of the Tranche B loans will be payable in August 2024. Tranche B loans will be will be guaranteed by COFIDE.

Tranche D loans under this facility, in an aggregate principal amount of up to $65 million, will initially bear interest at the rate of LIBOR plus 2.75% per annum, increasing over time beginning on the date after the interest payment date occurring after August 2017 to LIBOR plus 3.60% per annum. Principal of the Tranche D loans will be payable in 45 quarterly installments commencing on the first quarterly payment date occurring after the project acceptance by CDA. Tranche D loans will be secured by a credit insurance policy provided by SACE S.p.A.—Servizi Assicurativi del Commercio Estero, or SACE.

All loans under this facility are secured by:

•	pledges of CDA’s movable assets and offshore and onshore collateral accounts;

•	a pledge of 100% of the equity interests in CDA;

•	mortgages of the CDA plant and CDA’s generation and transmission concessions;

•	a collateral assignment of insurances and reinsurances in respect of CDA; and

•	a conditional assignment of CDA’s rights under certain contracts, including the CDA EPC contract and CDA’s PPAs.

The January 2015 consummation of the spin-off of Kenon from IC, our former parent, may have constituted a change of control under the CDA Finance Facility. However, in October 2014, the syndicate of lenders consented to the spin-off and, in connection therewith, CDA amended the credit facility to delete all references to, and obligations of, IC and to replace such references to, and obligations of, IC with references to, and obligations of, ICP. Additionally, the syndicate of lenders also approved the replacement of IC’s guarantee under the credit facility with a guarantee from ICP, such that IC has been released from its obligations and all obligations thereunder were assumed by us. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under this facility was $462 million ($461 million net of transaction costs) and $462 million ($444 million net of transaction costs), respectively.

Samay I Finance Facility

In December 2014, Samay I entered into a $311 million, seven-year syndicated secured loan agreement with a syndicate including The Bank of Tokyo-Mitsubishi, as administrative agent, and certain financial institutions, as lenders, and other parties thereto, to build an open-cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa (southern Peru), with an installed capacity of approximately 600 MW. The loan will initially bear interest at a rate of LIBOR plus 2.125% per annum, increasing to LIBOR plus 2.375% per annum beginning on the date after the interest payment date occurring at the end of 2017 and increasing further to LIBOR plus 2.625% per annum from the date after the interest payment date occurring at the end of 2020 through maturity. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under this facility was $153 million ($145 million net of transaction costs). Loans under this facility are secured by pledges of Samay I’s movable assets and onshore collateral accounts; a pledge over 100% of the equity interests in Samay I; mortgages of the Samay I real estate property, plant and generation and transmission concessions; collateral assignments of insurances and reinsurances in respect of Samay I; a conditional assignment of Samay I rights under certain contracts, including Samay I’s EPC contract; and trust agreement over certain cash flows of Samay I.

Kallpa Leases

In March 2006, Kallpa entered into separate capital lease agreements with Citibank del Perú, Citileasing and Banco de Crédito del Perú, each amended in November 2006, December 2007 and July 2008, followed by a leaseback agreement with Citibank del Perú in April 2007, amended in December 2007 and July 2008, under which the lessors provided financing for the construction of the Kallpa I facility in an aggregate amount of $56 million. Under these lease agreements, Kallpa will make monthly payments to the lessors through the expiration of these leases in March 2016. Upon expiration of these leases, Kallpa has an option to purchase the property related to the Kallpa I plant for a nominal cost. These leases are secured by substantially all of the assets of Kallpa, including Kallpa’s sales under its PPAs.

In December 2007, Kallpa entered into a capital lease agreement with Banco de Crédito del Perú under which the lessor provided a total amount of approximately $82 million for the construction of the Kallpa II turbine. Under this lease agreement, Kallpa will make aggregate monthly payments to the lessors through the expiration of this lease in December 2017. Upon expiration of this lease, Kallpa has an option to purchase the property related to the Kallpa II plant for a nominal cost. This lease is secured by substantially all of the assets of Kallpa, including Kallpa’s sales under its PPAs.

In July 2008, Kallpa entered into a capital lease agreement with Scotiabank Perú under which the lessor provided financing for the construction of the Kallpa III turbine in an aggregate amount of $88 million. Under this lease agreement, Kallpa will make monthly payments to the lessors through the expiration of this lease in July 2018. Upon expiration of this lease, Kallpa has an option to purchase the property related to the Kallpa III plant for a nominal cost. This lease is secured by substantially all of the assets of Kallpa, including Kallpa’s sales under its PPAs.

In April 2014, Kallpa entered into a capital lease agreement with Banco de Crédito del Perú under which the lessor provided financing for the acquisition of Las Flores from Duke Energy Corp. in an aggregate amount of $108 million. Under this lease agreement, Kallpa will make quarterly payments to the lessors through the expiration of this lease in October 2023.

As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these leases was $185 million and $192 million, respectively.

Kallpa Bonds

In November 2009, Kallpa issued $172 million aggregate principal amount of its 8.50% bonds due 2022. Holders of these bonds are required to make subscription payments under a defined payment schedule during the 21 months following the date of issue. Kallpa received proceeds of these bonds in the aggregate amount of $19 million, $36 million and $117 million in 2009, 2010 and 2011, respectively. The proceeds of these bonds were used for capital expenditures related to Kallpa’s conversion of its open-cycle turbines to a combined-cycle plant. Interest on these bonds is payable quarterly. Principal amortization payments under these bonds in amounts varying between 0.25% and 5.00% of the outstanding principal amount of these bonds commenced in May 2013 and will continue until maturity in May 2022. These bonds are secured by Kallpa’s combined-cycle plant and substantially all of Kallpa’s other assets, including Kallpa’s sales under its PPAs. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these bonds was $157 million and $159 million, respectively.

Kallpa Syndicated Loan

In November 2009, Kallpa entered into a secured credit agreement with The Bank of Nova Scotia, Banco de Crédito del Perú and German Investment and Development Corporation (DEG) in the aggregate amount of $150 million to finance capital expenditures related to Kallpa’s combined-cycle plant. The loans under this credit agreement are secured by Kallpa’s combined-cycle plant and substantially all of Kallpa’s other assets, including Kallpa’s sales under its PPAs. The loans under this credit agreement bear interest payable monthly in arrears at a rate of LIBOR plus a margin of 5.50% per annum through November 2012, 5.75% per annum from November 2012 through November 2015 and 6.00% from November 2015 through maturity in October 2019. Scheduled amortizations of principal are payable monthly commencing in February 2013 through maturity in October 2019. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these loans was $69 million and $73 million, respectively.

COBEE Bonds

COBEE II Bonds. In October 2008, COBEE issued and sold $25 million aggregate principal amount of its 9.40% notes due 2015. COBEE used the proceeds of this offering to refinance existing debt and for capital expenditures. Interest on these bonds is payable annually. Principal on these notes is payable in three equal annual installments commencing in September 2013. As of March 31, 2015 and December 31, 2014, the outstanding amount of these notes was $7 million.

COBEE III Bonds. In February 2010, COBEE approved a bond program under which COBEE is permitted to offer bonds in aggregate principal amount of up to $40 million in multiple series. In March 2010, COBEE issued and sold three series of notes in the aggregate principal amount of $14 million. The aggregate gross proceeds of these notes, which were issued at a premium, were $17 million. COBEE will amortize the premium of these notes over the respective terms of these notes, reducing the interest expense related to these notes. The Series A Notes, in the aggregate principal amount of $4 million pay interest semi-annually at the rate of 5.00% per annum through maturity in February 2014. Principal on these notes is payable at maturity. The Series B Notes, in the aggregate principal amount of $4 million, pay interest semi-annually at the rate of 6.50% per annum through maturity in February 2017. Principal on these notes will be paid in two equal annual installments commencing in February 2016. The Series C Notes, in the principal amount of Bs.44.2 million ($6 million), pay interest semi-annually at the rate of 9.00% per annum through maturity in January 2020. Principal on these notes will be paid in four equal annual installments commencing in February 2017.

In April 2012, COBEE issued and sold two additional series of notes in the aggregate principal amount of $11 million. The aggregate gross proceeds of these notes, which were issued at a premium, were $13 million. We will amortize the premium of these notes over the respective terms of these notes, reducing the interest expense related to these notes. The first series of these notes, in the aggregate principal amount of $5 million pays interest semi-annually at the rate of 6.75% per annum through maturity in March 2017. Principal on these notes is payable at maturity. The second series of these notes, in the aggregate principal amount of Bs.43 million ($6 million), pays interest semi-annually at the rate of 7% per annum through maturity in February 2022. As of March 31, 2015 and December 31, 2014, the outstanding amount of these notes was $23 million.

COBEE IV Bonds. In May 2013, COBEE approved a bond program under which COBEE is permitted to offer bonds in aggregate principal amount of up to $60 million in multiple series. In February 2014, COBEE issued and sold three series of notes in the aggregate principal amount of $20 million. The aggregate gross proceeds of these notes, which were issued at a premium, were $21 million. The Series A Notes, in the aggregate principal amount of $4 million pay interest semi-annually at the rate of 6.0% per annum through maturity in January 2018. The Series B Notes, in the aggregate principal amount of $4 million pay interest semi-annually at the rate of 7.0% per annum through maturity in January 2020. The Series C Notes, in the aggregate principal amount of Bs. 84 million pay interest semi-annually at the rate of 7.8% per annum through maturity in January 2024.

In November 2014, COBEE issued and sold two series of notes in the aggregate principal amount of $20 million. The aggregate gross proceeds of these notes, which were issued at a premium, were $22 million. The first series of these notes, in the aggregate principal amount of $5 million, pays interest semi-annually at the rate of 6.70% per annum through maturity in October 2019. The second series of these notes in the aggregate principal amount of Bs.105 million (approximately $15 million), pays interest semi-annually at the rate of 7.80% per annum through maturity in October 2024. As of March 31, 2015 and December 31, 2014, the outstanding amount of these notes was $42 million.

CEPP Bonds

In December 2010, CEPP approved a program bond offering under which CEPP is permitted to offer bonds in aggregate principal amount of up to $25 million in multiple series. In 2011 and 2010, CEPP issued and sold $20 million and $5 million of its 7.75% bonds due in 2013 and 2014. CEPP used the proceeds of this offering to finance its continuing operations and repay intercompany debt. Interest on these bonds is payable monthly and principal of these bonds is due at maturity in May 2014. During the first quarter of 2014, CEPP issued and sold $25 million of its 6.00% bonds due in January 2019. Part of these funds were used to prepay $15 million of its 7.75% bonds outstanding due in May 2014. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these bonds was $25 million.

Central Cardones

In connection with our acquisition of Central Cardones in December 2011, we consolidated the amounts outstanding under Central Cardones’ credit agreement entered with Banco de Crédito e Inversiones and Banco Itaú Chile. The loans under this credit agreement were issued in two tranches of $37 million and $21 million, respectively. Loans under the first tranche bear interest at the rate of LIBOR plus 1.9% per annum, and the principal of this tranche is payable in 24 semi-annual installments through maturity in August 2021. Loans under the second tranche bear interest at the rate of LIBOR plus 2.75% per annum, interest is payable semi-annually, and the loan matures in February 2017. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these loans was $47 million and $48 million, respectively.

Colmito

In January 2014, Colmito entered into a 12,579 million Chilean pesos (approximately $24 million) 14-year credit agreement with Banco Bice. The loan under this facility bears interest at a rate of 7.9% Chilean pesos per annum and is paid semi-annually through maturity in December 2028. In February 2014, Colmito entered into a cross-currency swap closing at a fixed interest rate of 6.025% in U.S. Dollars. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under this loan was 11,905 million Chilean pesos (approximately $19 million) and 12,135 million Chilean pesos (approximately $20 million), respectively.

JPPC

In March 2012, JPPC entered into a 5-year $20.5 million syndicated loan agreement with RBC Royal Bank (Trinidad and Tobago) Limited, RBC Royal Bank (Jamaica) Limited and RBC Merchant Bank (Caribbean) Limited. The loan under this facility bears interest at a rate of LIBOR + 5.5% per annum and is payable in quarterly installments. JPPC entered into an interest rate swap contract to fix its interest at a rate of 6.46% per annum. As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under this loan was $6 million and $7 million, respectively.

ICPNH

In October 2007, Amayo I entered into a 15-year $71.25 million loan agreement with Banco Centroamericano de Integración Económica, or CABEI. The term loan is secured by a first degree mortgage over all of the improvements executed on Amayo I’s project site, cessation of all of the project contracts, and the creation and maintenance of a reserve account for $2.4 million, to be controlled by CABEI. The loans under this facility bear interest at a rate of 8.45% or LIBOR + 4.00% per annum and are payable in quarterly installments.

In October 2010, Amayo II entered into a 15-year $45 million syndicated loan agreement with Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. and CABEI. The syndicated loan is secured by a first and second lien mortgage agreement, a first and second lien industrial pledge agreement, and a first and second lien contract pledge agreement. The loans under this facility bears interest at a rate of 5.75% per annum and are payable in quarterly installments.

In November 2013, Tipitapa Power entered into a 5-year $7.2 million loan agreement with Banco de América Central, or BAC. The term loan is secured by a commercial lien, industrial lien and a mortgage on the barge Margarita II. The loan under this facility bears interest at a rate of 8.35% and is payable in quarterly installments.

In December 2013, Corinto entered into a 5-year $14.5 million loan agreement with BAC. The term loan is secured by a commercial lien and a mortgage on the property. The loan under this facility bears interest at a rate of 8.35% and is payable in quarterly installments.

As of March 31, 2015 and December 31, 2014, the aggregate principal amount outstanding under these loans was $106 million and $108 million, respectively.

Short-Term Loans

Our consolidated short term debt was $57 million and $58 million as of March 31, 2015 and December 31, 2014, respectively.

Kallpa, CEPP, COBEE, Puerto Quetzal and Nejapa have entered into lines of credit with financial institutions in Peru, the Dominican Republic, Bolivia, Guatemala and El Salvador, respectively, pursuant to which they are permitted to borrow up to $60 million, $37 million, $13 million, $25 million and $29 million, respectively, expiring between 2015 and 2019, as applicable. Each of these lines of credit are used to finance their operating activities.

Quantitative and Qualitative Disclosures about Market Risk

For quantitative and qualitative information on our market risk, see Note 29 to our audited financial statements included in this prospectus.

Research and Development, Patents and Licenses, Etc.

We did not have significant research and development expenses during the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet arrangements.

INDUSTRY

Industry Overview

We operate in power utility markets in Latin America, Israel and the Caribbean, each of which are governed by different degrees of regulation and regulatory systems (as further explained below) and provide varying degrees of incentives for private investment. These markets are typically characterized by relatively high rates of growth of GDP and lower overall and per capita energy consumption, as compared with more developed markets.

In the Latin American and Caribbean markets that we serve, the power utility market regulation generally allows for the sale and delivery of power from power generators (private or state-owned) to distribution companies (private or state-owned) and to non-regulated consumers. Israel, another market that we serve, has recently undergone significant structural changes. Until July 2013, when OPC commenced commercial operations as the first IPP in Israel, the IEC, a state-owned entity, operated as the sole large-scale provider of electricity in the country. Since then, other IPPs have begun operating in Israel and several other IPPs are expected to enter this market.

In the countries in which we operate, there is typically structural segregation between the companies involved in power generation and the companies involved in power transmission and distribution. In most of these countries, the government operates the power grid, and transmission services are provided on an open access basis (i.e. the transmission company must transmit power through the grid, and in exchange, the transmission company charges a transmission rate set by the supervisory authority or resulting from a competitive process). In the markets where private and state-owned entities compete in the power generation sector, transmission and distribution services are conducted subject to exclusive franchises, effectively regulating the transmission and distribution operations.

Although operating permits are required in each of the countries in which we operate, the markets in these countries generally have no material regulatory barriers to entry. The financial resources required to enter these markets and the significant costs associated with the construction of power facilities, however, pose barriers to entry.

The following discussion sets forth a brief description of the key electricity markets in which we operate.

Peru

The power utility market in Peru is currently our primary market of operation and, driven by the growth in GDP and the expansion of energy coverage, Peruvian energy consumption has grown in recent years. The availability and extraction of natural resources, in particular metals, has led to increased energy-intensive mining activity, which, according to MINEM, has supported the increase in Peru’s energy consumption from 29,492 GWh in 2010 to 37,252 GWh in 2014, representing a compound average growth rate of 6.0%. An increase in domestic demand, resulting from growth in the overall economic activity of Peru and an increase in the population’s income, has also led to an increase in investments in value-added manufacturing processes to create products to serve the domestic market and for export.

According to the Peruvian National Institute of Statistics and Informatics (Instituto Nacional de Estadística e Informática—INEI), Peru had a population of approximately 31 million as of December 31, 2014. According to the World Bank, Peruvian GDP grew by 2.4%, 5.8% and 6.0% in 2014, 2013 and 2012, respectively.

The following chart presents a breakdown of installed capacity in Peru based on generation technology and fuel source, as of December 31, 2014:

Installed Capacity by Generation Technology	Installed Capacity by Fuel Source

The power utility market in Peru has experienced significant changes in the past 20 years, as a result of privatizations following structural reforms initiated in 1992. In that context, the Peruvian power industry underwent a structural reform characterized by: (1) the enactment of a new regulatory model under the Electricity Concessions’ Law (Ley de Concesiones Eléctricas), or Law 25844; (2) the restructuring and reorganization of the vertically integrated state owned power utilities into non vertically integrated generation, transmission and distribution companies; (3) the privatization of most of the restructured state owned utilities; (4) the promotion of private investment; (4) the regulation of the remuneration model for distribution and transmission activities based on cost-efficient standards; (5) the creation of an “open access” principle for the use of transmission and distribution networks; (6) the creation of a compensation system between generators that operates independently from contractual arrangements; and (7) the segmentation of power consumers as “regulated” and “non-regulated”, the latter being entitled to directly contract the supply of electricity from generators. From a regulatory perspective, the Peruvian system has split the regulatory roles among an independent regulator, OSINERGMIN, a policy body, the MINEM, and a market operator that is a private entity, COES. The structure and its separation have remained constant since the start of the reforms in 1992 and the economic model (i.e., marginal cost system) upon which the reform has been built is effectively embedded in the general electricity laws of Peru, providing long-term economic stability for investment.

The Law to Ensure Effective Development of Power Generation (Ley para Asegurar el Desarrollo Eficiente de la Generación Eléctrica), or Law 28832, and together with Law 25844, the General Electricity Laws of Peru, introduced further changes to the power utility market and strengthened the model, mainly aiming to: (1) maintain the economic principles used in Law 25844 and add new measures to facilitate competition in the wholesale market; (2) reduce government intervention in establishing power generation tariffs; (3) allow power generation tariffs for regulated power consumers to reflect a competitive market, facilitating the construction of new generation plants when required; and (4) ensure a sufficient supply of power by reducing the power system’s exposure to the risks of high prices and rationing inherent to situations of undersupply of natural gas or transportation congestion. Law 28832 was approved as a consequence of a severe crisis in the Peruvian electricity market that resulted from, among other causes, OSINERGMIN defining the tariff at which distribution companies purchased electricity to supply to regulated customers at levels that did not reflect market conditions and were not attractive for generators to sell to distribution companies. The changes introduced by this law strengthened the model and incorporated mechanisms to effectively transfer risks from generators to end users that were not contemplated when the reforms were approved in 1992.

The reforms of 1992, together with the Peruvian Constitution of 1993, liberalized ownership across the Peruvian electricity sector and opened it to private investment, effectively eliminating any ownership restriction based upon nationality (except within 50 km of Peru’s international land borders, where certain restrictions apply) or otherwise. The privatization and concession award process was structured based upon the need to attract foreign investment and expertise that the country lacked. As a result of such ownership rules, the majority shareholders of almost all the private companies acting in the Peruvian electricity market are controlled by foreign investors. The second largest investors in the electricity sector are the Peruvian private pension funds administrated by the Private Pension Funds Administrators, or the AFPs.

Since 1992, the Peruvian market has been operating based upon a “marginal generation cost” system. As mentioned before, such system is embedded in the general electricity laws of Peru and is administrated by COES. In such capacity the COES has as its main mandate the satisfaction of all the demand for electricity at any given time (i.e., periods of 15 minutes each) with the most efficient generation assets available at such time, independently of contractual arrangements between generators and their clients. For this purpose, the COES determines which generation facilities will be in operation at any given time with an objective of minimizing the overall system energy cost. Energy units are dispatched (i.e., ordered by the COES to inject energy into the system) on a real-time basis; units with lower variable generation costs are dispatched first and then other less efficient generation units will be dispatched, until the electricity demand is satisfied.

The variable cost for the most expensive generation unit dispatched in each 15-minute time period determines the price of electricity in such time period for those generation companies that sell or buy power on the spot market price during such time period. The COES determines, for each such 15-minute period, the spot market at which such transactions among generators take place and acts as a clearinghouse of all such transactions.

Generation companies in the Peruvian electricity market sell their capacity and energy under PPAs or in the spot market. The principal consumers under PPAs are distribution companies and non-regulated consumers. Under regulations governing the Peruvian power sector, customers with a capacity demand above 2,500 kW participate in the unregulated power market and can enter into PPAs directly with generation companies at freely-negotiated prices. Customers with a capacity demand between 200 kW and 2,500 kW may choose to participate in the unregulated power market or contract as a regulated client with a distribution company. PPAs to sell capacity and energy to distribution companies for resale to regulated customers must be made at fixed prices based on public bids received by the distribution companies from generation companies or at the applicable bus bar tariff set by the OSINERGMIN. Generation companies are authorized to buy and sell capacity and energy in the spot market to cover their needs and their commitments under their PPAs. Customers that are entitled to participate in the unregulated power market must enter into PPAs with generation or distribution companies covering all their electricity demand as they are not allowed to purchase energy or capacity directly in the spot market.

For further information on Peru’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Peruvian Electricity Sector.”

The following table sets forth a summary of energy sales in the Peruvian market for the periods presented:

	Energy Sales
	Under PPAs
Year Ended December 31,	Distribution	Unregulated
	(GWh)
2010	16,810	12,682
2011	17,888	13,904
2012	18,961	14,661
2013	19,880	15,841
2014	20,663	16,465

The demand for power and electricity in Peru is served by a variety of generation companies, including our subsidiary Kallpa, Edegel, a subsidiary of Enersis, ElectroPerú, a state-owned generation company whose primary generation facilities are hydroelectric plants, EnerSur S.A., a subsidiary of GDF Suez S.A., and Duke Energy Egenor S. en C. por A., a subsidiary of Duke Energy Corp.

The following table sets forth a summary of the principal generation companies in Peru, indicating their capacity by type of generation, as of December 31, 2014:

	Capacity as of December 31, 2014
	Hydro	Combined Cycle- Natural Gas	Open- Cycle Natural Gas	Dual Fuel	HFO	Coal	Other	Total	Percentage of Installed Capacity
	(MW)								(%)
EnerSur	137	814	—	498	157	140	—	1,746	20.0
Edegel	755	485	309	103	—	—	—	1,652	18.9
Kallpa (IC Power)	—	870	193	—	—	—	—	1,063	12.2
ElectroPerú	886	—	—	—	16	—	—	902	10.4
Egenor	359	—	175	—	—	—	16	550	6.3
Other generation companies	1,021	561	464	193	139	—	427	2,805	32.2

Total	3,158	2,730	1,141	794	312	140	443	8,718	100.0

Israel

According to the Israel Central Bureau of Statistics, Israel had a population of approximately 8 million as of December 31, 2014. According to the Israel’s Central Bureau of Statistics, Israeli GDP grew by 2.8%, 3.2% and 3.0% in 2014, 2013 and 2012, respectively. Demand for electric power has increased in Israel in recent years due to, among other reasons, population growth, higher living standards and climate change.

Israel’s power generation units utilize fossil fuels almost exclusively. As of December 31, 2014, the installed capacity in Israel was approximately 15,637 MW, of which 9,349 MW is fueled by natural gas based upon information available from IEC’s financial report for 2014 and the PUAE.

The following charts present a breakdown of installed capacity in Israel based on fuel source as of December 31, 2014:

Installed Capacity by Fuel Source

Until July 2013, the state-owned IEC operated as the sole large-scale provider of electricity in Israel. However, PUAE incentives have encouraged private investments in the Israeli power generation market and OPC and other IPPs now operate in the market with significant capacity. For example, in May 2014, Dorad Energy Ltd. became the second IPP to commence commercial operations in Israel, adding capacity of 860 MW to the

Israeli power market. In July 2015, the first of two units of the power plant of Dalia Power Energies Ltd., or Dalia Power Energies, reached its COD. Upon the COD of the second unit, which is expected to take place in the near-term, Dalia Power Energies will add 870 MW to the Israeli power market. Several other IPPs are in the process of constructing power plants, and are expected to reach their COD in the coming years.

As of December 31, 2014, OPC had installed capacity of 440 MW, representing approximately 3% of Israel’s installed capacity and 22% of the installed capacity of IPPs (excluding self-generators), which had an aggregate installed capacity of approximately 2,020 MW as of December 31, 2014, according to IEC’s financial report for 2014.

Sales of IPPs are generally made on the basis of PPAs for the sale of energy to customers, with prices predominantly linked to the tariff issued by the PUAE and denominated in New Israeli Shekels. The PUAE operates a time of use tariff, which provides different energy rates for different seasons (e.g., summer and winter) and different periods of time during the day. Within Israel, the price of energy varies by season and demand period, with tariffs varying based upon the season—summer (July, August), winter (January, February, December) and transition (March-June, September-November)—and demand (peak, shoulder and off-peak). Generally, the tariffs in the winter and summer seasons are higher than those in the transition season, making Israeli power generators, including OPC, more profitable, generally, in the winter and summer months, as compared to other months of the year.

The following tables set forth the tariffs and consumption blocks for each of the seasons set forth below, as of January 2015, which is the last month in which the PUAE has published final tariffs:

	Regulated “Generation Component” Tariff
	Winter	Transition	Summer
	(NIS per MWh)
Peak	752	312	789
Shoulder	431	242	304
Off-Peak	222	190	187

	Hours per Consumption Block[1]
	Winter	Transition	Summer
	(Hours)
Peak	404	2,002	308
Shoulder	208	906	308
Off-Peak	1,548	2,204	872

1.	The hours per consumption block may vary due to changes in the dates of weekdays, weekends and public holidays.

On August 10, 2015, the PUAE published a draft decision (subject to a public hearing and comments received from the public) proposing an approximately 7% reduction in tariffs for consumers, and a reduction in the PUAE generation component tariff to NIS 260.2 per MWh. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015. For information on the risks associated with the indexation of the PUAE’s generation tariff and its potential impact on OPC’s business, financial condition and results of operations, see “Risk Factors – Risks Related to Government Regulation – The production and profitability of IPPs in Israel may be adversely affected by changes in Israel’s regulatory environment.”

The following table sets forth a summary of energy sales in the Israeli market for the periods presented:

Energy Sales
Year Ended December 31,	Distribution[1]
(GWh)
2010	52,000
2011	53,100
2012	57,900
2013	56,900

1.	Distribution information for the year ended December 31, 2014 was unavailable as of the date of this prospectus.

IEC has been classified by the Electricity Sector Law as an “essential service provider” and, as such, is subject to basic obligations concerning the proper management of the Israeli power utility market. These obligations include the filing of development plans, management of Israel’s power system, management of Israel’s power transmission and distribution systems, provision of backup and infrastructure services to IPPs and consumers, and the purchase of power from IPPs. The IEC also transmits and distributes all of the electricity in Israel.

For further information on Israel’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector.” For information on the risks related to changes in Israel’s regulatory environment, see “Risk Factors—Risks Related to Government Regulation—The production and profitability of IPPs in Israel may be adversely affected by changes in Israel’s regulatory environment.”

Nicaragua

According to the World Bank, Nicaragua had a population of approximately 6 million as of December 31, 2014. According to the International Monetary Fund, Nicaraguan GDP grew by an estimated 4.0% in 2014 and by 4.6% and 5.0% in 2013 and 2012, respectively.

Nicaragua’s interconnected power system has an installed capacity of approximately 1,026 MW, consisting of thermal, wind, hydroelectric, geothermal and biomass power stations using HFO or diesel, which accounted for 58%, 18%, 11%, 8% and 5%, respectively, of Nicaragua’s capacity as of December 31, 2014 according to CNDC. Nicaragua is also part of the SIEPAC, thereby permitting the creation of a Central American wholesale power generation market. For information on Nicaragua’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Nicaraguan Electricity Sector.”

The following table sets forth a summary of capacity and energy sales in the Nicaraguan market for the periods presented:

	Capacity Sales		Energy Sales
Year Ended December 31,	Under PPAs	Spot Market	Under PPAs	Spot Market
	(MW)		(GWh)
2010	661	112	3,086	237
2011	702	112	3,353	130
2012	728	72	3,536	91
2013	740	72	3,695	133
2014	749	72	3,933	140

Guatemala

According to the World Bank, Guatemala had a population of approximately 16 million as of December 31, 2014. According to the International Monetary Fund, Guatemalan GDP grew by 4.0%, 3.7% and 3% in 2014, 2013 and 2012, respectively.

Guatemala’s interconnected power system has an installed capacity of approximately 2,554 MW, consisting of hydro, diesel engines and other technologies, which accounted for 37%, 26%, and 37%, respectively, of Guatemala’s capacity as of December 31, 2014 according to the Guatemalan electricity wholesale market administrator, or AMM (Administrador del Mercado Mayorista).

Guatemala, which is also a member of the SIEPAC, was a net exporter of energy in 2014.

All capacity sales in Guatemala are made pursuant to PPAs. The following table sets forth a summary of capacity and energy sales in the Guatemalan market for the periods presented:

	Capacity Sales	Energy Sales
Year Ended December 31,	Under PPAs	Under PPAs	Spot Market
	(MW)	(GWh)
2010	1,468	6,984	1,138
2011	1,491	7,286	1,019
2012	1,533	7,500	1,056
2013	1,564	7,394	1,785
2014	1,635	8,223	1,899

El Salvador

According to the World Bank, El Salvador had a population of approximately 6 million as of December 31, 2014. According to the Consultants for Corporate Development (Consultores para el Desarrollo Empresarial), Salvadorian GDP grew by 1.8%, 1.7% and 1.9% in 2014, 2013 and 2012, respectively.

Hydroelectric plants accounted for 32% of El Salvador’s capacity as of December 31, 2014 and geothermal plants accounted for 12%, based upon information available from the SIGET. The remaining 56% of El Salvador’s capacity is provided by thermal plants powered by HFO, diesel and bio-mass.

Prior to August 2011, a market for capacity sales did not exist and consumers of electricity, including non-regulated consumers, purchased only energy. However, as a result of regulatory changes, and similar to generation companies operating in the Peruvian market, Salvadorian generation companies sell capacity and energy under PPAs or in the spot market. For further information on these reforms and El Salvador’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Salvadorian Electricity Sector.”

The following table sets forth a summary of capacity and energy sales in the Salvadorian market for the periods presented:

	Capacity Sales		Energy Sales
Year Ended December 31,	Under PPAs	Spot Market	Under PPAs	Spot Market
	(MW)		(GWh)
2010	—	—	1,745	3,892
2011	555	404	2,745	3,011
2012	655	332	3,122	2,761
2013	715	285	3,823	2,177
2014	764	271	4,176	1,891

Panama

According to the World Bank, Panama had a population of approximately 4 million as of December 31, 2014. According to the International Monetary Fund, Panamanian GDP grew by 6.2%, 8.4% and 10.8% in 2014, 2013 and 2012, respectively.

Panama’s interconnected power system had an installed capacity of approximately 2,704 MW, mainly consisting of hydro, thermal, and coal technologies, which accounted for 58%, 38%, and 4%, respectively, of Panama’s capacity as of December 31, 2014 according to CND.

The following table sets forth a summary of capacity and energy sales in the Panamanian market for the periods presented:

	Energy Sales
Year Ended December 31,	Under PPAs	Spot Market
	(GWh)
2010	6,868	1,442
2011	6,696	2,053
2012	7,217	1,884
2013	7,359	2,615
2014	7,542	3,193

An energy deficit has accumulated in Panama’s generation market, and such deficit has recently increased as a result of an extended dry season, which led to increased electricity shortages. For example, in 2014, as an emergency measure, the Panamanian government called for an emergency bid to attempt to cover electricity shortfalls in the short-term. We submitted a bid in response to this request and, in October 2014, Kanan was awarded a five-year contract to supply energy in Panama in connection with the Panamanian government’s effort. As a result of Panama’s energy deficit, the Panamanian government may solicit additional bids in the future and we may submit a bid and further expand our operations in Panama in connection with such requests.

Bolivia

According to the World Bank, Bolivia had a population of approximately 11 million as of December 31, 2014. According to the International Monetary Fund, Bolivian GDP grew by 5.2%, 6.8% and 5.2% in 2014, 2013 and 2012, respectively.

Based upon information available from the CNDC, Bolivia’s national dispatch committee, as of December 31, 2014, thermal plants fueled by natural gas accounted for 69% of Bolivian capacity and hydroelectric plants accounted for 31%. As of December 31, 2014, thermal plants in Bolivia had capacity of 1,123 MW and hydroelectric plants in Bolivia had a capacity of 493 MW, according to the CNDC.

Following the nationalization of Guaracachi, Valle Hermoso and Corani in May 2010 by the Government of Bolivia, all of the generation companies currently developing power projects in Bolivia are government-owned entities. It is unclear whether the Government of Bolivia will continue nationalizing entities involved in its power utility market and it is unclear whether such nationalization (if any) would be adequately compensated for by the Bolivian Government. For further information on the Bolivian Government’s acts of nationalization, see “Risk Factors—Risks Related to Government Regulation—The Government of Bolivia has nationalized energy industry assets, and our remaining operations in Bolivia may also be nationalized.”

In December 2011, the Bolivian government amended the applicable law to prohibit generation companies from entering into new PPAs. For further information on risks related to our inability to renew, enter into, or replace long-term PPAs, see “Risk Factors—Risks Related to Our Business—We may not be able to enter into, or renew existing, long-term contracts for the sale of energy and capacity, contracts which reduce volatility in its results of operations.” For further information on Bolivia’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Bolivian Electricity Sector.”

Bolivian generation companies sell capacity and energy under PPAs or in the spot market. The following table sets forth a summary of capacity and energy sales in the Bolivian market for the periods presented:

	Capacity Sales		Energy Sales
	Under PPAs		Under PPAs
Year Ended December 31,	Unregulated	Spot Market	Unregulated	Spot Market
	(MW)		(GWh)
2010	50	959	382	5,432
2011	47	1,005	368	5,934
2012	43	1,060	369	6,236
2013	47	1,119	368	6,645
2014	44	1,254	357	7,121

In Bolivia, wages are periodically increased by governmental decree and, as a result, labor costs, which already represent a significant portion of the operating expenses of Bolivian generation and distribution companies, are expected to continue to increase and represent a greater portion of generation expenses.

Chile

According to the World Bank, Chile had a population of approximately 18 million as of December 31, 2014. According to the Central Bank of Chile (Banco Central de Chile), Chilean GDP grew by 1.8%, 4.3% and 5.5% in 2014, 2013 and 2012, respectively.

Two of Chile’s four power systems represent a significant portion of its 20,291 MW electricity market. The largest of such systems is the Central Interconnected System, or the SIC, which has a capacity of 15,181 MW, primarily consisting of coal-based power stations, hydroelectric stations, dual-fueled power stations using liquid natural gas or diesel and wind farms and solar power stations which accounted for 53%, 42%, 4% and 1%, respectively, of the SIC’s capacity as of December 31, 2014. The SIC serves approximately 92% of the Chilean population. The other power system is the SING, which has a capacity of 4,970 MW and serves approximately 6% of the Chilean population.

In 1982, Chile became the first country in the region to adopt the marginal generation cost system. Chile still uses the marginal generation cost system to ensure demand for power is met at the minimum system cost. For further information on Chile’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Chilean Electricity Sector.”

The following table sets forth a summary of capacity and energy sales in the SIC for the periods presented:

	Capacity Sales		Energy Sales
Year Ended December 31,	Under PPAs	Spot Market	Under PPAs	Spot Market
	(MW)		(GWh)
2010	4,639	941	35,939	5,123
2011	4,663	1,205	38,364	5,440
2012	4,754	1,438	36,966	9,315
2013	5,351	1,334	41,147	6,630
2014	5,832	1,248	44,234	8,032

Dominican Republic

According to the Dominican Republic’s National Statistics Office (Oficina Nacional de Estadística), the Dominican Republic had a population of approximately 10 million as of December 31, 2014. According to the Dominican Central Bank (Banco Central de la República Dominicana), the Dominican Republic’s GDP grew by 7.3%, 4.8% and 2.6% in 2014, 2013 and 2012, respectively; the significant growth in 2014 primarily resulted from the decline in international fuel prices.

Based upon information available from the Coordinating Body (Organismo Coordinador), or OC, as of December 31, 2014, HFO plants accounted for 47% of the Dominican capacity and hydroelectric plants accounted for 16%. The remainder of Dominican capacity is provided by open-cycle and combined-cycle plants fueled by natural gas, and thermal plants fueled by coal. As of December 31, 2014, thermal plants in the Dominican Republic had a capacity of 3,065 MW and hydroelectric plants in the Dominican Republic had a capacity of 592 MW, according to the OC.

The large-scale theft of power from the grid is prevalent in the Dominican Republic. Since generation and distribution companies do not pass through the cost associated with such theft to consumers, the government must provide significant subsidies to these companies. For information on the Dominican Republic’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Dominican Republic Electricity Sector.”

Dominican generation companies sell capacity and energy under PPAs or in the spot market. The following table sets forth a summary of capacity and energy sales in the Dominican market for the periods presented:

	Capacity Sales			Energy Sales
	Under PPAs			Under PPAs
Year Ended December 31,	Distribution	Other Unregulated	Spot Market	Distribution	Other Unregulated	Spot Market
	(MW)			(GWh)
2010	1,366	115	337	10,165	1,026	926
2011	1,377	111	529	9,877	1,107	2,615
2012	1,429	238	634	11,084	1,792	2,657
2013	1,676	212	569	10,929	2,164	3,114
2014	1,453	163	822	10,045	1,389	4,109

Jamaica

According to the World Bank, Jamaica had a population of approximately 3 million in 2014. According to the Statistical Institute of Jamaica, Jamaican GDP decreased by 0.5%, and grew by 0.2% and 0.5% in 2014, 2013 and 2012, respectively Jamaica’s interconnected power system has an installed capacity of approximately 938 MW, consisting of thermal, hydro and other technologies, which accounted for 93%, 3%, and 4%, respectively, of Jamaica’s capacity as of December 31, 2014 according to the Jamaica Productivity Centre.

Unlike the other Latin American and Caribbean countries in which we operate, or may operate in the future, Jamaica does not employ a marginal cost regulatory framework. As a result, the relevant regulatory agencies do not determine which generation unites are to be dispatched, so as to minimize the cost of energy supplied. All capacity and energy sales in the Jamaican market are made pursuant to PPAs. The following table sets forth a summary of capacity and energy sales in the Jamaican market for the periods presented:

	Capacity Sales	Energy Sales
Year Ended December 31,	Under PPAs	Under PPAs
	(MW)	(GWh)
2010	789	4,137
2011	789	4,137
2012	854	4,135
2013	854	4,142
2014	938	4,107

Colombia

According to the World Bank, Colombia had a population of approximately 49 million as of December 31, 2014. According to the Colombian National Administrative Department of Statistics, Colombia’s GDP grew by 4.6%, 4.9% and 4% in 2014, 2013 and 2012, respectively.

Colombia’s interconnected power system has an installed capacity of approximately 15,555 MW, consisting of hydro, thermal plants, minor plants and cogenerators, which accounted for 70%, 29%, 0.5% and 0.5%, respectively, of Colombia’s capacity as of December 31, 2014 according to UPME. For information on Colombia’s regulatory environment, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Colombia Electricity Sector.”

The following table sets forth a summary of energy sales and consumption in the Colombian market for the periods presented:

	Energy Sales		Energy Consumption
Year Ended December 31,	Under PPAs	Spot Market	Regulated	Unregulated
	(GWh)		(GWh)
2010	63,555	18,251	37,821	18,002
2011	62,179	16,787	38,231	18,536
2012	67,183	17,016	39,175	19,800
2013	71,375	14,948	40,282	20,237
2014	69,846	15,544	42,323	20,867

Other Potential Markets

The following discussion sets forth a brief description of the electricity market in Mexico, which we have identified as a potential country in which we may expand our operations in the near- to medium-term.

Mexico

According to the World Bank, Mexico had a population of approximately 124 million as of December 31, 2014. According to the World Development Indicators, Mexican GDP increased by 2.1%, 1.4% and 4.0% in 2014, 2013 and 2012, respectively.

Mexico’s interconnected power system has an installed capacity of approximately 64,456 MW, as of December 31, 2013, of which the public sector accounted for 54,035 MW, or 84% of Mexico’s installed capacity. Thermal, hydroelectric, nuclear and other plants accounted for 73%, 21%, 3% and 3%, respectively, of Mexico’s public sector installed capacity as of December 31, 2013.

In 2014, Mexico undertook certain reforms of its electricity market in an effort to drive significant investments in new generation capacity. As an example, in 2015, the Federal Electricity Commission (Comisión Federal de Electricidad), or the CFE, expects to grant concessions to construct approximately 7.0 GW of additional generation capacity, of which 3.2 GW are expected to be awarded to IPPs. In addition, Petróleos Mexicanos, or PEMEX, has announced that it aims to reach an installed capacity of approximately 3.1 GW in the medium-term by partnering with power companies for the development of cogeneration plants. The Mexican government has also announced initiatives towards the development of significant renewable energy capacity, targeting the addition of approximately 4.6 GW of wind capacity over the next decade.

The following table sets forth a summary of effective capacity and energy consumption in the Mexican market for the periods presented:

	Effective Capacity		Energy Consumption
Year Ended December 31,	Total Public System	IPPs	Internal Sales	Self-Supply
	(MW)		(GWh)
2010	52,945	11,907	186,639	26,155
2011	52,512	11,907	200,946	27,092
2012	53,114	12,418	206,480	26,257
2013	54,035	12,851	206,130	29,039
2014	54,367	12,851	208,015	37,441

BUSINESS

We are a leading owner, developer and operator of power facilities located in key power generation markets in Latin America, the Caribbean and Israel, utilizing a range of fuels, including natural gas, hydroelectric, HFO, diesel and wind. Currently, our principal focus is on Latin American markets, which typically have higher rates of growth of GDP and lower overall and per capita energy consumption, as compared with more developed markets. We believe that economic growth in Latin American markets will drive increases in overall and per capita energy consumption and therefore require significant additional investments in power generation assets in those markets.

As of March 31, 2015, we had an installed capacity of 2,642 MW, which we expect to increase by 1,202 MW, or 45%, to 3,844 MW by the middle of 2016, upon the completion of the following assets in advanced stages of construction:

•	Cerro del Aguila S.A.’s, or CDA’s, 510 MW hydroelectric project located in Peru, which we expect to be completed by the middle of 2016;

•	Samay I S.A.’s, or Samay I’s, 600 MW cold-reserve thermoelectric project located in Peru, which we expect to be completed by the middle of 2016; and

•	Kanan Overseas, I. Inc.’s, or Kanan’s, 92 MW thermal generation project in Panama, which we expect to be completed by the end of 2015,

in each case reflecting 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset and assuming no other changes to our capacity during this period.

Between 2007 and March 31, 2015, we invested approximately $2.4 billion in the acquisition, development and expansion of our power generation assets. Of this amount, 86% represented investments in greenfield development (including investments made in those assets in advanced stages of construction) and 14% represented acquisitions. We have financed our greenfield development using a combination of cash on hand, debt financing and investments by minority shareholders at the asset level, and have financed our acquisitions using cash on hand. Of the 2,093 MW we have added to our portfolio since Inkia’s formation, 63% derived from greenfield development projects, consisting of our construction of the Kallpa combined cycle plant, which comprises Peru’s largest power generation facility, and the construction of OPC’s plant, which became Israel’s first IPP. In the same period, we have acquired businesses with an aggregate installed capacity of 783 MW in five countries in Latin America and the Caribbean. By the middle of 2016, 76% of our capacity will be derived from our greenfield development efforts (based upon our current portfolio and assuming the completion of our assets in advanced stages of construction).

By successfully pursuing growth opportunities, primarily through contracted greenfield development projects in existing markets and acquisitions of anchor investments in new markets, we have expanded our regional presence, diversified our portfolio through the addition of various facilities which use a range of fuels, and significantly increased our cash flows. In 2014, our Adjusted EBITDA was $395 million, as compared to $65 million in 2009, representing a CAGR of 43% during this period. Adjusted EBITDA is a non-IFRS measure. For a reconciliation of our net income to our Adjusted EBITDA, see “Summary Consolidated Financial and Other Information—Key Financial and Other Operating Information.”

We were incorporated in Singapore in May 2015 under the name IC Power Pte. Ltd., pursuant to the Singapore Companies Act. Until the completion of this offering, we will remain a wholly-owned subsidiary of Kenon (NYSE: KEN; TASE: KEN), which was formed by IC in 2014 to serve as the holding company of certain interests, including ICP, received by Kenon in connection with IC’s January 2015 spin-off of Kenon to IC’s shareholders. In addition to its interest in us, Kenon also holds interests in Qoros Automotive Co., Ltd., ZIM

Integrated Shipping Ltd. and Primus Green Energy, Inc. ICP and its businesses shall be contributed to us by our parent, Kenon, prior to the completion of this offering, through a Reorganization described in further detail in “Corporate Formation and Reorganization.” Set forth below is a description of the operations of ICP and its businesses. Except as otherwise indicated, or unless the context requires otherwise, references to the “Company,” “we,” “us” and “our” shall refer to ICP and its businesses prior to the Reorganization.

ICP operates through various operating companies in which, with the exception of Pedregal, it holds controlling interests as set forth in the following graphic (the percentage of holdings stated alongside each operating company are, in some cases, indirect holdings):

The following table sets forth summary operational information regarding each of our operating companies as of March 31, 2015 by segment:

Segment	Country	Entity	Ownership Percentage (Rounded)	Fuel	Installed Capacity (MW)[1]	Type of Asset	Weighted Average Remaining Life of PPAs based on Firm Capacity (Years)		LTM Energy Sales under PPAs (GWh)
Peru	Peru	Kallpa	75%	Natural Gas	1,063	Greenfield[2]	7		6,007

Israel	Israel	OPC	80%	Natural Gas and Diesel	440	Greenfield	9	[3]	4,023

Central America	Nicaragua	Corinto	65%	HFO	71	Acquired	4		450
	Nicaragua	Tipitapa Power	65%	HFO	51	Acquired	4		326
	Nicaragua	Amayo I	61%	Wind	40	Acquired	9		175
	Nicaragua	Amayo II	61%	Wind	23	Acquired	10		94
	Guatemala	Puerto Quetzal	100%	HFO	179	Acquired	—		926
	El Salvador	Nejapa	100%	HFO	140	Original Inkia Asset	3		665

Other	Bolivia	COBEE	100%	Hydroelectric, Natural Gas	228	Original Inkia Asset	3		263
	Chile	Central Cardones	87%	Diesel	153	Acquired	—		—
	Chile	Colmito	100%	Natural Gas and Diesel	58	Acquired	3		250
	Dominican Republic	CEPP	97%	HFO	67	Original Inkia Asset	—		175
	Jamaica	JPPC	100%	HFO	60	Original Inkia Asset	3		404
	Colombia	Surpetroil	60%	Natural Gas	15	Acquired	1		43
	Panama	Pedregal[4]	21%[5]	HFO	54	Original Inkia Asset	2		267
	Total Operating Capacity				2,642

1.	Reflects 100% of the capacity of each of our assets, regardless of our ownership interest in the entity that owns each such asset.
2.	Kallpa’s plants were developed as greenfield projects in four different stages between 2005 and 2012, resulting in 870 MW of installed capacity. In addition, Kallpa acquired Las Flores’ power plant in 2014, adding 193 MW to Kallpa’s capacity.
3.	Reflects the weighted average remaining life of OPC’s PPAs with end users based on OPC’s firm capacity. The IEC PPA, which extends for an 18-year term and covers OPC’s entire firm capacity, provides OPC with the option to allocate and sell the generated electricity of the power station directly to end users. OPC has exercised this option and sells all of its energy and capacity directly to 19 end users, as of March 31, 2015 (22 end users as of December 31, 2014). For further information on the IEC PPA, see “Business—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector.”
4.	Although Pedregal is located in Central America, it is a minority investment. Therefore, from an income statement perspective, it is not part of the Central America segment and Pedregal is only reflected in our share in income of associated companies.
5.	Although we have a non-controlling interest in Pedregal, we are party to a management services agreement, which designates us as the administrator responsible for the day-to-day management of Pedregal.

The following table sets forth summary operational information regarding each of our assets in advanced stages of construction:

Country	Entity	Ownership Percentage (Rounded)	Fuel	Installed Capacity (MW)[1]		Expected COD	Percentage Developed (As of June 30, 2015)	Expected cost		Amount Invested (As of June 30, 2015)
Peru	CDA	75%	Hydroelectric	510		Middle of 2016	79%—Overall completion 87%—Dam construction 100%—Tunnel drilling	$954 million		$787 million

Peru	Samay I	75%	Diesel and Natural Gas	600	[2]	Middle of 2016	76%	$380 million		$268 million

Panama	Kanan	100%	HFO	92		End of 2015	76%	$73 million	[3]	$61 million	[3]

Total Capacity of Assets in Advanced Stages of Construction				1,202				$1,407 million		$1,116 million

1.	Reflects 100% of the expected capacity of each asset, regardless of our ownership interest in the entity that owns the asset.
2.	When fueled by natural gas, the Samay I plant will have an installed capacity of approximately 720 MW.
3.	Includes $40 million of intercompany expenses relating to Puerto Quetzal’s and CEPP’s sale of the barges to Kanan.

Competitive Strengths

Strong track record in disciplined project development and obtaining financing—We leverage our core competencies—project identification, evaluation, development, construction and operation—to develop power generation facilities using various technologies in attractive markets that typically have relatively high GDP growth rates and relatively low levels of per capita energy consumption. For example, in 2012, we completed our third expansion of Kallpa’s gas-powered plant, which is the largest power generation facility in Peru in terms of capacity, by converting it into a combined cycle facility and thereby adding 293 additional MW to the facility’s capacity. This expansion was completed on time and below budget. Additionally, in 2013, OPC became the first IPP in Israel when we completed the construction of its 440 MW combined cycle power plant.

Our projects have been developed with a disciplined capital structure, which reflects our commitment to develop projects in accordance with three key fundamental principles. First, we endeavor to construct projects by entering into turnkey EPC agreements that define the total project cost and transfer most of the risks of construction delays and cost overruns to our EPC contractors. We currently have assets in advanced stages of construction with an aggregate expected capacity of 1,202 MW, 1,110 MW of which is being constructed pursuant to EPC contracts. Second, we seek to secure a revenue stream prior to the construction of our plants by sourcing and entering into long-term PPAs, which provide our development projects with verifiable projected margins and cash flows, before construction has commenced. Finally, we leverage our EPC contracts and PPAs to secure long-term project financing agreements which are generally stand-alone, secured, project-specific, and with no or limited recourse. Over the course of our history, we have secured different types of financings (e.g., leases, local and international bonds, syndicated loans, etc.) during times of changing financial markets and in connection with our construction of various projects using a range of fuels.

Long-term PPAs and supply agreements that limit exposure to market fluctuations—Our operating subsidiaries typically enter into long-term PPAs, which generally limits their exposure to fluctuations in energy spot market rates, generates stable and predictable margins, and helps to create stability and predictability in our cash flows. In the year ended December 31, 2014, we made 92% of our aggregate energy sales (in GWh) pursuant to long-term PPAs. As of December 31, 2014, the weighted average remaining life of our PPAs was 11 years (including the remaining life of the PPAs for our assets in advanced stages of construction) and we have historically sought, and will continue to seek, to renew our long-term PPAs as they expire.

As of December 31, 2014, the majority of our PPAs were indexed to the price of the corresponding power plant’s operating fuel prices in U.S. Dollars. Additionally, as of December 31, 2014, many of our PPAs, with the exception of OPC’s, provided for payment in, or were linked to, the U.S. Dollar, thereby providing us with natural hedges against fuel price and exchange rate fluctuations. Additionally, the counterparties to our long-term PPAs are typically large local distribution companies or non-regulated customers or users, including subsidiaries of large multi-national corporations, which we believe have strong credit profiles, mitigating the risk of customer default. Some of our major customers within Peru and Israel include Southern Peru Copper Corporation, Sociedad Minera Cerro Verde S.A.A., a subsidiary of Freeport-McMoRan, Compañía Minera Antapaccay S.A., a subsidiary of Glencore Xstrata, and Oil Refineries Limited, as well as governments and quasi-governmental entities.

As our power facilities utilize and are dependent upon natural gas, hydroelectric, HFO, diesel, wind, or a combination of these energy sources, we seek to enter into long-term supply and transportation agreements to acquire the necessary fuel for our facilities. For example, Kallpa and OPC, which own and operate our largest plants, are party to long-term supply agreements, including natural gas supply agreements and transportation services agreements, that are material to their operations.

Attractive footprint in high growth markets—Currently, our principal focus is on Latin American markets, which typically have higher rates of growth of GDP and lower overall and per capita energy consumption, as compared with more developed markets. We expect continued growth in these key markets, providing us with the opportunity to generate attractive, risk-adjusted returns through additional investments in power generation assets in those countries.

We are a leader in our largest market, Peru, one of the fastest growing economies in Latin America, with an average GDP growth of approximately 5.8% per year from 2009 through 2014, according to the International Monetary Fund, a mature regulatory framework, and a well-run power system. Our operating company in Peru represented 39% of our Adjusted EBITDA, 21% of our net income, and 40% of our installed capacity as of and for the year ended December 31, 2014. Additionally, our assets in advanced stages of construction in Peru are expected to provide an additional 1,110 MW in installed capacity to address the expected increase in Peruvian energy demand, which is expected to result, in part, from the substantial investments made in connection with Peru’s energy-intensive mining industry and expected growth in its manufacturing industry.

We also operate OPC, the first IPP in Israel, which, following decades of state control, recently opened its electricity market to private power producers. As a result, the electricity market in Israel is still in the early stages of development. Furthermore, Israel’s energy consumption levels have increased in recent years and are expected to continue to increase in the near-term. As of and for the year ended December 31, 2014, OPC represented 39% of our Adjusted EBITDA, 26% of our net income, and 17% of our installed capacity. We believe that OPC’s plant provides us with a strategic advantage as an early entrant in the Israeli electricity market. Additionally, given Israel’s growing economy and the advanced age of its existing state-owned power generation facilities, we believe OPC provides us with the know-how, visibility of, and opportunity to participate in, additional power projects in Israel, which opportunities may become increasingly available to private sector participants such as ourselves.

In addition to our attractive position in Peru and Israel, we have also developed an attractive footprint in several markets in Latin America, including Chile and Colombia. We believe that our current platform, coupled with our agile and disciplined decision-making process, enables us to take advantage of opportunities as they arise.

Established and disciplined track record in making acquisitions—We have acquired numerous generation assets since 2007, resulting in the expansion of our operations by 783 MW in five countries in Latin America and the Caribbean. We believe our recognition as a regional generator and developer with a relatively strong balance sheet, and our ability to act quickly with respect to acquisitions, has complemented our development capabilities by allowing us to strategically source and execute acquisitions. Furthermore, we have the ability to manage projects that are too small for large companies, as well as projects that are too large for small companies. Our acquisition of Central Cardones in 2011, for example, provided us with an initial footprint in Chile, a dynamic and important power market, and facilitated our acquisition of Colmito in October 2013. Similarly, our acquisition of certain Nicaraguan assets in 2014, representing 185 MW of installed capacity, provided us with an entry into the Nicaraguan market and diversified our portfolio with operational wind generation assets. Additionally, in August 2015, we acquired 100% of the shares of AIE, which holds a provisional license for the construction of a 120 MW cogeneration power station, and will seek regulatory approval for licenses in respect of an additional 25 MW, in Israel, a new and growing private electricity generation market.

Driving operational excellence through partnerships with leading OEMs and reliance on efficient technologies—We seek to optimize our power generation capacity by using leading technologies (e.g., turbines manufactured by Siemens, General Electric, Mitsubishi and Andritz) and entering into long-term service agreements with leading, multi-national original OEMs. Our technologies and long-term partnerships enable our power generation assets to perform more efficiently and at relatively high levels of reliability. Additionally, our experienced staff is committed to increasing our operating performance and ensuring the disciplined maintenance of our power generation assets. We believe that our generation plants’ weighted average availability rate of 94% for the year ended December 31, 2014 was the result of our optimization efforts and commitment to improving our operating efficiency and performance.

Additionally, our acquisition or construction of power generation assets that use efficient technologies (e.g., the conversion of Kallpa’s facility into a combined cycle operation in 2012) places our generation assets competitively in the dispatch merit order in certain of the countries in which we operate. For example, Kallpa’s facility, a base load plant and combined cycle gas turbine, is among the first power plants to be dispatched, due to its efficiency and competitiveness in the dispatch stack. Similarly, CDA’s plant, as a hydroelectric power plant, will also be among the first power plants to be dispatched in Peru once it reaches its COD in 2016. Having a portfolio which includes efficient power plants with lower production costs allows us to potentially earn higher margins than companies that utilize certain other competing technologies in their plants and are therefore less competitive in the dispatch merit order.

Experienced management team with strong local presence—Our management team has extensive experience in the power generation business. Our executive officers have an average of approximately 20 years of experience in the power generation industry, and significant portions of our core management team have been working together in international large power generation companies since 1996. We believe that this overall level of experience contributes to our ability to effectively manage our existing operating companies and to identify, evaluate and integrate high-quality growth opportunities within and outside Latin America. Furthermore, our hands-on management team utilizes a lean decision-making process, which allows us to quickly take advantage of strategic acquisitions and potential developments and opportunities as they materialize. Our managers are compensated, in part, on the basis of our financial performance, which incentivizes them to continue to improve our operating results. Additionally, our local management teams provide in-depth market knowledge and power industry experience. These teams consist primarily of local executives with significant experience in the local energy industry and with local government regulators. We believe that the market-specific experience of our local management provides us with insight into the local regulatory, political and business environment in each of the countries in which we operate.

Strong and dedicated shareholder with experience operating growth-oriented businesses and a long-term commitment to our growth—Our shareholder owns businesses, in whole or in part, ranging from established, cash generating businesses to early stage development companies. The international profile, experience and commitment of our shareholder in operating growth-oriented businesses, lends us credibility in conducting our operations and project development, particularly with respect to large national and international companies, such as our customers, and international financial institutions which are an important source of financing for our assets. Upon completion of this offering, Kenon will remain our controlling shareholder. Kenon, which is dual-listed on the NYSE and the TASE under the symbol “KEN,” was formed in 2014 to serve as the holding company of various dynamic, primarily growth-oriented businesses, including IC Power, which were contributed to Kenon by its former parent, IC, in a spin-off completed in January 2015.

Business Strategy

Continue to successfully develop greenfield assets in attractive markets—One of our core competencies is identifying, evaluating, constructing, and operating greenfield development projects in our target markets. We will continue to seek to develop power generation assets in countries with relatively stable, growing economies, low levels of per capita energy consumption or developing private energy generation markets. We also seek to develop assets that can be expanded through further investment, or as additional fuels become available, which provides us with the ability to further develop an asset and increase its installed capacity in connection with market trends, industry developments, or changing fuel availability.

We place particular focus on our ability to complete the development of our greenfield projects on time and within budget and will continue to use extensive project planning and contracting mechanisms to minimize our development risk. For example, in connection with our development activities, we typically enter into lump-sum, turnkey EPC contracts to minimize our construction risks and mitigate construction cost overruns, while also entering into long-term PPAs to generate stable and predictable margins and cash flows; we believe this combination facilitates our access to construction financing. Engaging in such practices has allowed us to successfully complete several thermal generation projects, including the Kallpa facility, our largest development to date. Additionally, our first hydroelectric development, CDA’s plant, is expected to be fully operational at a cost of $1.9 million per MW, making CDA’s plant among the most efficiently constructed hydroelectric facilities in Latin America in terms of cost per MW.

Optimize portfolio to maximize returns while minimizing risk—We regularly assess our portfolio of operating companies and employ disciplined portfolio management principles to optimize our operations in light of changing industry dynamics in a particular country or region, create financing flexibility and address specific risk management and exposure concerns. Our strategy is to optimize the composition of our portfolio by focusing on profitable developments and acquisitions within key power generation markets typically in Latin America, the Caribbean and Israel.

For example, prior to our 2014 acquisition of the Las Flores facility, a 193 MW thermal power generation plant, Las Flores had operated intermittently due to the lack of a long-term regular supply of natural gas. The Kallpa facility, which is located near the Las Flores plant, had an excess supply of natural gas. We identified these and other potential synergies and, since our acquisition of the Las Flores facility, have been able to significantly improve the operations and generation activities of Las Flores’ plant, while also maximizing the use of the Kallpa facility’s natural gas supply and transportation capabilities. Our recent acquisition of Puerto Quetzal serves as another example of our portfolio optimization efforts. In addition to providing us with an attractive entry point into the Guatemalan market, one of the barges we acquired from Puerto Quetzal was recently redeployed to Panama to allow Kanan to take advantage of a short-term supply shortfall in the Panamanian power market. Additionally, in 2014, we divested our 21% indirect equity interest in Edegel, one of Peru’s largest power generation companies. While the Edegel investment was a strong cash flow generator which helped to fund the initial stages of our growth, we opted to sell this investment in order to redeploy the proceeds from such sale into projects in which we have a majority control and which we believe will have a better risk and return profile for our shareholders over the long-term.

Complement our organic development with dynamic and disciplined acquisitions—We seek to invest in countries and/or assets where we can significantly increase our cash flows and optimize our operations. Therefore, in addition to greenfield developments, we also seek to enter into and/or expand our presence in attractive markets by acquiring controlling interests in operating assets to anchor our geographical expansion. For example, we recently acquired power generation assets in Nicaragua, Guatemala and Colombia, which represents our initial entry into these markets, through our acquisitions of (1) ICPNH, which provided us with controlling interests in two HFO and two wind energy Nicaraguan generation companies, (2) Puerto Quetzal, which provided us with three power barges with HFO generators (one of which was recently transferred to our subsidiary Kanan to allow it to take advantage of supply shortfalls in the Panamanian power market), and (3) Surpetroil, a company that utilizes stranded natural gas reserves in its production of energy. Chile and Colombia represent important parts of our growth strategy. We continue to seek expansion in Chile and Colombia, and we expect that our assets in these countries will provide us with the initial footprint from which to carry out our organic development strategy in these two markets. Additionally, consistent with our strategy of maintaining controlling interests in our power generation assets, in May 2014, we increased our equity ownership in JPPC (which has an aggregate 60 MW of installed capacity in two HFO generation units in Jamaica) from 16% to 100%, and in January 2015, we increased our equity ownership in Nejapa (which has 140 MW of installed capacity at an HFO power generation facility in El Salvador) from 71% to 100%. We will continue to seek to leverage our acquisitions of assets in new markets and/or of assets utilizing a broad range of technologies (which may include new fuels, such as solar power) to generate attractive risk-adjusted returns.

Continue to enter into long-term PPAs with credit-worthy counterparties—In 2014, we sold 92% of our aggregate energy sales (in GWh) pursuant to PPAs, many of which are denominated in, or linked to, the U.S. Dollar. Our strategy of generating strong and predictable cash flows from long-term PPAs has enabled us to successfully secure financing for our greenfield projects from a diverse international lender base to fund our development and construction projects. We seek to enter into long-term capacity PPAs prior to committing to a new project so as to accurately determine expected cash flows and margins of a particular asset, which facilitates its financing. For example, although the CDA plant is yet to reach its COD, CDA has sourced and entered into two long-term PPAs beginning in 2016 and 2018 for a significant portion of its expected capacity, contracting most of the estimated firm energy it expects to generate between 2018 and 2027. The expected cash flows associated with such PPAs contributed to CDA’s attractive credit profile, which supported the financing of CDA’s plants development. Similarly, the Peruvian government has guaranteed capacity payments for 600 MW of the expected capacity of Samay I’s plant for a 20-year period at rates above regulated capacity rates, which also provided support for the financing of the plant’s development. In addition to significantly improving our access to financing with no or limited recourse, our strategy of contracting our assets’ energy and capacity significantly reduces our exposure to changes in spot prices.

Background and History

ICP was incorporated in January 2010 as a limited liability company under the laws of the State of Israel. ICP holds a 100% interest in Inkia and ICPI.

Inkia was formed in June 2007 by IC as a special purpose vehicle to acquire Globeleq’s power generation assets and property in Latin America and the Caribbean. In April 2010, IC transferred the shares of Inkia to ICP.

In February 2010, IC purchased 80% of OPC from Ofer Brothers (Energy Holdings) Ltd, or Ofer Energy. In April 2010, ICPI was incorporated as a wholly-owned subsidiary of IC, and the shares of OPC owned by IC were transferred from IC to ICPI. In June 2010, IC transferred the shares of ICPI to ICP.

As set forth above, ICP and its businesses shall be contributed to us by our parent, Kenon, prior to the completion of this offering, through a Reorganization described in further detail in “Corporate Formation and Reorganization.” Set forth below is a further summary of the history and development of ICP’s portfolio of assets.

Original Inkia Assets

In June 2007, Inkia acquired the outstanding shares of Globeleq, which indirectly owned:

•

100% of the outstanding shares of Kallpa—When Inkia acquired its interest in Kallpa in 2007, Kallpa I was still under commissioning and reached its COD a few days after Inkia’s acquisition of Kallpa. Between July 2007 and August 2012, we developed the Kallpa I, Kallpa II and Kallpa III turbines and completed the conversion of the Kallpa facility from an open-cycle to a combined-cycle operation. In October 2009, Quimpac agreed to subscribe to newly-issued shares of Kallpa, representing 25% of Kallpa’s issued and outstanding shares, thereby reducing Inkia’s interest in Kallpa to 75%;

•	100% of the outstanding shares of COBEE and Cenérgica;

•	97% of the outstanding shares of CEPP;

•	87% of the outstanding shares of Nejapa Holdings, the sole member of Nejapa—In October 2008, Nejapa Holdings issued additional shares to Crystal Power pursuant to a shareholder’s agreement, thereby reducing Inkia’s interest in Nejapa to 71%. We increased our ownership interest in Nejapa to 100% in January 2015;

•	68% of the outstanding shares of Southern Cone, which at the time owned 38% of the outstanding shares of Generandes, which, in turn, owned 54% of the outstanding shares of Edegel—In 2010, we purchased the remaining 32% of Southern Cone’s share capital. We divested of Southern Cone, thereby divesting of our 21% indirect equity interest in Edegel, in September 2014;

•	21% of the outstanding shares of Pedregal; and

•	16% of the outstanding shares of JPPC—We increased our ownership interest in JPPC to 100% in May 2014.

In April 2010, IC transferred 100% of the outstanding shares of Inkia to ICP.

ICPI

In February 2010, IC purchased 80% of OPC from Ofer Energy.

In June 2010, IC transferred 100% of the outstanding shares of OPC to ICPI, a wholly-owned subsidiary of ICP.

Additional Portfolio Changes

Since ICP’s formation in 2010, ICP has added the following assets to its portfolio:

•	87% of the outstanding shares of Central Cardones in December 2011;

•	100% of the outstanding shares of Colmito in October 2013;

•	100% of the outstanding shares of ICPNH in March 2014; through ICPNH, we indirectly hold 65% interests in Corinto and Tipitapa Power and 61% interests in Amayo I and Amayo II;

•	60% of the outstanding shares of Surpetroil in March 2014;

•	Las Flores’s 193 MW power plant; and

•	100% of the outstanding shares of Puerto Quetzal in September 2014.

ICP formed CDA, Samay I and Kanan in July 2010, July 2010 and August 2013, respectively, to carry out the greenfield development of these three projects.

The table below presents information, by country, about our installed capacity as of the dates indicated.

	As of March 31, 2015		As of December 31,
			2014	2013	2012	2011	2010	2009	2008
	(MW)
Original Inkia Assets[1]:
El Salvador (Nejapa)[2]	140		140	140	140	140	140	140	140
Panama (Pedregal)	54		54	54	54	54	54	54	54
Bolivia (COBEE)	228		228	228	228	228	228	228	228
Dominican Republic (CEPP)	67		67	67	67	67	67	67	67
Jamaica (JPPC)[3]	60		60	60	60	60	60	60	60

	549		549	549	549	549	549	549	549

Greenfield:
Peru (Kallpa)[4]	870		870	870	870	578	578	368	174
Israel (OPC)	440		440	440	—	—	—	—	—

	1,310		1,310	1,310	870	578	578	368	174

Acquired Assets:
Peru (Las Flores)	193		193	—	—	—	—	—	—
Nicaragua (ICPNH)	185		185	—	—	—	—	—	—
Guatemala (Puerto Quetzal)	179		179	—	—	—	—	—	—
Chile (Central Cardones)	153		153	153	153	153	—	—	—
Chile (Colmito)	58		58	58	—	—	—	—	—
Colombia (Surpetroil)	15		15	—	—	—	—	—	—

	783		783	211	153	153	—	—	—

Total installed capacity	2,642		2,642	2,070	1,572	1,280	1,127	917	723

Assets in Advanced Stages of Construction:
Peru (CDA)	510	[5]	—	—	—	—	—	—	—
Peru (Samay I)	600	[5]	—	—	—	—	—	—	—
Panama (Kanan)	92	[5]	—	—	—	—	—	—	—

Total	1,202	[5]	—	—	—	—	—	—	—

1.	Does not reflect the installed capacity of Edegel, an original Inkia asset. In September 2014, we divested our indirect 21% equity interest in Edegel.
2.	In January 2015, we acquired the 29% of Nejapa’s outstanding equity interest that we did not own, which increased our equity interest in Nejapa from 71% to 100%.
3.	In May 2014, we acquired the 84% of JPPC’s outstanding equity interest that we did not own, which increased our equity interest in JPPC from 16% to 100%.
4.	When Inkia acquired its interest in Kallpa in 2007, Kallpa I was still under commissioning and reached its COD a few days after Inkia’s acquisition of Kallpa. Between July 2007 and August 2012, we developed the Kallpa II and Kallpa III turbines and completed the conversion of the Kallpa facility from an open-cycle to a combined-cycle operation.
5.	Represents expected installed capacity, assuming completion of the assets in advanced stages of construction.

Portfolio Overview

Our current operations are focused in Latin American and Caribbean markets that are characterized by relatively high rates of GDP growth and relatively low base levels of per capita energy consumption (in comparison to those of developed markets). In July 2013, OPC became the first IPP in Israel when it completed the construction of its plant and commenced commercial operations. Collectively, our operations had a capacity of 2,642 MW as of March 31, 2015, and we expect our operations to reach a capacity of 3,844 MW by the middle of 2016, upon the completion of certain assets in advanced stages of construction, which consists of CDA and Samay I in Peru, and Kanan in Panama. Our portfolio includes power generation plants that operate on a range of fuels, including natural gas, hydroelectric, HFO, diesel and wind.

We own, operate and develop power plants to generate and sell electricity to distribution companies and unregulated consumers under long-term PPAs and to the spot market. Our largest asset is our Kallpa facility, group of combined-cycle plants in Peru that includes three gas-fired turbines and a steam generator and is the largest power generation facility in Peru in terms of capacity.

During the year ended December 31, 2014:

•	92% of our aggregate energy sales (in GWh) were made pursuant to long-term PPAs, mitigating our exposure to fluctuating electricity and fuel prices;

•	we sold 6,150 GWh, representing 40% of volume sold, to distribution companies, 8,067 GWh, representing 52% of volume sold, to consumers in the unregulated markets and 1,220 GWh, representing 8% of volume sold, in the spot markets; and

•	our operating company in Peru generated 32% of our consolidated revenues and 39% of our Adjusted EBITDA.

The following charts set forth the relative percentages of our installed capacity by energy source as of March 31, 2015, and our expected installed capacity by energy source, as adjusted to assume the completion of our assets in advanced stages of construction (the CDA, Samay I and Kanan assets), and excluding additional capacity which may become available through other acquisitions or projects that we may complete by mid-2016 or other potential changes to our capacity:

Actual Installed Capacity by Energy Source (as of March 31, 2015)[1]	Expected Installed Capacity by Energy Source (Middle of 2016)

1.	Our dual-fueled assets, OPC, Samay I and Colmito, are categorized as natural gas, diesel and natural gas, respectively.

The following charts set forth the relative percentage of our installed capacity by segment as of March 31, 2015, and our expected installed capacity by segment, as adjusted to assume the completion of our assets in advanced stages of construction (the CDA, Samay I and Kanan assets), and excluding additional capacity which may become available through other acquisitions or projects that we may complete by mid-2016 or other potential changes to our capacity:

Actual Installed Capacity by Segment (as of March 31, 2015)	Expected Installed Capacity by Segment (Middle of 2016)

The following table sets forth summary financial information for our subsidiaries and our associated company as of and for the six months ended June 30, 2015:

	Six Months Ended June 30, 2015
Entity	Ownership Interest (%)	Sales	Cost of Sales	Adjusted EBITDA	Outstanding debt	Net debt
		($ millions)
Peru segment
Kallpa	75
Assets in advanced stages of construction
CDA	75
Samay I	75
Israel segment
OPC	80
Central America segment
ICPNH	61-65
Puerto Quetzal	100
Nejapa	71
Cenérgica	100
Assets in advanced stages of construction
Kanan	100
Other
COBEE	100
Central Cardones	87
Colmito	100
CEPP	97
JPPC	100
Surpetroil	60
Inkia & Other	100
ICP & Other	100

Total	—

Pedregal	21
Total (Associated Company)	—

The following table sets forth summary financial information for our subsidiaries and our associated company as of and for the six months ended June 30, 2014:

	Six Months Ended June 30, 2014
Entity	Ownership Interest (%)	Sales	Cost of Sales	Adjusted EBITDA	Outstanding debt	Net debt
		($ millions)
Peru segment
Kallpa	75
Assets in advanced stages of construction
CDA	75
Samay I	75
Israel segment
OPC	80
Central America segment
ICPNH	61-65
Nejapa	71
Cenérgica	100
Assets in advanced stages of construction
Kanan	100
Other
COBEE	100
Central Cardones	87
Colmito	100
CEPP	97
JPPC	100
Surpetroil	60
Inkia & Other	100
ICP & Other	100

Total	—	—	—	—	—	—

Pedregal	21
Total (Associated Company)	—

The following table sets forth summary financial information for our businesses and our associated company as of and for the year ended December 31, 2014:

	Year Ended December 31, 2014
Entity	Ownership Interest (%)	Sales	Cost of Sales	Adjusted EBITDA[1]	Outstanding debt		Net debt[2]
		($ millions)
Peru segment
Kallpa	75	$437	$270	$154	$453		$428
Assets in advanced stages of construction
CDA	75	—	—	—	444		338
Samay I	75	—	—	—	145		11
Israel segment
OPC[3]	80	413	252	153	419		231
Central America segment
ICPNH[4]	61-65	125	98	22	108		92
Puerto Quetzal[5]	100	33	29	3	32		14
Nejapa[6]	71	132	119	11	—		(23)
Cenérgica	100	18	14	4	—		(4)
Assets in advanced stages of construction
Kanan	100	—	—	—	—		(4)
Other
COBEE	100	41	18	19	85		43
Central Cardones	87	11	2	7	48		44
Colmito	100	38	36	2	20		19
CEPP	97	73	56	16	30		22
JPPC[7]	100	41	39	1	8		4
Surpetroil[8]	60	9	3	5	3		2
Inkia & Other	100	1	—	1	447	[9]	262
ICP & Other[10]	100	—	—	(3)	106	[11]	78

Total	—	$1,372	$936	$395	$2,348		$1,557

Pedregal	21
Total (Associated Company)	—

1.	“Adjusted EBITDA” for each entity is defined as net income, excluding net income from discontinued operations, net of tax (excluding dividends received from discontinued operations), before depreciation and amortization, finance expenses, net, income tax expense (benefit) and asset write-off, and excluding share in income from associates, measurement to fair value of our existing share, and negative goodwill.

Adjusted EBITDA is not recognized under IFRS or any other generally accepted accounting principles as a measure of financial performance and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with IFRS. Adjusted EBITDA is not intended to represent funds available for dividends or other discretionary uses because those funds may be required for debt service, capital expenditures, working capital and other commitments and contingencies. Adjusted EBITDA presents limitations that impair its use as a measure of profitability since it does not take into consideration certain costs and expenses that result from each business that could have a significant effect on its net income, such as financing expenses, taxes, depreciation, capital expenses and other related charges.

The following tables set forth a reconciliation of net income from continuing operations to Adjusted EBITDA for our subsidiaries for the year ended December 31, 2014:

	Kallpa	CDA		Samay I	OPC	ICPNH	Puerto Quetzal
	($ millions)
Net income(i)	$50	$7	(ii)	$—	$71	$6	$(1)
Depreciation and amortization	46	—		—	25	8	1
Financing expenses, net	35	—		—	31	7	1
Income tax expense (benefit)	23	(7)		—	26	1	2

Adjusted EBITDA	$154	$0		$—	$153	$22	$3

(i)	Reflects net income after elimination and consolidation of adjustments.
(ii)	Non-operating income relating to swaps.

	Nejapa	Cenérgica	COBEE	Central Cardones	Colmito
	($ millions)
Net income(i)	$4	$2	$9	$(1)	$—
Depreciation and amortization	5	1	4	4	1
Financing expenses, net	—	—	4	2	1
Income tax expense (benefit)	2	1	2	2	—

Adjusted EBITDA	$11	$4	$19	$7	$2

(i)	Reflects net income after elimination and consolidation of adjustments.

	CEPP	JPPC	Surpetroil	Inkia & Other	ICP & Others	Total
	($ millions)
Net income(i)	$9	$(2)	$2	$131	$(19)	$268
Net income from discontinued operations, net of tax, excluding dividends received from discontinued operations(ii)	—	—	—	(113)	—	(113)
Depreciation and amortization	3	3	1	6	—	108
Financing expenses, net	1	1	1	23	12	119
Income tax expense	3	(1)	1	(8)	4	51
Asset write-off	—	—	—	35	—	35
Share in income from associates	—	—	—	(2)	—	(2)
Measurement to fair value of pre-existing share	—	—	—	(3)	—	(3)
Negative Goodwill	—	—	—	(68)	—	(68)

Adjusted EBITDA	$16	$1	$5	$1	$(3)	$395

(i)	Reflects net income after elimination and consolidation of adjustments.
(ii)	Excludes $15 million received from Edegel post-equity method accounting, which is reflected as “other income” in our discontinued operations for the period.

2.	Net debt is defined as total debt attributable to each of our subsidiaries, minus the cash and short term deposits and restricted cash of such companies. Net debt is not a measure of liabilities in accordance with IFRS. The tables below set forth a reconciliation of net debt to total debt for our subsidiaries.

	Kallpa	CDA	Samay I	OPC	ICPNH	Puerto Quetzal	Nejapa	Cenérgica	Kanan	COBEE
	($ millions)
Total debt	$453	$444	$145	$419	$108	$32	$—	$—	$—	$85
Cash	25	106	134	188	16	18	23	4	4	42

Net debt	$428	$338	$11	$231	$92	$14	$(23)	$(4)	$(4)	$43

	Central Cardones	Colmito	CEPP	JPPC	Surpetroil	Inkia & Other	ICP & Others	Total
	($ millions)
Total debt	$48	$20	$30	$8	$3	$447	$106	$2,348
Cash	4	1	8	4	1	185	28	791

Net debt	$44	$19	$22	$4	$2	$262	$78	$1,557

3.	Reflects tariffs in 2014, which may be higher than the applicable tariffs in 2015.
4.	Reflects 100% of ICPNH’s financial results from the date of consolidation (March 2014). Through ICPNH, we indirectly hold 65% interests in Corinto and Tipitapa Power and 61% interests in Amayo I and Amayo II.
5.	Reflects 100% of Puerto Quetzal’s financial results from the date of consolidation (September 2014). Figures include Puerto Quetzal and Poliwatt Limited (one of our subsidiaries that performs administrative functions and maintains certain licenses on behalf of Puerto Quetzal).
6.	In January 2015, we acquired Crystal Power’s 29% stake in Nejapa in connection with the settlement of our shareholder dispute with Crystal Power. Figures include amounts related to Nejapa’s branch and main office.
7.	Reflects 100% of JPPC’s financial results from the date of consolidation (May 2014). Reflects 16% of JPPC’s financial results prior to May 2014. Figures include JPPC and Private Power Operator Ltd (one of our subsidiaries that employs JPPC’s employees and performs administrative-related functions).
8.	Reflects 100% of Surpetroil’s financial results from the date of consolidation (March 2014). Figures include Surpetroil and Surenergy S.A.S ESP (one of our subsidiaries that performs administrative functions and maintains certain licenses on behalf of Surpetroil).
9.	Reflects Inkia’s outstanding debt.
10.	Includes the results of Acter Holdings, which primarily consists of our proportionate share of Generandes’ results of operations, which are reflected in our income statement as discontinued operations.
11.	Includes $12 million of outstanding ICP debt and $93 million of ICPI debt.

The following table sets forth summary financial information for our subsidiaries and our associated companies as of and for the year ended December 31, 2013:

	Year Ended December 31, 2013
Entity	Ownership Interest (%)	Sales	Cost of Sales	Adjusted EBITDA[1]	Outstanding debt		Net debt[2]
	($ millions)
Peru segment
Kallpa	75	$394	$239	$141	$365		$351
Assets in advanced stages of construction
CDA	100	—	—	—	109		52
Samay I	100	—	—	—	—		(28)
Israel segment
OPC[3]	80	187	139	43	487		424
Central America segment
Nejapa[4]	71	135	121	11	—		(17)
Cenérgica	100	12	6	6	—		(1)
Other
COBEE	100	41	18	18	50		31
Central Cardones	87	11	2	7	51		48
Colmito[5]	100	1	—	—	—		—
CEPP	97	92	69	21	38		28
Acter[6]	100	—	—	—	122		—
Inkia & Other	100	—	—	—	447	[7]	295
ICP & Other	100	—	—	—	—		(40)

Total	—	$873	$594	$247	$1,669		$1,143

Pedregal	21
JPPC	16
Total (Associated Companies)	—

1.	“Adjusted EBITDA” for each entity is defined as net income, excluding net income from discontinued operations, net of tax (excluding dividends received from discontinued operations), before depreciation and amortization, finance expenses, net, income tax expense (benefit) and asset write-off, and excluding share in income from associates, measurement to fair value of our existing share, and negative goodwill.

Adjusted EBITDA is not recognized under IFRS or any other generally accepted accounting principles as measures of financial performance and should not be considered as substitutes for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with IFRS. Adjusted EBITDA is not intended to represent funds available for dividends or other discretionary uses because those funds may be required for debt service, capital expenditures, working capital and other commitments and contingencies. Adjusted EBITDA presents limitations that impair its use as a measure of profitability since it does not take into consideration certain costs and expenses that result from each business that could have a significant effect on its net income, such as finance expenses, taxes, depreciation, capital expenses and other related charges.

The following tables set forth a reconciliation of net income from continuing operations to Adjusted EBITDA for our subsidiaries for the year ended December 31, 2013:

	Kallpa	CDA	Samay I	OPC	Nejapa	Cenérgica	COBEE
			($ millions)
Net income(i)	$42	$—	$—	$6	$3	$4	$8
Depreciation and amortization	40	—	—	12	6	1	4
Financing expenses, net	33	1	—	22	—	—	3
Income tax expense	26	(1)	—	—	2	1	3

Adjusted EBITDA	$141	$—	$—	43	$11	$6	$18

(i)	Reflects net income after elimination and consolidation adjustments.

	Central Cardones	Colmito	CEPP	Acter	Inkia & Other	ICP & Others	Total
	($ millions)
Net income(i)	$2	$—	$12	$—	$(24)	$—	$53
Depreciation and amortization	4	—	3	—	6	—	76
Financing expenses, net	1	—	1	—	19	—	80
Income tax expense	—	—	5	—	2	—	41
Share in income from associates	—	—	—	—	(2)	—	(2)
Negative Goodwill	—	—	—	—	(1)	—	(1)

Adjusted EBITDA	$7	$—	$21	$—	$—	$—	$247

(i)	Reflects net income after elimination and consolidation adjustments.

2.	Net debt is defined as total debt attributable to each of our subsidiaries, minus the cash and short term deposits and restricted cash of such companies. Net debt is not a measure of liabilities in accordance with IFRS. The table below sets forth a reconciliation of net debt to total debt for our subsidiaries.

	Kallpa	CDA	Samay I	OPC	Nejapa	Cenérgica	COBEE	Central Cardones	Colmito	CEPP	Acter	Inkia & Other	ICP & Others	Total
	($ millions)
Total debt	$365	$109	$—	$487	$—	$—	$50	$51	$—	$38	$122	$447	$—	$1,669
Cash	14	57	28	63	17	1	19	3	—	10	122	152	40	526

Net debt	$351	$52	$(28)	$424	$(17)	$(1)	$31	$48	$—	$28	$—	$295	$(40)	$1,143

3.	Reflects tariffs in 2013, which are higher than the applicable tariffs in 2015.
4.	Figures include amounts related to Nejapa’s branch and main office.
5.	Reflects 100% of Colmito’s financial results from the date of consolidation (October 2013).
6.	Acter Holdings, the wholly-owned subsidiary that previously held our indirect interest in Edegel prior to September 2014.
7.	Reflects Inkia’s outstanding debt.

The following table sets forth summary operational information for our subsidiaries and our associated company as of and for the six months ended June 30, 2015:

	Six Months Ended June 30, 2015
Entity	Installed Capacity (MW)	Energy generated (GWh)	Availability factor (%)	Average heat rate[1]	Average sales price ($ per MWh)	Average fuel cost ($ per MWh)
	Operating Companies
Peru segment
Kallpa	1,063
Israel segment
OPC	440
Central America segment
ICPNH	185
Puerto Quetzal	179
Nejapa	140
Other
COBEE	228
Central Cardones	153
Colmito	58
CEPP	67
JPPC	60
Surpetroil	15
Pedregal	54

Total	2,642

1.	Heat rate is defined as the number of BTUs of energy contained in the fuel required to produce a kilowatt-hour of energy (btu/kWh) for thermal plants.

The following table sets forth summary operational information for our subsidiaries and our associated company as of and for the six months ended June 30, 2014:

	Six Months Ended June 30, 2014
Entity[1]	Installed Capacity (MW)	Energy generated (GWh)	Availability factor (%)	Average heat rate[2]	Average sales price ($ per MWh)	Average fuel cost ($ per MWh)
	Operating Companies
Peru segment
Kallpa	1,063
Israel segment
OPC	440
Central America segment
ICPNH	185
Nejapa	140
Other
COBEE	228
Central Cardones	153
Colmito	58
CEPP	67
JPPC	60
Surpetroil	15
Pedregal	54

Total	2,642

1.	Does not include Edegel, which we sold in September 2014.
2.	Heat rate is defined as the number of BTUs of energy contained in the fuel required to produce a kilowatt-hour of energy (btu/kWh) for thermal plants.

The following table sets forth summary operational information for our subsidiaries and our associated company as of and for the year ended December 31, 2014:

	Year Ended December 31, 2014
Entity[1]	Installed Capacity (MW)	Energy generated (GWh)	Availability factor (%)	Average heat rate[2]	Average sales price ($ per MWh)	Average fuel cost ($ per MWh)
	Operating Companies
Peru segment
Kallpa	1,063	5,920	97	7,105	55	24
Israel segment
OPC	440	3,465	90	6,754	104	40
Central America segment
ICPNH	185	1,099	95	9,011	143	96
Puerto Quetzal	179	490	97	9,182	126	137
Nejapa	140	376	97	9,597	178	158
Other
COBEE	228	1,086	91	13,786	40	15
Central Cardones	153	—	97	12,238		—
Colmito	58	6	95	8,521	148	241
CEPP	67	242	89	9,539	227	146
JPPC	60	425	85	8,306	182	137
Surpetroil	15	23	84	14,900	140	21
Pedregal	54	405	93	8,800	196	129

Total	2,642	13,537	—	—	—	—

1.	Does not include Edegel, which we sold in September 2014.
2.	Heat rate is defined as the number of BTUs of energy contained in the fuel required to produce a kilowatt-hour of energy (btu/kWh) for thermal plants.

The following table sets forth summary operational information for our subsidiaries and our associated companies for the year ended December 31, 2013:

	Year Ended December 31, 2013
Entity[1]	Installed Capacity (MW)	Energy generated (GWh)	Availability factor (%)	Average heat rate[2]	Average sales price ($ per MWh)	Average fuel cost ($ per MWh)
	Operating Companies
Peru segment
Kallpa	870	5,459	93	7,366	53	21
Israel segment
OPC[3]	440	1,357	96	6,746	103	38
Central America segment
Nejapa	140	458	95	9,564	185	156
Other
COBEE	228	1,160	96	13,942	37	16
Central Cardones	153	—	98	—	—	—
Colmito	58	46	91	—	11	—
CEPP	67	339	87	9,665	234	154
JPPC[4]	60	447	88	8,159	191	143
Pedregal	54	420	93	8,800	201	137

Total operating companies	2,070	9,708	—	—	—	—

1.	Does not include Edegel, which we sold in September 2014.

2.	Heat rate is defined as the number of BTUs of energy contained in the fuel required to produce a kilowatt-hour of energy (btu/kWh) for thermal plants.
3.	Reached its COD in July 2013.
4.	We acquired the remaining 84% stake in JPPC in May 2014. As of December 31, 2013, we had a 16% equity interest in JPPC and accounted for JPPC as an investment.

Peru Segment

The following summaries provide a description of the portfolio of assets in our Peru segment.

Kallpa

We own 75% of Kallpa; the remaining 25% is held by Energía del Pacífico S.A., or Energía del Pacífico. Energía del Pacífico is a member of the Quimpac S.A. group, a Peruvian chemical company. Energía del Pacífico also holds a 25% interest in both CDA and Samay I. Kallpa is our largest asset and owns and operates two power plants, including the largest power generation facility in terms of capacity in Peru, our largest market, which utilizes natural gas for its operations. The Kallpa facility’s combined cycle plants have a capacity of 870 MW, representing approximately 10% of the total capacity in Peru, as of December 31, 2014, following the 2012 conversion of this facility’s three natural gas-powered open-cycle generation turbines into combined cycle turbines with a 293 MW steam turbine. We completed the conversion of the Kallpa facility in August 2012 at a cost of $337 million.

The Kallpa facility’s combined-cycle plants are among the most efficient plants in Peru (by cost of operations in dollars per MW capacity). As a result of Kallpa’s efficiency and the low cost at which it can operate, Kallpa has a competitive position in Peru’s market.

Kallpa has a long-term contract for the supply of natural gas not exceeding 100% of its installed capacity. The price that Kallpa pays for its supply of natural gas is based on a base price in U.S. dollars set on the date of the supply agreement, indexed each year based on two producer price indices, with discounts available based on the volume of natural gas consumed. Kallpa’s PPAs are indexed to the underlying fuel cost under the related long-term supply agreements, which provides Kallpa with natural hedges against fuel price fluctuations, helping Kallpa to maintain its margins in the event of variations in fuel prices. In April 2014, Kallpa purchased the 193 MW single turbine natural gas-fired plant “Las Flores,” which reached its COD in May 2010 and is located in Chilca, Peru, for $114 million, increasing Kallpa’s installed capacity from 870 MW to 1,063 MW, representing approximately 12% of the total installed capacity in Peru as of December 31, 2014. Prior to Kallpa’s acquisition of Las Flores in 2014, the Las Flores plant had operated intermittently due to the lack of a long-term regular supply of natural gas and an associated natural gas transportation contract. The Kallpa facility, which is located near the Las Flores plant, had an excess of available gas supply, and was, therefore, in a position to significantly improve the Las Flores plant’s operations and generation activities. Since Kallpa’s acquisition of Las Flores, Las Flores has been able to utilize Kallpa’s excess gas supply and enjoys several synergies in the use and transport of gas to its facility.

Additionally, Las Flores holds environmental permits for a future 190 MW gas-fired expansion and has sufficient space to locate such a facility, as well as a combined cycle expansion, on its existing premises. In July 2015, Kallpa received environmental approval to convert both its existing unit and the future gas turbine in Las Flores, if developed, into a combined-cycle plant. If completed, these expansion projects, which we have not committed to initiate, would increase the capacity of Las Flores’ plant by 400 MW from 193MW to approximately 593MW.

During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, Kallpa generated revenue of $108 million, $437 million, $394 million and $276 million, respectively, representing 34%, 32%, 45% and 48% of our consolidated revenues, respectively. During the year ended December 31, 2014, Kallpa generated 5,920 GWh, representing 14% of the Peruvian interconnected system’s energy production.

In the year ended December 31, 2014, approximately 96% of Kallpa’s aggregate energy sales (in GWh) were made pursuant to PPAs. As of December 31, 2014, all of Kallpa’s PPAs were indexed to the price of the corresponding power plant’s operating fuel prices in U.S. Dollars and provided for payment in, or are linked to, the U.S. Dollar, thereby providing Kallpa with natural hedges against fuel price and exchange rate fluctuations. As of December 31, 2014, the weighted average remaining life of Kallpa’s PPAs based on firm capacity was seven years. Kallpa has committed to sell more than 50% of its available energy (in MWh) in every year up to 2021.

The following table sets forth certain information regarding each of Kallpa’s turbines for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Turbine	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Kallpa I1	2007	186	1,243	96	1,251	96	1,145	96
Kallpa II1	2009	194	1,266	97	1,229	96	1,209	88
Kallpa III[1]	2010	197	1,262	96	1,212	94	1,286	92
Kallpa IV2	2012	293	2,027	98	1,767	86	642	97
Las Flores	2014	193	122	96	—	—	—	—

Total		1,063	5,920		5,459		4,282

1.	Reflects the effective capacity of the turbine at its COD.
2.	Reflects the installed capacity. Kallpa IV is the steam turbine built to convert the Kallpa plant to combined cycle, which reached its COD in August 2012.

Kallpa’s turbines are maintained according to a predefined schedule based upon the running hours of each turbine and the manufacturer specifications particular to it. Kallpa anticipates the first maintenance of its Kallpa IV turbine to occur in 2017 or 2018. Kallpa’s maintenance schedule is coordinated with, and approved by, the COES. Kallpa is a party to a services contract with Siemens Energy, Inc. and a supply and support contract with Siemens Power Generation, Inc., each of which provides for an 18-year term of service for each of the Kallpa I, II and III turbines, or the equivalent of 100,000 hours of operation, beginning in March 2006, in December 2007, and in July 2008, respectively. In addition, we have relationships with the OEM and Sulzer, which each periodically perform onsite analyses and make annual recommendations regarding line maintenance. Spare parts for the Kallpa IV turbine are generally available and can be obtained from the OEM as well as from other suppliers. In addition, this agreement was amended to include Las Flores, thereby requiring the OEM to supply spare parts, hardware and maintenance services to Las Flores during the term of the agreement.

Through Inkia, we have entered into a shareholders’ agreement, which grants protective minority rights to Energía del Pacífico, our 25% partner in Kallpa. For example, we and Energía del Pacífico have agreed we will each submit projects related to generation or transmission of energy in Peru to Kallpa and will not develop such projects other than through Kallpa, subject to limited exceptions. For further information on our shareholders’ agreements, see “—Shareholders’ Agreements” and the risks related to our shareholders’ agreements, see “Risk Factors—Risks Related to Our Business—We have granted rights to the minority shareholders of certain of our subsidiaries.”

Cerro del Aguila (CDA)

We own 75% of CDA; the remaining 25% is held by Energía del Pacífico. In October 2010, Kallpa entered into—and in June 2011, Kallpa transferred to CDA—a concession agreement with the State of Peru that provides a concession, which grants Kallpa, for an unlimited term, the right to construct and operate a run-of-the-river hydroelectric project on the Mantaro River in central Peru. The CDA plant is located 16 kilometers down stream of Peru’s largest hydroelectric complex, formed by the Mantaro hydroelectric plant and the Restitución hydroelectric plant, with capacity of 800 MW and 208 MW, respectively, and the Junin water reservoir. The Mantaro plants form the largest hydroelectric complex in Peru (in terms of capacity and generation) and run as a year round base load unit. The Junin water reservoir will provide a relatively constant water flow for the downstream power plants. We hold water rights granted by the National Water Authority (ANA—Autoridad Nacional del Agua) in connection with the operation of the CDA plant. We estimate that the CDA plant will have an average annual load factor of 70%, which is significantly above the average (60%) for similar projects in Latin America. The CDA plant will consist of a 6 kilometer headacre tunnel and a 17 kilometer transmission line. The CDA plant is expected to have an installed capacity of 510 MW, which would make it the largest privately-owned hydroelectric plant in Peru and among the largest in Latin America.

CDA has entered into two PPAs—a 15-year PPA with ElectroPerú covering 200 MW of capacity and the associated energy that commences in 2016, and a 10-year PPA with Luz del Sur S.A.A., Edelnor and Edecañete, covering 202 MW of capacity and the associated energy that commences in January 2018—which will account for a significant portion of CDA’s expected generation capacity. Assuming a consumption factor of 0.70 and certain volumes of capacity, peak and off-peak sales occurring at each PPA’s average price (from the beginning of the PPA until 2024), we expect CDA’s PPA with ElectroPerú to generate annual revenues of approximately $95 million per full year and CDA’s PPA with Luz del Sur S.A.A., Edelnor S.A.A. and Edecañete S.A. to generate annual revenues of approximately $77 million per full year. Kallpa has provided bank guarantees of $16 million to secure obligations under the PPAs. As of December 31, 2014, the weighted average remaining life of CDA’s PPAs based on firm capacity was 12 years. The 200 MW PPA is denominated in U.S. Dollars and indexed to the U.S. producer price index. The 202 MW PPA is denominated in the Peruvian Nuevo Sol, but is indexed to natural gas prices in Peru, which are denominated in U.S. Dollars, as well as to the U.S. producer price index, thereby providing CDA with hedges against natural gas prices and exchange rate fluctuations.

We expect that CDA will reach its COD in the middle of 2016. Construction of the hydroelectric plant is underway and, as of June 30, 2015, was approximately 79% completed, with 87% of the dam construction and 100% of the tunnel drilling completed. Each of the CDA plant’s three turbines will have a separate COD, with the first COD expected to take place in early 2016 and the last COD expected to take place in the middle of 2016. There is no certainty that the facility will be completed in accordance with current expectations. As CDA has not yet commenced commercial operations, it has not yet recognized any revenues or operating income from its operations.

Construction of the CDA plant is estimated to cost approximately $954 million. The CDA plant is expected to be fully operational at a cost of $1.9 million per MW, making the CDA plant among the most efficiently constructed hydroelectric facilities in Latin America industry in terms of cost per MW. Development of the CDA plant is being financed with the CDA Finance Facility, a $591 million syndicated credit facility, with export credit agencies, development banks and private banks, and collateralized by the assets of the project. The remaining portion of the cost of the CDA plant has been substantially financed with equity from each of Inkia and Energía del Pacífico. As of June 30, 2015, Inkia and Energía del Pacífico have invested $246 million and $82 million in CDA, respectively. In connection with the CDA Finance Facility, each of Inkia and Energía del Pacífico entered into an equity contribution and retention agreement with the administrative agent under the CDA Finance Facility and agreed, among other things, to provide contingent equity and credit support to cover cost overruns (this support obligation is limited, in our case, to $44 million). As of June 30, 2015 and December 31, 2014, CDA had invested $787 million and $639 million, respectively, into its development and had drawn $547 million and $462 million under the CDA Finance Facility, respectively. For further information regarding the terms of the CDA Finance Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Indebtedness—CDA Finance Facility.”

In November 2011, CDA and Astaldi S.p.A. and GyM S.A., as contractors operating under the consortium name of Consorcio Río Mantaro S.A., or Río Mantaro, individually entered into a turnkey engineering, procurement and construction contract for the construction of the CDA plant, or the CDA EPC, pursuant to which each of Astaldi S.p.A. and GyM S.A. committed, on a joint and several basis, to construct the CDA plant by February 2016 and provide all services necessary for the design, engineering, procurement, construction, testing and commissioning of the CDA plant for approximately $700 million, payable on a monthly basis to Río Mantaro based upon construction completed in the previous calendar month. CDA’s payments to Río Mantaro are subject to adjustments made in accordance with the CDA EPC.

In April 2014, Astaldi S.p.A. and GyM S.A., the contractors under the CDA EPC delivered a claim to CDA, demanding a six-month extension for the completion of the construction of the CDA plant (from early 2016 to the second half of 2016) and an approximately $92 million increase in the total contract price of the CDA plant’s development. In March 2015, we, together with the CDA EPC contractors, amended the CDA EPC to address such claims. Pursuant to the amendment, we have agreed to pay, subject to certain conditions, an additional $40 million, subdivided into four payments over the course of the remaining construction period, and granted the extensions previously requested by the CDA EPC contractors, which range between four and six months in length, depending upon the applicable CDA unit.

Should CDA experience an additional delay in reaching its COD, CDA’s 15-year PPA would require CDA to pay a penalty to ElectroPerú. Although the terms of the CDA EPC entitle CDA to demand the payment of liquidated damages from Río Mantaro due to delays in the commercial operation of CDA, there is no certainty that such payments, if received, would cover the entirety of the penalties imposed under the PPA. For further information on the risks related to CDA’s ability to satisfy its obligations under its PPAs, see “Risk Factors—Risks Related to Our Business—Our assets in advanced stages of construction may not be completed or, if completed, may not be completed on time or perform as expected.”

Samay I

We own 75% of Samay I; the remaining 25% is held by Energía del Pacífico. In November 2013, Samay I won a public bid auction conducted by MINEM to build a cold-reserve open-cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa in southern Peru, with an installed capacity of approximately 600 MW (when operated with diesel fuel) at an estimated cost of $380 million. The two-bid auction, which was won by Samay I and a subsidiary of Suez Energy, is part of an effort by the Peruvian government to promote the construction of a power node in southern Peru, which will be fueled by natural gas once a natural gas pipeline (the Gasoducto Sur Peruano, currently under construction) delivers gas to the area. Approximately 80% of the cost of the Samay I plant is expected to be financed with a $311 million seven-year syndicated secured loan agreement with Bank of Tokyo, Sumitomo and HSBC. The remaining 20% has been financed with equity from each of Inkia and Energía del Pacífico. As of June 30, 2015 and December 31, 2014, Samay I has invested $268 million and $102 million into the development of the facility, respectively, and has drawn $252 million and $153 million under its credit facility, respectively. For further information on the Samay I Finance Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Indebtedness—Samay I Finance Facility.”

The Samay I plant is expected to have three operational stages. First, it will operate as a cold reserve plant with diesel until natural gas becomes available in the area through a pipeline currently under construction. Although the pipeline developer is obligated to complete this construction by 2018, it is uncertain when the pipeline will be completed. Second, once natural gas becomes available to the facility through the new natural gas pipeline, the Samay I plant will have the obligation to operate as a natural gas-fired power plant and will be able to do so with minor investments by us in Samay I’s facilities. When fueled by natural gas, the Samay I plant will have an installed capacity of approximately 720 MW. Finally, following an additional investment in the conversion of the Samay I plant, which we have not committed to make, the Samay I plant could operate as a combined cycle thermoelectric plant, which would increase Samay I’s installed capacity to approximately 1,100 MW. Samay I has entered into an agreement with the State of Peru, with a term of 20 years, under which Samay I will receive fixed monthly capacity payments denominated in U.S. Dollars and we will pass-through all of the variable costs during the cold reserve phase, representing an aggregate amount of approximately $1 billion in revenues from the Samay I plant over the 20-year term of this agreement. The amount of monthly payments required to make up the total amount to which Samay I is entitled will be calculated by the COES, and will be paid by all generators that form part of the SEIN who, in their turn collect the corresponding fee from their customers through a surcharge in the transmission tariffs applicable to, and payable by, all end consumers. The surcharge does not involve the use of State funds or any appropriation process, being a mechanism that has been used for almost 20 years in Peru to cover the cost of various energy projects.

In the past, access to a supply of natural gas has been a primary factor that has limited the development of new power projects in Peru. For example, Las Flores plant operated intermittently for four years when it did not have access to a firm supply of natural gas to support its operations. In contrast, in addition to receiving a 20-year stream of capacity payments, Samay I has an advantage in being one of only two power generation companies that have defined rights to a natural gas supply and transportation capacity once the Gasoducto Sur Peruano is completed. The developer of such pipeline has a contractual obligation under its concession agreement with the State of Peru to build a branch of the pipeline to connect it with the Samay I plant. Our strategic development of the Samay I plant will provide us with a significant advantageous position in the future southern Peru power node, which will develop once the Gasoducto Sur Peruano is completed. Pursuant to the terms of its tender, Samay I must receive gas and transportation services pursuant to terms which are similar to other power plants located in other parts of Peru and served by the existing Transportadora de Gas del Perú S.A., or TGP, pipe line, such as the Kallpa plant. According to Law 29970, natural gas transportation costs of the Samay I plant will be eventually subsidized by additional tariffs on the electricity transmission toll periodically determined by OSINERGMIN with the purpose of decentralizing the generation of electricity with natural gas, which is one of the main purposes of the State of Peru developing the southern Peru power node. ElectroPerú has commenced negotiations with suppliers and concessionaires for the supply and transport of natural gas to each of Samay I and the other plant with a defined right to the firm supply of natural gas. However, as ElectroPerú may not be successful in obtaining an agreement which conforms to the conditions as contemplated in the tender documents of the cold reserve bidding process, we believe Samay I has the right to reject entering into any supply and transportation agreements which do not comply with the conditions set forth in its tender.

In connection with the construction of its facility, Samay I has entered into three EPC contracts with the following parties: (1) Posco Engineering & Construction Co., Ltd. and Santos CMI Inc. (USA), for the design, construction and installation of the power station; (2) Abengoa Perú S.A. for the construction of the transmission line; and (3) Siemens Energy, Inc., Siemens S.A.C. and Siemens Power Generation, Inc. for the construction of the substation. Construction of the Samay I plant is underway and as of June 30, 2015 was approximately 76% completed. We expect that the Samay I plant will reach its COD in the middle of 2016, in accordance with the terms of its agreement with the Peruvian government; however, there is no certainty that the facility will be completed in accordance with current expectations. As Samay I has not yet commenced commercial operations, it and has not yet recognized any revenues or operating income from its operations.

Edegel

Prior to September 2014, we held a 21% indirect equity interest in Edegel, the largest generator of electricity in Peru. We owned this interest via Inkia’s wholly-owned subsidiary Southern Cone, which had a 39% equity interest in Generandes, an entity that, in turn, had a 54% equity interest in the outstanding shares of Edegel. Empresa Nacional de Electricidad S.A., or Endesa Chile, a subsidiary of Enel SpA, one of the world’s largest electricity companies, indirectly owned 29% of Edegel; the remaining shares were held publicly. Endesa Chile also owned 61% of Generandes. In September 2014, we completed the sale of our indirect equity interest in Edegel. As a result, the results of operations of Generandes (the entity through which we held our indirect equity interest in Edegel) are reflected as discontinued operations in our financial statements presented in this prospectus.

In this prospectus, we also include consolidated financial statements of Generandes as of and for the years ended December 31, 2014, 2013, 2012 and 2011, pursuant to Rule 3-09 of Regulation S-X. These financial statements have been audited according to U.S. GAAS, except for the financial statements as of and for the year ended December 31, 2014, which are not required to be audited by Rule 3-09 of Regulation S-X because Generandes is not considered a “significant subsidiary” of ours for the year ended December 31, 2014.

Israel Segment

The following summaries provide a description of the portfolio of assets in our Israel segment.

OPC

Our 80% stake in OPC is held indirectly through ICPI. The remaining 20% is held by Veolia, which was recently acquired by Oaktree Capital Management. In July 2013, OPC became Israel’s first IPP by commencing commercial operation of its power station, located in Mishor Rotem industrial zone in the south of Israel. The OPC plant was constructed for an aggregate cost of approximately $550 million. OPC’s combined cycle plant has a capacity of 440 MW, representing approximately 3% of the installed capacity and approximately 34% of the installed capacity provided by IPPs in Israel as of December 31, 2014. Given Israel’s growing economy and the advanced age of the existing state-owned power generation facilities, we believe OPC provides us with a strategic position in the Israeli electricity market and thereby provides us with an opportunity to participate in additional power projects in Israel, which we believe may become available to private sector participants in connection with Israel’s growing energy industry.

OPC purchases natural gas from the Tamar Group, pursuant to a natural gas supply agreement that expires upon the earlier of June 2029 or the date on which OPC consumes the entire contractual capacity. The PUAE’s generation component tariff is the base for the natural gas price linkage formula in the agreement between OPC and the Tamar Group. For further information on OPC’s gas supply agreement, see “—Fuel and Transportation—Natural Gas Supply and Transportation Agreements.”

During the three months ended March 31, 2015 and the year ended December 31, 2014, OPC generated revenue of $88 million and $413 million, respectively, representing 27% and 30% of our consolidated revenues, respectively. During the year ended December 31, 2014, OPC generated 3,465 GWh, representing approximately 6% of the total energy demand in Israel (based upon the PUAE’s publication of forecasted demand for 2014, actual figures for 2014 not published to date).

The following table sets forth certain information for OPC’s plant for each of the periods presented:

	As of	Year Ended December 31,
	March 31, 2015	2014		2013
Plant	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
	(MW)	(GWh)	(%)	(GWh)	(%)
OPC[1]	440	3,465	90%	1,357	96%

1.	Commenced commercial operations in July 2013.

OPC has a PPA with IEC, the government-owned electricity generation, transmission and distribution company in Israel, or the IEC PPA. The term of the IEC PPA lasts until twenty years after the power station’s COD (i.e. twenty years from July 2013). The IEC PPA is a “capacity and energy” agreement, committing OPC to provide the entire net available capacity of its power station to IEC and to generate power at such volumes and schedules as required by IEC. The terms of the IEC PPA allow OPC to carve out energy and capacity for direct sales to private consumers, and OPC has accordingly allocated the entire capacity of the plant to private consumers since COD. As a result, OPC supplies energy to approximately 20 end users according to long-term PPAs (generally for a minimum of ten years). Under the IEC PPA, OPC can also elect to revert back to supplying to the IEC instead of to private customers. As of December 31, 2014, the weighted average remaining life of OPC’s PPAs with end users based on firm capacity was 9 years. In the year ended December 31, 2014, OPC’s energy and capacity sales to end users represented 99% of OPC’s total energy and capacity sales.

Mitsubishi Heavy Industries of Japan provides the long-term servicing of the power station, for a term of 100,000 hours of operation, or 12 years based upon the expected operations of the power station, which is consistent with our strategy of entering into long-term servicing agreements with OEMs to help ensure the efficiency and productivity of our generation plants.

In March 2014, one of our subsidiaries was awarded a tender published by the Israel Land Authority to lease a plot of land adjacent to the OPC site. The plot, which is large enough to house another combined cycle or similar generation facility, may be used to expand OPC’s capacity in the long-term.

We have entered, through our subsidiary ICPI, into a shareholders’ agreement which grants minority rights to OPC’s minority shareholder. For further information on our shareholders’ agreements, see “—Shareholders’ Agreements” and for further information on the risks related to our shareholders’ agreements, see “Risk Factors—Risks Related to Our Business—We have granted rights to the minority shareholders of certain of our subsidiaries.” For further information on the regulation of the Israeli electricity sector, see “—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector.”

AIE

In August 2015, we acquired 100% of the shares of AIE from Hadera Paper, a large paper and paper product manufacturer in Israel. The consideration for the transaction was NIS 60 million (approximately $16 million), of which approximately NIS 24 million (approximately $6 million) was provided in the form of a loan to be converted into consideration (and considered a payment to Hadera Paper) upon the completion of Hadera Paper’s sale of certain equipment to us, as discussed below. AIE holds a conditional license for the construction of a 120 MW cogeneration power station in Israel. The project is in the advanced development stage and construction is expected to commence in early 2016. Based upon our initial assessment, we expect that the total cost of completing the AIE plant (including the consideration for the acquisition of AIE and the construction of the power station) will be approximately $200 million. The AIE plant is expected to reach its COD in the second half of 2018.

AIE’s power plant is expected to supply the electricity and steam needs of Hadera Paper’s facility as well as to provide electricity to end users in Israel. The power plant will operate using natural gas and diesel oil and is expected to have a relatively high level of energy utilization due to usage of the cogeneration technology, which supplies electricity and steam in a single production process.

In June 2015, AIE entered into an agreement with Hadera Paper for AIE’s supply of electricity and steam from the AIE power plant to be constructed by us to Hadera Paper’s facility from closing and for a period of 18 years from the date the power plant reaches its COD. Pursuant to this agreement, Hadera Paper will acquire all of its electricity and steam needs from AIE. The agreement provides for minimum quantities of steam to be purchased by Hadera Paper, which will be subject to adjustment. Until AIE reaches its COD, AIE will supply steam and electricity to Hadera Paper using its old equipment purchased.

Additionally, Hadera Paper has a gas supply agreement with the Tamar Group and a related gas transport agreement with Israel Natural Gas Lines Ltd., both of which will be assigned to AIE in connection with the acquisition.

In connection with the acquisition, Hadera Paper has agreed to sell certain equipment that it uses to produce steam, and approximately 25 MW of additional capacity, within its manufacturing plant to AIE on the earlier of (i) December 30, 2015 and (ii) the date AIE holds electricity generation licenses for such equipment.

Until that time, AIE shall lease such equipment from Hadera Paper. AIE will also lease from Hadera Paper the land on which the power generation plant is located from the closing of the acquisition to up to 20 years from AIE’s plant’s COD.

Central America Segment

The following summaries provide a description of the portfolio of assets in our Central America segment.

Nicaragua

ICPNH

Our operations in Nicaragua are carried out through ICPNH. We own 100% of ICPNH, which we acquired in March 2014 and which was formerly known as AEI Nicaragua. ICPNH owns and operates four power generation plants located throughout Nicaragua through its indirect (i) 65% equity interest in Corinto, (ii) 65% equity interest in Tipitapa Power, (iii) 61% equity interest in Amayo I, and (iv) 61% equity interest in Amayo II. Corinto and Tipitapa Power, which have a combined capacity of 122 MW, are powered by HFO. The Corinto and Tipitapa Power plants house fuel storage tanks on site with capacity of approximately 90 thousand barrels and 63 thousand barrels, respectively. Amayo I and Amayo II have a combined capacity of 63 MW of wind power energy. Collectively, these four entities represent a capacity of 185 MW, approximately 16% of the total capacity of the Nicaraguan interconnected system as of December 31, 2014.

During the three months ended March 31, 2015 and the year ended December 31, 2014, ICPNH generated revenue of $27 million and $125 million, respectively, representing 8% and 9% of our consolidated revenues, respectively. During the year ended December 31, 2014, ICPNH generated 1,099 GWh, representing 27% of the Nicaraguan interconnected system’s energy requirements. ICPNH has committed to sell its available energy, as follows:

•	Corinto has commitments for 100% of its available energy in every year up to December 2018;

•	Tipitapa Power has commitments for 100% of its available energy in every year up to December 2018;

•	Amayo I has commitments for 100% of its available energy in every year up to March 2024; and

•	Amayo II has commitments for 100% of its available energy in every year up to March 2025.

The following table sets forth certain information for ICPNH’s plants for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Corinto	1999	71	494	93	515	92	531	93
Tipitapa Power	1999	51	327	98	326	97	369	97
Amayo I	2009	40	174	98	148	97	160	99
Amayo II	2010	23	104	96	96	97	104	98

Total		185	1,099		1,085		1,164

In December 2014, ICPNH’s wind farm complex in Nicaragua sustained damage in connection with a blackout in the National Interconnection System, which left one wind turbine collapsed and another two wind turbines, representing 10% of all of our installed capacity at our Amayo I and Amayo II plants, with severe damage. The three damaged turbines, which represent 10% of all of our installed capacity at our Amayo I and II plants, are in the process of being replaced, and are expected to be operational by the end of 2015. The contracted operator has the responsibility to replace the turbines, and the cost of replacement will be covered by insurance.

Guatemala

Puerto Quetzal

We own 100% of Puerto Quetzal, which represents our initial entry into the Guatemalan power generation market. Puerto Quetzal, which we acquired in September 2014, utilized three floating power barges with HFO generators, representing 234 MW, at the time of its acquisition. In November 2014, Puerto Quetzal transferred one of its three power barges, which has a capacity of 55 MW, to our Panamanian subsidiary Kanan. As a result, Puerto Quetzal now operates two power barges with an aggregate capacity of 179 MW, representing approximately 7% of the total capacity in the Guatemala interconnected system as of December 31, 2014. The Puerto Quetzal plant houses fuel storage tanks on site with capacity of approximately 200 thousand barrels.

Puerto Quetzal’s PPAs, representing approximately 172 MW as of December 31, 2014, with the Guatemalan distribution companies expired in April 2015, and as of the date of this prospectus have not yet been extended or replaced with one or more PPAs on comparable terms.

During the three months ended March 31, 2015 and the year ended December 31, 2014, Puerto Quetzal generated revenue of $23 million and $33 million, respectively, representing 7% and 2% of our consolidated revenues, respectively. During the year ended December 31, 2014, Puerto Quetzal generated 490 GWh, representing 5% of the Guatemalan system’s energy requirements.

The following table sets forth certain information for Puerto Quetzal’s plant for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Puerto Quetzal	1993	179	490	97	525	95	595	93

El Salvador

Nejapa

We own 100% of Nejapa in El Salvador as a result of our acquisition in January 2015 of Crystal Power’s 29% stake in Nejapa for $20 million in connection with the settlement of a shareholder dispute with Crystal Power. Prior to this settlement, we owned 71% of Nejapa’s outstanding equity.

Nejapa owns and operates 27 diesel generators (located in a single facility) powered by HFO. Nejapa has a capacity of 140 MW, representing 9% of the total capacity of El Salvador as of December 31, 2014. The Nejapa plant houses fuel storage tanks on site with capacity of approximately 47,000 barrels. In addition, Cenérgica, one of our wholly-owned subsidiaries, maintains a fuel depot and marine terminal and owns three fuel storage tanks with an aggregate capacity of 240,000 barrels in Acajutla, El Salvador.

During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, Nejapa generated revenue of $25 million, $132 million, $135 million and $145 million, respectively,

representing 9%, 10%, 15% and 25% of our consolidated revenues, respectively. During the year ended December 31, 2014, Nejapa generated 376 GWh, representing 6% of the national interconnected electrical system of El Salvador. Nejapa has committed to sell over 50% of its available energy (in MWh) in every year up to 2017.

The following table sets forth certain information for Nejapa’s plant for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Nejapa	1995	140	376	97	458	95	561	94

Panama

Kanan

We own 100% of Kanan. In October 2014, Kanan was awarded a five-year contract in connection with the Panamanian government’s call for emergency bids to attempt to cover electricity shortfalls in Panama in the short-term. Kanan’s contract to supply energy in Panama, with a maximum contractual capacity of 86 MW, becomes effective in September 2015. To facilitate its supply of this energy, we have transferred thermal generation units, in the form of barges, from our subsidiaries Puerto Quetzal and CEPP to Kanan with a total capacity of 92 MW, which, when installed, are expected to represent 3% of the total capacity of Panama as of December 31, 2014. As a result, Kanan’s capacity of 92 MW will consist of (i) a 55 MW power barge transferred to Kanan by Puerto Quetzal in November 2014, and (ii) a 37 MW power barge transferred to Kanan by CEPP in November 2014. Both barges have been successfully relocated to Panama and are in the process of installation and interconnection to the power system. We expect Kanan to reach its COD by the end of 2015.

Other Segment

The following summaries provide a description of the portfolio of assets in our Other segment.

Bolivia

COBEE

We own 100% of COBEE. COBEE is the third largest generator of electricity in Bolivia, generating power from ten run-of-the-river hydroelectric plants in the Zongo river valley, four run-of-the-river hydroelectric plants in the Miguillas river valley, and two open-cycle natural gas powered generation turbines at a plant located in El Alto-Kenko, adjacent to La Paz, Bolivia. We own water rights in connection with our operation of COBEE. COBEE has capacity of 228 MW, representing 14% of the total capacity of Bolivia as of December 31, 2014.

During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, COBEE generated revenue of $11 million, $41 million, $41 million and $42 million, respectively, representing 3%, 3%, 5% and 7% of our consolidated revenues, respectively. During the year ended December 31, 2014, COBEE generated 1,086 GWh, representing 15% of the national interconnected electrical system of Bolivia’s energy requirements.

The following table sets forth certain information for each of COBEE’s plants for each of the periods presented:

				As of March 31, 2015	Years Ended December 31,
					2014		2013		2012
Plant	Year of Commission		Elevation	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
			(meters)	(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Zongo Valley plants:
Zongo	1997		4,264	11	9	99	8	98	10	98
Tiquimani	1997		3,889	9	11	99	11	99	13	99
Botijlaca	1938	[1]	3,492	7	34	97	38	97	39	98
Cutichucho	1942	[2]	2,697	23	91	80	104	85	126	99
Santa Rosa	2006		2,572	18	84	98	82	96	76	92
Sainani[3]	1956		2,210	10	15	17	71	98	69	98
Chururaqui	1966	[4]	1,830	25	127	95	144	98	135	96
Harca	1969		1,480	26	156	95	166	97	151	96
Cahua	1974		1,195	28	163	95	171	98	134	86
Huaji	1999		945	30	198	96	205	97	189	95
Miguillas Valley plants
Miguillas	1931		4,140	4	9	99	9	99	9	99
Angostura	1936	[5]	3,827	6	19	99	20	99	22	98
Choquetanga	1939	[6]	3,283	6	37	98	40	99	39	98
Carabuco	1958		2,874	6	43	97	45	98	43	98
El Alto-Kenko[7]	1995		4,050	19	90	93	46	87	103	96

Total				228	1,086		1,160		1,158

1.	This plant was originally commissioned with an installed capacity of 3 MW in 1938. The installed capacity of this plant was increased by 2 MW in 1941 and 4 MW in 1998.
2.	This plant was originally commissioned with an installed capacity of 3 MW in 1942. The installed capacity of this plant was increased by 3 MW in 1943, 3 MW in 1945, 2 MW in 1958 and 15 MW in 1998.
3.	Plant is out of service due to damages sustained as a result of landslides in March 2014. The plant, which we expect to cost approximately $5 million to repair, is expected to be operational by the end of 2015. The company maintains insurance which covers the loss of revenue as a result of property damage and business interruption for up to 12 months.
4.	This plant was originally commissioned with an installed capacity of 15 MW in 1966. The installed capacity of this plant was increased by 15 MW in 1967.
5.	This plant was originally commissioned with an installed capacity of 3 MW in 1936. The installed capacity of this plant was increased by 3 MW in 1958 and by 3 MW in 2008.
6.	This plant was originally commissioned with an installed capacity of 3 MW in 1939. The installed capacity of this plant was increased by 6 MW in 1944.
7.	Reflects the effective capacity of El Alto—Kenko, which is comprised of two open-cycle turbines. The turbines have an installed capacity of 29 MW. However, as a result of the high altitude of the turbines (which are located at 4,050 meters above sea level), the installed capacity of these turbines are de-rated, resulting in an effective capacity of 19 MW.

Although the Government of Bolivia has nationalized entities in its power utility market, as recently as 2012, we are unaware of any steps the Government of Bolivia may take, or is currently taking, with respect to nationalizations within the Bolivian power utility market, generally, or with respect to COBEE, in particular. For further information on the risks related to the Bolivian government’s nationalization of certain generation companies, see “Risk Factors—Risks Related to Government Regulation—The Government of Bolivia has nationalized energy industry assets, and our remaining operations in Bolivia may also be nationalized.”

Chile

Central Cardones

We own 87% of Central Cardones; the remaining 13% is held by Central Cardones’ former controlling shareholder, South World Consulting S.A., an energy consulting and business development firm. We acquired our interest in Central Cardones in December 2011 to obtain an initial footprint in the Chilean power market.

Central Cardones owns and operates one open-cycle diesel Siemens turbine located in the northern part of the SIC and was the first Chilean power facility to be included in our portfolio. Central Cardones has an installed capacity of 153 MW, representing 1% of the total installed capacity of Chile as of December 31, 2014. Central Cardones’ power plant is used primarily for cold reserve capacity as a peaking unit, generally operating only in extraordinary situations. Central Cardones receives revenues from its allocation of available system capacity and does not have any customers. During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, Central Cardones generated revenue of $4 million, $11 million, $11 million and $14 million, respectively, representing 1%, 1%, 1% and 2% of our consolidated revenues, respectively.

The following table sets forth certain information for Central Cardones’ plant for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Central Cardones	2009	153	0.04	97	—	98	0.47	100

Colmito

We own 100% of Colmito. Colmito, which we acquired in September 2013, owns and operates a dual fuel open-cycle Rolls Royce aeroderivative turbine that commenced operation in August 2008. Although the Colmito plant previously operated with diesel oil as a backup for the SIC, the plant was connected to a natural gas pipeline in February 2015, and has begun to purchase natural gas on a seasonal basis to generate energy. Colmito’s generation facility is located in the central part of the SIC. Colmito has an installed capacity of 58 MW, representing 0.3% of the total installed capacity of Chile as of December 31, 2014.

During the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, Colmito generated revenue of $10 million, $38 million and $1 million, respectively, representing 3%, 4% and 0.1% of our consolidated revenues, respectively. During the year ended December 31, 2014, Colmito generated 5.9 GWh, representing 0.01% of the SIC system’s energy requirements. Colmito has committed to sell over 50% of its available energy in every year up to 2017.

The following table sets forth certain information for Colmito’s plant for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
Colmito	2008	58	5.9	95	46	91	1	98

Dominican Republic

CEPP

We own 97% of CEPP; the remaining 3% is held by Basic Energy LTD Bahamas. CEPP owns and operates 12 generation units powered by HFO at two plants located in Puerto Plata, Dominican Republic. The CEPP I Plant is located on land and consists of three Wartsilla V32 diesel generators burning HFO with a combined capacity of 17 MW. The CEPP II Plant generates power on a barge near the shore, which contains nine Warstilla V32 diesel generators burning HFO, that is moored at a pier adjacent to the CEPP I Plant and has capacity of 50 MW. In the third quarter of 2013, CEPP purchased second a barge with a capacity of 37 MW for

$5 million. This barge contains seven engines, five with 5.5 MW of capacity and two with 5 MW of capacity. CEPP completely refurbished this barge at a total cost of $16 million, and, in November 2014, transferred this barge to our subsidiary Kanan.

Excluding the capacity associated with the newly-refurbished barge that has been transferred to Kanan, CEPP has a capacity of 67 MW, representing approximately 2% of the total capacity in the Dominican Republic as of December 31, 2014. The CEPP I Plant and the CEPP II Plant also have fuel storage tanks on-site with an aggregate storage capacity of 56,000 barrels.

During the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, CEPP generated revenue of $10 million, $73 million, $92 million and $88 million, respectively, representing 3%, 5%, 11% and 15% of our consolidated revenues, respectively. During the year ended December 31, 2014, CEPP generated 242 GWh, representing 2% of the national interconnected electrical system of the Dominican Republic’s energy requirements.

The following table sets forth certain information for each of CEPP’s plants for the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
CEPP I	1990	16	51	34	78	87	57	78
CEPP II	1994	51	191	42	261	87	280	83

Total		67	242		339		337

Prior to September 2014, CEPP was party to two long-term PPAs, representing 75% of its capacity, with Empresa Distribuidora de Electricidad del Norte S.A., or Edenorte, and had experienced significant payment delays with respect to such PPAs. As a result, CEPP’s payment cycle spanned three to six months, as compared to the typical payment cycle of our other business which spans 30 to 45 days. Notwithstanding such significant delays, which characterize Edenorte’s payment patterns in both the PPA and spot market in the Dominican Republic, Edenorte has historically paid its outstanding obligations, in full, including interest accrued on late payments. To finance its operating activities in light of such payment cycle, CEPP utilizes its working capital line of credit with local banks. The Dominican Republic has forecasted positive economic growth, which may result in less volatility in exchange rates, and, in particular, a direct reduction in our accounts receivable. For further information on CEPP’s counterparty risks, see “Risk Factors—Risks Related to Our Business—We are exposed to counterparty risks.” For further information on CEPP’s line of credit with financial institutions in the Dominican Republic, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Indebtedness—Short-Term Loans.”

Each of CEPP’s PPAs expired in September 2014, and as of the date of this prospectus have not yet been extended or replaced with one or more PPAs on comparable terms. As a result, CEPP sells the previously contracted capacity under such PPAs on the spot market, at the rates dictated by such market, and subject to the aforementioned significant payment delays.

Jamaica

JPPC

We own 100% of JPPC, as a result of our purchase in May 2014 of the 84% of JPPC’s outstanding equity interest that we did not own, which increased our equity interest in JPPC from 16% to 100%. JPPC owns and operates two diesel generation units burning HFO and a combined-cycle steam turbine at a plant located in

Kingston, Jamaica. JPPC has capacity of 60 MW, representing approximately 6% of the total capacity of the Jamaican interconnected system as of December 31, 2014. JPPC’s plant has fuel storage tanks on site with an aggregate storage capacity of 50,000 barrels.

During the three months ended March 31, 2015 and the year ended December 31, 2014, JPPC generated revenue of $11 million and $41 million, respectively, representing 3% and 3% of our consolidated revenues, respectively. During the year ended December 31, 2014, JPPC generated 425 GWh, representing 10% of the Jamaican interconnected system’s energy requirements. JPPC has committed to sell over 50% of its available energy in every year up to 2018.

The following table sets forth certain information for JPPC’s plant for each of the periods presented:

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
JPPC	1998	60	425	85	447	88	438	88

Colombia

Surpetroil

We own 60% of Surpetroil, which we acquired in March 2014 and which represents our initial entry into the Colombian power generation market; the remaining 40% is owned by Yesid Gasca Duran. Surpetroil is dedicated to power generation utilizing stranded and associated natural gas reserves and operates three power plants fueled by natural gas in different parts of Colombia. Surpetroil also transports and distributes compressed natural gas within Colombia. The Surpetroil plant has a generation capacity of 15 MW, representing approximately 0.1% of the total capacity in the Colombian interconnected system as of December 31, 2014. Surpetroil has various small-scale opportunities to install additional capacity using stranded gas under development.

During the three months ended March 31, 2015 and the year ended December 31, 2014, Surpetroil generated revenue of $2 and $9 million, respectively, in each case representing 1% of our consolidated revenues, respectively. During the year ended December 31, 2014, Surpetroil generated 24 GWh, and primarily provided energy to EMGESA S.A., an affiliate of Endesa Chile, via a 4 kilometer transmission line to EMGESA’s El Quimbo hydroelectric project. Surpetroil has committed to sell over 50% of its available energy until October 2015.

		As of March 31, 2015	Years Ended December 31,
			2014		2013		2012
Plant	Year of Commission	Installed Capacity	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor	Gross Energy Generated	Availability Factor
		(MW)	(GWh)	(%)	(GWh)	(%)	(GWh)	(%)
La Hocha	2011	3	22	98	22	97	22	97
Purificación	2014	10	1	1[1]	—	—	—	—
Entrerios	2015	2	—	—	—	—	—	—

1.	As a result of gas unavailability during December 2014.

Panama

Pedregal

We own 21% of Pedregal; of the remaining 79%, (1) 55% is held by Conduit Capital Partners, LLC, a private equity investment firm focused on the independent electric power industry in Latin America; (2) 12% is held by Burmeister & Wain Scandinavian Contractor A/S, an operating company of the Mitsui Group; and (3) 11% is held by The Industrialization Fund for Developing Countries, a fund focusing on promoting economic activities in developing countries. Although Pedregal is located in Central America, it is not included as part of our Central America segment because we do not consolidate its results in our income statement, but account for our investment in Pedregal under the equity method, recording our share in income of associated companies.

Pedregal owns and operates three generation units powered by HFO at a plant located in Pacora, Panama. Although we have a non-controlling interest in Pedregal, Pedregal has entered into a management services agreement with our wholly-owned subsidiary Inkia Panama Management that expires in October 2016. Under this agreement, Inkia Panama Management has been designated as the administrator responsible for day-to-day management of Pedregal. Pedregal has an installed capacity of 54 MW, representing approximately 2% of the total installed capacity in the Panamanian interconnected system as of December 31, 2014. Pedregal’s plant also has fuel storage tanks on site with an aggregate storage capacity of 51,402 barrels.

During the year ended December 31, 2014, Pedregal generated 404 GWh, representing 4% of the Panamanian interconnected system’s energy requirements. Pedregal has committed to sell over 50% of its available energy in 2015 and 2016.

Potential Projects

We are constantly monitoring and considering development and acquisition opportunities and are currently assessing 30 projects in Israel and various Latin American countries, such as Chile, Colombia, Guatemala, Mexico, Peru, Panama, the Dominican Republic, and Nicaragua. These potential projects range in size from small-scale power facilities (e.g., less than 40 MW) to large-scale power facilities (e.g., approximately 550 MW) and utilize different fuels and technologies, including natural gas, hydroelectric, wind, and stranded gas. In some instances, we have acquired land, secured necessary licenses or rights, including temporary concessions and water rights, commissioned studies, made bids, or initiated similar actions, in connection with our assessment of the viability of the relevant project. We are also considering acquiring companies and assets in power generation and related businesses (e.g., transmission and distribution companies or assets).

In addition to the Latin American opportunities that we are currently considering, we also monitor opportunities in other markets. For example, in June 2015, we acquired 100% of the shares of AIE from Hadera Paper for NIS 60 million (approximately $16 million). AIE holds a provisional license for the construction of a 120 MW cogeneration power station in Israel and will seek regulatory approval for licenses in respect of an additional 25 MW. The project is in the advanced development stage, construction is expected to commence in early 2016, and the AIE plant is expected to reach its COD in the second half of 2018. Based upon our initial assessment, we expect that the total cost of completing the AIE plant (including the consideration for the acquisition of AIE) will be approximately $200 million.

Set forth below is a map summarizing certain of the markets and projects that we have identified for potential expansion. Development projects imply a high degree of uncertainty, and there is no guarantee that we will proceed with these projects. Ultimately, notwithstanding the number of opportunities that we may consider over the long- and short-terms, we will only pursue those projects that we believe will generate attractive, risk-adjusted returns over the long-term and which we believe we have the management capacity to build and operate. In addition, in some cases, we may not obtain the relevant approval to develop a project. Furthermore, in many cases, we will need to win tenders, obtain additional rights, permits, licenses, land purchases and water rights and may need to negotiate with counterparties or conduct valuations and environmental studies, each of which could take years to satisfy, or may not be satisfied at all. The summary below sets forth projects developed and owned by us, as well as projects owned by third parties, that we may be able to acquire by direct negotiations or through tender processes. This summary is not exhaustive, is only provided to show projects which we are evaluating, and should not serve as an indication of any expectation regarding any final outcome:

Chile

We believe that Chile is one of the most attractive power markets in Latin America, as it is characterized by a highly-efficient and investor-friendly model with a stable regulatory framework, electricity demand growth and prices which are among the highest in the region.

We are constantly monitoring and assessing opportunities in Chile and, specifically, in the SIC system. Our acquisitions of Colmito and Central Cardones provide us with the initial footprint from which to carry out our organic development strategy in this key market. Currently, we have identified opportunities in the thermal and renewables segments. In the thermal segment, we have already acquired lands and a 50-year land concession from the government on which we may develop thermal projects representing an installed capacity of 1,890 MW. In the renewables segment, we are currently analyzing potential opportunities in the hydroelectric, wind and solar sectors. Chile represents one of the most attractive markets in Latin America, but historically it has also been one of the most challenging markets in Latin America in which to obtain environmental permits. As such, opportunities may take time to materialize.

Israel

Following recent government initiatives encouraging investments in the Israeli power generation market, the entrance of private developers has opened the door for a range of opportunities. We believe the OPC plant, the first IPP in the country, provides us with a first-mover’s advantage to further expand our presence in this fast growing, but stable market. In August 2015, we acquired 100% of the shares of AIE from Hadera Paper, with the intention of developing a 120 MW cogeneration plant and seeking regulatory approval for licenses in respect of an additional 25 MW.

In addition, we acquired an additional plot of land adjacent to OPC, which is large enough to house another combined cycle or similar generation facility to expand OPC’s capacity in the long-term, amongst other potential opportunities.

Mexico

Mexico is enjoying strong momentum in the energy and infrastructure sectors following market reforms in 2013 and 2014. The reform of the electricity sector has driven, and is expected to continue to drive, significant investments in new generation capacity. As an example, in 2015, the CFE expects to grant concessions to construct approximately 7.0 GW of additional capacity, of which 3.2 GW is expected to be awarded to independent power producers. In addition, PEMEX has announced that it aims to reach an installed capacity of approximately 3.1 GW in the medium-term by partnering with power companies for the development of cogeneration plants. The Mexican government has also announced initiatives towards the development of significant renewable energy capacity, seeking to add approximately 4.6 GW of wind capacity over the next decade. Given the market’s expected growth, strong demand and stability, we have decided to open an office in Mexico which is fully dedicated to the sourcing of opportunities and we hope to materialize prospects in the short to medium term as a result of these efforts. Currently, we are participating in a process which may provide us with the ability to build a power plant with a potential capacity approximately 210 MW.

Colombia

Colombia’s investment grade status, high growth and mature regulatory framework make Colombia similar to Peru and one of the main target countries within our strategic plan. Factors such as the attractive niche of stranded gas reserves and the proximity of such reserves to industrial areas create an appealing opportunity for us. For these reasons, our recent strategic acquisition of a 60% equity interest in Surpetroil, a company that utilizes stranded natural gas reserves, serves as an important entry point into the Colombian market. By having a local presence in the market, we have been able to identify new opportunities, such as a large project portfolio of small-scale stranded gas and mini-hydros, that we are currently pursuing.

Peru

Peru, our current core market, represents an attractive geography for further expansion, especially in the hydro segment. Peru has one of the fastest growing economies in Latin America, with a strong outlook for power demand coupled with a mature regulatory framework and a well-run power system. For these reasons, Peru remains a key growth focus for us and we have several opportunities under various states of development in this country. In the hydro segment, we have secured land and are pursuing environmental approval for two hydroelectric projects with a combined capacity of approximately 550 MW. In addition to hydro, we have also identified other opportunities such as two cold reserve projects in the thermal segment. We believe our strong presence in the Peruvian market gives us a competitive advantage at the time of materializing opportunities, helping us to identify and assess new developments in advance of other market participants.

In addition, we may pursue opportunities to expand the installed capacity of our existing operating assets and assets in advanced stages of construction in Peru. For example, the Samay I plant, which, as of June 30, 2015, was 76% constructed, will operate as a cold reserve plant with diesel and is expected to have an installed capacity of 600 MW upon its COD in mid-2016. Once natural gas becomes available to the facility through the Gasoducto Sur Peruano (which the pipeline’s developers are obligated to complete by 2018), the Samay I plant will operate as a natural gas-fired power plant and will be able to do so without us making any additional investments in Samay I’s facilities. When fueled by natural gas, the Samay I plant will have an installed capacity of 720 MW. Finally, following an additional investment in the conversion of the Samay I plant, which we have not committed to make, the Samay I plant could operate as a combined cycle thermoelectric plant, which would increase Samay I’s installed capacity to approximately 1,080 MW.

Furthermore, we may pursue opportunities to increase the installed capacity of the Las Flores plant, which has the environmental approvals and a permit to increase its installed capacity through the construction of a 190 MW gas-fired expansion. In addition, Las Flores has sufficient space to locate a combined-cycle expansion on its existing premises. Following the gas-powered expansion and an additional investment in the conversion of the Las Flores plant, neither of which we have committed to do, the Las Flores plant could operate as a combined cycle thermoelectric plant, reflecting an increase in capacity by 400 MW from 193 MW to 593 MW.

We apply a disciplined approach to evaluating and pursuing any development projects. First, we endeavor to construct projects by entering into turnkey EPC agreements that define the total project cost and transfer significant part of the risks of construction delays and cost overruns to our EPC contractors. Second, we seek to secure a revenue stream as early as possible in the development process of our plants by sourcing and entering into long-term PPAs, which provide our development projects with verifiable projected margins and cash flows before construction has commenced. Finally, we leverage our EPC contracts and PPAs to secure long-term project financing agreements which are generally stand-alone, secured, project-specific and with no or limited recourse. We have not entered into EPC agreements, PPAs or financing agreements in connection with these potential projects.

Our Customers

Our customers include governments, local distribution companies, and/or non-regulated consumers, depending upon the operating company and the particular country of operation. Our operating companies seek to enter into long-term PPAs with power purchasers. In the year ended December 31, 2014, we made 92% of our aggregate energy sales (in GWh) pursuant to long-term PPAs. As of December 31, 2014, the majority of our PPAs were indexed to the price of the corresponding power plant’s operating fuel prices in U.S. Dollar; additionally, as of December 31, 2014, many of our PPAs, with the exception of OPC’s, provided for payment in, or were linked to, the U.S. Dollar, thereby providing us with natural hedges against fuel price and exchange rate fluctuations. The majority of our capacity has been contracted for sale under long-term agreements. For example, in 2014, Kallpa had 61 long-term PPAs with various distribution companies and non-regulated clients (which accounts for most of its current generation capacity) and Kallpa has committed to sell over 50% of its available energy in every year through 2021.

In attempting to limit the effects of counterparty risks, each of our operating companies analyzes the creditworthiness and financial strengths of its various counterparties during the PPA negotiations as well as during the life of the agreement. Where the creditworthiness of the power purchaser is deemed to be below standard, various contractual agreements and structures are negotiated (such as letters of credit, liquidity facilities, and government guarantees) to provide the credit support. As of December 31, 2014, the weighted average remaining life of our PPAs based on firm capacity was 11 years (including the remaining life of the PPAs for our assets in advanced stages of construction).

Under the terms of the majority of our PPAs, the power purchaser is contractually obligated to purchase its energy requirements, and sometimes capacity and/or ancillary services, from the power generator based upon a base price (denominated either in U.S. Dollars or in the local currency) that is generally adjusted for a combination of some of the following: (1) fluctuations in exchange rates, (2) the U.S. inflation index, (3) a local inflation index, (4) fluctuations in the cost of operating fuel, (5) supply costs of natural gas, and (6) transmission costs. Additionally, in Peru, PPAs include provisions that change the contractual unitary energy prices in the case of an interruption of the supply or transportation of natural gas through the use of a methodology based on spot prices existing on the dates in which the interruption event occurred. Many of the prices in our PPAs differentiate between peak and off-peak periods. Utilizing PPAs allows our operating companies to lock in prices and provides us with earnings stability.

The following table sets forth a summary of our significant PPAs as of December 31, 20141:

Company	Principal Customer	Commencement	Expiration[2]	Contracted Capacity[3]
				(MW)
Operating Companies and Associated Company
Peru Segment
Kallpa	Edelnor S.A.A., Luz del Sur S.A.A., Hidrandina S.A., Edecañete S.A., Electro Sur Este S.A.A., Sociedad Eléctrica del Sur Oeste, S.A.[4]	January 2014	December 2021	350
	Edelnor S.A.A., Luz del Sur S.A.A., Hidrandina S.A., Electro Sur Este S.A.A., Sociedad Electríca de Sur Oeste S.A., Electrosur S.A.[5]	January 2014	December 2023	210
	Sociedad Minera Cerro Verde S.A.A. [6]	January 2011	December 2020	140
	Southern Perú Copper Corporation	April 2017	April 2027	120
	Compañía Minera Antapaccay S.A.[7]	November 2011	April 2021	90
Israel Segment
OPC[8]	PPA with Israel Electric Corporation[9]	July 2013	June 2032	438
Central America Segment
Corinto	Distribuidora de Electricidad del Norte S.A., Distribuidora de Electricidad del Sur S.A.	June 1999	December 2018	50
Tipitapa Power	Distribuidora de Electricidad del Norte S.A.,
	Distribuidora de Electricidad del Sur S.A.	April 1999	December 2018	51
Amayo I and Amayo II	Distribuidora de Electricidad del Norte S.A.	March 2009	March 2024	40
	Distribuidora de Electricidad del Sur S.A.,	March 2013	March 2025	63
Nejapa	Seven distribution companies	August 2013	January 2018	71
	Seven distribution companies	August 2013	July 2017	39
Other Segment
COBEE[10]	Minera San Cristóbal	December 2008	October 2017	43
Colmito	ENAP Refinerías S.A.	January 2014	December 2017	35
JPPC	Jamaica Public Services Company	January 1998	January 2018	60
Surpetroil	ENERTOLIMA	November 2014	October 2015	8
	PETROSUD	March 2015	June 2018	2-3
Pedregal	Empresa de Distribución Eléctrica Metro-Oeste, S.A.	February 2013	December 2016	0-33
	Elektra Noreste, S.A.	February 2013	December 2016	0-19
	Empresa de Distribución Eléctrica Chiriqui, S.A.	February 2013	December 2016	0-15
	Empresa de Distribución Eléctrica Metro-Oeste, S.A.	January 2014	December 2016	0-24
	Empresa de Distribución Eléctrica Chiriqui, S.A.	January 2014	December 2016	0-9
	Elektra Noreste, S.A.	January 2014	December 2016	0-14
	Assets in Advanced Stages of Construction
CDA	ElectroPerú	2016[11]	2030	200
	Luz del Sur S.A.A., Edelnor S.A.A., Edecañete S.A.A.[12]	January 2018	December 2027	202
Samay I	Peruvian Investment Promotion Agency	May 2016	April 2035	600
Kanan	Empresa de Distribución Eléctrica Chiriqui (EDECHI)	September 2015	September 2020	7
	Empresa de Distribución Eléctrica Elektra Nor Este S.A. (ENSA)	September 2015	September 2020	34
	Empresa de Distribución Eléctrica Metro Oeste S.A. (EDEMET)	September 2015	September 2020	45

1.	Many of our PPAs, excluding OPC’s PPAs, provide for payment in, or are linked to, the U.S. Dollar. The majority of our PPAs are indexed to the price of the corresponding power plant’s operating fuel prices in U.S. Dollars. Although OPC’s PPAs are not linked to the U.S. Dollar, IEC, who has contracted to purchase all of OPC’s energy and capacity, purchases its gas pursuant to an agreement which, as a result of a number of other factors, ties IEC’s gas purchases to the U.S. Dollar.

2.	Excludes PPAs that have expired since December 31, 2014.
3.	Where a range is presented, contracted capacity varies monthly for the duration of the PPA.
4.	Kallpa executed 14 PPAs, two PPAs with each of the following seven entities: (i) Edelnor S.A.A., (ii) Luz del Sur S.A.A., (iii) Edecañete S.A., (iv) Electrosur S.A., (v) Electro Sur Este S.A.A., (vi) Sociedad Eléctrica del Sur Oeste S.A. and (vii) Electro Puno S.A.A. Each of Electrosur S.A. and Electro Puno S.A.A. assigned their PPAs to Hidrandina S.A. in August 2012 and in October 2012, respectively. The 350 MW capacity represents the aggregate contracted capacity among these 14 PPAs.
5.	Kallpa executed 12 PPAs, two PPAs with each of the following six entities: (i) Edelnor S.A.A., (ii) Luz del Sur S.A.A., (iii) Electrosur S.A., (iv) Electro Sur Este S.A.A., (v) Electro Puno S.A.A. and (vi) Sociedad Eléctrica del Sur Oeste S.A. Electro Puno S.A.A. assigned its PPAs to Hidrandina S.A. in October 2012. The 210 MW capacity represents the aggregate contracted capacity among these 12 PPAs.
6.	A subsidiary of Freeport McMoRan, Inc.
7.	A subsidiary of Glencore Xstrata.
8.	OPC’s PPAs provide for payment in New Israeli Shekels.
9.	The terms of the IEC PPA provide OPC with the option to allocate and sell the generated electricity of the power station directly to end users. OPC has exercised this option and sells its energy and capacity directly to 19 end users as of March 31, 2015 (22 end users as of December 31, 2015), who primarily consist of Israeli industrial companies, such as Oil Refineries Limited and Granit Group. OPC has entered into PPAs with end users which cover a range of 5 MW to 107 MW of capacity, with each PPA covering, on average, 28 MW of capacity. The weighted average remaining life of OPC’s PPAs with end users based on firm capacity is 9 years. For further information on the IEC PPA, see “—Regulatory, Environmental and Compliance Matters—Regulation of the Israeli Electricity Sector.”
10.	In December 2011, the Bolivian government amended the applicable law to prohibit generation companies from entering into new PPAs. As a result, COBEE will be unable to extend or replace its current PPA, under which it has contracted 19% of its capacity, when it expires in October 2017. For further information on risks related on our inability to renew, enter into, or replace long-term PPAs, see “Risk Factors—Risks Related to Our Business—We may not be able to enter into, or renew existing, long-term contracts for the sale of energy and capacity, contracts which reduce volatility in our results of operations.”
11.	Subject to an adjustment in connection with a delay in the completion of the CDA plant’s construction.
12.	Represents capacity under three separate PPAs.

Fuel and Transportation

Our power facilities utilize natural gas, hydroelectric, HFO, diesel or wind. The price, availability and other purchase conditions of these materials (other than wind and water for hydroelectricity) depend upon the specific fuel and the market in which the fuel is purchased.

Kallpa and OPC, holders of our largest assets, are party to several long-term supply agreements, including natural gas supply agreements and transportation services agreements that are material to their operations. Colmito receives its natural gas through a similar supply agreement. While Nejapa and CEPP purchase the HFO necessary for their operations in the El Salvador and Dominican spot markets, respectively, JPPC, Corinto, Tipitapa Power and Puerto Quetzal purchase the HFO necessary for their operations from several fuel suppliers in connection with long-term supply agreements. Central Cardones purchases the diesel fuel necessary for its operations from a fuel supplier in connection with a similar agreement. The sole provider of natural gas in Bolivia is a government-owned company with which COBEE has a long-term supply agreement. The prices for transmission and delivery of natural gas to COBEE are set by government decree.

Natural Gas Supply and Transportation Agreements

Kallpa purchases its natural gas requirements for its generation facilities from the Camisea Consortium, pursuant to a natural gas exclusive supply agreement dated December 6, 2005, as amended. Under this agreement, the Camisea Consortium has agreed to supply Kallpa’s natural gas requirements, subject to a daily maximum amount, and Kallpa has agreed to acquire natural gas exclusively from the Camisea Consortium. The Camisea Consortium is obligated to provide a maximum of 4.3 million cubic meters of natural gas per day to the Kallpa facility and Kallpa is obligated to purchase a minimum of 2.2 million cubic meters of natural gas per day. Should Kallpa fail to consume the contractual minimum volume, it would still be obliged to pay for the minimum daily volume, but may make up the consumption volume shortage on any day during the following 18 months. The price that Kallpa pays the Camisea Consortium for the natural gas supplied is based upon a base price in U.S. dollars set on the date of the agreement, indexed each year based on two producer price indices: Fuels and Related Products Power Index and Oil Field and Gas Field Machinery Index, with discounts available based on the volume of natural gas consumed. This price, before discounts, is the same for all generation companies purchasing gas from the Camisea Consortium. The average price for the year ended December 31, 2014 was $3.15 / MMBTU. This agreement expires in June 2022. For information on the risks related to Kallpa’s inability to renew, extend or replace this agreement prior to its expiration, see “Risk Factors—Risks Related to Our Business—Supplier concentration may expose us to significant financial credit or performance risk, particularly with respect to those agreements which may expire during the life of our power plants.”

Kallpa’s natural gas transportation services are rendered by TGP pursuant to a natural gas firm transportation agreement dated December 2007, as amended, and an interruptible gas transportation agreement dated December 6, 2005, as amended. Both agreements expire in December 2033. In April 2014, in connection with our acquisition of the Las Flores plant, the natural gas firm transportation agreement was further modified to include the transportation agreement between Duke Energy Egenor S. en C. por A. and TGP for Las Flores. Additionally, on April 1, 2014, Kallpa entered into an agreement with TGP to cover the period up to the completion of the expansion of TGP’s pipeline facilities. Pursuant to this agreement, TGP is obligated to transport up to 120,679 cubic meters of natural gas per day from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to the Kallpa facilities. Pursuant to the terms of each of these agreements, Kallpa pays a regulated tariff approved by the OSINERGMIN.

Set forth below is a summary of the natural gas transportation services under each of the two agreements:

Units	Firm	Interruptible
Initial Date of Dispatch	3,474,861	1,329,593
Initial Date of Dispatch - 3/20/20	4,854,312	764,463
3/20/20 - 1/1/21	4,655,000	764,463
1/2/21 - 3/31/30	4,655,000	530,000
4/1/30 - 3/31/33	3,883,831	1,301,169
4/1/33 - 12/31/33	2,948,831	1,301,169

Additionally, Kallpa is party to two additional gas transportation agreements, to become effective at the completion of the expansion of TGP’s pipeline facilities (which is expected to occur between March 2016 and September 2016). Pursuant to these agreements, TGP will be obligated to transport up to 565,130 cubic meters of natural gas per day and 935,000 cubic meters of natural gas per day, respectively, from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to the Kallpa facility, subject to the availability of the necessary capacity in TGP’s pipelines. These agreements expire in March 2030 and December 2033, respectively.

OPC purchases natural gas from the Tamar Group, pursuant to a natural gas supply agreement dated November 2012. Under this agreement, the Tamar Group has agreed to supply OPC’s natural gas requirements, subject to a contractual maximum amount of 10.6 billion cubic meters. The price that OPC pays to the Tamar Group for the natural gas supplied is based upon a base price in New Israeli Shekels set on the date of the agreement, indexed to changes in the “Production Cost” tariff, which is part of the “Time of Use” tariff and the USD representative exchange rate. The agreement includes a floor mechanism with respect to prices for the gas, expressed in USD, where such floor prices shall enter into force upon 6 consecutive months where the contract price is below the previous floor. As a result of previous declines in the PUAE generation component tariff, OPC will soon begin to pay the ultimate floor price. For information on the risks associated with the indexation of the PUAE’s generation tariff on OPC’s supply agreement with the Tamar Group, see “Risk Factors—Risks Related to Government Regulation—The production and profitability of IPPs in Israel may be adversely affected by changes in Israel’s regulatory environment.”

OPC’s agreement with the Tamar Group expires upon the earlier of June 2029 or the date on which OPC consumes the entire contractual capacity. This agreement remains subject to approval by Israel’s Antitrust Authority, although performance under this contract has begun under temporary relief.

OPC’s agreement with the Tamar Group provides for the curtailment of OPC’s gas supply in the event of insufficient gas supply, and notes that certain other Tamar Group customers have priority over OPC for supply and may therefore not be curtailed even if OPC were curtailed. However, in December 2012, the Israeli Natural Gas Council issued Resolution No. 6/2012, or the Gas Authority Resolution, with respect to the regulation of the usage of capacity of the natural gas pipeline from the Tamar rig in case of a shortage of capacity of the gas pipeline, and such regulation differs from the provision included in OPC’s agreement with the Tamar Group. We believe that the pro-rata mechanism stipulated in the Gas Authority Resolution may increase the gas volume delivered to OPC pursuant to OPC’s agreement with the Tamar Group in the event of gas pipeline capacity shortages. The manner in which the Gas Authority Resolution would be implemented and/or its potential effect on OPC’s agreement with the Tamar Group, if any, remains unknown.

The Tamar Group is working on the expansion of the transmission capacity of natural gas from the Tamar gas field, which will eventually increase the pipeline capacity from the platform to the shore and to the transmission system. However, following anti-trust claims by the Israeli Anti-Trust Authority towards, among others, Noble, a part owner and the operator of the Tamar lease regarding Noble’s cross holdings in additional gas fields (primarily the Leviathan gas field), Noble announced that it was suspending all of its projects in Israel, including the Tamar expansion project, until all regulatory issues were resolved. On August 16, 2015, a new gas arrangement between the Tamar Group, the Leviathan group, and the Israeli government was approved by the Israeli government. Pursuant to such arrangement, new IPPs may now, among other things, select to purchase gas at a base price which reflects the average price paid by the three major conventional IPPs—Dorad, Dalia and OPC. Additional sections of the new gas arrangement remain subject to further other approvals. Once such approval under the Israeli Anti-Trust law is granted, Noble is expected to continue with the Tamar expansion project (together with the Tamar Group) and the development of the Leviathan field (together with the Leviathan group). In the event that the Tamar expansion project does not continue, the possible result could be a lack of pipeline capacity in the future, which could result in the curtailment of OPC’s gas supply.

HFO and Diesel Supply

Our operating companies that rely on HFO and diesel obtain their supply of HFO and diesel either through acquisitions on the spot market or pursuant to short- to medium-term supply agreements. The supply agreements that our operating companies enter into for HFO and diesel are generally linked to the Platts, McGraw Hill Index.

Our Competition

Our major competitors in the Latin American and Caribbean countries in which we operate are generally the large international power utility corporations operating in these countries. Local competitors also exist in each of these countries and account for varying market shares, depending upon the country of interest. Within Israel, our major competitors are IEC, Dorad Energy Ltd., and other IPPs who, as a result of recent government initiatives encouraging investments in the Israeli power generation market, are constructing power stations with significant capacity. Some of our foreign competitors are substantially larger and have substantially greater resources than our Company.

Set forth below is a discussion of competition in certain of our markets of operation.

Peru

In Peru, power generation companies compete along a number of dimensions, including the ability to (1) source and enter into long-term PPAs with power purchases, (2) source and secure land for the development or expansion of additional power generation plants, (3) source and secure natural gas to fuel power generation stations, (4) win tenders by the Peruvian government to build cold, or other generation supply, reserve plants, and (5) maintain or increase market share in the growing Peruvian electricity market, particularly in connection with the balance of energy supply and demand within Peru. In Peru, we compete with large international and domestic generators as well as with state-owned electricity generators, although their relative weight in the market has been diminishing over time since the privatization process started in the 1990s.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Peru for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
Kallpa Generación S.A.	5,920	14.17	5,459	13.76	4,282	11.47
Edegel[1] (a subsidiary of Enel)	8,848	21.17	8,700	21.93	8,837	23.68
EnerSur S.A. (a subsidiary of GDF Suez S.A.)	7,098	16.98	7,719	19.46	5,782	15.49
ElectroPerú S.A. (a state-owned generation company)	7,041	16.85	7,272	18.33	7,352	19.70
Duke Energy Egenor S. en C. por A2 (a subsidiary of Duke Energy Corp)	2,534	6.06	2,727	6.87	3,532	9.46
Other generation companies	10,351	24.77	7,793	19.65	7,534	20.19

Total	41,792	100.0	39,670	100.0	37,319	100.0

1.	Includes Edegel and Chinango S.A.C.
2.	Includes Egenor and Termoselva S.R.L.

Israel

Until OPC commenced commercial operations in July 2013, IEC operated as the sole large-scale provider of electricity in Israel. In May 2014, Dorad Energy Ltd. became the second IPP to commence commercial operations in Israel, adding a capacity of 860 MW to the Israeli electric market. In July 2015, the first of two units of Dalia Power Energies’ power plant commenced commercial operations. Upon the COD of the second unit, which is expected to take place in the near-term, Dalia Power Energies will add 870 MW to the Israeli electric market. Several other IPPs are in the process of constructing power plants, and are expected to commence commercial operations in the coming years. As of the date of this prospectus, IEC does not publish generation and energy and capacity sales information for IPPs.

Nicaragua

The electricity market in Nicaragua is served by a variety of generation companies, including (1) ICPNH, (2) ALBA de Nicaragua, S.A. (ALBANISA), (3) PENSA Proyecto Eléctrico de Nicaragua, S.A, (4) Enel SpA and Generadora de Occidente, Ltda. ICPNH competes with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers as well as exports to SIEPAC.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Nicaragua for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
ICPNH	1,099	26.71	1,085	28.03	1,164	31.52
ALBA de Nicaragua, S.A. (ALBANISA)	745	18.11	535	13.82	646	17.49
PENSA Proyecto Eléctrico de Nicaragua, S.A.	430	10.45	424	10.95	300	8.12
Enel SpA	354	8.60	435	11.23	436	11.81
Generadora de Occidente, Ltda.	266	6.47	258	6.66	383	10.37
Other generation companies	1,220	29.65	1,134	29.29	765	20.71

Total	4,114	100.0	3,871	100.0	3,693	100.0

Guatemala

The electricity market in Guatemala is served by a variety of generation companies, including (1) PQP, (2) El Instituto Nacional de Electrificación (Inde), (3) Energías San José S.A., and (4) Duke Energy Guatemala y Cia, S.C.A. Puerto Quetzal competes with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers, as well as ancillary services to the grid. In addition, Puerto Quetzal competes directly, or through its trading arm Poliwatt Limitada, for the export of energy and capacity to various countries in SIEPAC.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Guatemala for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
PQP	490	4.67	514	5.38	577	6.41
El Instituto Nacional de Electrificación (Inde)	3,159	30.09	2,763	28.91	2,770	30.75
Energías San José, S. A.	970	9.24	916	9.58	864	9.59
Duke Energy Guatemala y CIA, S. C. A.	872	8.31	905	9.47	680	7.55
Other generation companies	5,007	47.69	4,460	46.66	4,116	45.70

Total	10,498	100.0	9,558	100.0	9,007	100.0

El Salvador

The electricity market in El Salvador is served by a variety of generation companies, including (1) Nejapa, (2) Comisión Ejecutiva Hidroeléctrica del Río Lempa, a state-owned generation company whose primary generation facilities are hydroelectric plants, (3) LaGeo S.A. de C.V., a state-owned generation company whose primary generation facilities are geothermal plants, (4) Duke Energy International, a subsidiary of Duke Energy Corp., (5) Inversiones Energéticas, S.A. de C.V., and (6) Termopuerto, S.A. de C.V. Nejapa competes with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers, as well as for exports to SIEPAC.

The following table sets forth the quantity of energy generated by each of the principal generation companies in El Salvador for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
Nejapa	376	6.08	458	7.37	561	9.00
Comisión Ejecutiva Hidroeléctrica del Río Lempa	1,718	27.76	1,790	28.81	1,847	29.61
LaGeo S.A. de C.V.	1,558	25.17	1,560	25.11	1,535	24.62
Duke Energy International	821	13.26	826	13.29	891	14.29
Inversiones Energéticas, S.A. de C.V.	574	9.27	599	9.64	677	10.86
Termopuerto, S.A. de C.V.	476	7.69	303	4.88	—	—
Other generation companies	667	10.77	677	10.90	724	11.62

Total	6,188	100.0	6,211	100.0	6,236	100.0

Panama

The electricity market in Panama is served by a variety of generation companies, including (1) Pedregal, (2) ACP, (3) AES Panamá, S.R.L, (4) Celsia SA ESP and (5) Enel Fortuna, S.A. Pedregal competes with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers, as well as for exports to SIEPAC.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Panama for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
Pedregal	405	4.40	420	4.79	385	4.58
ACP	1,029	11.18	551	6.28	518	6.18
AES Panamá, S.R.L.	1,993	21.66	2,160	24.63	2,479	29.55
Celsia SA ESP	1,565	17.00	1,750	19.95	1,508	17.97
Enel Fortuna, S.A	1,130	12.28	1,224	13.96	1,665	19.85
Other hydros	1,473	16.00	1,191	13.58	803	9.57
Other thermal	1,311	14.25	1,408	16.05	1,015	12.1
Solar & wind	189	2.05	—	—	—	—
EOR	108	1.17	68	0.78	17	0.2

Total	9,203	100.0	8,772	100.0	8,390	100.0

Bolivia

The electricity market in Bolivia is primarily served by a variety of generation companies, including COBEE, Guaracachi, Valle Hermoso and Corani. Prior to May 2010, Guaracachi was a subsidiary of Rurelec Plc, Valle Hermoso was a subsidiary of the Bolivian Generating Group, and Corani was a subsidiary of GDF Suez. In May 2010, the Bolivian government nationalized each of these generation companies and began negotiations with the owners of these generation companies with respect to the compensation to be paid for these assets. In October 2011, the Bolivian government reached compensation settlements related to the nationalization of Valle Hermoso and Corani, and in 2014, reached compensation settlements related to the nationalization of Guaracachi.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Bolivia for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
COBEE	1,086	13.86	1,160	15.17	1,158	16.69
Guaracachi	2,078	26.52	2,104	28.63	1,937	27.91
Valle Hermoso	1,457	18.59	1,318	17.94	1,272	18.33
Corani	923	11.78	930	12.66	811	11.69
Other generation companies	2,292	29.25	1,836	24.99	1,762	25.39

Total	7,837	100.0	7,348	100.0	6,939	100.0

Chile (SIC)

The electricity market in Chile is served by a variety of generation companies, including (1) Central Cardones, (2) Colmito, (3) Endesa and (4) Colbún. We compete in the SIC system, Chile’s largest power system, with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers. A transmission line is under construction to connect the SIC with SING, Chile’s second largest power system. Once completed, we also expect to compete with power plants in the SING system.

The following table sets forth the quantity of energy generated by each of the principal generation companies in SIC for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
Central Cardones	—	—	—	—	1	—
Colmito	6	0.01	46	0.09	—	—
Endesa S.A.	12,312	23.58	15,184	29.88	15,362	31.48
Colbún S.A.	12,170	23.31	10,363	20.39	10,636	21.80
AES Gener S.A.	5,296	10.14	5,420	10.67	3,638	7.46
Empresa Eléctrica Guacolda S.A.	4,889	9.36	5,115	10.06	4,422	9.06
Empresa Eléctrica Pehuenche S.A.	3,006	5.76	2,583	5.08	2,670	5.47
Other generation companies	14,531	27.83	12,109	23.83	12,067	24.73

Total	52,210	100.0	50,820	100.0	48,796	100.0

Dominican Republic

The power and electricity market in the Dominican Republic is served by a variety of generation companies, including (1) CEPP, (2) affiliates of AES Corp., which own one combined-cycle plant fueled by natural gas and two open-cycle plants fueled by natural gas, as well as equity interests in two plants fueled with coal, (3) Empresa de Generación Hidroeléctrica Dominicana, a state-owned generation company whose primary generation facilities are hydroelectric plants, (4) Empresa Generadora de Electricidad Haina, S.A., (5) Compañía de Electricidad de San Pedro de Macorís, (6) Gas Natural SDG, S.A. (Gas Natural Fenosa), (7) Transcontinental Capital Corp. (Bermuda) Ltd (Seaboard), and (8) Consorcio Laesa Ltd. CEPP competes with each of these companies for the right to supply capacity and energy to distribution companies and other unregulated customers.

The following table sets forth the quantity of energy generated by each of the principal generation companies in the Dominican Republic for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
CEPP	242	1.80	339	2.45	337	2.52
Affiliates of AES Corp.	5,443	40.40	5,075	36.62	5,045	37.75
Empresa de Generación Hidroeléctrica Dominicana	1,260	9.35	1,860	13.42	1,772	13.26
Empresa Generadora de Electricidad Haina, S.A	2,731	20.27	1,739	12.55	1,248	9.34
Compañía de Electricidad de San Pedro de Macorís	113	0.84	290	2.09	567	4.24
Gas Natural SDG, S.A. (Gas Natural Fenosa)	919	6.82	1,096	7.91	1,129	8.45
Transcontinental Capital Corp. (Bermuda) Ltd (Seaboard)	1,006	7.47	1,330	9.60	1,197	8.96
Consorcio Laesa Ltd	471	3.50	737	5.32	771	5.77
Other generation companies	1,285	9.54	1,391	10.04	1,297	9.71

Total	13,470	100.0	13,857	100.0	13,363	100.0%

Colombia

The electricity market in Colombia is served by a variety of generation companies, including (1) Surpetroil, (2) Empresas Públicas de Medellín E.S.P, (3) Emgesa S.A. E.S.P, (4) Isagen S.A. E.S.P and (5) Generadora y Comercializadora de Energía del Caribe S.A. E.S.P. Surpetroil competes with each of these companies for the right to supply energy and reliability to distribution companies and other unregulated customers.

The following table sets forth the quantity of energy generated by each of the principal generation companies in Colombia for the periods presented:

	Gross Energy Generation
	For the Year Ended December 31,
	2014		2013		2012
Company	(GWh)	Market Share (%)	(GWh)	Market Share (%)	(GWh)	Market Share (%)
Surpetroil	23	0.04	22	0.04	22	0.04
Empresas Públicas de Medellín E.S.P	13,626	21.18	14,518	23.34	17,955	29.93
Emgesa E.SP	13,691	21.28	12,877	20.70	13,921	23.21
Isagen S.A. E.SP	10,609	16.49	10,322	16.60	11,018	18.37
Generadora y Comercializadora de Energía del Caribe S.A. E.S.P.	7,508	11.67	6,834	10.99	2,232	3.77
Other generation companies	18,871	29.34	17,624	28.34	14,841	24.74

Total	64,328	100.0	62,197	100.0	59,989	100.0%

Seasonality

Within the Latin American and the Caribbean countries in which we operate, power is generally generated by hydroelectric or thermal power stations. The hydroelectric stations are an efficient source of power generation due to the cost savings of fuel associated with thermal power generation. The power generated by these hydroelectric power stations varies in accordance with the rainy seasons and rainfall patterns of each country in each year. For example, greater amounts of hydroelectric power are dispatched between November and April in Peru—the Peruvian rainy season—than between May and October, when the volumes of rainfall declines and operators have less water available for electricity generation in the reservoirs serving their plants. However, greater amounts of hydroelectric power are dispatched between May and October in El Salvador—the Salvadorian rainy season—than between November and April, when the volumes of Salvadorian rainfall declines and the hydroelectric units have less water available for electricity generation. El Salvador’s hydroelectric plant is also subject to annual variations depending on climactic conditions, such as the El Niño phenomenon. For the same reasons, the volume of power generated by thermal power stations is also variable. Furthermore, our Nicaraguan assets which rely on wind generate less volume of power during the Nicaraguan rainy season between May and October, as those months tend to experience less wind. Accordingly, our revenues are subject to seasonality, the effects of rainfall, and the type of energy generated in each country of operation (whether hydroelectric or thermal, and whether generated using natural gas, HFO or diesel). Although we act to reduce this exposure to seasonality by contracting long-term PPAs for most of our capacity, this effect cannot be completely neutralized.

Within Israel, electricity demand is sensitive to temperatures and tends to be greater in the summer season (July to August) because of the use of air conditioners and in the winter season (December to February) because of the use of heating devices, as compared with the other months of the year. As a result, the tariffs in the winter and summer seasons are higher than those in the transition seasons, making Israeli power generators, such as OPC, more profitable, generally, in the winter and summer months, as compared to other months of the year. These seasonal increases are partially offset by an increase in fuel costs during those periods. For further information on the seasonality of tariffs in Israel, see “Industry—Industry Overview—Israel.”

Property, Plants and Equipment

The following table provides certain information regarding our power plants that are owned, leased or under construction, as of December 31, 2014:

Company/Plant	Location	Installed Capacity	Fuel Type
		(MW)
Operating Companies
Peru Segment
Kallpa:
Kallpa I, II, III and IV	Chilca district, Peru	870	Natural gas (combined cycle)

Las Flores	Chilca district, Peru	193	Natural gas

Kallpa Total		1,063

Israel Segment
OPC	Mishor Rotem, Israel	440	Natural gas and diesel (combined cycle)

Central America Segment
ICPNH
Corinto	Chinandega, Nicaragua	71	HFO
Tipitapa Power	Managua, Nicaragua	51	HFO
Amayo I	Rivas, Nicaragua	40	Wind
Amayo II1	Rivas, Nicaragua	23	Wind

ICPNH Total		185

Puerto Quetzal	Escuintla, Guatemala	179	HFO

Nejapa	Nejapa, El Salvador	140	HFO

Other Segment
CEPP	Puerto Plata, Dominican Republic	67	HFO

COBEE:
Zongo Valley plants:
Zongo	Zongo Valley, Bolivia	11	Hydroelectric
Tiquimani	Zongo Valley, Bolivia	9	Hydroelectric
Botijlaca	Zongo Valley, Bolivia	7	Hydroelectric
Cutichucho	Zongo Valley, Bolivia	23	Hydroelectric
Santa Rosa	Zongo Valley, Bolivia	18	Hydroelectric
Sainani[2]	Zongo Valley, Bolivia	10	Hydroelectric
Chururaqui	Zongo Valley, Bolivia	25	Hydroelectric
Harca	Zongo Valley, Bolivia	26	Hydroelectric
Cahua	Zongo Valley, Bolivia	28	Hydroelectric
Huaji	Zongo Valley, Bolivia	30	Hydroelectric

		187

Miguillas Valley plants:
Miguillas	Miguillas Valley, Bolivia	4	Hydroelectric
Angostura	Miguillas Valley, Bolivia	6	Hydroelectric
Choquetanga	Miguillas Valley, Bolivia	6	Hydroelectric
Carabuco	Miguillas Valley, Bolivia	6	Hydroelectric

		22

El Alto-Kenko	La Paz, Bolivia	19	Natural gas

COBEE Total		228

Central Cardones	Copiapó, Chile	153	Diesel

Colmito	Concón, Chile	58	Natural gas and diesel

JPPC	Kingston, Jamaica	60	HFO

Surpetroil
La Hocha	Huila, Colombia	3	Natural gas
Purificación	Tolima, Colombia	10	Natural gas
Entrerios	Casanare, Colombia	2	Natural gas

Surpetroil Total		15

Company/Plant	Location	Installed Capacity	Fuel Type
		(MW)

Assets in Advanced Stages of Construction

CDA	Huancavelica, Peru	510	Hydroelectric
Samay I	Mollendo, Peru	600	Diesel and natural gas
Kanan	Colon, Panama	92	HFO

1.	Plant is out of service due to damage sustained as a result of landslides in March 2014. Plant is expected to be operational by the end of 2015.
2.	Wind farm complex sustained damage in December 2014 in connection with a blackout in the National Interconnection System, which left one wind turbine collapsed and another two wind turbines with severe damage. The three damaged turbines, which represent 10% of all of our installed capacity at our Amayo I and II plants, are in the process of being replaced, and are expected to be operational by the end of 2015. Between the contracted operator and our insurance provider, we expect that there will be sufficient funds to cover the replacement and business interruption costs resulting from the damaged turbines.

In addition, Cenérgica owns three fuel storage tanks with an aggregate capacity of 240,000 barrels and maintains a fuel depot and marine terminal located on a 6.5 hectare site that we lease in Acajutla, El Salvador.

We lease our principal executive offices in Lima, Peru and various other office space in the markets that we serve. We own all of our production facilities, other than the Kallpa I, Kallpa II, Kallpa III and Las Flores plants. We lease the Kallpa I, Kallpa II and Kallpa III and Las Flores plants under capital leases as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tabular Disclosure of Contractual Obligations—Material Indebtedness—Kallpa Leases.”

We believe that all of our production facilities are in good operating condition. We believe that we have satisfactory title to our plants and facilities in accordance with standards generally accepted in the electric power industry. As of March 31, 2015 and December 31, 2014, the consolidated net book value of our property, plant and equipment was $2,633 million and $2,515 million, respectively.

Maintenance and Spare Parts

Our operating subsidiaries regularly perform comprehensive maintenance on their facilities, including maintenance to turbines, engines, generators, transformers, the balance of plant and substations, as well as civil works maintenance. Maintenance is typically performed according to a predefined schedule at fixed intervals, based on running hours or otherwise according to manufacturer or engineering specifications. Maintenance is either performed by our trained employees, or is outsourced to third party contractors. In some cases, our operating subsidiaries have entered into long-term service agreements for their maintenance.

Each of our operating subsidiaries have arrangements to obtain spare parts, as necessary. Our operating subsidiaries generally purchase their spare parts from the OEMs, as well as from other suppliers. In some cases, our operating subsidiaries have entered into long-term supply contracts for spare parts.

Insurance

We carry insurance for our plants against material damage and consequent business interruption through comprehensive “all-risks” insurance policies. These all-risk insurance policies provide for total replacement values of $2.4 billion for property damage and $651 million for business interruption and are renewed annually. This insurance coverage is underwritten by some of the largest international reinsurance companies, including Mapfre S.A., Munich Re, Zurich Insurance Group Ltd, ACE Limited, American International Group, Inc., Allianz SE and Swiss Re Ltd among others.

The material damage insurance for our operations provides insurance coverage for losses due to accidents resulting from fire, explosion and machinery breakdown, among others. This coverage has a maximum indemnification limit of $600 million per event (combined material damage and business interruption coverage). These policies have deductibles of up to $2 million, depending on the plant.

The business interruption coverage under each of these policies provides insurance for losses resulting from interruptions due to any material damage covered by the policy. The losses are covered until the plant production is fully re-established, with maximum indemnity periods ranging from 12 to 30 months.

We carry insurance for CDA to protect us against certain risks associated with this project. We carry a (1) construction all-risk policy with a limit of $679 million, (2) consequent delay in start-up policy with a limit of $180 million with a 24-month indemnity period, and (3) third-party liability policy with a limit of $25 million.

We carry insurance for Samay I to protect us against certain risks associated with this project. We carry a (1) construction all-risk policy with a limit of $320 million, (2) consequent delay in start-up policy with a limit of $86 million with a 18-month indemnity period, and (3) third-party liability policy with a limit of $40 million.

We do not anticipate having any difficulties in renewing any of our insurance policies and believe that our insurance coverage is reasonable in amount and consistent with industry standards applicable to energy generation companies operating in our markets.

Employees

As of December 31, 2014, we had a total of 1,235 employees. All of our employees are employed on a full-time basis, and are usually divided into one of the following functions: plant operation and maintenance, administrative support, corporate management, budget and finance, legal and project management.

The table below sets forth our breakdown of employees by main category of activity and by segment as of the dates indicated:

	As of December 31,
	2014	2013	2012
Number of employees by category of activity:
Plant operation and maintenance	842	445	367
Administrative support	310	159	139
Corporate management, budget and finance	33	23	21
Other, including project management	50	32	52

Total	1,235	659	579

Number of employees by segment:
Peru	182	149	134
Israel	61	58	39
Central America	443	127	129
Other	549	325	277

Total	1,235	659	579

We do not employ a material number of temporary employees.

As of December 31, 2014, approximately 17% of our employees were unionized, representing a significant portion of our employees in Israel, Bolivia and Jamaica. As of December 31, 2014, approximately 51% of OPC’s employees were represented by Histadrut Labor Federation, the general federation of labor in Israel, approximately 75% of COBEE’s employees were represented by the Sindicato Unico de Trabajadores de Luz y Fuerza COBEE and approximately 23% of JPPC’s employees were represented by Union of Technical Administrative and Supervisory Personnel. We negotiate a collective bargaining with each union on an annual basis. In June 2015, COBEE’s facilities in Bolivia experienced a brief strike, which did not result in a work stoppage and did not have a material effect on our operations.

As our operations are subject to various hazards, our management places a high priority on, and closely monitors, the health and safety of our employees. We have installed policies, procedures and training programs to reduce workplace accidents at each of our operating companies.

Additionally, we have a competitive compensation structure for our employees and the managers of each of our operating subsidiaries. Compensation for such managers typically consists of a base salary, as well as a year-end bonus, which is based on the personal performance of the manager and the performance of the relevant operating subsidiary.

Shareholders’ Agreements

We hold a majority stake in most of our operating companies—Kallpa, OPC, CEPP, Central Cardones, Surpetroil, Corinto, Tipitapa Power, Amayo I, Amayo II, CDA, and Samay I—and a non-controlling interest in Pedregal. The operations of these companies are subject to shareholders’ and/or member agreements. Although the terms of each of these shareholder and member agreements vary, they generally provide, in certain circumstances and subject to certain conditions: (1) each shareholder with the right to elect a specified number of directors and/or appoint specified executive officers; (2) for the distribution of dividends in proportion to each shareholder’s equity interest; (3) the minority shareholder with veto rights with respect to significant corporate actions (e.g., mergers, share issuances, the amendment of governing documents, and the entry into PPAs or other contracts in excess of a specified value) and certain approval protocol with respect to the budget of the relevant company; (4) each party with a right of first refusal with respect to any potential sale of equity interests in the relevant company; and (5) specifications of additional equity contributions, if any.

Additionally, we and Energía del Pacífico, the minority shareholder in each of Kallpa, Samay I, and CDA, have agreed we will each submit projects related to generation or transmission of energy in Peru to Kallpa and will not develop such projects other than through Kallpa. Similarly, we have provided tag-along rights to Yesid Gasca Duran, the minority shareholder in Surpetroil with respect to any new projects which we may develop or acquire in Colombia.

Legal Proceedings

Set forth below is a discussion of a significant legal proceeding to which our subsidiary is party. As of the date of this prospectus, we are not party to any additional significant legal proceedings.

Kallpa—Import Tax Assessments

Since 2010, SUNAT has issued tax assessments to Kallpa and its lenders (as lessors under the Kallpa leases) for payment of import taxes allegedly owed by Kallpa and its lenders in connection with the engineering services related to the EPC contractors of Kallpa I, II, III and IV. The assessments were made on the basis that Kallpa and its lenders did not include the value of the engineering services rendered by the contractor of the relevant project in the tax base of the imported equipment for the import taxes. Kallpa disagrees with these tax assessments on the grounds that the engineering services rendered to design and build the power plant are not part of the imported goods but a separate service for which Kallpa paid its corresponding taxes. Kallpa and its lenders disputed the tax assessments before SUNAT and, after SUNAT confirmed the assessments, appealed before the Peruvian Tax Administrative Court, or the Tribunal Fiscal, except for the assessment of Kallpa IV, for which SUNAT has not yet rendered a decision.

In January 2015, Kallpa and its lenders were notified that the Tribunal Fiscal had rejected their appeal in respect of the Kallpa I assessment. Kallpa and its lenders disagreed with the Tribunal Fiscal’s decision and challenged this decision in the Peruvian courts. In order to challenge the Kallpa I ruling, Kallpa and its lenders were required to pay the tax assessment of Kallpa I in the aggregate amount of approximately $12.3 million, which amount consists of the tax assessment for Kallpa I, plus related interest and fines. In April 2015, Kallpa and its lenders made the final payment (under protest) regarding Kallpa I’s tax assessment in order to appeal the administrative ruling of the Tribunal Fiscal in the judicial system. Kallpa has reimbursed the lenders for each of the amounts due under the terms and conditions set forth in the operation agreement dated July 31, 2008, as amended, by and among Citibank del Perú S.A., Citileasing S.A., Banco de Crédito del Perú, Scotiabank Perú, and Kallpa. To the extent that the appeal is successful, Kallpa and its lenders will be entitled to seek the return of the amounts paid to SUNAT. A decision of the Tribunal Fiscal of the appeals in respect of the Kallpa II and III assessments is still pending.

As of February 2015, the total amount of import taxes claimed by SUNAT against Kallpa and its lenders in connection with the importation of equipment related to the Kallpa II, III and IV projects, equals approximately $22.2 million, including penalties, interest and fines in the amount of $17.9 million. For further information on these proceedings, see “Business—Legal Proceedings—Kallpa—Import Tax Assessments.”

Regulatory, Environmental and Compliance Matters

In Latin America, Central America and the Caribbean, where we primarily operate, the electricity market allows for sale and delivery of power from power generators (private or government owned) to distribution companies (private or government owned) and to industrial (i.e., unregulated) consumers. In these countries there is typically structural segregation of power generation companies and transmission and distribution companies. In most of these countries there is a government-owned power grid and transmission services are provided on open access basis, i.e. the transmission company must transmit power through the grid and in exchange, charges a transmission rate set by the supervisory authority or based on a competitive proceeding or regulated tariff. Whereas in these markets private and government-owned entities compete for power generation, its transmission and distribution are conducted subject to exclusive franchises; therefore, the transmission and distribution operations are regulated in markets in which we operate.

In these countries, delivery and sale of power is subject to a regulatory regime (typical of privatized electricity markets) which includes supervision by an independent supervisory entity for the electricity market. For further information on the regulatory risks related our operations, see “Risk Factors—Risks Related to Government Regulation—Our equipment, facilities and operations are subject to numerous environmental, health and safety laws and regulations.”

Regulation of the Peruvian Electricity Sector

In Peru, power is generated by companies which primarily operate hydroelectric and natural gas based power stations. The general electricity laws in Peru form the statutory framework governing the electricity market in Peru and cover, among other things:

•	generation, transmission, and distribution and trading of electricity;

•	operation of the energy market; and

•	generation prices, capacity prices and other tariffs.

All entities that generate, transmit or distribute power to third parties in Peru operate subject to the general electricity laws in Peru. Power generating companies in Peru, such as Kallpa, are impacted by, among other things, regulation applicable to transmission and distribution companies.

Although significant private investment has been made in the electricity market in Peru and independent supervisory entities have been created to supervise and regulate the electricity market, the State of Peru has remained, in actual fact, in the role of supervisor and regulator. In addition, the State of Peru owns multiple power generation and distribution companies in Peru, although their market participation has diminished over time and face significant legal restrictions to engage in new projects or investments.

Regulatory Entities

There are five entities in charge of regulation, operation and supervision of the electricity market in Peru in general, and of our operations in Peru, in particular:

MINEM—The Ministry of Energy and Mines, responsible for:

(a) setting national energy policy; (b) proposing and adopting laws and regulations to supervise the energy sector; (c) controlling expansion plans for SEIN; (d) approving proposed expansion plans by COES; (e) promoting scientific research and investment in energy; and (f) granting concessions or authorizations, as applicable, to entities to operate in power generation, transmission or distribution in Peru.

OSINERGMIN—the Supervisor Body of Investment in Energy and Mining is an independent governmental regulatory agency responsible, among other things, for:

(a) supervising compliance of different entities with laws and regulations concerning power generation, transmission, distribution and trading; (b) setting transmission (electricity and natural gas) and distribution (electricity and natural gas) tariffs; (c) setting and enforcing price levels in the electricity market in Peru and setting tariffs for customers subject to regulated tariffs; (d) imposing fines and compensations for violations of the laws and regulations; (e) handling claims made by, against or between consumers and players in the electricity market; (f) supervising public tenders with regard to PPAs between generation companies and distribution companies for the supply to regulated consumers; and (g) supervising operations of COES.

Generation tariffs for the sale of energy by generation companies to distribution companies are generally determined based on tenders where OSINERGMIN sets a cap price that is not disclosed to participants except when the respective bid is unsuccessful because no party has made an offer below such price cap. In addition, OSINERGMIN annually specifies energy prices, known as the regulated tariff, which is used by market participants only in exceptional situations, as most of the PPAs with distribution companies are based on the results of the tenders. OSINERGMIN also determines the annual capacity prices used in agreements between generation companies and distribution companies, as well as in the spot market.

COES—the Committee for the Economic Operation of the System is an independent private entity composed of qualified participants undertaking activities in the SEIN (i.e., electric power generators, transmission companies, distributors and major non regulated users) which is responsible, among others, for:

(a) planning and co-ordination of the power generation system for all power generation and transmission units, in order to ensure reliable generation at minimum cost; (b) setting spot market prices based on marginal cost; (c) managing the clearing house of the spot market transactions between generation companies (excess and shortage of actual generation vs. demand pursuant to PPAs); (d) allocating firm capacity and firm energy to generation units; (e) submitting proposals to OSINERGMIN for issuing regulatory standards, including technical standards and procedures used as guidelines for carrying out COES directives; (f) determining on a monthly basis the amounts owed between generators as consideration for energy injected into the grid and for ancillary services; and (g) proposing expansion plans for the transmission grid.

INDECOPI—the Antitrust and Intellectual Property Authority in Peru.

OEFA—the governmental body responsible for the power stations compliance with the environmental regulations.

Generation Companies

Since 1992, the Peruvian market has been operating based upon a “marginal generation cost” system. As mentioned before, such system is embedded in the general electricity laws of Peru and is administrated by COES. In such capacity the COES has as its main mandate to satisfy all the demand of electricity at any given time (i.e., periods of 15 minutes each) with the most efficient generation assets available at such time, independently of contractual arrangements between generators and their clients. For such purpose, the COES determines which generation facilities will be in operation at any given time with the objective of minimizing the overall system energy cost. Energy units are dispatched (i.e., ordered by the COES to inject energy into the system) on a real-time basis; units with lower variable generation costs are dispatched first and other less efficient generation units will be ordered to dispatch until the electricity demand is satisfied.

The variable cost for the most expensive generation unit dispatching in each 15-minute time period determines the spot price of electricity in said time period. Generally, the variable cost used for dispatch is audited by the COES, based on actual fuel costs, the plant efficiency, and variable maintenance costs. However, as natural gas supply and transportation contracts contain high levels of take-or-pay, the calculation of variable costs for these units is not straightforward. As a result, generators with power plants utilizing natural gas are allowed to declare the variable cost of their plants once a year and such declared cost may differ from the actual cost of such plant and this declaration will be the variable cost applicable for dispatch purposes for the next 12 months, being the declared cost part of the commercial strategy of the corresponding generator.

The spot market price is determined by the COES and is the price at which generation companies sell or buy power on the spot market during each 15-minute period. All injections and withdrawals of electricity are valued at the spot market price of the 15-minute period when they are made. Any generation companies with excess generation over energy sold pursuant to PPAs in each 15-minute interval, sell their excess energy at spot prices to generation companies with lower generation than their contractual obligations under PPAs for that time period. COES defines, on a monthly basis, the amounts that are owed by each generator with a net “buyer” position to generators with a net “seller” position. Generators with a net seller position directly invoice and collect from generators with a net buyer position the amounts liquidated by COES, respectively, not being COES involved in the payment procedure or providing any form of payment guarantee. As of the date of this prospectus, distribution companies and regulated consumers cannot purchase power off the grid at spot prices, but rather must contract agreements with power generation companies or – for smaller consumers – with distribution companies, which means that spot transactions are a zero-sum between generators.

Power generation companies are also paid capacity fees by SEIN, based on their firm capacity and other variables. Capacity transactions are subject to Law 25844. This law stipulates a methodology for calculating the capacity payments for each generation unit. Firm capacity calculation varies by type of technology, but is principally based upon the unit’s effective capacity and its ability to supply energy continuously during the peak hours of the dry season, and also taking into consideration the historic availability statistics of the unit. Capacity payments are based primarily upon the unit’s firm capacity and the regulated capacity price, but it is also affected by other variables, such as the expected supply-demand balance, the approved reserve margin, and the merit order of the generation unit. PPAs are commercial agreements, independent of actual allocation of generation or actual provision of availability. Generation companies that generate over any 15-minute period insufficient energy to satisfy the supply obligations under their PPAs purchase in the spot market the energy required to satisfy such supply obligations, based on COES procedures, from other generation companies with excess generation or availability during any such period. The energy price for those transactions is the spot price, and the capacity price is regulated and set by OSINERGMIN. Due to short term constraints in the gas supply and power transmission systems, which were generating distorting price signals in the spot market, the Government of Peru issued Emergency Decree 049-2008, extended by Emergency Decree 079-2010 and Law 30116. Pursuant to this decree, COES is required to simulate energy spot prices without accounting for limitations due to shortage in supply and transportation of natural gas and for limitations on the transmission system. The latter scheme caps spot prices at a maximum amount of S/. 0.3135 per megawatt hour. Generation companies with units that are called to dispatch that have a variable cost higher than the spot price determined pursuant to the referenced emergency decree are compensated for the difference in their cost by transmission surcharges imposed on all end consumers of the SEIN (i.e., regulated and non-regulated customers) and collected by distribution companies. As of the date of this prospectus, the aforementioned government decree will be in force until December 2016.

Emergency decrees are legislative statutes that are exceptionally issued by the Executive branch of the Government of Peru which can only be issued on circumstances and in areas specified in the Peruvian Constitution and are effective for a limited time period.

Sales of electricity under PPAs are not regulated unless they involve sales to distribution companies for resale to regulated customers. The latter PPAs are subject to price caps set by OSINERGMIN prior to the corresponding public bidding process where generators submit their bids. Generation and distribution companies may also enter into contracts resulting from a direct negotiation and not a bidding process, but only when the regulated tariff approved by OSINERGMIN is applicable. As with capacity transactions under PPAs, the financial settlement of energy transactions under PPAs is independent of the actual dispatch of energy by any particular generation unit. Generators accrue receivables from the counterparties to their PPAs based on the contract price in their PPAs and the amount of energy delivered from the SEIN, irrespective of the amount of energy that was produced by the generator counterparty to the PPA. The COES’s dispatch of generation units in the SEIN is designed to satisfy the demand of electricity of the SEIN at any given time in the most efficient manner possible and the COES is not under any obligation to dispatch a particular generation unit to fulfill a generator’s PPA commitments.

The general electricity laws of Peru require generators with an installed capacity in excess of 500 kW that use renewable energy sources to obtain a definitive generation concession, and generators with an installed capacity in excess of 500 kW that use thermal energy sources to obtain a generation authorization. A concession for electricity generation activity is granted by the State of Peru acting through the MINEM and embedded in an agreement between the generator and the MINEM, while an authorization is merely a unilateral permit granted by the MINEM. Authorizations and concessions are granted by the MINEM for an unlimited period of time and their termination, respectively, is subject to the same considerations and requirements under the procedures set forth in the Law 25844 and related regulations.

The definitive concession allows its titleholder to use public lands and infrastructure, and obtain easements imposed by the MINEM (in lieu of easements agreed with the owner of the affected land plots) for the construction and operation of generation plants, substations or transmission lines and distribution networks, as applicable. The definitive concession is granted by a supreme resolution issued by the MINEM and signed by the President of Peru and the Minister of Energy and Mines. However, definitive concessions for generation with renewable energy sources, with an installed capacity equal to or less than 20 MW are granted by a ministerial resolution, which can be obtained faster because it is signed only by the MINEM. Also, definitive concessions for generation with renewable energy sources, with an installed capacity equal to or less than 10 MW are granted by resolution of the Energy and Mines Regional Directorate (Dirección Regional de Energía y Minas) of the corresponding regional government. In all cases a definitive concession involves the execution of a concession agreement under the form of a public deed. The concession agreement is based on a standard form and is recorded in the public registries.

Under the general electricity laws in Peru, the titleholders of authorizations have most of the rights and benefits of concessionaires and have basically, the same obligations than concessionaires.

Definitive concessions and authorizations may be terminated by relinquishment or breach upon the occurrence of certain termination events set forth in Law 25844 and upon completion of a procedure regulated by the general electricity laws in Peru. Termination events include: (i) failure to provide evidence of registration of the concession agreement in the public registry within the term of twenty business days following such registration; (ii) non-compliance with the schedule for completion of the project included in the concession agreement, unless otherwise authorized by the MINEM due to force majeure; (iii) failure to operate for at least 876 hours during a calendar year, without justified cause; and (iv) failure by the concessionaire, after being penalized, to operate the facilities in accordance with COES’ operative regulations, unless otherwise authorized by the MINEM by justified reasons. The termination procedure for breach of the project schedule may be suspended by the concessionaire upon delivery of a new project schedule that is guaranteed with a performance bond, thereby providing a mechanism that in practice substantially reduces the risk of termination for such cause.

Without prejudice to the above, Law 25844 provides that if the State of Peru declares the termination of a definitive concession for a reason different from those mentioned above (i.e., termination at will), the concessionaire shall be indemnified at the present value of the net cash flow of future funds generated by the concession’s activities, using the discount rate set forth in article 79 of such law (12% on an annual basis). As of the date of this prospectus, we believe no concession has been terminated by the Government of Peru invoking its authority to terminate at will.

Termination of a definitive concession is declared by a supreme resolution issued by MINEM. In such case, MINEM shall ensure the continuity of the operation of the generation plant by appointing a temporary administrator of the assets (intervención), until the concession is transferred to a new concessionaire. MINEM shall appoint a consultant to make a valuation of the concession and its assets, elaborate the corresponding bidding rules and organize a tender procedure. MINEM shall award the definitive concession to the best bid offered. The product of the tender shall be used to pay the costs of the temporary administration, the costs of the tender procedure, and any balance shall be allocated in favor of the former concessionaire. The procedure for termination of an authorization is similar to that of a concession. We believe that no definitive concession or authorization of a project that actually started construction or operation has been terminated, as of the date of this prospectus.

Transmission Companies

Transmission in the SEIN grid is operated by the individual companies that conform the transmission system and is centrally coordinated by COES. Expansion plans for the transmission grid are proposed by COES to MINEM for final approval; prior to executing the COES expansion plan, the Government of Peru prepares the transmission plan. Transmission companies who wish to participate in construction of the transmission system specified in the expansion plan are required to submit their bid for a tender organized by the Peruvian Agency for the Promotion of Private Investments (ProInversión). The transmission company awarded the tender may operate the line over the term of its concession (usually 30 years) and would be eligible to receive tariff payments paid by all the final users in the SEIN, as specified in the tender document and incorporated into its concession contract. The group of transmission lines created pursuant to such tenders after 2006 are known as “guaranteed transmission lines.” Transmission lines not included in plans such as the aforementioned, independently constructed by transmission companies after 2006, are known as “complementary transmission lines”; tariffs for use of these lines are determined by OSINERGMIN and are paid based upon actual use.

Transmission lines created prior to 2006 are categorized into two groups. Transmission lines available for use by all generation companies are categorized as principal transmission lines; transmission lines only used by specific generation or distribution companies and only available to these generation companies are categorized as secondary transmission lines. Both the Kallpa and Las Flores facilities transmit the power generated by their plants through secondary transmission lines built prior to 2006, which then connect to primary and guaranteed transmission lines.

Distribution Companies

According to the general electricity laws in Peru, distribution companies are required to provide energy to regulated customers at regulated prices. Distribution companies may also provide energy to customers not subject to regulated prices—pursuant to PPAs. As of the date of this prospectus, the only private distribution companies holding a distribution concession are: Luz del Sur, Edelnor, Edecañete, Electro Dunas and Coelvisac. These five companies distributed 73% of all energy distributed by distribution companies in Peru in 2014. The remainder of power is sold by Government-owned entities.

Prior to July 2006, pricing in all contracts between generation companies and distribution companies with respect to sale of power to end customers at regulated prices, included energy tariffs composed of payment for capacity, energy and transmission, as determined by OSINERGMIN. Distribution companies sell energy on the regulated market at cost plus an additional distribution charge known as VAD. After July 2006, most of the agreements result from tenders in which generation companies bid prices. Bid prices include payment for capacity and energy.

The energy purchased by distribution companies from generation companies at regulated prices pursuant to old PPAs accounted for less than 56% of total purchasing in 2014—and is expected to decrease in coming years.

Since July 2006, pursuant to Law 28832, contracts to sell energy to distribution companies for resale to regulated customers may be made at fixed prices based on public bids of generation companies or at regulated prices set by the OSINERGMIN. After the bidding process is concluded, a distribution company will be entitled to purchase energy from the winning bidder at the bid price for the life of the relevant PPA. The prices obtained through the public bid process are subject to a maximum energy price set by the OSINERGMIN prior to bidding. If all the bids are higher than the price set by the OSINERGMIN, the public bids are disregarded and no PPA will be awarded. The process may be repeated until the prices that are offered are below the cap set by the OSINERGMIN for each process.

Regulated tariffs are annually set by OSINERGMIN through a public procedure conducted by the Adjunct Manager´s Office for Tariff Regulation (Gerencia Adjunta de Regulación Tarifaria) and are effective from the month of May of each year. During this process, the OSINERGMIN will take into account a proposal delivered by the COES.

The price components of the regulated tariffs are: (i) the regulated price of energy; (ii) the capacity price in peak hours; and, (iii) the transmission toll, and are calculated considering the following:

•	a projection of demand for the next 24 months, considering generation and transmission facilities scheduled to start operations during such period. The projection assumes, as a constant, the cross-border (i.e., Ecuador) supply and demand based on historical data of transactions in the last year;

•	an operations program that minimizes the operation and rationing costs for the period taking into account the hydrology, reservoirs, fuel costs and a rate of return (Tasa de Actualización) of 12% annual. The evaluation period includes a projection of the next 24 months and the 12 months precedent to March 31 of each year considering historic data;

•	a forecast of the short-term marginal costs of the expected operations program, adapted to the hourly blocks (bloques horarios) established by OSINERGMIN;

•	determination of the basic price of energy (precio básico de la energía) for the hourly blocks of the evaluation period, as a weighted average of the marginal costs previously calculated and the electricity demand, updated to March 31 of the corresponding year;

•	determination of the most efficient type of generation unit to supply additional power to the system during the hour of maximum peak demand during the year (demanda máxima anual) and the annual investment costs, considering a rate of return of 12% on an annual basis;

•	the base price of capacity in peak hours (precio básico de la potencia de punta) is determined following the procedure established in the general electric laws of Peru, considering as a cap the annual investment costs (which include connection and operation and maintenance costs). An additional margin to the basic price shall be included if the reserve of the system is insufficient;

•	calculation of the nodal factors of energy (factores nodales de energía) for each bar of the system. The factor shall be equal to 1.00 for the bar where the basic price is set;

•	the capacity price in peak hours (precio de la potencia de punta en barra) is calculated for each bar of the system, adding to the basic price of capacity in peak hours the unit values of the Transmission Toll and the Connection Toll referred to in Article 60 of Law 25844; and

•	the bus bar price of energy (precio de energía en barra) is calculated for each bar of the system, multiplying the nodal basic price of energy (precio básico de la energía nodal) of each hourly block by the respective nodal factor of energy.

Peruvian Energy Policy 2010-2040

The Energy Policy 2010-2040 was approved by Supreme Decree 064-2010-EM. By this document, the Peruvian Government set forth the following objectives in order to improve the energy market:

•	develop a diversified energy matrix, based on renewable energy resources and efficiency. The government, among other measures, will prioritize the development of efficient hydroelectric projects for electricity generation;

•	competitive energy supply. One of the main guidelines is to promote private investment in energy projects. The Government of Peru has a subsidiary role in the economy as mandated by the Peruvian Constitution;

•	universal access to energy supply. Among other guidelines, the Government of Peru shall develop plans to ensure the supply of power and hydrocarbons;

•	promote a more efficient supply chain and efficient energy use. Comprises promoting the automation of the energy market through technological repowering;

•	achieve energy self-sufficiency. For such purpose, the Peruvian Government will promote the use of energy resources located in the country;

•	develop an energy sector with minimal environmental impact and low carbon in a sustainable development framework. Promote the use of renewable energy and eco-friendly technologies that avoid environmental damage and promote obtaining Certified Emission Reductions, or CERs, by the energy projects developed;

•	strengthen the institutional framework of the energy sector. Maintain a legal stability intended to promote development of the sector in the long term. Likewise, simplification and optimization of administrative and institutional structure of the sector will be promoted;

•	regional market integration for a long-term development. Regional interconnection agreements will permit the development of infrastructure for energy uses; and

•	developing the natural gas industry and its use in household activities, transportation, commerce and industry as well as efficient power generation.

Regulation of the Nicaraguan Electricity Sector

The electricity market in Nicaragua is subject to the Electrical Industry Law and regulations based thereupon, which apply to the electricity sector and the wholesale power market. The Electrical Industry Law is subject to supervision by local authorities.

The regulation of the Nicaraguan electricity market governs three sectors of the electricity market, which are vertically unbundled: generation, transmission and distribution. Units which use renewable resources, such as wind, geothermal and biomass, are dispatched with priority over thermal units. Transmission is administered by a government-owned company and distribution is carried out by a sole private company, which is subject to regulated prices.

The power pricing mechanism in Nicaragua is based on a free market where generation companies compete for dispatch, and the spot price is determined on an hourly basis, based on marginal cost and considering the last unit dispatched in such hour. All power generation companies are required to obtain a license from the Ministry of Energy and Mines for the right to generate and sell power to the national grid. Generation companies can sell energy to distribution companies or to non-regulated clients.

Regulation of the Salvadorian Electricity Sector

Through July 2011, the electricity market in El Salvador was based on purchase and sale of power by competitive price tenders by generation companies. In August 2011, the electricity market in El Salvador was re-structured and is now essentially similar to electricity markets in other Latin American countries in which we operate. Currently, generation units are dispatched based on the variable cost thereof, and prices are determined by the variable cost of the most expensive unit operating. Due to this change, local distribution companies have issued a first tender for purchase of power over a 2-3 year term. In conjunction with this tender, Nejapa was awarded a contract to provide 71 MW over a four to five years term, through January 2018 and a 39 MW PPA over a 4 year period until July 2017.

Regulation of the Bolivian Electricity Sector

The electricity market in Bolivia is subject to Bolivia’s Electricity Act and regulations based there upon, which apply to the electricity sector and the wholesale power market in Bolivia and which is subject to supervision by local authorities. The power pricing system in Bolivia is based on a free market where generation companies compete for dispatch of their generation units, and the spot price is determined based on marginal cost (similar to Peru), with free access to transmission and distribution systems. However, major customers purchase power at regulated tariffs. The price for energy and power generation in this country is based on marginal cost. According to Bolivia’s 2009 constitution, all power generation companies in Bolivia are required to obtain a license from the relevant authority for the right to generate and sell power on the national grid. As of the date of this prospectus, COBEE operates in accordance with the interim licenses awarded to it. There is no certainty that we will obtain the necessary permanent licenses.

In December 2011, the Bolivian government amended the applicable law to prohibit generation companies from entering into new PPAs. For further information on the risks related the potential nationalization of our assets in Bolivia, see “Risk Factors—Risks Related to Our Business—The Government of Bolivia has nationalized energy industry assets, and our remaining operations in Bolivia may also be nationalized.”

Regulation of the Chilean Electricity Sector

The electricity market in Chile consists of three sectors: generation, transmission and distribution. Power generation is open to competition, whereas transmission and distribution are conducted by monopolies subject to regulated prices.

The electricity market in Chile uses the marginal generation cost method to determine the sequence of dispatch of power stations, thereby ensuring that demand for power is satisfied at the minimum system cost. This method, launched in 1982, is now used in many countries.

Chile has four power systems, of which two of these are its major systems. The largest system is the SIC, with capacity of 15,181 MW, primarily consisting of hydro-electric, coal-based power stations and dual power stations using natural gas (imported as liquid natural gas) or diesel. SIC serves over 90% of the Chilean population.

The second largest system is the SING, with capacity of 4,970 MW. SING covers a 700 kilometer stretch of Chile’s northern coast line. SING serves 6% of Chile’s population and is a major power supplier for the country’s copper mining industry.

The two other power systems located in the south of Chile are relatively smaller.

Central Cardones and Colmito are part of the SIC power grid. The National Energy Commission (Comisión Nacional de Energía) is an independent government regulator which determines distribution tariffs, among other things. Prices used by generation companies to sell power to distribution companies for regulated customers (those customers who consume up to 2 MW) are determined by regulated tenders. Power prices for non-regulated customers are determined by direct negotiations and by tenders, with no intervention by government entities. Tariffs for expansion of the transmission system are determined by international tenders.

Regulation of the Dominican Republic Electricity Sector

The regulatory framework of the electricity sectors in the Dominican Republic is essentially similar to the one in Peru. Power generation in the Dominican Republic is based on free competition among private and government-owned generation companies, whereas the transmission and distribution grid is controlled by government-owned companies. The main source of revenues for generation companies is direct energy sale to distribution companies and from sale of energy and availability on the spot market.

The large-scale theft of power from the grid is prevalent in the Dominician Republic. Since generation and distribution companies do not pass through the cost associated with such theft to consumers the government must provide significant subsidies to these companies.

Regulation of the Colombian Electricity Sector

Since 1994, the electricity sector in Colombia has allowed private companies to participate in the different types of businesses in the industry chain. The different activities of the electricity sector are governed by Law 142 of 1994, or the Public Service Code and Law 143 of 1994, or the Electricity Code. The industry’s activities are also governed by the regulations and technical standards issued by the CREG. The wholesale energy market began operating in July 2005, and since then generating companies must submit price bids and report the quantity of energy available on a daily basis in a competitive environment.

The Colombian Electricity Act regulates the generation, trading, transmission and distribution of electricity. Under the law, any company, domestic or foreign, may undertake any of these activities. New companies, however, must engage exclusively in one of these activities. Trading can be combined with either generation or distribution. The system formed by generation plants, the interconnected grid, regional transmission lines, distribution lines and consumer loads is referred to as the SIN. Utility companies are required to ensure continuous and efficient service, facilitate the access of low-income users through subsidies granted by the government, inform users regarding efficient and safe use of services, protect the environment, allow access and interconnection to other public service companies and large customers, cooperate with the authorities in the event of an emergency to prevent damage to users and report to the authority any commercial start-up of operations.

The Colombian electricity market includes two types of customers: unregulated and regulated. Unregulated customers (those who consume a minimum of 100 kWh or 55,000 kWh per month) can negotiate freely with generation companies, distribution companies or traders. Regulated customers (all other customers) must purchase energy through public bids and establish bilateral two-party agreements, which normally last from one to five years.

The maximum market share for generators is limited by law. The limit for generators is 25.0% of firm energy. Firm energy refers to the maximum electric energy that a generation plant is able to deliver on a continuous basis during a year in extremely dry conditions, such as in the case of the “El Niño” phenomenon.

Such limits are applied to economic groups, including companies that are controlled by, or under common control with, other companies. In addition, generators may not own more than a 25% interest in a distributor, and vice versa. However, this limitation only applies to individual companies and does not preclude cross-ownership by companies of the same corporate group.

A generator, distributor, trader or an integrated company, i.e., a firm combining generation, transmission and distribution activities, cannot own more than 15.0% of the equity in a transmission company if the latter represents more than 2.0% of the national transmission business in terms of revenues. A distribution company can own more than 25.0% of an integrated company’s equity if the market share of the integrated company is less than 2% of national generation revenues. Any company created before enactment of the Electricity Code is prohibited from merging with another company created after the enactment thereof.

The Ministry of Mines and Energy of Colombia defines the government’s policy for the energy sector. Other government entities which play an important role in the electricity industry include the Public Utility Superintendency of Colombia, which is in charge of overseeing and inspecting the utility companies, the Superintendency of Industry and Commerce, which is in charge of evaluating market competency, CREG, which is in charge of regulating the energy and gas sectors and the UPME, which is in charge of planning the expansion of the generation and transmission network.

CREG is empowered to issue regulations that govern technical and commercial operations and to set charges for regulated activities. CREG’s main functions are to establish conditions for gradual deregulation of the electricity sector toward an open and competitive market, approve charges for transmission and distribution networks and charges to regulated customers, establish the methodology for calculating and establishing maximum tariffs for supplying the regulated market, establish regulations for planning and coordination of operations of the SIN and establish technical requirements for quality, reliability and security of supply, and protection of customers’ rights.

Regulation of the Israeli Electricity Sector

IEC

IEC, in which the State of Israel maintains a 99.846% equity interest, operates as a vertically integrated electricity company. IEC generates and supplies the majority of electricity in Israel according to licenses granted by virtue of the Electricity Sector Law 5756-1996, or the Electricity Sector Law, and transmits and distributes all of the electricity in Israel. In addition, IEC acts as the “System Operator” of Israel’s electricity system, determining the dispatch order of generation units, granting interconnection surveys, and setting spot prices, etc. within Israel. IEC is required, among other things, to provide service to the general public, purchase electricity from IPPs, provide infrastructure and certain backup services, and act to ensure provision of all of its services, including services pursuant to a development plan approved in accordance with the Electricity Sector Law.

The objective of the Electricity Sector Law enacted in 1996, is “to regulate the activity in the electricity market for the good of the public, guaranteeing reliability, availability, quality, efficiency, while concurrently creating conditions for competition and minimizing costs.”

IEC is classified as an “Essential Service Provider,” as defined in the Electricity Sector Law. As such, it is subject to statutory obligations and operations for proper management of the electricity market in favor of the entire public without discrimination, including filing development plans, management of the power system, management of the power transmission and distribution systems, providing backup and infrastructure services to IPPs and to consumers, and purchasing power from IPPs.

IEC was declared a monopoly by the Israeli Antitrust Authority in all segments of the electricity sector: generation, transmission, distribution, supply and provision of backup services for electricity customers and manufactures.

Pursuant to the Electricity Sector Law, the Minister of National Infrastructures, Energy and Water Resources, or the Minister of Energy, has an overall responsibility for the electricity sector in Israel, including responsibility for IEC and its overall supervision. In July 2013, the State of Israel appointed a steering committee, tasked with proposing a comprehensive reform of IEC and the Israeli electricity market. The committee was mandated to review the electricity market structure, while focusing on unbundling the electricity market, the implementation of competition in the competitive sectors, the financial stabilization of IEC, and the development of a plan to improve IEC’s efficiency. Although the steering committee has not published its final recommendations, and there have been no formal announcements concerning the steering committee’s discussions or negotiations with IEC and the State of Israel, the steering committee may formally renew its discussions and publish its final recommendations in the future or otherwise commence with comprehensive reform of IEC and the Israeli electricity market. The effect of any such reforms on OPC is uncertain.

PUAE

The PUAE was established in 1996 in accordance with the Electricity Sector Law. The PUAE is responsible for granting licenses (subject to approval by the Minister of Energy), supervising the holders of such licenses, setting the tariffs and determining the standards of service which are required from a holder of an Essential Service Provider license. As such, the PUAE oversees both the government-owned IEC and the IPPs.

The PUAE determines the electricity tariffs to the public, based on the costs of IEC which the PUAE decides to recognize, and including a fair rate of return on equity. The PUAE sets different tariffs for the various electricity segments. In addition, the PUAE sets the tariffs that IEC pays for electricity purchased from IPPs. The Electricity Sector Law provides that IEC will collect payments pursuant to the tariffs set by the PUAE and that IEC will make payments to another license holder or a customer, pursuant to the relevant tariffs.

Each year, the PUAE performs an annual update of the various components of the costs recognized in the tariffs, and publishes a new set of tariffs accordingly. In April 2012, the generation component tariff increased 6% to NIS 366.6 per MWh. In July 2013, the PUAE published four generation component tariffs/power cost indicators, ranging from NIS 386 per MWh to NIS 333.2 per MWh, instead of the single tariff that had previously been used. In January 2015, the PUAE replaced the four tariffs with two tariffs, reducing the rates to NIS 300.9 per MWh and NIS 301.5 per MWh effective as of February 1, 2015. On August 10, 2015, the PUAE published a draft decision (subject to a public hearing and comments received from the public) proposing an approximately 7% reduction in tariffs for consumers, and a reduction in the PUAE generation component tariff to NIS 260.2 per MWh. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015. OPC’s operations can be affected by changes in the PUAE’s policies, regulations, and tariffs. The PUAE’s generation component tariff, for example, serves as the base price for OPC’s calculation of the sale price of its energy to its private customers. As a result, its increases or decreases have a related effect on the sales price of OPC’s energy and OPC’s revenues. In addition, the price at which OPC purchases its natural gas from its sole natural gas supplier, the Tamar Group, is predominantly indexed (in excess of 70%) to changes in the PUAE’s generation component tariff, pursuant to the price formula set forth in OPC’s supply agreement with the Tamar Group. As a result, its increases or decreases have a related effect on OPC’s cost of sales and margins. In addition, the natural gas price formula in OPC’s supply agreement is subject to a floor. As a result of previous declines in the PUAE generation component tariff, OPC will soon begin to pay the floor price. Therefore, the recently proposed declines in the PUAE generation tariff, and any further declines in the PUAE generation component tariff, will not result in a related decline in OPC’s natural gas expenses, and will therefore lead to a greater decline in OPC’s margins, which may have a material adverse effect on OPC’s business, results of operations and financial condition.

Furthermore, since 2013, the PUAE has been in the process of determining a system cost tariff. In August 2015, the PUAE published a decision that IPPs in Israel would be obligated to pay system management service charges, which charges are retroactively effective as of June 1, 2013. According to the PUAE decision, the amount of system management service charges that would be payable by OPC from the effective date of July 6, 2013 to June 2015, is approximately NIS 152 million (approximately $40 million), not including interest rate and linkage costs. ICP is considering the implications of this decision and may contest it.

In its financial statements for 2014 initially authorized for issuance and its financial statements for 2013, OPC recorded provisions for system management service charges and diesel surcharges, which were recorded in its statement of financial position in the aggregate amount of $70 million and $79 million, as of March 31, 2015 and December 31, 2014, respectively. In ICP’s opinion, due to the PUAE decision, it is more likely than not that OPC will not be charged more than the amount that was indicated in the PUAE decision above. Therefore, OPC revised the provisions as of December 31, 2014, such that the total balance of the provision as of March 31, 2015 and December 31, 2014 was $31 million and $27 million, respectively.

Additionally, on August 5, 2015, as a part of the legislative process regarding the State of Israel’s 2015 – 2016 budget, draft legislation was introduced incorporating, among other things, amendments to the Electricity Sector Law-1996. If approved by the Knesset (the Israeli parliament), the PUAE will be replaced by a new electricity authority, which will be a part of the Ministry of National Infrastructures, Energy and Water Resources, as of January 1, 2016. Any decisions of the PUAE, including decisions regarding licenses and tariffs, prior to this date will remain in force and will be deemed to have been made by the new electricity authority, if such authority is indeed approved and created.

Regulatory Framework for Conventional IPPs

The regulatory framework for current and under construction conventional IPPs was set by the PUAE in 2008. An IPP may choose to allocate its generation capacity, as “permanently available capacity,” or PAC, or as “variable available capacity”, or VAC. PAC means capacity that is allocated to IEC and is dispatched according to IEC’s instructions. PAC receives a capacity payment for the capacity allocated to IEC, as well as energy payment to cover the energy costs, in the event that the unit is dispatched. VAC refers to capacity that is allocated to private consumers, and sold according to an agreement between the IPP and a third party. Under VAC terms, an IPP may sell the capacity to IEC on a short term basis. IEC may purchase electricity from the VAC allocated to it, based on a bid price. An IPP may choose to allocate its capacity between 70% to 90% as PAC, with the remaining 30% to 10% as VAC, or 100% VAC.

In December 2014, the PUAE published a new regulatory framework for conventional IPPs, which shall apply to conventional IPPs who have commenced commercial operations as of January 2019. The new framework allows an IPP to choose between a transaction with IEC (similar to PAC regulation), and a bilateral agreement with a third party.

OPC’s Regulatory Framework

OPC operates according to a tender issued by the state of Israel in 2001 and, in accordance therewith, OPC and the IEC executed the IEC PPA in 2009, which stipulates the regulatory framework of OPC. OPC’s framework differs from the general regulatory framework for IPPs, as set by the PUAE and described above.

According to the IEC PPA, OPC may sell electricity in one or more of the following ways:

1.	Capacity and Energy to IEC: according to the IEC PPA, OPC is obligated to allocate its full capacity to IEC. In return, IEC shall pay OPC a monthly payment for each available MW, net, that was available to IEC.

In addition, when IEC requests to dispatch OPC, IEC shall pay OPC for the starting of the power plant (an amount that covers the starting costs), as well as a variable payment for each operating hour. IEC shall also pay the fuel cost of OPC.

2.	Sale of energy to end users: OPC is allowed to inform IEC, subject to an advanced notice, that it is releasing itself in whole or in part from the allocation of capacity to IEC, and extract (in whole or in part) the capacity allocated to IEC, in order to sell electricity to private customers pursuant to the Electricity Sector Law. OPC may, subject to an advanced notice, re-include the excluded capacity (in whole or in part) as capacity sold to IEC.

OPC informed IEC, as required by the IEC PPA, of the exclusion of the entire capacity of its power plant, in order to sell such capacity to private customers. Since July 2013, the entire capacity of OPC has been allocated to private customers. Under the IEC PPA, OPC can also elect to revert back to supplying to the IEC instead of to private customers.

The IEC PPA includes a transmission and backup appendix, which requires IEC to provide transmission and backup services to OPC and its customers, for private transactions between OPC and its customers, and the tariffs payable by OPC to IEC for these services. Moreover, upon entering a PPA between OPC and an individual consumer, OPC becomes the sole electricity provider for this customer, and IEC is required to supply power to this customer when OPC is unable to do so, in exchange for a payment by OPC according to the tariffs set by the PUAE for this purpose. For further information on the risks associated with the indexation of the PUAE’s generation tariff and its potential impact on OPC’s business, financial condition and results of operations, see “Risk Factors—Risks Related to Government Regulation—The production and profitability of IPPs in Israel may be adversely affected by changes in Israel’s regulatory environment.”

Regulatory Framework for Cogeneration IPPs

The regulatory framework for current and under construction cogeneration IPPs was established by the PUAE in its 2008 and 2013 decisions. The primary difference between the regulation of cogeneration IPPs (as compared to the regulation of conventional IPPs) is that, as long as the cogeneration production unit meets the definition of a “Cogeneration Production Unit” as stipulated in the regulations (which require such unit to, among other things, meet a certain efficiency rate), and if the cogeneration IPP so wishes, IEC will be obliged to purchase energy from such IPP in accordance with the following provisions:

1.	At peak and shoulder times, one of the following shall apply:

a. Each year, the IPP may sell up to 70% of the total electrical energy, calculated annually, produced in its facility to IEC – for up to 12 years from the date of the grant of the license; and

b. Each year, the IPP may sell up to 50% of the total electrical energy, calculated annually, produced in its facility to IEC – for up to 18 years from the date of the grant of the license.

2.	At low demand times, IPPs with units with an installed capacity of up to 175 MW, may sell electrical energy produced by it with a capacity of up to 35 MW, calculated annually (in accordance with the duration applicable to the IPP with respect to peak and shoulder time, as set forth above).

According to regulations published by the PUAE in January 2015, if a cogeneration facility no longer qualifies as a “Cogeneration Production Unit,” such cogeneration facility may be entitled, under certain circumstances, to operate under the regulatory framework for conventional IPPs, with certain modifications and limitations.

AIE’s Regulatory Framework

As set forth above, AIE must meet certain conditions before it will be subject to the regulatory framework for cogeneration IPPs and be considered a “Cogeneration Production Unit.” For example, AIE will have to obtain a certain efficiency rate which will depend, in large part, upon the steam consumption of AIE’s consumers. In circumstances where AIE no longer satisfies such conditions and therefore no longer qualifies as a “Cogeneration Production Unit,” AIE may be entitled to operate under the special regulatory framework set forth in the regulations published by the PUAE in January 2015, as described above in “—Regulatory Framework for Cogeneration IPPS.”

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding IC Power’s expected directors as of the date of this prospectus.

Name	Age	Position	Date Elected	Term Expires
Laurence N. Charney	68	Chairman of the Audit Committee	2015
Yoav Doppelt	46	Chairman of the Board of Directors	2015
Cyril Pierre-Jean Ducau	37	Director	2015
Tzahi Goshen	39	Audit Committee Member	2015
Aviad Kaufman	45	Director	2015

The following table sets forth information regarding IC Power’s expected senior management as of the date of this prospectus:

Name	Age	Position
Javier García-Burgos	45	Chief Executive Officer
Alberto Triulzi	57	Chief Financial Officer
Roberto Cornejo	52	Chief Operating Officer
Juan Carlos Camogliano	51	Chief Investment Officer
Frank Sugrañes	50	Chief Technical Officer
Daniel Urbina	46	General Counsel

Our business address is the business address of all of our directors and senior management.

Biographies of our Directors and Senior Management

Laurence N. Charney. Mr. Charney currently serves as the chairman of the audit committee of Kenon. Mr. Charney retired from Ernst & Young LLP, or Ernst & Young, in June 2007, where, over the course of his more than 35-year career, he served as Senior Audit Partner, Practice Leader and Senior Advisor. Since his retirement from Ernst & Young, Mr. Charney has served as a business strategist and financial advisor to boards, senior management and investors of early stage ventures, private businesses and small to mid-cap public corporations across the consumer products, energy, real estate, high-tech/software, media/entertainment, and non-profit sectors. His most recent affiliations have included board tenures with Pacific Drilling S.A., Marvel Entertainment, Inc, TG Therapeutics, Inc. and Kenon. Mr. Charney is a graduate of Hofstra University with a Bachelor’s Degree in Business Administration (Accounting), and has also completed an Executive Master’s program at Columbia University. Mr. Charney maintains active membership with the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Yoav Doppelt. Mr. Doppelt is the Chief Executive Officer of Kenon and has served in this capacity since its inception in 2014. Mr. Doppelt also serves as the Chief Executive Officer of XT Investments Group (formerly known as Ofer Investments Group), since its inception in 2007, and the Chief Executive Officer of XT Capital (formerly known as Ofer Hi-Tech) since 2001. Mr. Doppelt joined the XT Group (formerly known as Ofer Group) in 1996 and has been with XT Capital (formerly known as Ofer Hi-Tech) since its inception in 1997, defining the vision and operational methodology of its private equity and high-tech investments. Mr. Doppelt has held various finance and managerial positions in the XT Group since joining. Mr. Doppelt has previously served as a member of the board of directors of a number of public companies and was actively involved in numerous investments within the private equity and high-tech arenas. Currently, Mr. Doppelt serves as a member of Lumenis Ltd.’s board of directors. Mr. Doppelt has extensive operational and business experience in growth companies and has successfully led several private equity exit transactions. Recently, Mr. Doppelt has been actively involved in the public offering of equity and debt instruments in the U.S. Mr. Doppelt holds a bachelor’s degree in economics and management from the Faculty of Industrial Management at the Technion—Israel Institute of Technology, Haifa, Israel and a master’s of business administration from Haifa University, Israel.

Cyril Pierre-Jean Ducau. Mr. Ducau is the Managing Director of Quantum Pacific Ventures Limited and a member of the board of directors of each of Kenon, Pacific Drilling S.A., Quantum Pacific Shipping Services Pte. Ltd., Ansonia Holdings B.V. and other private companies. He was previously Head of Business Development of Quantum Pacific Advisory Limited in London from 2008 to 2012. Prior to joining Quantum Pacific Advisory Limited, Mr. Ducau was Vice President in the Investment Banking Division of Morgan Stanley & Co. International Ltd. in London and, during his tenure there from 2000 to 2008, he held various positions in the Capital Markets, Leveraged Finance and Mergers and Acquisitions teams. Prior to that, Mr. Ducau gained experience in consultancy working for Arthur D. Little in Munich and investment management with Credit Agricole UI Private Equity in Paris. Mr. Ducau graduated from ESCP Europe Business School (Paris, Oxford, Berlin) and holds a Master of Science in business administration and a Diplom Kaufmann.

Tzahi Goshen. Mr. Goshen is the Interim Chief Financial Officer and VP of Finance of Kenon and has served in this capacity since its inception in 2014. Prior to joining Kenon as Interim Chief Financial Officer and VP Finance, Tzahi Goshen served as the Controller of IC since 2008 and as the Controller of Gemini Israel Funds Ltd., a venture capital fund, from 2006 to 2008. Mr. Goshen was responsible for all aspects of IC’s financial reporting as a public company. Mr. Goshen has vast experience in overseeing the corporate financial activities of traded companies, including acquisitions, tax planning, accounting and reporting, and internal auditing. Mr. Goshen holds a bachelor’s degree in accounting from the College of Management and is a certified public accountant in Israel.

Aviad Kaufman. Mr. Kaufman is the Chief Financial Officer of Quantum Pacific (UK) LLP and is also a board member of IC, Israel Chemicals Ltd. and Kenon. From 2008 until 2012, Mr. Kaufman served as Chief Financial Officer of Quantum Pacific Advisory Limited. From 2002 until 2007, Mr. Kaufman served as Director of International Taxation and fulfilled different senior corporate finance roles at Amdocs Ltd. Previously, Mr. Kaufman held various consultancy positions with KPMG. Mr. Kaufman is a certified public accountant and holds a BA in Accounting and Economics from the Hebrew University in Jerusalem (with distinction), and an MBA majoring in Finance from Tel Aviv University.

Javier García-Burgos. Mr. García-Burgos has served as our Chief Executive Officer since 2015, and has served as the Chief Executive Officer of ICP since 2011. Simultaneously, Mr. García-Burgos served as the Chief Executive Officer of Inkia from 2007 to date, Chief Executive Officer of Kallpa from 2005 to 2015 and Chief Executive Officer of Southern Cone from 2002 to 2014. Previously, Mr. García-Burgos served as Regional Director for Globeleq in South America from 2002 to 2007, Planning and Control Vice President of Edegel in 2001, Planning and Control Manager of Edegel from 2000 to 2001, Development Manager of Edegel from 1998 to 2000 and in other positions with Edegel beginning in 1996. Mr. García-Burgos has over 19 years of experience in the energy industry, having served as a board member of approximately 20 power companies in 12 countries. Mr. García-Burgos holds a bachelor’s degree in aerospace engineering from San Diego State University and a master’s of business administration from Escuela de Administración de Negocios para Graduados (ESAN) in Peru.

Alberto Triulzi. Mr. Triulzi has served as our Chief Financial Officer since 2015 and has served as the Chief Financial Officer of ICP since 2013. Previously, Mr. Triulzi served as Chief Executive Officer of Nejapa and Cenérgica from 2008 to 2013, Chief Finance and Administration Officer of EGE Haina from 2001 to 2008, Chief Financial Officer of Edegel from 1995 to 2001, Vice President and Controller of Edesur S.A. from 1992 to 1995, Project Development Manager for Entergy Corporation from 1988 to 1992, and executive consultant for Stone and Webster Management Consultants from 1983 to 1988. Mr. Triulzi also served as a member of the board of directors of Generandes from 2006 to 2014 and as an alternate member of the board of directors of Edegel from 2006 to 2014. Mr. Triulzi also served as a member of the board of directors of Edesur S.A. from 1995 to 1997, Transener

S.A. from 1993 to 1996 and Central Térmica Costanera (Buenos Aires) from 1993 to 1995, and as Chairman of Argelec S.A. in 1994. Mr. Triulzi holds a bachelor’s degree in economics and a master’s of business administration in finance, both from Loyola University.

Roberto Cornejo. Mr. Cornejo has served as our Chief Operating Officer since 2015, and has served as the Chief Operating Officer of ICP since 2011. Previously, Mr. Cornejo served as the Chief Operating Officer and Commercial Vice President of Inkia from 2007 to 2011, as a Commercial Vice President for Edegel from 2000 to 2007 and as Commercial Manager for Edegel from 1997 to 2000. Mr. Cornejo has over 19 years of experience in the energy industry in Latin America. He holds a degree in industrial engineering from the Pontificia Universidad Católica del Perú and a master’s degree in business administration from the Universidad del Pacífico in Peru.

Juan Carlos Camogliano. Mr. Camogliano has served as our Chief Investment Officer since 2015 and has served as the Chief Investment Officer of ICP for the Americas region since 2011. Mr. Camogliano has also served as the Vice President of Business Development at Inkia since 2008. Previously, Mr. Carmogliano worked at Suez Energy Peru, a member of the Suez Group, as Planning, Project and Business Development Vice President from 2006 to 2007, Planning and Project Vice President from 2004 to 2005, and Commercial Vice President and Chief Financial Officer from 2001 to 2004. He worked in the trading department of Morgan Stanley from 2000 to 2001 and in the commercial and development department of Edegel from 1997 to 2000. Mr. Camogliano has over 17 years of experience in the power industry. He holds a bachelor’s degree in mechanical engineering from the Peruvian Navy School and a master’s of business administration from Escuela de Administración de Negocios para Graduados (ESAN) in Peru.

Frank Sugrañes. Mr. Sugrañes has served as our Chief Technical Officer since 2015, and has served as the Technical Officer of ICP since 2011 and has also served as the Vice President of Production at Inkia since 2009. Previously, he was Senior Director of Operations for Ashmore Energy International, or AEI, responsible for operations worldwide and reporting to the Vice President of Operations, from 2004 to 2009. Additionally, Mr. Sugrañes was assigned to different positions during his tenure at AEI such as General Manager of Pantanal Energia Power Plant in Cuiaba, Brazil from 2002 to 2004 and General Manager of Jamaica Private Power Co. in Kingston, Jamaica from 2008 to 2009. Mr. Sugrañes has close to 25 years of experience in the energy industry. He holds a bachelor’s degree in civil engineering and a master’s of construction management from Texas A&M University.

Daniel Urbina. Mr. Urbina has served as our General Counsel since 2015, and has served as the General Counsel of ICP for the Americas region since 2011 and has also served as General Counsel of Inkia since 2008. Previously, he served as Vice President and Legal Advisor for the Americas region at Standard Chartered Bank (New York) from 2005 to 2008 and was Head of Legal and Compliance for Standard Chartered Bank Peru from 2000 to 2005. Mr. Urbina also served as legal director of the Ministry of the Presidency of Peru from 1999 to 2000. He holds a law degree from the Universidad de Lima in Peru and a master’s in laws degree from Columbia University. He is admitted to practice in the state of New York and in Lima, Peru.

Board Practices

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. Additionally, as Kenon will hold     % of our ordinary shares upon completion of the offering (or     % if the underwriters exercise in full their option to purchase additional ordinary shares from us), we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. However, we have elected to apply the corporate governance rules of the NYSE that are applicable to U.S. domestic registrants that are not “controlled” companies.

Board of Directors

Our articles of association gives our board of directors general powers to manage our business. The board of directors, which consists of              directors, and of which              serves as our Chairman, oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives. Under our articles of association, the number of directors must not be fewer than 5 nor more than 12 persons.

Director Independence. Pursuant to the NYSE’s listing standards, listed companies are required to have a majority of independent directors. Under the NYSE’s listing standards, (i) a director employed by us or that has, or had, certain relationships with us during the last three years, cannot be deemed to be an independent director, and (ii) directors will qualify as independent only if our board of directors affirmatively determines that they have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our ordinary shares, by itself, does not constitute a material relationship.

Although we are permitted to follow home country practice in lieu of the requirement to have a board of directors comprised of a majority of independent directors, we have determined that we are in compliance with this requirement and that a majority of our board of directors is independent according to the NYSE’s listing standard. Our board of directors has affirmatively determined that each of             , representing              of our five directors, are currently “independent directors” as defined under the applicable rules and regulations of the NYSE.

Election and Removal of Directors. For further information on the election and removal of directors, see “Description of Share Capital—Memorandum and Articles of Association—Election and Re-election of Directors.”

Service Contracts. None of our board members has a service contract with us or any of our businesses providing for benefits upon termination of employment.

Indemnifications and Limitations on Liability. For information on the indemnification and limitations on liability of our directors, see “Description of Share Capital—Memorandum and Articles of Association—Limitations of Liability and Indemnification Matters.”

Committees of our Board of Directors

We have established three committees, which report regularly to our board of directors on matters relating to the specific areas of risk the committees oversee: the audit committee, the nominating and corporate governance committee and the compensation committee. Although we are permitted to follow home country practices with respect to our establishment of audit, nominating and corporate governance and compensation committees, we have determined that we are in compliance with the NYSE’s requirements in these respects.

Audit Committee

We have established an audit committee to review and discuss with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures; our audit committee also oversees the periodic enterprise-wide risk evaluations conducted by management. Specifically, our audit committee oversees the process concerning:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

At the time of the completion of the offering, the members of our audit committee,             , will be independent directors and meet the requirements for financial literacy as defined under the applicable rules and regulations of each of the SEC and the NYSE. Our board of directors has determined that Mr. Laurence N. Charney is an audit committee financial expert, as defined under the applicable rules of the SEC, and that each of our audit committee members will have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Our audit committee will operate under a written charter that satisfies the applicable standards of each of the SEC and the NYSE.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees the management of risks associated with board governance, director independence and conflicts of interest. Specifically, our nominating and corporate governance committee is responsible for identifying qualified candidates to become directors, recommending to the board of directors candidates for all directorships, overseeing the annual evaluation of the board of directors and its committees and taking a leadership role in shaping our corporate governance.

Our nominating and corporate governance committee will consider candidates for director who are recommended by its members, by other board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The nominating and corporate governance committee will also consider recommendations for director candidates submitted by our shareholders. The nominating and corporate governance committee will evaluate and recommend to the board of directors qualified candidates for election, re-election or appointment to the board, as applicable.

When evaluating director candidates, the nominating and corporate governance committee seeks to ensure that the board of directors has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The nominating and corporate governance committee will consider all aspects of a candidate’s qualifications in the context of our needs, including: personal and professional integrity, ethics and values; experience and expertise as an officer in corporate management; experience in the industry of any of our portfolio businesses and international business and familiarity with our operations; experience as a board member of another publicly traded company; practical and mature business judgment; the extent to which a candidate would fill a present need on the board of directors; and the other ongoing commitments and obligations of the candidate. However, the nominating and corporate governance committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the requirement to have a nominating and corporate governance committee comprised entirely of independent directors. Nonetheless, we have determined that we are in compliance with this requirement and that the members of our nominating and corporate governance committee,             , are independent directors as defined under the applicable rules and regulations of the NYSE. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the NYSE.

Compensation Committee

Our compensation committee assists our board in reviewing and approving the compensation structure of our directors and officers, including all forms of compensation to be provided to our directors and officers. The compensation committee is responsible for, among other things:

•	reviewing and determining the compensation package for our Chief Executive Officer and other senior executives;

•	reviewing and making recommendations to our board with respect to the compensation of our non-employee directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior executives, including evaluating their performance in light of such goals and objectives; and

•	reviewing periodically and approving and administering stock options plans, long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans for all employees, including reviewing and approving the granting of options and other incentive awards.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the requirement to have a compensation committee comprised entirely of independent directors. Nonetheless, we have determined that we are in compliance with this requirement and that the members of our compensation committee,             , are independent directors as defined under the applicable rules and regulations of the NYSE. Our compensation committee operates under a written charter that satisfies the applicable standards of the NYSE.

Code of Ethics and Ethical Guidelines

Our board of directors has adopted a code of ethics that describes our commitment to, and requirements in connection with, ethical issues relevant to business practices and personal conduct.

Compensation

For the year ended December 31, 2014, the aggregate compensation paid (comprising remuneration and the aggregate fair market value of equity awards granted) to our directors and executive officers was approximately $             million. No amounts in respect of pension, retirement or similar benefits have been accrued in any of the periods presented in this prospectus. We have a competitive compensation structure for our executive officers. Compensation for such executive officers typically consists of a base salary, as well as a year-end bonus, which is based on the personal performance of our executive officer, our performance, and the performance of our businesses.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares outstanding (1) immediately prior to this offering, (2) immediately following the offering, assuming no exercise of the underwriters’ option to purchase additional ordinary shares, and (3) immediately following the offering, assuming the underwriters’ option to purchase additional ordinary shares is exercised in full by:

•	each person known to us to own beneficially more than 5% of our issued ordinary shares; and

•	each of our directors, director nominees, and executive officers individually and as a group.

The calculations in the table below are based on             shares outstanding as of                     , 2015 which comprise our entire issued and outstanding share capital as of that date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Prior to this Offering		Total number of Ordinary Shares being offered	After this Offering (Assuming no Exercise of the Underwriters’ Option)		After this Offering (Assuming the Underwriters’ Option is Exercised in Full)
	Total Ordinary Shares	Total % of Issued Share Capital		Total Ordinary Shares	Total % of Issued Share Capital	Total Ordinary Shares	Total % of Issued Share Capital
Kenon Holdings Ltd.[1]		100%
All directors and executive officers as a group[2]	—	—

1.	Kenon Holdings Ltd. is a publicly traded corporation (NYSE: KEN; TASE: KEN).
2.	Each individual beneficially owns less than 1% of Kenon’s ordinary shares.

RELATED PARTY TRANSACTIONS

We are party to numerous related party transactions with certain of our affiliates.

Our audit committee, pursuant to its charter, must review and approve all related party transactions. Our audit committee has a written policy with respect to the approval of related party transactions and considers a number of factors when determining whether to approve a related party transaction, including considering whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

Set forth below is a summary of our material related party transactions.

Up to $220 Million Note Payable to Kenon

Prior to the completion of the offering, our sole shareholder, Kenon, will effect a reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary ICP to us, in exchange for (i) receipt of          of our ordinary shares issued for such purpose and (ii) receipt of a note payable by us to Kenon in an aggregate principal amount of up to $220 million. Among other things, we intend to use a portion of the net proceeds that we receive in this offering to prepay in full all obligations outstanding under this note.

Registration Rights Agreement

In connection with the initial public offering of our ordinary shares, we expect to enter into a registration rights agreement with Kenon with regard to the shares that will be owned by Kenon, as well as in respect of any shares which Kenon may purchase in the future (all such shares, the Registrable Securities). Under the registration rights agreement, Kenon will have the right to cause us to register under the Securities Act, and applicable state securities laws, the offer and sale by Kenon of the Registrable Securities. Subject to the terms and conditions of our registration rights agreement, this registration right will allow Kenon or certain qualified assignees of Kenon holding any Registrable Securities to require registration of such Registrable Securities and to include any such Registrable Securities in a registration by us of ordinary shares, including ordinary shares offered by us or by any other shareholder. In connection with any registration of ordinary shares held by Kenon or certain qualified assignees of Kenon, we will agree to indemnify Kenon and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will agree to bear all costs and expenses incidental to any registration, excluding any underwriting discounts.

The foregoing summary of the registration rights agreements is subject to, and is qualified in its entirety by, the full text of our registration rights agreement with Kenon, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

Sales of Electricity and Gas

OPC sells electricity through PPAs to some entities that may be considered to be related parties (as they may be considered to be under common control with it). OPC recorded revenues from related parties in the amount of NIS 164 million (approximately $41 million), NIS 746 million (approximately $208 million) and NIS 347 million (approximately $96 million) in the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, respectively. OPC also sells an immaterial amount of gas to some entities that may be considered related parties.

Loans from Former Parent

ICP has, in the past, entered into loan agreements with its former parent, IC, pursuant to which it borrowed funds from IC. The interest expenses for these loans were $20 million, $15 million and $13 million in the years 2014, 2013 and 2012, respectively; portions of the interest expenses for 2013 and 2012 were capitalized in property, plant and equipment for those periods.

There are currently no loans outstanding to IC.

Transactions with Bank Leumi

Bank Leumi, which holds approximately 14% of Kenon’s ordinary shares, is the arranger of, and lender under, OPC’s NIS 1,800 million (approximately $460 million) financing agreement. Additionally, OPC makes deposits in the ordinary course of its business in a deposit account maintained at Bank Leumi on commercially reasonable terms.

For further information on OPC financing agreement with Bank Leumi, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Indebtedness—OPC Financing Agreement” and the full text of OPC financing agreement, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our memorandum and articles of association as each will be in effect as of the completion of this offering, and of specific provisions of Singapore law.

Upon the completion of this offering, we will have              ordinary shares, no par value, issued and outstanding.

We currently have only one class of issued and outstanding shares, which have identical rights in all respects and rank equally with one another. There is no authorized share capital under Singapore law. There is a provision in our articles of association to enable us in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as our directors may determine, subject to the provisions of the Singapore Companies Act and our articles of association.

All ordinary shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any purchaser of our ordinary shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to our assets or liabilities in such purchaser’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. All shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares.

The laws applicable to Singapore-incorporated companies may change as a result of proposed legislative reforms to the Singapore Companies Act. In particular, you should note that on October 8, 2014, the Companies (Amendment) Bill No. 25 of 2014 was passed by the Singapore Parliament and the Companies (Amendment) Act 2014, or the Amendment Act, was gazetted on December 1, 2014. The provisions of the Amendment Act will become effective in two phases. Several of the provisions became effective on July 1, 2015, which we refer to as the First Phase, while the others, which we refer to as the Second Phase, are expected to become effective in the first quarter of 2016. The column on the right in “—Comparison of Shareholder Rights” below sets out the relevant provisions to the Singapore Companies Act upon the Second Phase of the Amendment Act becoming effective.

Memorandum and Articles of Association

The following description of our memorandum and articles of association are summaries and are qualified by reference to our memorandum and articles of association, copies of which will be filed with the SEC.

New Shares

Under Singapore law, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within 18 months from our incorporation date (and in the case of subsequent periods, 15 months)) or six months from our financial year end, being December 31, whichever is earlier; or

•	the subsequent revocation or modification of approval by our shareholders acting at a duly convened general meeting.

Our shareholders have provided such general authority to our directors to issue new shares until the conclusion of our 2016 annual general meeting. Subject to this and the provisions of the Singapore Companies Act and our articles of association, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Preference Shares

Our articles of association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our board of directors may determine. Under the Singapore Companies Act, our preference shareholders will have the right to attend any general meeting insofar as the circumstances set forth below apply and in a poll at such general meeting, to have at least one vote for every preference share held:

•	upon any resolution concerning the winding-up of our Company;

•	upon any resolution which varies the rights attached to such preference shares; or

•	when the dividends to be paid on our preference shares are more than twelve months in arrears, for the period they remain unpaid.

We may, subject to the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, the shares must be fully paid-up before they are redeemed.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and our articles of association, our ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to our directors. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as the directors may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Election and Re-election of Directors

Under our articles of association, our shareholders by ordinary resolution, or our board of directors, may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed by our board of directors shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

Our memorandum and articles of association provide that, subject to the Singapore Companies Act, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than fifty percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office. Such a notice must also include the consent of the person nominated.

Shareholders’ Meetings

We are required to hold an annual general meeting each year. Our first annual general meeting must be held not more than 18 months from our incorporation date and subsequently, not more than 15 months after the holding of the last preceding annual general meeting, in each case, not later than six months from our financial year end, being December 31. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than 10% of the paid-up capital as at the date of deposit carries the right to vote at general meetings (disregarding paid-up capital held as treasury shares). In addition, two or more shareholders holding not less than one-tenth of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders. The Singapore Companies Act requires not less than:

•	14 days’ written notice to be given by us of a general meeting to pass an ordinary resolution; and

•	21 days’ written notice to be given by us of a general meeting to pass a special resolution,

to every one of our members and to our auditors. Our articles of association further provide that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day for which the notice is given shall be excluded.

Only registered shareholders of our Company will be entitled to attend, speak and vote at any meeting of shareholders. So long as the ordinary shares that are subject of this offering are held through the Depository Trust Company, or DTC, DTC or its nominee will be registered in our register of shareholders as our shareholder and will be considered our shareholder or member for all purposes under the Singapore Companies Act and our articles of association, and owners of book-entry interests in our shares will not be considered our shareholders or members. Therefore, under the Singapore Companies Act and our articles of association, you will not be recognized as shareholders of our company, and do not have a right to attend and to vote at general meetings of our company. Participants must rely on the procedures of DTC through which they own book-entry interests in order to exercise any rights of shareholders under the Singapore Companies Act and our articles of association.

Unless otherwise required by law or by our articles of association, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our articles of association. Proxies need not be shareholders of our Company.

Voting Rights

Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands by either: (i) the chairman (being a person entitled to vote thereat) or (ii) at least one shareholder present in person or by proxy or by attorney or, in the case of a corporation, by a representative entitled to vote thereat, in each case representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote at the general meeting, provided that no poll shall be demanded in respect of an election of a chairman or relating to any adjournment of such meeting. If voting is by a show of hands, every shareholder who is entitled to vote and who is present in person or by proxy at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him or which he represents. Proxies need not be shareholders. Only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders.

When the Second Phase of the Amendment Act becomes effective, the threshold to demand for a poll at a meeting of a company on any question or matter other than the election of the chairman of the meeting or the adjournment of the meeting will be lowered from 10% to 5% of the total voting rights of the company.

Dividends

From time to time, our board of directors may approve the payment of dividends to our shareholders. Any declaration and payment of future dividends will be at the discretion of our board of directors and will depend upon many factors, including our profits, our financial position, earnings, cash flows, capital requirements, level of indebtedness, the progress relating to our strategy plan, statutory and contractual restrictions applicable to the payment of dividends, the conditions prevailing in the market, our overall financial condition, available distributable reserves, and additional factors our board deems appropriate.

Under Singapore corporate law, no dividend may be paid except out of profits and we do not expect to have any distributable profits at the time of the completion of the offering. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of our standalone unconsolidated accounts (which will be based upon the SFRS). We expect that the opening balance of our retained earnings in such financials will be zero. However, under Singapore law, it is possible to effect a capital reduction exercise to return cash and/or assets to our shareholders. The completion of a capital reduction exercise may require the approval of the Singapore Courts, and we may not be successful in our attempts to obtain such approval.

Additionally, because we are a holding company, our ability to pay cash dividends, or declare a distribution-in-kind of the ordinary shares of any of our businesses, may be limited by restrictions on our ability to obtain sufficient funds through dividends from our businesses, including restrictions under the terms of the agreements governing the indebtedness of our businesses. Subject to the foregoing, the declaration and payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon many factors, including our profits, our financial position, earnings, cash flows, capital requirements, level of indebtedness, the progress relating to our strategy plan, statutory and contractual restrictions applicable to the payment of dividends, the conditions prevailing in the market, our overall financial condition, available distributable reserves, and additional factors our board of directors deems appropriate. Generally, a final dividend is declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of our shareholders. However, our board of directors can declare interim dividends without the approval of our shareholders.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings. Subject to the provisions of the Singapore Companies Act and our articles of association, our board of directors may also issue rights to take up additional ordinary shares to our shareholders in proportion to their respective shareholdings. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our ordinary shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue.

Takeovers

The Singapore Code on Take-overs and Mergers, the Singapore Companies Act and the SFA regulate, among other things, the acquisition of ordinary shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on his own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of our voting shares, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They include:

•	a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company and its pension funds and employee share schemes;

•	a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•	a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;

•	directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent partners; and

•	an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory takeover offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to the commencement of the offer period.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of our Company by a third-party.

Liquidations or Other Return of Capital

On a liquidation, dissolution, winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “—Takeovers,” there are no limitations imposed by the laws of Singapore or by our articles of association on the right of non-resident shareholders to hold or vote ordinary shares.

Limitations of Liability and Indemnification Matters

Our articles of association provide that, subject to the provisions of the Singapore Companies Act, every director, auditors, secretary or other officer of our Company or our subsidiaries and affiliates shall be entitled to be indemnified by our Company against all costs, interest, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties (and where he serves at our request as a director, officer, employee or agent of any of our subsidiaries or affiliates) or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of our Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Comparison of Shareholder Rights

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware, as well as highlights the proposed amendments to the Singapore Companies Act that will take place upon the Second Phase of the Amendment Act becoming effective.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in Singapore and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

The Singapore Companies Act contains the default articles that apply to a Singapore-incorporated company to the extent they are not excluded or modified by a company’s articles of association. They provide examples of the common provisions adopted by companies in their articles of association. However, as is the usual practice for companies incorporated in Singapore, we have specifically excluded the application of these provisions in our articles of association, which we refer to below as our articles.

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Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The articles of association of companies will typically state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in our articles and the Singapore Companies Act, respectively. Our articles provide that, unless otherwise determined by a general meeting, the minimum number of directors is five and the maximum number is 12.	Not applicable.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws	Pursuant to the Singapore Companies Act, any provision (whether in the articles of association, contract or otherwise) exempting or indemnifying a director against any liability	For details on the proposed amendments to the Singapore Companies Act pertaining to the indemnification of directors, see “—Indemnification of Officers, Directors and Employers” of this table below.

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of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

which by law would otherwise attach him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to us will be void. Nevertheless, a director may be released by our shareholders for breaches of duty to us, except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

Our articles of association provide that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting us, every director, auditor, secretary or other officer of us and our subsidiaries and affiliates shall be entitled to be indemnified by us against all liabilities incurred by him in the execution and discharge of his duties and where he serves at our request as a director, officer, employee or agent of any subsidiary or affiliate of ours or in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ours, and in which judgment is given in his favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him by the court.

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Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

	There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.	Not applicable.

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Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution (that is a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to us not less than 28 days before the meeting at which it is moved. We shall then give notice of such resolution to our shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Our articles of association provide that we may, by ordinary resolution of which special notice has been given, remove any director before the expiration of his period of office, notwithstanding anything in our articles of association or in any agreement between us and such director and appoint another person in place of the director so removed.

Not applicable.

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Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	The articles of association of a Singapore company typically provide that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the articles. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election. Our articles provide that the shareholders may by ordinary resolution, or the directors may, appoint any person to be a director as an additional director or to fill a vacancy provided that any person so appointed by the directors will only hold office until the next annual general meeting, and will then be eligible for re-election.	A company may appoint a director by ordinary resolution passed at a general meeting, subject to any contrary provisions in the articles.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.	Our memorandum and articles of association may be altered by special resolution (that is a resolution passed by at least a three-fourths majority of the shares entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given). The board of directors has no right to amend the memorandum or articles of association.	The memorandum and articles of association for companies incorporated after the effective date of the Second Phase of the Amendment Act will be merged as one document, to be known as the Constitution. The memorandum and articles of associations of companies incorporated prior to the effective date of the Second Phase of the Amendment Act are deemed to be merged to form the new Constitution.

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Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Annual General Meetings

All companies are required to hold an annual general meeting once every calendar year. The first annual general meeting must be held within 18 months of our incorporation and subsequently, not more than 15 months may elapse between annual general meetings.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more members (shareholders) holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, the articles usually also provide that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Notwithstanding anything in the articles, the directors are required to convene a general meeting if required to do so by requisition (that is written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of our paid-up capital carrying voting rights.

Our articles provide that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

Our articles provide that shareholders entitled to vote holding in aggregate 33 1⁄3% of our total issued and paid-up shares, present in person or by proxy at a meeting, shall be a quorum. In the event a quorum is not present, the meeting may be adjourned for one week.

Not applicable.

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Indemnification of Officers, Directors and Employers

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•    acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•    in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in

The Singapore Companies Act specifically provides that we are allowed to:

•    purchase and maintain for any officer insurance against any liability which by law would otherwise attach to such officer in respect of any negligence, default, breach of duty or breach of trust of which such officer may be guilty in relation to us;

•    indemnify such officer or auditor against any liability incurred by such officer or auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such officer’s favor or in which such officer is acquitted; or

•    indemnify such officer or auditor against any liability incurred by such officer or auditor in connection with any application under specified sections of the Singapore Companies Act in which relief is granted to such officer or auditor by a court.

In cases where, inter alia, an officer is sued by us, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of

The company will be allowed to indemnify its officers against liability incurred by the officers to a person other than the company, except when the indemnity is (i) against any liability of the officer to pay a fine in criminal proceedings, (ii) a penalty in respect of non-compliance with any regulatory requirements, (iii) any liability incurred by the officer in defending criminal proceedings in which he or she is convicted, (iv) in civil proceedings brought by the company or a related company in which judgment is given against the officer, or (v) in connection with an application for a relief from liability in which the court refuses to grant the officer relief. The Company will also be allowed to provide funds to its directors to meet expenditures incurred or to be incurred by the director, or to enable him or her to avoid incurring expenditure in defending himself or herself in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company: (i) in any criminal or civil proceedings, (ii) in any investigation by a regulatory authority, (iii) against any action proposed to be taken by a regulatory authority, or (iv) in connection with an application for relief.

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respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably; (ii) the director had acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Our articles of association provide that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting us, every director, auditor, secretary or other officer of ours and our subsidiaries and affiliates shall be entitled to be indemnified by us against all liabilities incurred by him in the execution and discharge of his duties and where he serves at our request as a director, officer, employee or agent of any subsidiary or affiliate of ours or in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ours, and in which judgment is given in his favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him by the court.

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Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. For further information on such provisions, see “—Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•    notwithstanding anything in our memorandum or articles of association, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of our undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•    subject to the memorandum of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•    notwithstanding anything in our memorandum or articles of association, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Not applicable.

Delaware	Singapore—IC Power Pte. Ltd.	Amendments becoming effective pursuant to the Second Phase of the Amendment Act

Shareholder Action Without a Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.	There are no equivalent provisions under the Singapore Companies Act in respect of passing shareholders’ resolutions by written means that apply to public companies.	Not applicable.

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Derivative actions

A shareholder applies to the court for leave to bring an action in our name and on our behalf, irrespective of whether we are listed for quotation in the Singapore or overseas, or intervene in an action to which we are a party for the purpose of prosecuting, defending or discontinuing the action on our behalf.

Applications are generally made by our shareholders or individual directors, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of us or intervene in an action to which we are a party for the purpose of prosecuting, defending or discontinuing the action on our behalf.

Not applicable.

Delaware	Singapore—IC Power Pte. Ltd.	Amendments becoming effective pursuant to the Second Phase of the Amendment Act

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, generally does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action.

These shareholders are commonly known as “lead plaintiffs.” Further, there are circumstances under the provisions of certain Singapore statutes where shareholders may file and prove their claims for compensation in the event that we have been convicted of a criminal offense or has a court order for the payment of a civil penalty made against it.

Dividends or Other Distributions; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares

The Singapore Companies Act provides that no dividends may be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law. Our articles of association provide that no dividend may be paid otherwise than out of our profits.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares

The list of transactions and circumstances to which the prohibition on financial assistance does not apply will be expanded to include payment of some or all of the costs by a company listed on a securities exchange in Singapore or any securities exchange outside Singapore associated with a scheme, arrangement or plan under which any shareholder of the company may purchase or sell shares for the sole purpose of rounding off any odd-lots which he owns, and if the giving of the assistance will not materially prejudice the interests of the company or its shareholders, or the company’s ability to pay its creditors subject to the company satisfying certain conditions that

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if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void. However, provided that it is expressly permitted to do so by our articles of association and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, we may:

•    redeem redeemable preference shares (the redemption of these shares will not reduce our capital). Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act;

•    whether or not we are listed on a securities exchange in Singapore or any securities exchange outside of Singapore, make an off-market purchase of our own shares if off-market purchase is made in accordance with an equal access scheme authorized in advance at a general meeting;

•    whether or not we are listed on a securities exchange in Singapore or any securities exchange outside Singapore, make a purchase or an acquisition of our own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and

are prescribed in the Singapore Companies Act.

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We may also purchase our own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by us in a relevant period may not exceed 20% of the total number of ordinary shares in that class as of the date of our last annual general meeting held before any resolution pursuant to the relevant share repurchase provisions under the Singapore Companies Act or as of the date of the resolution to acquire the shares, whichever is higher. Where, however, we have reduced our share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of our distributable profits or capital, provided that we are solvent and we do not expect to have any distributable profits at the time of the completion of the offering.

Financial assistance for the acquisition of shares

Under the Singapore Companies Act, a public company may not give financial assistance to any person whether directly or indirectly for the purpose of:

•    the acquisition or proposed acquisition of our ordinary shares or units of such shares; or

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•    the acquisition or proposed acquisition of shares in our holding company or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that we may provide financial assistance for the acquisition of our ordinary shares or shares in our holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.

Our articles provide that subject to the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares upon such terms and in such manner as we may from time to time think fit. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

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Transactions with Officers and Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Singapore Companies Act, directors are not prohibited from dealing with us, but where they have an interest in a transaction with us, that interest must be disclosed to the board of directors. In particular, every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with us must, as soon as practicable after the relevant facts have come to such director’s knowledge, declare the nature of such director’s interest at a board of directors’ meeting.

In addition, a director who holds any office or possesses any property whereby whether, directly or indirectly, duties or interests might be created in conflict with such director’s duties or interests as director, is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors.

The Singapore Companies Act extends the scope of this statutory duty of a director to disclose any interests by pronouncing that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and stepdaughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director consists only of being a member or creditor of a corporation which is interested in the proposed transaction with us if the interest may properly be regarded as immaterial. Where the

The duty to disclose conflicts of interests in transactions or proposed transactions with the company, or by virtue of holding any office or property, and shareholdings and interests in shareholdings in the company or related corporation and changes thereof, will be extended to the Chief Executive Officer of a company. The Chief Executive Officer’s interests will include interests of family members.

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proposed transaction relates to any loan to us, no disclosure need be made where the director has only guaranteed or joined in guaranteeing the repayment of such loan, unless our articles of association provide otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director is also a director of that corporation, unless our articles of association provide otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits us from making a loan to our directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. Companies are also prohibited from making loans to its directors’ spouse or children (whether adopted or naturally or stepchildren), or giving a guarantee or security in connection with such a loan.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	There are no equivalent provisions under the Singapore Companies Act.	Not applicable.

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Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its Certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.	Not applicable.

Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.	The articles of association of a Singapore company typically provide that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting. Our articles association provide that our shareholders may grant to our board the general authority to issue such preference shares until the next general meeting. For further information, see “Risk Factors—Risks Related to our Corporate Structure—Our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our board of directors in its sole discretion,” and “Description of Share Capital—Memorandum and Articles of Association—Preference Shares.”	Not applicable.

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In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Singapore law does not generally prohibit a corporation from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

However, under the Singapore Code on Take-overs and Mergers, if, in the course of an offer, or even before the date of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

For further information on the Singapore Code on Take-overs and Mergers, see “Description of Share Capital—Memorandum and Articles of Association—Takeovers.”

Exchange Listing

We are in the process of applying for the listing of our ordinary shares on the NYSE under the ticker symbol “ICP.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is                                              .

SHARES ELIGIBLE FOR FUTURE SALE

We are issuing             ordinary shares in this offering, assuming no exercise of the underwriters’ option to purchase additional shares, representing approximately     % of our total outstanding ordinary shares (after giving effect to this offering). All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares, and although we are in the process of applying to list our ordinary shares on the NYSE, we cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-up Agreements

We, our executive officers and directors and Kenon, our controlling shareholder, have entered into lock-up agreements. Pursuant to such lock-up agreements, such persons have agreed that, subject to certain exceptions, from the date of this prospectus continuing through the date 180 days after the date of this prospectus, they will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares or any securities convertible or exchangeable for our ordinary shares, without the prior written consent of the representatives.

Rule 144

All of our ordinary shares outstanding prior to this offering may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and, in the case of our ordinary shares that are restricted securities, has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding which will equal approximately shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares; and

•	the average weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144 under the Securities Act, but without compliance with some of the restrictions, including the holding period, contained in Rule 144 under the Securities Act.

Registration Rights Agreement

In connection with the initial public offering of our ordinary shares, we expect to enter into a registration rights agreement with Kenon with regard to the shares that will be owned by Kenon, as well as in respect of any shares which Kenon may purchase in the future (all such shares, the Registrable Securities). Under the registration rights agreement, Kenon will have the right to cause us to register under the Securities Act, and applicable state securities laws, the offer and sale by Kenon of the Registrable Securities. Subject to the terms and conditions of our registration rights agreement, this registration right will allow Kenon or certain qualified assignees of Kenon holding any Registrable Securities to require registration of such Registrable Securities and to include any such Registrable Securities in a registration by us of ordinary shares, including ordinary shares offered by us or by any other shareholder. In connection with any registration of ordinary shares held by Kenon or certain qualified assignees of Kenon, we will agree to indemnify Kenon and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will agree to bear all costs and expenses incidental to any registration, excluding any underwriting discounts.

The foregoing summary of the registration rights agreements is subject to, and is qualified in its entirety by, the full text of our registration rights agreement with Kenon, a copy of which will be filed as an exhibit to this prospectus.

TAXATION

U.S. Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax considerations of the acquisition, ownership and disposition of our ordinary shares under the United States Internal Revenue Code of 1986, as amended, or the Code. Unless otherwise stated, this description addresses only the U.S. federal income tax consequences to U.S. Holders (as defined below) that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets (generally, property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including individual retirement accounts;

•	certain former citizens or long-term residents of the U.S.;

•	persons that received our ordinary shares as compensation for the performance of services;

•	persons that will hold our ordinary shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or holders that will hold our ordinary shares through such an entity;

•	U.S. Holders whose “functional currency” is not the U.S. Dollar; or

•	holders that own or have owned directly or indirectly 10.0% or more of the voting power or value of our ordinary shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the Code existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. The U.S. Internal Revenue Service, or the IRS, may take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares and such a position may be sustained. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the U.S. is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

Distributions

The gross amount of any distribution made to U.S. Holders with respect to our ordinary shares before reduction for any Singaporean taxes withheld therefrom will generally be includible in income as ordinary dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as ordinary dividend income. Non-corporate U.S. Holders may qualify for the lower rates of taxation applicable to “qualified dividend income” provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions provided that the Company is not a PFIC for the taxable year in which it pays a dividend, or during the preceding taxable year. Dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

Sale, Exchange or Other Disposition of Ordinary Shares

U.S. Holders will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and their adjusted tax basis in our ordinary shares, which gain or loss will be long-term capital gain or loss if the shares were held for more than one year at the time of disposition. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. Long-term capital gains are generally eligible for a preferential rate of taxation for certain non-corporate U.S. Holders. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average quarterly value of its total gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, and the excess of gains over losses from the disposition of assets which produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. For publicly traded corporations, the PFIC asset test described above is applied using the fair market value of the non-U.S. corporation’s assets. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above, unless certain elections are made by the U.S. Holder.

Based on our analysis of our source and amounts of our gross income, the composition of our gross assets, our intended use of proceeds of this offering, and the nature of our business, we believe that we were not a PFIC for the taxable year ended December 31, 2014, and do not expect to be classified as a PFIC for the taxable year ending December 31, 2015. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2015 taxable year until after the close of the taxable year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in each of those years, including, potentially, on how quickly we are able to utilize the cash proceeds from this offering in our business. Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, a decline in the value of our ordinary shares may result in our becoming a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.

If we were a PFIC, certain information reporting consequences may apply and certain elections (including a mark-to-market election) may be available to U.S. holders with respect to our ordinary shares that may mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Foreign Asset Reporting

Certain individual U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received on ordinary shares, unless such holder conducts a trade or business in the U.S. and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the U.S.).

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

•	such gain is effectively connected with conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the U.S.); or

•	such holder is an individual and has been present in the U.S. for 183 days or more in the taxable year of such sale or exchange, and certain other conditions are met.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATION.

Material Singapore Tax Considerations

The following discussion is a summary of Singapore income tax, goods and services tax, or GST and stamp duty considerations relevant to the acquisition, ownership and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or the interpretation of such laws or guidelines occurring after such date, which changes could be made on a retrospective basis. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to acquire, own or dispose of our ordinary shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective shareholders are advised to consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of our ordinary shares, taking into account their own particular circumstances. The statements below are based upon the assumption that we are tax resident in Singapore for Singapore income tax purposes. It is emphasized that neither we nor any other persons involved in this registration statement accepts responsibility for any tax effects or liabilities resulting from the acquisition, holding or disposal of our ordinary shares.

Income Taxation Under Singapore Law

Dividends with Respect to Ordinary Shares

Under the one-tier corporate tax system which currently applies to all Singapore tax resident companies, tax on corporate profits is final, and dividends paid by a Singapore tax resident company will be exempt from further Singapore tax in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Capital Gains upon Disposition of Ordinary Shares

Under Singapore’s territorial basis of taxation, only income which is sourced in Singapore or received in Singapore from outside Singapore (foreign-sourced) will fall within Singapore’s income tax net.

There is no capital gains tax in Singapore. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our ordinary shares may be construed to be of an income nature and subject to Singapore income tax, if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade or business in Singapore. However, under Singapore income tax laws, any gains derived by a divesting company from its disposal of ordinary shares in an investee company between June 1, 2012 and May 31, 2017 (both dates inclusive) are generally not taxable if immediately prior to the date of the relevant disposal, the investing company has held at least 20% of the ordinary shares in the investee company for a continuous period of at least 24 months.

Notwithstanding the above, with respect to gains on disposal derived by foreign investors, there may be grounds to support an offshore claim (so that such claims will not be subject to Singapore income tax) if: (1) the foreign investor is not a tax resident in Singapore; (2) the foreign investor does not maintain a permanent establishment in Singapore, to which the divestment gains may effectively be connected; and (3) the entire process (including the negotiation, deliberation, execution of the acquisition and sale, etc.) leading up to the actual acquisition and sale of the shares is performed outside of Singapore.

Goods and Services Tax

The issue or transfer of ownership of our ordinary shares would be exempt from Singapore GST. Hence, the holders would not incur any GST on the subscription or subsequent transfer of the shares.

Stamp Duty

Where our ordinary shares evidenced in certificated forms are disposed of and the instrument of transfer is executed in Singapore, stamp duty is payable on the instrument of transfer at the rate of 0.2% of the consideration for or market value of our ordinary shares, whichever is higher.

Where such instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of our ordinary shares. However, stamp duty will be payable if such instrument of transfer is executed outside Singapore and is received in Singapore.

The instrument of transfer for our ordinary shares evidenced in certificated forms must be stamped within 14 days of execution if such instrument of transfer is executed in Singapore, or, within 30 days after receiving such instrument of transfer in Singapore if such instrument of transfer is executed outside of Singapore. The stamp duty is borne by the purchaser unless there is an agreement to the contrary.

However, on the basis that any transfer instruments in respect of our ordinary shares traded on the NYSE are executed outside Singapore through our transfer agent and share registrar in the United States for registration in our branch share register maintained in the United States (without any transfer instruments being received in Singapore), there should be no stamp duty payable in Singapore on such transfers.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, or the representatives, of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of our ordinary shares set forth opposite its name below.

Underwriter	Number of Ordinary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of our ordinary shares sold under the underwriting agreement if any of these ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and ICP have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering our ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer our ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per ordinary share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ordinary shares.

	Per Ordinary Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to IC Power	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Purchase Additional Ordinary Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to              additional ordinary shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ordinary shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our controlling shareholder Kenon and our executive officers and directors have agreed not to sell or transfer any of our ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with our ordinary shares, for 180 days after the date of this prospectus without first obtaining the prior written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our ordinary shares;

•	sell any option or contract to purchase any of our ordinary shares;

•	purchase any option or contract to sell any of our ordinary shares;

•	grant any option, right or warrant for the sale of any of our ordinary shares;

•	lend or otherwise dispose of or transfer any of our ordinary shares;

•	request or demand that we file a registration statement related to our ordinary shares; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our ordinary shares whether any such swap or transaction is to be settled by delivery of our ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to our ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with our ordinary shares. It also applies to our ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We intend to apply to list our ordinary shares on the NYSE, under the symbol “ICP.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of our ordinary shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined through negotiations among us and the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our Company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our ordinary shares may not develop. It is also possible that after the offering our ordinary shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of our ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of our ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of our ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of our ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of our ordinary shares available for purchase in the open market as compared to the price at which they may purchase our ordinary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing our ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in our ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in our ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, Credit Suisse has provided lending services to one of our affiliates and other financial services in connection with a financing to one of our affiliates.

Selling Restrictions

Our ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, or Member State, no offer of our ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive (as defined below):

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of our ordinary shares is made or who receives any communication in respect of an offer of our ordinary shares, or who initially acquires any of our ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any of our ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, our ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where our ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our ordinary shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of our ordinary shares. Accordingly any person making or intending to make an offer in that Member State of our ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of our ordinary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our ordinary shares to the public” in relation to any of our ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

Our ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, our ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of our ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our ordinary shares.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our ordinary shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

Our ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

Our ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

Our ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in the People’s Republic of China

This offering has not been approved or registered in the People’s Republic of China, or the PRC. This prospectus may not be circulated or distributed in the PRC and our ordinary shares may not be offered or sold, and will not be offered or sold to any person for the re-offering or resale, directly or indirectly, to any person in the PRC, except to the extent consistent with applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Singapore

This prospectus has not been will not be lodged or registered as a prospectus by the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares may not be issued, circulated or distributed, nor may our ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are initially subscribed for or purchased pursuant to an offer made in reliance of our exemptions under Section 274 or 275 of the SFA, within the period of six months from the date of the initial subscription or purchase, these ordinary shares should only be sold in Singapore to institutional investors (as defined in Section 4A(1)(c) of the SFA), relevant persons (as defined in Section 275(2) of the SFA) or any person pursuant to Section 275(1A) of the SFA.

Where the ordinary shares are subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor(as defined in Section 4A(1)(c) of the SFA) or to a relevant person ( as defined in Section 275(2) of the SFA), or to any person pursuant to an offer that is made on terms that such securities of that corporation or such rights or interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further, for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law;

Notice to Prospective Investors in Argentina

This prospectus has not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The prospectus may not be publicly distributed in Argentina. Neither we nor the underwriters will solicit the public in Argentina in connection with this prospectus.

Notice to Prospective Investors in Brazil

The offer of our ordinary shares described in this prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule No. 400, of December 29, 2003, as amended. The offer and sale of our ordinary shares have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). Our ordinary shares have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

The offer of our ordinary shares described herein is governed by the General Rule (Norma de Carácter General) 336 of June 27, 2012, issued by the Chilean Superintendency of Securities and Insurance, or the SVS. The offer relates to our ordinary shares not registered with the Securities Registry or the Registry of Foreign Securities of the SVS, so our ordinary shares are not subject to the oversight of the SVS. Since our ordinary shares are unregistered securities in Chile, we have no obligation to deliver in Chile public information regarding our ordinary shares. Our ordinary shares may not be sold in a public offering in Chile unless they are registered in the Securities Registry or the Registry of Foreign Securities of the SVS.

Notice to Prospective Investors in Colombia

Our ordinary shares have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will they be registered in the Colombian National Registry of Securities and Issuers or listed on a regulated securities trading system such as the Colombian Stock Exchange.

Notice to Prospective Investors in Mexico

Our ordinary shares described in this prospectus are not being offered, sold or traded in Mexico pursuant to, and do not constitute, a public offering (oferta pública) in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores), as amended, or LMV, or the general rules, regulations and other general provisions, the General Issuer’s Rules, issued by the Mexican Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) , or CNBV, nor is the offering contemplated hereby being authorized by the CNBV; therefore, any such ordinary shares may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in Mexico, except pursuant to a private placement exemption or other exemptions set forth in the LMV. As such, this offering can be made to any person in Mexico so long as the offering is conducted on a direct and personal basis and it complies, among other requirements as set forth under the LMV and the General Issuer’s Rules, with the following:

(a)	it is made to persons who are institutional investors (inversionistas institucionales) within the meaning of Article 2, Roman numeral XVII, of the LMV and regarded as such pursuant to the laws of Mexico, or qualified investors (inversionistas calificados) within the meaning of Article 2, Roman numeral XVI, of the LMV, and have the income, assets or qualitative characteristics provided for under Article 1, Roman numeral XIII of the General Issuer’s Rules, which require maintenance, in average over the past year, of investments in securities (within the meaning of the LMV) for an amount equal or greater than 1,500,000 Investment Units (Unidades de Inversión), or UDIs, or in each of the last two years had a gross annual income equal to or greater than 500,000 UDIs; or

(b)	it is made to persons who are shareholders of companies which fulfill their corporate purpose exclusively or substantially with such securities (e.g., investment companies authorized to invest in such securities); or

(c)	it is made pursuant to a plan or applicable program for our or our affiliates’ employees or groups of employees; or

(d)	it is made to less than 100 persons, to the extent such persons do not qualify under (a), (b) or (c) above.

In identifying proposed purchasers for our ordinary shares in Mexico, the underwriters will only contact persons or entities whom they reasonably believe are within one of the four categories described in the immediately preceding paragraph in items (a) through (d). The underwriters may further require you to expressly reiterate that you fall into one of the above mentioned categories, that you further understand that the private offering of our ordinary shares has less documentary and information requirements than public offerings do, and to waive the right to claim on any lacking thereof.

This prospectus may not be publicly distributed in Mexico, whether through mass media to indeterminate subjects or otherwise, and it is not intended to serve as an application for the registration of our ordinary shares before the CNBV or listing of our ordinary shares before the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), or the BMV, nor as a prospectus in connection with a public offering in Mexico. This prospectus is solely our responsibility and has not been reviewed or authorized by the CNBV. The CNBV has not assessed or passed on the investment quality of our ordinary shares, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in this prospectus. In making an investment decision, all investors, including any Mexican investors who may acquire our ordinary shares from time to time, must rely on their own review and examination of the Company. The acquisition of our ordinary shares by an investor who is a resident of Mexico will be made under its own responsibility.

Notice to Prospective Investors in Panama

Our ordinary shares have not been, and will not be, registered for public offering in Panama with the Panamanian Superintendency of the Securities Market (Superintendencia del Mercado de Valores, previously the National Securities Commission of Panama) under Decree-Law 1 of July 8, 1999, as reformed by Law 67 of 2011, or the Panamanian Securities Act. Accordingly, our ordinary shares may not be offered or sold in Panama or to persons domiciled in Panama, except in certain limited transactions exempted from the registration requirements of the Panamanian Securities Act. Our ordinary shares do not benefit from tax incentives accorded by the Panamanian Securities Act, and are not subject to regulation or supervision by the Panamanian Superintendency of the Securities Market as long as our ordinary shares are privately offered to no more than 25 persons domiciled in Panama and result in the sale to no more than 10 of such persons.

Notice to Prospective Investors in Peru

Our ordinary shares may not be offered or sold in Peru except in compliance with the requirements under applicable securities laws. The information contained in this prospectus has not been and will not be registered with or approved by the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores) or the Lima Stock Exchange (Bolsa de Valores de Lima). Accordingly, our ordinary shares may not be offered or sold in Peru, except if such offering is considered a private offering under the applicable securities laws and regulations of Peru. Investors in Peru, as defined by Peruvian legislation, must rely on their own examination of the terms of this offering to determine their ability to invest in our ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. Our ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our ordinary shares offered should conduct their own due diligence on our ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES OF THE OFFERING

We estimate the expenses in connection with the issuance and distribution of our ordinary shares in this offering, other than underwriting discounts and commissions, as follows:

SEC registration fee	$
NYSE listing fee
Printing expenses
Legal fees and expenses
Accountants’ fees and expenses
FINRA filing fee
Miscellaneous costs
Total	$

We anticipate that the total underwriting discounts and commissions on ordinary shares sold by us will be approximately $        , or     % of the gross proceeds of the offering. We will be responsible for the underwriting discounts and commissions related to this offering and for the expenses of the offering listed above.

All amounts in the table are estimates except the SEC registration fee, the NYSE listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, United Kingdom. The validity of our ordinary shares offered by this prospectus and other legal matters concerning this offering relating to Singapore law will be passed upon for us by Wong Partnership LLP, Singapore. Certain legal matters concerning this offering will be passed upon for the underwriters by Morgan Lewis Stamford LLC, Singapore, with respect to Singapore law, and White & Case LLP, Miami, Florida, with respect to U.S. law.

EXPERTS

The consolidated financial statements of I.C. Power Ltd. and its subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 have been included herein in reliance upon the report of Somekh Chaikin, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Generandes Perú S.A. and subsidiaries as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2013 and 2012, have been included herein in reliance upon the report of Caipo y Asociados S. Civil de R.L., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and relevant exhibits and schedules) under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each summary or outline in this prospectus of a document filed as an exhibit to the registration statement incorporating by reference particular items, sections or paragraphs of such exhibit is qualified in its entirety by the full contents of such exhibit.

We will make available free of charge on or through our Internet website, www.icpower-group.com, all of our annual and interim reports and all amendments to those reports as soon as reasonably practicable after such material is filed electronically with, or furnished to, the SEC. Copies of our investor information is also available on our Internet website. We will provide electronic or paper copies of these documents free of charge upon request. The SEC also maintains a website at www.sec.gov that will contain reports and other information that we file electronically with the SEC.

We are not currently subject to the informational requirements of the Exchange Act. Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements and information statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within four months after the end of our fiscal year ended December 31, 2015 and each subsequent fiscal year, an annual report on Form 20-F containing consolidated financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm. You can inspect and copy the registration statements, reports and other information filed with the SEC at the public reference facility maintained by the SEC at 100 F. Street, N.E., Washington, DC 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings will also be available to the public on the SEC’s internet website at http://www.sec.gov.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

I.C. Power Ltd. Unaudited Condensed Consolidated Interim Financial Statements for the Three Months Ended March 31, 2015 and 2014

IC Power Ltd.

Condensed Consolidated Interim

Financial Statements

As at March 31, 2015

(Unaudited)

In thousands of U.S. Dollars

IC POWER LTD.

Condensed Consolidated Interim Statement of Financial Position (Unaudited) as at

	March 31 2015	March 31 2014*	December 31 2014
	US$ thousands	US$ thousands	US$ thousands
Current assets
Cash and cash equivalents	455,445	615,170	583,296
Short-term deposits and restricted cash	175,398	46,935	207,646
Trade receivables	179,108	181,114	181,358
Other receivables and debit balances	70,131	47,542	58,106
Income tax receivable	3,536	1,132	3,332
Inventories	59,463	38,872	55,335

Total current assets	943,081	930,765	1,089,073

Non-current assets
Restricted cash	28,352	—	28,351
Investments in associated companies	8,788	284,127	9,625
Investments in other companies	—	3,370	—
Deposits and other debit balances, including derivative instruments	38,401	36,603	28,233
Income tax receivable	8,030	3,542	6,779
Deferred taxes, net	42,595	29,014	42,609
Property, plant and equipment	2,633,384	2,100,452	2,515,099
Intangible assets	138,464	130,193	138,734

Total non-current assets	2,898,014	2,587,301	2,769,430

Total assets	3,841,095	3,518,066	3,858,503

Current liabilities
Credit from banks and others	163,021	254,345	161,486
Loans and capital notes from parent company	—	166,525	—
Trade payables	172,569	109,918	143,639
Other payables and credit balances, including derivative instruments	85,820	100,732	112,680
Provisions	31,309	37,177	27,187
Income taxes payable	4,570	11,093	6,766

Total current liabilities	457,289	679,790	451,758

Non-current liabilities
Loans from banks and others	1,475,219	1,008,757	1,499,504
Loans and capital notes from parent company	—	79,116	—
Debentures	683,372	679,684	686,942
Derivative instruments	26,224	11,874	21,045
Deferred taxes, net	151,223	129,388	144,719
Other long term liabilities	22,815	23,130	23,982

Total non-current liabilities	2,358,853	1,931,949	2,376,192

Total liabilities	2,816,142	2,611,739	2,827,950

Equity
Share capital and premium	430,572	430,572	430,572
Capital reserves	(22,760)	18,701	(18,051)
Retained earnings	416,225	258,558	402,708

Total equity attributable to the equity holders of the Company	824,037	707,831	815,229

Non-controlling interest	200,916	198,496	215,324

Total equity	1,024,953	906,327	1,030,553

Total liabilities and equity	3,841,095	3,518,066	3,858,503

* Restated and Reclassified—See Note 3

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statement of Income (Unaudited)

	For the three month period ended March 31		For the year ended December 31 2014
	2015	2014*
	US$ thousands	US$ thousands	US$ thousands
Continuing Operations
Sales	321,933	324,825	1,372,230
Cost of sales (excluding depreciation and amortization)	(223,772)	(223,563)	(936,722)
Depreciation and amortization	(25,615)	(22,008)	(100,996)

Gross profit	72,546	79,254	334,512
General, selling and administrative expenses	(15,694)	(10,095)	(68,673)
Asset write-off	—	—	(34,673)
Gain on bargain purchase	—	23,651	68,210
Measurement to fair value of pre-existing share	—	—	2,674
Other expenses	(453)	(119)	(10,806)
Other income	429	2,342	16,883

Operating income	56,828	95,033	308,127

Financing expenses	23,095	23,097	112,897
Financing expenses on IC capital notes settlement	—	—	12,602
Financing income	(1,560)	(967)	(6,137)

Financing expenses, net	21,535	22,130	119,362

Share in income of associated companies	(8)	922	2,000

Income before taxes from continuing operations	35,285	73,825	190,765

Taxes on income	(13,002)	(16,661)	(50,322)

Net income from continuing operations	22,283	57,164	140,443

Discontinued operations
Net income from discontinued operations, net of tax	—	5,866	128,055

Net income for the period	22,283	63,030	268,498

Attributable to:
Equity holders of the Company	15,632	54,807	236,281
Non-controlling interest	6,651	8,223	32,217

Net income for the period	22,283	63,030	268,498

*	Restated and Reclassified—See Note 3

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statement of Comprehensive Income (Unaudited)

	For the three month period ended March 31		For the year ended December 31 2014
	2015	2014*
	US$ thousands	US$ thousands	US$ thousands
Net income for the period	22,283	63,030	268,498

Components of other comprehensive loss items that may be subsequently reclassified to profit or loss
Foreign currency translation differences in respect of foreign operations	(3,573)	770	(9,771)
Foreign currency translation differences for foreign operations recognized in profit and loss	—	—	(24,891)
Group’s share in comprehensive income from investment in associated companies	—	(17)	(17)
Change in fair value of derivatives used to hedge cash flows	(3,271)	(2,009)	(8,820)
Tax benefit on other comprehensive loss	898	560	2,303

Other comprehensive loss for the period, net of tax	(5,946)	(696)	(41,196)

Total comprehensive income for the period	16,337	62,334	227,302

Attributable to:
Equity holders of the company	10,923	54,460	199,182
Non-controlling interest	5,414	7,874	28,120

Total comprehensive income for the period	16,337	62,334	227,302

*	Restated and Reclassified—See Note 3

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited)

	Attributable to equity holders of the Company						Non- controlling interests	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the three-month period ended March 31, 2015
Balance as at January 1, 2015	430,572	(28,495)	(12,796)	23,240	402,708	815,229	215,324	1,030,553
Dividends to non-controlling interests in subsidiaries	—	—	—	—	—	—	(1,744)	(1,744)
Acquisition of controlling interest	—	—	—	—	(1,922)	(1,922)	(18,078)	(20,000)
Net income for the period	—	—	—	—	15,632	15,632	6,651	22,283
Other comprehensive loss for the period, net of tax	—	(2,862)	(1,847)	—	—	(4,709)	(1,237)	(5,946)
Other	—	—	—	—	(193)	(193)	—	(193)

Balance as at March 31, 2015	430,572	(31,357)	(14,643)	23,240	416,225	824,037	200,916	1,024,953

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited) (cont’d)

	Attributable to equity holders of the Company						Non- controlling interests	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the three-month period ended March 31, 2014
Balance as at January 1, 2014	430,572	3,445	(7,637)	23,240	203,751	653,371	145,606	798,977
Non-controlling interest in respect of business combination	—	—	—	—	—	—	35,800	35,800
Non-controlling shareholder contribution	—	—	—	—	—	—	9,216	9,216
Net income for the period	—	—	—	—	54,807	54,807	8,223	63,030	*
Other comprehensive loss for the period, net of tax	—	763	(1,110)	—	—	(347)	(349)	(696)
	—

Balance as at March 31, 2014	430,572	4,208	(8,747)	23,240	258,558	707,831	198,496	906,327

*	Restated—See note 3

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited) (cont’d)

	Attributable to equity holders of the Company						Non- controlling interests	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the year ended December 31, 2014
Balance as at January 1, 2014	430,572	3,445	(7,637)	23,240	203,751	653,371	145,606	798,977
Non-controlling interests in respect of business combination	—	—	—	—	—	—	35,800	35,800
Dividends to non-controlling interests in subsidiaries	—	—	—	—			(13,910)	(13,910)
Dividends to parent company	—	—	—	—	(37,324)	(37,324)	—	(37,324)
Non-controlling shareholder contribution	—	—	—	—	—	—	19,577	19,577
Transactions with controlling shareholder	—	—	—	—	—	—	131	131
Net income for the year	—	—	—	—	236,281	236,281	32,217	268,498
Other comprehensive loss for the year, net of tax	—	(31,940)	(5,159)	—	—	(37,099)	(4,097)	(41,196)

Balance as at December 31, 2014	430,572	(28,495)	(12,796)	23,240	402,708	815,229	215,324	1,030,553

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	For the three month period ended March 31		For the year ended December 31 2014
	2015	2014*
	US$ thousands	US$ thousands	US$ thousands
Cash flows from operating activities
Net income for the period	22,283	63,030	268,498
Adjustments:
Depreciation and amortization	29,079	22,910	108,413
Asset write-off	—	—	34,673
Financing expenses, net	21,535	22,130	119,362
Share in loss (income) of associated companies	8	(922)	(2,000)
Loss on sale of fuel inventories	—	—	1,991
Bad debt expense	112	—	628
Share-based payment transactions	(679)	41	2,541
Income tax expenses	13,002	16,661	50,322
Gain on bargain purchase (negative goodwill)	—	(23,651)	(68,210)
Measurement to fair value of pre-existing share	—	—	(2,674)
Loss on disposal of property, plant and equipment	26	155	7,859
Net income from discontinued operations, net of tax	—	(6,068)	(114,028)

	85,366	94,286	407,375

Change in inventories	(4,127)	707	12,420
Change in trade and other receivables	(17,074)	(6,102)	21,132
Change in trade and other payables	(16,008)	9,587	521
Change in provisions and employee benefits	4,985	5,966	(4,046)

	53,142	104,444	437,402

Income taxes paid	(9,323)	(14,598)	(56,531)
Dividend received	637	598	5,877
Dividend received from discontinued operations	—	—	26,350

Net cash provided by operating activities	44,456	90,444	413,098

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	9	52	213
Short-term deposits and restricted cash, net	31,586	(36,916)	(221,472)
Business combinations	—	(29,166)	(69,986)
Acquisition of fixed assets	(127,610)	(69,217)	(425,880)
Acquisition of intangible assets	(1,547)	(3,930)	(11,483)
Value Added Tax, net of project under construction	(804)	(5,108)	(13,160)
Interest received	1,306	953	3,518
Effect of discontinued operations	—	28	359,938

Net cash used in investing activities	(97,060)	(143,304)	(378,312)

Cash flows from financing activities
Dividend paid to non-controlling interest	(1,744)	—	(13,910)
Receipt of long-term loans, capital notes and debentures	—	184,502	666,621
Repayment of long-term loans and debentures and capital notes	(26,142)	(37,552)	(374,152)
Acquisition of non-controlling interests	(20,000)	—	—
Interest paid	(19,737)	(16,759)	(94,627)
Proceeds from non-controlling shareholder contribution	—	9,216	19,577
Short-term credit from banks and others, net	(1,445)	14,132	19,927
Dividends paid to parent company	—	—	(37,324)
Issuance expenses	—	—	(9,187)
Payment of consent fee	—	—	(1,012)
Effect of discontinued operations	—	(1,328)	(128,709)

Net cash provided by (used in) financing activities	(69,068)	152,211	47,204

Net increase (decrease) in cash and cash equivalents	(121,672)	99,351	81,990
Cash and cash equivalents at beginning of the period	583,296	516,804	516,804
Effect of changes in the exchange rate on cash and cash equivalents	(6,179)	(985)	(15,498)

Cash and cash equivalents at end of the period	455,445	615,170	583,296

Non-cash investing transactions:
Acquisition of fixed assets under lease contract	—	—	(107,688)
Amortization of transaction costs capitalized	(23,378)	(1,092)	(34,020)
Purchase of fixed assets on credit and others	(8,528)	(8,014)	(9,000)

*	Restated and Reclassified—See Note 3

The notes to the condensed interim consolidated financial statements are an integral part thereof.

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 1—The Reporting Entity

I.C. Power Ltd. (hereinafter—“the Company”) is an Israeli-resident company that was incorporated on January 4, 2010 as a private company and its registered address is 23 Aranha St., Tel-Aviv, Israel. The Company’s corporate offices are located in Lima, Peru.

As of January 6, 2015, IC Power Ltd. was a wholly-owned subsidiary of Israel Corporation Ltd. (hereinafter—“Israel Corp.”) On January 7, 2015, Israel Corp. transferred all of IC Power’s shares to Kenon Holdings Ltd. (“Kenon”) as part of its internal reorganization. Kenon is a publicly listed company in the New York Stock Exchange and the Tel Aviv Stock Exchange.

The Group’s condensed financial statements as at March 31, 2015 include those of the Company and its subsidiaries (hereinafter—“the Group”) and as well as the Group’s share in associated companies. The Group is engaged, through subsidiaries, in the operation of power generation plants and in the development of energy projects in Peru, Chile, Colombia, Dominican Republic, Bolivia, El Salvador, Jamaica, Nicaragua, Guatemala and Israel.

The condensed financial statements as at March 31, 2015 were initially authorized for issuance on May 13, 2015, and have been reauthorized for issuance on August 27, 2015 for the purpose of the registration of the shares of IC Power Pte. Ltd. with the U.S. Securities and Exchange Commission. Accordingly, certain amounts have been adjusted and certain disclosures amended as compared with the original financial statements, as indicated, where appropriate.

Note 2—Basis of Preparation of the Financial Statements

A. Declaration of compliance with International Financial Reporting Standards (IFRS) as issued by the IASB

The condensed consolidated interim financial statements were prepared in accordance with IAS 34 “Financial Reporting for Interim Periods” and do not include all of the information required in a complete set of annual financial statements. These statements should be read together with the financial statements for the year ended December 31, 2014 (hereinafter—“the Annual Financial Statements”).

The condensed consolidated interim financial statements were approved by the Company’s Board of Directors on August 27, 2015.

B. Functional currency and presentation currency

The United States dollar is the currency representing the main economic environment in which the Company operates and, accordingly, the dollar constitutes the functional and presentation currency in these financial statements. Currencies other than the dollar constitute foreign currency.

C. Use of estimates and judgment

In preparation of the condensed financial statements in accordance with IFRS, Company management is required to use judgment when making estimates and assumptions that affect implementation of the policies and the amounts of assets, liabilities, income and expenses. It is clarified that the actual results are likely to be different from these estimates.

Management’s judgment, at the time of implementing the Group’s accounting policies and the main assumptions used in the estimates involving uncertainty, are consistent with those used in the Annual Financial Statements.

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 3—Restatement and Reclassifications

During the last quarter of 2014 and following the guidelines stated in IFRS 3 Business Combinations, Inkia completed the final version of the fair value measurement related to the acquisition of AEI Nicaragua Holdings and Surpetroil which occurred on March 12, 2014 and March 28, 2014, respectively.

In addition, reclassifications were made in the financial statements regarding: provisions presented in a separate line in the Statement of Financial Position, and depreciation and amortization expenses presented in a separate line in the Statement of Income since this presentation is more appropriate for our companies.

As a result of the changes mentioned above, the comparative figures were restated and reclassified as of March 31, 2014. A summary of adjusted figures are presented below.

	March 31, 2014
	Original	Adjustments and Reclassifications	Modified
	US$ thousands
Statement of Financial Position:

Current assets:
Cash and cash equivalents	615,049	121	615,170
Trade receivables	181,023	91	181,114
Other receivables and debit balances	49,338	(1,796)	47,542
Income tax receivable	4,674	(3,542)	1,132
Inventories	39,152	(280)	38,872
Non-current assets:
Investments in associated companies	286,159	(2,032)	284,127
Deposits and other debit balances	38,102	(1,499)	36,603
Income tax receivable	—	3,542	3,542
Deferred taxes, net	38,638	(9,624)	29,014
Property, plant and equipment	2,092,503	7,949	2,100,452
Intangible assets	112,519	17,674	130,193

Current liabilities:
Credit from banks and others	263,383	(9,038)	254,345
Trade payables	147,239	(37,321)	109,918
Other payables and credit balances	106,331	(5,599)	100,732
Provisions	—	37,177	37,177
Income taxes payable	11,026	67	11,093
Non-current liabilities:
Loans from banks and others	1,010,526	(1,769)	1,008,757
Derivative instruments	11,884	(10)	11,874
Deferred taxes, net	112,822	16,566	129,388
Other long term liabilities	24,765	(1,635)	23,130

Equity:
Retained earnings	250,566	7,992	258,558
Non-controlling interests	194,322	4,174	198,496

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 3—Restatement and Reclassifications (cont’d)

	For the three months period ended March 31, 2014
	Original	Adjustments and Reclassifications	Modified
	US$ thousands
Statement of Income:

Sales	324,817	8	324,825
Cost of sales	(245,505)	21,942	(223,563)
Depreciation and amortization	—	(22,008)	(22,008)
General and administrative expenses	(10,258)	163	(10,095)
Gain on bargain purchase	—	23,651	23,651
Other expenses	(185)	66	(119)
Other income	18,015	(15,673)	2,342
Financing expenses	(25,136)	2,039	(23,097)
Financing income	995	(28)	967
Share in income of associated companies	9,362	(8,440)	922
Taxes on income	(17,000)	339	(16,661)
Net income from discontinued operations, net of tax	—	5,866	5,866
Net income for the period	55,105	7,925	63,030

Statement of Cash flow:

Cash flows from operating activities
Net income for the period	55,105	7,925	63,030
Depreciation and amortization	22,848	62	22,910
Finance expenses, net	24,141	(2,011)	22,130
Share in income of associated companies	(9,362)	8,440	(922)
Income tax expenses	17,000	(339)	16,661
Profit on acquisition at bargain price (negative goodwill)	(15,665)	(7,986)	(23,651)
Capital gains, net	221	(66)	155
Net income from discontinued operations, net of tax	—	(6,068)	(6,068)
Change in trade and other receivables	(11,196)	5,094	(6,102)
Change in trade and other payables	25,163	(15,576)	9,587
Change in provisions and employee benefits	(9,668)	15,634	5,966
Net cash provided by operating activities	85,335	5,109	90,444

Cash flows from investing activities
Business combinations	(29,286)	120	(29,166)
Acquisition of fixed assets	(66,228)	(2,989)	(69,217)
Value added tax, net of project under construction	—	(5,108)	(5,108)
Payments from transaction in derivatives, net	(4,167)	4,167	—
Interest received	981	(28)	953
Effect of discontinued operations	—	28	28
Net cash used in investing activities	(139,494)	(3,810)	(143,304)

Cash flows from financing activities
Interest paid	(16,909)	150	(16,759)
Effect of discontinued operations	—	(1,328)	(1,328)
Net cash provided by financing activities	153,389	(1,178)	152,211

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 4—Discontinued Operations

According to that stated in Note 5 of the Annual Financial Statements, the results and cash flows of discontinued operations are as follow:

(a) Results of discontinued operations:

	Three month period ended March 31 2014	December 31 2014
	US$ thousands	US$ thousands
Administrative expenses	(202)	(568)
Other income	—	14,595
Financing income	28	47
Finance expenses	(2,072)	(6,384)
Share of profit in associates	8,440	11,542
Income tax	(328)	(1,049)

	5,866	18,183

Capital Gain on Acter sale	—	132,246
Recycling of foreign exchange	—	24,891
Income tax on gain on sale of discontinued operation	—	(47,265)

Net gain on sale of discontinued operations	—	109,872

Profit from discontinued operation, net of tax	—	128,055

(b) Cash flows of discontinued operation:

	Three month period ended March 31 2014	December 31 2014
	US$ thousands	US$ thousands
Net cash used in operating activities	—	26,350
Net cash provided by investing activities	28	359,938
Net cash used in financing activities	(1,328)	(128,709)

Net cash flows of discontinued operations	(1,300)	257,579

Note 5—Non-Controlling Interest Acquisition

On December 31, 2014, Crystal Power Company and Inkia reached a settlement agreement in application of which Inkia bought the shares of Crystal in Nejapa Holdings for a consideration of US$ 20,000 thousand which became effective on January 6, 2015.

As a result of this agreement, Inkia increased its indirect holdings in Nejapa Power LLC from 70.85% to 100%. The difference between the consideration paid and the book value of US$1,922 thousand has been recorded as part of the Company’s shareholders’ equity, in the retained earnings category.

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 6—Cash and Cash Equivalents

	As at March 31 2015	As at December 31 2014

	US$ thousands	US$ thousands
Cash	114	105
Balance in banks (a)	268,979	393,526
Time deposits (b)	186,352	189,665

	455,445	583,296

(a)	Checking accounts are freely available and earn interest at market rates ranging from 0.05% to 5.50% p.a, except for Cerro del Aguila (CDA) and Samay, which can only use their funds for project costs payments. The reduction in the checking accounts is mainly explained by the disbursements incurred in CDA and Samay.
(b)	Time deposits are short-term investments made for periods ranging from one day to three months, depending on immediate cash requirements of the Group, and they earn interest at short-term deposit rates in US Dollars and other currencies ranging from 0.16% to 8.1% p.a.

Note 7—Property, Plant and Equipment, net

During the three months ended March 31, 2015, the Group acquired assets with a cost of approximately US$157,974 thousand, mainly for the construction of projects in Cerro del Aguila and Samay facilities.

	As at March 31 2015	As at December 31 2014
	US$ thousands	US$ thousands
Cost
Beginning balance	3,085,841	2,313,229
Additions and transfers	157,974	574,780
Translation differences affecting reserves	(12,898)	(62,713)
Business combinations	—	272,865
Disposals	(83)	(12,320)

Ending balance	3,230,834	3,085,841

Accumulated depreciation
Beginning balance	570,742	438,274
Additions and transfers	27,918	104,534
Translation differences affecting reserves	(1,153)	(3,424)
Asset write-off	—	34,673
Disposals	(57)	(3,315)

Ending balance	597,450	570,742

Net cost	2,633,384	2,515,099

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 8—Financial Instruments

Financial instruments measured at fair value for disclosure purposes only

The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, deposits and restricted cash, trade receivables, other receivables, trade payables, other payables and derivative instruments are the same or proximate to their fair value.

The fair values of the rest of the financial assets and financial liabilities, together with the carrying amounts in the condensed consolidated statements of financial position, are as follows:

	As at March 31, 2015		As at March 31, 2014		As at December 31, 2014
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
	US$ thousands
Loans	1,434,149	1,588,851	1,138,961	1,349,189	1,450,442	1,564,217
Debentures	701,242	834,193	694,111	983,557	703,952	819,572
Leases	186,221	195,187	109,714	116,227	193,538	212,835

	2,321,612	2,618,231	1,942,786	2,448,973	2,347,932	2,596,624

Fair value hierarchy

The table below presents recurring fair value measurements for financial instruments and financial liabilities. These fair value measurements are categorized into different levels in the fair value hierarchy based on the inputs to the valuation technique used. The different levels are defined as follow.

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the assets or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

	As at March 31, 2015	As at March 31, 2014	As at December 31, 2014
	Level 2
	US$ thousands
Financial Assets
Derivatives not used for hedging	233	—	322

	233	—	322

Financial Liabilities
Derivatives used for hedging	36,463	24,898	33,115
Derivatives not used for hedging	4,234	4,035	4,116

	40,697	28,933	37,231

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 8—Financial Instruments (cont’d)

Fair value hierarchy (cont’d)

The Group determines Level 2 fair values for derivatives using discounted cash flow technique, which uses contractual cash flows and a market-related discount rate.

Note 9—Segment Information

A. Basis for segmentation

The Company is only involved in the power generation business. There is no other relevant activity or line of business identified. Therefore, senior management team evaluates the business from a geographic perspective. They receive and review the information about the operating results and assets performance as of subsidiary level as well as of country level.

Peru, Israel, and Central America are the reportable segments identified for IC Power consolidated financial statements.

B. Information about reportable segments

For management purposes, the Group is organized into business units based on its geographic area, as follows:

	Peru	Israel	Central America	All other Segments	Adjustments	Total
For the three months ended March 31, 2015
Continuing Operations
Sales	108,363	87,580	78,129	47,861	—	321,933
Cost of Sales	(71,809)	(55,499)	(63,389)	(33,075)	—	(223,772)
Depreciation and amortization	(12,448)	(5,786)	(5,082)	(4,417)	2,118	(25,615)

Gross profit	24,106	26,295	9,658	10,369	2,118	72,546

General, selling and administrative expenses	(3,174)	(1,466)	(3,141)	(7,925)	12	(15,694)
Other income, net	—	—	129	(153)	—	(24)

Operating income	20,932	24,829	6,646	2,291	2,130	56,828

Financing expenses, net	(10,384)	(1,039)	(2,459)	(7,528)	(125)	(21,535)
Share in losses (income) of associated companies	—	—	—	(8)	—	(8)

Income before taxes from continuing operations	10,548	23,790	4,187	(5,245)	2,005	35,285

Taxes on income	(3,552)	(6,302)	(1,766)	(1,039)	(343)	(13,002)

Net income from continuing operations	6,996	17,488	2,421	(6,284)	1,662	22,283

Segment assets	1,782,203	701,564	464,763	1,108,005	(224,228)	3,832,307
Investment in associated companies	—	—	—	8,788	—	8,788
Segment liabilities	1,230,714	594,464	277,344	869,436	(155,816)	2,816,142

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 9—Segment Information (cont’d)

B. Information about reportable segments (cont’d)

	Peru	Israel	Central America	All other Segments	Adjustments	Total
For the three months ended March 31, 2014
Continuing Operations
Sales	123,183	109,467	48,180	43,995	—	324,825
Cost of Sales	(82,296)	(70,026)	(41,458)	(29,783)	—	(223,563)
Depreciation and amortization	(9,976)	(6,335)	(2,761)	(5,242)	2,306	(22,008)

Gross profit	30,911	33,106	3,961	8,970	2,306	79,254

General, selling and administrative expenses	(3,741)	(1,468)	(1,064)	(3,858)	36	(10,095)
Gain on bargain purchase	—	—	—	23,651	—	23,651
Other income, net	2,073	—	231	(81)	—	2,223

Operating income	29,243	31,638	3,128	28,682	2,342	95,033

Financing expenses, net	(7,817)	(5,004)	(441)	(8,768)	(100)	(22,130)
Share in losses (income) of associated companies	—	—	—	922	—	922

Income before taxes from continuing operations	21,426	26,634	2,687	20,836	2,242	73,825

Taxes on income	(7,391)	(7,063)	(499)	(1,357)	(351)	(16,661)

Net income from continuing operations	14,035	19,571	2,188	19,479	1,891	57,164

Segment assets	1,253,055	702,931	335,091	1,173,176	(233,684)	3,230,569
Investment in associated companies	—	—	—	287,497	—	287,497
Segment liabilities	756,482	652,931	182,775	1,111,016	(91,465)	2,611,739

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 9—Segment Information (cont’d)

B. Information about reportable segments (cont’d)

	Peru	Israel	Central America	All other Segments	Adjustments	Total
2014
Continuing Operations
Sales	436,673	413,578	307,618	214,361	—	1,372,230
Cost of Sales	(269,528)	(253,077)	(259,573)	(154,544)	—	(936,722)
Depreciation and amortization	(44,853)	(25,261)	(17,881)	(22,231)	9,230	(100,996)

Gross profit	122,292	135,240	30,164	37,586	9,230	334,512

General, selling and administrative expenses	(17,302)	(8,422)	(8,956)	(34,316)	323	(68,673)
Asset write-off	—	—	—	(34,673)	—	(34,673)
Gain on bargain purchase	—	—	—	68,210	—	68,210
Measurement to fair value of pre-existing share	—	—	—	2,674	—	2,674
Other income, net	3,224	—	60	3,311	(518)	6,077

Operating income	108,214	126,818	21,268	42,792	9,035	308,127

Financing expenses, net	(34,574)	(30,571)	(7,881)	(45,751)	(585)	(119,362)
Share in losses (income) of associated companies	—	—	—	2,000	—	2,000

Income before taxes from continuing operations	73,640	96,247	13,387	(959)	8,450	190,765

Taxes on income	(16,812)	(25,202)	(4,759)	(2,567)	(982)	(50,322)

Net income from continuing operations	56,828	71,045	8,628	(3,526)	7,468	140,443

Segment assets	1,755,641	718,373	451,782	1,159,793	(236,711)	3,848,878
Investment in associated companies	—	—	—	9,625	—	9,625
Segment liabilities	1,209,031	626,482	273,879	739,921	(21,363)	2,827,950

Note 10—Commitments and Contingent Liabilities

The main contingencies for the Group’s subsidiaries and associates are described as follows:

(a) Cerro del Aguila (CDA)

Río Mantaro Claim

Further to that stated in Note 29 (b) of the annual consolidated financial statements, in March 2015, CDA and the CDA EPC contractors amended the CDA EPC to address the claim delivered by the EPC contractors to CDA in April 2014, which demanded a six-month extension for the construction of the

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 10—Commitments and Contingent Liabilities (cont’d)

(a) Cerro del Aguila (CDA) (cont’d)

CDA Project and an approximately US$92 million increase in the total contract price of the CDA Project. Pursuant to the amendment, the CDA EPC contractors shall renounce any and all past, existing, or future claims against CDA, based on facts or events that occurred or were known, on or before the date of the amendment, in exchange for CDA’s (i) payment of US$40 million, subdivided into 4 payments over the course of the remaining construction period and subject to the achievement of certain milestones, and (ii) grant of the extensions of the CDA Project construction schedule that were previously requested by the CDA EPC contractors, which range between four and six months in length, depending upon the applicable CDA unit.

The amendment to the CDA EPC is subject to the approval of the lenders under the CDA Project Finance Facility. Upon the receipt of such approval, CDA will pay the first of the four US$10 million payments owed to the CDA EPC Contractors under the amendment. The payment of the remaining US$30 million will be contingent upon the CDA EPC contractors’ satisfaction of certain construction milestones specified in the amendment to the CDA EPC. On May 12, 2015, the banks have approved this amendment. On May 21, CDA made the first US$10 million payment.

CDA is expected to commence commercial operation in the second half of 2016. As a result of the settlement with the CDA EPC contractors, the estimated cost of the CDA Project is not expected to exceed US$950 million, depending upon CDA’s final utilization of the US$50 million contingency incorporated within the original US$910 million budgeted for the completion of the CDA Project.

(b) Kallpa Generación S.A.

Import Tax Assessment against Kallpa.

Further to that stated in Note 29 (d) of the Annual Financial Statements, and as a result of Kallpa I tax assessment, Kallpa paid approximately US$ 12.3 million, including interest and fines between March and April 2015. In addition, on April 15, 2015, Kallpa filed an appeal to the Superior Court of Lima.

Note 11—Additional Information

OPC

In January 2015, the Israeli Public Utility Authority updated the generation component of the TAOZ. This tariff is used to determine the energy price to be invoiced to OPC’s end users and also to calculate natural gas price indexation. As a result of this adjustment; the generation component was reduced by approximately 10% starting February 2015.

Note 12—Subsequent Events

(a) Samay I

On April 24, 2105 Samay I received proceeds in the aggregate amount of US$ 99,000 thousand under its finance credit facility. After this disbursement, Samay I has drawn US$ 252,000 thousand (equivalent to 81% of the total debt approved).

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as at March 31, 2015 (Unaudited)

Note 12—Subsequent Events (cont’d)

(b) Cerro del Aguila

On June 9, 2105 CDA received proceeds in the aggregate amount of US$ 85,000 thousand under its finance credit facility. After this disbursement, CDA has drawn US$ 547,000 thousand (equivalent to 93% of the total debt approved).

(c) OPC

EPC Agreement

On April 20, 2015, OPC and Daewoo executed a settlement agreement, according to which OPC will pay Daewoo approximately US$ 4,151 thousand in relation to the EPC Agreement and associated payments, and Daewoo will pay OPC US$ 1,817 thousand due to of warranty claims and additional issues.

Israeli Electricity Reform

In August 2015, Israel’s Public Utilities Authority (the PUAE) published a decision that Independent Power Producers (IPPs) in Israel would be obligated to pay system management service charges, which charges are retroactively effective as of June 1, 2013. According to the PUAE decision, the amount of system management service charges that would be payable by OPC from the effective date of July 6, 2013 to June 2015, is approximately NIS 152 million (approximately US$40 million), not including interest rate and linkage costs. The Company is considering the implications of this decision and may contest it.

In the financial statements as of December 31, 2014 and March 31, 2015 initially authorized for issuance, OPC recorded provisions for system management service charges and diesel surcharges, which were recorded in the statement of financial position in the aggregate amount of US$70 million and US$79 million as of December 31, 2014 and March 31, 2015, respectively. In the Company’s opinion, due to the PUAE decision, it is more likely than not that OPC will not be charged more than the amount that was indicated in the PUAE decision. Therefore, OPC revised the provisions as of December 31, 2014 such that the total balance of the provision as of December 31, 2014 is US$27 million and as of March 31, 2015 is US$31 million.

In August 2015, the PUAE also published for a public hearing regarding tariff update effective from September 9, 2015, and such tariff reflects a decline in average rates by approximately 7%. OPC uses privately negotiated rates to sell electricity to customers under its PPAs, but such rates are expressed as a discount to the generation component included within the PUAE rate, so a decline in public rates will result in a corresponding decline in OPC’s rates and, accordingly, its revenues. OPC’s main cost of sales is gas, and prices for the gas it consumes under its supply agreement with the Tamar Group are indexed to the PUAE generation component tariff and NIS/US$ exchange rate; however, this supply agreement also contains a floor price and, as a result of previous declines in the PUAE generation component tariff, OPC will soon begin to pay the floor price, which will result in a decline in OPC’s margins. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015.

IC POWER LTD.

Notes to the Condensed Consolidated Interim Financial Statements as of March 31, 2015 (Unaudited)

Note 12—Subsequent Events (cont’d)

(d) IC Power

On May 6, 2015 IC Power announced the execution of a Memorandum of Understanding with Hadera Paper Ltd. regarding the construction of a 120 megawatt cogeneration natural gas power plant. Both companies agreed to execute transaction agreements within 75 days of the date of the Memorandum, and to complete the transaction within 120 days of the signing date.

On June 8, 2015 IC Power executed an agreement with Hadera Paper Ltd., pursuant to which IC Power has agreed to acquire from Hadera Paper 100% of the shares in Advanced Integrated Energy Ltd. (Integrated Energy). Integrated Energy holds a conditional license for the construction of a 120MW cogeneration power station and operates Hadera Paper’s energy center at Hadera Paper’s site which currently supplies electricity and steam to Hadera Paper’s facility. Consideration for the transaction is NIS 60 million (approximately US$15.6 million). Additional investments by IC Power will be required to enable Integrated Energy to complete construction of the power plant, which is expected to commence operations in the second half of 2018. Completion of the acquisition is subject to satisfaction of various conditions precedent, including receipt of the required regulatory approvals, and the parties have the right to terminate the agreement if such conditions are not met by the end of 2015.

On August 14, 2015, after fulfilling the conditions precedent contemplated in the aforementioned agreement, IC Power completed the acquisition of Integrated Energy.

IC Power Ltd.

Consolidated Financial

Statements

As at December 31, 2014

In thousands of U.S. Dollars

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of IC Power Ltd

We have audited the accompanying consolidated statements of financial position of IC Power Ltd. and subsidiaries (the Company) as at December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel

August 27, 2015

IC POWER LTD.

Consolidated Statements of Financial Position as at December 31

		2014	2013
	Note	US$ thousands	US$ thousands
Current assets
Cash and cash equivalents	6	583,296	516,804
Short-term deposits and restricted cash	7	207,646	9,110
Trade receivables	8	181,358	138,261
Other receivables and debit balances	9	58,106	30,486
Income tax receivable		3,332	376
Inventories	10	55,335	28,568

Total current assets		1,089,073	723,605

Non-current assets
Restricted cash	7	28,351	—
Investments in associated companies	11	9,625	286,385
Investments in other companies		—	3,370
Deposits and other debit balances, including derivative instruments		28,233	31,138
Income tax receivable		6,779	—
Deferred taxes, net	25	42,609	25,645
Property, plant and equipment	12	2,515,099	1,874,955
Intangible assets	13	138,734	90,385

Total non-current assets		2,769,430	2,311,878

Total assets		3,858,503	3,035,483

Current liabilities
Credit from banks and others	14	161,486	243,763
Trade payables	16	143,639	*91,551
Other payables and credit balances, including derivative instruments	17	112,680	79,350
Provisions	18	27,187	*21,573
Income taxes payable		6,766	14,578

Total current liabilities		451,758	450,815

Non-current liabilities
Loans from banks and others	14	1,499,504	788,262
Loans and capital notes from parent company	15	—	242,266
Debentures	14	686,942	637,140
Derivative instruments	17	21,045	9,921
Deferred taxes, net	25	144,719	85,935
Other long term liabilities	17	23,982	22,167

Total non-current liabilities		2,376,192	1,785,691

Total liabilities		2,827,950	2,236,506

Equity	19
Share capital and premium		430,572	430,572
Capital reserves		(18,051)	19,048
Retained earnings		402,708	203,751

Total equity attributable to the equity holders of the Company		815,229	653,371

Non-controlling interest	20	215,324	145,606

Total equity		1,030,553	798,977

Total liabilities and equity		3,858,503	3,035,483

(*) Reclassified—see Note 3(b).

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Consolidated Statements of Income for the Year Ended December 31

		2014	*2013	*2012
	Note	US$ thousands	US$ thousands	US$ thousands
Continuing Operations
Sales		1,372,230	873,370	576,256
Cost of sales (excluding depreciation and amortization)	21	(936,722)	(593,802)	(395,533)
Depreciation and amortization	12, 13	(100,996)	(71,627)	(51,426)
Gross Profit		334,512	207,941	129,297
General, selling and administrative expenses	22	(68,673)	(41,180)	(36,709)
Asset write-off	12	(34,673)	—	—
Gain on bargain purchase	4	68,210	1,320	—
Measurement to fair value of pre-existing share	4	2,674	—	—
Other expenses		(10,806)	(708)	(378)
Other income	23	16,883	4,240	6,855

Operating income		308,127	171,613	99,065

Financing expenses	24	112,897	85,694	49,348
Finance expenses on IC capital notes settlement	15, 24	12,602	—	—
Financing income	24	(6,137)	(5,543)	(5,092)

Financing expenses, net		119,362	80,151	44,256

Share in income of associated companies	11	2,000	1,929	2,486

Income before taxes from continuing operations		190,765	93,391	57,295

Taxes on income	25	(50,322)	(40,693)	(19,953)

Net income from continuing operations		140,443	52,698	37,342

Discontinued Operations
Net income from discontinued operations, net of tax	5	128,055	28,427	29,116

Net income for the period		268,498	81,125	66,458

Attributable to:
Owners of the company		236,281	66,415	57,013
Non-controlling interest	20	32,217	14,710	9,445

Net income for the year		268,498	81,125	66,458

Earnings per share
Basic earnings per share (in USD)	28	23.6	6.6	5.7
Earnings per share—Continuing operations
Basic earnings per share (in USD)	28	10.8	3.8	2.8

(*)	Reclassified—see Note 3(b) and Note 5(a).

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Consolidated Statement of Comprehensive Income for the Year Ended December 31

	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Net income for the year	268,498	81,125	66,458

Components of other comprehensive income
Items that may be subsequently reclassified to profit or loss
Foreign currency translation differences in respect of foreign operations	(9,771)	*2,006	*404
Foreign currency translation differences from discontinued operations that will be transferred to profit or loss	—	*(26,268)	*10,460
Foreign currency translation differences in respect of foreign operations from discontinued operations recognized in profit and loss	(24,891)	—	—
Group’s share in comprehensive income from investment in Associated companies	(17)	(104)	129
Change in fair value of derivatives used to hedge cash flows	(8,820)	(18,582)	(637)
Income tax on other comprehensive income	2,303	5,554	92

Other comprehensive income for the year, net of tax	(41,196)	(37,394)	10,448

Total comprehensive income for the year	227,302	43,731	76,906

Attributable to:
Owners of the company	199,182	31,842	67,726
Non-controlling interest	28,120	11,889	9,180

Total comprehensive income for the year	227,302	43,731	76,906

(*) Reclassified—see Note 3(b) and Note 5(a).

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Consolidated Statement of Changes in Equity

	Attributable to equity holders of the Company						Non- controlling interest	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder Reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the year ended December 31, 2014
Balance as at January 1, 2014	430,572	3,445	(7,637)	23,240	203,751	653,371	145,606	798,977
Non-controlling interests in respect of business combination	—	—	—	—	—	—	35,800	35,800
Dividends to non-controlling interests in subsidiaries	—	—	—	—	—	—	(13,910)	(13,910)
Dividends to parent company	—	—	—	—	(37,324)	(37,324)	—	(37,324)
Non-controlling Shareholder contribution	—	—	—	—	—	—	19,577	19,577
Transactions with controlling shareholder	—	—	—	—	—	—	131	131
Profit for the year	—	—	—	—	236,281	236,281	32,217	268,498
Other comprehensive income for the year, net of tax	—	(31,940)	(5,159)	—	—	(37,099)	(4,097)	(41,196)

Balance as at December 31, 2014	430,572	(28,495)	(12,796)	23,240	402,708	815,229	215,324	1,030,553

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Condensed Consolidated Interim Statement of Changes in Equity (cont’d)

	Attributable to equity holders of the Company						Non- controlling interest	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder Reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the year ended December 31, 2013
Balance as at January 1, 2013	430,572	28,211	2,170	20,965	137,336	619,254	128,835	748,089
Dividends to non-controlling interests in subsidiaries	—	—	—	—	—	—	(23,266)	(23,266)
Non-controlling Shareholder contribution	—	—	—	—	—	—	27,602	27,602
Controlling shareholder reserve	—	—	—	2,275	—	2,275	546	2,821
Profit for the year	—	—	—	—	66,415	66,415	14,710	81,125
Other comprehensive income for the year, net of tax	—	(24,766)	(9,807)	—	—	(34,573)	(2,821)	(37,394)

Balance as at December 31, 2013	430,572	3,445	(7,637)	23,240	203,751	653,371	145,606	798,977

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Condensed Consolidated Interim Statement of Changes in Equity (cont’d)

	Attributable to equity holders of the Company						Non- controlling interest	Total equity
	Share capital and premium	Translation reserve from foreign operations	Hedging reserve	Controlling shareholder Reserve	Retained earnings	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the year ended December 31, 2012
Balance as at January 1, 2012	430,572	17,298	2,370	19,613	80,323	550,176	72,071	622,247
Dividends to non-controlling interests in subsidiaries	—	—	—	—	—	—	(33)	(33)
Non-controlling Shareholder contribution	—	—	—	—	—	—	47,617	47,617
Controlling shareholder reserve	—	—	—	1,352	—	1,352	—	1,352
Profit for the year	—	—	—	—	57,013	57,013	9,445	66,458
Other comprehensive income for the year, net of tax	—	10,913	(200)	—	—	10,713	(265)	10,448

Balance as at December 31, 2012	430,572	28,211	2,170	20,965	137,336	619,254	128,835	748,089

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Consolidated Statements of Cash Flows for the Year Ended December 31

	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Cash flows from operating activities
Net income for the year	268,498	81,125	66,458
Adjustments:
Depreciation and amortization	108,413	75,570	55,279
Asset write-off	34,673	—	—
Financing expenses, net	119,362	80,151	44,256
Share in income of associated companies	(2,000)	(1,929)	(2,486)
Loss on sale of fuel inventories	1,991	558	—
Bad debt expense	628	—	*131
Share-based payment transactions	2,541	3,763	2,978
Income tax expenses	50,322	40,693	19,953
Gain on bargain purchase (negative goodwill)	(68,210)	(1,320)	—
Measurement to fair value of pre-existing share	(2,674)	—	—
Gain (loss) on disposal of property, plant and equipment	7,859	(17)	*(980)
Net income from discontinued operations, net of tax	(114,028)	(28,546)	(29,222)

	407,375	250,048	156,367

Change in inventories	12,420	(2,083)	(5,785)
Change in trade and other receivables	21,132	*(53,972)	*(16,706)
Change in trade and other payables	521	*48,204	*(1,694)
Change in provisions and employee benefits	(4,046)	*21,767	(746)

	437,402	263,964	131,436

Income taxes paid	(56,531)	(23,685)	(27,000)
Dividend received	5,877	5,534	1,868
Dividend received from discontinued operations	26,350	25,890	15,153

Net cash provided by operating activities	413,098	271,703	121,457

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	213	3,999	4,948
Short term deposits and restricted cash, net	(221,472)	74,108	92,947
Business combinations	(69,986)	(27,850)	—
Acquisition of fixed assets	(425,880)	*(293,841)	*(371,360)
Acquisition of intangible assets	(11,483)	(9,123)	(17,396)
Value Added Tax, net of project under construction	(13,160)	*(8,082)	*(7,603)
Interest received	3,518	2,931	5,662
Sale of associate, qualified as discontinued operations	359,938	—	—

Net cash used in investment activities	(378,312)	(257,858)	(292,802)

Cash flows from financing activities
Dividend paid to non-controlling interest	(13,910)	(23,266)	(15,515)
Receipt of long-term loans, Capital notes and Debentures	666,621	*323,063	205,641
Repayment of long-term loans, Debentures and Capital notes	(374,152)	(80,660)	(40,047)
Interest paid	(94,627)	*(59,722)	*(37,045)
Proceeds from non-controlling Shareholder contribution	19,577	27,602	47,617
Short-term credit from banks and others, net	19,927	*138,630	(28,710)
Dividends paid to parent company	(37,324)	—	—
Issuance expenses	(9,187)	*(5,686)	—
Payment of consent fee	(1,012)	—	—
Effect of discontinued operations	(128,709)	—	—

Net cash provided by financing activities	47,204	319,961	131,941

Net increase in cash and cash equivalents	81,990	333,806	(39,404)
Cash and cash equivalents at beginning of the year	516,804	183,671	220,803
Effect of changes in the exchange rate on cash and cash equivalents	(15,498)	(673)	2,272

Cash and cash equivalents at end of the year	583,296	516,804	183,671

Non-cash investing transactions:
Acquisition of fixed assets under lease contract	(107,688)	—	—
Amortization of transaction costs capitalized	(34,020)	(1,105)	—
Purchase of fixed assets on credit and others	(9,000)	(17,923)	(2,181)

(*)	Reclassified—see Note 3(b) and Note 5(a).

The accompanying notes are an integral part of these financial statements.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 1—General

A. The Reporting Entity

I.C. Power Ltd. (hereinafter—“the Company”) is an Israeli-resident company that was incorporated on January 4, 2010 as a private company and its registered address is 23 Aranha St., Tel-Aviv, Israel. The Company’s administrative offices are located in Lima, Peru.

As of January 6, 2015, IC Power Ltd. was a wholly-owned subsidiary of Israel Corporation Ltd. (hereinafter—“the Parent Company”). On January 7, 2015, Israel Corp. transferred all of IC Power Shares to Kenon Holdings Ltd (“Kenon”) as part of its internal reorganization: Kenon is a publicly listed company in both the New York Stock Exchange and Tel Aviv Stock Exchange.

The Group’s financial statements include those of the Company and its subsidiaries (hereinafter—“the Group”) as well as the Group’s share in associated companies. The Group is engaged, through subsidiaries, in the operation of power generation plants and in the development of energy projects.

The financial statements for the year ended December 31, 2014 were initially authorized for issuance on March 16, 2015, and have been reauthorized for issuance on August 27, 2015 for the purpose of the registration of the shares of IC Power Pte Ltd with the U.S. Securities and Exchange Commission. Accordingly, certain amounts have been adjusted and certain disclosures amended as compared with the original financial statements, as indicated, where appropriate.

The Group, through its operating subsidiaries and associates, provides electricity generation using different technologies such as hydroelectric, natural gas and diesel turbines and heavy fuel oil engines, in Peru, Chile, Colombia, Dominican Republic, Bolivia, El Salvador, Jamaica, Nicaragua, Guatemala, and Israel. As a result of Inkia’s acquisition of various assets during the course of 2014 and of the sale of its 21% indirect equity interest in Edegel, the Group has a capacity of approximately 2,642 MWs as of December 31, 2014 (3,610 MWs as of December 31, 2013 including Edegel).

Entity	Country	Percentage of Ownership (Rounded)	Energy Used to Operate	Capacity (MW)	Month Commenced Commercial Operation/ Month Initially Acquired

Operating Companies
Kallpa	Peru	75%	Natural gas	870	July 2007
COBEE	Bolivia	100%	Hydroelectric and natural gas	228	June 2007
Central Cardones	Chile	87%	Diesel	153	December 2011
Nejapa	El Salvador	71%	Heavy fuel oil	140	June 2007
CEPP	Dominican Republic	97%	Heavy fuel oil	67	June 2007
JPPC	Jamaica	100%	Heavy fuel oil	60	June 2007—May 2014
Colmito	Chile	100%	Natural gas and diesel	58	October 2013
Corinto	Nicaragua	65%	Heavy fuel oil	71	March 2014
Tipitapa	Nicaragua	65%	Heavy fuel oil	51	March 2014
Amayo I	Nicaragua	61%	Wind	40	March 2014
Amayo II	Nicaragua	61%	Wind	23	March 2014
Surpetroil	Colombia	60%	Natural gas	15	March 2014
Kallpa—Las Flores	Peru	75%	Natural gas	193	April 2014
PQP	Guatemala	100%	Heavy fuel oil	179	September 2014
OPC	Israel	80%	Diesel and natural gas	440	July 2013

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 1—General (cont’d)

A. The Reporting Entity (cont’d)

Entity	Country	Percentage of Ownership (Rounded)	Energy Used to Operate	Capacity (MW)	Month Commenced Commercial Operation/ Month Initially Acquired

Investments
Pedregal	Panama	21%	Heavy fuel oil	54	June 2007
Total operating capacity as of December 31, 2014				2,642

Project Pipeline
CDA	Peru	75%	Hydroelectric	510
Samay I	Peru	75%	Diesel and natural gas	600
Kanan	Panama	100%	Heavy fuel oil	92
Total pipeline capacity				1,202

B. Definitions

1.	The Corporation or the Company—IC Power Ltd.

2.	The Group—IC Power Ltd. and its subsidiaries.

3.	Subsidiaries—companies whose financial statements are fully consolidated with those of the Corporation, directly or indirectly.

4.	Associated companies—companies or joint ventures, not including subsidiaries and proportionately consolidated companies, where the Company has significant influence over their monetary and operating policies and the Company’s investment therein is included based on the equity method of accounting.

5.	Investee companies—subsidiaries, proportionately consolidated companies, and associated companies.

6.	Related parties—within the meaning thereof in International Accounting Standard 24, 2009 regarding “Related parties”.

Note 2—Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a) Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(a) Basis of preparation (cont’d)

The consolidated financial statements were authorized for issue by the Board of Directors on August 27, 2015.

The consolidated financial statements have been prepared on the historical cost basis, except for derivative financial instruments, liabilities for cash-settled share-based payment arrangements and liabilities for employee benefits which are measured at fair value.

(b) Changes in accounting policies

New standards, amendments and interpretations adopted by the group

The following standards have been adopted by the group for the first time for the financial year beginning on 1 January 2014:

Amendment to IAS 36 Impairment of assets: Recoverable Amount Disclosures for Non-Financial Assets. This amendment includes new disclosure requirements for situations in which impairment is recognized and the recoverable amount is determined on the basis of fair value less costs of disposal and also it removes the requirement to provide disclosure of the recoverable amount of material cash-generating units if no impairment was recognized in their respect. As a result of the amendments to IAS 36, the Group has expanded its disclosures of recoverable amounts, see Note 13.

Other standards, amendments and interpretations which are effective for the financial year beginning on 1 January 2014 are not material to the group.

New standards, amendments and interpretations not yet adopted by the group

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these consolidated financial statements. None of these is expected to have a significant effect on the consolidated financial statements of the Group, except the following set out below:

IFRS 9 Financial instruments: addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9, which was issued in July 2014, retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income (OCI) I and fair value through profit and loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. The group is yet to assess IFRS 9’s full impact.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(b) Changes in accounting policies (cont’d)

IFRS 15 Revenue from contracts with customers deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service.

The standard replaces IAS 18 Revenue and IAS 11 Construction contracts and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018 and earlier application is permitted. The group is assessing the impact of IFRS 15.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

(c) Basis of consolidation

(i) Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase gain is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the acquisition date. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not re-measured and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of the contingent consideration are recognized in profit or loss.

(ii) Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

The Group has no interests in structured entities as of December 31, 2014 and 2013.

(iii) Non-controlling interest (NCI)

NCI are measured at their proportionate share of the acquiree’s identifiable net assets at the acquisition date.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(c) Basis of consolidation (cont’d)

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

(iv) Loss of control

When the Group loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

(v) Investment in Associates

Associates are all entities over which the group has significant influence but not control, over the financial and operating policies, generally accompanying a shareholding of between 20% and 50% of the voting rights.

Investments in associates are accounted for using the equity method. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The group’s investment in associates includes goodwill identified on acquisition. If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in OCI is reclassified to profit or loss where appropriate.

The Group’s share of post-acquisition profit or loss is recognized in the income statement, and its share of post-acquisition movements in OCI is recognized in OCI with a corresponding adjustment to the carrying amount of the investment. When the group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the group does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

(vi) Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(d) Consolidation of COBEE financial statements

The Bolivian government under the mandate of Evo Morales has nationalized companies that were privatized during President Gonzalo Sánchez de Lozada’s 1993-1997 administration and some other companies that were never owned by the Bolivian government. In addition, Evo Morales announced that the government intends to control the electricity market and it intends to hold an open discussion regarding the conditions under which the process will take place.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(d) Consolidation of COBEE financial statements (cont’d)

As of the date of this report, the Bolivian government has not taken any specific action nor threatened to take any specific action against COBEE. Currently, Inkia has full control of COBEE´s operations and maintains all the associated economic rights and risks. Therefore, COBEE´s financial statements are consolidated in the accompanying consolidated financial statements.

(e) Foreign currency translation

(i) Functional currency

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in U.S. Dollars, which is the group’s functional currency.

(ii) Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Foreign currency differences are generally recognized in profit and loss. Non-monetary items that are measured based on historical cost in a foreign currency are not translated.

However, foreign currency differences arising from the retranslation of the following items are recognized in OCI:

•	Available-for sale equity investments (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss); and

•	Qualifying cash flow hedges to the extent the hedges are effective.

(iii) Foreign operation

The assets and liabilities of foreign operations, including goodwill and fair value adjustment arising on acquisition, are translated into U.S. Dollars at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into U.S. Dollars at the exchange rates at the dates of the transactions.

Foreign currency differences are recognized in OCI and accumulated in the translation reserve, except to the extent that the translation difference is allocated to NCI.

When a foreign operation is disposed entirely or partially such control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes a part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of an associate while retaining significant influence, the relevant proportion of the cumulative amount is reclassified to profit or loss.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(f) Discontinued operation

A discontinued operation is a component of the Group’s business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which:

•	Represents a separate major line of business or geographic area of operations

•	Is part of a single coordinated plan to dispose of a separate major line of business or geographic area of operations; or

•	Is a subsidiary acquired exclusively with a view to re-sale

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale.

When an operation is classified as a discontinued operation, the comparative statement of profit or loss and OCI is re-presented as if the operation had been discontinued from the start of the comparative year.

(g) Revenue

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue comprises the fair value for the sale of electricity, net of value-added-tax, rebates and discounts and after eliminating sales within the Group.

Revenues from the sale of energy are recognized in the period during which the sale occurs. The revenues from the generation business are recorded based upon output delivered and capacity provided at rates specified under contract terms.

(h) Employee benefits

(i) Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(ii) Share-based payment transactions

The Group’s senior executives receive remuneration in the form of share-based payment transactions, which can only be settled in cash (cash-settled transactions). The cost of cash-settled transactions is measured initially at the grant date at fair value. This fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The liability is re-measured at each reporting date and at the settlement date based on the fair value of the plan. Any changes in the liability are recognized as operating expenses in profit or loss.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(h) Employee benefits (cont’d)

(iii) Termination benefits

Severance pay is charged to results when there is a clear obligation to pay termination benefits to the employees before they reach the customary age of retirement according to a formal, detailed plan, without any reasonable chance of cancellation, The benefits given to employees upon voluntary retirement are charged when the Group proposes a plan to the employees encouraging voluntary retirement, it is expected that the proposal will be accepted and the number of employee acceptances can be estimated reliably.

(i) Finance income and finance costs

The Group’s finance income and finance costs include:

•	Interest income;

•	Interest expense;

•	The net gain or loss on the disposal of available-for-sale financial assets;

•	The net gain or loss on financial assets at fair value through profit or loss;

•	The foreign currency gain or loss on financial assets and financial liabilities;

•	The gain on the re-measurement to fair value of any pre-existing interest in an acquiree in a business combination;

•	The fair value loss on contingent consideration classified as financial liability;

•	Impairment losses recognized on financial assets (other than trade receivables);

•	The net gain or loss on hedging instruments that are recognized in profit or loss; and

•	The reclassification of net gains previously recognized in OCI.

Interest income or expense is recognized using the effective interest method.

(j) Earnings per share

The Group presents basic earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing profit or loss attributable to ordinary equity holders of the parent entity by the weighted average number of ordinary shares outstanding during the period.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(k) Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

(i) Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax liability arising from dividends.

(ii) Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•	Temporary differences related to investments in subsidiaries and associates to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(l) Inventories

Inventories consist of fuel, spare parts, materials and supplies and are valued at the lower of cost or net realizable value. Cost is determined by using the average cost method.

(m) Trade receivables

Trade receivables are amounts due from customers for the energy and capacity in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.

(n) Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less and bank overdrafts. In the consolidated balance sheet, bank overdrafts are shown within borrowings in current liabilities.

(o) Property, plant and equipment

(i) Recognition and measurement

Items of property, plant and equipment comprise mainly power station structures, power distribution facilities and related offices. These items are measured at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

•	The cost of materials and direct labor;

•	any other costs directly attributable to bringing the assets to a working condition for their intended use;

•	when the Group has an obligation to remove the assets or restore the site, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located; and

•	Capitalized borrowing costs.

If significant parts of an item of property, plant and equipment items have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss in the year the asset is derecognized.

(ii) Subsequent costs

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group, and its cost can be measured reliably.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(o) Property, plant and equipment (cont’d)

(iii) Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

The following useful lives shown on an average basis are applied across the Group:

Years
Buildings	23 - 43
Thermal power plants	10 - 35
Hydro-electric	70 - 90
Wind power plants	25
Power generation and electrical	20
Other items	4 - 10

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(p) Intangible assets

(i) Recognition and measurement

Goodwill	Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment; and any impairment loss is allocated to the carrying amount of the equity investee as a whole

Research and development

Expenditure on research activities is recognized in profit and loss as incurred.

Development activities involve expenditures incurred in connection with the design and evaluation of future power plant projects before the technical feasibility and commercial viability is fully completed, however the Group intends to and has sufficient resources to complete the development and to use or sell the asset.

At each reporting date, the Group performs an evaluation of each project in order to identify facts and circumstances that suggest that the carrying amount of the assets may exceed their recoverable amount

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(p) Intangible assets (cont’d)

Customer relationships	Intangible assets acquired as part of a business combination and are recognized outside of goodwill if the assets are separable or arise from contractual or other legal rights and their fair value can be measured reliably

Other intangible assets	Other intangible assets, including licenses, patents and trademarks, which are acquired by the Group and have finite useful lives, are measured at cost less accumulated amortization and any accumulated impairment losses.

(ii) Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill is expensed as incurred.

(iii) Amortization

Amortization is calculated to write-off the cost of intangible assets less their estimated residual values using the straight-line method over their useful lives, and is generally recognized in profit or loss. Goodwill is not amortized.

The estimated useful lives for current and comparative period are as follows:

• Customer relationship:	1-12 years
• Licenses:	22-27 years
• Trademarks:	10 years

Amortization methods and useful lives are reviewed at each reporting date and adjusted if appropriate.

(q) Financial instruments

The Group classifies non-derivative financial assets into the following categories: financial assets at fair value through profit and loss, held-to-maturity financial assets, loans and receivables and available-for-sale financial assets.

The Group classifies non-derivative financial liabilities into the other financial liabilities category.

(i) Non-derivative financial assets and financial liabilities—recognition and de-recognition

The Group initially recognizes loans and receivables and debt securities issued on the date that they are originated. All other financial assets and financial liabilities are recognized initially on the trade date.

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership and does not retained control over the transferred asset. Any interest in such derecognized financial asset that is created or retained by the Group is recognized as a separate asset or liability.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(q) Financial instruments (cont’d)

The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(ii) Non-derivative financial assets—measurement

Financial assets at fair value through profit and loss	A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such on initial recognition. Direct attributable transaction costs are recognized in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein, including any interest or dividend income, are recognized in profit or loss.

Held-to-maturity financial assets	These assets are initially measured at fair value plus any direct attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method.

Loans and receivables	These assets are measured initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method, less any impairment losses

Available-for-sale financial assets	These assets are measured initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses and foreign currency differences on debt instruments, are recognized in OCI and accumulated in the fair value reserve. When these assets are derecognized, the gain or loss accumulated in equity is reclassified to profit or loss.

(iii) Non-derivative financial liabilities—measurement

Non-derivative financial liabilities are initially recognized at fair value less any direct attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.

(iv) Derivative financial instruments and hedge accounting

The Group holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures.

Derivatives are recognized initially at fair value; any direct attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognized in profit or loss.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(q) Financial instruments (cont’d)

(v) Cash flow hedges

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in OCI and accumulated in the hedging reserve in equity. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

The amount accumulated in equity is retained in OCI and reclassified to profit or loss in the same period or periods during which the hedged item affects profit or loss.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, then the amount accumulated in equity is reclassified to profit or loss.

(r) Share capital—Ordinary shares

Incremental costs directly attributable to the issue of ordinary shares, net of any tax effects, are recognized as a deduction from equity.

(s) Impairment

(i) Non-derivative financial assets

Financial assets not classified as at fair value through profit or loss, including an interest in an equity- account investee, are assessed at each reporting date to determine whether there is objective evidence of impairment.

Objective evidence that financial assets are impaired includes:

•	Default or delinquency by a debtor;

•	Restructuring of an amount due to the Group on terms that the Group would not consider otherwise;

•	Indications that a debtor or issuer will enter bankruptcy;

•	Adverse changes in the payment status of borrowers or issuers;

•	The disappearance of an active market for a security; or

•	Observable data indicating that there is measurable decrease in expected cash flows from a group of financial assets.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(s) Impairment (cont’d)

For an investment in an equity security, objective evidence of impairment includes a significant or prolonged decline in its fair value below its cost.

Available-for-sale financial assets	Impairment losses on available-for-sale financial assets are recognized by reclassifying the losses accumulated in the fair value reserve to profit or loss. The amount reclassified is the difference between the acquisition cost (net of any principal repayment and amortization) and the current fair value, less any impairment loss previously recognized in profit or loss. If the fair value of an impaired available-for-sale debt security subsequently increases and the increase can be related objectively to an event occurring after the impairment loss was recognized, then the impairment loss is reversed through profit or loss; otherwise, it is reversed through OCI

Equity-account investees	An impairment loss in respect of an equity-accounted investee is measured by comparing the recoverable amount of the investment with its carrying amount. An impairment loss is recognized in profit or loss, and is reversed if there has been a favorable change in the estimates used to determine the recoverable amount.

(ii) Non-financial Assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

The recoverable amount of an asset or cash generating unit (hereinafter “CGU”) is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(t) Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2—Significant accounting policies (cont’d)

(u) Leases

(i) Determining whether an arrangement contains a lease

At inception of an arrangement, the Group determines whether the arrangement is or contains a lease.

At inception or on reassessment of an arrangement that contains a lease, the Group separates payments and other consideration required by the arrangement into those for the lease and those for the other elements on the basis of their relative fair values. If the Group concludes for a finance lease that is impracticable to separate the payments reliably, then an asset and a liability are recognized at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognized using the Group’s incremental borrowing rate.

(ii) Leased assets

Assets held by the Group under leases that transfer to the Group substantially all of the risks and rewards of ownership are classified as finance leases. The leased assets are measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the assets are accounted for in accordance with the accounting policy applicable to that asset.

Asset held under other leases are classified as operating leases and are not recognized in the Group’s consolidated statement of financial position

(iii) Lease payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate if interest on the remaining balance of the liability.

Note 3—Basis of Preparation of Financial Statements

(a) Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recorded prospectively.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3—Basis of Preparation of Financial Statements (cont’d)

(a) Use of Estimates and Judgments (cont’d)

Information about assumptions, estimation uncertainties and critical judgments that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Note 4—Fair value adjustments for business combination in accordance with IFRS 3, and the measurement of assets, liabilities and goodwill;

•	Notes 12 and 13—Useful life of the property, plant and equipment and intangible assets;

•	Note 13—Key assumptions used in discounted cash flow projections;

•	Note 25—Utilization of tax losses.

•	Note 31—Probability of occurrence and uncertainty of amount of liabilities for contingent liabilities.

(b) Reclassification

Reclassifications were made to the financial statements of Financial Position, Statement of Income and Cash Flows as at December 31, 2013, and for the year ended on that date regarding: provisions are presented in a separate line in the statement of Financial Position, depreciation and amortization expenses presented in a separate line and not as part of cost of sales in the statement of income since this presentation is more appropriate for our companies.

	US$ thousand
	Original	Reclassifications	Modified
As at December 31, 2013:
Statement of Financial Position
Current liabilities
Trade payables	113,124	(21,573)	91,551
Provisions	—	21,573	21,573

For the year ended December 31, 2013:
Statement of Income
Cost of Sales	(665,429)	71,627	(593,802)
Depreciation and amortization	—	(71,627)	(71,627)

For the year ended December 31, 2012:
Statement of Income
Cost of Sales	(446,959)	51,426	(395,533)
Depreciation and amortization	—	(51,426)	(51,426)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3—Basis of Preparation of Financial Statements (cont’d)

(b) Reclassification (cont’d)

	US$ thousand
	Original	Reclassifications	Modified
For the year ended December 31, 2013:
Statement of Comprehensive Income
Foreign currency translation differences in respect of foreign operations	(24,262)	26,268	2,006
Foreign currency translation differences from discontinued operations that will be transferred to profit or loss	—	(26,268)	(26,268)

For the year ended December 31, 2012:
Statement of Comprehensive Income
Foreign currency translation differences in respect of foreign operations	10,864	(10,460)	404
Foreign currency translation differences from discontinued operations that will be transferred to profit or loss	—	10,460	10,460

For the year ended December 31, 2013:
Statement of Cash flow

Cash flows from operating activities
Change in trade and other receivables	(62,054)	8,082	(53,972)
Change in trade and other payables	68,946	(20,742)	48,204
Change in provisions and employee benefits	1,025	20,742	21,767

Cash flows from investing activities
Acquisition of fixed assets	(287,957)	(5,884)	(293,841)
Payment from transactions in derivatives, net	(9,929)	9,929	—
Value Added Tax, net of project under construction	—	(8,082)	(8,082)

Cash flows from financing activities
Receipt of long-term loans, capital notes and debentures	320,344	2,719	323,063
Interest paid	(55,677)	(4,045)	(59,722)
Short-term credit from banks and others, net	135,663	2,967	`138,630
Issuance expenses	—	(5,686)	(5,686)

For the year ended December 31, 2012:
Statement of Cash flow

Cash flows from operating activities
Bad debt expense	—	131	131
Gain (loss) on disposal of property, plant and equipment	—	(980)	(980)
Change in trade and other receivables	(24,178)	7,472	(16,706)
Change in trade and other payables	(2,674)	980	(1,694)

Cash flows from investing activities
Acquisition of fixed assets	(356,694)	(14,666)	(371,360)
Payment from transactions in derivatives, net	(20,017)	20,017	—
Value Added Tax, net of project under construction	—	(7,603)	(7,603)

Cash flows from financing activities
Interest paid	(31,694)	(5,351)	(37,045)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 4—Business combinations

(a) Subsidiaries acquired in 2013

On September 5, 2013, IC Power through its subsidiaries IC Power Inversiones Limitada and IC Power Chile SpA entered into an agreement with Inversiones Pacific Hydro Tinguiririca Ltda and SN Power Chile Tinguiririca y Compañía (“the sellers”) to acquire all of the outstanding capital stock of Thermoelectrica Colmito Ltda (“Colmito”), for a consideration of US$ 27,850 thousand: At such date, this amount was contributed into an escrow account until certain conditions related to the sale were fulfilled. Colmito owns and operates a 58MW dual fuel open cycle generation plant located in Concón, Chile that commenced operations in August 2008. The closing of this acquisition was completed on October 29, 2013. At such date, IC Power took control of Colmito and released the funds held in the escrow account.

The total fair values of acquired net assets (in thousands of U.S. Dollars) were as follows:

Total
Intangibles	2,490
Property, plant and equipment	26,637
Deferred tax assets	43

Total net assets at fair value	29,170
Consideration paid	27,850

Negative goodwill	1,320

Consequently, IC Power recorded a bargain purchase gain of US$ 1,320 thousand.

(b) Subsidiaries acquired in 2014

During 2014, IC Power acquired the following companies:

AEI Nicaragua Holdings Ltd.

On February 18, 2014, IC Power entered into an agreement with AEI Power Ltd. to acquire all of the shares of AEI Nicaragua Holdings Ltd and AEI Jamaica Holdings Ltd for a purchase price of US$ 54,144 thousand. On March 12, 2014, Inkia took control of AEI Nicaragua Holdings and paid US$ 36,644 thousand to AEI Power Ltd in connection with the acquisition. As a result of the post-closing purchase price adjustments, AEI Ltd refunded US$ 6,523 thousand to IC Power on April 14, 2014, therefore, the final purchase price of AEI Nicaragua Holdings was US$ 30,121 thousand.

AEI Jamaica Holdings Ltd.

On May 30, 2014, IC Power took control of AEI Jamaica Holdings and paid US$ 17,500 thousand to AEI Power Ltd in connection with the acquisition. As a result of the post-closing purchase price adjustments, IC Power paid an additional of US$ 3,177 thousand to AEI Power Ltd. on July 1, 2014; therefore, the final purchase price of AEI Jamaica Holdings was US$ 20,677 thousand.

As of result of this transaction, IC Power increased its ownership from 15.57% to 100% in Jamaica Private Power Company (a subsidiary of AEI Jamaica Holdings). The measurement to fair value of IC

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 4—Business combinations (cont’d)

(b) Subsidiaries acquired in 2014 (cont’d)

Power’s pre-existing share in Jamaica Power Company resulted in a gain of US$ 2,674 thousand (US$ 6,044 thousand less US$ 3,370 thousand carrying amount of such investment at the acquisition date).

Surpetroil

On March 12, 2014, IC Power through its subsidiary Samay III signed a share purchase agreement with Yesid Gasca and Adriana Lopez to acquire a 60.00% stake of Surpetroil SAS, a company involved in power generation, natural gas transport and distribution using Colombia’s stranded gas, as well as a 60% stake in 2 companies: Surenergy SAS ESP (Colombia) and Surpetroil SAC (Peru) for a total purchase price of US$ 18,000 thousand. On March 28, 2014, IC Power took control of Surpetroil and paid US$ 12,000 thousand at closing. The remaining US$ 6,000 thousand has been retained by IC Power to be reinvested by the minority shareholders in new projects.

AEI Guatemala Holdings Ltd.

On August 13, 2014, IC Power entered into an agreement with AEI Power Ltd. to acquire all of the shares of AEI Guatemala Holdings Ltd for a purchase price of US$ 29,000 thousand. On September 17, 2014, IC Power completed the acquisition of AEI Guatemala Holdings and paid US$ 29,000 thousand to AEI Power Ltd.

On October 22, 2014, IC Power paid an additional of US$ 5,568 thousand as a result of the post-closing purchase price adjustments, and US$ 350 thousand for reorganization costs. Therefore, the final purchase price of AEI Guatemala Holdings was US$ 34,918 thousand.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 4—Business combinations (cont’d)

(c) Identifiable assets acquired and liabilities assumed

The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the date of acquisition:

In thousands of US$	Note	AEI Nicaragua	AEI Jamaica	Surpetroil	AEI Guatemala	Total
Property, plant and equipment	12	157,211	39,585	15,173	60,896	272,865
Intangible	13	20,783	3,305	5,168	925	30,181
Deferred income tax assets		2,375	179	201	76	2,831
Trade receivables, net		29,072	5,998	900	31,939	67,909
Other assets		40,716	24,325	1,835	38,777	105,653
Short-term borrowings		—	-1,722	-2,361	-17,500	-21,583
Long-term debt		-115,241	-10,199	-2,390	-23,021	-150,851
Deferred income tax liabilities		-33,722	-1,102	-2,671	-7,550	-45,045
Other liabilities		-16,804	-9,532	-2,901	-29,181	-58,418
Non-controlling interest		-30,618	—	-5,182	—	-35,800

Total net assets		53,772	50,837	7,772	55,361	167,742
Fair value of pre-existing share		—	-6,044	—	—	-6,044
Total consideration		-30,121	-20,677	-18,000	-34,918	-103,716

Gain on bargain purchase		23,651	24,116	—	20,443	68,210
Goodwill		—	—	10,228	—	10,228
Cash consideration		30,121	20,677	12,000	34,918	97,716
Consideration retained by IC Power		—	—	6,000	—	6,000

Total consideration transferred		30,121	20,677	12,000	34,918	97,716
Cash and cash equivalent acquired		-19,310	-5,371	-168	-2,881	-27,730

Net cash flow on acquisition		10,811	15,306	11,832	32,037	69,986

(d) Measurement of fair values

IC Power has measured the value of the acquired assets, liabilities, and contingent liabilities considering the fair value basis on March 12, 2014; March 28, 2014; May 30, 2014; and on September 17, 2014, dates in which IC Power took control of AEI Nicaragua Holdings, Surpetroil, AEI Jamaica Holdings and AEI Guatemala Holdings, respectively. The criteria considered to measured the fair value of the main items were the following:

•	Fixed assets were valued considering the market value provided by an appraiser;

•	Intangibles consider the valuation of its Power Purchase Agreements (“PPAs”);

•	Contingent liabilities were determined over the average probability established by third party legal processes;

•	Deferred taxes were valued based on the temporary differences between the accounting and tax basis of the business combination; and,

•	Non-controlling interests were measured as a proportional basis of the net assets identified on the acquisition date.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 4—Business combinations (cont’d)

(e) Gain of bargain purchase

After reviewing and analyzing the fair values of the Nicaraguan, Jamaican and Guatemalan assets and compare them to the carrying value, a gain on bargain purchase of US$ 23,651, US$ 24,116 and US$ 20,443, respectively, was determined. The differences between fair value and carrying value are derived in principal:

•	Seller´s need to complete transaction.

•	Lack of alternative buyers.

•	Regions low interest from international power players.

(f) Recognition of Revenues and Profit or Loss

During the period from the acquisition date to December 31, 2014 the revenues and profit or loss contributed by these acquired companies to the consolidated results are as follows:

Companies acquired	Control Date	Revenues	Profit (loss)*
AEI Nicaragua Holdings Ltd	March 12, 2014	124,578	5,874
Surpetroil S.A.S.	March 28, 2014	9,263	1,759
AEI Jamaica Holdings Ltd.	May 30, 2014	40,752	(2,242)
AEI Guatemala Holdings Ltd.	September 17, 2014	33,302	(1,028)

Total		207,895	4,363

*	These figures do not include any effect arising from the purchase price allocation adjustments and from non-controlling interest.

Note 5—Discontinued operations

On September 3, 2014, Inkia Americas Holdings Ltd. (the “Seller”), and IC Power as guarantor of the Seller, closed the sale of its shares in Inkia Holdings (Acter) Limited (“Acter”), that indirectly holds the equivalent of 39.01% of Generandes Peru SA, the holding company of Edegel SAA for a total consideration of US$413,000 thousand in cash.

As a consequence of the sale of Acter, IC Power transferred all the following companies to Enersis: Southern Cone Power Ltd., Latin America Holding I Ltd., Latin America Holding II Ltd. and Southern Cone Power Peru S.A.A.

Pursuant to the terms of the Share Purchase Agreement, prior to the consummation of the Acter Disposition, Acter was required to repay the outstanding indebtedness (the “Acter Debt”) held with Credit Suisse AG, Cayman Islands Branch. In order to repay the Acter Debt, Seller received a short-term loan from IC Power on August 26, 2014 in an amount of US$125,000 thousand (the “Acter Contribution”), and used the proceeds to repay the Acter Debt on August 27, 2014.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 5—Discontinued operations (cont’d)

(a) Results of discontinued operation

	In thousands of US$
	2014	2013	2012
Administrative expenses	(568)	(119)	(106)
Other income	14,595	—	—
Financing income	47	—	45
Finance cost	(6,384)	(313)	(281)
Share of profit in associates	11,542	30,089	30,710
Income tax	(1,049)	(1,230)	(1,252)

	18,183	28,427	29,116

Capital Gain on Acter sale	132,246	—	—
Recycling of foreign exchange	24,891	—	—
Income tax on gain on sale of discontinued operation	(47,265)	—	—

Net gain on sale of discontinued operations	109,872	—	—

Net income from discontinued operation, net of tax	128,055	28,427	29,116

The net income from discontinued operations is 100% attributable to owner of the Company.

(b) Cash flows from discontinued operation:

	In thousands of US$
	2014	2013	2012
Net cash provided by operating activities	26,350	25,890	15,153
Net cash provided by investing activities	359,938	—	—
Net cash used in financing activities	(128,709)	—	—

Net cash flow from discontinued operations	257,579	25,890	15,153

On September 16, 2014, the Company received the consent to reinvest the Net Cash Proceeds related to the Acter Disposition within 30 months (originally was 365 days) of such asset sale.

Inkia expects to reinvest the net cash proceeds from the Edegel sale.

(c) Effect of disposal on the financial position of the Group

The net cash proceeds from Acter disposition are as follows:

In thousands of US$
2014
Consideration received	413,000
Transaction costs	(5,844)

Total net proceeds	407,156
Income tax paid	(47,265)
Other	47

Net cash proceeds from Acter disposition	359,938

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 5—Discontinued operations (cont’d)

(c) Effect of disposal on the financial position of the Group (cont’d)

The disposal group comprised assets and liabilities as following:

In thousands of US$
2014
Assets:
Other receivables	104
Income tax receivable	49
Investment in associated companies (Note 11)	280,113

Total assets of disposal group	280,266

Liabilities:
Other payables	5,355

Total liabilities of disposal group	5,355

Net assets of disposal group	274,911

Note 6—Cash and cash equivalents

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Cash and balance in banks	393,631	418,818
Time deposits	189,665	97,986

	583,296	516,804

The Group’s exposure to credit risk, interest rate risk and currency risk and a sensitivity analysis with respect to the financial assets and liabilities is detailed in Note 29, regarding “Financial Instruments and Risk Management”.

Note 7—Short-term deposits and restricted cash

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Short-Term deposits in banks (a)	119,316	2,727
Restricted cash—current	88,330	6,383

	207,646	9,110
Restricted cash—non-current	28,351	—

	235,997	9,110

(a)	Corresponds to time deposits between 91 and 182 days set by Inkia from the proceeds of Acter sale in 2014, see note 5.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 8—Trade receivables

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Open accounts	182,117	138,958
Less—allowance for doubtful debts	(759)	(697)

	181,358	138,261

In connection with business combination of AEI Nicaragua Holding, AEI Jamaica Holding, AEI Guatemala Holding and Surpetroil, the Group increased its account receivable by US$ 67,909 thousand. This amount is shown net of US$ 12,247 of allowance for doubtful debts

Note 9—Other receivables and debit balances, including derivative instruments

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Government agencies (a)	31,822	14,856
Advances to suppliers	26	110
Prepaid expenses	10,679	11,314
Employees	2,069	1,492
Insurance claims	8,040	—
Other receivables	5,470	2,714

	58,106	30,486

(a)	The balance corresponds mainly to the VAT incurred in the construction of Cerro del Aguila and Samay I (“Puerto Bravo”) projects. Both projects have the tax benefit of recovering the VAT incurred during the construction stage on a regular basis.

Note 10—Inventories

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Fuel (a)	11,873	6,252
Spare parts (b)	43,462	22,316

	55,335	28,568

(a)	As of December 31, 2014, US$7,425 thousand corresponds to fuel inventories related to the subsidiaries acquired during 2014, see note 4.

The plants in El Salvador, Nicaragua, Guatemala, Jamaica and Dominican Republic consume heavy fuel and the plants in Chile consume diesel for the generation of electric energy. These plants must purchase fuel in the international market and import it into the respective countries. The plants must take into consideration demand for the electric energy, available supply and transportation cost and timing when purchasing fuel.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10—Inventories (cont’d)

(b)	Corresponds to spare parts held in storage to be used in maintenance work. As of December 31, 2014, US$19,861 thousand corresponds to spare parts related to the subsidiaries purchased.

During 2014, the Group recorded an expense of US$ 1,992 thousand in cost of sales to present its fuel inventories at net realizable value.

Note 11—Investments in associated companies

		In thousands of US$
Equity accounted Investee	Interest	Beginning balance	Equity share	Cumulative translation	Discontinued operation	Dividends received	Total
2014
Associates
Generandes Peru	39.00%	276,538	11,542	3,860	(280,113)	(11,827)	—
S.A. Pedregal	21.22%	9,847	2,000	—	—	(2,222)	9,625

Total		286,385	13,542	3,860	(280,113)	(14,049)	9,625

		In thousands of US$
Equity accounted Investee	Interest	Beginning balance	Equity share	Cumulative translation	Others	Dividends received	Total
2013
Associates
Generandes Peru	39.00%	298,711	30,089	(26,372)	—	(25,890)	276,538
S.A. Pedregal	21.22%	12,830	1,929	—	—	(4,912)	9,847

Total		311,541	32,018	(26,372)	—	(30,802)	286,385

During the last semester of 2013, the Company announced its decision to sell its 39.01% direct equity in Generandes Peru S.A. (Holding of Edegel S.A.A.)

In April 2014, the board of directors of the Company approved the sale of Generandes Peru S.A. IC Power recorded its investment in Generandes Peru S.A. as an associate, applying the equity method until April 30, 2014. Since such date, the Company has classified this investment as held for sale at the lowest amount between its carrying amount of US$ 280,113 thousand and its fair value less costs to sell amount of approximately US$ 407,156 thousand.

On April 30, 2014, Inkia Americas Holdings Ltd. (the “Seller”) and the Company as guarantor of the Seller, signed a share purchase agreement with Enersis SA (Enersis) for the sale of its shares in Inkia Holdings (Acter) Limited that owns 21.14% indirect equity in Edegel S.A.A. for a sale price of US$ 413,000 thousand.

On September 3, 2014, Inkia Americas Holdings Ltd. completed the sale of its shares in Inkia Holdings (Acter) Limited, that has directly the equivalent of 39.01% of Generandes Peru S. A., see note 5.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12—Property, plant and equipment

A. Composition

	As at December 31, 2014
	Balance at beginning of year	Additions	Disposals	Write-off	Translation reserves	Acquisitions as part of business combinations	Transfers And reclassifications	Balance at End of year
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Cost
Land, roads, buildings and leasehold improvements	252,464	24,829	(317)	—	(4,907)	6,997	355	279,421
Installations, machinery and equipment	1,469,269	107,475	(8,704)	—	(55,095)	259,194	20,902	1,793,041
Dams	138,538	—	(278)	—	—	—	—	138,260
Plants under construction	387,773	405,771	(314)	—	(23)	480	(4,006)	789,681
Office furniture and equipment and motor vehicles	16,819	3,625	(825)	—	(477)	2,769	762	22,673
Spare parts to plants	28,076	29,714	(1,147)	—	(1,099)	3,004	(20,149)	38,399
Other equipment	20,290	5,174	(735)	—	(1,112)	421	328	24,366

	2,313,229	576,588	(12,320)	—	(62,713)	272,865	(1,808)	3,085,841

Accumulated depreciation
Land, roads, buildings and leasehold Improvements	55,782	6,232	(28)	2,229	(190)	—	—	64,025
Installations, machinery and equipment	325,298	92,395	(2,205)	17,356	(3,198)	—	(23)	429,623
Dams	28,944	1,674	(30)	14,901	—	—	—	45,489
Office furniture and equipment and motor vehicles	11,810	2,854	(636)	120	(33)	—	—	14,115
Spare parts to plants	10,638	1,037	(286)	—	—	—	(75)	11,314
Other equipment	5,802	443	(130)	67	(3)	—	(3)	6,176

	438,274	104,635	(3,315)	34,673	(3,424)	—	(101)	570,742

Balance as at December 31, 2014	1,874,955	471,953	(9,005)	(34,673)	(59,289)	272,865	(1,707)	2,515,099

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12—Property, plant and equipment (cont’d)

A. Composition (cont’d)

	As at December 31, 2013
	Balance at beginning of year	Additions	Disposals	Translation reserves	Acquisitions as part of business combinations	Transfers And reclassifications	Balance at End of year
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Cost
Land, roads, buildings and leasehold improvements	202,903	10,278	(96)	2,726	1,524	35,129	252,464
Installations, machinery and equipment	938,288	58,561	(5,366)	32,395	23,711	421,680	1,469,269
Dams	138,538	—	—	—	—	—	138,538
Plants under construction	627,049	199,561	—	—	—	(438,837)	387,773
Office furniture and equipment and motor vehicles	15,325	1,332	(599)	31	49	681	16,819
Spare parts to plants	17,432	27,056	(123)	234	1,354	(17,877)	28,076
Other equipment	9321	16081	(6,244)	429	—	703	20,290

	1,948,856	312,869	(12,428)	35,815	26,638	1,479	2,313,229

Accumulated depreciation
Land, roads, buildings and leasehold Improvements	50,874	4876	(2)	26	—	8	55,782
Installations, machinery and equipment	261,258	64,108	(1,924)	461	—	1,395	325,298
Dams	27,206	1,738	—	—	—	—	28,944
Office furniture and equipment and motor vehicles	11,070	1,159	(573)	12	—	142	11,810
Spare parts to plants	9,536	1,199	(97)	—	—	—	10,638
Other equipment	5,580	237	(15)	—	—	—	5,802

	365,524	73,317	(2,611)	499	—	1,545	438,274

Balance as at December 31, 2013	1,583,332	239,552	(9,817)	35,316	26,638	(66)	1,874,955

B. Depreciated balances

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Land, roads, buildings and leasehold improvements	215,396	196,682
Installations, machinery and equipment	1,363,418	1,143,971
Dams	92,771	109,594
Plants under construction	789,681	387,773
Office furniture and equipment and motor vehicles	8,558	5,009
Spare parts to plants	27,085	17,438
Other equipment	18,190	14,488

	2,515,099	1,874,955

C.	During the period ended December 31, 2014, the Group acquired assets with a cost of US$576,588 thousand, mainly for the construction of the Cerro del Aguila and Samay I projects, the acquisition of Las Flores power plant, and US$272,865 thousand in connection with AEI Nicaragua Holdings Ltd, AEI Jamaica Holdings Ltd, AEI Guatemala Holdings Ltd and Surpetroil business combinations, see note 4.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12—Property, plant and equipment (cont’d)

Cerro del Aguila (CDA) is a run-of-the-river hydroelectric project on the Mantaro River located in Huancavelica, in central Peru. The plant will have an installed capacity of 510 MW. Construction of the hydroelectric plant is underway (approximately 64% advanced as of December 31, 2014). It is expected that CDA will commence commercial operation during the second half of 2016 and it is estimated to cost approximately US$910,000 thousand, including a US$50,000 thousand budget for contingencies. The CDA Project is financed with a US$591,000 thousand syndicated credit facility, representing 65% of the total estimated cost of the project, with export credit agencies, development banks and private banks, and is collateralized by the assets of the project. The remaining 35% of the CDA Project’s cost has been financed with equity from each of Inkia and Energía del Pacífico, in proportion to their ownership interests in CDA.

On November 29, 2013, Samay I won a public bid auction conducted by the Peruvian Investment Promotion Agency to build an open cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa (southern Peru), with an installed capacity of approximately 600 MW at an estimated cost of US$380,000 thousand, approximately 80% of which is to be financed with a US$311,000 thousand seven-year syndicated secured loan agreement with Bank of Tokyo, Sumitomo and HSBC and approximately 20% of which has been financed with equity from Inkia and Energía del Pacífico. Samay I’s agreement with the Peruvian government is for a 20-year period, with fixed monthly capacity payments and pass-through of all variable costs. Construction of Samay I’s thermoelectric plant is in its early stages and it is expected that Samay I will commence commercial operations in mid-2016, in accordance with the terms of its agreement with the Peruvian government.

In April 2014, Kallpa Generacion S.A., a subsidiary of Inkia, completed its US$114,000 thousand purchase of the 193 MW single turbine natural gas fired plant “Las Flores”, located in Chilca, Peru. Las Flores, which commenced its commercial operation in May 2010, permits for a future 190 MW gas-fired expansion and has sufficient space to locate such a facility, as well as a combined cycle expansion, on its existing premises.

D. When there is any indication of impairment, the Group’s entities perform impairment tests for their long lived assets using fair values less cost to sell based on independent appraisals or value in use estimations, with similar assumptions as those described in note 13(c). In September 2014, a subsidiary of Inkia updated its five-year budget as a result of a downward trend in its results combined with anticipated impacts of recent political changes in the country in which the subsidiary operates, which affects the power generation business therein, and expectations of an increase in operating costs and unchanged electricity prices, which will lead to a decrease in its profitability. As a result, Inkia considered a potential impairment in this subsidiary and conducted an impairment analysis using the value in use method and a discount rate of 7.6%. Accordingly, Inkia determined that the book value of the subsidiary’s assets exceeded its recoverable amount and therefore recorded an impairment loss of US$34,673 thousand.

E. During 2014, the Company capitalized financing expenses to property, plant and equipment in the amount of US$52,124 thousands (US$17,381 thousands in 2013).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12—Property, plant and equipment (cont’d)

F. Property, plant and equipment includes assets acquired through finance leases. At December 31, 2014 and 2013, the cost and corresponding accumulated depreciation of such assets are as follows:

	In thousands of US$
	As of December 31, 2014			As of December 31, 2013
	Cost	Accumulated depreciation	Net cost	Cost	Accumulated depreciation	Net cost
Land and buildings	42,280	(4,488)	37,792	29,880	(3,509)	26,371
Plant and equipment	277,272	(88,679)	188,593	178,516	(72,409)	106,107

	319,552	(93,167)	226,385	208,396	(75,918)	132,478

G. The composition of the depreciation expense is as follows:

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Depreciation charged to results	104,337	73,142
Depreciation charged to fixed assets	298	175

	104,635	73,317

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 13—Intangible assets

A. Composition:

	Goodwill	Client Relationships (a)	Licenses	Software	Other (b)	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Cost
Balance as at January 1, 2013	51,627	16,601	1,008	787	21,851	91,874
Acquisitions as part of business Combinations	—	—	—	—	2,490	2,490
Acquisitions—self Development	—	—	4	377	8,765	9,146
Translation differences	—	—	—	31	—	31

Balance as at December 31, 2013	51,627	16,601	1,012	1,195	33,106	103,541

Acquisitions as part of business combinations	10,228	24,473	49	—	5,659	40,409
Acquisitions—self development	—	—	21	263	15,516	15,800
Reclassification	—	—	—	—	(1,905)	(1,905)
Translation differences	(1,826)	—	1	(73)	—	(1,898)

Balance as at December 31, 2014	60,029	41,074	1,083	1,385	52,376	155,947

Amortization and declines in value
Balance as at January 1, 2013	—	7,781	234	384	2,299	10,698
Amortization for the year	—	1,415	67	98	872	2,452
Translation differences	—	—	—	6	—	6

Balance as at December 31, 2013	—	9,196	301	488	3,171	13,156

Amortization for the year	—	3,395	77	122	482	4,076
Translation differences	—	—	—	(19)	—	(19)

Balance as at December 31, 2014	—	12,591	378	591	3,653	17,213

Carrying value
As at December 31, 2013	51,627	7,405	711	707	29,935	90,385
As at December 31, 2014	60,029	28,483	705	794	48,723	138,734

(a)	Intangible assets comprise mainly assets identified as a result of the business combination, such as the acquisition of “client relationships” and others in the purchase of its subsidiaries.

Amortization of intangibles is included in “depreciation and amortization” in the income statement.

(b) The 2014 and 2013 additions in the caption “others” include mainly development cost. Expenditures incurred in the design and evaluation of future power plant facilities in the countries in which the Company currently operates. These projects have different level of advance such as: temporal concessions, environmental impact studies in process and others.

As of December 31, 2014, balance of “others” intangible assets mainly corresponds to cost incurred in the construction and improvements of public access roads in connection with CDA project.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 13—Intangible assets (cont’d)

(c) Goodwill arises from the following Group entities (cash generating unit):

	In thousands of US$
	2014	2013
Nejapa Power Company LLC and Compañia de Energía de Centroamerica S.A. de C.V.	40,693	40,693
Kallpa Generación S.A.	10,934	10,934
Surpetroil S.A.C.	8,402	—

Book value	60,029	51,627

(d) Impairment testing

The recoverable amount of each CGU is based on the estimated value in use using discounted cash flows. The cash flows are derived from the 5-year budget approved by the Board of Directors and its Shareholders.

The key assumptions used in the estimation of the recoverable amount are set below. The values assigned to key assumptions represent management´s assessment of future trends in the power sector and have been based on historic data from external and internal sources.

(Percentage)	2014	2013
Discount rate
Peru	6.9	7.6
El Salvador	9.2	9.7
Colombia	11.1	—
Terminal value growth rate	2.0	2.0

The discount rate is a post-tax measure based on the characteristics of each CGU with a possible debt leveraging of 43% in 2014 and of 40% in 2013.

The cash flow projections included specific estimates for five years and a terminal growth rate thereafter. The terminal growth rate was determined based on management´s estimate of the long term inflation

In addition to the discount and growth rates, the key assumptions used to estimate future cash flows, based on past experience and current sector forecasts, are as follows:

•	Existing power purchase agreements (PPAs) signed

•	Investment schedule—The management has used the updated investment schedule in countries in which those companies operate, in order that the supply satisfies the demand growth in an efficient manner.

•	The production mix of each country was determined using specifically-developed internal forecast models that consider factors such as prices and availability of commodities, forecast demand of electricity, planned construction or the commissioning of new capacity in the country’s various technologies.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 13—Intangible assets (cont’d)

•	Fuel prices have been calculated based on existing supply contracts and on estimated future prices including a price differential adjustment specific to every product according to local characteristics.

•	Assumptions for energy sale and purchase prices and output of generation facilities are made based on complex specifically-developed internal forecast models for each country.

•	Demand—Demand forecast has taken into consideration the best economic performance as well as growth forecasts of different sources.

•	Technical performance—The forecast take into consideration that the power plants have an appropriate preventive maintenance that permits their proper functioning.

(e) Sensitivity to changes in assumptions

With regard to the assessment of value in use of the CGUs, management believes that no reasonably possible change in any of the above key assumptions would cause the carrying value of the unit to materially exceed its recoverable amount.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others

This note provides information regarding the contractual conditions of the Group’s interest bearing loans and credit, which are measured based on amortized cost. Additional information regarding the Group’s exposure to interest risks, foreign currency and liquidity risk, is provided in Note 31, in connection with financial instruments.

A. Composition

			As at December 31,2014		As at December 31,2013
	Nominal annual		US$ thousands		US$ thousands
	Interest rate	Maturity	Current	Non-Current	Current	Non-Current
Short-term loans from banks
Cepp
Various entities	3.25-4.00%	2014/2015	5,000	—	22,850	—
Kallpa Generación
Banco de Crédito del Perú	1.15%	2015	29,107	—	—	—
Cobee
Various entities	5.00%-7.00%	2014/2015	12,503	—	7,601	—
Acter
Credit Suisse (D)	LIBOR + 4%	2014		—	122,073	—
Surpetroil		2015		—	—	—
Various entities	3.10- 3.93%	2015	1,527	—	—	—
PQP		2015		—	—	—
Banco Industrial Guatemala	4.75%	2015	10,000	—	—	—

Subtotal			58,137	—	152,524	—

Loans from Banks and others
Financial institutions:
Cobee
Various entities	TRE+4.75- TRE+6.0%	2014	—	—	678	—
Kallpa Generación (E)
Syndicated Loan—Various entities	LIBOR+5.75%	2019	13,895	58,663	13,788	72,559
Central Cardones (F)
Tranche One
BCI / Banco Itaú	LIBOR+1.9%	2021	3,276	25,536	3,024	28,812
Tranche Two
BCI / Banco Itaú	LIBOR+2.8%	2017	—	19,384	—	19,384
Cerro del Aguila (G)
Tranch A	LIBOR+4.25%	2024	—	257,022	—	62,792
Tranche B	LIBOR+4.25%	2024	—	138,396	—	33,811
Tranche 1D	LIBOR+4.25%	2024	—	31,766	—	7,761
Tranche 2D	LIBOR+2.75%	2024	—	17,105	—	4,179
Samay I (H)
Sumitomo /HSBC / Bank of Tokyo	LIBOR+2.125%	2021	—	144,636	—	—
Colmito (I)
Banco Bice	7.90%	2028	622	19,176	—	—

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

A. Composition (cont’d)

			As at December 31,2014		As at December 31,2013
	Nominal annual		US$ thousands		US$ thousands
	Interest rate	Maturity	Current	Non-Current	Current	Non-Current
Empresa Energética Corinto, Ltd.
Banco de América Central (BAC)	8.35%	2018	2,634	9,392	—	—
Tipitapa Power Company, Ltd.
Banco de América Central (BAC)	8.35%	2018/2019	1,951	5,781	—	—
Consorcio Eólico Amayo, S.A.(J)
Banco Centroamericano de Integración Económica	8.45%- LIBOR+4%	2023	4,533	47,147	—	—
Consorcio Eólico Amayo (Fase II), S.A.(K)
Various entities	LIBOR+5.75%, 8.53%,10.76%	2025	2,838	34,209	—	—
Jamaica Private Power Company
Royal Bank of Canada	LIBOR + 5.50%	2017	2,983	3,990	—	—
Burmeister & Wain Scandinavian Contractor A/S	3.59%	2018	315	897	—	—
Surpetroil S.A.S.
Banco Corpbanca Colombia S.A.	DTF + 3.9%	2015	135	—	—	—
PQP (L)
Banco Industrial	LIBOR + 4.50%	2019	4,757	17,034	—	—
OPC Rotem Ltd
Lenders Consortium (M)	4.85% - 5.36%	2031	18,818	381,246	19,459	448,681
Dalkia Israel Ltd. (N)		2017	—	19,060	—	19,012
IC Israel Ltd (O)
Facility A—Amitim and Menora Pension Funds	4.85%/7.75%	2017	—	39,902	— —
Facility B—Amitim and Menora Pension Funds	7.75%	2029	—	53,203	— —
IC Power Ltd
Bank Hapoalim New York	1.25%	2016	—	12,003	—	—

Sub total			56,757	1,335,548	36,949	696,991

Liabilities in respect of finance leases: Kallpa Generación
Banco de Crédito del Perú/ Citibank (P)	LIBOR+3.00%	2016	8,901	2,335	8,242	11,235
Banco de Crédito del Perú (Q)	LIBOR+2.05%	2017	6,473	28,667	6,399	35,141
Scotiabank Perú (R)	7.57%	2018	7,140	37,755	7,065	44,895
Banco de Crédito del Perú (S)	7.15%	2023	6,624	94,440	—	—
Surpetroil S.A.S.
Banco de Occidente S.A.	DTF + 3.5%	2017	444	759	—	—

			29,582	163,956	21,706	91,271

Sub total			86,339	1,499,504	58,655	788,262

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

A. Composition (cont’d)

			As at December 31,2014		As at December 31,2013
	Nominal annual		US$ thousands		US$ thousands
	Interest rate	Maturity	Current	Non-Current	Current	Non-Current
Debentures
Cobee
Bonds Cobee II (T)	9.40%	2015	6,803	—	6,800	6,803
Bonds Cobee III-1A (U)	5.00%	2014	—	—	4,000	—
Bonds Cobee III-1B (U)	6.50%	2017	—	3,500	—	3,500
Bonds Cobee III-1C (bolivianos) (U)	9.00%	2020	—	6,343	—	6,344
Bonds Cobee III-2 (U)	6.75%	2017	—	5,000	—	5,000
Bonds Cobee III-3 (U)	7.00%	2022	—	6,160	—	6,160
Bonds Cobee IV-1A (V)	6.00%	2018	—	3,967	—	—
Bonds Cobee IV-1B (V)	7.00%	2020	—	3,964	—	—
Bonds Cobee IV-1C (V)	7.80%	2024	—	12,020	—	—
Cobee Bonds-IV Issuance 3 (V)	6.70%	2019	—	4,950	—	—
Cobee Bonds-IV Issuance 4 (V)	7.80%	2024	—	15,029	—	—
Kallpa Generación
Kallpa Bonds (W)	8.50%	2022	10,207	149,105	6,768	159,311
Inkia Energy Ltd
Inkia Bonds (X)	8.375%	2021	—	447,357	—	447,014
Cepp
Cepp Bonds (Y)	6.00-7.75%	2014/2019	—	24,755	15,000	—

			17,010	682,150	32,568	634,132

Cobee
Cobee Bonds (Premium)		2014-2024	—	4,792	16	3,008

Subtotal			17,010	686,942	32,584	637,140

Total			161,486	2,186,446	243,763	1,425,402

DTF:	“Depósitos a Término Fijo”. Fixed-term deposits rate calculated by Colombia’s Central Bank.
TRE:	“Tasa de Referencia”. Weighted average for time deposits rates, calculated by Bolivia’s Central Bank.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

B.	Classified by currency and interest rates

	Weighted average interest rate as at December 31	As at December 31
	2014	2014	2013
	%	US$ thousands	US$ thousands
Short-term loans from banks
In dollars	4.43%	15,000	147,822
Other	2.59%	43,137	4,702

		58,137	152,524

Non-current liabilities (including current maturities)
Debentures:
In dollars	8.17%	661,200	655,104
In other currencies	6.12%	42,752	14,620

		703,952	669,724

Loans from banks:
In dollars	5.10%	860,145	246,483
In Shekels (*)	5.69%	493,169	468,140
In other currencies	7.87%	19,931	305

		1,373,245	714,928

		2,077,197	1,384,652

(*)	Does not include Dalkia

C.	Liability in respect of financing lease

Information regarding the financing lease liability broken down by payment dates is presented below:

	As at December 31, 2014			As at December 31, 2013
	Minimum future lease rentals	Interest component	Present value of minimum lease rentals	Minimum future lease rentals	Interest component	Present value of minimum lease rentals
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Less than one year	40,722	11,140	29,582	26,747	5,041	21,706
From one year to five years	153,396	33,122	120,274	101,063	9,792	91,271
More than five years	48,725	5,043	43,682	—	—	—

	242,843	49,305	193,538	127,810	14,833	112,977

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Short-term loans from banks

D.	Credit Suisse—On December 20, 2013, Inkia Holdings Acter, together with certain of its subsidiaries, executed a one-year secured credit agreement with Credit Suisse AG in an aggregate principal amount of US$ 125,000 thousand. The loan under this facility bears interest on a quarterly basis at LIBOR plus a margin of 4% per annum and was secured with the shares of certain of Inkia’s subsidiaries: Latin America Holding I, Ltd., Latin America Holding II, Ltd. and Southern Cone Power Ltd.

As of December 31, 2013, the outstanding balance under this facility was US$ 125,000 thousand. (US$ 122,073 thousand net of transaction costs). In August 2014, in connection with Inkia’s recent sale of its indirect equity interest in Edegel, Inkia repaid US$ 126,028 thousand to Credit Suisse, representing the aggregate principal amount of debt outstanding under this facility, plus accrued interest.

Long term loans from banks and others

E.	Kallpa Syndicated Loan—In November 2009, Kallpa entered into a secured credit agreement in the aggregate amount of US$ 105,000 thousand to finance capital expenditures related to Kallpa’s combined-cycle plant. The loans under this credit agreement are secured by Kallpa’s combined-cycle plant substantially all of Kallpa’s other assets, including Kallpa’s revenues under its PPAs. The loan under this credit agreement bear interest payable monthly in arrears at a rate of LIBOR plus a margin of 5.50% per annum through November 2012, 5.75% per annum from November 2012 through November 2015 and 6.00% from November 2015 through maturity in October 2019. Scheduled amortizations of principal are payable monthly commening in February 2013 through maturity in October 2019. As of December 31, 2014, the outstanding principal amount under this credit agreement was US$ 72,558 thousand.

F.	In connection with Inkia´s acquisition of Central Cardones in December 2011, Inkia consolidated the amounts outstanding under Central Cardones’ credit agreement entered with Banco de Crédito e Inversiones and Banco Itaú Chile. The loans under this credit agreement were issued in two tranches of US$ 37,296 thousand and US$ 20,884 thousand, respectively. Loans under the first tranche bear interest at the rate of LIBOR plus 1.9% per annum, and the principal of this tranche is payable in 20 semi-annual installments through maturity in August 2021. Loans under the second tranche bear interest at the rate of LIBOR plus 2.75% per annum, interest is payable semi-annually, and the loan matures in February 2017. As of December 31, 2014, the outstanding principal amount under these loans was US$ 48,196 thousand.

G.	In August 2012, CDA, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, Sumitomo Mitsui Banking Corporation, as SACE agent, the Bank of Nova Scotia, as Offshore Collateral Agent, Scotiabank Peru, S.A.A., as onshore collateral agent, and certain financial institutions, as lenders, entered into a senior secured syndicated credit facility for an aggregate principal amount not to exceed US$ 591,000 thousand to finance the construction of CDA’s project. Loans under this facility will be disbursed in three tranches.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Long term loans from banks and others (cont’d)

The loans under this credit agreement are secured by CDA’s power plant and related assets, comprise three tranches and bear interest payable on quarterly basis in arrears at a rate of LIBOR plus a margin. The margin applicable to each tranche is as follows:

	Amount*	From July 2014 To August	From August 2017 To August	From august 2020 To august	From august 2023 To august
Tranche	(US$)	2017	2020	2023	2024
A	341,843	4.25%	4.75%	5.25%	5.50%
B	184,070	4.25%	5.00%	5.75%	6.25%
D	65,000	2.75%	3.25%	3.60%	3.60%

*	Up to

Tranche A loans under this facility, in an aggregate principal amount of up to US$ 341,843 thousand, will initially bear interest at the rate of LIBOR plus 4.25% per annum, increasing over time beginning on the date after the interest payment date occurring after August 17, 2017 to LIBOR plus 5.50% per annum from the date after the interest payment date occurring after August 17, 2023 through maturity. Principal of the Tranche A loans will be payable in 33 quarterly installments commencing on the first quarterly payment date occurring after the project acceptance by CDA. Tranche A loans will be guaranteed by Corporación Financiera de Desarollo S.A. (COFIDE).

Tranche B loans under this facility, in an aggregate principal amount of up to US$184,070 thousand, will initially bear interest at the rate of LIBOR plus 4.25% per annum, increasing over time beginning on the date after the interest payment date occurring after August 17, 2017 to LIBOR plus 6.25% per annum from the date after the interest payment date occurring after August 17, 2023 through maturity. Principal of the Tranche B loans will be payable on August 17, 2024. Tranche B loans will be guaranteed by COFIDE.

Tranche D loans under this facility, in an aggregate principal amount of up to US$65,000 thousand, are divided in two parts: Tranche 1D, in an aggregate principal amount of up to US$42,250 thousand and Tranche 2D, in an aggregate principal amount of up to US$22,750 thousand. Both parts will initially bear interest at the rate of LIBOR plus 2.75% per annum, increasing over time beginning on the date after the interest payment date occurring after August 17, 2017 to LIBOR plus 3.60% per annum from the date after the interest payment date occurring after August 17, 2023 through maturity. Principal of Tranche 1D and Tranche 2D will be payable in 33 and 12 quarterly installments, respectively. Tranche 1D payments will commence on the first quarterly payment date occurring after the project acceptance by CDA and Tranche 2D payments will commence 33 quarters after project acceptance by CDA. All Tranche D loans will be secured by a credit insurance policy provided by SACE S.p.A. – Servizi Assicurativi del Commercio Estero, or SACE.

CDA received proceeds from these facilities in the aggregate amount of US$ 462,000 thousand (US$ 319,000 thousand and US$ 143,000 during 2014 and 2013, respectively). This amount is shown net of US$ 17,711 thousand of transaction costs.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Long term loans from banks and others (cont’d)

H.	In December 2014, Samay I S.A. signed a project finance credit agreement with: The Bank of Tokyo-Mitsubishi, Sumitomo Mitsui Banking Corporation and HSBC Bank in order to finance US$ 311,000 thousand, approximately 80% of the total cost of the project. This loan bears an interest rate of LIBOR plus 2.125%. On December 18, 2014 Samay entered into an interest rate swap closing at a fixed interest rate of 0.794% for 40% of total notional and only during the construction period. During 2014, Samay received US$ 153,000 thousand under this facility. This amount is shown net of US$ 8,364 thousand of transaction costs.

I.	In January 2014, Colmito Spa signed a credit agreement with Banco Bice in an aggregate amount of Chilean pesos 12,579,160 thousand (US$ 22,600 thousand). This loan bears an interest rate of 7.9% in Chilean pesos and is paid semiannually. In February 2014 Colmito entered into a cross currency swap closing at a fixed interest rate of 6.025% in U.S. Dollars. As of December 31, 2014, the outstanding principal amount under this loan was US$ 20,226 thousand.

As of result of the business combinations described in note 4, Inkia assumed the following main long-term loans:

J.	Consorcio Eolico Amayo S.A.—In October 2007, Amayo I entered into a 15 year US$ 71,250 thousand loan agreement with Banco Centroamericano de Integración Economica (CABEI). This loan is secured by a first degree mortgage over all the improvements executed on Amayo I´s project site, cessation of all the project contracts and the creation and maintenance of a reserve account for US$2,400 thousand, to be controlled by CABEI. Part of this loan (US$ 50,343 thousand) bears an interest rate of 8.45% and the other part (US$ 20,907 thousand) an interest rate of LIBOR+4%, and is payable in quarterly installments.

K.	Consorcio Eolico Amayo (Fase II) S.A.—In November 2010, Amayo II entered into a 15 year US$ 45,000 thousand loan agreement with Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V (FMO) and Central American Bank for Economic Integration (CABEI). This syndicated loan is secured by a list of guarantees. These loans under this credit agreement bear interest rates of 10.76%, 8.53% and LIBOR+5.75%. All three loans are payable in quarterly installments.

As of December 31, 2014, the outstanding principal amount with FMO, FMO (Mezzanine) and CABEI was US$ 26,081 thousand, US$ 2,370 thousand and US$ 8,596 thousand, respectively.

L.	Puerto Quetzal Power LLC—In March 2012, Puerto Quetzal Power LLC (“PQP”) signed a loan agreement with seven financial institutions for an amount of US$ 35.0 million. The loan is payable in quarterly installments until September 2019. Interest is accrued at LIBOR plus 4.5% annually. PQP entered into an interest rate swap contract to fix its interest at a rate of 6.0% per annum. The loan is secured by a pledge of substantially all of the assets of PQP and Poliwatt Ltd (“Poliwatt”), including PQP and its subsidiaries shares.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Long term loans from banks and others (cont’d)

M.	OPC Lenders Consortium

In January 2011, OPC entered into a financing agreement with a consortium of lenders led by Bank Leumi L’Israel Ltd. for the financing of its power plant project. The financing consortium includes Bank Leumi and institutional entities from the following groups: Clal Insurance Company Ltd.; Amitim Senior Pension Funds; Phoenix Insurance Company Ltd.; and Harel Insurance Company Ltd (hereinafter—“OPC’s lenders”). As part of the financing agreement, the lenders committed to provide OPC a long-term credit facility (including a facility for variances in the construction costs), a working capital facility, and a facility for financing the debt service, in the overall amount of approximately NIS 1,800 million (approximately US$460 million). As part of the financing agreement, certain restrictions were provided with respect to distributions of dividends and repayments of shareholders’ loans, commencing from the third year after the completion of OPC’s power plant. The loans are CPI linked and is repaid on a quarterly basis beginning in the fourth quarter of 2013 until 2031.

As part of the Facility Agreement, OPC is required to keep a Debt Service Reserve equivalent to the following two quarterly debt payments (hereinafter- “the reserve”) within the period of two years following power plant construction completion. As of December 31, 2014 the amount of the reserve is NIS 72,150 thousand (equivalent to US$ 18,552 thousand).

N.	Dalkia Israel Ltd.— It corresponds to equity contributions made by Dalkia (OPC´s minority shareholder) and presented as a capital note. In July 2013, Dalkia paid the loan to the bank.

The date of the repayment shall be no earlier than March 2017, bearing no interest or linkage differences. As of December 31, 2014 and 2013 the balance of the capital notes is NIS 71,649 thousands (US$ 19,060 thousand) and NIS 65,993 thousands (US$ 19,012 thousand), respectively.

O.	IC Power Israel Ltd. (“ICPI”)—On June 22, 2014, ICPI entered into a mezzanine financing agreement with Mivtachim Social Insurance and Makefet Fund Pension (“Amitim Pension Funds”) and Menora Mivtachim Insurance Ltd in the aggregate amount of NIS 350,000 thousand (US$ 93,105 thousand), consisting of three Facilities: (i) Tranche A bridge loan for NIS 150,000 thousand, bearing interest of 4.85% p.a. to be repaid until March 31, 2017; (ii) Tranche B long-term loan for NIS 200,000 thousand, bearing interest of 7.75% p.a., repayable on annual basis until March 2029; and (iii) Tranche C (only to cover shortfall amounts) for NIS 350,000 thousand. As of December 31, 2014, no disbursements have been made under Tranche C. These loans are linked to CPI.

Liabilities in respect of finance leases

P.

Citibank Perú and Banco de Crédito del Perú—In March 2006, Kallpa entered into a capital lease agreement with Citibank del Peru S.A., Citileasing S,A. and Banco de Credito del Perú under which the lessors provided financing for the construction of the Kallpa I facility at Chilca in an aggregate amount of US$ 56,000 thousand. Under the lease agreements, Kallpa will make monthly

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Liabilities in respect of finance leases (cont’d)

payments beginning in December 2007 until the expiry of the lease in March 2016. These leases are secured by the assets of Kallpa in Peru. As of December 31, 2014, the aggregate outstanding principal amount under this lease was US$ 11,236 thousand. The lease bears an interest rate of 90 day LIBOR plus 3.00%. Kallpa entered into an interest rate swap to fix the interest rate, see note 17(a).

Q.	Banco de Crédito del Perú—In December 2007, Kallpa entered into a capital lease agreement with Banco de Credito del Perú under which the lessor provided financing for the construction of the Kallpa II turbine in an aggregate amount of US$ 81,500 thousand. Under the lease agreement, Kallpa will make monthly payments beginning in December 2009 until the expiry of the lease in December 2017. These leases are secured by the assets of Kallpa in Peru. As of December 31, 2014, the aggregate outstanding principal amount under this lease was US$ 35,140 thousand. The lease bears an interest rate of 90 day LIBOR plus 2.05%. Kallpa entered into an interest rate swap to fix the interest rate, see note 17(a).

R.	Scotiabank—In October 2008, Kallpa entered into a capital lease agreement with Scotiabank Peru under which the lessor provided financing for the construction of the Kallpa III turbine in an aggregate amount of US$ 88,000 thousand. Under the lease agreement, Kallpa will make monthly payments beginning in September 2010 until the expiry of the lease in July 2018. As of December 31, 2014, the aggregate outstanding principal amount under this lease was US$ 44,895 thousand. The lease bears a fixed interest rate of 7.57% p.a.

S.	In April 2014, Kallpa entered into a capital lease agreement with Banco de Credito del Peru for US$ 107,688 thousand in order to finance the acquisition of the 193MW single turbine natural gas fired plant Las Flores from Duke Energy. Under the lease agreement, Kallpa will make quarterly payments beginning in July 2014 until the expiry of the lease in October 2023. The lease bears a fixed interest rate of 7.15% p.a.

Debentures

T.	Bonds Cobee II—In October 2008, COBEE issued and sold in the Bolivian market US$ 20,403 thousand aggregate principal amount of its 9.40% notes due 2015. Interest is escrowed monthly by the trustee and is paid semiannually. Principal on these notes is payable in three equal installments in 2013, 2014 and 2015. As of December 31, 2014, the aggregate outstanding principal amount under these bonds was US$ 6,803 thousand (US$ 13,603 thousand as of December 31, 2013).

U.

Bonds Cobee III—In February 2010, COBEE approved a bond program under which it is permitted to offer bonds in aggregate principal amounts of up to US$ 40,000 thousand in multiple series. On March 12, 2010, COBEE issued and sold in the Bolivian market three series of notes in the aggregate principal amount of US$ 13,844 thousand. The aggregate gross proceeds of these notes, which were issued at a premium, were US$ 17,251 thousand. The Series A Notes, in the aggregate principal amount of US$ 4,000 thousand pay interest semi-annually at the rate of 5.00% per annum through maturity in February 2014. Principal on these notes is payable at maturity. The Series B

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Debentures (cont’d)

Notes, in the aggregate principal amount of US$ 3,500 thousand, pay interest semi-annually at the rate of 6.50% per annum through maturity in February 2017. Principal on these notes will be paid in two equal annual installments commencing in February 2016. The Series C Notes, in the principal amount of Bs.44.2 million (US$ 6,343 thousand), pay interest semi-annually at the rate of 9.00% per annum through maturity in January 2020. Principal on these notes will be paid in four equal annual installments commencing in February 2017.

In April 2012, COBEE issued and sold two additional series of notes in the aggregate principal amount of US$ 11,160 thousand. The aggregate gross proceeds of these notes, which were issued at premium, were US$ 12,919 thousand. COBEE will amortize the premium reducing the interest expense related to these notes. The first series of these notes, in the aggregate of US$ 5,000 thousand pays interest semi-annually at the rate of 6.75% per annum through maturity in April 2017. Principal on these notes is payable at maturity. The second series of these notes in the aggregate principal amount of Bs.43 million (US$ 6,160 thousand), pays interest semi-annually at the rate of 7% per annum through maturity in February 2022. These funds were used mainly to pay a tranche of Bolivian bonds due in June 2012.

V.	Bonds Cobee IV—In May 2013, COBEE approved a bond program under which COBEE is permitted to offer bonds in aggregate principal amount of up to US$ 60,000 thousand in multiple series. In February 2014, COBEE issued and sold three series of notes in the aggregate principal amount of US$ 19,934 thousand. The aggregate gross proceeds of these notes, which were issued at a premium, were US$ 20,617 thousand. The Series A Notes, in the aggregate principal amount of US$ 3,967 thousand pay interest semi-annually at the rate of 6.0% per annum through maturity in January 2018. The Series B Notes, in the aggregate principal amount of US$ 3,964 thousand pay interest semi-annually at the rate of 7.0% per annum through maturity in January 2020. The Series C Notes, in the aggregate principal amount of Bs.84 million (US$ 12,020 thousand) pay interest semi-annually at the rate of 7.8% per annum through maturity in January 2024.

In November 2014, COBEE issued and sold two series of notes in the aggregate principal amount of US$ 20,086 thousand. The aggregate gross proceeds of these notes, which were issued at a premium, were US$ 22,100 thousand. The first series of these Notes, in the aggregate principal amount of US$ 4,950 thousand pay interest semi-annually at the rate of 6.70% per annum through maturity in October 2019. The second series of these notes in the aggregate principal amount of Bs.105 million (US$ 15,029 thousand) pay interest semi-annually at the rate of 7.80% per annum through maturity in October 2024.

W.

Kallpa Bonds—In November 2009, Kallpa issued US$ 172,000 thousand aggregate principal amount of its 8.5% Bonds due 2022. Holders of these bonds are required to make subscription payments under a defined payment schedule during the 21 months following the date of issue. Kallpa received proceeds of these bonds in the aggregate amount of US$ 18,920 thousand, US$ 36,120 thousand and US$ 116,960 thousand in 2009, 2010 and 2011, respectively. The proceeds of these bonds are being used for capital expenditures related to Kallpa’s combined-cycle plant. Interest on these bonds accrues based on the principal received by Kallpa and is payable quarterly. Principal amortization

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Debentures (cont’d)

payments under these bonds in amounts varying between 0.25% and 5.00% of the outstanding principal amount of these bonds commenced in May 2013 and will continue until maturity in May 2022. These bonds are secured by Kallpa’s combined-cycle plant and related assets. As of December 31, 2014, the aggregate outstanding principal amount of these bonds was US$ 159,312 thousand (US$ 166,079 thousand as of December 31, 2013).

X.	Inkia Bonds—On April 4, 2011, Inkia issued senior unsecured notes for an aggregate principal amount of US$ 300,000 thousand in the international capital market under the rule 144A Regulation S. These notes accrue interest at a rate of 8.375% and will be payable semi-annually with final maturity in April 2021 and were recognized initially at fair value plus any directly attributable transaction costs. The proceeds from this issue were used mainly to finance Inkia’s equity contribution in the development of Cerro del Aguila Project and to repurchase all of the Inkia Bonds.

On September 9, 2013, Inkia reopened its 8.375% senior notes due 2021 for an aggregate principal amount of US$ 150,000 thousand. The new notes have terms and conditions identical to the initial US$ 300,000 thousand notes issued on April 4, 2011 and were issued at 104.75% plus accrued interest from April 4, 2013, resulting in gross proceeds of US$ 157,125 thousand plus US$ 5,653 thousand of accrued interest. The proceeds from this issue will be used mainly for working capital and general corporate purposes. Subsequent to initial recognition, these notes are measured at amortized cost using the effective interest method. As of December 31, 2014, the outstanding principal amount under these notes was US$ 447,357 thousand (US$ 447,014 thousand as of December 31, 2013).

On September 5, 2014, Inkia requested the consents to its bondholders regarding certain proposed amendments to the Indenture: (i) Perform the IC split without being required to repurchase the bonds at a price equal to 101% of the aggregate principal; (ii) Request the repayment of the US$ 150,000 thousand Credit Suisse/IC Power/Inkia Loan from the net proceeds of the Edegel sale; and (iii) Extend the investment period of the net proceeds from the Edegel sale from 12 to 30 months.

On September 16, 2014, Inkia received the consents from holders of a majority of its outstanding US$450,000 thousand Senior Notes due 2021.

Y.	In December 2010, CEPP approved a program bond offering under which CEPP is permitted to offer bonds in aggregate principal amount of up to US$ 25,000 thousand in multiple series. In 2011 and 2010, CEPP issued and sold US$ 20,326 thousand and US$ 4,674 thousand of its 7.75% Bonds. CEPP used the proceeds of this offering to finance its continuing operations and repay intercompany debt. Interest on these bonds is payable monthly and principal of these bonds is due at maturity in May 2014. During the first quarter of 2014, CEPP issued and sold US$ 25,000 thousand of its 6.00% Bonds due in December 2018. Part of these funds was used to prepay US$ 15,000 thousand of its 7.75% Bonds outstanding due in May 2014. As of December 31, 2014, the outstanding principal amount net of transaction costs under these notes was US$ 24,755 thousand (US$ 15,000 thousand as of December 31, 2013).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 14—Loans from banks and others (cont’d)

Debentures (cont’d)

Z.	As at December 31, 2014 and 2013, the main covenants that the Company and certain Group entities must comply with during the term of the debts are as follows:

Covenant
Group entities	Shareholder equity	Debt service to coverage ratio	Collateral ratio	Minimum leverage	Interest rate hedging
Kallpa Generación S.A.	Not required	Not less than 1.20	Not required	No more than 3.0	Required
COBEE (Bonds)	Not required	>=1.2	Not required	<=1.2	Not required

Central Cardones	Not required	>=1.1	Not required	Not required	Not required
JPPC	Not required	Not less than 1.10	Not required	No more than 0.4	Not required
Amayo (Nicaragua)	Not required	Not less than 1.25	Not required	No more than 3.33	Not required
Corinto (Nicaragua)	Not required	Not required	Not required	Not less than 3.25 until December 31, 2014, than 3.00 until December 31, 2015, than 2.50 until December 31, 2016 and 2.00 thereafter.	Not required
Tipitapa (Nicaragua)	Not required	Not required	Not required	Not less than 3.00 until December 31, 2014, than 2.75 until December 31, 2015 and 2.00 thereafter.	Not required
OPC Rotem	Not required	>=1.1 and >=1.25 for dividend distribution (including a lock-up period of 3 years)	Not required	Not required	Not required

Compliance with the covenants referred to above is overseen by the Group’s Management. As at December 31, 2014 and 2013, the Company and its subsidiaries have complied with these financial covenants.

Note: Inkia has to comply only with incurrence ratios when it plans to issue new debt.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 15—Loans and capital notes from parent company

On May 29, 2014, Inkia paid US$ 167,811 thousand of the full outstanding amount of the loans owed to the Parent Company.

On June 29, 2014, IC Power paid US$ 94,865 thousand of the full outstanding amount of the loans owed to Israel Corporation (IC). As a result of this payment, the Group recorded a finance expense of US$ 12,602 thousand arising from the difference between the nominal value and the book value of the capital notes.

On August 26, 2014, IC Power received a short-term loan from IC in an amount of US$125,000 thousand to repay the Acter Debt, see note 5. This loan was repaid on September 22, 2014.

Note 16—Trade payables

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Open accounts	143,621	91,467
Checks payable	18	84

	143,639	91,551

Note 17—Other payables and long term liabilities, including derivative instruments

	As at December 31, 2014		As at December 31, 2013
	Current	Non-current	Current	Non-current
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Financial instruments not used for hedging (a)	1,318	2,798	1,428	3,006
Financial instruments used for hedging (a)	14,868	18,247	15,302	6,915

	16,186	21,045	16,730	9,921

Loans and capital notes from parent company	592	—	—	—
Employees and payroll-related agencies	3,402	—	1,460	—
Accrued expenses	15,589	—	4,125	—
Government agencies	4,527	—	2,598	—
Interests payable	17,259	—	13,626	—
Stock options liability (b)	1,396	—	10,298	1,749
Employee Benefits	—	6,194	—	3,714
Deferred income	1,526	2,936	1,758	4,462
Dismantling liability	—	10,072	—	5,528
Consideration retained related to Surpetroil acquisition	6,000	—	—	—
Other (c)	46,203	4,780	28,755	6,714

	96,494	23,982	62,620	22,167

	112,680	45,027	79,350	32,088

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 17—Other Payables and Long term liabilities, including Derivative Instruments (cont’d)

(a) As of December 31, 2014 and 2013, the derivatives maintained by the Group are as follow:

	In thousands of US$
	Notional amount	Fair value
		2014	2013
Hedge derivatives (i)
Interest rate swap (a)	67,500	(607)	(2,250)
Interest rate swap (b)	384,093	(23,514)	(5,759)
Interest rate swap (c)	100,683	(718)	(858)
Interest rate swap (d)	124,400	(351)	—
Interest rate swap (e)	15,553	(2,523)	—
Exchange rate swap (f)	158,270	(5,402)	(13,105)
Exchange rate forward (g)	4,675	—	(245)

		(33,115)	(22,217)
Trading derivatives (ii)
Interest rate swap (h)	42,000	(3,769)	(4,427)
Interest rate swap (i)	14,500	(29)	—
Interest rate swap (j)	8,443	(318)	—
Exchange rate forward (k)	380	—	(7)

		(37,231)	(26,651)

(i)	Hedge derivatives

	Entity	Financing	Underlying item	Description	Fixed rate	Expiration
(a)	Kallpa	Kallpa II lease	Libor plus 2.05%	83% Kallpa II debt	6.55%	May 2015
(b)	CDA	Syndicated	Libor plus 4.25%	100% - Tranche A	7.25-8.50%	Aug 2024
(c)	CDA	Syndicated	Libor plus 4.25%	50% - Tranche B	5.38%	Nov 2015
(d)	Samay I	Syndicated	Libor plus 2.125%	40% total debt	2.92%	Apr 2016
(e)	Colmito	Loan	7.90% in Chilean Pesos	69% total debt	6.025% in US$	Jun 2028
(f)	CDA	EPC payments in Nuevos Soles	Spot exchange rate in Nuevos Soles	S/403 million	S/2.546 for each US$1	Jan 2016
(g)	OPC	LTSA with Mitsubishi Heavy Industries	Exposure to fluctuations	US$ 4,675 thousand	N.A.	Nov 2025

(ii)	The Group has additional interest swap agreements that are accounted for as trading derivatives because these derivatives were already in place when Inkia took control of the subsidiaries:

	Entity	Financing	Underlying item	Description	Fixed rate	Expiration
(h)	Cardones	Syndicated	Libor plus 1.9%	100% - Tranche I	4.90%	Aug 2021
(i)	JPPC	Loan	Libor plus 5.5%	71%	6.46%	Mar 2017
(j)	Amayo II	Syndicated	Libor plus 5.75%	84% - BCIE facility	8.31%	Dec 2019
	Amayo II	Syndicated	Libor plus 5.75%	49% - BCIE facility	8.25%	Sep 2022 (*)
(k)	OPC	EPC with Daewoo International	Exposure to fluctuations	US$ 380 thousand	N.A.	Dec 2013

(*)	starts in Dec 2019

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 17—Other Payables and Long term liabilities, including Derivative Instruments (cont’d)

(a) (cont’d)

The gain (loss) arising from the volatility of the fair value of these interest rate swaps is shown in the consolidated of profit or loss as “Gain from derivative financial instruments”. During 2014, 2013 and 2012, the Group recorded gains of US$ 133 thousand, US$ 2,879 thousand and US$ 893 thousand, respectively.

(b) On January 1, 2010, Inkia granted certain senior executives of Inkia and of the Inkia’s subsidiaries stock options under a certain Stock Option Plan (the “Plan”). The Plan was subject to varying vesting and a lock up period which matured on June 30, 2014. The plan can be settled in cash or, under certain conditions, by actual shares of Inkia. The aggregate maximum number of authorized and unissued shares which shall be subject to the Plan is 4,500, which represents 1.5% of the Company’s issued share capital. The execution price will be calculated based on the value resulting from multiplying eight times Inkia’s proportional EBITDA (earnings before income tax during the preceding four fiscal quarters) less proportional net financial liabilities (proportional debt with financial institutions including accrued interest net of cash and cash equivalents). As of December 31, 2014 and 2013, Inkia has made grants of options to purchase 3,689 of its ordinary shares. Out of this total, 360 options were executed during 2013 resulting in a settlement of US$ 560 thousand. During 2014, the 3,329 remaining options were executed resulting in a settlement of US$10,298.

On December 27, 2011, OPC board approved remuneration in the form of share-based payment plan to certain executives of the company. The Plan can only be settled in cash and has final maturity on December 31, 2016. The execution price is calculated based on a similar way of Inkia´s plan. As of December 31, 2014, the liability in connection with this plan amounts to US$1,396 thousand (US$1,749 thousand as of December 31, 2013).

(c) It corresponds mainly to payables related to CDA and Puerto Bravo projects in the amount of US$29,697 thousand and US$16,173 thousand in 2014 and 2013 respectively.

Note 18—Provisions

It corresponds mainly to a provision made by an IC Power´s subsidiary as a result of a regulator charge. Expenses related to this provision were recognized in the cost of sales in the amount of US$ 8,626 thousand and US$ 20,742 thousand in 2014 and 2013 respectively.

Note 19—Share Capital and Reserves

A. Share Capital and Premium

	Ordinary shares
	2014	2013
	Thousands of shares of NIS 0.01 par value
Issued and paid-up share capital as at December 31	10,000	10,000
Authorized share capital	10,000	10,000

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 19—Share Capital and Reserves (cont’d)

A. Share Capital and Premium (cont’d)

Each ordinary share from the Corporation’s share capital has the right to dividends, to bonus shares and to distribution of the Corporation’s assets upon liquidation, in proportion to the par value of each share, without taking any premium paid in respect thereof, all subject to the Corporation’s Articles of Association. Each of the shares entitles its holder to participate in the Corporation’s General Meetings and to one vote.

In accordance with the local laws that regulate the operations of the Group’s operating entities, a reserve of up to a certain limit of their paid-in capital is required to be established through annual transfers of profit.

B. Translation reserve of foreign operations

The translation reserve includes all the foreign currency differences stemming from translation of financial statements of foreign activities.

C. Capital reserves

Capital reserves include mainly a hedge fund, which includes the effective part of the accrued net change in the fair value of instruments hedging the cash flows and that relate to hedged transactions not yet realized that have not yet been recorded on the statement of income.

D. Dividends

In 2014, the Company´s Board of Directors decided to pay dividends. The total dividend paid was US$ 37,324 thousand (US$3.73 thousand per ordinary share).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 20 - Non-controlling interest

The following tables summarize the information relating to each of IC Power’s subsidiaries that has non-controlling interest.

2014 In thousands of US$	Kallpa Generación S.A.	Cerro del Aguila S.A.	Samay I S.A.	Nejapa Holdings Company Ltd	Nicaragua Energy Holdings (a).	OPC Rotem Ltd.	Others.	Intra-group Eliminations and Purchase Price Adjustment	Total
NCI percentage	25.10%	25.10%	25.10%	29.00%	35.42%	20.00%
Current assets	83,954	128,242	138,153	46,395	52,850	230,775	70,515
Non-current assets	645,927	662,055	102,668	19,872	172,240	487,598	281,683
Current liabilities	(153,302)	(25,138)	(18,713)	(9,179)	(23,376)	(118,847)	(35,072)
Non-current liabilities	(405,360)	(460,081)	(144,679)	(639)	(131,327)	(507,635)	(206,572)

Net assets	171,219	305,078	77,429	56,449	70,387	91,891	110,554

Carrying amount of NCI	42,976	76,575	19,435	16,370	24,931	18,378	13,259	3,400	215,324

Revenues	436,673	—	—	131,396	124,578	413,578	111,644
Profit	53,090	6,964	(311)	3,502	4,472	71,045	11,687
OCI	1,150	(6,938)	(245)	—	—	(9,041)	(1,995)

Profit attributable to NCI	13,326	1,748	(78)	1,016	1,584	14,209	860	(448)	32,217
OCI attributable to NCI	289	(1,742)	(62)	—	—	(1,809)	(798)	25	(4,097)

Cash flow Operating activities	116,915	—	—	6,621	16,605	187,768
Investing activities	(26,259)	(247,724)	(88,644)	(567)	19,522	(48,515)
Financing activities	(78,982)	296,868	195,135	(38)	(20,445)	(29,295)
Effect of changes in the exchange rate	(824)	—	(265)	—	411	(14,914)

Net increase (decrease) in cash equivalents	10,850	49,144	106,226	6,016	16,093	95,044

(a)	Includes Empresa Energética Corinto, Tipitapa Power Company, Centrans Energy Holdings (Amayo) and Arctas Amayo (Fase II).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 20 - Non-controlling interest (cont’d)

The following tables summarize the information relating to each of IC Power’s subsidiaries that has non-controlling interest.

2013 US$ thousands	Kallpa Generación S.A.	Cerro del Aguila S.A.	Nejapa Holdings Company Ltd.	OPC Rotem Ltd.	Others	Intra-group Eliminations and Purchase Price Adjustments	Total
NCI percentage	25.10%	25.10%	29.00%	20.00%
Current assets	71,948	72,670	44,455	108,698	56,402
Non-current assets	541,079	378,012	23,827	557,672	138,972
Current liabilities	(113,532)	(30,767)	(14,352)	(80,372)	(51,441)
Non-current liabilities	(352,515)	(114,864)	(983)	(556,296)	(67,304)

Net assets	146,980	305,051	52,947	29,702	76,629

Carrying amount of NCI	36,892	76,568	15,355	5,940	7,005	3,846	145,606

Revenues	394,055	—	134,919	187,397	102,247
Profit	43,665	264	5,349	6,502	14,279
OCI	1,396	(13,805)	—	1,474	—

Profit attributable to NCI	10,960	66	1,551	1,300	670	163	14,710
OCI attributable to NCI	360	(3,465)	—	294	—	—	(2,821)

Cash flow from operating activities	142,495	—	17,468	46,526
Cash flow from investing activities	(16,566)	(178,664)	(2,670)	7,507
Cash flow from financing activities	(158,309)	235,090	(14,393)	5,201
Effect of changes in the exchange rate on cash and cash equivalents	(1,245)	—	—	3,322

Net increase (decrese) in cash equivalents	(33,625)	56,426	405	62,555

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 20 - Non-controlling interest (cont’d)

The following tables summarize the information relating to each of IC Power’s subsidiaries that has non-controlling interest.

2012 US$ thousands	Kallpa Generación S.A.	Cerro del Aguila S.A.	Nejapa Holdings Company Ltd.	OPC Rotem Ltd.	Others	Intra-group Eliminations and Purchase Price Adjustments	Total
NCI percentage	25.10%	25.10%	29.00%	20.00%
Current assets	109,750	9,176	45,056	64,302	48,229
Non-current assets	557,136	221,225	26,497	451,751	128,721
Current liabilities	(80,881)	(21,754)	(23,121)	(8,103)	(25,093)
Non-current liabilities	(391,308)	(20)	(833)	(488,948)	(89,506)

Net assets	194,697	208,627	47,599	19,002	62,351

Carrying amount of NCI	48,869	52,365	13,804	3,800	6,335	3,662	128,835

Revenues	276,341	—	144,816	—	102,304
Profit	34,798	374	7,720	(5,867)	13,928
OCI	—	—	—	(1,325)	—

Profit attributable to NCI	8,734	94	2,239	(1,174)	626	(1,074)	9,445
OCI attributable to NCI	—	—	—	(265)	—	—	(265)

Cash flow from operating activities	54,534	—	8,421	22,702	15,182
Cash flow from investing activities	(41,257)	(166,904)	(2,441)	(137,142)	(7,075)
Cash flow from financing activities	16,792	166,649	(11,640)	114,401	(19,254)
Effect of changes in the exchange rate on cash and cash equivalents	1,080	—	—	102	—

Net increase (decrese) in cash equivalents	31,149	(255)	(5,660)	63	(11,147)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 20—Non-controlling interest (cont’d)

Restrictions on assets and liabilities

Inkia´s subsidiaries have no restrictions to transfer cash or other assets to the parent company as long as each subsidiary is in compliance with the covenants derived from the borrowing agreements described in the note 14.

OPC has restrictions to transfer cash or paid dividends up to the third anniversary of Construction Completion. As of December 31, 2013 and 2014, the cash and cash equivalents at OPC´s financial statements amounted to US$ 62,624 thousands and US$ 157,668 thousands respectively.

Inkia has restrictions to transfer cash or other assets to the parent company. Pursuant to its senior notes agreement, dividend payments are treated as restricted payments and are subject to mainly the following conditions:

•	Inkia is able to incur at least US$1.00 of additional indebtedness pursuant to the incurrence covenant test (unconsolidated interest coverage ratio is equal or greater than 2.0 to 1.0); and

•	The amount (dividend payments) cannot exceed the sum of: 100% of cumulative consolidated net income of the company accrued on a cumulative basis, beginning on January 1, 2011 to the end of the most recent fiscal quarter for which financial statements have been provided to the Trustee, deducting any non-cash charges or expense (other than depreciation and amortization), non-cash gains and the cumulative effect of changes in accounting principles.

Note 21—Cost of sales

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Payroll and related expenses	31,369	22,301	16,486
Transmission costs	126,195	85,533	44,377
Capacity and energy purchases	204,266	137,135	48,491
Fuel, gas and lubricants	504,162	286,484	253,213
Other	70,730	62,349	32,966

	936,722	593,802	395,533

Note 22—General and administrative expenses

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Payroll and related expenses	28,431	20,010	15,992
Bad and doubtful debts	628	—	131
Depreciation and amortization	7,417	3,943	3,853
Legal fees	11,118	3,205	2,594
Deferred compensation	2,541	3,763	2,978
Consultant and professional services	7,957	3,465	5,212
Third party services	3,737	2,627	2,476
Community goodwill	1,795	704	366
Other expenses	5,049	3,463	3,107

	68,673	41,180	36,709

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 23—Other income

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Other income
Insurance claims (a)	7,452	—	—
Capital gain on sale of property, plant and equipment, net	—	43	980
Dividend incomes from other companies (b)	3,655	623	1,401
EPC constructor compensation (c)	1,990	—	—
Other	3,786	3,574	4,474

	16,883	4,240	6,855

(a)	Corresponds mainly to Consorcio Eolico Amayo (Fase II) claim in relation to three wind towers damaged.
(b)	In 2014, it corresponds to dividends received from Edegel/ Generandes post-sale.
(c)	Combined cycle compensation by POSCO Engineering & Construction Co. Ltd. due to valves acquisition and water consumption.

Note 24—Financing income and expenses

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Financing income
Interest income from bank deposits	(1,827)	(438)	(71)
Net income from change in exchange rates	(2,007)	—	(2,247)
Net change in fair value of derivative financial instruments	(133)	(2,645)	—
Interest on commercial operations	(2,170)	(2,460)	(2,774)

Financing income recorded on the statement of income	(6,137)	(5,543)	(5,092)

Financing expenses
Interest expenses to banks and others	101,942	68,132	37,797
Interest expense on loans from parent company	6,971	11,273	7,582
Finance expenses on IC capital settlement	12,602	—	—
Consent fee	1,012	—	—
Net expenses from change in exchange rates	—	4,460	—
Net change in fair value of derivative financial	—	—	3,097
Other expenses	2,972	1,829	872

Financing expenses recorded on the statement of income	125,499	85,694	49,348

Net financing expenses (income) recorded on the statement of income	119,362	80,151	44,256

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 25—Taxes on Income

A. Taxes on income included in the income statements:

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Continuing operations
Current taxes on income	45,421	34,845	14,070

Income from deferred taxes	4,901	5,848	5,883

	50,322	40,693	19,953

B. Reconciliation between the theoretical tax on the pre-tax income and the tax expenses

	For the year ended December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Income before taxes on income	190,765	93,391	57,295
Statutory tax rate	26.5%	25%	25%

Tax computed at the principal tax rate applicable to the Corporation	50,553	23,348	14,324
Increase (decrease) in tax in respect of:
Corporation’s share in profits of associated companies	(5,776)	(4,062)	(3,951)
Exempt income	(21,145)	(422)	(1,725)
Income subject to tax at a different tax rate	12,846	8,023	5,773
Non-deductible expenses	8,506	8,522	8,491
Tax losses and other tax benefits for the period regarding which deferred taxes were not created	290	80	216
Utilization of losses and benefits from prior years for which deferred taxes were not created	(1,518)	—	—
Taxes in respect of foreign dividend	8,047	—	—
Taxes in respect of prior years	—	61	69
Impact of change in tax rate	(3,131)	50	—
Other differences	1,650	5,093	(3,244)

Taxes on income included in the statement of income	50,322	40,693	19,953

Permanent items mainly correspond to adjustments for transfer pricing and translation results of the tax basis in foreign currency related to the operations in Peru and Bolivia.

C. Deferred tax assets and liabilities

1. Deferred tax assets and liabilities recognized

The deferred taxes in respect of companies in Israel are calculated based on the tax rate expected to apply at the time of the reversal as detailed above. Deferred taxes in respect of subsidiaries operating outside of Israel were calculated based on the tax rates relevant for each country.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 25—Taxes on Income (cont’d)

C. Deferred tax assets and liabilities (cont’d)

1. Deferred tax assets and liabilities recognized (cont’d)

The deferred tax assets and liabilities are allocated to the following items:

	Property, plant and equipment	Employee benefits	In respect of carryforward tax losses	Derivative instruments	Controlling Shareholder Reserve	Intangibles	Other	Total
	US$ thousands
Balance as at
January 1, 2013	(65,104)	622	16,742	1,157	(9,314)	(2,885)	1,125	(57,657)
Changes in 2013:
Additions in respect of business combinations	43	—	—	—	—	—	—	43
Amounts recorded to equity reserve	—	—	—	5,456	(1,717)	—	100	3,839
Translation differences	(324)	28	349	—	(725)	—	5	(667)
Amounts recorded in income statement	(14,132)	171	5,634	445	1,202	435	397	(5,848)

Balance as at December 31, 2013	(79,517)	821	22,725	7,058	(10,554)	(2,450)	1,627	(60,290)

Changes in 2014:
Reclassification	(5,276)	—	—	—	5,276	—	—	—
Changes in respect of business combinations	(35,243)	76	34	—	—	(9,072)	1,991	(42,214)
Amounts recorded to equity reserve	—	—	—	2,470	—	—	(167)	2,303
Translation differences	4,576	(46)	1,494	(1)	24	—	(66)	2,993
Impact of change in tax rate	(1,786)	—	4,972	—	—	(11)	(44)	3,131
Amounts recorded in income statement	(22,295)	(27)	9,220	(2,140)	4,829	1,173	1,207	(8,033)

Balance as at December 31,2014	(139,541)	824	35,457	7,387	(425)	(10,360)	4,548	(102,110)

2. The deferred taxes are presented in the statements of financial position as follows:

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Non-current assets	42,609	25,645
Non-current liabilities	(144,719)	(85,935)

	(102,110)	(60,290)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 25—Taxes on Income (cont’d)

D. Taxation of companies in Israel

On August 5, 2013, the Knesset approved the Budget Law and the Law for Change of National Priorities (Legislative Changes for Achieving the Budget Targets for 2013 and 2014), 2013. As part of the legislation, the Company Tax rate was increased to 26.5% effective from January 1, 2014 (25% in 2013).

As defined in the Law for Encouragement of Industry, OPC’s power station constitute an “Industrial Enterprise” upon fulfillment of the all the conditions provided by the Taxes Authority in Israel. “Industrial Companies” are entitled to benefits of which the most significant ones are as follows:

(a) Higher rates of depreciation.

(b) Amortization in three equal annual portions of issuance expenses when registering shares for trading as from the date the shares of the company were registered.

(c) An 8-year period of amortization for patents and know-how serving in the development of the enterprise.

(d) The possibility of submitting consolidated tax returns by companies in the same line of business.

E. Taxation of Non-Israeli Subsidiaries

Non-Israeli subsidiaries are assessed based on the tax laws in their resident countries. Withholding tax rates shown below are provided based on domestic legislation of relevant countries and may be decreased under tax treaties.

Current income tax from operations in El Salvador includes income tax from the consolidated subsidiaries of Nejapa Power Company Sucursal and Cenergica,. Income tax rate in El Salvador is 30% effectively as of January 1, 2012. In addition, a 5% to 25% withholding tax has been approved depending on whether the payments are to countries with preferential tax regimes or nil taxes.

In the Dominic Republic, Compañía de Electricidad de Puerto Plata (CEPP) was tax exempt from the payment of all direct taxes, including income tax and withholding tax until April 2012, under the provisions of the National Development Incentives Law. Up to November 2012, the Dominican Statutory tax rate was 29% and the withholding tax rate was 25%. This withholding tax was applicable against future income taxes. From November 2012, the Dominican government introduced significant changes in the current tax regulations. As a result of this, income tax rate was set at 28% for 2014 (27% from 2015 thereafter) and withholding tax will be 10% with no credit against future taxes.

In Bolivia the company has 25% income tax and a 12.5% withholding tax on the Bolivian branch profits credited to the shareholder.

In December 2014, a tax reform Law was enacted in Peru. Among other changes, the Law decreases corporate income tax rates and increases withholding tax rates on dividends. The corporate income tax rate will reduce from 30% in 2014 to: 28%, in 2015 and 2016, to 27%, in 2017 and 2018 and to 26%

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 25—Taxes on Income (cont’d)

E. Taxation of Non-Israeli Subsidiaries (cont´d)

starting 2019. The withholding tax rates will increase from 4.1% in 2014 to: 6.8% in 2015 and 2016, 8.0% in 2017 and 2018; and 9.3% starting 2019. Kallpa and CDA have signed tax stability agreements that expire in 2020 and 2022, respectively. Only after these tax agreements expire, Kallpa and CDA will be affected by the changes in income tax and withholding tax rates described above.

In September 2014, a tax reform in Chile was enacted, which makes substantial changes to the Chilean tax system, including two alternative methods for computing shareholder-level income taxation (attribution-basis and cash-basic methods), additional corporate tax rate increases, and other substantial modifications. As a result, the corporate income tax rate will increase gradually from 20% in 2013 to: 21% in 2014; 22.5% in 2015; 24% in 2016; and 25% in 2017 for shareholders on the attribution method, and 25.5% in 2017 for shareholders on the cash-basis method. Starting 2018 onwards, the income tax rate will be 25% for shareholders on the attribution method and 27% for shareholders on the cash-basis method. Dividends to a non-resident shareholder are subject to final withholding tax at the rate of 35%. The business income tax previously paid on the distributed profit is creditable against such withholding tax, so that effective tax on the distributed profit is 35%.

In Nicaragua, Empresa Energética Corinto and Tipitapa Power Company are subject to 25% income tax, based on a Foreign Investment Agreement signed in June 2000, which protect the companies from any unfavorable changes in the tax Law. In addition, Consorcio Eólico Amayo S.A and Consorcio Eólico Amayo Fase II, are tax exempt from income tax payments, in accordance with Law No.532 for Electric Power Generation with Renewable Sources Incentive, up to a period of seven years since the beginning of operations of the plants. . Dividends distribution are generally subject to final withholding tax at the rate of 10% (will increase to 15% from 2015) levied on 50% of gross amount.

In Guatemala, PQP is subject to a 28% income tax rate and a 5% withholding tax on dividend distributions. Income tax rate will reduce to 25% starting 2015.

In Colombia, Surpetroil and Surenergy are subject to a 34% income tax rate (25% income tax and a 9% income tax for equality). Dividends distributed by Colombian companies, paid from the profits that have been taxed at the corporate level, are not subject to taxes at shareholder´s level.

Note 26 - Related and Interested Parties

Balances with interested and related parties

	As at December 31
	2014	2013
	US$ thousands	US$ thousands
Trade receivables	19,347	21,706

Sales	208,457	96,075

Parent company	592	242,266

Other Long-term interested party	62,228	121,051

Regarding the loan from the parent company see note 15.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 26—Related and Interested Parties (cont’d)

The interest expenses recorded for the year ended December 31, 2014 in connection to loans payable to Parent company were approximately US$19,573 thousand (approximately US$14,504 thousand and US$ 13,175 thousand for the years ended December 31, 2013 and 2012, respectively, which were partly capitalized to property, plant and equipment).

IC Power executive officers do not receive compensation directly from IC Power; each is also an executive officer of Kallpa and receives compensation directly from Kallpa. The aggregate annual compensation expenses related to IC Power executive officers during 2014, 2013 and 2012 were US$ 3,479 thousand, US$ 5,540 thousand and US$2,990 thousand, respectively.

OPC recorded revenues from related parties in the amount of NIS 745,649 thousands (US$ 208,457 thousands) and NIS 346,830 thousands (US$ 96,075 thousands) in 2014 and 2013, respectively.

OPC recorded finance expenses from related parties in the amount of NIS 18,497 thousands (US$ 5,215 thousands) and NIS 15,266 thousands (US$ 4,229 thousands) in 2014 and 2013, respectively.

A. Guarantees from related parties

Pursuant to the terms of the tender for the power plant construction, OPC provided a bank guarantee in favor of the Ministry of Infrastructures, in the amount of $1 million (approx. NIS 3.9 million), that was collateralized by Israel Corporation and Dalkia in accordance with their proportionate interests.

According to the PPA, on February 2014, the Company issued two guarantees in favor of IEC in the amount of NIS 52 million and NIS 48 million (linked to CPI). These guarantees were collateralized by IC Power and Dalkia in accordance with their proportionate interests. These guarantees replaced the previous guarantee in the amount of NIS 125 million as of December 31, 2013.

Note 27— Segment Information

A. Basis for segmentation

The Company is only involved in the power generation business. There is no other relevant activity or line of business identified. Therefore, senior management team evaluates the business from a geographic perspective. They receive and review the information about the operating results and assets performance as of subsidiary level as well as of country level.

Peru, Israel, and Central America are the reportable segments identified for IC Power consolidated financial statements.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 27—Segment Information (cont’d)

B. Information about reportable segments

For management purposes, the Group is organized into business units based on its geographic area, as follows:

	Peru	Israel	Central America	All other Segments	Adjustments	Total
2014
Continuing Operations
Sales	436,673	413,578	307,618	214,361	—	1,372,230
Cost of Sales	(269,528)	(253,077)	(259,573)	(154,544)	—	(936,722)
Depreciation and amortization	(44,853)	(25,261)	(17,881)	(22,231)	9,230	(100,996)
Gross Profit	122,292	135,240	30,164	37,586	9,230	334,512
General, selling and administrative expenses	(17,302)	(8,422)	(8,956)	(34,316)	323	(68,673)
Asset write-off	—	—	—	(34,673)	—	(34,673)
Gain on bargain purchase	—	—	—	68,210	—	68,210
Measurement to fair value of pre-existing share	—	—	—	2,674	—	2,674
Other income, net	3,224	—	60	3,311	(518)	6,077

Operating income	108,214	126,818	21,268	(42,792)	9,035	308,127
Financing expenses, net	(34,574)	(30,571)	(7,881)	(45,751)	(585)	(119,362)
Share in losses (income) of associated companies	—	—	—	2,000	—	2,000

Income before taxes from continuing operations	73,640	96,247	13,387	(959)	8,450	190,765
Taxes on income	(16,812)	(25,202)	(4,759)	(2,567)	(982)	(50,322)

Net income from continuing operations	56,828	71,045	8,628	(3,526)	7,468	140,443

Segment assets	1,755,641	718,373	451,782	1,159,793	(236,711)	3,848,878
Investment in associated companies	—	—	—	9,625	—	9,625
Segment liabilities	1,209,031	626,482	273,879	739,921	(21,363)	2,827,950

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 27—Segment Information (cont’d)

B. Information about reportable segments (cont’d)

	Peru	Israel	Central America	All other Segments	Adjustments	Total
2013
Continuing Operations
Sales	394,055	187,397	147,397	144,521	—	873,370
Cost of Sales	(238,610)	(138,913)	(127,208)	(89,150)	79	(593,802)
Depreciation and amortization	(39,501)	(12,179)	(9,252)	(20,250)	9,555	(71,627)
Gross Profit	115,944	36,305	10,937	35,121	9,634	207,941
General, selling and administrative expenses	(16,910)	(4,931)	(3,831)	(15,572)	(64)	(41,180)
Gain on bargain purchase	—	—	—	1,320	—	1,320
Other income, net	1,463	(584)	378	2,506	(231)	3,532

Operating income	100,497	30,790	7,484	22,055	9,467	170,293
Financing expenses, net	(34,094)	(21,915)	(276)	(23,232)	(634)	(80,151)
Share in losses (income) of associated companies	—	—	—	1,929	—	1,929

Income before taxes from continuing operations	66,403	8,875	7,208	2,072	8,833	93,391
Taxes on income	(24,647)	(2,373)	(2,205)	(9,689)	(1,779)	(40,693)

Net income from continuing operations	41,756	6,502	5,003	(7,617)	7,054	52,698

Segment assets	1,087,743	666,370	86,865	1,224,025	(315,905)	2,749,098
Investment in associated companies	—	—	—	286,385	—	286,385
Segment liabilities	612,451	636,668	21,138	1,054,620	(88,371)	2,236,506

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 27—Segment Information (cont’d)

B. Information about reportable segments (cont’d)

	Peru	Israel	Central America	All other Segments	Adjustments	Total
2012
Continuing Operations
Sales	276,341	—	154,588	145,327	—	576,256
Cost of Sales	(176,593)	—	(131,585)	(87,355)	—	(395,533)
Depreciation and amortization	(31,661)	—	(9,189)	(20,168)	9,592	(51,426)
Gross Profit	68,087	—	13,814	37,804	9,592	129,297
General, selling and administrative expenses	(10,738)	(3,651)	(3,510)	(18,953)	143	(36,709)
Other income, net	1,839	(218)	381	5,062	(587)	6,477

Operating income	59,188	(3,869)	10,685	23,913	9,148	99,065
Financing expenses, net	(17,560)	(3,890)	(185)	(24,035)	1,414	(44,256)
Share in losses (income) of associated companies	—	—	—	2,486	—	2,486

Income before taxes from continuing operations	41,628	(7,759)	10,500	2,364	10,562	57,295
Taxes on income	(9,955)	1,891	(3,050)	(7,601)	(1,238)	(19,953)

Net income from continuing operations	31,673	(5,868)	7,450	(5,237)	9,324	37,342

Segment assets	904,152	516,053	108,744	926,252	(309,756)	2,145,445
Investment in associated companies	—	—	—	311,541		311,541
Segment liabilities	503,340	497,050	33,824	752,959	(78,276)	1,708,897

C. Major customers

Revenues from Luz del Sur represented US$ 150,332 thousand of the total sales in 2013, and revenues from Cerro Verde and Edelnor represented US$ 62,624 thousand and US$ 57,372 thousand of the total sales in 2012, respectively. These revenues are attributable to the Peru segment.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 28—Earnings per share

Basic EPS amounts are calculated by dividing the profit for the year attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year.

The following reflects the income and share data used in the EPS computations:

	As at December 31
	2014	2013	2012
	US$ thousands	US$ thousands	US$ thousands
Net income for continuing operations	108,226	37,988	27,897
Net income from discontinued operations	128,055	28,427	29,116
Net income for the year	236,281	66,415	57,013

Weighted average number of ordinary shares for basic EPS (in thousands)	10,000	10,000	10,000

Earnings per ordinary share from continuing operations	10.8	3.8	2.8
Earnings per ordinary share from discontinuing operations	12.8	2.8	2.9
Earnings per ordinary share	23.6	6.6	5.7

Note 29—Financial Instruments and Risk Management

General

The Group has extensive international activity in which it is exposed to credit, liquidity and market risks (including currency, interest, inflation and other price risks). In order to reduce the exposure to these risks, the Group holds derivative financial instruments, (including forward transactions, SWAP transactions, and options) for the purpose of economic (not accounting) hedging of foreign currency risks, inflation risks, commodity price risks, interest risks and risks relating to the price of inputs. Furthermore, the Company holds derivative financial instruments to hedge its risk in respect of changes in the cash flows of issued bonds, and such instruments are accounting hedges.

This note presents information about the Group’s exposure to each of the above risks, and the Group’s objectives, policies and processes for measuring and managing the risk.

The risk management of the Group companies is executed by them as part of the ongoing current management of the companies. The Group companies monitor on a regular basis. The hedge policies with respect to all the different types of exposures are discussed by the boards of directors of the companies.

The comprehensive responsibility for establishing the base for the Group’s risk management and for supervising its implementation lies with the Board of Directors and the senior management of the Group.

Credit risk

Counterparty credit risk is the risk that the financial benefits of contracts with a specific counterparty will be lost if a counterparty defaults on their obligations under the contract. This includes any cash

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

amounts owed to the Group by those counterparties, less any amounts owed to the counterparty by the Group where a legal right of set-offs exist and also includes the fair values of contracts with individual counterparties which are included in the financial statements. The maximum exposure to credit risk at each reporting date is the carrying value of each class of financial assets mentioned in this note.

Liquidity risk

Liquidity risk is the risk that the Group will not have sufficient funds to meet liabilities. The Group monitors its risk to shortage of funds through use of cash forecasts which identify the liquidity requirements of the Group. These are reviewed regularly to ensure sufficient financial headroom exists for at least a 6 month period.

Market risks

Market risk is the risk that changes in market prices, such as foreign exchange rates, the CPI, interest rates and prices of capital products and instruments will affect the fair value of the future cash flows of a financial instrument.

Currency risk

The Group is exposed to currency risk in respect of assets and liabilities that are not denominated in dollars. A subsidiary of the Group, whose functional currency is the NIS, makes investments in fixed assets in various currencies (dollar, yen, NIS and euro). This company executes partial hedges against its functional currency.

Interest rate risk

The Group is exposed to changes in interest rates in respect of loans bearing variable interest rates and in respect of loans that the interest on them is determined as a margin from Government debentures.

The Group did not establish a policy for limiting the exposure and it hedges against this exposure according to forecasts of future interest rates. The Group enters into transactions mainly in order to reduce the cash flow risk in respect of interest rates and it takes a loan against a deposit in order to fix the interest rate.

Inflation risk

The Group has CPI-linked loans. The Group is exposed to high payments of interest and principal as the result of an increase in the CPI. It is noted that part of the Group’s anticipated revenues will be linked to the CPI. The Group does not hedge this exposure beyond the expected hedge included in its revenues.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

A. Credit risk

(1) Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	As at December 31
	2014	2013
	Carrying amount
	US$ thousands	US$ thousands
Cash and cash equivalents	583,296	516,804
Short term Deposits and restricted cash	207,646	9,110
Trade receivables	181,358	138,261
Other receivables	47,427	19,176
Deposits and other long-term receivables including derivative instruments	7,672	7,288

	1,027,399	690,639

The maximum exposure to credit risk for trade receivables, at the reporting date by geographic region was:

	As at December 31
	2014	2013
	Carrying amount
	US$ thousands	US$ thousands
South America	52,809	34,979
Israel	41,260	43,529
Central America and Caribbean	87,289	59,753

	181,358	138,261

(2) Aging of debts and impairment losses

The aging of trade receivables at the reporting date was:

	As at December 31		As at December 31
	2014		2013
	Gross	Impairment	Gross	Impairment
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Not past due	133,632	(273)	111,411	—
Past due to 3 months	25,530	(103)	23,297	—
Past due 3 to 6 months	12,385	(55)	3,462	—
Past due 6 to 9 months	9,978	(112)	33	—
Past due 9 to 12 months	25	(12)	40	—
Past due over 12 months	567	(204)	715	(697)

	182,117	(759)	138,958	(697)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

A. Credit risk (cont’d)

(2) Aging of debts and impairment losses (cont’d)

The movement in the provision for impairment in respect of trade receivables during the year was as follows:

	For the year ended December 31
	2014	2013
	US$ thousands	US$ thousands
Balance as at January 1	697	1,497
Impairment loss on trade receivables recognized in the period	1,187	—
Write off of customer receivables defined as uncollectible	(566)	—
Cancellation of provision previously recognized	(559)	(800)

Balance as at December 31	759	697

B. Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The following are the contractual maturities of financial liabilities, including estimated interest payments:

Set forth below are the anticipated repayment dates of the financial liabilities, including an estimate of the interest payments. This disclosure does not include amounts regarding which there are offset agreements:

	As at December 31, 2014
	Book value	Projected cash flows	Up to 1 year	1–2 years	2–5 years	More than 5 years
	US$ thousands
Non-derivative financial liabilities
Credit from banks and others *	58,137	58,646	58,646	—	—	—
Trade payables	143,639	143,639	143,639	—	—	—
Other payables and credit balances	90,170	90,170	90,170	—	—	—
Non-convertible debentures **	703,952	1,058,547	74,800	71,816	259,191	652,740
Loans from banks and others **	1,392,305	1,969,288	134,568	141,343	520,034	1,173,342
Liabilities in respect of financing lease	193,538	242,842	40,722	35,529	89,425	77,166

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

B. Liquidity risk (cont’d)

	As at December 31, 2014
	Book value	Projected cash flows	Up to 1 year	1–2 years	2–5 years	More than 5 years
	US$ thousands
Financial liabilities hedging instruments
Interest SWAP contracts	27,713	27,713	10,105	7,018	7,164	3,426
Forward contracts on exchange rate	5,402	5,402	4,763	639	—	—

Financial liabilities not for hedging
Interest SWAP contracts and options	4,116	4,116	1,318	985	1,390	424

	2,618,972	3,600,363	558,731	257,330	877,205	1,907,098

*	Not including current maturities.
**	Including current maturities.

	As at December 31, 2013
	Book value	Projected cash flows	Up to 1 year	1–2 years	2–5 years	More than 5 years
	US$ thousands
Non-derivative financial liabilities
Credit from banks and others *	152,524	161,114	161,114	—	—	—
Trade payables	113,124	113,124	113,124	—	—	—
Other payables and credit balances	46,902	46,902	46,902	—	—	—
Non-convertible debentures **	669,724	1,055,700	88,083	70,561	181,432	715,624
Loans from banks and others **	733,940	1,077,167	73173	72,444	222,355	709,195
Liabilities in respect of financing lease	112,977	127,810	26,747	26,612	74,451	—
Loans and capital notes from the parent company	242,266	253,478	—	—	88,826	164,652

Financial liabilities hedging instruments
Interest SWAP contracts	8,867	8,867	6,386	8,835	5,347	(11,701)
Forward contracts on exchange rate	13,350	13,350	8,916	3,919	515	—

Financial liabilities not for hedging
Interest SWAP contracts and options	4,427	4,427	1,421	1,226	1,623	157
Forward contracts on commodity prices	7	7	7	—	—	—

	2,098,108	2,861,946	525,873	183,597	574,549	1,577,927

*	Not including current maturities.
**	Including current maturities.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

B. Liquidity risk (cont’d)

The following tables indicate the periods in which the cash flows associated with derivatives that are cash flow hedges are expected to occur.

	For the year ended December 31, 2014
	Book value	Projected cash flows	Up to one year	1–2 years	2–5 Years	More than 5 years
	US$ thousands
Interest rate swap contracts	27,713	27,713	10,105	7,018	7,164	3,426
Forward contracts on exchange rates	5,402	5,402	4,763	639	—	—

	33,115	33,115	14,868	7,657	7,164	3,426

	For the year ended December 31, 2013
	Book value	Projected cash flows	Up to one year	1–2 years	2–5 Years	More than 5 years
	US$ thousands
Interest rate swap contracts	8,867	8,867	6,386	8,835	5,347	(11,701)
Forward contracts on exchange rates	13,350	13,350	8,916	3,919	515	—

	22,217	22,217	15,302	12,754	5,862	(11,701)

C. CPI and foreign currency risks

(1) Exposure to CPI and foreign currency risks

The Group’s exposure to CPI and foreign currency risk, based on nominal amounts, is as follows:

	As at December 31, 2014
	Dollar	Foreign currency
		Shekel		Euro	Other
		Unlinked	CPI linked
	US$ thousands
Non-derivative instruments
Cash and cash equivalents	384,514	157,940	—	203	40,639
Short-term investments, deposits and loans	172,500	30,124	—	—	5,022
Trade receivables	90,277	41,260	—	—	49,821
Other receivables and debit balances	9,586	1,249	—	—	36,592
Deposits, loans and debit balances	1,140	—	—	—	6,210

Total financial assets	658,017	230,573	—	203	138,284

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

C. CPI and foreign currency risks (cont’d)

(1) Exposure to CPI and foreign currency risks (cont’d)

	As at December 31, 2014
	Dollar	Foreign currency
		Shekel		Euro	Other
		Unlinked	CPI linked
	US$ thousands
Credit from banks and others *	(15,000)	—	—	—	(43,137)
Trade payables	(62,026)	(55,237)	—	—	(26,376)
Other payables and credit balances	(56,985)	(1,881)	—	(56)	(31,248)
Long-term loans from banks and others and Debentures **	(1,713,683)	(19,060)	(493,168)	—	(63,884)

Total financial liabilities	(1,847,694)	(76,178)	(493,168)	(56)	(164,645)

Total non-derivative financial instruments, net	(1,189,677)	154,395	(493,168)	147	(26,361)

Derivative instruments	(36,909)	—	—	—	—

Net exposure	(1,226,586)	154,395	(493,168)	147	(26,361)

*	Not including current maturities.
**	Including current maturities.

	As at December 31, 2013
	Dollar	Foreign currency
		Shekel		Euro	Other
		Unlinked	CPI linked
	US$ thousands
Non-derivative instruments
Cash and cash equivalents	394,244	102,760	—	—	19,800
Short-term investments, deposits and loans	6,119	130	—	—	2,861
Trade receivables	66,497	43,529	—	—	28,235
Other receivables and debit balances	2,832	135	—	—	16,210
Deposits, loans and debit balances	2,084	—	—	—	5,204

Total financial assets	471,776	146,554	—	—	72,310

Credit from banks and others *	(147,822)	—	—	—	(4,702)
Trade payables	(39,543)	(56,132)	—	(44)	(17,405)
Other payables and credit balances	(29,741)	(860)	—	(7)	(16,294)
Long-term loans from banks and others and Debentures **	(1,014,564)	(19,012)	(468,140)	—	(14,925)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

C. CPI and foreign currency risks (cont’d)

(1) Exposure to CPI and foreign currency risks (cont’d)

	As at December 31, 2013
	Dollar	Foreign currency
		Shekel		Euro	Other
		Unlinked	CPI linked
	US$ thousands
Loans and capital notes from the parent company	(164,652)	(77,614)	—	—	—

Total financial liabilities	(1,396,322)	(153,618)	(468,140)	(51)	(53,326)

Total non-derivative financial instruments, net	(924,546)	(7,064)	(468,140)	(51)	18,984

Derivative instruments	(26,392)	—	—	—	245

Net exposure	(950,938)	(7,064)	(468,140)	(51)	19,229

*	Not including current maturities.
**	Including current maturities.

(2) Sensitivity analysis

A strengthening at the rate of 5%–10% of the dollar exchange rate against the following currencies would have increased (decreased) the income or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2013.

	As at December 31, 2014
	10% increase	5% increase	5% decrease	10% decrease
	US$ thousands
Non-derivative instruments
Shekel/dollar	40,110	21,286	(25,237)	(50,865)
Shekel/euro	6	3	-3	-6
Dollar/euro	20	10	(10)	(20)
Dollar/other	(2,813)	(1,333)	1,206	2,302
CPI	(57,731)	(28,865)	28,865	57,731

	As at December 31, 2013
	10% increase	5% increase	5% decrease	10% decrease
	US$ thousands
Non-derivative instruments
Shekel/dollar	52,006	27,152	(29,811)	(62,726)
Dollar/euro	5	2	(2)	(5)
Dollar/other	2,109	999	(903)	(1,725)
CPI	(53,062)	(26,531)	26,531	53,062

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

C. CPI and foreign currency risks (cont’d)

(2) Sensitivity analysis (cont’d)

Set forth below is a sensitivity analysis in connection with the Corporation’s foreign-currency derivative instruments as at December 31, 2014 and December 31, 2013. A change in the exchange rates of the main currencies as at December 31, would have increased (decreased) the income or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	As at December 31, 2014
	10% increase	5% increase	5% decrease	10% decrease
	US$ thousands
Derivative instruments
Dollar/other	(7,881)	(6,700)	(3,966)	(2,372)

	As at December 31, 2013
	10% increase	5% increase	5% decrease	10% decrease
	US$ thousands
Derivative instruments
Dollar/shekel	37	19	(19)	(37)
Dollar/other	(22,193)	(17,865)	(7,843)	(1,997)

D. Interest rate risk

(1) Type of interest

Set forth below is detail of the type of interest borne by the Group’s interest-bearing financial instruments:

	As at December 31
	2014	2013
	Carrying amount
	US$ thousands
Fixed rate instruments
Financial assets	239,629	172,965
Financial liabilities	(1,479,700)	(1,382,108)

	(1,240,071)	(1,209,143)

Variable rate instruments
Financial assets	26,682	—
Financial liabilities	(849,172)	(529,323)

	(822,490)	(529,323)

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

D. Interest rate risk (cont’d)

(2) Fair value sensitivity analysis for fixed-rate instruments

The Group’s assets and liabilities bearing fixed interest are not measured at fair value through the statement of income, and the Group does not designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Therefore, a change in the interest rates as at the date of the report would not be expected to affect the income or loss in respect of changes in the value of fixed-interest assets and liabilities.

(3) Cash flow sensitivity analysis for variable rate instruments

This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis for 2013.

	As at December 31, 2014
	Impact on income or loss
	1% decrease in interest	0.5% decrease in interest	0.5% increase in interest	1% increase in interest
	US$ thousands
Non-derivative instruments	(39,200)	(19,039)	17,987	34,988

	As at December 31, 2013
	Impact on income or loss
	1% decrease	0.5% decrease	0.5% increase	1% increase
	in interest	in interest	in interest	in interest
	US$ thousands
Non-derivative instruments	622	311	(312)	(624)

E. Fair value

(1) Fair value compared with book value

The Group’s financial instruments mostly include non-derivative assets, such as: cash and cash equivalents, investments, deposits and short-term loans, receivables and debit balances, investments and long-term receivables; non-derivative liabilities: such as: short-term credit, payables and credit balances, long-term loans and other liabilities; as well as derivative financial instruments.

Due to their nature, the fair value of the financial instruments included in the Group’s working capital is generally identical or approximates the value, according to which they are stated in the accounts. The fair value of the long-term deposits and receivables and the long-term liabilities also approximates their stated value, as these financial instruments bear interest at a rate that approximates the accepted market rate of interest.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

E. Fair value (cont’d)

(2) Fair Value of Financial Assets and Liabilities

Accounting standards define a financial instrument as cash, ownership in an entity, or a contract by means of which the contractual right or obligation to receive or deliver cash or another financial instrument has been vested in or imposed on an entity. Fair value is defined as the amount for which an asset could be exchanged or liability settled, between knowledgeable, willing parties in an arm’s length transaction, assuming a going concern.

When a financial instrument is traded in an active and liquid market, its quoted market price in an actual transaction provides the best evidence of its fair value.

When a quoted market price is not available, or may not be indicative of the fair value of the instrument, to determine such fair value, the current market value of another instrument that is substantially similar, discounted cash flow analysis or other estimation techniques may be used, all of which are significantly affected by assumptions used.

Although Management uses its best judgment in estimating the fair value of these financial instruments, there are inherent weaknesses in any estimation technique. As a result, the fair value may not be indicative of the net realizable or liquidation value.

As of December 31, 2014 and 2013, management considers that the book values of the financial instruments do not differ significantly from their estimated fair values; based on the methodologies and assumptions mentioned below:

•	Cash and cash equivalent items and short-term deposits do not represent a credit risk or significant interest rate risk. Therefore, it has been assumed that their carrying value is approximate to their market value.

•	Derivative financial instruments are recorded at their estimated market value; therefore, there are no differences between their carrying value and their estimated market value.

•	For accounts receivable and payable with a maturity of less than one year, it has been considered that their fair values are not significantly different from their carrying values.

•	For short term loans and long-term interest bearing borrowings that accrue interest contracted at fixed rates, it has been estimated that their book value does not differ significantly from their market value, insofar as the interest rates of loans in effect do not differ significantly compared to year-end market interest rates.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

E. Fair value (cont’d)

(3) Hierarchy of fair value

The following table presents an analysis of the financial instruments measured at fair value, using an evaluation method. The various levels were defined as follows:

•	Level 1: Quoted prices (not adjusted) in an active market for identical instruments.

•	Level 2: Observed data, direct or indirect, not included in Level 1 above.

	As at December 31, 2014
	Level 1	Level 2	Total
	US$ thousands
Liabilities
Derivatives used for hedging	—	33,115	33,115
Derivatives not used for hedging	—	4,116	4,116

	As at December 31, 2014
	Level 1	Level 2	Total
	US$ thousands
Assets
Derivatives used for hedging	—	—	—
Derivatives not used for hedging	—	322	322

	As at December 31, 2013
	Level 1	Level 2	Total
	US$ thousands
Liabilities
Derivatives used for hedging	—	22,217	22,217
Derivatives not used for hedging	—	4,434	4,434

(4) Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

The fair value measurements have been categorized as Level 2 based on market comparison technique. The fair values are based on quotes. Similar contracts are traded in an active market and the quotes reflect the actual transactions in similar instruments.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

(4) Accounting classifications and fair values (cont’d)

		In thousands of U.S. dollars
		Carrying amount								Fair Value
	Note	Held-for trading	Designated at fair value	Fair value – hedging instruments	Held-to- maturity	Loan and receivables	Available for-sale	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
31 December 2014
Financial assets not measured at fair value
Cash and cash equivalents		—	—	—	—	583,296	—	—	583,296	—	—	—	—
Short term deposits and restricted cash		—	—	—	—	207,646	—	—	207,646	—	—	—	—
Trade receivables		—	—	—	—	181,358	—	—	181,358	—	—	—	—
Other receivables and debit balances		—	—	—	—	47,427	—	—	47,427	—	—	—	—
Deposits, loans and debit balances, excluding derivatives		—	—	—	—	7,350	—	—	7,350	—	—	—	—
Interest rate swap not used for hedging		322	—	—	—	—	—	—	322	—	322	—	322

		322	—	—	—	1,027,077	—	—	1,027,399	—	322	—	322

Financial liabilities measured at fair value
Interest rate swap used for hedging		—	—	27,713	—	—	—	—	27,713	—	27,713	—	27,713
Forward exchange contracts used for hedging		—	—	5,402	—	—	—	—	5,402	—	5,402	—	5,402
Interest rate swap not used for hedging		4,116	—	—	—	—	—	—	4,116	—	4,116	—	4,116
Forward exchange contracts not used for hedging		—	—	—	—	—	—	—	—	—	—	—	—

		4,116	—	33,115	—	—	—	—	37,231	—	37,231	—	37,231

Financial liabilities not measured at fair
Loan from banks and others		—	—	—	—	—	—	1,450,442	1,450,442	—	1,564,217	—	1,564,217
Liabilities in respect of finance leases		—	—	—	—	—	—	193,538	193,538	—	212,835	—	212,835
Debentures		—	—	—	—	—	—	703,952	703,952	—	819,572	—	819,572
Loan from parent company		—	—	—	—	—	—	592	592	—	—	—	—
Trade payables		—	—	—	—	—	—	143,639	143,639	—	—	—	—
Other payables and credit balances		—	—	—	—	—	—	89,578	89,578	—	—	—	—

		—	—	—	—	—	—	2,581,741	2,581,741	—	2,596,624	—	2,596,624

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 29—Financial Instruments and Risk Management (cont’d)

(4) Accounting classifications and fair values (cont’d)

		In thousands of U.S. dollars
		Carrying amount								Fair Value
	Note	Held-for trading	Designated at fair value	Fair value – hedging instruments	Held-to- maturity	Loan and receivables	Available for-sale	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
31 December 2013
Financial assets not measured at fair value
Cash and cash equivalents		—	—	—	—	516,804	—	—	516,804	—	—	—	—
Short term deposits and restricted cash		—	—	—	—	9,110	—	—	9,110	—	—	—	—
Trade receivables		—	—	—	—	138,261	—	—	138,261	—	—	—	—
Other receivables and debit balances		—	—	—	—	19,177	—	—	19,177	—	—	—	—
Deposits, loans and debit balances		—	—	—	—	7,288	—	—	7,288	—	—	—	—

		—	—	—	—	690,640	—	—	690,640	—	—	—	—

Financial liabilities measured at fair value
Interest rate swap used for hedging		—	—	8,867	—	—	—	—	8,867	—	8,867	—	8,867
Forward exchange contracts used for hedging		—	—	13,350	—	—	—	—	13,350	—	13,350	—	13,350
Interest rate swap not used for hedging		4,427	—	—	—	—	—	—	4,427	—	4,427	—	4,427
Forward exchange contracts not used for hedging		7	—	—	—	—	—	—	7	—	7	—	7

		4,434	—	22,217	—	—	—	—	26,651	—	26,651	—	26,651

Financial liabilities not measured at fair
Loan from banks and others		—	—	—	—	—	—	886,464	886,464	—	946,597	—	946,597
Liabilities in respect of finance leases		—	—	—	—	—	—	112,977	112,977	—	87,770	—	87,770
Debentures		—	—	—	—	—	—	669,724	669,724	—	712,591	—	712,591
Loan from parent company		—	—	—	—	—	—	242,266	242,266	—	—	—	—
Trade payables		—	—	—	—	—	—	113,124	113,124	—	—	—	—
Other payables and credit balances		—	—	—	—	—	—	46,902	46,902	—	—	—	—

		—	—	—	—	—	—	2,071,457	2,071,457	—	1,746,958	—	1,746,958

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments

(a) IC Power Ltd

In 2011, IC Power Israel Ltd. together with Israel Corporation, and Dalkia Israel Ltd, together with Dalkia International S.A, provided an owner’s guarantees of NIS 80,000 thousand (US$20,571 thousand) and NIS 20,000 thousand (US$5,143 thousand), respectively, as part of the Facility Agreement. These guarantees are linked to the CPI of November 2010. As of December 31, 2014, the amount of the guarantees was NIS 105,912 thousand ($27,234 thousand). In December 2014, in light of Israel Corporation spinoff, OPC replaced IC guarantee with one from IC Power as well as NIS 45,000 thousand (US$ 11,571 thousand) cash deposit as collateral.

In October 2014, the Company issued a letter of credit for an amount of up to US$ 350 thousand to ensure any amount that IPP Rotem Operation and Maintenance Ltd. fails to pay according with the operation and maintenance agreement dated October 28, 2010 between IPP Rotem Operation and Maintenance Ltd. And Bank Leumi Le-Israel Trust Company.

In November, 2014, the Company and Dalkia provided a shareholder guarantee to OPC’s Lenders in amount of NIS 15 million (US$3,857 thousand), due to OPC’s exposure of a non-payment default resulting from “Ex post” payments.

(b) Inkia Energy Ltd

As of December 31, 2014, Inkia has issued standard by letters of credit for a total amount of US$ 79,925 thousand for guarantee, as follows:

Guarantee party	Description	Amount (In thousand)	Cash Collateral
Kanan overseas I, Inc	Bid Process in Panama	1,100	1,100
Kanan overseas I, Inc	Power Purchase agreement	18,334	9,200
Lihuen S.A.	Bid Process in Chile	1,300	—
Samay I S.A.	Bond performance	15,000	—
Cerro del Aguila	Contigent equity for over costs	44,191	—

(c) Cobee, Bolivia

Concession from the Bolivia Government

As of December 2010, COBEE was engaged in the generation of electricity under a concession granted to it by the Government of Bolivia, in October 1990 for a period of 40 years. The Bolivian government unilaterally transformed by supreme decree, all concessions to generate, transmit and distribute electricity to special temporary licenses. However, to date, the government has not issued regulations nor approved any procedure or guideline to convert such special temporary licenses into permanent licenses.

Power Purchase Agreement (PPA)

In March 2008, COBEE signed a long-term PPA agreement with Minera San Cristobal. Pursuant to the agreement, COBEE will supply 43 MW of availability and energy, commencing from December 22,

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments (cont’d)

(c) Cobee, Bolivia (cont’d)

Power Purchase Agreement (PPA) (cont’d)

2008. The PPA agreement provides a fixed price for availability, and an energy price that is linked to the price of natural gas for production of electricity in Bolivia. Surplus energy and availability are sold in the spot market. The PPA agreement is scheduled to expire in 2017.

(d) Kallpa, Peru

Power Purchase Agreements (PPA)

As of December 31, 2014, Kallpa has entered into twenty three PPAs with unregulated consumers to provide capacity and the associated energy of 510 MW (twenty seven PPAs of 509 MW as of December 31, 2013). These contracts have various commencement dates, and vary in duration between 2013 and 2028. Also, as of December 31, 2014, the Company has signed twenty six PPAs with 7 distribution companies for 580 MW (thirteen PPAs with 4 distribution companies for 570 MW as of December 31, 2013).

The Peruvian market functions on the marginal cost method in which the generators bid their marginal cost to the market regulator who instructs the most efficient generators to produce electricity for the system. In the event the Company is not capable to meet its commitments under the contracts, the Company will be required to purchase energy in the spot market.

Gas Supply and Transportation

Kallpa purchases natural gas for its generation facilities from the Camisea consortium under an exclusive natural gas supply agreement dated January 2, 2006, as amended. Under this agreement, the Camisea Consortium agreed to supply Kallpa’s natural gas requirements, subject to a daily maximum amount and Kallpa agreed to acquire natural gas exclusively from the Camisea Consortium.

The Camisea consortium is obligated to provide a maximum of 4.3 million cubic meters of natural gas per day to our Kallpa plant and Kallpa is obligated to purchase a minimum of approximately 2.2 million cubic meters of natural gas per day. In the event that Kallpa does not consume the contracted minimum on any given day, Kallpa is permitted to use that lacking quantity on any day during the course of the following 18 months from the day of under-consumption.

The price that Kallpa pays to the Camisea consortium for the natural gas supplied is based on a base price in U.S. dollars set on the date of the agreement, indexed monthly based on a basket of market prices for heavy fuel oil, with discounts available based on the volume of natural gas consumed. This agreement expires in June 2022.

Kallpa’s natural gas transportation services are rendered by Transportadora de Gas del Peru S.A. (TGP) pursuant to a natural gas firm transportation agreement dated December 2007, as amended. In April 2014, this agreement was further modified to include the transportation agreement between Duke Energy Egenor S. en C. por A. and Las Flores. Pursuant to the modified agreement, TGP is obligated to transport up to 3.4 million cubic meters of natural gas per day from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to Kallpa’s facilities. This obligation will be reduced, first, by approximately 199,312 cubic meters per day beginning in March 2020 and, second, 206,039 cubic meters

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments (cont’d)

(d) Kallpa, Peru (cont’d)

Gas Supply and Transportation (cont’d)

per day beginning in April 2030. This agreement expires in December 2033. Additionally, Kallpa is party to two additional gas transportation agreements, to become effective at the completion of the expansion of TGP’s pipeline facilities (which is currently expected to occur during the second half of 2016). Pursuant to the first agreement, TGP will be obligated to transport up to 565,130 cubic meters of natural gas per day from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to Kallpa’s facilities. This agreement expires in April 2030. Pursuant to the second agreement, TGP will be obligated to transport up to 935,000 cubic meters of natural gas per day from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to Kallpa’s facilities. This agreement expires in April 2033. Additionally on April 1, 2014, Kallpa entered into an agreement with TGP to cover the period up to the completion of the expansion of TGP’s pipeline facilities. Pursuant to this agreement, TGP is obligated to transport up to 120,679 cubic meters of natural gas per day from the Camisea Consortium’s delivery point located at the Camisea natural gas fields to Kallpa’s facilities. Pursuant to the terms of each of these agreements, Kallpa pays a regulated tariff approved by the OSINERGMIN.

(e) Samay I, Peru

Power Node Bid Awarded

On November 29, 2013, Samay I won one of the public bid auctions promoted by the Peruvian Investment Promotion Agency (“Proinversion”) to build an open cycle diesel and natural gas (dual-fired) thermoelectric plant in Mollendo, Arequipa (southern Peru), with an installed capacity of approximately 600MW. The project has two operational stages: (i) cold reserve plant operating in diesel until natural gas becomes available in the area; and (ii) natural gas-fired power plant operating once a new natural gas pipeline is built and natural gas is available. The agreement with the Peruvian government is for a 20-year period with fixed monthly capacity payments and pass-through of all variable costs during the cold reserve phase.

The total investment for this plant is expected to be around US$ 380 million and to be funded with around 80% of debt and the remaining 20% with equity. The power plant is required to enter into commercial operation no later than April 30, 2016.

(f) CDA, Peru

Power Purchase Agreements (PPA)

As of December 31, 2014 and 2013, CDA has entered into PPA with three distributions companies and a PPA with ElectroPerú to provide capacity and the associated energy of 402 MW. The PPA with distributions companies is for 202 MW, with 10-year terms, starting from January 2018 with final expiration in December 2027. The PPA with ElectroPerú is for 200MW, with 15-year terms, starting from January 2016 with final expiration in December 2030.

(g) OPC, Israel

Power Purchase Agreements (PPA)

On November 2, 2009, O.P.C. signed a “power purchase agreement” (hereinafter—“the PPA”) with Israel Electric Company Ltd. (hereinafter—“IEC”) whereby O.P.C. undertook to construct a power plant within 49-52 months from the PPA signing date, and IEC undertook to purchase capacity and

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments (cont’d)

(g) OPC, Israel (cont’d)

Power Purchase Agreements (PPA) (cont’d)

energy from O.P.C., over a period of twenty (20) years from the commencement date of commercial operation (“COD”) of the plant. The PPA is a “capacity and energy” agreement, meaning, a right of O.P.C. to provide the plant’s entire production capacity to IEC, and to produce electricity in the quantities and on the dates as required by IEC.

Pursuant to the PPA, O.P.C. bears the responsibility for obtaining all the approvals and permits required for construction of the power plant within 23 months from the PPA signing date, executing the financial closing within 24 months from the PPA signing date, starting commercial operation of the project within 49-52 months from the PPA signing date, and construction and operation of the power plant.

In March 2013 O.P.C. received a letter from IEC, claiming a breach of the PPA due to the delay in COD. O.P.C responded that it rejects the aforementioned claim. No legal claim has been filed by IEC. Based on the legal consultants, O.P.C. does not consider that it is more likely than not that IEC argument will be successful and therefore no provision was recorded in the financial statements.

Natural supply gas agreement

On November 25, 2012, O.P.C. signed an agreement with Tamar Partners regarding the natural gas supply to the power plant for a period commencing from the start of natural gas flowing to the power plant and ending 16 years later or the date on which O.P.C. will consume the total contractual quantity, whichever is earlier. In addition, each party has the right to extend the period of the agreement for a period of up two additional years under certain conditions or until the date of consuming the total contract quantity by O.P.C., whichever is earlier (hereinafter – the Agreement). According to the Agreement, O.P.C. will purchase natural gas from the Tamar Partners, and the total contractual quantity of the Agreement is 10.6 BCM (billions of cubic meters).

The Agreement is subject to receipt of further other approvals, which to date, have not been received yet.

On September 3, 2013 the Tamar Partners informed O.P.C that the contract price for the natural gas should be updated. O.P.C. rejects such position based on its legal consultants and following a clarification published by the PUA on October 20, 2013, stating that the definition replacing the “Production Cost” reflects a tariff equal to 33.32 Agurot/KWh. O.P.C. considers that the lower tariff in amount of 33.32 Agurot/KWh shall apply for calculating the natural gas contract price under the natural gas supply agreement and therefore, does not include provision in the financial statements.

Israeli Electricity Reform

In July 2013, the Government of Israel appointed a steering committee for the execution of a reform in IEC and in the Israeli electricity industry (hereinafter – “the Committee”). The Committee, which is headed by the Supervisor of the Government Companies Authority, includes Ministry representatives from the National Infrastructures, Energy and Water Resources and Finance sectors. The Committee’s main tasks include among others: the evaluation of the optimum structure for the electricity industry

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments (cont’d)

(g) OPC, Israel (cont’d)

Israeli Electricity Reform (cont’d)

and for IEC and a proposal of an efficiency plan for IEC, and of an overall reform plan for the electricity industry and for IEC. In March 2014, a draft of the recommendations was issued, however these recommendations are still under discussion. Until these recommendations are not certain, O.P.C. is not able to estimate the impacts of the reform on its activities.

(h) CEPP, The Dominican Republic

CEPP had a contract with the distribution companies for the delivery of 50MW of capacity that expired on September 30, 2014.

(i) Nejapa El Salvador

Power Purchase Agreement

In May 2013, Nejapa entered into two PPAs that were awarded as a result of two tenders for 71.2 MW and 38.8 MW of capacity, with 54-month and 48-month terms, respectively. Each PPA was divided among the seven distribution companies that conducted the tenders. The term of each PPA commenced in August 2013.

(j) Poliwatt, Guatemala

Power Purchase Agreements (PPA)

As of December 31, 2014, Poliwatt has entered into twelve PPAs to provide capacity and energy of 193 MW. These contracts have various commencement dates, and vary in duration between 2013 and 2017.

(k) IC Power Nicaragua, Nicaragua

Power Purchase Agreements (PPA)

As of December 31, 2014, Tipitapa Power Company and Empresa Energetica Corinto have entered into two PPAs with Distribuidora de Electricidad del Norte (“DISNORTE”) and Distribuidora de Electricidad del Sur (“DISSUR”) to supply and sell firm power and energy.

In addition, Consorcio Eólico Amayo and Consorcio Eólico Amayo (Fase II) also entered into PPAs with these distribution companies, and are committed to supply and sell all the energy at the supply node as part of the wholesale market.

These contracts have various commencement dates, and vary in duration, as follows:

Company	Commencement	Expiration	Contracted Capacity (MW)
Tipitapa Power Company	June 1999	December 2018	50.9
Empresa Energetica Corinto	April 1999	December 2018	50.0
Consorcio Eólico Amayo	March 2009	March 2024	39.9
Consorcio Eólico Amayo (Fase II)	March 2010	March 2025	23.1

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 30—Commitments (cont’d)

(l) Kanan Overseas I, Inc, Panama

Power Purchase Agreement

In October, Kanan was awarded a contract to supply energy with a maximum contractual capacity of 86 megawatts with distributions companies for a 5 year term that will be effective starting in September, 2015. For such purpose, Kanan will be developing a project to install and operate thermal generation units with a total capacity of 92 megawatts.

Note 31—Contingent Liabilities

The main contingencies for the Group’s subsidiaries and associates are described as follows:

(a) Nejapa Power Company, LLC

Legal process with a Minority shareholder

Crystal Power, Nejapa’s minority shareholder brought claims against Nejapa Holdings and Inkia Salvadorian, Limited, collectively, the Inkia Defendants, as well as against the majority shareholder of Nejapa Holdings, and certain subsidiaries of El Paso Corporation (the former owner of Inkia’s interest in Nejapa Holdings), before the Court of the State of Texas at Brazoria County. The claims against the Inkia Defendants included claims relating to an issuance of new shares to Crystal Power by Nejapa Holdings, and allegations that Crystal Power had taken actions (i) preventing Nejapa Holdings from making distributions into an account opened by a New York Court as a result of an interpleader action filed by Nejapa Holdings, (ii) causing Nejapa to distribute dividends disproportionately and (iii) causing Inkia Salvadorian, Limited to use its majority position to harm Crystal Power. Crystal Power did not specify the amount of monetary damages against the Inkia Defendants.

The Inkia Defendants have asserted defenses in respect of these claims.

The plaintiff filed a request for partial summary judgment before the Texas State District Court of Brazoria County. The Brazoria Court denied the motion. The Inkia Defendants filed a claim against the plaintiff in the Texas State District Court of Harris County requesting the court to order the plaintiff to withdraw its claims pursuant to contractual undertakings under a settlement agreement entered into with El Paso Corporation.

The Parties were ordered by the Brazoria Court to assist a mediation hearing during July 2014. No settlement resulted from such hearing. A second mediation session was ordered by the Brazoria Court on October 30, 2014.

On December 31, 2014 the parties reached a settlement agreement in application of which the Inkia Defendants bought the shares of Crystal in Nejapa Holdings for a consideration of US$20,000 thousand which become effective on January 6, 2015. The parties agreed to file the dismissal motions and judgments to the courts for filing and entry. The parties had agreed to release, discharge and forever hold harmless the other party and each of their present and former parents, subsidiaries, affiliates, predecessors, managing agents, employees, among others. As a result of this agreement, Inkia owns 100% of the shares in Nejapa Power LLC.

(b) Cerro del Aguila (CDA)

Río Mantaro Claim

In March 2015, CDA and the CDA EPC contractors amended the CDA EPC to address the claim delivered by the EPC contractors to CDA in April 2014, which demanded a six-month extension for the construction

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 31—Contingent Liabilities (cont’d)

(b) Cerro del Aguila (CDA) (cont’d)

Río Mantaro Claim (cont’d)

of the CDA Project and an approximately US$92 million increase in the total contract price of the CDA Project. Pursuant to the amendment, the CDA EPC contractors shall renounce any and all past, existing, or future claims against CDA, based on facts or events that occurred or were known, on or before the date of the amendment, in exchange for CDA’s (i) payment of US$40 million, subdivided into 4 payments over the course of the remaining construction period and subject to the achievement of certain milestones, and (ii) grant of the extensions of the CDA Project construction schedule that were previously requested by the CDA EPC contractors, which range between four and six months in length, depending upon the applicable CDA unit.

The amendment to the CDA EPC is subject to the approval of the lenders under the CDA Project Finance Facility. Upon the receipt of such approval, CDA will pay the first of the four US$10 million payments owed to the CDA EPC Contractors under the amendment. The payment of the remaining US$30 million will be contingent upon the CDA EPC contractors’ satisfaction of certain construction milestones specified in the amendment to the CDA EPC. On May 12, 2015, the banks have approved this amendment. On May 21, CDA made the first US$10 million payment.

CDA is expected to commence commercial operation in the second half of 2016. As a result of the settlement with the CDA EPC contractors, the estimated cost of the CDA Project is not expected to exceed US$950 million, depending upon CDA’s final utilization of the US$50 million contingency incorporated within the original US$910 million budgeted for the completion of the CDA Project.

(c) Compañía Boliviana de Energía Electrica (“COBEE”)

Energy Tariff Adjustment in Bolivia

As a result of a tariff review conducted by Autoridad de Fiscalización y Control Social (“AE”), the Bolivian electricity supervisory authority, the AE concluded that COBEE had collected excessive electricity tariffs equal to an amount of US$ 7,300 thousand and as a result, the AE determined COBEE’s account in the electricity price stabilization fund (the “Stabilization Account”) should be debited with said excess.

After several filings, the amount of the excess was reduced to approximately US$ 5,219 thousand and the Stabilization Account was credited in proportion to said reduction. COBEE continues to challenge this conclusion.

In September 2013, the AE issued Resolution 498-2014(“Resolution VIII”), revoking resolutions V and VII and calculating an aggregate adjustment amount of US$ 5,400 thousand. Cobee challenged this last ruling, claiming review and recognition of US$ 500 thousand as last discussion item.

As of the date herein, the AE has issued Resolution 20-2014 (“Resolution IX”), accepting COBEE’s petition, in part, and ruling a US$ 5,000 thousand as aggregate adjustment amount for the tariffs period 2006-2008.

Management considers that the result of these proceedings is uncertain. However, the risk derived from this process in immaterial because COBEE has not recorded the net revenues assigned in the stabilization account due to COBEE’s inability to collect such balances. These revenues offset the contingency described above.

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 31—Contingent Liabilities (cont’d)

(d) Kallpa Generación S.A.

Import Tax Assessment against Kallpa.

Since 2010, the Peru Customs Authority (known as “SUNAT” for its abbreviation in Spanish) issued tax assessments to Kallpa and its lenders for payment of import taxes allegedly owed by Kallpa in connection with imported equipment for installation and construction of Kallpa I, II, III and IV. The assessments were made on the basis that Kallpa did not include the value of the engineering services rendered by the contractor of the project in the tax base of import taxes. Kallpa disagrees with this tax assessment on the grounds that the engineering services rendered include the design of the plant and not the design of the imported equipment. Kallpa appealed the tax assessments before SUNAT in first instance and before the Peruvian Tax Court (known as “Tribunal Fiscal”) in second instance. SUNAT and the Peruvian Tax Court are administrative institutions under the Ministry of Economy and Finance. As of December 31, 2014, the decisions of the Peruvian Tax Court on this matter were pending.

In January 2015, Kallpa was notified that the Tax Court rejected Kallpa’s appeal regarding the Kallpa I assessment. Kallpa disagrees with the court´s decision and will appeal this decision to the Peruvian Judiciary. In order to appeal, Kallpa is required to pay the tax assessment of Kallpa I in the amount of approximately US$ 12.3 million, including interests and fines.

As of the end of February 2015, the total amount of import taxes claimed by SUNAT against Kallpa in connection with the import of equipment related to Kallpa I, II, II and IV projects, equals approximately US$ 34.8 million, including penalty interests and fines in the amount of US$ 27.6 million.

As a result of Kallpa I tax assessment; Kallpa paid approximately US$ 12.3 million, including interest and fines between March and April 2015. In addition, on April 15, 2015, Kallpa filed an appeal to the Superior Court of Lima.

Management and the Company´s legal advisors are of the opinion that Kallpa´s appeal should be more likely than not be successful; accordingly, no provision was recorded in the financial statements.

Note 32—Subsequent Events

1. Inkia

On December 31, 2014 Crystal Power Company and Inkia reached a settlement agreement in application of which the Inkia Defendants bought the shares of Crystal in Nejapa Holdings for a consideration of US$20,000 thousand which become effective on January 6, 2015.

As a result of this agreement, Inkia increased its indirect holdings in Nejapa Power LLC from 70.85% to 100%. The difference between the consideration paid and the book value of US$1,922 thousand has been recorded as part of the Company’s shareholders’ equity, in the retained earnings category.

2. Samay I

On April 24, 2015 Samay I received proceeds in the aggregate amount of US$ 99,000 thousand under its finance credit facility. After this disbursement, Samay I has drawn US$ 252,000 thousand (equivalent to 81% of the total debt approved).

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 32—Subsequent Events (cont’d)

3. Cerro del Aguila

On June 9, 2015 CDA received proceeds in the aggregate amount of US$ 85,000 thousand under its finance credit facility. After this disbursement, CDA has drawn US$ 547,000 thousand (equivalent to 93% of the total debt approved).

4. OPC

Natural supply gas agreement

In January 2015, Public Utility Authority Electricity (hereinafter “PUAE”) updated the generation component of the time of use electricity tariff (TAOZ). This tariff is the basis for the price calculation between OPC and the end users, and for the natural gas price indexation according to the gas purchase agreement. According to the tariff update, the generation component will be divided into a number of different tariffs. In this decision, the PUAE clarified that the generation component that replaces the former component is 33.32 Agurot/Kwh. The weighted average generation component according the update is 30.09 Agurot/Kwh. As a result of this adjustment; the generation component was reduced by approximately 10% starting February 2015.

EPC Agreement

On April 20, 2015, OPC and Daewoo executed a settlement agreement, according to which OPC will pay Daewoo approximately US$ 4,151 thousand in relation to the EPC Agreement and associated payments, and Daewoo will pay OPC US$ 1,817 thousand due to of warranty claims and additional issues.

Israeli Electricity Reform

In August 2015, Israel’s Public Utilities Authority (the PUAE) published a decision that Independent Power Producers (IPPs) in Israel would be obligated to pay system management service charges, which charges are retroactively effective as of June 1, 2013. According to the PUAE decision, the amount of system management service charges that would be payable by OPC from the effective date of July 6, 2013 to June 2015, is approximately NIS 152 million (approximately US$40 million), not including interest rate and linkage costs. The company is considering the implications of this decision and may contest it.

In the financial statements (2014) initially authorized for issuance, OPC recorded provisions for system management service charges and diesel surcharges, which were recorded in the statement of financial position in the aggregate amount of US$70 million as of December 31, 2014. In the Company’s opinion, due to the PUAE decision, it is more likely than not that OPC will not be charged more than the amount that was indicated in the PUAE decision. Therefore, OPC revised the provisions as of December 31, 2014 such that the total balance of the provision as of December 31, 2014 is US$27 million.

In August 2015, the PUAE also published for public a hearing regarding tariff update effective from September 9, 2015, and such tariff reflect a decline in average rates by approximately 7%. OPC uses

IC POWER LTD.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 32—Subsequent Events (cont’d)

4. OPC (cont’d)

Israeli Electricity Reform (cont’d)

privately negotiated rates to sell electricity to customers under its PPAs, but such rates are expressed as a discount to the generation component included within the PUA rate, so a decline in public rates will result in a corresponding decline in OPC’s rates and, accordingly, its revenues. OPC’s main cost of sales is gas, and prices for the gas it consumes under its supply agreement with the Tamar Group are indexed to the PUA generation component tariff and NIS/US$ exchange rate; however, this supply agreement also contains a floor price and, as a result of previous declines in the PUA generation component tariff, OPC will soon begin to pay the floor price, which will result in a decline in OPC’s margins. The new rates are scheduled to become effective on September 9, 2015, pending final approval following a public hearing procedure concluded on August 25, 2015.

5. IC Power

On May 6, 2015 IC Power announced the execution of a Memorandum of Understanding with Hadera Paper Ltd. regarding the construction of a 120 megawatt cogeneration natural gas power plant. Both companies agreed to execute transaction agreements within 75 days of the date of the Memorandum, and to complete the transaction within 120 days of the signing date.

On June 8, 2015 IC Power executed an agreement with Hadera Paper Ltd., pursuant to which IC Power has agreed to acquire from Hadera Paper 100% of the shares in Advanced Integrated Energy Ltd. (Integrated Energy). Integrated Energy holds a conditional license for the construction of a 120MW cogeneration power station and operates Hadera Paper’s energy center at Hadera Paper’s site which currently supplies electricity and steam to Hadera Paper’s facility. Consideration for the transaction is NIS 60 million (approximately US$15.6 million). Additional investments by IC Power will be required to enable Integrated Energy to complete construction of the power plant, which is expected to commence operations in the second half of 2018. Completion of the acquisition is subject to satisfaction of various conditions precedent, including receipt of the required regulatory approvals, and the parties have the right to terminate the agreement if such conditions are not met by the end of 2015.

On August 14, 2015, after fulfilling the conditions precedent contemplated in the aforementioned agreement, IC Power completed the acquisition of Integrated Energy.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Financial Statements

December 31, 2014 and 2013

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Position

As of December 31, 2014 and 2013

(Stated in thousands of nuevos soles)

	Note	2014	2013		Note	2014	2013
Assets				Liabilities
Current assets				Current liabilities
Cash and cash equivalents	6	238,427	172,907	Trade accounts payable	16	209,956	293,090
Trade accounts receivable	7	177,078	155,090	Other accounts payable to related parties	8	30,686	4,489
Accounts receivable from related parties	8	4,797	26,986	Other accounts payable	17	88,996	71,982
Other accounts receivable	9	73,998	111,294	Provisions	18	13,212	18,537
Inventories	10	71,126	67,844	Financial liabilities	15 y 19	119,832	165,515
Assets for derivative instruments	19	—	646	Income tax		—	31,630

Other non-financial assets	11	24,222	22,266	Total current liabilities		462,682	585,243

Total current assets		589,648	557,033

				Non-current liabilities
Non-current assets				Financial liabilities	19	693,379	638,999
Investments in Associates	12	236,788	260,382	Provisions	18	15,899	15,126
Assets for derivative instruments	19	80	36	Liabilities for deferred income tax	22	673,474	769,648
Property, plant, and equipment	13	3,678,581	3,750,010	Provision for employee benefits	21	3,910	3,394
Intangible assets	14	52,419	52,146

Deferred income tax asset	22	4,546	29,165	Total non-current liabilities		1,386,662	1,427,167

Total non-current assets		3,972,414	4,091,739	Total liabilities		1,849,344	2,012,410

				Equity	24
				Share capital		853,429	853,429
				Other capital reserves		160,674	142,406
				Other Reserves		13,622	32,198
				Accumulated currency translation losses, net		(25,964)	(21,375)
				Retained earnings		430,762	386,592

						1,432,522	1,393,250
				Non-controlling interests		1,280,196	1,243,112

				Total equity		2,712,718	2,636,362

Total assets		4,562,062	4,648,772	Total liabilities and equity		4,562,062	4,648,772

The accompanying notes F-123 to F-192 are an integral part of these unaudited consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

For the years ended December 31, 2014 and 2013

(Stated in thousands of nuevos soles)

	Note	2014	2013
Sales revenue:	25
Energy		1,142,463	975,499
Power		536,843	435,872
Other operating income		22,175	21,072

		1,701,481	1,432,443
Generation costs	26	(1,008,450)	(886,689)

Gross profit		693,031	545,754
Administrative expenses	27	(53,482)	(53,320)
Other operating income	30	63,950	119,212

Operating profit		703,499	611,646

Other income (costs):
Interest in Associate		27,707	54,728
Finance income	31	6,954	4,968
Finance costs	31	(39,112)	(43,636)
Loss on exchange difference	5	(4,023)	(5,615)

		(8,474)	10,445

Profit before income taxes		695,025	622,091
Income tax expense	22 y 32	(138,192)	(167,726)

Profit for the year		556,833	454,365

Profit attributable to:
Owners of Parent		293,397	239,878
Non-controlling interests		263,436	214,487

		556,833	454,365

Weighted average of shares outstanding for calculation of earnings per share	33	853,429	853,429

Earning per basic and diluted shares	33	0.344	0.281

The accompanying notes F-123 to F-192 are an integral part of these unaudited consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income

For the years ended December 31, 2014 and 2013

(Stated in thousands of nuevos soles)

	2014	2013
Profit for the year	556,833	454,365
Variation for cash flow hedge—net exchange rate of tax effects	(36,584)	(51,652)
Variation for cash flow hedge—net interest rate of tax effects	975	187
Exchange difference from conversion	(8,467)	1,559

Total comprehensive income for the year	512,757	404,459

The accompanying notes F-123 to F-192 are an integral part of these unaudited consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Equity

For the years ended December 31, 2014 and 2013

(Stated in thousands of nuevos soles)

	Share capital (note 24 (a))	Other capital reserves (note 24 (b))	Other reserves	Accumulated currency translation losses, net	Retained earnings	Non-controlling interests	Total equity
Balances as of December 31, 2012	853,429	132,241	59,071	(22,220)	339,378	1,217,138	2,579,037
Profit for the year	—	—	—	—	239,878	214,487	454,365
Other comprehensive income (loss)	—	—	(26,874)	845	—	(23,877)	(49,906)

Total comprehensive income (loss) for the year	—	—	(26,874)	845	239,878	190,610	404,459
Year 2012 dividend payment (note 24(c))	—	—	—	—	(54,394)	(49,980)	(104,374)
Year 2013 dividend pre-payment (note 24(c))	—	—	—	—	(128,109)	(114,661)	(242,770)
Approval of legal reserve (note 24(b))	—	10,166	—	—	(10,161)	5	10

Balances as of December 31, 2013	853,429	142,407	32,198	(21,375)	386,592	1,243,112	2,636,362
Profit for the year	—	—	—	—	293,397	263,436	556,833
Other comprehensive income (loss)	—	—	(18,576)	(4,589)	—	(20,911)	(44,076)

Total comprehensive income (loss) for the year	—	—	(18,576)	(4,589)	293,397	242,525	512,757
Effect of the merger	—	—	—	—	284	—	284
Year 2013 dividend payment (note 24(c))	—	—	—	—	(85,149)	(76,172)	(161,321)
Year 2014 dividend pre-payment (note 24(c))	—	—	—	—	(146,100)	(129,273)	(275,373)
Approval of legal reserve (note 24(b))	—	18,267	—	—	(18,262)	4	9

Balances as of December 31, 2014	853,429	160,674	13,622	(25,964)	430,762	1,280,196	2,712,718

The accompanying notes F-123 to F-192 are an integral part of these unaudited consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

For the years ended December 31, 2014 and 2013

(Stated in thousands of nuevos soles)

	2014	2013
Cash flows from operating activities:
Cash receipts from customers	2,043,315	1,707,473
Cash payments to suppliers, related parties, employees and tax authority	(1,227,065)	(989,093)
Other cash payments related to operations, net	(232,419)	(180,066)

Net cash from operating activities	583,831	538,314

Cash flow from investing activities
Acquisition of property, plant and equipment	(96,733)	(54,922)
Dividends received from associates	65,615	23,955

Net cash used in investing activities	(31,118)	(30,967)

Cash flows from financing activities
Increase in financial obligations	165,323	11,080
Dividends paid	(415,808)	(346,724)
Amortization or payment of financial liabilities	(201,836)	(139,645)
Interests and income	(35,395)	(41,184)
Other cash payments related to financing, net	(2,416)	(2,977)

Net cash used in financing activities	(490,132)	(519,450)

Effect of exchange rate changes on cash and cash equivalents	2,939	(3,097)

Increase (decrease) in net cash and cash equivalents	65,520	(15,200)
Cash and cash equivalents at beginning of period	172,907	188,107

Cash and cash equivalents at beginning of period	238,427	172,907

The accompanying notes F-123 to F-192 are an integral part of these unaudited consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

December 31, 2014 and 2013

(1) Reporting Entity

(a) Background

Generandes Perú S.A. (hereinafter “the Company”) is a stock corporation created in Peru initiating operations in December 1995. Its legal domicile is located at Avenida Víctor Andrés Belaúnde 147, Torre Real Cuatro, San Isidro, Lima, Peru.

The Company is a subsidiary of Endesa Chile S.A. which holds 60.998% of capital stock as of December 31, 2014 and 2013, a company which in turn is a subsidiary of Endesa S.A. from Spain, which is controlled by Enel, S.p.A. (hereinafter “Enel”) from Italy.

On October 21, 2014, at General Extraordinary Stockholders’ Meeting, Endesa S.A. approved to sell Enel Energy Europe the share of 60.62% in the capital stock of the Chilean Society Enersis, S.A. of which it was holder directly and indirectly.

As of December 31, 2014 and 2013, the Company has as subsidiaries Edegel S.A.A. with the 54.20% and through it, it holds shares of 43.36% in Chinango S.A.C, respectively (hereinafter the “Subsidiaries”).

As of December 31, 2014 and 2013, Chiango S.A.C is a subsidiary of Edegel S.A.A. which holds shares of 80% in the capital stock.

On September 3, 2014, Enersis S.A., finally acquired total shares that held with Southern Cone Power Perú S.A. equivalent to 39.002% of the Company’s shares. With it, the group is owner of 100.00% of the Company’s shares.

(b) Business Activity

The Company is involved in the generation of electrical energy, directly or through companies incorporated for that purpose and for acquiring, maintaining and selling investments in assets of other companies preferably engaged in electricity generation.

Edegel S.A.A.

Edegel S.A.A. is mainly engaged in the generation and commercialization of Electrical energy and power to private and public companies. Edegel S.A.A. has five hydroelectric power plants, three of them are located in the basins of the Santa Eulalia and Rimac rivers, approximately 50 km from Lima with effective power of 561.1 MW. It also has two thermoelectric plants, one with effective power of 412.5 MW, located in the Cercado de Lima and another with 485.0 MW located in Ventanilla. Total effective power amounts to 1,458.6 MW.

Chinango S.A.C.

Chinango S.A.C. is engaged in electricity generation, commercialization and transmission activities. For this purpose, it has two hydroelectric power plants (Yanango and Chimay), located in the department of Junín, with an effective generation capacity of 193.5 MW.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

As of December 31, 2014 and 2013, Chinango S.A.C. is a subsidiary of Edegel S.A.A., which holds 80% capital stock.

Main data of consolidated financial statements of Subsidiaries as of December 31, 2014 and 2013 and for the periods then ended are as follows:

	In thousands of S/.
	2014	2013
Cash and cash equivalents	221,332	171,782
Other current assets	351,203	384,108
Long-term assets	3,967,868	4,062,574

Total assets	4,540,403	4,618,464

Short-term financial obligations	119,832	165,515
Other short-term liabilities	327,336	419,669
Long-term financial obligations	693,379	638,999
Deferred income tax, liability	668,928	740,483
Other long-term liabilities	19,809	18,520

Total liabilities	1,829,284	1,983,186

Equity attributable to non-controlling interests	2,639,981	2,568,481

Total equity	2,711,119	2,635,278

	In thousands of S/.
	2014	2013
Operating income	1,701,481	1,432,443

Operating profit	704,078	612,374

Net profit attributable to controlling interests	542,373	443,910

(c) Approval of Consolidated Financial Statements

On March 2, 2015, the Company’s management approved and authorized the issuance of the consolidated financial statements as of December 31, 2014. On February 6, 2014, the Company’s management approved and authorized the issuance of the consolidated financial statements as of December 31, 2013.

(2) Operating Regulation and Legal Standards Affecting the Electric Sector

The Company and its Subsidiaries are within the scope of various rules governing their activities. Failure to comply with these rules may result in the imposition of sanctions on the Company and its Subsidiaries, affecting both financially and operationally. Management of the Company and its Subsidiaries monitor and evaluate the standard compliance and any complaints presented. As of December 31, 2014 and 2013, management considers that there are no situations that may need disclosures or provisions on the consolidated financial statements except for those indicated in note 36 of this report.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Regulatory framework governing the activities of the Company and its Subsidiaries can be summarized as follows:

(a) Electricity Concessions Law

In conformity with the Electricity Concession Law, approved through Decree-Law 25844, the electricity sector is divided into three main subsectors, each one covering a different activity: generation, transmission and distribution of electricity. Under that law and law 28832, Law to Ensure the Efficient Development of the Electric Generation, the operations of Sistema Eléctrico Interconectado Nacional (National Electrical Interconnected System) shall be governed by provisions of Comité de Operación Económica del Sistema Interconectado Nacional (Economical Operation Committee of the National Interconnected System—COES-SINAC, in order to coordinate their operation at minimum cost, guaranteeing the supply of electric energy and the best exploitation of energy resources, as well as the planning of the transmission and management of short-term market. Also, COES-SINAC determines and values the transfers of power and energy between generators.

(b) Law to Guarantee the Efficient Development of Electricity Generation

In July 2006, Law 28832, Law to Ensure the Efficient Development of the Electric Generation, was enacted being some of its main objectives to ensure sufficient and efficient generation which will reduce the exposure of the Electrical system to the volatility of prices and the risks of rationing, as well as to adopt necessary measures to foster an effective competition in the generation market.

One of the main innovations introduced by the standard is a mechanism of bids that electricity distribution companies shall apply to enter into electricity supply contracts with generating companies to supply electricity public services and, optionally, in the case of free users. The purpose of such provision is to establish a mechanism to promote the development of investments in new generation capacity through long-term electricity supply contracts and firm prices with distributors.

(c) Supervising Body of Investment in Energy and Mines

Organismo Supervisor de la Inversión en Energía—OSINERGMIN- is the body regulating, supervising and inspecting the activities developed by the entities of the electricity, hydrocarbons and mining sub-sectors, safeguarding quality and efficiency of the service rendered to users, and monitoring compliance with obligations assumed by concessionaires as well as current legal provisions and technical norms, including those related to environment protection and preservation. Also, as part of its standard-setting role, OSINERGMIN may issue related rules and standards of general nature, applicable to entities and users of the sector.

In conformity with Supreme Decree 001-2010-MINAM, OSINERGMIN transferred the environmental supervising, inspecting and sanctioning functions related to hydrocarbons in general and electricity, to the Agency for Environmental Assessment and Inspection—OEFA-, an agency established by Legislative Decree 1013 which approved the Law for the Creation, Organization and Functions of the Ministry of the Environment.

(d) Environmental Protection Regulations

In conformity with Electricity Concessions Law and Law 28611, Environmental Act, the Government shall design and apply policies, norms, instruments, incentives and necessary penalties aimed at preserving appropriate environment and National Cultural Heritage, as well as ensuring the rational use of natural resources in the development of activities related to the generation, transmission and supply of electricity and hydrocarbon

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

activities. In this sense, the Ministry of Energy and Mines has approved the Regulation of Environmental Protection in Electricity Activities (Supreme Decree N°29-94-EM) and the Regulation of Environmental Protection in Hydrocarbon Activities (Supreme Decree 015-2006-EM).

As of December 31, 2014 and 2013, the Company’s and its Subsidiaries’ Management estimates that, in the event of a contingency related to environmental management, it would not significantly affect the consolidated financial statements taken as a whole.

(e) Technical Quality Standards of Electricity Services

Supreme Decree N° 020-97-EM, approved the Technical Standard of Electricity Services Quality (NTCSE), which establishes the minimum quality levels of the electricity services, including street lighting and obligations of electrical sector companies, as well as clients operating within the framework of the Electricity Concession Law.

NTCSE provides for tolerances and quality indicator measurement procedures that shall be taken into account, requiring their compliance by Electrical companies and establishing the methods for calculation of compensations referred to violations of the indicators, being COES SINAC the body in charge of assigning responsibilities and calculating the compensation as mandated by the Law to Ensure the Efficient Development of The Electric generation.

Supreme Decree 057-2010-EM, dated September 11, 2010, which amended the NTCSE, established that if as a result of technical research and analysis conducted by the COES SINAC it is determined that the deficiency of quality is strictly due to a lack of capacity transmission system congestion, agents and COES are exempted from payment of compensation.

(f) Antimonopoly and Anti-oligopoly Law of the Electric Sector

In November 1997, the Anti-monopoly and Anti-oligopoly Law of the Electric Sector, Law 26876, was issued establishing a limit in the participation in electric power generation companies in order to avoid concentrations that would affect competition in the electricity market (vertical integrations over 5% or horizontal concentrations over 15%).

Resolution 012-99/INDECOPI/CLC establishes the conditions to preserve free competition and transparency in the sector that affect the Company and its Subsidiaries. The main aspect is that Edelnor S.A.A. (company related to Endesa Group and client of its Subsidiaries) must tender its purchases of electricity among all generators existing in the system as its contracts expire, and shall pass into public domain the procedures and results of each tender.

(g) System Guaranteeing the Supply of Electric Energy to SEIN

From year 2004, some contracts of energy supply to distributor companies expired without being renewed nor awarded to a new supplier; thus resulting in withdrawals of energy and power carried out by distributor companies to meet the regulated market, being assigned by COES to the SEIN generators based on various criteria over time.

This situation denominated in the sector as “withdrawals without contractual support” generated several distortions in the electricity market; as a result, the State tried several solutions through a number of legal provisions such as Urgency Decree 007-2004, Law 28447, Urgency Decree 007-2006, Urgency Decree 036-2006 and Law 29179, among other provisions of lower status.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Meanwhile, as a result of the significant growth in the demand for electricity and natural gas, as from year 2006, several incidents related to the congestion of the electricity transmission system and the natural gas transportation systems were registered.

The restrictions on production and transportation of natural gas and electricity transmission are events that result in negative externalities, producing increased operating costs of the electricity system and distorting the marginal costs in the spot market.

In order to avoid distortions of marginal costs, a number of legal provisions were issued to reduce the effects of these events on the electricity market. Thus, the Twelfth Final Supplementary Provision of Law 28832, Emergency Decree 046-2007, Legislative Decree 1041 and its Regulations approved by Supreme Decree 041-2008-EM and Emergency Decree 037-2008, as amended by Emergency Decree 049-2011, provided a number of compensation mechanisms for those variable costs that were not covered by the short-term marginal costs calculated by application of these provisions, depending on whether they are related to natural gas transmission or transportation. However, the criteria used for the allocation of such compensations considered a variety of factors, although they related to aspects of the same nature, which represented a number of risks that hinder the contracting of electricity.

Therefore, in order to avoid problems such as those above described and to establish a treatment regarding withdrawals without contractual support, Emergency Decree 049-2008 was issued establishing a uniform criterion for the treatment of marginal cost in the situations described, as well as a regulation for withdrawals without contractual support, thus annulling any provision establishing a different treatment which will be in force during the period comprised between January 1, 2009 and December 31, 2011.

Regarding withdrawals without contractual support, the Emergency Decree 049-2008 established that physical withdrawals of power and energy made by electricity distribution companies in SEIN for the Public Electricity Service, without respective contracts supply entered into with generating companies shall be allocated to generators valued at busbar prices proportionally to the net value of the annual efficient firm energy of each generator less its sale of power by contracts. In these cases, the costs incurred by generators to meet those withdrawals, presented due to higher marginal costs in relation to busbar prices are incorporated in the Tariff for connection to Main Transmission System and assumed by the demand; in turn, margins earned by generators from marginal costs lower than busbar prices passes to the demand, whereby the allocated energy without contractual support does not provide a trading margin, i.e. in net terms, generator sells and buys this energy at marginal costs without a contract.

With regard to Short-Term Marginal Costs of SEIN, Emergency Decree 049-2008 established that they are determined considering that there is no restriction of production or transportation of natural gas and electricity transmission. It was also decided that the Short-Term Marginal Costs could not exceed a limit value (S/.313.50/MWh in accordance with Ministerial Resolution 607-2008-MEME/DM). It also indicates that the difference between the variable operating costs incurred by plants operating with variable costs greater than Short-Term Marginal Costs shall be covered through an additional fee on the Tariff for connection to Main Transmission System and assumed by the Demand.

The validity of the Emergency Decree 049-2008 was extended twice; the first time it was extended until December 31, 2013 by Emergency Decree 079-2010 and the second time it was extended until December 31, 2016 by Law 30115 Law of Financial Equilibrium of the Public Sector Budget for the Fiscal Year 2014, published on December 2, 2013.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(h) Short-Term Market Regulation

The Short-Term Market Regulation was published in June 2011 by means of Supreme Decree 027-2011-EM establishing that this market should become effective on January 1, 2014; however since the MINEM is preparing a proposal for amending this regulation by means of Supreme Decree 032-2012-EM published on August 30, 2012, it was decided to postpone the beginning of the effective date of that market until January 2016, thus suspending all the actions conducted for the approval of the technical procedures of the COES necessary to make the operation effective.

Notwithstanding the foregoing, some of the aspects set by that regulation still in force are:

Agents envisaging to participate in the short-term market must integrate the COES. The Free Users must have equipment for independent, remote and automatic disconnection. Distributors must constitute guarantees and trusteeships and identify Free Users for whom they buy in that market and also be up to date with its payments resulting from operations. Large Users formed by the group of Free Users shall appoint a representative and enter into a joint and several liability agreements.

Short-term market participants allowed to buy are: i) generators, to meet their supply contracts (except for distributed generators and those using renewable resources), ii) distributors, to serve free Users, and iii) Large Users, to meet their own requirements.

In turn, short-term market participants allowed to sell are: i) Generators, up to the amount of capacity that they can generate with their own plants and/or capacity contracted with third parties, ii) Generators using renewable energy resources ruled by Legislative Decree 1002, up to the capacity limit that they can generate with its own power plants, and iii) the Co-generators and Generator-Distributors connected to the SEIN, up to the limit of their energy surpluses not contracted.

Participants buying in the short-term market shall not be exempted from charges for transmission, distribution and other services and / or regulated uses. COES may decide on power cut to Large Users and Free Users for non-compliance with obligations and/or payments, and holders of the connection systems are required to make such cuts. It also states that congestion pricing will be allocated to those affected by congestion.

Transfers shall be made based on actual marginal costs obtained from the real-time operation.

Operating costs for rigidities and complementary services not covered by actual marginal costs will be determined by COES and assumed by the members of the short-term market.

The guarantees given by the supplier shall be easily realizable and enforceable and shall cover all obligations of the Participants.

COES must also establish the criteria for the creation of trusts by purchasing participants, considering that trusts of Distributors shall guarantee the payment of their Free Users.

(i) Energy Security System on Hydrocarbons and Energy and Social Inclusion Fund

Law 29852, published on April 13, 2012 created: The Energy Security System on Hydrocarbons (SISE) and Energy and Social Inclusion Fund (FISE), whose regulation was established by Supreme Decree 021-012-EM published on June 9, of the same year.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

SISE should be composed of a network of pipelines and storage facilities considered as strategic by the Government for ensuring the nationwide fuel supply, which will be paid by a charge to pipeline transportation of liquid products derived from hydrocarbons and natural gas liquids. FISE shall be used to widespread the use of natural gas for residences and vehicles in vulnerable sectors and to compensate the development of new energy supplies in energy frontier, and for social compensation and promotion of access to LPG in vulnerable urban and rural communities. This fund is funded by free electricity users, through a surcharge on pipeline transportation of liquid products derived from liquid hydrocarbons and natural gas liquids, and through a surcharge on the monthly billing of users of the service of natural gas transport through pipelines.

(j) Temporary Measures Associated with Remuneration for Power

By Supreme Decree 032-2012 -EM, published on August 30, 2012, the Ministry of Energy and Mines established transitory provisions related to the remuneration for Firm Power from thermoelectric units.

It was established that a natural gas power plant guarantees the transportation of natural gas when the contracted firm capacity allows operating at effective power during peak hours. This modification allows the thermoelectric units with firm transportation capacity of gas power to operate effectively during peak hours (even though they do not have the carrying capacity that allows them to operate 24 hours a day at effective power) to participate with such power and its variable cost of natural gas in preparing the ranking of variable costs used to determine the power units that pay for power by participating in the coverage of high demand and reservation of system.

This provision is temporary and will be in force while the gas transport concessionaire, Transportadora del Gas del Perú S.A. (TGP), does not have the carrying capacity set forth in the Addendum to the BOOT contract (Build , Operate, Own, Transfer) signed with the Peruvian State.

(k) Exchange of Information in Real Time for SEIN Operation

On November 27, 2012, the Ministry of Energy and Mines issued Resolution 243-2012-EM/DGE approving the adoption of a new Technical Standard for the Exchange of Information in Real Time for the SEIN operation, which replaced the previously existing rule, approved by Directorial Resolution 055-2007-EM/DGE dated December 3, 2007.

The approved standard adopted a new stratification of information of signals and states of the power system submitted in real time to the System Coordinator, based on the voltage level criterion, to weigh the information that is most relevant for the coordination of SEIN operation in real time.

Concerning the requirements of availability of signals rates, the application phases were redefined. A first stage was approved with a minimum availability of 75%, which will be valid until May 27, 2014, a second stage with a minimum availability of 90% for a period of 1 year from the completion of the first stage; and a third stage, called the “target stage” with an availability of 96% in some cases and 98% in the case of signals considered as high priority, which correspond to premises with voltage levels greater than or equal to 100 kV and power plants greater than or equal to 50 MW.

Ministry of Energy and Mines through Directorial Resolution 444-2013-EM-DGE, published on October 31, 2013 modified Directorial Resolution 243-2012-EM-DGE, establishing that the COES must retransmit in real-time to OSINERGMIN and the General Electricity Agency of the Ministry of Energy and Mines, the information exchanged through the communication network between the control centers of the members of SEIN and the control center of COES.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(l) Mass Use of Natural Gas

On December 22, 2012, Law 29969 Law dictating regulations to promote the mass use of natural gas was published. This Law established that OSINERGMIN shall transfer S/. 200 million to FISE; it empowered state electricity distribution companies to implement programs for mass use of natural gas, including the distribution of natural gas in their concession areas. The Ministry of Energy and Mines, in a maximum period of 3 years after the start of the distribution of gas, shall begin the process of promoting private investment for awarding the gas distribution concession. Local and regional governments were also authorized to transfer the resources arising from royalties to the state electricity distribution companies.

Modification was also made on the Law Creating the SISE and FISE, which established that the charge levied by the carrier of natural gas from the electricity generator, must be compensated by the demand through an additional charge included in the toll of the main transmission Electrical system. It also said that the mass use of natural gas for residences and vehicles shall mainly focus on poor population and regions that do not have royalties.

Supreme Decree 014-2013 -EM, published on May 25, modified the regulations on Law for Promotion of Natural Gas Industry (Law 27133) approved by Supreme Decree 040-99 -EM. This supreme decree modified several articles of said regulations. It also proposes the development of pipeline branches along the main transport network whose construction, operation and maintenance will be provided by the Transport Concessionaire in order to promote the mass use of natural gas delivering this hydrocarbon to new areas of natural gas distribution (cities surrounding the path of the Main Network).

Since the current regulations on Law for Promotion of Natural Gas do not require the transport concessionaire to invest in such infrastructure, it is necessary to enter into an Addendum between the Government (grantor) and the Transport Concessionaires including a Main Network scheme, to include in their transport systems the indicated branches, called Main Referrals.

The annuity of the Operation and Maintenance of the said branches shall be determined according to the efficient costs as determined by OSINERGMIN taking into account the economic and financial information of the concessionaire, using in the same way the discount rate of the concession agreement.

Yearly income to be received by the holder of the Main Bypass will consist of: 1) contributions from Independent Consumers served by the main take-off pipelines (whose tariff will be calculated with the maximum carrying capacity of the take-off pipeline), and 2) the contributions of the National User/Consumer of the Main Network who pays regulated tariffs affected by a Tariff Application Factor (FAT) as defined by OSINERGMIN, which may not exceed of 1.2.

(m) Energy Security and Development of the Southern Petrochemical Complex

On December 22, 2012, Law 29970 Law that Strengthens the Energy Security and Promotes the Development of the Southern Petrochemical Complex was published. This Law declared of national interest the implementation of measures for strengthening the energy security, obtaining and transporting ethane in the south of the country, and the construction of regional pipelines in the regions of Huancavelica, Junín and Ayacucho, from the existing pipeline. Also by means of this Law, complementary provisions were enacted to streamline and simplify the administrative procedures related to obtaining permits and authorizations.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Regarding the strengthening of energy security:

(i)	The companies responsible for implementing the projects of natural gas and natural gas liquids supply would be benefited from the Guaranteed Income mechanism provided that there is an improvement in the energy security of the electricity sector, being necessary to grant such projects through concession agreements arising from investment promotion processes.

(ii)	A number of necessary projects were established to increase energy security, provided they operate together and in parallel with the transport system of gas and/or liquids currently existing in Camisea, among which we can mention:

•	A gas pipeline and liquids pipeline from Camisea to Chiquintirca Compression Station, except for the section that under contractual obligation corresponds to the existing concessionaire.

•	A gas pipeline and/or liquids pipeline from the existing system to Anta, Cusco which shall be able to supply natural gas to the future Quillabamba Power Plant and to the south coast of Peru.

•	A regasification plant and premises for import of liquefied natural gas located in Pampa Melchorita.

(iii)	The portion non recovered with the tariff income of the concessionaire may be covered as per the mentioned Guaranteed Income mechanism or as established by Law 29852 Energy Security System on Hydrocarbons and Energy and Social Inclusion Fund as the Ministry of Energy and Mines may establish.

(iv)	ELECTROPERÚ will participate in the development of the Southern Petrochemical Complex project by supplying natural gas and contracting gas carrying capacity from Anta to the south coast of Peru for the operations of said Energy Complex and the Petrochemical Complex in southern Peru.

(v)	Users will assume as an additional charge in the toll of the main transmission system: i) compensations related to natural gas costs that foster the installation of power generation in the north and south of Peru, and ii) the contracting of gas firm transport not covered by existing generators, in order to make feasible the development of the South Nodal Energy.

Regarding the development of the Petrochemical Complex the following is established:

•	Ethane can be obtained through: i) negotiation with Contractors of blocks exploiting or that will exploit natural gas; or ii) the extraction of ethane from natural gas purchased by customers.

•	PETROPERU will participate in the development of the Petrochemical Complex and its participation will be established by the Ministry of Energy and Mines.

•	The Ministry of Energy and Mines will make a capital increase in Petroperu for up to US$ 400 million which has a temporary character for up to a maximum of 15 years.

Through Supreme Decree 038-2013-EM, published on October 17, 2013, the Ministry of Energy and Mines approved a regulation that promotes the growth of electricity generation within the framework of Law 29970; among other considerations, it was established that the Ministry of Energy and Mines, by means of Ministerial Resolution, will approve, every two years, at the request of COES and view of OSINERGMIN, the requirement of capacity, location and terms of commercial operation that shall be bid, necessary to strengthen the energy security.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Also, by means of Supreme Decree 005-2014-EM published on February 7, 2014, the Ministry of Energy and Mines approved the regulation of Law 29970 referred to the promotion of an Integrated Transport System of Hydrocarbons, which comprises the transport systems of natural gas and natural gas liquids within the security area and the transport system of natural gas through the Peruvian southern gas pipeline.

The above mentioned security area corresponds to the region comprised between Malvinas, Chiquintirca (at 207 km of Camisea over the current pipeline route) in Ayacucho and Anta (approximately at 170 km to the south of the current pipeline, where Electroperú will establish its future thermal power station Quillabamba) in Cusco; in this area, the State guarantees reliability and availability of the supply of hydrocarbons.

Among other measures, by means of this Decree, it is possible to define a Charge for Strengthening of Energy Security (CASE) which will be collected from consumers through a Main Transmission System Toll, having as purpose to complete the missing amount so that the concessionaire of such Integrated System of Natural Gas Transport earns the corresponding Annual Guaranteed Income as a result of the award process of the concession; the administration of such charge will be under the responsibility of OSINERGMIN. The term to initiate pre-payments of Guaranteed Income of Integrated Systems will be defined by the Ministry of Energy and Mines and it shall not exceed 6 months from the signing date of the Concession Agreement.

Also, by means of Supreme Decree 014-2014-EM published on May 6, 2014, additional provisions were established in order to apply Law 29970; among them, we find those related to prepayments of Guaranteed Income of the Concessionaire of the Security System for Transport of natural gas and natural gas liquids and Southern Andes pipeline, collection of CASE and SISE charges and those regulated fees of natural gas on behalf of prepayments, as well as the trust created to manage such collection.

(n) Mechanism for Natural Gas Disruption Emergency Response

By means of Supreme Decree 050-2012-EM, published on December 31, 2012, a mechanism was established for dealing with emergencies that endanger the continuity of natural gas supply which will be activated in emergency situations that are beyond the control of the producer and/or concessionaire of transport and/or distribution and that may fully or partially affect the natural gas and/or liquids of natural gas activities.

•	It is established that in such situations the available natural gas will be used solely for the domestic market, following an order of priority, being the electric generators ranked in fourth place of priority, after regulated residential and commercial customers and transport users.

•	An automatic statement of Exceptional Situation is established in the SEIN.

•	Payment of compensation for deficiencies in product quality and power supply is exempted.

•	Permission is granted to those who are required to maintain stocks of liquid fuels, for using them.

(o) The Energy Policy and Plan for Universal Access to Energy

In order to have a reliable, efficient, and self-sufficient energy supply, with reasonable prices, minimal environmental impact, and little exposure to increased volatility in prices for fossil fuels, the Peruvian government considered it necessary to establish a state policy in the energy field so that the energy requirement that accompanies all economic growth can be guaranteed in the medium- and long-term.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Accordingly, Supreme Decree 064-2010-EM, published on November 24, 2010, approved the Peru’s National energy policy for the period 2010-2040 which sets 9 energy policy objectives and their respective guidelines, which consist of:

(i)	Diversification of the energy matrix with emphasis on renewable sources and energy efficiency. This policy establishes the need to promote projects and investments to diversify energy matrix through renewable conventional and non- conventional sources, hydrocarbons, geothermal and nuclear sources; it also establishes the promotion of the use of distributed generation and prioritize the construction of hydroelectric plants.

(ii)	Competitive energy supply. It establishes the need to have the necessary infrastructure throughout the electricity and hydrocarbons supply chain to ensure energy supply; it also establishes a regulatory framework that promotes competition, minimizes the market concentration and promotes pricing transparency, and regulates access and rates when it is not possible to establish competition mechanisms. Other guidelines of this objective are to develop mechanisms to limit the impact of volatility of world market prices, and to promote private investment; the State performing its subsidiary role.

(iii)	The universal access to energy supply; this objective seeks to achieve total coverage of electricity and hydrocarbons supply, temporarily subsidizing it for low-income populations. Also it establishes that local communities shall be involved in rural electrification projects, fostering the productive use of energy in remote, rural and marginal urban areas. Transport systems necessary for the service to reach all locations should also be prioritized.

(iv)	The efficiency in the production and consumption of energy; to achieve this goal it is necessary to encourage the efficient use of energy to obtain measurable results, being necessary to involve energy companies and users in energy efficiency programs through promoters and incentive mechanisms. It also addresses the need to use smart technology systems to ensure appropriate management of the supply and demand of energy and the creation of the energy- efficiency center to be a decentralized organization that promotes the efficient use of energy.

(v)	Self-sufficiency in energy production; it proposes the promotion of the production of electricity based on available energy resources in the regions and fostering exploration and exploitation of these resources. It also shall promote investments to implement, upgrade and expand the country’s refineries in order to meet domestic demand. On the other hand, it also considers maintaining supply procurement processes to achieve beforehand the adequacy of power generation. It also establishes the rational use of energy resources to ensure their availability.

(vi)	The energy sector development with minimal environmental impact; this objective foster the development and use of clean energy and technology with low emissions of pollutants as well as the establishment of mitigating mechanisms for emissions from energy activities. It aims at promoting energy projects that can get the benefits from the sale of certified emission reductions for the carbon market; it seeks to achieve a harmony between the state, communities and businesses.

(vii)

The development of industry and use of natural gas; it proposes to promote the substitution of oil-derived fuels for the use of natural gas and liquefied petroleum gas–LPG–in the industry and transportation, mass use of natural gas through decentralized distribution systems. It also considers

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

fostering the development of the petrochemical industry and promoting the development of a polyduct network and strengthening the system of hydrocarbons transport and storage according to the country’s growth.

(viii)	Institutional strengthening and transparency in the sector; it establishes the need to act and promote transparency in the activities of the sector and to ensure legal stability that allows to boost energy development in the long term. It also considers the promotion of research, development and technological innovation in the energy sector, among other points.

(ix)	Regional energy integration with a long-term vision; establishes the need to continuously identify the benefits of energy integration, entering into agreements leading gradually to market integration.

Through Ministerial Resolution 203-2013-MEM/DM, published on May 28, 2013, the Ministry of Energy and Mines approved the Plan for Universal Access to Energy 2013-2022. It identifies two key priorities in the global energy sector:

(i)	Universal access to energy, which defines 100% access to basic human needs by year 2030 and is based on two objectives:

•	100% access to basic human needs by year 2030, 100% access to electricity: lighting, communication, and community services.

•	100% access to technologies and fuels for cooking and heating: improved stoves, natural gas, LPG, and biogas.

(ii)	Improving energy efficiency.

Access to energy is considered one of the pillars in the fight against poverty.

The objective of this plan is to promote, from the energy field, an efficient, environment-sustainable and fairly economic development, implementing projects that allow universal access to electricity supply, prioritizing the use of available power sources, with the objective to generate more and better quality of life for low-income populations.

Resources to implement the Plan for Universal Access to Energy will be: The Social Inclusion Energy Fund transfers to the public sector, external funding sources, contributions, allowances, grants, resources through agreements, and resources considered in the National Plan of Rural Electrification 2013-2022.

(p) Regulatory Contribution

As a consequence of the transfer of the environmental supervising, inspecting and sanctioning functions of OSINERGMIN to the Agency for Environmental Assessment and Inspection—OEFA—through Supreme Decree 127-2013-PCM and 129-2013-PCM, published on December 19, 2013, new regulatory contributions from energy entities and companies (Electricity and hydrocarbons) to OSINERGMIN and OEFA were established. These contributions are obtained as a result of applying the percentages established to the monthly billing, corresponding to transactions with third parties directly related to the controlled, regulated and monitored activity, deducting the sales tax and Municipal Promotion Tax.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(3) Basis for the Preparation of Consolidated Financial Statements

(a) Statement of Compliance

The consolidated financial statements as of December 31, 2014 and 2013 have been prepared in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB), in force as of that date.

(b) Information Responsibility

The information contained in these consolidated financial statements is the responsibility of the Company’s Management which expressly states that all the principles and criteria included in the IFRSs issued by the IASB have been applied.

(c) Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for the derivative financial instruments which are measured at fair value.

(d) Functional and Presentation Currency

The consolidated financial statements are presented in nuevos soles (S/.) which is the Company’s and its Subsidiaries’ functional and presentation currency.

(e) Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires the Company and Subsidiaries’ management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Resulting accounting estimates, very rarely will be the same as the respective actual results. However, in management’s opinion, actual results will not vary significantly from estimates and assumptions applied by the Company and its Subsidiaries. The main accounting estimates made by management are the following:

•	Useful life of property, plant and equipment, and intangible assets (see notes 4i and 4m).

•	Impairment of property, plant and equipment (see note 4k).

•	The assumptions used to calculate the actuarial liabilities and obligations to employees, such as discount rates, mortality tables, salary increases, and others (see note 21).

•	The assumptions used to calculate the fair value of financial instruments (see notes 4d, 4e and 4f).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

•	Energy supplied to customers and not invoiced at the closing of each period.

•	Certain assumptions inherent in the electricity system affecting transactions with other companies, such as production, customer billings, energy consumption, etc. that allow for estimating electricity system settlements that must occur on the corresponding final settlement dates, but that are pending as of the date of issuance of the consolidated financial statements and could affect the balances of assets, liabilities, income and expenses recorded in the statements.

•	Likelihood of occurrence and the amount of liabilities of uncertain amount or contingent (see note 36).

•	Future disbursements for the closure of facilities and restoration of land (see note 4l).

•	Current and deferred taxes.

Management has exercised its critical judgment when applying accounting policies for the preparation of the accompanying consolidated financial statements, as explained in the corresponding accounting policies.

(f) Consolidated Financial Statements

These consolidated financial statements comprise the separate financial statements of Generandes Perú S.A. and the financial statements of its subsidiaries Edegel S.A.A. and Chinango S.A.C. as mentioned in note 1.

(i) Subsidiaries

The subsidiaries are all entities over which the Company has authority to govern their operating and financial policies generally for being holder of more than half of voting shares. Subsidiaries are consolidated from the date on which their control is transferred to the Company. They are not consolidated from the date on which control ceases.

The Company uses the purchase method to record the acquisition of its subsidiary. The cost of acquisition is measured as the fair value of delivered assets, equity instruments issued, and liabilities incurred or assumed at the date of the exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities assumed in a business combination are initially measured at fair value at the acquisition date. The excess of the cost of acquisition over the fair value of the Company’s interest in identifiable net assets acquired is recorded as goodwill in the assets.

If the cost is lower than the subsidiary’s fair value of net assets (badwill), the difference is recognized directly in the consolidated statement of income.

Transactions, balances and unrealized gains among the companies that the Company controls are eliminated. Also, unrealized losses are eliminated unless the transaction provides evidence of impairment in the value of the transferred assets.

(ii) Non-controlling Interest

Interests from third parties that are not part of the Company, if applicable, are shown as non-controlling interests under the equity in the consolidated statement of financial position and in the consolidated statement of comprehensive income.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(4) Significant Accounting Policies

Main accounting principles applied in the preparation of consolidated financial statements are detailed below. The accounting policies set out below have been applied consistently to all periods presented, unless otherwise indicated.

(a) Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, demand deposits in banks, and, other short-term highly liquid investments with original maturities of three months or shorter, with no significant risk of changes in its fair value.

(b) Trade Accounts Receivable and Estimate of Doubtful Accounts

Trade accounts receivable arises from sale of energy and power, which are billed in the month following dispatch of energy, recording dispatch of energy, and the estimated amount of unbilled energy provided in the month.

The balances of trade accounts receivable are initially recorded at their face value, net of the corresponding estimate of doubtful accounts.

Estimate for doubtful accounts is computed based on the evaluation made by management concerning credit risk of each client. If, based on the evaluation, management determines that a client shows a high credit risk, then management determines the amount of that should be estimated as doubtful account and charges it to profit and loss of the period when the need of recording such provision is determined.

Management considers that the procedure used allows estimating and recording the necessary provisions to appropriately cover the risk of loss in trade accounts receivable. Uncollectible accounts are written-off when identified.

(c) Inventories and Estimate of Inventory Obsolescence

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method, except for inventories in transit in which cases the specific cost method is used. The net realizable value is the estimated selling price estimated in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

The estimate of inventory obsolescence is determined based on periodic technical studies on inventory obsolescence prepared by Management. This estimate is charged to the results of the fiscal period in which such deductions occur.

(d) Non-derivative Financial Instruments

Non-derivative financial instrument is any contract that gives rise to both a financial asset in one entity and a financial liability, or equity instrument in another. In the case of the Company and its Subsidiaries, non-derivative financial instruments correspond to primary instruments such as accounts receivable and accounts payable.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Non-derivative financial instruments are classified as asset, liability, or equity according to the substance of the contract that gave rise to the financial instrument.

The interest, dividends, gains, and losses generated by a financial instrument, and classified as liability, are recorded as income or expense in the statement of income. The payment to holders of financial instruments classified as equity is recorded directly against stockholders’ equity. The financial instruments are compensated when the Company and its Subsidiaries have the legal right to compensate them, and management has the intention of paying them on a net basis or negotiating the asset, and paying the liability simultaneously.

Non-derivative financial instruments shall be recognized in the financial statements at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In management’s opinion, the carrying amount of non-derivative financial instruments as of December 31, 2013 and 2012 are substantially similar to their fair values due to their short periods of realization and/or maturity or are subject to variable and fixed interest rate similar to those used in the market.

(e) Hedging of Non-Derivative Instruments

If there is a high level of correlation between revenues and exchange rate variations in U.S. dollars, the Company will be subject to an exchange rate risk for future cash flows. IAS 39 allows hedging these revenues through financing in this currency. Exchange differences of this debt, concerning cash flow hedging operations, are recorded, net of its tax effect, in a hedging account, and are recorded in the income statement in the term when hedged cash flows will be realized. This term has been estimated in ten years.

(f) Derivative Financial Instruments and Hedge Accounting

Derivative instruments are recorded in conformity with IAS 39 Financial Instruments: Recognition and Measurement.

Financial derivative contracts for which the Company and its Subsidiaries have established a cash flow hedging relationship are recorded as assets or liabilities in the statement of financial position and presented at their fair value.

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated in the hedging reserve.

Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

(g) Financial Assets

The Company and its Subsidiaries classify its financial assets in the following categories: i) financial assets at fair value through profit or loss, ii) loans and accounts receivable, iii) held-to-maturity financial assets, and iv) available-for-sale financial assets. The classification depends on the purpose for which investments were acquired. Management determines the classification of their financial assets as of the date of their initial recognition and reassesses this classification as of every closing date.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Financial Assets at Fair Value through Profit or Loss

A financial asset is classified in this category if it was mainly acquired in order to be sold in the short-term or if it is so designated by Management. Derivative financial instruments are also classified as marketable unless they are designated as hedges. Assets under this category are classified as current assets if they are held as marketable or they are expected to be realized within 12 months as from the date of the consolidated statement of financial position. As of December 31, 2014 and 2013, the Company and its Subsidiaries did not hold any financial asset under this category.

Loans and Accounts Receivable

Loans and accounts receivable are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Company and its Subsidiaries provide with money, goods or services directly to a debtor, with no intention to trading the account receivable. They are included in current assets, except for maturities exceeding 12 months after the date of the statement of financial position. The latter are classified as non-current assets. Loans and accounts receivable are included in trade accounts receivable and other accounts receivable in the consolidated statement of financial position (note 7, 8 and 9).

Loans and accounts receivable are initially recognized on the date when they are originated.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognized financial assets that is created or retained by the Company is recognized as a separate asset or liability.

These assets are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method.

These assets are evaluated at each reporting date to determine whether there is objective evidence of impairment.

Held-to-Maturity Financial Assets

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities acquired with the Company’s Management intention and ability to hold them to maturity. As of December 31, 2014 and 2013, the Company and its Subsidiaries did not hold any financial asset under this category.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets designated in this category or that do not classify in any of the other categories. These assets are shown as non-current assets unless Management has express intention to sell the investment within 12 months as of the date of the statement of financial position. As of December 31, 2014 and 2013, the Company and its Subsidiaries did not hold any financial asset under this category.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The Company and its Subsidiaries evaluate at each date of the consolidated statement of financial position whether there is objective evidence of the impairment of a financial asset or group of financial assets.

(h) Investments in Associate

Associates are those entities in which the Company and its Subsidiaries have significant influence, but not control; as in the case of the investment that the subsidiary Edegel S.A.A. has in Endesa Brasil S.A. which is part of Enel Group.

Edegel S.A.A. records its investment in Endesa Brasil S.A. under the equity method, recognizing, in the consolidated financial statements, changes in the results and the equity of the associate, on a proportion basis to the Subsidiary’s interest.

Also, because the functional currency of the associate is different from the subsidiary Edegel S.A.A.’s, the effect of translating the balances into Peruvian nuevos soles as presentation currency shall be recognized, i.e., balances of the statement of financial position are translated at the closing exchange rates of each year and the results at average exchange rate; recording any difference under ‘other reserves’ in the equity. Dividends received from the associate are recorded as a decrease in the investment value.

(i) Property, Plant, and Equipment

Properties, plant and equipment are recorded at cost, less accumulated depreciation and accumulated impairment losses. Also, this item includes the net cost of leased goods and spare parts acquired for major inspections of power plants. When the assets are sold or disposed, their cost and accumulated depreciation are eliminated, and any gain or loss resulting from their disposal is included in the consolidated statement of income.

The initial cost of property, plant, and equipment comprises their purchase price, including non-reimbursable customs fees and purchase taxes as well as any other directly attributable cost of bringing the asset to its working condition and for its intended use, and the estimate of the initial decommissioning costs. Costs incurred after fixed assets starts operating are recognized as assets provided that: (i) it is probable that future economic benefits embodied within the asset will flow to the Company, and (ii) the cost of the asset can be measured reliably. Routine repairs and maintenance of property, plant and equipment are charged to the statement of income in the period in which they are incurred.

Assets under construction are capitalized as a separate component. By the end, the cost of these assets are transferred to a definitive category: Works-in-progress are not depreciated.

Land is not depreciated. Depreciation is calculated using the straight-line method based on the estimated useful life of the asset that are:

Years
Buildings and other constructions	45
Plant and equipment	18
Furniture and fixtures	9
Various equipment	7
Vehicles	5

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Residual value, useful life and depreciation methods are periodically reviewed and adjusted by management according to the forecasted economic benefits to be provided by the components of property, plant, and equipment.

(j) Finance Lease

The Company and its Subsidiaries recognize finance lease recording assets and liabilities, in the consolidated statement of financial position, at an amount equal to the fair value of the leased assets. Initial direct costs are considered as part of the asset. Finance lease payments should be apportioned between the finance charge and the reduction of the liability. The finance charge is apportioned over the lease term.

Finance lease generates asset depreciation expenses and debt financing costs in each accounting period. The depreciation policy for assets held under finance leases is consistent with that for other assets of property, plant and equipment of the Company and its Subsidiaries.

(k) Impairment Loss

Throughout the year, and especially at year-end close, the Company and its Subsidiary review whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated to determine the impaired amount. In the cases of identifiable assets that do not generate cash flows independently, estimation is made on the recoverability of the cash-generating unit to which the asset belongs, understanding as such the smallest identifiable group of assets that generates independent cash inflows.

Regardless of the preceding paragraph, in the case of cash-generating units to which acquired goodwill or intangible assets have been allocated with an indefinite useful life, the recoverability analysis is performed systematically at the closing of each period.

The recoverable amount of an asset is the greater of its market value less costs to sell and value in use, this being understood as the present value of estimated future cash flows. For the calculation of the salvage value of property, plant and equipment, of acquired goodwill, of intangible assets, the value in use is the criteria used by the Company and its Subsidiaries in all the cases.

To estimate the value in use, the Company and its Subsidiary prepare future cash flow projections based on most recent budget available. These budgets include the best estimates of Management on revenues and costs of the cash-generating units based on industry projections, past experience and future expectations.

These projections cover the next five years, estimating cash flows for the following years by applying growth rates of 3.44% which does not exceed the average long-term growth rate for the sector and for the country.

These flows are discounted to calculate their present value at a rate that reflects the capital cost of the business and the geographical area in which it operates. For its calculation, it takes into account the current cost of money and the risk premiums generally used by analysts for the business and geographic area. The discount rate applied at 2014 year-end was 7.5%.

The assumptions used to determine the value in use as of December 31, 2014 do not present major changes compared to those as of December 31, 2013.

When there is an indication that the impairment loss no longer exists or has decreased, the reversal of losses is recorded in the consolidated statement of income.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(l) Provision for Decommissioning of Power Plants

Liabilities for decommissioning are recognized when the Company and its Subsidiaries are required to dismantle and remove facilities to restore the site where the plants are located, and when a reliable estimate can be made of the amount of the obligation. Removal costs are recorded at the present value of estimated future expenditure determined in accordance with local requirements and conditions, which are periodically reviewed, including the discount rate used to calculate the present value. Initially, the amount of fixed assets is recognized by an amount equivalent to the provision. Subsequently, this amount will be depreciated as well as the items of fixed assets. Any change in the present value of the estimated expenditure is reflected as an adjustment to the provision and value of the corresponding asset. The changes over time in the provision are recorded as finance cost in profit or loss of the period.

(m) Intangible Assets

Intangible assets are initially recorded at cost. Assets can be recognized as intangible if their cost can be reliably measured and it is probable that future economic benefits embodied within the asset will flow to the Company and its Subsidiaries. After initial recognition, intangible assets are accounted for at cost less accumulated amortization and any accumulated impairment losses.

Useful life and amortization method are periodically reviewed by the Company’s management according to the forecast economic benefits to be provided by the components of intangible asset items.

Amortization is calculated using the straight-line method based on the estimated useful life of the asset.

Years
Concessions and rights	21 - 30
Software	3 - 10

(n) Financial Liabilities

Financial liabilities are initially recognized at their fair value, net of incurred transaction costs. These liabilities are subsequently recorded at their amortized cost, and any resulting difference between the funds received (net of transaction costs) and the redemption value is recognized in the consolidated statement of income over the obligation using the effective interest method.

Financial liabilities are classified as current liability unless the Company and its Subsidiaries have the unconditional right to differ settlement of the liability for at least twelve months after the consolidated statement of financial position.

(o) Bonds

The obligation to issue bonds is recorded at its par value. Commissions and interests are recorded in the results of the fiscal period, when accrued.

(p) Income tax

Current income tax—

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. It is measured using tax rates that have been approved as of the date of the consolidated statement of financial position (note 34).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Deferred income tax—

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred income tax asset and liability are recognized without considering the estimated time when the temporary differences will disappear. Income tax asset is only recognized so far as it is probable that there will be future tax benefits, so that the asset can be used.

Deferred tax is measured at the tax rates that are expected to the applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

(q) Workers’ Profit Sharing

Workers’ profit sharing is determined using the same criteria used to determine the current income tax. Workers’ profit sharing rate applicable to the subsidiary Edegel S.A.A is 5%.

(r) Provisions

Provisions are recognized when the Company and its subsidiaries have a present obligation (legal or constructive), as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation, and it is possible to reliably estimate its amount. When the Company expects a provision or part of it is refundable, the reimbursement is recognized only if it is assured that it will be obtained.

Provisions are reviewed and adjusted in each period to reflect the best estimates as of the date of the statement of financial position.

When the effect of the time value of money is material, the value of the provision is the present value of the expenditure required to settle the provision.

(s) Contingent Liabilities and Assets

Contingent liabilities are not recognized in the financial statements. They are disclosed in notes to financial statements unless the possibility of an outflow of economic resources is remote. In this case, they are not disclosed in the notes.

Contingent assets are not recognized in financial statements, and they are only disclosed in notes when an inflow of economic benefits is probable.

(t) Revenue, Cost and Expense Recognition

Revenue from rendering of services and interest are recognized to the extent that it is probable that future economic benefits will flow to the Company.

Revenues from sales of energy and power delivered but not invoiced are recognized as revenue in the month in which the service is provided based on estimates made by management and are billed in the month following the release of energy.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The following criteria shall be met in order to recognize revenues:

Sale of energy and power fees

Sales of energy are computed based on cyclical readings and are completely recognized in the period when service is rendered. Revenues from the sale of energy delivered but not invoiced between the last cyclical reading and the end of each month is computed based on estimates of energy consumed by users of the service during the deferred period.

Interest income

Interest is recognized on a time proportion basis to reflect the effective yield of assets.

Acquisition costs of fuel, energy and tolls are recognized when accrued.

Expenses are recognized on an accrual basis and are recorded in the periods to which they relate.

(u) Costs of Financial Liabilities

Costs of financial liabilities are recorded as expense when accrued. Costs are capitalized if directly attributable to the acquisition or construction of a qualifying asset. Capitalization of costs of financial liabilities begins when activities to prepare the asset are being carried out and expenses and costs for the loans are being incurred. Capitalization of interest is made until assets are ready for their intended use. If the resulting value of asset exceeds its recoverable amount, it shall be recorded as an impairment loss.

Costs of financial liabilities comprise interest expense and other costs incurred related to borrowings, exchange differences arising from borrowings in foreign currency used to finance projects, since they correspond to an adjustment of interest costs.

(v) Earnings per Share

Basic and diluted earnings per share are determined by dividing the net earnings attributable to majority stockholders by the weighted-average number of outstanding subscribed and paid-in ordinary shares as of the date of the consolidated statement of financial position (note 33).

Diluted earnings per share correspond to the basic earnings per share, adjusted for the dilutive effects of shares coming from the conversion of bonds or convertible shares, among others. As of December 2014, and 2013, the Company and its Subsidiaries do not have financial instruments with dilutive effects; therefore, basic and diluted earnings per share are the same.

(w) Foreign Currency Transactions and Balances

Foreign currency transactions are those transactions carried out in a currency other than the functional currency. Foreign currency transactions are translated into functional currency at exchange rates ruling at the dates of the transactions.

The Company and its Subsidiaries have established a hedging policy for the portion of revenues that are directly linked to the performance of the U.S. dollar, by obtaining funding in this currency. Exchange differences on this debt, as being hedging cash flows, are recognized net of tax effect, in a reserve account in equity and recorded in the statement of income in the period in which hedged cash flows will be realized. This period has been estimated at ten years.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(x) Classification of Balances as Current and Non-Current

The statement of financial position presents balances classified according to their maturity, i.e., as current in the case of those balances with maturities of twelve months or less, and non-current in the case of those balances with maturities of more than twelve months.

For obligations with maturities of less than twelve months, but whose long-term refinancing is assured at the Company’s and its Subsidiary’s discretion through unconditionally available long-term loan agreements, those could be classified as long-term liabilities.

(y) Fair value

The Company determines the fair value of financial instruments using valuation techniques. Fair values are categorized into different levels in a fair value hierarchy as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	inputs for the asset or liability that are not based on observable market data.

(z) New Accounting Pronouncements Not Yet Adopted

The following standards and interpretations have been published for application to periods beginning after this financial statement presentation date.

•	Amendments to IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortization. This amendment introduces various restrictions to the use of revenue as a basis of depreciation and amortization. This amendment becomes obligatory for the Company on January 1, 2016, with early adoption permitted.

•	Amendments to IAS 19 Employee Benefits - Employee Contributions aims at simplifying accounting of contributions that are independent of the years of service of the employee. Amendment is obligatory for annual periods beginning on or after July 1, 2014. The Company has not opted for early adoption.

•	IFRS 9 Financial Instruments, replaces guidelines to IAS 39 Financial Instruments: Recognition and Measurement IFRS 9 includes guidelines reviewed for the classification and measurement of financial instruments, including a new model of expected credit losses to calculate the impairment of financial assets and the new general requirements for hedge accounting. It also maintains the guidelines related to the recognition and derecognition of financial instruments of IAS 39. The Company will assess the full impact of IFRS 9 and plans to adopt IFRS 9 by the accounting period beginning on January 1, 2018, with early adoption permitted.

•	IFRS 15 Revenue from Contracts with Customers, establishes a comprehensive framework for determining when to recognize revenue and how much revenue to recognize. It replaces the current guidelines for the recognition of revenues including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programme. The amendment becomes mandatory for the Company since the accounting period beginning on or after January 1, 2017, with early adoption permitted.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

•	Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations states that the acquirer of an interest in a joint operation in which the activity constitutes a business, as defined in IFRS 3 Business Combinations, is required to apply all of the principles on business combinations accounting in IFRS 3. Amendment is obligatory for annual periods beginning on or after January 1, 2016. Early adoption is permitted.

•	IFRS 14 Regulatory Deferral Accounts specifies financial information requirements for regulatory deferral account balances that arise when an entity provides goods or services to clients at a price or rate subject to regulation. The amendment becomes mandatory for the Company since the accounting period beginning on or after January 1, 2016, with early adoption permitted.

The Company’s and its subsidiaries’ management is evaluating the impact, if any, of the adoption of these amendments and new International Financial Reporting Standards (IFRS) issued but not yet effective as of the date of the consolidated financial statements.

(5) Financial Risk Management

The Company’s and its Subsidiary’s activities are exposed to a variety of financial risks whose potential effects are permanently evaluated by the Company’s management in order to minimize exposures. Financial risks are market risks (including the currency risk, price risk, and interest rate risk), credit risk, liquidity risk, and capital management.

Risk management is conducted by the Management. It identifies, evaluates and decides, if appropriate, on the contracting of financial risk hedging based on the Board of Directors’ guidelines.

(a) Currency risk

The Company’s and its subsidiaries’ activities expose it to exchange rate fluctuation risk concerning the Nuevo Sol with respect to U.S. dollars.

Balances in thousands of U.S. dollars (US$) of asset and liability items as of December 31, 2014 and 2013 are summarized as follows:

	In thousands of US$
	2014	2013
Assets
Cash and cash equivalents	34,973	22,552
Trade accounts receivable, net	10,071	2,357
Other accounts receivable, net	1,085	652
Accounts receivable from related parties	—	9,370

Cash and cash equivalents	46,129	34,931

Liabilities
Trade accounts payable	1,910	14,644
Financial liabilities, including current portion	254,084	241,077

	255,994	255,721

Liability position, net	209,865	220,790

These balances as of December 31, 2014, have been stated in Nuevos Soles at the closing Exchange rate of S/. 2.989 (S/. 2.796 as of December 31, 2013).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Risk hedge policies of exchange rate is prepared based on projected cash flows and considers maintaining a balance between flows indexed to US$ and level of assets and liabilities in such currency. The objective is to minimize the flow exposure to the risk of variations in the exchange rate.

(b) Interest Rate Risk

Since the Company and its Subsidiaries do not have significant interest-bearing assets; their income and operating cash flows are substantially independent from changes in the market interest rates. The Company’s and its Subsidiary’s exposure to this risk is basically generated by their financial obligations.

If, as of December 31, 2014, interest rates over indebtedness in U.S dollars had been 0.5% higher/lower (in absolute terms) and all the other variables had remained constant, the results for the year after taxes would have been:

Period	Increase/decrease in interest rates	Effects on gain before tax in thousands of S/.
2014	+0.5%	598
2014	-0.5%	(598)

2013	+0.5%	480
2013	-0.5%	(480)

Funding variable rates might expose the Company and its Subsidiary to the cash flow interest rate risk. The Company and its Subsidiary minimize this risk contracting financial liabilities mainly at fixed interest rates in the medium- and long-term.

The portion of financial obligations at fixed rate or hedged as of December 31, 2014 is 49% (67% as of December 31, 2013), and the Company and its Subsidiaries consider that it will not affect the risk of interest rate fluctuations, since they are within the appropriate range over which the debt structure at fixed and variable rates are managed.

Fixed-rate debts might expose the Company and its Subsidiary to interest rate risk on fair value of liabilities. The Company’s management considers that this risk is not significant because interest rates applied to its financing contracts do not differ significantly from market interest rates which are available to the Company and its Subsidiary for similar financial instruments.

Management considers that future fluctuations in the interest rates will not significantly affect the results of the future operations.

(c) Credit risks

The Company’s and its Subsidiary’s financial assets potentially exposed to credit risk concentrations are mainly bank deposits and accounts receivable presented in the consolidated statement of financial position.

The Company and its Subsidiary only invest their cash surplus in financial institutions with local investment grade rating.

On the other hand, the credit risk relating to accounts receivable from trading activity, is historically fairly low given the short term for collection from customers, which avoid individual accumulations of significant amounts.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The Company’s and its Subsidiary’s Management periodically evaluates the credit risk of its client portfolio, based on a methodology designed by its parent company, which takes into account factors such as liquidity, indebtedness, profitability, age of business, payment behavior, criminal records, among others.

(d) Liquidity risks

Liquidity is controlled by the balancing of the maturities of assets and liabilities, keeping a proper number of financing sources, and obtaining credit lines that enable the normal development of its activities. The Company and its Subsidiary have an appropriate level of resources and keep financing lines with banking entities.

Management permanently monitors its liquidity reserves, based on cash flow projections.

The table below analyzes the financial liabilities of the Company and its Subsidiary as of the date of the consolidated statement of financial position, classified according to the contractually established maturities:

	In thousands of S/.
2014	Less than 1 year	1 to 2 years	2 to 3 years	3 to 5 years	5 to 10 years	Over 10 years
Financial liabilities:
Bonds	24,718	59,780	—	79,298	54,890	29,890
Bank loans	53,494	190,322	87,949	81,346	—	—
Finance lease	41,620	41,469	68,435	—	—	—
Trade accounts payable	209,956	—	—	—	—	—
Other accounts payable to related parties	30,686	—	—	—	—	—
Other accounts payable	88,996	—	—	—	—	—

	449,470	291,571	156,384	160,644	54,890	29,890

	In thousands of S/.
2013	Less than 1 year	1 to 2 years	2 to 3 years	3 to 5 years	5 to 10 years	Over 10 years
Financial liabilities:
Bonds	107,938	17,762	55,900	27,950	100,774	27,950
Bank loans	29,095	44,692	72,642	147,716	—	—
Finance lease	28,482	38,777	38,777	66,059	—	—
Trade accounts payable	293,090	—	—	—	—	—
Other accounts payable to related parties	4,489	—	—	—	—	—
Other accounts payable	71,982	—	—	—	—	—

	535,076	101,231	167,319	241,725	100,774	27,950

Management monitors the risk associated with each of the above mentioned categories, which includes maintaining good relationships with financial institutions in order to assure sufficient credit lines at all times, as well as covering its working capital with cash flows coming from operating activities.

As of December 31, 2014, the Company and its Subsidiaries present liquidity of S/. 238,427 (S/. 172,907 thousand as of December 31, 2013) in cash and other equivalent means and S/. 439,118 thousand in available credit lines (S/. 392,623 thousand as of December 31, 2013).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Therefore, in management’s opinion, there is no significant liquidity risk as of December 31, 2014 and 2013.

(e) Fair Value Estimate

Management estimates that the carrying amounts of financial instruments current as of December 31, 2014 and 2013 do not differ significantly from their fair values due to their short-term maturity; therefore, disclosure of such information is not relevant for an appropriate interpretation of the Company’s financial position and its Subsidiary as of those dates, and in the case of the non-current financial obligations, because it accrues interest at market rates.

To calculate the fair value of different derivative instruments, the Company and its Subsidiaries use for their valuation the discounted expected cash flows and generally accepted valuation models based on both cash and future market conditions at the closing date of the period.

(e.1) The detail of financial instruments, assets, classified by nature and category as of December 31, 2014 and 2013 is as follows:

	In thousands of S/.
	Held-for-trading financial assets	Financial assets at fair value through profit or loss	Held-to-maturity investments	Loans and accounts receivables	Available-for-sale financial assets	Hedging derivatives
Year 2014
Derivative Instruments	—	—	—	—	—	—
Other financial assets	—	—	—	255,873	—	—

Total current	—	—	—	255,873	—	—

Derivative Instruments	—	—	—	—	—	80
Other financial assets	—	—	—	—	—	—

Total non-current	—	—	—	—	—	80

Total	—	—	—	255,873	—	80

Year 2013
Derivative Instruments	—	—	—	—	—	646
Other financial assets	—	—	—	293,370	—	—

Total current	—	—	—	293,370	—	646

Derivative instruments	—	—	—	—	—	36

Total non-current	—	—	—	—	—	36

Total	—	—	—	293,370	—	682

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(e.2) The detail of financial instruments, assets, classified by nature and category as of December 31, 2014 and 2013 is as follows:

	In thousands of S/.
	Held-to maturity financial liabilities	Financial liabilities at fair value though profit or loss	Loans and accounts payable	Hedging Derivatives
Year 2014
Loans accruing interest	—	—	119,759	—
Derivative instruments	—	—	—	73
Other financial liabilities	—	—	329,638	—

Total current	—	—	449,397	73
Loans accruing interest	—	—	690,508	—
Derivative instruments	—	—	—	2,871
Other financial liabilities	—	—	—	—

Total non-current	—	—	690,508	2,871

Total	—	—	1,139,905	2,944

Year 2013
Loans accruing interest	—	—	165,417	—
Derivative instruments	—	—	—	98
Other financial liabilities	—	—	369,502	—

Total current	—	—	534,919	98

Loans accruing interest	—	—	634,248	—
Derivative instruments	—	—	—	4,751
Other financial liabilities	—	—	—	—

Total non-current	—	—	634,248	4,751

Total	—	—	1,169,167	4,849

(6) Cash and Cash Equivalents

This caption comprises the following:

	In thousands of S/.
	2014	2013
Cash	52	40
Checking accounts (a)	127,305	68,833
Time deposits (b)	111,070	104,034

	238,427	172,907

(a)	The Company and its Subsidiaries have checking accounts in local and foreign currency in different local banks, their funds are freely available, and bear interest at market rates.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(b)	As of December 31, 2014 and 2013, the Company and its Subsidiaries held time deposits in the following financial institutions:

	In thousands of S/.
	2014	2013
Banco BBVA Continental	41,200	40,800
Banco Interbank	25,300	26,500
Banco de Crédito del Perú	44,570	36,734

	111,070	104,034

As of December 31, 2014 time deposits have original maturities between 2 and 28 days and as of December 31, 2013 between 2 and 25 days.

(7) Trade Accounts Receivable

This item comprises the following:

	In thousands of S/.
	2014	2013
Related parties (note 8)	31,729	37,725

Third parties
Free clients	94,586	52,540
Distributing client companies	44,322	47,035
COES clients	6,441	17,790

	145,349	117,365

	177,078	155,090

(d)	Accounts receivable are mainly stated in nuevos soles, have current maturity, and do not accrue interest. Balance of accounts receivable as of December 31, 2014 and 2013, corresponds to 73 and 69 customers, respectively. As of December 31, 2014 and 2013, the Company and its Subsidiaries did not hold past due trade accounts receivable.

(e)	Balance of trade accounts receivable as of December 31, 2014 and 2013, includes an amount of S/. 6,642 thousand (S/. 11,887 thousand as of December 31, 2013) which corresponds to withdrawals of energy and power without contractual support made by distribution companies between years 2006 to 2007, which were assigned to subsidiary Edegel S.A.A. by Comité de Operación Económica del Sistema Interconectado Nacional COES-SINAC (Economical Operation Committee of the National Interconnected System—. Those withdrawals are valued at bus-bar tariffs and their invoicing is pending. In the opinion of management, those accounts receivable will be fully recovered.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(8) Related Party Transactions

Detail of movement of accounts receivable from related parties is as follows:

	In thousands of S/.
	Balance as of 12.31.2013	Additions	Disposals	Balance as of 12.31.2014
Trade, (note 7)
Edelnor S.A.A.	37,725	439,317	(445,337)	31,705
Empresa Electrica de Piura S.A.	—	393	(369)	24

	37,725	439,710	(445,706)	31,729

Various
Empresa Electrica de Piura S.A.	743	1,580	(761)	1,562
Edelnor S.A.A.	55	3,217	(53)	3,219
Enel Trade S.p.A.	—	16	—	16
Endesa Brasil (b)	26,188	42,834	(69,022)	—

	26,986	47,647	(69,836)	4,797

	64,711	487,357	(515,542)	36,526

Detail of movement of accounts payable to related parties is as follows:

	In thousands of S/.
	Balance as of 12.31.2013	Additions	Disposals	Balance as of 12.31.2014
Trade
Edelnor S.A.A.	83	814	(722)	176
Empresa Eléctrica de Piura S.A.	831	16,752	(16,621)	962
Enel Energy	242	221	(96)	367
Endesa Chile	3,281	11,293	(3,282)	11,292

	4,437	29,080	(20,721)	12,797

Various
Enersis	—	15,467	—	15,467
Edelnor S.A.A.	—	2,787	(427)	2,360
Empresa Electrica de Piura S.A.	52	57	(46)	62
Endesa Chile (c)	—	125,861	(125,861)	—

	51	144,172	(126,334)	17,889

	4,489	173,252	(147,055)	30,686

(a)	Accounts receivable and payable to related parties do not accrue interest and do not have specific maturity or guarantees, except for those trade accounts receivable corresponding to sale of energy and power which have a 10-day maturity in average.
(b)	They correspond to dividends declared and paid by the Company and its subsidiary Edegel S.A.A.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(c)	The following table summarizes the related party transactions which had an impact on the profit or loss of the period:

	In thousands of S/.
	2014		2013
	Revenue	Expenses	Revenue	Expenses
Sale of energy, power and toll (note 25)	377,233	—	457,249	—
Purchase of energy, power, toll and other (note 26)	—	14,805	—	5,403
Administrative services to related parties (notes 30 and 27)	4,107	2,412	3,021	1,442
Other services (notes 25, 26 & 27)	76	189	135	780

	381,416	17,406	460,405	7,625

There are no balances receivable and payable between the Company and its Subsidiaries, its Directors and Management.

(d)	Remunerations accrued by Directors and key Management Personnel amount to:

	In thousands of S/.
	2014	2013
Directors	474	505
Managers	6,028	7,067

	6,502	7,572

(9) Other Accounts Receivable

This caption comprises the following:

	In thousands of S/.
	2014	2013
Reimbursement for property damage and lost profits (a)	56,500	104,718
Services of drinking water and sewage system of Lima	3,609	3,608
Third-party claims	863	823
Loans to personnel	2,135	1,379
Electrical plant services	7,799	—
Various accounts receivable	7,262	4,936

	78,168	115,464
Less, estimate for doubtful accounts (b)	(4,170)	(4,170)

Total net	73,998	111,294

(a)	As of December 31, 2014 and 2013, it corresponds mainly to the estimate of the indemnification of the insurance company according to the policy coverage subscribed for loss occurred at subsidiary Edegel in Unit TG7 and subsidiary Chinango in Unite G1 of the Chimay plant (notes 13 (g) and 30). In April and August 2014, subsidiary Edegel collected from the insurance company the amount of S/. 86,681 thousand, while in December 2014, subsidiary Chinango collected from the insurance company the amount of S/. 10,462 thousand.
(b)	In opinion of the Company and its subsidiaries’ Management, the balance of the estimate for doubtful accounts appropriately covers the credit risk of other doubtful accounts receivable as of December 31, 2014, and 2013.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(10) Inventories

This caption comprises the following:

	In thousands of S/.
	2014	2013
Maintenance materials	52,487	49,984
Oil	17,850	17,788
Materials in transit	789	72

	71,126	67,844

(a)	During 2014, inventories decreased by S/. 8,185 thousand at their net realizable value (by S/. 7,739 thousand in 2013).

(11) Other Non-Financial Assets

This caption comprises the following:

	In thousands of S/.
	2014	2013
Prepaid insurances	21,240	20,083
Other	1,104	889
Advances	121	1,294
Income tax assets	1,757	—

	24,222	22,266

(12) Investments

It comprises investment in Associate:

	Effective shareholding percentage in equity		In thousands of S/.
	2014	2013	2014	2013
Endesa Brasil S.A.	3.997	3.997	236,788	260,382

(a)	It corresponds to 6,957,053 common shares of Endesa Brasil S.A., a company incorporated in Brazil where subsidiary Edegel S.A.A. holds an effective shareholding of 3.9966% in capital stock as of December 31, 2014 and 2013.
(b)	The movement of this item for the periods ended December 31, 2014 and 2013 was as follows:

	In thousands of S/.
	2014	2013
Opening balance	260,382	259,771
Interest in the profit of the Associate	27,707	54,728
Dividends declared	(42,834)	(55,675)
Translation difference (c)	(8,467)	(1,080)
Other movements in the Associate	—	2,638

Final balance	236,788	260,382

(c)	They correspond to the equity share value resulting from the translation of the financial statements of Endesa Brasil S.A., from ‘real’ (functional currency) to nuevos soles for reporting purposes and inclusion in the consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(13) Property, Plant and Equipment

(a)	This caption comprises the following:

	In thousands of S/.
Description	Land	Build. & other construc.	Plant and equipment	Vehicles	Furniture and fixtures	Various equipment	Work-in- progress	12.31.2014	12.31.2013
Cost
Opening balances	23,632	3,146,392	2,898,610	2,792	4,874	26,307	305,418	6,408,025	6,352,957
Additions	—	—	—	—	3	274	142,689	142,966	199,965
Sales and/or disposals (g)	—	—	(16,926)	(289)	—	(97)	—	(17,312)	(144,897)
Transfers	—	8,267	228,965	—	30	266	(237,528)	—	—

Final balances	23,632	3,154,659	3,110,649	2,503	4,907	26,750	210,579	6,533,679	6,408,025

Accumulated depreciation
Opening balances	—	957,388	1,681,898	2,711	4,275	21,433	—	2,667,705	2,567,434
Additions (note 29)	—	60,289	145,763	45	153	1,672	—	207,922	206,795
Sales and/or disposals (g)	—	—	(12,931)	(289)	—	(78)	—	(13,298)	(106,524)

Final balances	—	1,017,677	1,814,730	2,467	4,428	23,027	—	2,862,329	2,667,705

Provision for decommissioning of power plants
Opening balances	—	—	10,756	—	—	—	—	10,756	11,251
Depreciation (note 29)	—	—	(496)	—	—	—	—	(496)	(495)

Final balances	—	—	10,260	—	—	—	—	10,260	10,756

Provision for impairment of plant and equipment
Opening balances	—	—	1,066	—	—	—	—	1,066	1,066
Additions	—	—	5,917	—	—	—	—	5,917	36,006
Disposals (g)	—	—	(3,954)	—	—	—	—	(3,954)	(36,006)

Final balances	—	—	3,029	—	—	—	—	3,029	1,066

Net cost	23,632	2,136,982	1,303,150	36	479	3,723	210,579	3,678,581	3,750,010

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

	In thousands of S/.
Description	Land	Build. & other construc.	Plant and equipment	Vehicles	Furniture and Fixtures	Various equipment	Work-in- progress	12.31.2013	12.31.2012
Cost
Opening balances	23,632	3,142,228	2,948,478	3,230	4,851	26,120	204,418	6,352,957	6,235,283
Additions	—	—	1,973	—	—	168	197,824	199,965	119,547
Sales and/or disposals (g)	—	(73)	(143,151)	(438)	(40)	(74)	(1,121)	(144,897)	(1,873)
Transfers	—	4,237	91,310	—	63	93	(95,703)	—	—

Final balances	23,632	3,146,392	2,898,610	2,792	4,874	26,307	305,418	6,408,025	6,352,957

Accumulated depreciation
Opening balances	—	897,629	1,643,009	2,966	4,114	19,716	—	2,567,434	2,358,546
Additions (note 29)	—	59,779	144,927	105	201	1,783	—	206,795	209,382
Sales and/or disposals (g)	—	(20)	(106,038)	(360)	(40)	(66)	—	(106,524)	(494)

Final balances	—	957,388	1,681,898	2,711	4,275	21,433	—	2,667,705	2,567,434

Provision for decommissioning of power plants
Opening balances	—	—	11,251	—	—	—	—	11,251	5,734
Additions	—	—	—	—	—	—	—	—	5,814
Depreciation (note 29)	—	—	(495)	—	—	—	—	(495)	(297)

Final balances	—	—	10,756	—	—	—	—	10,756	11,251

Provision for impairment of plant and equipment
Opening balances	—	—	1,066	—	—	—	—	1,066	1,066
Additions	—	—	36,006	—	—	—	—	36,006	—
Disposals (g)	—	—	(36,006)	—	—	—	—	(36,006)	—

Final balances	—	—	1,066	—	—	—	—	1,066	1,066

Net cost	23,632	2,189,004	1,226,402	81	599	4,874	305,418	3,750,010	3,795,708

(d)	Property, plant and equipment includes interest and other capitalized finance costs related to construction of works-in-progress, as per the indicated criteria (notes 4u).
(e)	For periods ended December 31, 2014 and 2013, no interest were capitalized.
(f)	As of December 31, 2014, property, plant and equipment includes spares parts for S/. 87,568 thousand (S/. 116,623 thousand as of December 31, 2013) to be exclusively used in generating units.
(g)	The item includes assets for the extension of the Santa Rosa Thermal Plant (Santa Rosa II) that were acquired by subsidiary Edegel S.A.A. through finance lease contracts (note 19(e)) and became operative in September 2009. As of December 31, 2014, the net carrying amount of assets acquired for the construction, installation, implementation and commissioning of such generating unit amounts to S/. 185,588 thousand (S/. 201,021 thousand, as of December 31, 2013) from which S/. 32,523 thousand, correspond to buildings and other constructions (S/. 34,172 thousand as of December 31, 2013) and S/. 153,065 thousand to plant and equipment (S/. 166,849 thousand as of December 31, 2013).
(h)	The Company and its Subsidiaries transferred a trust equity, the legal ownership of plant and equipment of the Combined Cycle with the intention that it serves as guarantee of payment of obligations assumed by the financing of the conversion of the Thermoelectric Plant from Ventanilla to Combined Cycle. The trust agreement is terminated as of December 31, 2013.
(i)	In May 2013, a loss occurred in the Thermal Plant Santa Rosa that affected certain items of assets belonging to Unit TG7, supporting unit. Due to this loss, the Subsidiary recorded an estimate of impairment of plant and equipment amounting to S/. 36,006 thousand (note 26), that corresponded to the decrease in the carrying amount at the recoverable value of Unit TG7. The estimate of impairment was applied to items of assets belonging to Unit TG7 affected by the loss. As of December 31, 2013, subsidiary Edegel S.A.A. began to remove the items affected by the loss.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

As of December 31, 2014, the Company and its Subsidiaries has estimated the net outstanding reimbursement of the advances received from the insurance company for material damages in S/. 27,931 thousand and for loss of income in S/. 24,813 thousand (notes 9 and 30).

In December 2013, there was a claim in the Subsidiary at the Chimay plant which affected certain elements of the assets belonging to the Unit G1. Due to this claim, the Subsidiary derecognized those elements for S/. 3,954 thousand.

As of December 31, 2014, subsidiary Chinango S.A.C. has estimated the outstanding reimbursement net of the advances received from the insurance company for material damages in S/. 3,756 thousand (note 9).

In May 2014, a loss occurred in the Chimay plant of its subsidiary Chinango that affected certain items of the assets belonging to Unit G2, an estimate of impairment of plant and equipment amounting to S/. 1,963 thousand that corresponded to the decrease in the carrying amount at the recoverable value of Unit G2. The estimate of impairment was applied to items of assets belonging to Unit G2 affected by the loss.

(j)	The Company and its Subsidiaries have insured their main assets, according to policies established by management. In that sense, as of December 31, 2014 and 2013, the Company and its Subsidiary have insured property, plant and equipment for up to an amount of US$ 1,876,208 thousand. It is the management’s opinion that its insurance policies are consistent with the industry practice, and that the risk of possible losses for claims considered in the insurance policies is reasonable, taking into consideration the Company’s and its Subsidiaries’ type of assets.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(14) Intangible Assets

This caption comprises the following:

	In thousands of S/.
Description	Concessions and rights	Software	Other Intangible	12.31.2014	12.31.2013
Cost
Opening balances (a)	52,780	14,189	224	67,193	64,527
Additions	—	2,409	—	2,409	2,666

Final balances	52,780	16,598	224	69,602	67,193

Accumulated amortization
Opening balances	5,055	9,978	14	15,047	12,716
Additions (note 29)	1,653	472	11	2,136	2,331

Final balances	6,708	10,450	25	17,183	15,047

Net cost	46,072	6,148	199	52,419	52,146

	In thousands of S/.
Description	Concessions and rights	Software	Others intangible	12.31.2013	12.31.2012
Cost
Opening balances (a)	52,462	11,841	224	64,527	14,251
Additions	318	2,348	—	2,666	50,276

Final balances	52,780	14,189	224	67,193	64,527

Accumulated amortization
Opening balances	3,410	9,297	9	12,716	11,876
Additions (note 29)	1,640	680	11	2,331	840

Final balances	5,050	9,977	20	15,047	12,716

Net cost	47,730	4,212	204	52,146	51,811

(a)	The concessions and rights include the Huascacocha project which allows subsidiary Edegel S.A.A. having a higher water flow for the development of power generation activities.

(15) Financial Liabilities

This caption comprises the following:

	In thousands of S/.
	2014	2013
Bank loan
Principal	—	11,180
Interest	—	3

	—	11,183

Current portion of long-term financial liabilities (note 19)
Principal	113,291	146,204
Interest	6,541	8,128

	119,832	165,515

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(16) Trade Accounts Payable

This caption comprises the following:

	In thousands of S/.
	2014	2013
Supply, gas transport and distribution	26,606	26,402
Maintenance agreement with Siemens S.A. (a)	36,216	62,637
Purchase of energy, power and toll (a)	39,884	18,168
Providers of work-in-progress (b)	85,559	151,866
Others	21,691	34,017

	209,956	293,090

(a)	They correspond to goods and services delivered by Siemens Westinghouse Power Corporation and Siemens Westinghouse Service Company Ltd. by virtue of the long-term service agreements “LTSA” for acquisition of replacement parts and rendering of scheduled maintenance services (minor and major) for turbines of Ventanilla and Santa Rosa thermal plants. As established in the agreement (note 35e), such amounts shall be paid based on the hours of operation of thermal plants.
(b)	As of December 31, 2013, they include works-in-progress related to the replacement of items affected by the loss occurred in Unit TG7 (note 13 (g)) for an amount of S/. 72,416 thousand. As of December 31, 2014, there is no balance for this concept.

(17) Other Accounts Payable

This caption comprises the following:

	In thousands of S/.
	2014	2013
Sales tax payable	17,105	4,429
Taxes payable	3,434	3,506
Remunerations payable	5,655	5,136
Workers’ profit sharing	14,340	13,407
Insurances payable	25,537	28,124
Contributions to regulating entities	6,548	6,294
Social inclusion energy fund	9,433	5,082
Various	6,944	6,004

	88,996	71,982

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(18) Provisions

This caption comprises the following:

	In thousands of S/.
	Decommissioning of power Plants	Tax contingencies (note 36)	Technical quality standard	Other provisions	Total
Balance at 1 January 2013	13,383	14,566	4,253	873	33,075
Provisions made during the year	299	560	—	—	859
Provisions used during the year	—	—	—	(26)	(26)
Provisions reversed during the year	—	—	—	(245)	(245)

Balance at 31 December 2013	13,682	15,126	4,253	602	33,663

For maturity term:
Current portion	13,682	—	4,253	602	18,537
Non-current portion	—	15,126	—	—	15,126

Balance at 31 December 2013	13,682	15,126	4,253	602	33,663
Balance at 1 January 2014	13,682	15,126	4,253	602	33,663
Provisions made during the year	311	773	—	—	1,084
Provisions used during the year	—	—	—	—	—
Provisions reversed during the year	(5,569)	—	—	(67)	(5,636)

Balance at 31 December 2014	8,424	15,899	4,253	535	29,111

For maturity term:
Current portion	8,424	—	4,253	535	13,212
Non-current portion	—	15,899	—	—	15,899

Balance at 31 December 2014	8,424	15,899	4,253	535	29,111

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(19) Financial Liabilities

(a)	This caption comprises the following:

			Annual interest (%)				In thousands of S/.
Creditor	See	Origin currency		Payment of interest	Amortization of capital	Maturity date	Current portion (*)		Long-term portion		Total current debt as of
							12.31.2014	12.31.2013	12.31.2014	12.31.2013	12.31.2014	12.31.2013
Corporate bonds
- First Chinango Program	(b)	S/.	See (b)	See (b)	See (b)	See (b)	—	25,706	—	—	—	25,706
- Third Edegel Program	(b)	US$ & S/.	See (b)	See (b)	See (b)	See (b)	22,069	79,756	104,298	118,536	126,367	198,292
- Fourth Edegel Program	(b)	US$	See (b)	See (b)	See (b)	See (b)	2,649	2,477	119,560	111,800	122,209	114,277

							24,718	107,939	223,858	230,336	248,576	338,275
Bank loans
- Scotiabank Perú	(f)	US$	Libor + 3.70	Quarterly	Quarterly	Feb. 2018	4,064	3,815	82,467	80,580	86,531	84,395
- Bank of Nova Scotia	(d)	US$	Libor + 0.73	Quarterly	At maturity	Mar. 2016	58	7,094	107,604	20,962	107,662	28,056
- Bank of Nova Scotia	(h)	US$	Libor + 2.75	Quarterly	Quarterly	Nov. 2017	7,554	—	14,944	—	22,498	—
- Bank of Nova Scotia	(i)	US$	3.400	Quarterly	Quarterly	Jan. 2019	5,192	—	16,361	—	21,553	—
- Banco Continental	(e)	US$	LIBOR + 3.13	Quarterly	Quarterly	Sept. 2017	36,615	6,988	138,241	163,508	174,856	170,496

							53,483	17,897	359,617	265,050	413,100	282,947
Finance Lease
- Scotiabank Perú	(f)	US$	LIBOR + +1.75	Quarterly	Quarterly	Mar. 2017	41,559	28,398	107,032	138,862	148,591	167,260

							41,559	28,398	107,032	138,862	148,591	167,260
Derivative instruments	(note 20)		(note 20)	Quarterly		(note 20)	72	98	2,872	4,751	2,944	4,849

							119,832	154,332	693,379	638,999	813,211	793,331

(*)	The current portion of long-term liabilities includes debt interest accrued and unpaid as of the date of the consolidated statement of financial position.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(b)	Composition of bond debts is presented as follows:

				Annual interest (%)	Payment of interest		In thousands of S/.
Description	Origin currency	Issued amount	Date of issuance			Capital maturity	Current portion (*)		Non-current portion		Total current debt as of
							12.31.2014	12.31.2013	12.31.2014	12.31.2013	12.31.2014	12.31.2013
First Chinango Bond Program
- 13th Issuance, Series B	S/.	25,000,000	Jan. 2007	6.156	Half-year	Jan. 2014	—	25,706	—	—	—	25,706

								25,706	—	—	—	25,706
Third Edegel Bond Program
- 1st Issuance, Series A	S/.	25,000,000	Jun. 2007	6.313	Half-year	Jun. 2022	40	39	25,000	25,000	25,040	25,039
- 3rd Issuance, Series A	S/.	25,000,000	Jul. 2007	6.281	Half-year	Jul. 2019	772	772	25,000	25,000	25,772	25,772
- 4th Issuance, Series A	S/.	20,000,000	Aug. 2007	6.750	Half-year	Aug. 2014	—	20,450	—	—	—	20,450
- 8th Issuance, Series A	US$	10,000,000	Jan. 2008	6.344	Half-year	Jan. 2028	816	763	29,890	27,950	30,706	28,713
- 9th Issuance, Series A	S/.	28,300,000	Mar. 2008	6.594	Half-year	Mar. 2014	—	28,886	—	—	—	28,886
- 10th Issuance, Series A	US$	9,720,000	Nov. 2008	9.000	Half-year	Nov. 2014	—	27,494	—	—	—	27,494
- 11th Issuance, Series A	US$	8,166,000	Jan. 2009	7.781	Half-year	Jan. 2019	844	789	24,408	22,824	25,252	23,613
- 12th Issuance, Series A	US$	6,355,000	Jan. 2009	7.125	Half-year	Jan. 2015	19,597	563	—	17,762	19,597	18,325

							22,069	79,756	104,298	118,536	126,367	198,292
Fourth Edegel Bond Program
- 1st Issuance, Series A	US$	10,000,000	Jul. 2009	6.625	Half-year	Jul. 2016	908	849	29,890	27,950	30,798	28,799
- 2nd Issuance, Series A	US$	10,000,000	Sept. 2009	6.000	Half-year	Sept. 2016	493	461	29,890	27,950	30,383	28,411
- 4th Issuance, Series A	US$	10,000,000	Jan. 2010	6.469	Half-year	Jan. 2018	816	763	29,890	27,950	30,706	28,713
- 5th Issuance, Series A	US$	10,000,000	Sept. 2010	5.781	Half-year	Sept. 2020	432	404	29,890	27,950	30,322	28,354

							2,649	2,477	119,560	111,800	122,209	114,277

							24,718	107,939	223,858	230,336	248,576	338,275

(*)	The current portion of debt for bonds includes interest accrued and unpaid as of the date of the consolidated statement of financial position.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(c)	As of December 31, 2014 and 2013, the main obligations that shall be complied by the Subsidiaries related to bond programs are as follows:

Third, Fourth, Fifth Edegel Bond Programs

During the term of the bond issued within the Framework of the Third and Fourth Bond Program, subsidiary Edegel S.A.A. shall maintain a debt ratio not greater than 1.5 times. This debt ratio is calculated as the ratio of the consolidated financial debt (net of cash for up to US$ 50,000 thousand) to the equity.

In the opinion of management, this obligation does not limit or affect the operations of the Subsidiary and are being met satisfactorily.

On September 23, 2013, subsidiary Edegel S.A.A. registered its Fifth Corporate Bond Program in the Public Registry of Stock Market for an amount of US$ 350,000 thousand and for which no financial indicators have been established.

First Chinango Bond Program

The debt related to the First Chinango Bond Program was part of the net assets that subsidiary Edegel S.A.A. transferred to subsidiary Chinango S.A.C. under the simple reorganization carried out on May 31, 2009. The transfer of the Chinango S.A.C.’s bonds was approved at General Bondholders’ Meeting held in May 2009. The transferred bonds have a joint collateral of subsidiary Edegel S.A.A.

As of December 31, 2014 and 2013, the main restriction applicable to subsidiary Chinango S.A.C. during the term of the bonds issued within the First Bond Program, consisted of maintaining a debt ratio not greater than 1.5 times. This ratio was calculated as the debt-to-equity ratio of subsidiary Chinango S.A.C. In order to make such calculation, no liability for deferred income tax is considered.

In January 2014, the 13th issuance of Series B of the First Chinango Bond Program was paid off.

Compliance with the obligations over the term of the bond was supervised by the Company’s and its Subsidiaries’ management and in its opinion, such obligations have been complied as of December 31, 2014 and 2013.

(d)	On September 11, 2014, subsidiary Edegel S.A.A. signed with Bank of Nova Scotia a financing contract amounting to US$ 36,000 thousand for a 1.5-year term. Funds were used to pay off financial obligations and working capital.

(e)	On September 30, 2010, subsidiary Edegel S.A.A. signed with BBVA Banco Continental a financing contract amounting to US$ 61,000 thousand for a 7-year term. The funds were used to pay three promissory notes with Banco Continental for a total amount of S/. 74,000 thousand and to offset the C.O.F installment with maturity in year 2012.

(f)	On March 25, 2008, subsidiary Edegel S.A.A. signed with Scotiabank Perú S.A.A. a finance lease contract for an amount of US$ 90,000 thousand for the construction of an open-cycle plant, for a 9-year term, in Santa Rosa Thermal Plant (TG8 Unit) and associated systems. The final amount disbursed under this contract amounted to US$ 84,330 thousand.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(g)	In February 2011, subsidiary Chinango signed with Scotiabank Perú S.A.A. a financing contract amounting to US$ 31,000 thousand for a seven-year term. Funds were used to pay two (2) short-term promissory notes with Banco de Crédito for a total of US$ 21,000 thousand and a promissory note with Banco Continental for S/. 29,400 thousand maturing in year 2012.

(h)	In November 2014, subsidiary Chinango S.A.C. signed with Bank of Nova Scotia a financing contract amounting to US$ 10,000 thousand for a 5-year term. The funds were used to pay off part of a bond of First Chinango Bond Program maturing in year 2012.

(i)	In January 2014, subsidiary Chinango S.A.C. signed with Bank of Nova Scotia a financing contract amounting to US$ 8,000 thousand for a 5-year term. The funds were used to pay off part of a bond of the 13th issuance, Series B of the First Chinango Bond Program maturing in year 2014.

(j)	The main obligations that subsidiary Edegel S.A.A. shall comply under the long- term bank contracts consist of: (i) maintaining a debt ratio not greater than 1.5 measured as the ratio of the consolidated financial debt, and (ii) maintaining a financial debt ratio over EBITDA of at the most 4 times.

Compliance with these obligations is supervised by the Company’s and its Subsidiaries’ management of and in its opinion, such obligations have been complied as of December 31, 2014 and 2013.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(20) Hedging Derivative Instruments

(a)	The structure of the derivative instruments as of December 31, 2014 and 2013 is as follows:

						In thousands of S/.
Counterpart	Face value US$(000)	Maturity	Protected debt	Protected item	Fixed rate and value	Recorded asset		Recorded liability		Realized gain/loss income (note 31)

						2014	2013	2014	2013	2014	2013
Interest rate swap:
- Citibank N.A.	3,600	Mar. 2013	BCP—Medium term	3M LIBOR	3.29%	—	—	—	—	—	52
- Scotiabank Perú	21,267	Mar. 2017	Scotiabank
			finance leases	3M LIBOR	2.73%	—	—	1,614	2,646	1,425	1,585
- Scotiabank Perú	22,678	Mar. 2017	Scotiabank
			finance leases	3M LIBOR	2.28%	—	—	1,319	2,189	1,248	1,383
- Banco de Crédito del Perú	8,750	Nov. 2017	Nova Scotia US$ 10 MM	3M LIBOR	0.62%	80	36	11	14	99	86

						80	36	2,944	4,849	2,772	3,106
Currency Swap:
- Banco Continental	8,778	Jan. 2014	First Chinango Bond Program		US$ 8,78
			- 13th Issuance, Series B	Exchange rate	(MM)	—	646	—	—	(451)	(521)

						80	682	2,944	4,849	2,321	2,585

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

	In thousands of S/.
	12.31.2014		12.31.2013
	Assets	Liabilities	Assets	Liabilities
Per maturity
Current	—	73	646	98
Non-current	80	2,871	36	4,751

	80	2,944	682	4,849

The fair value of hedge instruments is presented on the asset or liability, as applicable. Variations in the fair value of these instruments, net of its taxable effect, are recorded with a charge (credit) to the equity item ‘other equity reserves’.

Interest Rate Swap

The Subsidiaries pay and receive quarterly (at each payment date of protected debt interest) the difference between the LIBOR rate of the market applicable to the loan in such period and the fixed rate agreed on the hedging contracts. The flows effectively received and paid by the Subsidiaries are recognized as gain or loss for the period.

The Subsidiaries evaluate hedge effectiveness of each hedging derivative financial instrument at contracting date and have proven their effectiveness as of December 31, 2014 and 2013.

Currency Swap

These derivative financial instruments were hired by the Subsidiary Chinango S.A.C. in order to maintain an appropriate balance between expected cash flows in U.S. dollars (or indexed in dollars) and its financial obligations stated in that currency.

Through these instruments denominated ‘Cross Currency Interest Rate Swap’ (CCIRS), subsidiary Chinango S.A.C. has exchanged its obligations in soles for obligations in dollars. In this sense, at each due date of the interest period of hedged debts, subsidiary Chinango S.A.C. pays to the counterpart of the CCIRS the interest on the obligation in dollars at a rate agreed in the CCIRS contract and receives, in turn, the amount in nuevos soles necessary to meet the payment of the interest on the hedged debt in nuevos soles at a rate agreed with the corresponding the creditor.

In January 2014, subsidiary Chinango S.A.C. considered the currency swap as paid off.

The Subsidiaries evaluated hedge effectiveness of each hedging derivative financial instrument at contracting date and have proven their effectiveness during the term of the instruments.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(b)	Financial derivatives contracted by the Subsidiaries as of December 31, 2014 and 2013, their fair value and maturity breakdown, of the face or contractual values is detailed as follows:

	In thousands of S/.
	December 31, 2014
		Face value
	Fair value	Before 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
Cash flow hedge
- Interest rate swap	(2,852)	(22,997)	(22,997)	(40,702)	—	—	(86,696)

	In thousands of S/.
	December 31, 2013
		Face value
	Fair value	Before 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
Cash flow hedge
- Interest rate swap	(4,813)	(13,804)	(21,504)	(21,504)	(38,061)	—	(94,873)

- Currency Swap	646	24,535	—	—	—	—	24,535

(c)	As of December 31, 2014 and 2013, the payment schedule of the non-current portion of long-term financial liabilities is as follows:

	In thousands of S/.
	2014	2013
Year 2015	—	101,231
Year 2016	291,570	167,318
Year 2017 or more	401,809	370,450

	693,379	638,999

(d)	Hedging Debt:

As of December 31, 2014, from the debt in U.S. dollars of the Subsidiaries, the amount of S/. 759,457 thousand is related to the future cash flow hedge for the income from the Subsidiaries’ activities that are related to the U.S. dollar (note 4 (w)). As of December 31, 2013, it amounted to S/. 674,052 thousand.

The exchange difference generated for this debt is presented in the Statement of Changes in Equity in ‘other equity reserves’. The movement as of December 31, 2014 and 2013, net of its taxable effect, has been as follows:

	In thousands of S/.
	2014	2013
Balance in net variation reserves for cash flow hedges at the beginning of the period	37,919	89,571
Exchange differences recorded in equity	(28,347)	(40,982)
Allocation of exchange differences to profit or loss	(8,235)	(10,670)

	1,337	37,919

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(21) Provision for Employee Benefits

The movement of this provision was as follows:

	In thousands of S/.
	2014	2013
Opening balance	3,394	3,586
Increase of the provision recorded against profit or loss	923	262
Payments	(407)	(454)

	3,910	3,394

Subsidiary Edegel S.A.A. holds a covenant to grant employees an extraordinary bonus for severance payment, once the employee accumulates a period equivalent to five years of effective work.

(22) Deferred Income Tax

(a)	This caption comprises the following:

	In thousands of S/.
	Balance as of 12.31.2013	Charge (credit) to results	Charge (credit) to equity	Effect of change in rate	Balance as of 12.31.2014
Deferred assets:
Provision for impairment of property, plant, and equipment	(320)	—	—	43	(277)
Provision for impairment of inventory	(2,500)	(134)	—	351	(2,283)
Provision for technical quality standard	(436)	—	—	58	(378)
Reimbursement for material damage	(20,243)	20,243	—	—	—
Other provisions	(5,666)	3,143	648	267	(1,608)

	(29,165)	23,252	648	719	(4,546)

Deferred liabilities:
Difference in base of cost of property, plant and equipment	393,400	25,167	—	(55,194)	363,373
Depreciation rate difference of property, plant, and equipment	287,665	6,100	—	(37,130)	256,635
Investments in Associate	36,247	(4,720)	—	(1,742)	29,785
Indirect costs and capitalized finance costs during the construction, net	19,428	(2,678)	—	(1,767)	14,983
Difference in depreciation rates of finance lease assets	32,771	(22,156)	—	(997)	9,618
Others	137	(1,014)	(110)	67	(920)

	769,648	(211)	(110)	(96,763)	673,474

	740,483	23,951	538	(96,044)	668,928

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

	In thousands of S/.
	Balance as of 12.31.2012	Charge (credit) to results	Charge (credit) to equity	Balance as of 12.31.2013
Deferred assets:
Impairment of property, plant, and equipment	(320)	—	—	(320)
Inventory obsolescence	(2,500)	—	—	(2,500)
Provision for technical quality standard	(436)	—	—	(436)
Reimbursement for material damage	—	(20,243)	—	(20,243)
Other provisions	(6,550)	109	775	(5,666)

	(9,806)	(20,134)	775	(29,165)

Deferred liabilities:
Difference in basis of cost of property, plant and equipment	397,834	(4,434)	—	393,400
Difference in depreciation rates of property, plant and equipment	292,103	(4,438)	—	287,665
Indirect cost and capitalized finance costs during the construction, net	21,961	(2,533)	—	19,428
Investment in Associate	36,532	(285)	—	36,247
Difference in depreciation rates of finance lease assets	39,905	(7,134)	—	32,771
Others	826	(6)	(695)	137

	789,161	(18,818)	(695)	769,648

	779,355	(38,952)	80	740,483

Due to the reduction of income tax, there has been a decrease in the period of S/. 94,900 thousand and S/. 870 thousand in deferred liabilities and assets, respectively, generating a gain of S/. 94,113 thousand, recorded in income tax in the consolidated statement of income (notes 34 and 36).

(b)	The composition of the deferred income tax in profit or loss was as follows:

	In thousands of S/.
	2014	2013
For temporary differences on income determination	(72,093)	(38,952)
For accrual of equity reserves	15,294	22,136

Total income	(56,799)	(16,816)

(23) Capital Management

The Company’s and its Subsidiaries’ objective in managing capital is to safeguard the capacity to continue as a going concern and provide the expected return to stockholders and respective benefits to stakeholders, as well as maintaining an optimum structure to reduce capital cost.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The Company and its Subsidiaries may adjust the amount of dividends paid to stockholders, issue new shares or sell assets in order to reduce debt to maintain or adjust the capital structure.

The calculation of the debt-to-equity ratio as of December 31, 2014 and 2013 was as follows:

	In thousands of S/.
	2014	2013
Financial liabilities	813,211	804,514
Trade accounts payable	209,956	293,090
Accounts payable to related parties	30,686	4,489
Other accounts payable	88,996	103,612
Less: cash and cash equivalents	(238,427)	(172,907)

Net debt	904,422	1,032,798
Total equity	2,712,718	2,636,362

Gearing ratio (times)	0.33	0.39

(24) Equity

(a) Share Capital

As of December 31, 2014 and 2013, the share capital of the Company is represented by 853,429,020 common shares fully subscribed and paid-in with a par value of S/. 1.00 per share.

As of December 31, 2014 and 2013, the shareholding structure of the Company was as follows:

Stockholders	Class of shares	Number of shares	%
Endesa Chile S.A.	A	520,578,464	61.00
Enersis S.A.	B	332,850,556	39.00

		853,429,020	100.00

Both types of shares have the same rights and obligations.

(b) Other Capital Reserves

According to current legal rules, it is required to allocate not less than 10% of its net profit to a legal reserve. This allocation is required until such reserve equals 20% of capital stock. The legal reserve may be used to compensate losses or may be capitalized, being compulsory to refund it in both cases.

General Stockholders’ Meeting, dated March 20, 2014 and March 22, 2013, approved to allocate 10% of the profits available for periods 2013 and 2012, amounting to S/. 18,262 thousand and S/. 10,161 thousand, respectively, to increase the legal reserve.

(c) Dividends Paid

The Company has as policy of dividend and advances payments to distribute total funds received from Subsidiaries for these items, deducting the amount corresponding to operating expenses of the period. In that sense, during 2014, and 2013, the following dividends were declared:

•	At Board of Directors’ Meeting, held on October 16, 2014, an agreement was reached to pay dividends on account of profit or loss of the period 2014 for S/. 40,310 thousand.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

•	At Board of Directors’ Meeting, held on July 17, 2014, an agreement was reached to pay dividends on account of profit or loss of the period 2014 for S/. 105,790 thousand.

•	At General Stockholders’ Meeting, held on March 20, 2014, an agreement was reached to distribute dividends amounting to S/. 85,149 thousand.

•	At Board of Directors’ Meeting, held on October 17, 2013, an agreement was reached to pay dividends on account of profit or loss of the period 2013 for S/. 38,080 thousand.

•	At Board of Directors’ Meeting, held on July 18, 2013, an agreement was reached to pay dividends on account of profit or loss of the period 2013 for S/. 90,029 thousand.

•	At General Stockholders’ Meeting, held on March 22, 2013, an agreement was reached to distribute dividends amounting to S/. 54,394 thousand.

Dividends paid to individuals and non-domiciled legal entities in Peru are subject to a withdrawal of 4.1%.

(25) Sales Income

This caption comprises the following:

	In thousands of S/.
	2014	2013
Energy
Third parties	899,214	658,762
Related parties	253,249	316,737

	1,142,463	975,499

Power and toll
Third parties	412,859	295,360
Related parties	123,984	140,512

	536,843	435,872

Other operating income	11,381	15,243

	11,381	15,243

Total	1,690,687	1,426,614

Compensations
Third parties	10,554	5,694
Related parties	240	135

	10,794	5,829

Total	1,701,481	1,432,443

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(26) Generation Costs

This caption comprises the following:

	In thousands of S/.
	2014	2013
Natural gas supply, transport and distribution	327,796	276,158
Depreciation and amortization (note 29)	208,221	206,962
Impairment of plant and equipment	5,917	36,006
Purchase of energy, power and toll (a)	215,463	131,945
Third-party services (b)	57,405	57,025
Water royalties and electricity taxes	22,781	21,618
Personnel expenses (note 28)	38,679	39,040
Consumption of various supplies	14,288	14,087
Various charges for operations	58,208	46,582
Compensation for additional generation and others	55,505	45,192
Consumption of oil	82	8,602
Taxes and other	4,105	3,472

	1,008,450	886,689

(a)	It includes purchases to related parties (note 8 (d)).
(b)	It includes services rendered by related parties for S/. 704 thousand (S/. 521 thousand during 2013).

(27) Administrative Expenses

This caption comprises the following:

	In thousands of S/.
	2014	2013
Personnel expenses (note 28)	32,645	31,094
Third-party services (a)	14,622	14,084
Taxes (b)	491	1,863
Various charges for operations—tax sanctions	3,391	3,620
Depreciation and amortization (note 29)	2,333	2,659

	53,482	52,320

(a)	It includes services rendered by related parties for S/. 2,770 thousand (for S/. 1,701 thousand during 2013).
(b)	It includes the reversal of a provision for tax contingency in favor of subsidiary Edegel S.A.A. for S/. 5,569 thousand of which S/. 1,274 thousand correspond to taxes and the amount of S/. 4,295 thousand correspond to interest.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(28) Personnel Expenses

This caption comprises the following:

	In thousands of S/.
	2014	2013
Remunerations	30,720	29,691
Workers’ profit sharing	29,389	28,674
Social contributions	3,234	3,781
Vacations	2,790	3,569
Others	5,191	4,419

	71,324	70,134

Personnel expenses are distributed as follows:

	In thousands of S/.
	2014	2013
Generation costs (note 26)	38,679	39,040
Administrative expenses (note 27)	32,645	31,094

	71,324	70,134

(29) Depreciation and Amortization

This caption comprises the following:

	In thousands of S/.
	2014	2013
Depreciation of property, plant, and equipment
Generation costs (note 26)	206,539	205,298
Administrative expenses (note 27)	1,879	1,992

	208,418	207,290
Amortization of intangible assets
Generation costs (note 26)	1,682	1,664
Administrative expenses (note 27)	454	667

	2,136	2,331

	210,554	209,621

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(30) Other Operating Income

This caption comprises the following:

	In thousands of S/.
	2014	2013
Administrative services to related parties	4,107	3,021
Proceeds from property, plant, and equipment	301	196
Operating and maintenance services	—	1,601
Transfer of natural gas transport capacity	2,894	3,299
Compensation for use hydraulic system	7,799	—
Service of network movements	—	3,683
Reimbursement for property damage and lost profits (notes 9 and 13 (g))	43,718	104,718
Other income	5,131	2,694

	63,950	119,212

(31) Finance Income and Costs

Finance income comprises:

	In thousands of S/.
	2014	2013
Recovery of interest for contingencies	4,295	—
Interest on bank deposits	2,380	4,853
Others	279	115

	6,954	4,968

Finance costs comprise:

	In thousands of S/.
	2014	2013
Interest on bonds	18,593	24,746
Interest on bank loans	11,084	9,971
Interest on leasing	3,191	3,670
Loss on derivative financial instruments (note 20)	2,321	2,585
Update of contingency (note 36)	311	299
Others	3,612	2,365

	39,112	43,636

(32) Income Tax

Below there is the income tax expense shown in the consolidated statement of comprehensive income as of December 31, 2014 and 2013:

	In thousands of S/.
	2014	2013
Current	194,991	184,542
Deferred	(56,799)	(16,816)

	138,192	167,726

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Reconciliation of effective rates of Income Tax to the tax rate is as follows:

	2014		2013
	In thousands of S/.	%	In thousands of S/.	%
Profit before income tax	695,590	100.00	622,811	100.00
Theoretical income tax expense calculated as per legal rate of 30%	208,677	30.00	186,843	30.00
Tax effect of non-taxable expenses and non-deductible income:
Income and expenses included in previous year tax returns	3,564	0.51	1,938	0.31
Financial update of contingency	(916)	(0.13)	398	0.06
Other deductible, net	(1,351)	(0.19)	(1,395)	(0.22)
Effect of change in deferred tax rate (note 22(a))	(94,030)	(13.52)	—	—
Reimbursement for material damage	22,248	2.98	(20,058)	(3.22)

Income tax expense recorded	138,192	19.87	167,726	26.93

(33) Basic Earnings per Share

Calculation of basic and diluted earnings per share attributable to controlling interests as of December 31, 2014 and 2013 is presented as follows:

	In thousands of S/.
	2014	2013
Profit	293,399	239,878
Number of shares (in thousands)	853,429	853,429

Basic and diluted earnings per share	0.344	0.281

(34) Tax Matters

(a)	The income tax returns for fiscal years 2011 through 2014 and sales tax returns for years 2011 through 2014 of subsidiary Edegel S.A.A. are open for review by the Peruvian tax authorities. Due to the possible varied interpretations of the current legal regulations by the tax authority, to date it is not possible to determine, whether future tax assessments will result or not in liabilities for subsidiary Edegel S.A.A.; therefore, any major tax or surcharge that might arise from eventual tax audits would be applied to the results of the period in which it is determined. However, it is the opinion of the Company’s management and its legal advisors that, any possible additional settlement of taxes would not be significant for the consolidated financial statements as of December 31, 2014 and 2013.

Tax Authorities have reviewed the Income Tax returns of periods 2010 and 2011 issuing the corresponding tax determination and fine resolutions which were appealed by subsidiary Chinango S.A.C. Currently, SUNAT is reviewing the tax obligation from the Income Tax for period 2012.

Due to the possible varied interpretations of the current legal regulations by the tax authorities, it is not possible to determine, to date, whether a future tax audit will result or not in liabilities for the Company and its Subsidiaries; therefore, any major tax or surcharge that might arise from eventual tax assessments would be applied to the results of the period in which it is determined. However, it

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

is the opinion of the Company’s and its Subsidiaries’ management and its legal advisors that, any possible additional settlement of taxes would not be significant for the financial statements as of December 31, 2014 and 2013.

The income tax is determined according to current tax regulations in Peru.

The Company and its Subsidiary calculated the income tax for the years 2014 and 2013 with a rate of 30%, which was in force as of December 31, 2014 and 2013, respectively.

On December 31, 2014, Law 30296 Law for Promotion of Economy Reactivation, was published establishing a progressive reduction in the rates of income tax. Thus, this law has established the following rates: 28% for 2015 and 2016, 27% for 2017 and 2018 and 26% for 2019 onwards. This reduction will be offset with the increase in the rates applicable to dividends whose taxation rate until December 31, 2014 was 4.1%. The new rates are 6.8% for 2015 and 2016, 8% for 2017 and 2018, and 9.3% for 2019 onwards, except for dividend distribution in favor of other legal entities domiciled in Peru in which case the exemption is maintained.

Accordingly, the Company and its Subsidiary have reestimated the deferred income tax considering the period of reversal of the temporary differences, according to the new rates of income tax above described. As a result, this has generated a decrease in the deferred liability net of income tax of S/. 94,030 thousand, amount that was credited to profit or loss and equity of year 2014 for S/. 94,382 and S/. 89, respectively.

(b)	For income tax purposes, the market value of the transactions between related parties shall be determined based on transfer pricing standards. These standards define, among others, coverage, relationship criteria, as well as comparability analysis, methodology, adjustments and information. The standards establish that under certain conditions, companies are required to have a Technical Study Report supporting the calculation of transfer pricing with related parties. Likewise, this obligation is required for all transactions made from, to or through territories with low or null taxation.

The Company and its Subsidiaries’ management considers that for income tax purposes, pricing regarding transactions such as those aforementioned has been made in accordance with tax legislation; consequently, no significant liabilities will arise as of December 31, 2014 and 2013.

(c)	In 2005, a temporary tax on net assets was established, of which the taxable base is the prior period adjusted net asset value, less depreciations, amortizations, legal cash reserve, and specific provisions for credit risk. The tax rate is 0.4% for years 2014 and 2013 and is applied to the amount of net assets exceeding S/. 1 million. It may be paid in cash or in nine consecutive monthly installments. The paid amount can be used as a credit against payments on account of Income Tax General Regime for taxable periods from March to December of the fiscal period for which the tax was paid until maturity date of each of the payments on account, and as a credit for regularization payments of income tax of corresponding taxable period.

(d)	Likewise, technical assistance provided by entities not domiciled in the country is subject to a 15% income tax withholding, regardless of the place where the service is rendered and provided that income tax law requirements are met.

(e)	Tax on Financial Transactions (ITF) for fiscal period 2014 was fixed at the rate of 0.005%. This tax is applied on charges and debits in bank accounts or movements of funds made through the financial system, unless the account is tax-exempt.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(35) Commitments

The Subsidiaries have the following commitments as of December 31, 2014:

(a) Electricity supply contracts

Contracts with Regulated Clients:

N°	Client	Starting	Ending	Energy Supply Contracted
1	Edelnor S.A.A. (LP)	1/1/2014	12/31/2021	Up to 30.8 MW
2	Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 28.2 MW
3	Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 28.2 MW
4	Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
5	Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 28.7 MW
6	Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 166.7 MW
7	Edelnor S.A.A. (LP)	1/1/2014	12/31/2021	Up to 6.3 MW
8	Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 5.8 MW
9	Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 5.8 MW
10	Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 5.5 MW
11	Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 34.1 MW
12	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2021	Up to 24.8 MW
13	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 23.9 MW
14	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 23.9 MW
15	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 0.7 MW
16	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 23.1 MW
17	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 134.1 MW
18	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2021	Up to 5.1 MW
19	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 4.9 MW
20	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 4.9 MW
21	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 4.4 MW
22	Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 27.5 MW
23	Electrosur S.A. (LP)	1/1/2014	12/31/2021	Up to 1.7 MW
24	Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 3.2 MW
25	Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 3.2 MW
26	Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
27	Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 3.4 MW
28	Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 19.8 MW
29	Electrosur S.A. (LP)	1/1/2014	12/31/2021	Up to 0.3 MW
30	Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 0.7 MW
31	Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 0.7 MW
32	Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 0.7 MW
33	Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 7.1 MW
34	Edecañete S.A.A (LP)	1/1/2014	12/31/2021	Up to 0.74 MW
35	Edecañete S.A.A (LP)	1/1/2014	12/31/2021	Up to 0.2 MW
36	Electrosureste S.A. (LP)	1/1/2014	12/31/2021	Up to 2.5 MW
37	Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 4.4 MW
38	Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 4.4 MW

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

N°	Client	Starting	Ending	Energy Supply Contracted
39	Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
40	Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 4.5 MW
41	Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 26.0 MW
42	Electrosureste S.A. (LP)	1/1/2014	12/31/2021	Up to 0.5 MW
43	Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 0.9 MW
44	Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 0.9 MW
45	Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
46	Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 5.3 MW
47	Electropuno S.A. (LP)	1/1/2014	12/31/2021	Up to 2.7 MW
48	Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 2.9 MW
49	Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 2.9 MW
50	Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
51	Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 3.0 MW
52	Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 17.4 MW
56	Electropuno S.A. (LP)	1/1/2014	12/31/2021	Up to 0.6 MW
57	Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 0.6 MW
58	Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 0.6 MW
59	Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 0.6 MW
60	Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 3.6 MW
61	Seal S.A. (LP)	1/1/2014	12/31/2021	Up to 4.5 MW
62	Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 5.3 MW
63	Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 5.3 MW
64	Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 0.2 MW
65	Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 4.9 MW
66	Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 28.6 MW
67	Seal S.A. (LP)	1/1/2014	12/31/2021	Up to 0.9 MW
68	Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 1.0 MW
69	Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 1.0 MW
70	Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
71	Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 5.9 MW
72	Hidrandina S.A.	9/1/2012	12/31/2015	Up to 33.2 MW in 2012
Up to 20.9 MW in 2013
Up to 110.3 MW in 2014
Up to 48.2 MW in 2015
73	Electrocentro S.A.	9/1/2012	12/31/2015	Up to 10.0 MW in 2012
Up to 12.5 MW in 2013
Up to 54.0 MW in 2014
Up to 14.6 MW in 2015
74	Electronoroeste S.A.	6/1/2014	12/31/2014	Up to 39.0 MW
75	Edelnor S.A.A. (LP)	1/1/2016	12/31/2027	67.8 MW
76	Electronoroeste S.A.	1/1/2014	12/31/2014	Up to 22.9 MW
77	Electronorte S.A.	1/1/2014	12/31/2014	Up to 19.2 MW
78	Electrocentro S.A.	1/1/2014	7/31/2014	Up to 8.5 MW
79	Electronoroeste S.A.	1/1/2014	12/31/2014	Up to 22.9 MW
80	Electronorte S.A.	1/1/2014	12/31/2014	Up to 19.2 MW

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

Contracts with Free Users:

Client	Starting	Ending	Energy Supply Contracted
Empresa Siderúrgica del Perú S.A.	5/8/1997	12/31/2017	55 MW in HFP, 13 MW in HP since February 2009
Votorantim Metais—Cajamarquilla S.A.	2/1/2001	2/28/2017	60 MW in HP, 125 MW in HFP
Votorantim Metais—Cajamarquilla S.A.	9/1/2009	8/31/2019	10 MW in HP and 57 MW in HFP
Compañía Minera Antamina S.A.	5/27/1999	12/31/2014	Up to a maximum of 121.5 MW until the
termination of the contract
Industrias Electroquímicas S.A.	10/1/2005	12/31/2014	2.7 MW
Tejidos San Jacinto S.A.	5/1/2011	4/30/2016	7.5 MW
Compañía Textil Credisa Trutex S.A.A.	8/1/2010	12/31/2015	12.0 MW
Moly-Cop Adesur S.A.	4/1/2010	3/31/2020	Up to 2.0 MW in HP and 16.0 MW in HFP in
Lima
Up to 0.2 MW in HP and 11.0 MW in HFP in
Arequipa
Compañía Minera Antamina S.A.	7/1/2011	12/31/2014	30 MW
Minera Chinalco Perú S.A.	10/1/2011	9/30/2026	Up to 166 MW
Compañía Minera Casapalca S.A.	3/1/2012	12/31/2017	14 MW in HP and 57 HFP
Shougang Hierro Perú S.A.A.	5/1/2014	12/31/2020	Up to 70 MW during period 2014-2017
100 MW in 2018-2019
110 MW in 2020.
Praxair Perú S.R.L.	9/7/2012	12/31/2019	2.8 MW
Administradora Jockey Plaza Shopping Center S.A.	11/1/2012	10/31/2015	Up to 14.5 MW
La Arena S.A.	1/1/2014	12/31/2028	Up to 30.0 MW
Hudbay Peru S.A.C	5/1/2014	12/31/2025	Up to 90.0 MW
Jinzhao Mining Perú S.A.	6/1/2016	1/15/2026	Up to 30.0 MW
Banco Interbank	9/1/2014	8/31/2016	1.6 MW

(b) Natural Gas Supply Contract from Camisea Deposits

By means of the assignment of contractual position agreement, Electroperú S.A. transferred to Empresa de Generación Eléctrica Ventanilla S.A.-ETEVENSA (“Etevensa”), effective from August 1, 2003, its contractual position in the Contract for Supply of Natural Gas (hereinafter the Contract) entered into between companies that are part of the Contractor in charge of the exploitation of hydrocarbons in Camisea deposits (hereinafter the Contractor). Under the takeover of Etevensa by subsidiary Edegel S.A.A. from June 1, 2006, subsidiary Edegel S.A.A. acquired the rights and obligations of Etevensa in the Contract.

The Contract binds upon subsidiary Edegel S.A.A. to exclusively acquire gas from the Contractor until the maximum daily amount established in 3.901MM mcd for power plants of Ventanilla and Santa Rosa. Likewise, subsidiary Edegel S.A.A. binds upon to pay a minimum of 100% of the daily contractual quantity (2.50MM mcd from August 21, 2013; this quantity decreased to in 2.30MMmcd).

The purchase price is fixed at the point of receipt (Las Malvinas- Camisea) and is expressed in US$/MMBTU (dollars per million BTU). Effectiveness of this contract is 15 years from August 20, 2004.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The cost of natural gas supply as of December 31, 2014 amounted to S/. 156,498 thousand (S/. 140,595 thousand as of December 31, 2013).

(c) Natural Gas Transport Contracts

On May 2, 2005, subsidiary Edegel S.A.A. and Transportadora de Gas del Perú S.A. (hereinafter TGP) entered into a Contract for Interruptible Natural Gas Transport Service with the intention that TGP renders services from the point of receipt located in Las Malvinas (Camisea) to the point of delivery in the City Gate of Lurin. This contract will be effective until January 1, 2034.

The maximum daily interruptible quantity (MIQ) that TGP is obliged to transport is the following:

Period	MIQ (m3 td/day)
- From July 31, 2007 to July 31, 2008	4,200,000
- From August 1, 2008 to July 31, 2009	2,700,000
- From August 1, 2009 to December 14, 2009	2,000,000
- From December 15, 2009 to August 13, 2010	1,482,178
- From August 14, 2010 to December 31, 2019	992,624
- From January 1, 2020 to December 31, 2025	1,000,000
- From January 1, 2026 to January 1, 2034	3,100,000

On the other hand, on December 10, 2007, the Subsidiary Edegel S.A.A. signed the Firm Transportation Service Contract with TGP with the intention that it renders such service from August 1, 2008 to December 31, 2025.

The daily reserved capacity (DRC) amounts to the following values:

Period	MIQ (m3 td/day)
- From August 1, 2008 to July 31, 2009	1,500,000
- From August 1, 2009 to December 14, 2009	2,200,000
- From December 15, 2009 to August 13, 2010	2,717,822
- From August 14, 2010 to August 1, 2019	3,207,376
- From August 2, 2019 to January 1, 2020	2,589,554
- From January 2, 2020 to December 31, 2025	2,100,000

The consideration of the service to which the above mentioned interruptible and firm contracts refer is calculated based on tariffs regulated by the Supervisory Entity for Investment in Energy and Mining (OSINERGMIN) applied on gas volumes effectively transported in the case of the interruptible service contract and the reserved volume in the case of the firm service contract.

Cost for these services as of December 31, 2014 amounted to S/. 124,596 thousand (S/. 115,796 thousand as of December 31, 2013) and is recorded in ‘generation costs’.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(d) Natural Gas Supply Contract

On August 27, 2004, ETEVENSA, currently the subsidiary Edegel S.A.A., and Gas Natural de Lima y Callao S.R.L. (hereinafter GNLC) entered into the Contract for Interruptible Natural Gas Transport Service through the Main Distribution Network from the point of receipt located in the City Gate of Lurin to the point of delivery in the Ventanilla Thermoelectric Plant. This Contract has a term of effectiveness of 15 years from the date of signing.

The maximum daily interruptible capacity (MIQ) of gas that GNLC is obliged to transport is:

Period	MIQ (m3 td/day)
- From the signing date to September 21, 2008	2,200,000
- From September 22, 2008 to July 31, 2009	700,000
- From August 1, 2009 to August 22, 2019	100,000

Likewise, on May 20, 2005, GNLC and subsidiary Edegel S.A.A. signed on other Contract for Interruptible Natural Gas Transport Service through the Main Distribution Network from the point of receipt located in the City Gate of Lurin to the point of delivery in the Santa Rosa Thermoelectric Plant (Santa Rosa Interruptible Service Contract). This contract will be effective until December 31, 2019.

The maximum daily interruptible capacity (MIC) of gas that GNLC is obliged to transport is:

Period	MIQ (m3 td/day)
- From August 22, 2008 to December 15, 2009	2,000,000
- From December 15, 2009 to February 28, 2010	1,382,178
- From March 1, 2010 to December 31, 2019	900,000

On September 22, 2008 and within the Eleventh Public Offering for Contracting of Firm Service and called for the Contracting of the Interruptible Service of Natural Gas Transport through the Main Distribution Network, GNLC and Subsidiary Edegel S.A.A. signed the following Firm Service Contracts for the Santa Rosa and Ventanilla plants.

The daily reserved capacity (DRC) of gas that GNLC is obliged to transport is:

Period	MIQ (m3 td/day)
Point of Delivery: Ventanilla.
- From September 22, 2008 to July 31, 2009	1,500,000
- From August 1, 2009 to December 31, 2025	2,100,000

Period	MIQ (m3 td/day)
Point of Delivery: Santa Rosa.
- From December 15, 2009 to February 28, 2010	617,822
- From March 1, 2010 to December 31, 2019	1,100,000

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

The consideration of the service to which the above mentioned contracts refer is calculated based on tariffs regulated by the Supervisory Entity for Investment in Energy and Mining (OSINERGMIN) applied on gas volumes effectively transported in the case of the interruptible service contract and the reserved volume in the case of the firm service contract.

The cost of these services as of December 31, 2014 amounted to S/.46,701 thousand (S/. 19,767 thousand as of December 31, 2013) and is included in ‘generation costs’.

(e) Long-term Contracts for the acquisition of replacement parts and rendering of maintenance services for Thermal Plants

On May 28, 2004, Empresa de Generación Termoeléctrica Ventanilla S.A.—ETEVENSA (“Etevensa”) signed a long-term service agreement (LTSA) with Siemens Westinghouse Power Corporation (currently Siemens Energy Inc.) and Siemens Westinghouse Service Company LTD (its rights and obligations have been assigned to Siemens S.A.C.) for the acquisition of replacement parts and spare parts, as well as for rendering scheduled maintenance services (major and minor) for the two turbines of the Thermoelectric Power Plant in Ventanilla. The LTSA referred to the Siemens turbine of Santa Rosa began operations on the date of signing and will be in force until: (a) each turbine of the Thermoelectric Power Plant of Ventanilla accumulates 108,333 HES; or b) 18 years are reached from the date of beginning of commercial operations of the natural gas plant, whichever occurs first.

Likewise, on June 15, 2005, subsidiary Edegel S.A.A signed a similar contract with the same companies for the acquisition of replacement parts and spare parts, as well as for rendering scheduled maintenance services (minor and major) for the Westinghouse turbine located in the Thermoelectric Power Plant of Santa Rosa. The LTSA referred to the Westinghouse turbine of Santa Rosa began operations on June 1, 2005 and will be in force until: (a) the turbine Westinghouse of the Santa Rosa Thermoelectric Power Plant accumulates 96,000 HES; or (b) 18 years are reached since June 1, 2005; or, (c) two high inspections and two hot gas path inspections are carried out as defined in the contract, whichever occurs first. Due to the claim occurred in May 2013 (note 13(g)) affecting this turbine, the Contract is still suspended as of September 30, 2014.

On the other hand, on March 27, 2009, Siemens Power Generation, Inc. (currently Siemens Energy Inc.) and Siemens Power Generation Service Company, Ltd. (its rights and obligations are currently assigned to Siemens S.A.C.) entered into with Subsidiary Edegel S.A.A. other LTSA for the acquisition of spare parts and replacement parts, as well as for rendering scheduled maintenance services (minor and major) for the Siemens turbine installed in the Thermoelectric Power Plant of Santa Rosa. The LTSA referred to the Siemens turbine of Santa Rosa began operations on the date of signing and will be in force until: (a) the Siemens turbine of the Santa Rosa Thermoelectric Power Plant accumulates 100,000 HES; or (b) 18 years are reached since the date of signing; or, (c) two high inspections and two hot gas path inspections are carried out as defined in the contract, whichever occurs first.

The contracts establish various forms of payment such as an initial payment for spare parts and equipment specified in the pertinent agreements, monthly payments based on an accumulation schedule of equivalent service hours for each turbine, monthly fixed payments for turbines, payment as per schedule specified for minor and major scheduled maintenance services, as per the accumulation of equivalent service hours and monthly payment for maintenance services of the control system of gas turbines of each contract.

(f) Fuel Supply Contract for Thermal Plants

On September 7, 2009, subsidiary Edegel S.A.A. entered into with Petróleos del Perú—Petroperú S.A. (Petroperú) a supply contract of Biodiesel B2 GE or other similar fuel destined to Thermal Plants effective for

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

one renewable year. By means of communications between the parties, effectiveness was extended for three years and was formalized through an addendum dated December 13, 2010, including the automatic renewal if no prior notice is given.

According to the signed contract, Petroperú assumes the commitment to deliver a monthly volume of 20,000 barrels (free volume) or any other volume higher than the latter of “firm” nature that subsidiary Edegel S.A.A. has requested with prior notice of 60 days. If Subsidiary Edegel S.A.A. does not comply with the purchase of “firm” requested volume, it will be subject to the payment of a penalty in favor of PetroPerú to indemnify its financing and storage costs.

(36) Contingencies

As of December 31, 2014, the Company and its Subsidiaries have a pending solution of court and arbitration proceedings, as well as administrative and tax procedures related to the developed activities. In management and its internal and external legal advisors’ opinion, the Company has recorded the liabilities considered as appropriate based on the information available as of December 31, 2014 and 2013, and those will not result in liabilities additional to those already recorded by the Company and its Subsidiaries (note 18).

The main contingencies are:

(a) Income Tax Assessments for periods 2000 and 2001

As a result of the tax inspection of the income tax of periods 2000 and 2001, in December 2005, subsidiary Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions amounting to S/. 75,892 thousand (including fines and interest calculated as of that date) for alleged omissions in the income tax payment of period 2000. Likewise, on that date subsidiary Edegel S.A.A. was notified through different tax assessment resolutions amounting to approximately S/. 6,842 thousand, corresponding to default interest related to payments on account of Income Tax of period 2001.

In January 2006, Subsidiary Edegel S.A.A. filed a partial appeal against such resolutions paying off the tax obligation related to not claim items. In September 2008, SUNAT notified subsidiary Edegel S.A.A. through an Intendency Resolution which declared the claim partially grounded.

In October 2008, subsidiary Edegel S.A.A. filed an appeal against such Intendency Resolution before the Tax Court. The main objections of SUNAT that have been subject to appeal are the following:

(i)	S/. 44,025 thousand for the taxable base for depreciation of revalued fixed assets in period 1996.

(ii)	S/. 12,574 thousand for the taxable base for finance costs related to loans that the Tax Authority assumes that were used for the purchase of shares of own issuance; therefore, they do not comply with the principle of causality.

(iii)	S/. 5,673 thousand for the taxable base for negative Inflation Exposure Results of period 2001.

In July 2012, under criteria established by the Tax Court in Resolution 01516-4-2012 issued in relation to 1999 Income Tax, subsidiary Edegel S.A.A. paid to SUNAT the amount of S/. 18,786 thousand, corresponding to the debt related to the objection (i) above, recalculated and updated at that date (including tax, penalties and interest). The payment did not involve the abandonment of the objection, which is still in force.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In August 2014, there was an oral hearing before the Tax Court and the argument brief was filed. In December 2014, the Tax Court issued Resolution 15281-8-2014, by which it resolved the described above appeal.

As of December 31, 2014, the Tax Court Resolution is pending notification and updated challenged contingency amounts to S/. 105,931 thousand (including taxes, fines and interest, calculated as of that date, as well as workers’ profit sharing).

In opinion of subsidiary Edegel S.A.A. and its legal advisors, there is a high probability of success concerning unpaid challenged items, except for the portion that already has a provision amounting to S/. 2,601 thousand (note 18).

(b) Income Tax Assessments for periods 2002 and 2003

In July 2007, subsidiary Edegel S.A.A. was notified by SUNAT through various Tax Assessment and Fine Resolutions amounting to S/. 10,224 thousand (including taxes, fines, as well as interest calculated as of that date) for the income tax of periods 2002 and 2003.

In August 2007, Edegel S.A.A. filed a partial appeal against cnacelling the tax obligation related to not claimed items. In October 2008, Edegel S.A.A. was notified through SUNAT resolution which declared claim was partially grounded and established to continue with the collection of the amended debt amounting to S/. 3,154 thousand.

In December 2008, Edegel S.A.A. filed a partial appeal against the mentioned Intendency Resolution. The appeal was mainly related to the objection for exchange difference and interest arising from credits acquired to refinance the debt that was subject to objections in periods 2000 and 2001 because they were allegedly related to the purchase of shares of own issuance.

In August 2014, there was an oral hearing before the Tax Court and the argument brief was filed.

As of December 31, 2014, the appeal is pending resolution and updated challenged contingency amounts to S/. 6,025 thousand (including taxes, fines and interest, calculated as of that date, as well as workers’ profit sharing).

In opinion of Edegel S.A.A.’s management and its legal advisors the appeal has probabilities to success.

(c) Income Tax Assessment for period 2006

In April 2011, subisidiary Edegel S.A.A. was notified, through Tax Assessment and Fine Resolutions, of the income tax determination and payments on account of period 2006 and the alleged omission of the infringement of article 178.1 of the Tax Code (declare false figures or data that may influence in the determination of the tax obligation).

SUNAT determined a lower balance in favor of period 2006 for income tax, as well as higher payments on account for the months of January and February 2006.

In May 2011, subsidiary Edegel S.A.A. filed an appeal only in relation to the income tax and related fines. The part that was not objected—payments on account of January and February 2006- was canceled on that date.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In March 2012, subsidiary Edegel S.A.A. was notified through Intendency Resolution where SUNAT declared the claim groundless. In that month, subsidiary Edegel S.A.A. appealed such resolution.

As of December 31, 2014, the appeal is pending resolution and updated challenged contingency amounts to S/. 11,674 thousand (including taxes, fines and interest, calculated as of that date, as well as workers’ profit sharing).

In opinion of subsidiary Edegel S.A.A.’s management and its legal advisors, the appeal has probabilities to succeed.

(d) Income Tax Assessment for period 2007

In May 2013, subisidiary Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions related to income tax determination and payments on account of period 2007 and the alleged omission of the infringement of article 178.1 of the Tax Code (declare figures or false data that have influence in the determination of the tax obligation).

SUNAT determined a lower balance in favor of period 2007 for income tax, as well as higher payments on account and their respective fines as a result of the higher income tax determined in 2006 and that has influence on the determination of the credit balance and payments on account of period 2007.

In June 2013, subsidiary Edegel S.A.A. filed an appeal against such resolutions which was declared groundless by SUNAT through Intendency Resolution notified in October 2013. In that month, subsidiary Edegel S.A.A. appealed such resolution.

As of December 31, 2014, the appeal is pending resolution and updated challenged contingency amounts to S/. 12,451 thousand (including interest for payments on accounts, fines and interest on the fine, computed as of that date).

In opinion of subsidiary Edegel S.A.A.’s management and its legal advisors the appeal has probabilities to succeed.

(e) Income Tax Assessment for period 2008

In April 2013, subsidiary Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions related to income tax determination and payments on account of period 2008 and the alleged omission of the infringement of article 178.1 of the Tax Code (declare figures or false data that have influence in the determination of the tax obligation).

The Tax Authority determined a lower balance in favor of period 2008 for income tax, as well as higher payments on account and their respective fines as a result of the higher income tax determined in 2006 and 2007 and that have influence on the determination of the credit balance and payments on account of period 2008.

In December 2013, subsidiary Edegel S.A.A. filed an appeal against such resolutions which was declared groundless by SUNAT through Intendency Resolution notified in June 2014. In July 2014, subsidiary Edegel S.A.A. appealed such resolution.

As of December 31, 2014, the appeal is pending resolution and updated challenged contingency amounts to S/. 4,330 thousand (including interest of payments on account, fines and fine interest, calculated as of that date).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In opinion of subsidiary Edegel S.A.A.’s management and its legal advisors, the appeal has high probabilities to succeed.

(f) Income Tax Assessment for period 2009

In September 2014, Subsidiary Edegel S.A.A. was notified, through Tax Assessment and Fine Resolutions related to income tax determination and payments on account of period 2009, of the alleged omission of the infringement of article 178.1 of the Tax Code (declare false figures or data that may influence in the determination of the tax obligation).

SUNAT determined (i) omitted income tax of S/. 17,273 thousand (including tax and interest tax) due to (a) objections to the taxable base of year 2009 and, (b) failure to recognize part of the carryforward credit balance determined by subsidiary Edegel S.A.A. in periods 2006 through 2008, (ii) a fine associated to income tax of S/. 781 thousand (including fines and interest), which is linked solely to the objections of period 2009, and (iii) interest on payments on account of S/. 2,484 thousand for the months of March and April 2009.

In October 2014, subsidiary Edegel S.A.A. filed a partial appeal. The part that will not be included in the objection corresponds to paragraph (a) of points (i) and (ii) above described. It was paid off in that month before the appeal was filed.

As of December 31, 2014, the updated contingency amounts to S/. 17,945 thousand (including tax and interest calculated as of that date) and the claim was resolved by SUNAT, and were found to be groundless. The resolution issued by such entity was notified to subsidiary Edegel S.A.A. in January 2015. Subsidiary Edegel S.A.A. filed an appeal against such resolution within the legal deadline.

In opinion of subsidiary Edegel S.A.A.’s management and its legal advisors, the appeal has high probabilities of success.

(g) Assessment for Sales Tax, Municipal Promotion Tax and Ad Valorem of years 2008 and 2009

In December 2013, SUNAT sent Division Resolutions putting under collection (i) US$ 1,644 thousand, for taxes (sales tax, Tax Municipal Promotion and Ad Valorem) which allegedly were not paid in various custom declarations, (ii) US$ 3,287 thousand for a fine equivalent to the double taxation that was allegedly not paid and, (iii) S/. 710 thousand, for a fine equivalent to 0.2 tax units in force in 2009, for an alleged incorrect statement of the value in Custom Declarations.

Such tax assessments are related to Custom Declarations issued for the execution of the Turnkey Contract for Santa Rosa Project, signed between Siemens Power Generation Inc. and subsidiary Edegel S.A.A. and subsequently by the lessor who joined as owner of the goods of such contracts, under the leasing contract signed with subsidiary Edegel S.A.A. for the execution of the project. SUNAT objections were as follows: (i) engineering services rendered abroad by Siemens Power Generation Inc. under the above mentioned contract, should take part of the custom value of imported products, and (ii) the amount of the bond for higher performance of Santa Rosa paid to Siemens Power Generation Inc. should have been added to such value.

In January 2014, it filed a claim against those values and in February 2014, it presented a list of evidence. In October 2014, SUNAT, through management resolution, resolved the claim before mentioned, as follows: (a) maintained the objection (i) above, and annulled the adjustment (ii) referred to in the preceding paragraph and, (b) ordered the issuance of new collection settlements. In that month, SUNAT informed the new Collection Settlements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In November 2014, an appeal was filed against this management resolution and the new Collection Settlements. In December 2014, a list of evidence was presented.

As of December 31, 2014, the appeal is pending resolution and challenged contingency amounts to S/. 20,066 thousand (including taxes, fines and interest calculated as of that date).

(h) Claims before ESSALUD (former IPSS)

(i)	Process referred to alleged debts for non-compliance with the payment of contributions to health systems of Decree Law 22482, Decree Law pensions 19990, workplace accidents and occupational disease of Decree Law 18846 during the period from April 1994 and March 1996, for the amount of S/. 8,203 thousand (including interest calculated until June 1996).

In January 2010, subsidiary Edegel S.A.A. was notified through Resolution which declared that the claim related to the payment of contributions to the health system, workplace accidents and occupational disease was groundless; thus, ordering the continuity of collections. Likewise, ESSALUD declared that the claim related to the pension system was inadmissible since it was within the scope of the National Pension Office (ONP). In January 2010, subsidiary Edegel S.A.A. filed an appeal for reconsideration against such Resolution

In December 2010, subsidiary Edegel S.A.A. was notified through Resolution where ESSALUD declared partially founded the appeal filed, ordering the Company to pay a debt amounting to S/. 1,834 thousand (including interest).

In December 2010, Subsidiary Edegel S.A.A. made the payment ordering such Resolution.

In January 2011, subsidiary Edegel S.A.A. filed to ESSALUD a written document communicating the payment of debt and requesting (i) Declaration of total and full payment of debts, (ii) lack of any other debt derived from the inspection process and, (iii) the final document of the file.

Subsidiary Edegel S.A.A. is waiting for the Resolution of ESSALUD that responds to the above mentioned written document.

(ii)	Claim referred to payment orders through which it is intended to collect to subsidiary Edegel S.A.A. the alleged omission in the payment of contributions to ESSALUD, during the period comprised between April 1997 and December 1998. ESSALUD notified subsidiary Edegel S.A.A., through resolution that it declared the annulment of the payment orders, except for the one related to period June 1997 on which no opinion has been issued yet.

As of December 31, 2014, the claim filed against the payment orders issued for the period June 1997, is still pending and the updated challenged contingency amounts to S/. 555 thousand.

The provision recorded by subsidiary Edegel S.A.A., for both processes, as of December 31, 2014 amounts to S/. 1,411 thousand (note 18).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(i) Property Tax Assessment of Periods 2000 through 2004

The District Municipality of San Ramon notified subsidiary Edegel S.A.A., through Tax Assessment Resolution and Fine Resolution requiring a payment of amount of S/. 3,388 thousand for Property Tax of periods 2000 through 2004 and S/. 26 thousand for fine, including default interest calculated as of 2005. The Municipality supports the tax assessment when including in the taxable base, movable property and investments in land of third parties.

In June 2005, subsidiary Edegel S.A.A. filed an appeal against above mentioned resolutions based on the fact that the Property and Fine Tax corresponding to period 2000 are prescribed and that, concerning other periods, the taxable base assumed by the Municipality considers elements that are not adjusted to law provisions.

Other claims have been accumulated to this process, which were filed by subsidiary Edegel S.A.A. against Tax Assessment Resolutions for which the Municipality of San Ramón requested the payment of Work Compliance Rates and Planning Application, respectively, amounting to S/. 258 thousand each of them.

In June 2014, subsidiary Edegel S.A.A. was notified through Tax Court resolution 07326-7-2013, requiring the Municipality of San Ramón to convey the complete and original record of the appeal.

In opinion of subsidiary Edegel S.A.A.’s management and its legal advisors, there are high probabilities to obtain a favorable result concerning the tax assessment of period 2000 because the prescribed year. Likewise, there are also high probabilities of success concerning the contingency associated to the valuation of property made by the Municipality and its inclusion within the taxable base for the tax determination of periods 2001 to 2004. On the other hand, concerning the claim related to the inclusion of investments in land of third parties within the taxable base for the tax determination of periods 2001 to 2004, the contingency has been classified as probable, reason why the provision recorded by subsidiary Edegel S.A.A. as of December 31, 2014 amounts to S/. 3,688 thousand (note 18).

(j) Fine associated to the Real Estate Transfer Tax of year 2009 imposed by the District Municipality of San Ramon

In October 2010, the District Municipality of San Ramon notified subsidiary Chinango S.A.C. through the Fine Resolution 049-2010/MDSR for which the amount of S/. 977 thousand was subject to collection for allegedly having incurred in the infraction established in paragraph 1 of article 178° of the Tax Code.

In November 2010, subsidiary Chinango S.A.C. filed a claim against the above mentioned resolution, stating that it is no longer appropriate since there is no obligation of submitting a Real Estate Transfer Tax return.

In April 2011, subsidiary Chinango was notified through Management Resolution 113-2011-GR-MDSR through which the District Municipality of San Ramon declared inadmissible the dispute of tax assessment. Subsidiary Chinango S.A.C. filed an appeal against Management Resolution requesting the Municipality to resolve the claim, since it was submitted under legal established terms.

In July 2011, subsidiary Chinango S.A.C. was notified through Municipal Management Resolution 090-2011-GEMU-MDSR that General Management Resolution 113-2011-GR-MDSR was declared invalid.

As of December 31, 2014, the claim filed by subsidiary Chinango S.A.C. is pending resolution and the related contingency amounts to S/. 1,787 thousand.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In the opinion of Company’s and its Subsidiaries’ management and legal advisors there are reasonable arguments to obtain a favorable result.

(k) Income Tax Assessment for period 2010

In January 2013, subsidiary Chinango S.A.C. was notified through Tax Assessment and Fine Resolutions about alleged omissions in the income tax determination of period 2010, and the alleged infringement committed concerning article 178.1 of the Tax Code, respectively.

The debt subject to collection for income tax results from unknown finance costs from arising certain liabilities that were transferred by subsidiary Edegel S.A.A. to subsidiary Chinango S.A.C., in the simple reorganization carried out in May 2009.

In February 2013, subsidiary Chinango S.A.C. paid the debt for income tax amounting to S/. 1,440 thousand and related penalty and interest for S/. 767 thousand and filed the corresponding claim.

In September 2013, the subsidiary Chinango S.A.C. was notified with Intendency resolution that the claim was declared to be groundless, confirming the full payment of the debt subject to collection, through payment made in February.

In that month, subsidiary Chinango S.A.C. filed an appeal against that Intendency resolution, which, as of December 31, 2014, is pending before the Tax Court.

In the opinion of Company’s and its Subsidiaries’ management and legal advisors there are reasonable arguments to obtain a favorable result.

(l) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of San Ramon

In April 2013, the District Municipality of San Ramon notified subsidiary Chinango S.A.C. through various Tax Assessment Resolutions about the collection of an alleged debt of real estate transfer tax levied on the transfer of certain assets within the simple reorganization carried out between the Company and the Subsidiary in May 2009.

In June 2013, subsidiary Chinango S.A.C. filed a claim against the above mentioned Resolutions which was resolved in October 2013 through Mayor’s Resolution which declared the invalidity of challenged Tax Assessment Resolutions and ordered the conduction of a new tax inspection.

Such tax inspection was carried out during October and November 2013, having that in this last month, the Municipality notified Subsidiary Chinango S.A.C. through a Tax Assessment Resolution about the collection of an alleged omitted tax amounting to S/. 1,689 thousand.

In December 2013, subsidiary Chinango S.A.C. filed a claim against the new Tax Assessment Resolution which was resolved in that same month through Mayor’s Resolution. This last Resolution declared groundless the claim. In January 2014, subsidiary Chinango S.A.C. filed an appeal against such Mayor’s Resolution.

As of December 31, 2014, the appeal is pending resolution and updated contingency amounts to S/. 2,901 thousand.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In the opinion of Company’s and its Subsidiaries’ management and legal advisors there are reasonable arguments to obtain a favorable result.

(m) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of Monobamba

In May 2013, the District Municipality of Monobamba notified subsidiary Chinango S.A.C. through various Tax Assessment Resolutions about the collection of an alleged debt of real estate transfer tax levied on the transfer of certain assets in the simple reorganization carried out between subsidiary Edegel S.A.A. and subsidiary Chinango S.A.C. in May 2009.

In June 2013, subsidiary Chinango S.A.C. filed a claim against the above mentioned Resolutions which was resolved in October 2013 through Mayor’s Resolution which declared the invalidity of challenged Tax Assessment Resolutions and ordered the conduction of a new tax inspection.

Such tax inspection was carried out during October and November 2013, having that in this last month, the Municipality notified subsidiary Chinango S.A.C. through a Tax Assessment Resolution about the collection of alleged omitted tax amounting to S/. 4,341 thousand.

In December 2013, subsidiary Chinango S.A.C. filed a claim against the new Tax Assessment Resolution which was resolved in that same month through Mayor’s Resolution. This last Resolution declared groundless the claim. In January 2014, subsidiary Chinango S.A.C. filed an appeal against such Mayor’s Resolution.

Updated contingency as of December 31, 2014, amounts to S/. 7,938 thousand.

In the opinion of subsidiary Chinango S.A.C.’s management and legal advisors there are reasonable arguments to obtain a favorable result.

(n) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of Masma

In July 2013, the District Municipality of Masma notified subsidiary Chinango S.A.C. through various Tax Assessment Resolutions about the collection of an amount of S/. 1,585 thousand for alleged debt of real estate transfer tax levied on the transfer of certain assets within the simple reorganization carried out between subsidiary Edegel S.A.A. and subsidiary Chinango S.A.C. in May 2009.

In August 2013, subsidiary Chinango S.A.C. filed an appeal against the mentioned Tax Assessment Resolution.

In December 2013, subsidiary Chinango S.A.C. was notified with Official Letter issued by the Municipality through which such entity informs subsidiary Chinango S.A.C. that it will declare inadmissible the above mentioned appeal if there is no proof of payment of the tax debt accepted at the Municipal cash register since the payment on consignment (in The judiciary) is not valid. In January 2014, the Subsidiary responded to the Official Letter.

As of December 31, 2014, the appeal is pending resolution and updated contingency amounts to S/. 2,899 thousand.

In the opinion of Company’s and its Subsidiaries’ management and legal advisors, there are reasonable arguments to obtain a favorable result.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

(o) Property Tax Assessment of year 2010 imposed by the District Municipality of San Ramon

In December 2013, the District Municipality of San Ramon notified subsidiary Chinango S.A.C. through a Tax Assessment Resolution about the collection of S/. 229 thousand for an alleged omitted payment of the Property Tax of year 2010.

In February 2014, subsidiary Chinango S.A.C. filed an appeal against the mentioned Tax Assessment Resolution and in March 2014, it presented an amended complaint.

In September 2014, subsidiary Chinango S.A.C. was notified through (i) management resolution, that the Municipality decided to declare void the contested Resolution and to start a new assessment, and (ii) a Request that a new assessment would commence, requesting documentation and the conduction of an inspection. Subsidiary Chinango S.A.C. presented a list of evidence in response to that Request indicating that the new assessment should be null, since the assessment that gave rise to the process described in this section, has not been declared null.

As of December 31, 2014, subsidiary Chinango S.A.C. is awaiting the pronouncement of the Municipality; the updated contingency amounts to S/. 374 thousand.

In opinion of Management and its legal advisors there are reasonable arguments to obtain a favorable result.

(p) Income Tax Assessment for period 2011

In January 2014, subsidiary Chinango S.A.C. was notified through Tax Assessment and Fine Resolutions about the collection of alleged omissions in the income tax determination of period 2011 for interest on payments on account from January to December 2011, and the alleged infringement committed concerning article 178.1 of the Tax Code related to each of the items above mentioned.

The debt subject to collection related to income tax arising from unknown finance costs of certain liabilities that were transferred by subsidiary Edegel S.A.A. to subsidiary Chinango the S.A.C., during the simple reorganization carried out in May 2009.

In February 2014, subsidiary Chinango S.A.C. paid the debt for income tax and related interest amounting to S/. 1,162 thousand, and interest of payments on account for S/. 149 thousand and penalties and related interest for S/. 613 thousand and file the corresponding claim.

As of December 31, 2014, subsidiary Chinango S.A.C. was notified through Intendency Resolution where SAUNAT declared the claim groundless and confirmed and declared that the debt under collection was paid off, after payment made in February 2014.

In the opinion of Company’s and its Subsidiaries’ management and legal advisors, there are reasonable arguments to obtain a favorable result.

(q) Property Tax Assessment of years 2009 through 2014 imposed by the District Municipality of Centro Poblado San Juan de Uchubamba

In October 2014, the District Municipality of Centro Poblado San Juan de Uchubamba notified subsidiary Chinango S.A.C. through a Payment Order about the collection of the amount of S/. 902 thousand for an alleged omitted payment of the Property Tax of years 2009 through 2014.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Unaudited Consolidated Financial Statements

In November 2014, subsidiary Chinango S.A.C. was notified about a collection resolution where a tax enforcement officer of said Municipality, announced the beginning of the debt coercive collection of the Payment Order above mentioned, giving a period of 7 working days to make payment.

In the same month, subsidiary Chinango S.A.C. presented (i) an appeal against the Payment Order thus it did not make the payment, due to its manifest illegality, and (ii) a letter to the coercive executor requesting the suspension of the procedure for enforced collection because within the statutory period, the subsidiary appealed for respective claim.

In December 2014, subsidiary Chinango S.A.C. was notified with (i) mayor’s resolution through which the claim was declared inadmissible and (ii) a Coercive collection resolution requesting the Subsidiary to establish an address for the proceeding within a term of no longer than 3 business days. With regard to the Resolution (i) subsidiary Chinango S.A.C. will appeal within the legal term established and in relation to Resolution (ii), subsidiary Chinango S.A.C., in the same month submitted a brief indicating that there is no need to establish an address for the proceeding, so any notice related to the proceeding should be performed in the offices of the Subsidiary.

In the opinion of Company’s and its Subsidiaries’ management and legal advisors there are reasonable arguments to obtain a favorable result.

(r) Sales Tax Assessment for period 2000

On December 27, 2004, the Company was notified through tax assessment and fine resolutions resulting from the review of the determination of income tax and payments of sales tax of year 2000. The objection was the result of the lack of knowledge of a transaction conducted in 2000, whereby the Company outsourced from its stockholders of Cono Sur S.A. and Entergy Perú S.A. the technical assistance services to be provided to the Subsidiary for the development of the Yanango and Chimay projects.

The Company complained such Tax Assessment and Fine Resolutions, arguing that SUNAT evidence originally presented were insufficient. The Company presented additional evidence relating to the service provided. However, SUNAT maintained its position which was later appealed before Tax Court on December 5, 2008.

The contingency related to this tax assessments, updated as of December 31, 2014 amounts to S/. 81,789 thousand (including taxes, fines and interest calculated as of that date).

As of December 31, 2014, the appeal filed by the Company has pending resolution by the Tax Court.

In opinion of the Company’s management and its legal advisors, there are reasonable arguments to obtain a favorable result.

(37) Subsequent Events

In the opinion of management and after December 31, 2014 and until the date of this report, no events or significant events that require adjustments or disclosures to the consolidated financial statements as of December 31, 2014 have occurred.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013, 2012 and 2011 and for

the years ended December 31, 2013 and 2012

(including Independent Auditors’ Report)

KPMG en Perú Torre KPMG. Av. Javier Prado Oeste 203 San Isidro. Lima 27, Perú	Teléfono Fax Internet	51 (1) 611 3000 51 (1) 421 6943 www.kpmg.com/pe

INDEPENDENT AUDITORS’ REPORT

The Stockholders and Board of Directors

Generandes Peru S.A.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Generandes Peru S.A. and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Caipo y Asociados S. Civil de R.L. sociedad civil peruana de responsabilidad limitada

y firma miembro de la red de firmas miembro independientes de KPMG afiliadas a

KPMG International Cooperative (“KPMG International”), una entidad suiza.

Inscrita en la partida No 01681796 del Registro de Personas Juridicas de Lima.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Generandes Peru S.A. and its subsidiaries as of December 31, 2013, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Lima, Peru,

July 4, 2014

Juan Jose Cordova (Partner)

Peruvian Certified Public Accountant

Registration 01-18869

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Statements of Financial Position

As of December 31, 2013, 2012 and 2011

(Stated in thousands of nuevos soles)

	Note	2013	2012	2011
Assets
Current assets
Cash and cash equivalents	6	172,907	188,107	170,027
Trade accounts receivable	7	155,090	144,957	135,589
Accounts receivable from related parties	8	26,986	58	1,109
Other accounts receivable	9	111,294	8,401	9,032
Inventories	10	67,844	68,731	65,622
Derivative instruments	20	646	277	252
Other no financial assets	11	22,266	16,664	9,706

Total current assets		557,033	427,195	391,337

Non-current assets
Investments in associate	12	260,382	259,771	275,271
Derivative instruments	20	36	2,794	1,125
Property, plant, and equipment	13	3,750,010	3,795,708	3,881,405
Intangible assets	14	52,146	51,811	2,375
Deferred income tax asset	21	29,165	9,806	8,077

Total non-current assets		4,091,739	4,119,890	4,168,253

Total assets		4,648,772	4,547,085	4,559,590

Liabilities
Current liabilities
Trade accounts payable	16	293,090	190,084	97,426
Accounts payable to related parties	8	4,489	4,872	73
Other accounts payable	17	71,982	61,942	54,536
Provisions, current portion	18	18,537	18,509	71,952
Current portion of financial liabilities	15 y 19	165,515	146,175	171,188
Income tax payable		31,630	8,754	63,958

Total current liabilities		585,243	430,336	459,133

Non-current liabilities
Financial liabilities	19	638,999	730,399	878,480
Provisions	18	15,126	14,566	8,657
Deferred income tax liability	21	769,648	789,161	777,329
Employee benefits		3,394	3,586	—

Total non-current liabilities		1,427,167	1,537,712	1,664,466

Total liabilities		2,012,410	1,968,048	2,123,599

Equity	22
Share capital		853,429	853,429	853,429
Other capital reserves		142,406	132,240	126,042
Other reserves		32,198	59,072	49,919
Accumulated currency translation losses, net		(21,375)	(22,220)	14,919
Retained earnings		386,592	339,378	245,301

Equity attributable to controlling interest		1,393,250	1,361,899	1,289,610
Non-controlling interests		1,243,112	1,217,138	1,146,381

Total equity		2,636,362	2,579,037	2,435,991

Total liabilities and equity		4,648,772	4,547,085	4,559,590

The notes on pages F-201 to F-265 are an integral part of these consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2013 and 2012

(Stated in thousands of nuevos soles)

	Note	2013	2012
Operating income:	23
Energy		975,499	1,053,535
Power		435,872	440,643
Other operating income		21,072	29,961

		1,432,443	1,524,139
Generation costs	24	(886,689)	(929,599)

Gross profit		545,754	594,540
Administrative expenses	25	(53,320)	(50,553)
Other	28	119,212	12,590

Operating profit		611,646	556,577

Other income (costs):
Share of profit of associate carried under the equity method		54,728	55,145
Finance income	29	4,968	6,706
Finance costs	29	(43,636)	(54,769)
Exchange difference net		(5,615)	(245)

		10,445	6,837

Earnings before income taxes		622,091	563,414
Income tax expense	21 y 30	(167,726)	(177,349)

Profit for the year		454,365	386,065

Profit attributable to:
Controlling interests		239,878	201,703
Non-controlling interests		214,487	184,362

		454,365	386,065

Weighted-average number of ordinary shares outstanding for calculation of earnings per share (thousands)	31	853,429	853,429

Basic and diluted earnings per share (S/. per share)	31	0.281	0.236

The notes on pages F-201 to F-265 are an integral part of these consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2013, 2012

(Stated in thousands of nuevos soles)

	2013	2012
Profit for the year	454,365	386,065
Other comprehensive income (loss) items that are or may be reclassified to profit or loss
Net change in cash flow hedges—exchange rate	(51,652)	16,022
Net change in cash flow hedges—interest rate	187	1,873
Currency translation difference	1,559	(68,523)

Total comprehensive income for the year, net of tax	404,459	335,437

Attributable to:
Controlling interests	213,849	173,717
Non-controlling interests	190,610	161,720

Total comprehensive income for the year	404,459	335,437

The notes on pages F-201 to F-265 are an integral part of these consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the years ended December 31, 2013 and 2012

(Stated in thousands of nuevos soles)

	Share Capital (note 22 (a))	Other capital reserves (note 22 (a))	Other reserves	Accumulated currency translation losses, net	Retained earnings	Non-controlling interests	Total equity
Balances as of December 31, 2011	853,429	126,042	49,919	14,919	245,301	1,146,381	2,435,991
Profit for the year	—	—	—	—	201,703	184,362	386,065
Other comprehensive income (loss) for the year			9,153	(37,139)		(22,642)	(50,628)

Total comprehensive income (loss) for the year	—	—	9,153	(37,139)	201,703	161,720	335,437
2011 complementary dividend (note 22(c))	—	—	—	—	(6,938)	(6,536)	(13,474)
2012 dividend advances (note 22(c))	—	—	—	—	(94,490)	(85,936)	(180,426)
Approval of legal reserve (note 22(b))	—	6,198	—	—	(6,198)	—	—
Others	—	—	—	—	—	1,509	1,509

Balances as of December 31, 2012	853,429	132,240	59,072	(22,220)	339,378	1,217,138	2,579,037
Profit for the year	—	—	—	—	239,878	214,487	454,365
Other comprehensive income (loss) for the year			(26,874)	845		(23,877)	(49,606)

Total comprehensive income (loss) for the year	—	—	(26,874)	845	239,878	190,610	404,459
2012 complementary dividend (note 22(c))	—	—	—	—	(54,394)	(49,980)	(104,374)
2013 dividend advances (note 22(c))	—	—	—	—	(128,109)	(114,661)	(242,770)
Approval of legal reserve (note 22(b))	—	10,166	—	—	(10,161)	5	10

Balances as of December 31, 2013	853,429	142,406	32,198	(21,375)	386,592	1,243,112	2,636,362

The notes on pages F-201 to F-265 are an integral part of these consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2013 and 2012

(Stated in thousands of nuevos soles)

	2013	2012
Cash flows from operating activities:
Cash receipts from customers	1,712,325	1,805,480
Cash payments to suppliers, related parties, workers and tax authority	(997,042)	(1,122,646)
Other cash payments related to operations activities, net	(180,066)	(218,822)

Net cash from operating activities	535,217	464,012

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(54,922)	(68,062)
Dividends from associate	23,955	1,859
Sale of property, plant, and equipment	—	2,810

Net cash used in investing activities	(30,967)	(63,393)

Cash flows from financing activities:
Increase in financial obligations	11,080	25,790
Dividends paid	(346,724)	(198,232)
Repayments of financial obligations	(139,645)	(160,468)
Interest and returns	(41,184)	(46,345)
Other cash payments related to financing activities, net	(2,977)	(3,284)

Net cash used in financing activities	(519,450)	(382,539)

Net increase in cash and cash equivalents	(15,200)	18,080
Cash and cash equivalents at beginning of year	188,107	170,027

Cash and cash equivalents at end of year	172,907	188,107

The notes on pages F-201 to F-265 are an integral part of these consolidated financial statements.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012 and 2011 and for each

of the years ended December 31, 2013 and 2012

(1) Reporting Entity

(a) Background

Generandes Perú S.A. (hereinafter “the Company”) is a corporation created in Peru initiating operations in December 1995. Its legal domicile is located at Avenida Víctor Andrés Belaúnde 147, Torre Real Cuatro, San Isidro, Lima, Peru.

The Company is a subsidiary of Endesa Chile S.A. which holds 60.998% of capital stock as of December 31, 2013, 2012 and 2011, a company which in turn is a subsidiary of Endesa S.A. from Spain, which is controlled by Enel, S.p.A. (hereinafter “Enel”) from Italy.

As of December 31, 2013, 2012 and 2011, the Company’s subsidiaries are Edegel S.A.A. and Chinango S.A.C. (hereinafter “the Subsidiaries”), with 54.20% and 43.36% interest, respectively.

(b) Business Activity

The Company is engaged in the electricity generation through its subsidiaries Edegel S.A.A. and Chinango S.A.C.

Edegel S.A.A.

Edegel S.A.A. is mainly engaged in the generation and commercialization of Electrical energy and power to private and public companies. Edegel S.A.A. has five hydroelectric power plants, three of them are located in the basins of the Santa Eulalia and Rimac rivers, approximately 50 km from Lima with effective power of 556.8 MW. It also has two thermoelectric plants, one with effective power of 304.9 MW, located in the Cercado de Lima and another with 485.0 MW located in Ventanilla. Total effective power amounts to 1,346.7 MW.

Chinango S.A.C.

Chinango S.A.C. is engaged in electricity generation, commercialization and transmission activities. For this purpose, it has two hydroelectric power plants (Yanango and Chimay), located in the department of Junín, with an effective generation capacity of 193.5 MW.

As of December 31, 2013, 2012 and 2011, Chinango S.A.C. is a subsidiary of Edegel S.A.A., which holds 80% capital stock.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Main data of financial information of the non controlling interest as of December 31, 2013, 2012 and 2011 and for the periods then ended are as follows:

	In thousands of S/.
	2013	2012	2011
Cash and cash equivalents	80,980	88,199	66,321
Current assets	177,895	110,951	111,705
Non current assets	1,905,177	1,928,316	1,855,665

Total assets	2,164,052	2,127,466	2,033,691

Current liabilities	275,029	202,277	192,915
Non current liabilities	645,911	708,051	694,395

Total liabilities	920,940	910,328	887,310

Equity attributable to non controlling interests	1,243,112	1,217,138	1,146,381

Operating income	725,096	649,809	560,896
Operating profit	290,111	228,109	198,868

Net profit attributable to non controlling interests	214,487	184,362	145,278

(c) Approval of Consolidated Financial Statements

On February 18, 2014, the Chief Financial Officer approved and authorized the issuance of the consolidated financial statements as of December 31, 2013. On February 28, 2013, the Chief Financial Officer approved and authorized the issuance of the consolidated financial statements as of December 31, 2012. On February 29, 2012, the Chief Financial Officer approved and authorized the issuance of the consolidated financial statements as of December 31, 2011.

(2) Operations Regulation and Legal Standards Affecting the Electric Sector Activities

The Company and its Subsidiaries are within the scope of various rules governing their activities. Failure to comply with these rules may result in the imposition of sanctions on the Company and its Subsidiaries, affecting both financially and operationally. Management of the Company and its Subsidiaries monitor and evaluate the standard compliance and any complaints presented. As of December 31, 2012 and 2013, management considers that there are no situations that may need the recording of provisions or disclosures on the consolidated financial statements except for those indicated in note 34 of this report.

Regulatory framework governing the activities of the Company and its Subsidiaries can be summarized as follows:

(a) Electricity Concessions Law

In conformity with the Electricity Concession Law, approved through Decree-Law 25844, the electricity sector is divided into three main subsectors, each one covering a different activity: generation, transmission and distribution of electricity. Under that law and law 28832, Law to Ensure the Efficient Development of the Electric Generation, the operations of Sistema Eléctrico Interconectado Nacional (National Electrical Interconnected System) shall be governed by provisions of Comité de Operación Económica del Sistema Interconectado Nacional (Economical Operation Committee of the National Interconnected System—COES-SINAC, in order to

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

coordinate their operation at minimum cost, guaranteeing the supply of electric energy and the best exploitation of energy resources, as well as the planning of the transmission and management of short-term market. Also, COES-SINAC determines and values the transfers of power and energy between generators.

(b) Law to Ensure the Efficient Development of the Electric Generation

In July 2006, Law 28832, Law to Ensure the Efficient Development of the Electric Generation, was enacted being some of its main objectives to ensure sufficient and efficient generation which will reduce the exposure of the Electrical system to the volatility of prices and the risks of rationing, as well as to adopt necessary measures to foster an effective competition in the generation market.

One of the main innovations introduced by the standard is a mechanism of bids that electricity distribution companies shall apply to enter into electricity supply contracts with generating companies to supply electricity public services and, optionally, in the case of free users. The purpose of such provision is to establish a mechanism to promote the development of investments in new generation capacity through long-term electricity supply contracts and firm prices with distributors.

(c) Supervising Body of Investment in Energy and Mines

Organismo Supervisor de la Inversión en Energía—OSINERGMIN- is the body regulating, supervising and inspecting the activities developed by the entities of the electricity, hydrocarbons and mining sub-sectors, safeguarding quality and efficiency of the service rendered to users, and monitoring compliance with obligations assumed by concessionaires as well as current legal provisions and technical norms, including those related to environment protection and preservation. Also, as part of its standard-setting role, OSINERGMIN may issue related rules and standards of general nature, applicable to entities and users of the sector.

In conformity with Supreme Decree 001-2010-MINAM, OSINERGMIN transferred the environmental supervising, inspecting and sanctioning functions related to hydrocarbons in general and electricity, to the Agency for Environmental Assessment and Inspection—OEFA-, an agency established by Legislative Decree 1013 which approved the Law for the Creation, Organization and Functions of the Ministry of the Environment.

(d) Environmental Protection Regulations

In conformity with Electricity Concessions Law and Law 28611, Environmental Act, the Government shall design and apply policies, norms, instruments, incentives and necessary penalties aimed at preserving appropriate environment and National Cultural Heritage, as well as ensuring the rational use of natural resources in the development of activities related to the generation, transmission and supply of electricity and hydrocarbon activities. In this regard, the Ministry of Energy and Mines approved the Environmental Protection Regulations on Electricity Operations (Supreme Decree 29-94-EM) and the Environmental Protection Regulations on Hydrocarbon Activities (Supreme Decree 015-2006-EM).

As of December 31, 2013, 2012 and 2011, the Company’s and its Subsidiaries’ management estimates that in the event of a contingency related to environmental management, it would not significantly affect the consolidated financial statements taken as a whole.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(e) Quality Technical Standard of Electricity Services

Supreme Decree 020-97-EM approved Norma Técnica de Calidad de los Servicios Eléctricos-NTCSE (Technical Standard of Electricity Services Quality) which establishes the minimum quality levels of the electricity services, including street lighting, and obligations from electricity sector entities and clients that operate under the Electricity Concessions Law.

NTCSE provides for tolerances and quality indicator measurement procedures that shall be taken into account, requiring their compliance by Electrical companies and establishing the methods for calculation of compensations referred to violations of the indicators, being COES SINAC the body in charge of assigning responsibilities and calculating the compensation as mandated by the Law to Ensure the Efficient Development of The Electric generation.

Supreme Decree 057-2010-EM, dated September 11, 2010, which amended the NTCSE, established that if as a result of technical research and analysis conducted by the COES SINAC it is determined that the deficiency of quality is strictly due to a lack of capacity transmission system congestion, agents and COES are exempt from payment of compensation.

(f) Anti-monopoly and Anti-oligopoly Law of the Electric Sector

In November 1997, the Anti-monopoly and Anti-oligopoly Law of the Electric Sector, Law 26876, was issued establishing a limit in the participation in electric power generation companies in order to avoid concentrations that would affect competition (vertical integrations over 5% or horizontal concentrations over 15%).

Resolution 012-99/INDECOPI/CLC establishes the conditions to preserve free competition and transparency in the sector that affect the Company and its Subsidiaries. The main aspect is that Edelnor S.A.A. (company related to Endesa Group and client of its Subsidiaries) must tender its purchases of electricity among all generators existing in the system as its contracts expire, and shall pass into public domain the procedures and results of each tender.

(g) System Guaranteeing the Supply of Electric Energy to SEIN

From year 2004, some contracts of energy supply to distributor companies expired without being renewed nor awarded to a new supplier; thus resulting in withdrawals of energy and power carried out by distributor companies to meet the regulated market, being assigned by COES to the SEIN generators based on various criteria over time.

This situation, known in the industry as “withdrawals without contractual support,” created severe distortions in the electricity market, which is why the Government tried different solutions through a series of legal provisions, such as the Emergency Decree 007-2004, Law 28447, Emergency Decree 007-2006, Emergency Decree 036-2006, Law 29179, among other provisions of lower hierarchy.

Meanwhile, as a result of the significant growth in the demand for electricity and natural gas, as from year 2006, several incidents related to the congestion of the electricity transmission system and the natural gas transportation systems were registered.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The restrictions on production and transportation of natural gas and electricity transmission are events that result in negative externalities, producing increased operating costs of the electricity system and distorting the marginal costs in the spot market.

In order to avoid distortions of marginal costs, a number of legal provisions were issued to reduce the effects of these events on the electricity market. Thus, the Twelfth Final Supplementary Provision of Law 28832, Emergency Decree 046-2007, Legislative Decree 1041 and its Regulations approved by Supreme Decree 041-2008-EM and Emergency Decree 037-2008, as amended by Emergency Decree 049-2011, provided a series of compensation mechanisms for those variable costs that were not covered by the short-term marginal costs calculated by application of these provisions, depending on whether they are related to natural gas transmission or transportation. However, the criteria used for the allocation of such compensations considered a variety of factors, although they related to aspects of the same nature, which represented a number of risks that hinder the contracting of electricity.

Therefore, in order to avoid problems such as those above described and to establish a treatment regarding withdrawals without contractual support, Emergency Decree 049-2008 was issued establishing a uniform criterion for the treatment of marginal cost in the situations described, as well as a regulation for withdrawals without contractual support, thus annulling any provision establishing a different treatment. This emergency decree became effective for the period January 1, 2009 to December 31, 2011.

Regarding withdrawals without contractual support, the Emergency Decree 049-2008 established that physical withdrawals of power and energy made by electricity distribution companies in SEIN for the Public Electricity Service, without respective contracts supply entered into with generating companies shall be allocated to generators valued at busbar prices proportionally to the net value of the annual efficient firm energy of each generator less its sale of power by contracts. In these cases, the costs incurred by generators to meet those withdrawals, presented due to higher marginal costs in relation to busbar prices are incorporated in the Tariff for connection to Main Transmission System and assumed by the demand; in turn, margins earned by generators from marginal costs lower than busbar prices passes to the demand, whereby the allocated energy without contractual support does not provide a trading margin, i.e. in net terms, generator sells and buys this energy at marginal costs without a contract.

With regard to Short-Term Marginal Costs of SEIN, Emergency Decree 049-2008 established that they are determined considering that there is no restriction of production or transportation of natural gas and electricity transmission. It was also decided that the Short-Term Marginal Costs could not exceed a limit value (S/.313.50/MWh in accordance with Ministerial Resolution 607-2008-MEME/DM). It also indicates that the difference between the variable operating costs incurred by plants operating with variable costs greater than Short-Term Marginal Costs shall be covered through an additional fee on the Tariff for connection to Main Transmission System and assumed by the Demand.

The validity of the Emergency Decree 049-2008 was extended twice; the first time it was extended until December 31, 2013 by Emergency Decree 079-2010 and the second time it was extended until December 31, 2016 by Law 30115 Law of Financial Equilibrium of the Public Sector Budget for the Fiscal Year 2014, published on December 2, 2013.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(h) Short-Term Market Regulation

The Short-Term Market Regulation was published in June 2011 by means of Supreme Decree 027-2011-EM establishing that this market should become effective on January 1, 2014; however since the MINEM is preparing a proposal for amending this regulation by means of Supreme Decree 032-2012-EM published on August 30, 2012, it was decided to postpone the beginning of the effective date of that market until January 2016, thus suspending all the actions conducted for the approval of the technical procedures of the COES necessary to make the operation effective.

Notwithstanding the foregoing, some of the aspects set by that regulation still in force are:

Agents envisaging to participate in the short-term market must integrate the COES. The Free Users must have equipment for independent, remote and automatic disconnection. Distributors must constitute guarantees and trusteeships and identify Free Users for whom they buy in that market and also be up to date with its payments resulting from operations. Large Users formed by the group of Free Users shall appoint a representative and enter into a joint and several liability agreements.

Short-term market participants allowed to buy are: i) generators, to meet their supply contracts (except for distributed generators and those using renewable resources), ii) distributors, to serve free Users, and iii) Large Users, to meet their own requirements.

In turn, short-term market participants allowed to sell are: i) Generators, up to the amount of capacity that they can generate with their own plants and/or capacity contracted with third parties, ii) Generators using renewable energy resources ruled by Legislative Decree 1002, up to the capacity limit that they can generate with its own power plants, and iii) the Co-generators and Generator-Distributors connected to the SEIN, up to the limit of their energy surpluses not contracted.

Participants buying in the short-term market shall not be exempted from charges for transmission, distribution and other services and / or regulated uses. COES may decide on power cut to Large Users and Free Users for non-compliance with obligations and/or payments, and holders of the connection systems are required to make such cuts. It also states that congestion pricing will be allocated to those affected by congestion.

Transfers shall be made based on actual marginal costs obtained from the real-time operation.

Operating costs for rigidities and complementary services not covered by actual marginal costs will be determined by COES and assumed by the members of the short-term market.

The guarantees given by the supplier shall be easily realizable and enforceable and shall cover all obligations of the Participants.

COES must also establish the criteria for the creation of trusts by participants that purchase, considering that trusts of Distributors shall guarantee the payment of their Free Users.

(i) Energy Security System on Hydrocarbons and Energy and Social Inclusion Fund

Law 29852, published on April 13, 2012 created the Energy Security System on Hydrocarbons (SISE) and Energy and Social Inclusion Fund (FISE), whose regulation was established by Supreme Decree 021-012-EM published on June 9, of the same year.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

SISE should be composed of a network of pipelines and storage facilities considered as strategic by the Government for ensuring the nationwide fuel supply, which will be paid by a charge to pipeline transportation of liquid products derived from hydrocarbons and natural gas. FISE shall be used to widespread the use of natural gas for residences and vehicles in vulnerable sectors and to compensate the development of new energy supplies in energy frontier, and for social compensation and promotion of access to LPG in vulnerable urban and rural communities. This fund is funded by free electricity users, through a surcharge on pipeline transportation of liquid products derived from liquid hydrocarbons and natural gas liquids, and through a surcharge on the monthly billing of users of the service of natural gas transport through pipelines.

(j) Temporary Measures Associated with Remuneration for Power

By Supreme Decree 032-2012 -EM, published on August 30, 2012, the Ministry of Energy and Mines established transitory provisions related to the remuneration for Firm Power from thermoelectric units.

It was established that a natural gas power plant guarantees the transportation of natural gas when the contracted firm capacity allows operating at effective power during peak hours. This modification allows the thermoelectric units with firm transportation capacity of gas power to operate effectively during peak hours (even though they do not have the carrying capacity that allows them to operate 24 hours a day at effective power) to participate with such power and its variable cost of natural gas in preparing the ranking of variable costs used to determine the power units that pay for power by participating in the coverage of high demand and reservation of system.

This provision is temporary and will be in force while the gas transport concessionaire, Transportadora del Gas del Perú S.A. (TGP), does not have the carrying capacity set forth in the Addendum to the BOOT contract (Build , Operate, Own, Transfer) signed with the Peruvian State.

(k) Exchange of Information in Real Time for SEIN Operation

On November 27, 2012, the Ministry of Energy and Mines issued Resolution 243-2012-EM/DGE approving the adoption of a new Technical Standard for the Exchange of Information in Real Time for the SEIN operation, which replaced the previously existing rule, approved by Directorial Resolution 055-2007-EM/DGE dated December 3, 2007.

The approved standard adopted a new stratification of information of signals and states of the power system submitted in real time to the System Coordinator, based on the voltage level criterion, to weigh the information that is most relevant for the coordination of SEIN operation in real time.

Concerning the requirements of availability of signals rates, the application phases were redefined. A first stage was approved with a minimum availability of 75%, which will be valid until May 27, 2014, a second stage with a minimum availability of 90% for a period of 1 year from the completion of the first stage; and a third stage, called the “target stage” with an availability of 96% in some cases and 98% in the case of signals considered as high priority, which correspond to premises with voltage levels greater than or equal to 100 kV and power plants greater than or equal to 50 MW.

Ministry of Energy and Mines through Directorial Resolution 444-2013-EM-DGE, published on October 31, 2013 modified Directorial Resolution 243-2012-EM-DGE, establishing that the COES must retransmit in real-time to OSINERGMIN and the General Electricity Agency of the Ministry of Energy and Mines, the information exchanged through the communication network between the control centers of the members of SEIN and the control center of COES.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(l) Mass Use of Natural Gas

On December 22, 2012, Law 29969 Law dictating regulations to promote the mass use of natural gas was published. This Law established that OSINERGMIN shall transfer S/. 200 million to FISE; it empowered state electricity distribution companies to implement programs for mass use of natural gas, including the distribution of natural gas in their concession areas. The Ministry of Energy and Mines, in a maximum period of 3 years after the start of the distribution of gas, shall begin the process of promoting private investment for awarding the gas distribution concession. Local and regional governments were also authorized to transfer the resources arising from royalties to the state electricity distribution companies.

Modification was also made on the Law Creating the SISE and FISE, which established that the charge levied by the carrier of natural gas from the electricity generator, must be compensated by the demand through an additional charge included in the toll of the main transmission Electrical system. It also said that the mass use of natural gas for residences and vehicles shall mainly focus on poor population and regions that do not have royalties.

Supreme Decree 014-2013 -EM, published on May 25, modified the regulations on Law for Promotion of Natural Gas Industry (Law 27133) approved by Supreme Decree 040-99 -EM. This supreme decree modified several articles of said regulations. It also proposes the development of pipeline branches along the main transport network whose construction, operation and maintenance will be provided by the Transport Concessionaire in order to promote the mass use of natural gas delivering this hydrocarbon to new areas of natural gas distribution (cities surrounding the path of the Main Network).

Since the current regulations on Law for Promotion of Natural Gas do not require the transport concessionaire to invest in such infrastructure, it is necessary to enter into an Addendum between the Government (grantor) and the Transport Concessionaires including a Main Network scheme, to include in their transport systems the indicated branches, called Main Referrals.

The annuity of the Operation and Maintenance of the said branches shall be determined according to the efficient costs as determined by OSINERGMIN taking into account the economic and financial information of the concessionaire, using in the same way the discount rate of the concession agreement.

Yearly income to be received by the holder of the Main Bypass will consist of: 1) contributions from Independent Consumers served by the main take-off pipelines (whose tariff will be calculated with the maximum carrying capacity of the take-off pipeline), and 2) the contributions of the National User/Consumer of the Main Network who pays regulated tariffs affected by a Tariff Application Factor (FAT) as defined by OSINERGMIN, which may not exceed of 1.2.

(m) Energy Security and Development of the Southern Petrochemical Complex

On December 22, 2012, Law 29970 Law that Strengthens the Energy Security and Promotes the Development of the Southern Petrochemical Complex was published. This Law declared of national interest the implementation of measures for strengthening the energy security, obtaining and transporting ethane in the south of the country, and the construction of regional pipelines in the regions of Huancavelica, Junín and Ayacucho, from the existing pipeline. Also by means of this Law, complementary provisions were enacted to streamline and simplify the administrative procedures related to obtaining permits and authorizations.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Regarding the strengthening of energy security:

The companies responsible for implementing the projects of natural gas and natural gas liquids supply would be benefited from the Guaranteed Income mechanism provided that there is an improvement in the energy security of the electricity sector, being necessary to grant such projects through concession agreements arising from investment promotion processes.

A number of necessary projects were established to increase energy security, provided they operate together and in parallel with the transport system of gas and/or liquids currently existing in Camisea, among which we can mention:

•	A gas pipeline and liquids pipeline from Camisea to Chiquintirca Compression Station, except for the section that under contractual obligation corresponds to the existing concessionaire.

•	A gas pipeline and/or liquids pipeline from the existing system to Anta, Cusco which shall be able to supply natural gas to the future Quillabamba Power Plant and to the south coast of Peru.

•	A regasification plant and premises for import of liquefied natural gas located in Pampa Melchorita.

The portion non recovered with the tariff income of the concessionaire may be covered as per the mentioned Guaranteed Income mechanism or as established by Law 29852 Energy Security System on Hydrocarbons and Energy and Social Inclusion Fund as the Ministry of Energy and Mines may establish.

ELECTROPERÚ will participate in the development of the Southern Petrochemical Complex project by supplying natural gas and contracting gas carrying capacity from Anta to the south coast of Peru for the operations of said Energy Complex and the Petrochemical Complex in southern Peru.

Users will assume as an additional charge in the toll of the main transmission system: i) compensations related to natural gas costs that foster the installation of power generation in the north and south of Peru, and ii) the contracting of gas firm transport not covered by existing generators, in order to make feasible the development of the South Nodal Energy.

Regarding the development of the Petrochemical Complex the following is established:

•	Ethane can be obtained through: i) negotiation with Contractors of blocks exploiting or that will exploit natural gas; or ii) the extraction of ethane from natural gas purchased by customers.

•	PETROPERU will participate in the development of the Petrochemical Complex and its participation will be established by the Ministry of Energy and Mines.

•	The Ministry of Energy and Mines will make a capital increase in Petroperu for up to US$ 400 million which has a temporary character for up to a maximum of 15 years.

Through Supreme Decree 038-2013-EM, published on October 17, 2013, the Ministry of Energy and Mines approved a regulation that promotes the growth of electricity generation within the framework of Law 29970; among other considerations, it was established that the Ministry of Energy and Mines, by means of Ministerial Resolution, will approve, every two years, at the request of COES and view of OSINERGMIN, the requirement of capacity, location and terms of commercial operation that shall be bid, necessary to strengthen the energy security.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(n) Mechanism for Natural Gas Disruption Emergency Response

By means of Supreme Decree 050-2012-EM, published on December 31, 2012, a mechanism was established for dealing with emergencies that endanger the continuity of natural gas supply which will be activated in emergency situations that are beyond the control of the producer and/or concessionaire of transport and/or distribution and that may fully or partially affect the natural gas and/or liquids of natural gas activities.

•	It is established that in such situations the available natural gas will be used solely for the domestic market, following an order of priority, being the electric generators ranked in fourth place of priority, after regulated residential and commercial customers and transport users.

•	An automatic statement of Exceptional Situation is established in the SEIN.

•	Payment of compensation for deficiencies in product quality and power supply is exempted.

•	Permission is granted to those who are required to maintain stocks of liquid fuels, for using them.

(o) The Energy Policy and Plan for Universal Access to Energy

In order to have a reliable, efficient, and self-sufficient energy supply, with reasonable prices, minimal environmental impact, and little exposure to increased volatility in prices for fossil fuels, the Peruvian government considered it necessary to establish a state policy in the energy field so that the energy requirement that accompanies all economic growth can be guaranteed in the medium- and long-term.

Accordingly, Supreme Decree 064-2010-EM, published on November 24, 2010, approved the Peru’s National energy policy for the period 2010-2040 which sets 9 energy policy objectives and their respective guidelines, which consist of:

(i)	Diversification of the energy matrix with emphasis on renewable sources and energy efficiency. This policy establishes the need to promote projects and investments to diversify energy matrix through renewable conventional and non-conventional sources, hydrocarbons, geothermal and nuclear sources; it also establishes the promotion of the use of distributed generation and prioritize the construction of hydroelectric plants.

(ii)	Competitive energy supply. It establishes the need to have the necessary infrastructure throughout the electricity and hydrocarbons supply chain to ensure energy supply; it also establishes a regulatory framework that promotes competition, minimizes the market concentration and promotes pricing transparency, and regulates access and rates when it is not possible to establish competition mechanisms. Other guidelines of this objective are to develop mechanisms to limit the impact of volatility of world market prices, and to promote private investment; the State performing its subsidiary role.

(iii)	The universal access to energy supply; this objective seeks to achieve total coverage of electricity and hydrocarbons supply, temporarily subsidizing it for low-income populations. Also it establishes that local communities shall be involved in rural electrification projects, fostering the productive use of energy in remote, rural and marginal urban areas. Transport systems necessary for the service to reach all locations should also be prioritized.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(iv)	The efficiency in the production and consumption of energy; to achieve this goal it is necessary to encourage the efficient use of energy to obtain measurable results, being necessary to involve energy companies and users in energy efficiency programs through promoters and incentive mechanisms. It also addresses the need to use smart technology systems to ensure appropriate management of the supply and demand of energy and the creation of the energy-efficiency center to be a decentralized organization that promotes the efficient use of energy.

(v)	Self-sufficiency in energy production; it proposes the promotion of the production of electricity based on available energy resources in the regions and fostering exploration and exploitation of these resources. It also shall promote investments to implement, upgrade and expand the country’s refineries in order to meet domestic demand. On the other hand, it also considers maintaining supply procurement processes to achieve beforehand the adequacy of power generation. It also establishes the rational use of energy resources to ensure their availability.

(vi)	The energy sector development with minimal environmental impact; this objective foster the development and use of clean energy and technology with low emissions of pollutants as well as the establishment of mitigating mechanisms for emissions from energy activities. It aims at promoting energy projects that can get the benefits from the sale of certified emission reductions for the carbon market; it seeks to achieve a harmony between the state, communities and businesses.

(vii)	The development of industry and use of natural gas; it proposes to promote the substitution of oil-derived fuels for the use of natural gas and liquefied petroleum gas - LPG-in the industry and transportation, mass use of natural gas through decentralized distribution systems. It also considers fostering the development of the petrochemical industry and promoting the development of a polyduct network and strengthening the system of hydrocarbons transport and storage according to the country’s growth.

(viii)	Institutional strengthening and transparency in the sector; it establishes the need to act and promote transparency in the activities of the sector and to ensure legal stability that allows to boost energy development in the long term. It also considers the promotion of research, development and technological innovation in the energy sector, among other points.

(ix)	Regional energy integration with a long-term vision; establishes the need to continuously identify the benefits of energy integration, entering into agreements leading gradually to market integration.

Through Ministerial Resolution 203-2013-MEM/DM, published on May 28, 2013, the Ministry of Energy and Mines approved the Plan for Universal Access to Energy 2013- 2022. It identifies two key priorities in the global energy sector:

(i)	Universal access to energy, which defines 100% access to basic human needs by year 2030 and is based on two objectives:

•	100% access to basic human needs by year 2030, 100% access to electricity: lighting, communication, and community services.

•	100% access to technologies and fuels for cooking and heating: improved stoves, natural gas, LPG, and biogas.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(ii)	Improving energy efficiency.

Access to energy is considered one of the pillars in the fight against poverty.

The objective of this plan is to promote, from the energy field, an efficient, environment-sustainable and fairly economic development, implementing projects that allow universal access to electricity supply, prioritizing the use of available power sources, with the objective to generate more and better quality of life for low-income populations.

Resources to implement the Plan for Universal Access to Energy will be: The Social Inclusion Energy Fund transfers to the public sector, external funding sources, contributions, allowances, grants, resources through agreements, and resources considered in the National Plan of Rural Electrification 2013-2022.

(p) Regulatory Contribution

As a consequence of the transfer of the environmental supervising, inspecting and sanctioning functions of OSINERGMIN to the Agency for Environmental Assessment and Inspection –OEFA- through Supreme Decree 127-2013-PCM and 129-2013-PCM, published on December 19, 2013, new regulatory contributions from energy entities and companies (Electricity and hydrocarbons) to OSINERGMIN and OEFA were established.

These contributions are obtained as a result of applying the percentages established to the monthly billing, corresponding to transactions with third parties directly related to the controlled, regulated and monitored activity, deducting the sales tax and Municipal Promotion Tax.

(3) Basis for the Preparation of Consolidated Financial Statements

(a) Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB).

(b) Information Responsibility

The information contained in these consolidated financial statements is the responsibility of the Company’s Management which expressly states that all the principles and criteria included in the IFRSs issued by the IASB have been applied.

(c) Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for the derivative financial instruments which are measured at fair value.

(d) Functional and Presentation Currency

The consolidated financial statements are presented in nuevos soles (S/.) which is the Company’s and its Subsidiaries’ functional and presentation currency.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(e) Significant Accounting Estimates and Use of Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires the Company’s and Subsidiaries’ management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Resulting accounting estimates, very rarely will be the same as the respective actual results. However, in management’s opinion, actual results will not vary significantly from estimates and assumptions applied by the Company and its Subsidiaries. The main accounting estimates made by management are the following:

•	Useful life of property, plant and equipment, and intangible assets (see notes 4i and 4m).

•	Impairment of property, plant and equipment (see note 4k).

•	The assumptions used to calculate the actuarial liabilities and obligations to employees, such as discount rates, mortality tables, salary increases, and others.

•	The assumptions used to calculate the fair value of financial instruments (see notes 4d and 4e).

•	Energy supplied to customers whose meter readings are pending.

•	Certain assumptions inherent in the electricity system affecting transactions with other companies, such as production, customer billings, energy consumption, etc. that allow for estimating electricity system settlements that must occur on the corresponding final settlement dates, but that are pending as of the date of issuance of the consolidated financial statements and could affect the balances of assets, liabilities, income and expenses recorded in the statements.

•	Likelihood of occurrence and the amount of liabilities of uncertain amount or contingent (see note 34).

•	Future disbursements for the closure of facilities and restoration of land (see note 4l).

Management has exercised its critical judgment when applying accounting policies for the preparation of these consolidated financial statements, as explained in the corresponding accounting policies.

(f) Consolidated Financial Statements

These consolidated financial statements comprise Generandes Perú S.A. and its subsidiaries Edegel S.A.A. and Chinango S.A.C. as mentioned in note 1.

(i) Subsidiaries

Subsidiaries are entities controlled by Generandes Perú S.A. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Transactions, balances and unrealized gains with the entities that the Company controls are eliminated. Also, unrealized losses are eliminated unless the transaction provides evidence of impairment in the value of the transferred assets.

(ii) Non-controlling Interests

Interests from third parties that are not part of the Company are shown as non-controlling interests under the equity in the consolidated statement of financial position and in the consolidated statement of income.

Non-controlling interests are measured at their proportionate share of the subsidiaries net assets.

(4) Significant Accounting Policies

Main accounting principles applied in the preparation of consolidated financial statements are detailed below. These principles and practices have been applied consistently to all years presented in these financial statements.

(a) Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, demand deposits in banks, and other short-term highly liquid investments that are readily convertible to know amount of cash and which are subject to an insignificant risk of changes in value.

(b) Trade Accounts Receivable

Trade accounts receivable arises from sale of energy and power, which are billed in the month following dispatch of energy, recording dispatch of energy, and the estimated amount of unbilled energy provided in the month.

Trade accounts receivable are classified as Loans and Accounts receivable (see (g))

(c) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weight average method, except for materials in transit which is determined by using the specific cost method. The net realizable value takes into consideration the periodic technical studies on inventory obsolescence prepared by Management.

The estimate of inventory obsolescence is determined based on periodic technical studies on inventory obsolescence prepared by Management. This estimate is charged to the results of the fiscal period in which such deductions occur.

(d) Non-Derivative Financial Instruments

Non-derivative financial instrument is any contract that gives rise to both a financial asset in one entity and a financial liability, or equity instrument in another. In the case of the Company and its Subsidiaries, non-derivative financial instruments correspond to primary instruments such as accounts receivable and accounts payable.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Non-derivative financial instruments are classified as asset, liability, or equity according to the contract that gave rise to the financial instrument.

The interest, dividends, gains, and losses generated by a financial instrument, and classified as liability, are recorded as income or expense in the statement of income. The payment to holders of financial instruments classified as equity is recorded directly against equity. The financial instruments are offsetted when the Company and its Subsidiaries have the legal right to offset them, and management has the intention of paying them on a net basis or negotiating the asset, and paying the liability simultaneously.

Non-derivative financial instruments are recognized in the financial statements at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In management’s opinion, the carrying amount of non-derivative financial instruments as of December 31, 2013, 2012 and 2011 are substantially similar to their fair values due to their short periods of realization and/or maturity or are subject to variable and fixed interest rate similar to those used in the market.

(e) Non Derivative Hedging Instruments

If there is a strong correlation between income and changes in the exchange rate of the US dollar, the Company will be subject to a currency risk for its future cash flows. IAS 39 allows the hedging of this income by obtaining funding in this currency. Exchange differences on this debt, being hedging cash flows, are recognized net of tax effect, in a reserve account in equity and recorded in the income statement in the period in which hedged cash flows will be realized. This period has been estimated at ten years.

(f) Derivative Financial Instruments and Hedge Accounting

Derivative instruments are recorded in conformity with IAS 39 Financial Instruments: Recognition and Measurement.

Financial derivative contracts for which the Company and its Subsidiaries have established a cash flow hedging relationship are recorded as assets or liabilities in the statement of financial position and presented at their fair value.

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in the separate statement of comprehensive income and is presented in hedge reserves’. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

(g) Financial Assets

The Company and its Subsidiaries classify their financial assets in the following categories: i) financial assets at fair value through profit or loss, ii) loans and accounts receivable, iii) held-to-maturity financial assets, and iv) available-for-sale financial assets. Management determines the classification of their financial assets as of the date of their initial recognition.

Financial Assets Valued at Fair Value through Profit or Loss

A financial asset is classified in this category if it was mainly acquired in order to be sold in the short-term or if it is so designated by Management. Derivative financial instruments are also classified as marketable unless they are designated as hedges. The Company and its Subsidiaries did not hold financial assets under this category.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Loans and Accounts Receivable

Loans and accounts receivable are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Company and its Subsidiaries provide with money, goods or services directly to a debtor, with no intention to trading the account receivable. Loans and accounts receivable are included in trade accounts receivable and other accounts receivable in the statement of financial position (notes 7, 8 and 9).

Loans and accounts receivable are initially recognized on the trade date.

The Company and its subsidiaries derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognized financial assets that is created or retained by the Company and its subsidiaries is recognized as a separate asset or liability.

These assets are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measures at amortized cost using the effective interest method.

These assets are assessed at each reporting date to determine whether there is objective evidence of impairment.

The Management considers evidence of impairment at individual asset level.

Held-to-maturity financial assets

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities acquired with the intention and ability to hold them to maturity. As of December 31, 2013, 2012 and 2011, the Company and its Subsidiaries do not hold financial assets under this category.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets designated in this category or that do not classify in any of the other categories. These assets are shown as non-current assets unless Management has expressed intention to sell the investment within 12 months after the date of the statement of financial position. As of December 31, 2013, 2012 and 2011, the Company and its Subsidiaries did not hold financial assets under this category.

(h) Investments in Associate

Associates are those entities in which the Company and its Subsidiaries have significant influence, but not control; as in the case of the investment that the Subsidiary Edegel S.A.A. has in Endesa Brasil S.A. which is part of the Endesa group.

Edegel S.A.A. records its investments in Endesa Brasil S.A. under the equity method, recognizing changes in the results and the equity of the associate, on a proportion basis.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Also, because the functional currency of the associate is different from Edegel S.A.A.’s, the effect of translating the balances into Peruvian nuevos soles as presentation currency is recognized, i.e., balances of the statement of financial position are translated at the closing exchange rates of each year and the results at average exchange rate; recording any difference under the ‘other reserves’ in the equity. Dividends received from the associate are recorded as a decrease in the investment value.

(i) Property, Plant, and Equipment

Property, plant and equipment are measured at cost, less accumulated depreciation and any accumulated impairment losses.

This caption also includes assets acquired under finance lease and spare parts to be used in major inspections of power plants. When the assets are sold or disposed of the cost and accumulated depreciation are eliminated, and any gain or loss resulting from their disposal is included in the consolidated statement of income.

The initial cost of property, plant, and equipment comprises their purchase price, including non-reimbursable customs fees and purchase taxes as well as any other directly attributable cost of bringing the asset to its working condition and for its intended use, and the estimate of the initial decommissioning costs. Cost incurred after fixed assets starts operating are recognized as assets provided that: (i) it is probable that future economic benefits embodied within the asset will flow to the Company, and (ii) the cost of the asset can be measured reliably. Routine repairs and maintenance of plant and equipment are charged to the statement of income in the period in which they are incurred.

Assets under construction are capitalized as a separate component. Upon completion, the cost of these assets is transferred to a definitive category. Work-in-progress is not depreciated.

Land is not depreciated. Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values, using the straight-line method.

Years
Buildings and other constructions	45
Plant and equipment	18
Furniture and fixtures	9
Various equipment	7
Vehicles	5

Residual value, useful life and depreciation methods are periodically reviewed and adjusted by management according to the forecasted economic benefits to be provided by the components of property, plant, and equipment.

(j) Finance Lease

Assets held by the Company and its subsidiaries under finance leases are measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments

Finance lease generates asset depreciation expenses and debt financing costs in each accounting period. The depreciation policy for assets held under finance leases is consistent with that for other assets of property, plant and equipment of the Company and its Subsidiaries.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(k) Impairment of Long Lived Assets

Throughout the year, and especially at year-end close, the Company and its Subsidiaries review whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. In the cases of identifiable assets that do not generate cash flows independently, estimation is made on the recoverability of the cash-generating unit to which the asset belongs, understanding as such the smallest identifiable group of assets that generates independent cash inflows.

The recoverable amount of an asset is the greater of its fair value less costs to sell and value in use, this being understood as the present value of estimated future cash flows.

To estimate the value in use, the Company and its Subsidiaries prepare future cash flow projections based on most recent budget available. These budgets include the best estimates of Management on revenues and costs of the cash-generating units based on industry projections, past experience and future expectations.

These projections cover the next five years, estimating cash flows for the following years by applying growth rates of 3.6% which does not exceed the average long-term growth rate for the sector and for the country.

These flows are discounted to calculate their present value at a rate that reflects the capital cost of the business and the geographical area in which it operates. For its calculation, it takes into account the current cost of money and the risk premiums generally used by analysts for the business and geographic area. The discount rate applied at 2013 year-end was 8.0%.

The assumptions used to determine the value in use as of December 31, 2013 do not present major changes compared to those as of December 31, 2012 and December 31, 2011.

When there is an indication that the impairment loss no longer exists or has decreased, the reversal of losses is recorded in the statement of income.

(l) Provision for Decommissioning of Power Plants

Liabilities for decommissioning are recognized when the Company and its Subsidiaries are required to dismantle and remove facilities to restore the site where the plants are located, and when a reliable estimate can be made of the amount of the obligation. Removal costs are recorded at the present value of estimated future expenditure determined in accordance with local requirements and conditions, which are periodically reviewed, including the discount rate used to calculate the present value. Initially, the amount of fixed assets is recognized by an amount equivalent to the provision. Subsequently, this amount will be depreciated as well as the items of fixed assets. All changes in the liability, other than changes resulting from the unwinding of the discount, which are recorded in profit or loss, are added to or deducted from the cost of the related asset in the current period.

(m) Intangible Assets

Intangible assets are recognized initially at cost. An intangible asset is recognized if it is identifiable and the Company and its subsidiaries has the power to obtain the future economic benefits flowing from the underlying resource and to restrict the access of others to those benefits. After initial recognition, intangible assets are accounted for at cost less accumulated amortization and any accumulated impairment losses. These assets are amortized using the straight-line method based on their estimated useful life.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The Company’s main intangible assets comprise a right to use water from Lake Huascacocha, which is registered as concessions and rights.

Useful life and amortization method are periodically reviewed by management according to the estimated economic benefits to be provided by the components of intangible assets.

Amortization is calculated using the straight-line method based on the estimated useful lives of the asset

Years
Concessions and rights	25 - 30
Software	3 - 21

(n) Financial Liabilities

Financial liabilities are initially recognized at their fair value, net of incurred transaction costs. These liabilities are subsequently recorded at their amortized cost, and any resulting difference between the funds received (net of transaction costs) and the redemption value is recognized in the consolidated statement of income over the obligation using the effective interest method.

Financial liabilities are classified as current liability unless the Company and its Subsidiaries have the unconditional right to differ settlement of the liability for at least twelve months after the consolidated statement of financial position.

(o) Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the items recognized directly in equity or in other comprehensive income.

Current tax –

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date.

Deferred tax –

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred income tax asset and liability are recognized without considering the estimated time when the temporary differences will disappear. Income tax asset is only recognized so far as it is probable that there will be future tax benefits, so that the asset can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(p) Workers’ Profit Sharing

Workers’ profit sharing is determined using the same criteria used to determine the current income tax. Workers’ profit sharing rate applicable to the Subsidiary Edegel S.A.A is 5%.

(q) Provisions

Provisions are recognized when the Company and its Subsidiaries have a present obligation (legal or constructive), as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation, and it is possible to reliably estimate its amount. When the Company and Subsidiaries estimate that a provision, or a part of it, is reimbursable, the reimbursement is recognized only when such reimbursement is virtually certain.

Provisions are reviewed and adjusted in each period to reflect the best estimates at the reporting date of the statement of financial position.

When the effect of the time value of money is material, the value of the provision is the present value of the expenditure required to settle the obligation.

(r) Contingent Liabilities and Assets

Contingent liabilities are not recognized in the financial statements. They are disclosed in notes to financial statements unless the possibility of an outflow of economic resources is remote. In this case, they are not disclosed in the notes.

Contingent assets are not recognized in financial statements, and they are only disclosed in notes when an inflow of economic benefits is probable.

(s) Revenue, Cost and Expense Recognition

Revenue is recognized as far as it is probable that future economic benefits will flow to the Company and its Subsidiaries.

Sales of energy and power fees are computed based on cyclical readings and are completely recognized in the period when service is rendered. Revenues from the sale of energy delivered but not invoiced between the last cyclical reading and the end of each month is computed based on estimates of energy consumed by users of the service during the deferred period.

Acquisition costs of fuel, energy and tolls are recognized when accrued.

Expenses are recognized on an accrual basis and are recorded in the periods to which they relate.

(t) Finance Income

Interest income is recognized using the effective interest method.

(u) Finance Costs

Interest expense is recognized using the effective interest method. Other financial costs are recognized when incurred. Costs are capitalized if directly attributable to the acquisition or construction of a qualifying asset.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Capitalization of finance costs begins when activities to prepare the asset are being carried out and expenses and costs for the loans are being incurred. Capitalization of interest is made until assets are ready for their intended use. If the resulting value of asset exceeds its recoverable amount, it shall be recorded as an impairment loss.

Finance costs comprise interest expense and other costs incurred related to borrowings, translation effect arising from borrowings in foreign currency used to finance projects, since they correspond to an adjustment of interest costs.

(v) Net Earnings per Share

Basic and diluted earnings per share are determined by dividing the net earnings attributable to controlling interests by the weighted-average number of outstanding subscribed and paid-in ordinary shares during the period (note 31).

Diluted earnings per share correspond to the basic earnings per share, adjusted for the effects of all dilutive potential ordinary shares. As of December 31, 2013, 2012 and 2011, the Company and its Subsidiaries do not have financial instruments with dilutive effects; therefore, basic and diluted earnings per share are the same.

(w) Transactions and Balances denominated in Foreign Currency

Foreign currency denominated transactions are those transactions carried out in a currency other than the functional currency. Foreign currency transactions are translated into functional currency at exchange rates at the dates of the transactions.

The subsidiaries have established a hedging policy for the portion of revenues that are directly linked to the performance of the U.S. dollar, by obtaining funding in this currency. Translation effect on this debt, as being hedging cash flows, are recognized net of tax effect, in a reserve account in equity and recorded in the statement of income in the period in which hedged cash flows will be realized. This period has been estimated at ten years.

(x) Classification of Balances as Current and Non-Current

The statement of financial position presents balances classified according to their maturity, i.e., as current in the case of those balances with maturities of twelve months or less, and non-current in the case of those balances with maturities of more than twelve months.

For obligations with maturities of less than twelve months, but whose long-term refinancing is assured at the Company’s and its Subsidiaries’ discretion through unconditionally available long-term loan agreements, are classified as long-term liabilities.

(y) Fair Value Hierarchy

When measuring the fair value of an asset or a liability, the Company and its subsidiaries use market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Inputs for the asset or liability that are not based on observable market data.

(z) Reclassifications

Certain figures of the 2012 and 2011 consolidated financial statements have been reclassified to make them comparable to those of 2013. The nature of the reclassifications, reclassified amounts and affected accounts are summarized as follows:

2012	In thousands of S/.
From Advances to Other Non-Financial Assets	14,279
From Trade Accounts Payable to Other Accounts Payable	2,719
From Other Accounts Payable to Income Tax	8,754

2011	In thousands of S/.
From Advances to Other Non-Financial Assets	9,061
From Other Account Receivable to Derivatives Instruments	252
From Deferred Income Tax Asset to Deferred Income Tax Liability	7,902
From Other Account Payable to Income Tax Payable	63,958

(aa) New Standards and Interpretations Not Yet Adopted by The Company and Its Subsidiaries

The following standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2014, and have not been applied in preparing these consolidated financial statements:

•	Amendments to IAS 32 Financial Instruments: Presentation, sets out the requirements for offsetting financial assets and liabilities to eliminate some inconsistencies in the application of current criteria for offsetting in IAS 32. Effective for annual periods beginning on or after January 1, 2014.

•	Amendment to IAS 36 Impairment of Assets, this amendment clarifies the scope of disclosures on recoverable value of deteriorated assets, limiting the information requirements to the recoverable amount which is based on the fair value less costs of disposal. Effective for annual periods beginning on or after January 1, 2014.

•	IFRS 9 Financial Instruments covers classification, measurement and recognition of financial assets and liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces parts of IAS 39 relating to classification and measurement of financial instruments. IFRS 9 requires that financial assets be classified into two measurement categories: those measured at fair value and those measured at amortized cost. This determination is made at initial recognition. The classification depends on the business model of the entity for the administration of financial instruments and the characteristics of the contractual cash flows of the instrument. With respect to financial liabilities, the standard retains most of the requirements of IAS 39. The main change concern the cases where the fair value option is taken for financial liabilities, the part that corresponds to the change in fair value arising from the credit risk of the entity will be recorded in other comprehensive income rather than in profit or loss, unless this creates an accounting discrepancy. Effective for annual periods beginning on or after January 1, 2018.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

•	IFRIC 21 Levies, this interpretation of IAS 37 Provisions, Contingent Liabilities and Contingent Assets provides guidance on when to recognize a liability for a levy imposed by a government, other than income tax, in its financial statements. Effective for annual periods beginning on or after January 1, 2014.

The Company’s management is evaluating the potential impact that IFRS 9 might have on the date of its effective application. Management estimates that the rest of standards, interpretations and amendments that are not yet effective might not have a significant effect on the consolidated financial statements.

(5) Financial Risk Management

The Company’s and its Subsidiaries’ activities are exposed to a variety of financial risks whose potential effects are permanently evaluated by the Company’s management in order to minimize exposures. Financial risks are market risks (including the currency risk, price risk, and interest rate risk), credit risk, liquidity risk.

Risk management is conducted by the Management. Management identifies, evaluates and decides, if appropriate, on the contracting of financial risk hedging based on the Board of Directors’ guidelines.

(a) Currency risk

The Company’s and its Subsidiaries’ are exposed mainly to exchange rate fluctuation risk concerning the Peruvian nuevo sol in respect to the U.S. dollar.

Balances in thousands of U.S. dollars (US$) of asset and liability items as of December 31, 2013, 2012 and 2011 are summarized as follows:

	In thousands of S/.
	2013	2012	2011
Assets
Cash and cash equivalents	22,552	7,715	5,557
Trade accounts receivable, net	2,357	6,401	5,967
Other accounts receivable, net	652	614	1,706
Accounts receivable from related parties	9,370	—	—

	34,931	14,730	13,230

Liabilities
Trade accounts payable	14,644	9,133	3,503
Financial liabilities, including current portion	241,077	254,681	302,102

	255,721	263,814	305,605

Net liability position	220,790	249,084	292,375

These balances as of December 31, 2013, have been stated in Peruvian nuevos soles at the following exchange rates established by the Superintendencia de Banca y Seguros (SBS): S/. 2.796 for liabilities and S/. 2.794 for assets (S/. 2.551 for liabilities and S/. 2.549 for assets as of December 31, 2012 and S/. 2.697 for liabilities and S/. 2.695 for assets as of December 31, 2011).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As shown in the table below, if the U.S. dollar had been revalued/devalued as of December 31, 2013; 2012 and 2011 compared to the Nuevo Sol and keeping its entire variable constant, pre-tax income would have decreased or increased as follows:

		In thousand of S/.
	Increase (decrease) %	Effect on income before income tax
2013	+10%	61,740
2013	-10%	(61,740)
2012	+10%	63,544
2012	-10%	(63,544)
2011	+10%	74,588
2011	-10%	(74,588)

Exchange rate risk hedge policies are prepared based on projected cash flows and considers maintaining a balance between flows indexed to US$ and level of assets and liabilities in such currency. The objective is to minimize the flow exposure to the risk of variations in the exchange rate. (note 4(e))

(b) Interest rate risk

Since the Company and its Subsidiaries do not have significant interest-bearing assets; their income and operating cash flows are substantially independent from changes in the market interest rates. The Company’s and its Subsidiaries’ exposure to this risk is basically generated by their financial obligations.

If, as of December 31, 2013; 2012 and 2011, interest rates over indebtedness in U.S dollars had been 0.5% higher/lower (in absolute terms) and all the other variables had remained constant, the results for the year before taxes would have been:

Period	Increase/decrease In interest rate	Effects in results before tax in thousand of US$

2013	+0.5%	3,732
	-0.5%	(3,732)
2012	+0.5%	3,053
	-0.5%	(3,053)
2011	+0.5%	4,006
	-0.5%	(4,006)

Funding variable rates might expose the Company and its Subsidiaries to the cash flow interest rate risk. The Company and its Subsidiaries minimize this risk contracting financial liabilities mainly at fixed interest rates in the medium- and long-term. Additionally, the Subsidiaries have contracted derivative financial instruments to cover the risk of fluctuations in the LIBOR rate associated to the loans contracted at variable rate (note 19(i)). Financial obligations at fixed or covered rate as of December 31, 2013 is 63% (67% as of December 31, 2012 and 66% as of December 31, 2011).

Fixed-rate debts might expose the Company and its Subsidiaries to interest rate risk on fair value of liabilities. The Company’s management considers that this risk is not significant because interest rates applied to its financing contracts do not differ significantly from market interest rates which are available to the Company and its Subsidiaries for similar financial instruments.

Management considers that future fluctuations in the interest rates will not significantly affect the results of the future operations.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(c) Credit risk

The Company’s and its Subsidiaries’ financial assets potentially exposed to credit risk concentrations are mainly deposits in banks and accounts receivable presented in the consolidated statement of financial position.

The Company and its Subsidiaries only invest their cash surplus in financial institutions with local investment grade rating.

Credit risk relating to accounts receivable from trading activity, is historically fairly low given the short term for collection from customers, which avoid individual accumulations of significant amounts.

The Company’s and its Subsidiaries’ Management periodically evaluates the credit risk of its client portfolio, based on a methodology designed by its parent company, which takes into account factors such as liquidity, indebtedness, profitability, age of business, payment behavior, criminal records, among others.

(d) Liquidity risk

Liquidity is controlled by balancing maturities of assets and liabilities, keeping a proper number of financing sources, and obtaining credit lines that enable the normal development of its activities. The Company and its Subsidiaries have an appropriate level of resources and keep credit lines with banking entities.

Management permanently monitors its liquidity reserves, based on cash flow projections.

The table below analyzes the financial liabilities of the Company and its Subsidiaries as of the date of the consolidated statement of financial position, classified according to the contractually established maturities:

	In thousands of S/.
2013	Less than 1 year	1 to 2 years	2 to 3 years	3 to 5 years	5 to 10 years	Over 10 years
Financial liabilities:
Bonds	107,938	17,762	55,900	27,950	100,774	27,950
Bank loans	29,095	44,692	72,642	147,716	—	—
Finance lease	28,482	38,777	38,777	66,059	—	—
Trade accounts payable	293,090	—	—	—	—	—
Other accounts payable to related parties	4,489	—	—	—	—	—
Other accounts payable	71,982	—	—	—	—	—

	535,076	101,231	167,319	241,725	100,774	27,950

	In thousands of S/.
2012	Less than 1 year	1 to 2 years	2 to 3 years	3 to 5 years	5 to 10 years	Over 10 years
Financial liabilities:
Bonds	108,074	98,096	16,212	51,020	121,851	25,510
Bank loans	12,075	15,952	40,790	75,840	125,281	—
Finance lease	26,026	25,826	35,391	98,630	—	—
Trade accounts payable	190,084	—	—	—	—	—
Other accounts payable to related parties	4,872	—	—	—	—	—
Other accounts payable	61,942	—	—	—	—	—

	403,073	139,874	92,393	225,490	247,132	25,510

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
2011	Less than 1 year	1 to 2 years	2 to 3 years	3 to 5 years	5 to 10 years	Over 10 years
Financial liabilities:
Bonds	62,652	100,000	99,515	71,079	100,964	51,970
Bank loans	66,206	13,110	10,087	99,736	135,793	—
Finance lease	42,330	27,304	27,304	74,835	66,783	—
Trade accounts payable	97,426	—	—	—	—	—
Other accounts payable to related parties	73	—	—	—	—	—
Other accounts payable	54,536	—	—	—	—	—

	323,223	140,414	136,906	245,650	303,540	51,970

Management monitors the risk associated with each of the above mentioned categories, which includes maintaining good relationships with financial institutions in order to assure sufficient credit lines at all times, as well as covering its working capital with cash flows coming from operating activities.

As of December 31, 2013, the Company and its Subsidiaries present liquidity of S/. 172,907 thousand (S/. 188,107 as of December 31, 2012 and S/. 170,027 as of December 31, 2011) in cash and other equivalent means and S/. 392,623 thousand in available credit lines (S/. 361,560 as of December 31, 2012 and S/. 309,000 as of December 31, 2011).

In management’s opinion, there is no significant liquidity risk as of December 31, 2013, 2012 and 2011.

(e) Fair Value Estimation

Management estimates that the carrying amounts of current financial instruments as of December 31, 2013, 2012 and 2011 do not differ significantly from their fair values due to their short-term maturity; therefore, disclosure of such information is not relevant for an appropriate interpretation of the Company’s financial position and its Subsidiary as of those dates, and in the case of the non-current financial obligations, because it accrues interest at market rates.

To calculate the fair value of different derivative instruments, the Company and its Subsidiaries use for their valuation the discounted expected cash flows and generally accepted valuation models based on both cash and future market conditions at the closing date of the period.

(6) Cash and Cash Equivalents

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Cash	40	45	52
Checking accounts (a)	68,833	56,262	21,375
Time deposits (b)	104,034	131,800	148,600

	172,907	188,107	170,027

(a)	The Company and its Subsidiaries have checking accounts in local and foreign currency in different local banks; their funds are freely available, and bear interest at market rates.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(b)	As of December 31, 2013, 2012 and 2011, the Company and its Subsidiaries held time deposits in the following financial institutions:

	In thousands of S/.
	2013	2012	2011
Banco BBVA Continental	40,800	47,800	42,000
Banco Scotiabank	—	31,000	38,500
Banco Interbank	26,500	14,000	20,000
Banco de Crédito del Perú	36,734	39,000	48,100

	104,034	131,800	148,600

These time deposits have original maturities between 8 and 28 days.

(7) Trade Accounts Receivable

It comprises the following:

	In thousands of S/.
	2013	2012	2011
Related parties (note 8)	37,725	49,106	53,427

Third parties
Non-regulated clients	52,540	39,786	45,724
Clients from distribution firms (b)	47,035	52,895	33,478
COES clients	17,790	3,170	2,960

	117,365	95,851	82,162

	155,090	144,957	135,589

(a)	Accounts receivable are mainly stated in nuevos soles, have current maturity, and do not bear interest. Balance of accounts receivable as of December 31, 2013, 2012 and 2011 corresponds to 69, 87 and 44 clients, respectively. As of December 31, 2013, 2012 and 2011, the Company and its Subsidiaries do not have past due trade accounts receivable.
(b)	The balance of trade accounts receivable as of December 31, 2013, 2012 and 2011 includes an amount of S/. 11,887 thousand that corresponds to energy and power withdrawals without the contractual support provided by distribution companies between 2006 and 2007 that were assigned to the Subsidiary Edegel S.A.A. by the Committee on Economic Operation of the National Interconnected System—COES SINAC. Such withdrawals are valued at busbar prices and have pending invoicing. In Management’s opinion, such accounts receivable shall be fully recovered.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(8) Related Party Transactions

Activity of accounts receivable from related parties is as follows:

	In thousands of S/.
	Balances as of 12.31.2013	Balances as of 12.31.2012	Balances as of 12.31.2011
Trade (note 7) Associates	37,725	49,106	53,427

	37,725	49,106	53,427

Various Associates	26,986	58	1,109

	26,986	58	1,109

	64,711	49,164	54,536

Activity of accounts payable to related parties is as follows:

	In thousands of S/.
	Balances as of 12.31.2013	Balances as of 12.31.2012	Balances as of 12.31.2011
Trade (note 7) Associates	4,437	4,872	73

	4,437	4,872	73

Various Associates	52	—	—

	52	—	—

	4,489	4,872	73

(a)	Accounts receivable and payable to related entities do not bear interest and do not have maturity nor specific guarantees, except for trade accounts receivable that correspond to sale of energy and power. Its maturity term is, on average, 10 days.
(b)	They correspond to dividends declared by the Associate.
(c)	They correspond to dividends declared and paid by the Company.
(d)	Operations with related companies that had an impact on profit or loss of the period are shown below:

	In thousands of S/.
	2013		2012		2011
	Revenue	Expenses	Revenue	Expenses	Revenue	Expenses
Sale of energy, power and transport (note 23)	457,249	—	537,736	—	648,630	—
Purchase of energy, power and transport (note 24)	—	5,404	—	13,639	—	14,729
Administrative services to related parties. (note 28 and 25)	3,021	1,701	2,425	1,389	911	—
Other services (notes 23 and 24)	135	521	74	388	343	549

	460,405	7,626	540,235	15,416	649,884	15,278

(e)	There are no balances receivable and payable between the Company and its Subsidiaries, its Directors and Management.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(f)	Remunerations accrued by Directors and key Management Personnel amount to:

	In thousands of S/.
	2013	2012	2011
Directors	505	534	422
Managers	7,067	6,242	6,284

	7,572	6,776	6,706

Directors and key Management Personnel only have the remuneration that it is mentioned above.

(9) Other Accounts Receivable

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Reimbursement for property damage and lost profits (a)	103,511	—	—
Sedapal	3,608	3,608	3,608
Claims to third parties	823	864	864
Loans to personnel	1,379	703	579
Various	6,143	7,396	7,908

	115,464	12,571	12,959
Less, estimate for doubtful accounts (b)	4,170	4,170	3,927

	111,294	8,401	9,032

(a)	Corresponds mainly to the estimate of the compensation of the Insurance Company according to the policy coverage subscribed by a loss occurred in Unit TG7. At the date of these financial statements, the insurance claim is collectable. (notes 13 (g) and 28).
(b)	In opinion of the Company and its Subsidiaries’ Management, the balance of the estimate for doubtful accounts appropriately covers the credit risk of other doubtful accounts receivable as of December 31, 2013, 2012 and 2011.

(10) Inventories

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Work and maintenance materials	49,984	49,500	50,040
Materials in transit	17,788	19,104	14,316
Oil	72	127	1,266

	67,844	68,731	65,622

(a)	During 2013 inventories of S/. 75,583 were written down to net realizable value (S/. 76,921 in 2012 and S/. 73,610 in 2011).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(11) Other Non-Financial Assets

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Prepaid insurance	20,083	13,007	7,821
Advances	1,294	2,385	645
Other	889	1,272	1,240

	22,266	16,664	9,706

(12) Investments in Associate

It comprises the following:

	Effective Shareholding percentage in Equity (a)			In thousands of S/. (b)
	2013	2012	2011	2013	2012	2011
Endesa Brasil S.A.	3.9966	4.1845	4.1845	260,382	259,771	275,271

(a)	Corresponds to 6,957,053 common shares of Endesa Brasil S.A., a company incorporated in Brazil where the Subsidiary Edegel S.A.A. holds an effective shareholding of 3.9966% in capital stock as of December 31, 2013 (4.1845% as of December 31, 2012, of December 31, 2011 and of December 31, 2010).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(13) Property, Plant, and Equipment

This caption comprises the following:

	In thousands of S/.
Description	Land	Building and other Constructions	Plant and equipment	Vehicles	Furniture and fixtures	Various equipment	Works in-progress	12.31.2013
Cost
Opening balances	23,632	3,142,228	2,948,478	3,230	4,851	26,120	204,418	6,352,957
Additions	—	—	1,973	—	—	168	197,824	199,965
Sales and/or withdrawals	—	(73)	(143,151)	(438)	(40)	(74)	(1,121)	(144,897)
Transfers	—	4,237	91,310	—	63	93	(95,703)	—

Final balances	23,632	3,146,392	2,898,610	2,792	4,874	26,307	305,418	6,408,025
Accumulated depreciation
Opening balances	—	897,629	1,643,009	2,966	4,114	19,716	—	2,567,434
Additions (note 27)	—	59,779	144,927	105	201	1,783	—	206,795
Sales and/or withdrawals	—	(20)	(106,038)	(360)	(40)	(66)	—	(106,524)

Final balances	—	957,388	1,681,898	2,711	4,275	21,433	—	2,667,705
Provision for decommissioning of power plants
Opening balances	—	—	11,251	—	—	—	—	11,251
Depreciation (note 27)	—	—	495	—	—	—	—	495

Final balances	—	—	10,756	—	—	—	—	10,756
Provision for impairment of plant and equipment
Opening balances	—	—	1,066	—	—	—	—	1,066

Final balances	—	—	1,066	—	—	—	—	1,066

Net cost	23,632	2,189,004	1,226,402	81	599	4,874	305,418	3,750,010

(TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH)

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
Description	Land	Build. and other Constructions	Plant and equipment	Vehicles	Furniture and fixtures	Various equipment	Works in-progress	12.31.2012
Cost
Opening balances	24,731	3,135,687	2,867,173	3,481	4,614	25,027	174,570	6,235,283
Additions	—	—	—	—	—	198	119,349	119,547
Sales and/or withdrawals	(1,099)	(389)	—	(251)	—	(90)	(44)	(1,873)
Transfers	—	6,930	81,305	—	237	985	(89,457)	—

Final balances	23,632	3,142,228	2,948,478	3,230	4,851	26,120	204,418	6,352,957
Accumulated depreciation
Opening balances	—	838,456	1,495,183	3,044	3,893	17,970	—	2,358,546
Additions (note 27)	—	59,416	147,826	173	206	1,761	—	209,382
Sales and/or withdrawals	—	(243)	—	(251)	—	—	—	(494)
Transfers	—	—	—	—	15	(15)	—	—

Final balances	—	897,629	1,643,009	2,966	4,114	19,716	—	2,567,434
Provision for decommissioning of power plants
Opening balances	—	—	5,734	—	—	—	—	5,734
Additions	—	—	5,814	—	—	—	—	5,814
Depreciation (note 27)	—	—	(297)	—	—	—	—	(297)

Final balances	—	—	11,251	—	—	—	—	11,251
Provision for impairment of plant and equipment
Opening balances	—	—	1,066	—	—	—	—	1,066

Final balances	—	—	1,066	—	—	—	—	1,066

Net cost	23,632	2,244,599	1,315,654	264	737	6,404	204,418	3,795,708

(TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH)

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
Description	Land	Build. and other Constructions	Plant and equipment	Vehicles	Furniture and fixtures	Various equipment	Works in-progress	12.31.2011
Cost
Opening balances	24,731	3,132,428	2,822,559	3,444	4,582	23,143	136,741	6,147,628
Additions	—	—	—	246	—	712	87,326	88,284
Sales and/or withdrawals	—	—	(417)	(209)	—	(3)	—	(629)
Transfers	—	3,259	45,031	—	32	1,175	(49,497)	—

Final balances	24,731	3,135,687	2,867,173	3,481	4,614	25,027	174,570	6,235,283
Accumulated depreciation
Opening balances	—	779,239	1,349,286	3,013	3,698	16,447	—	2,151,683
Additions (note 27)	—	59,217	146,202	240	195	1,523	—	207,377
Sales and/or withdrawals	—	—	(305)	(209)	—	—	—	(514)

Final balances	—	838,456	1,495,183	3,044	3,893	17,970	—	2,358,546
Provision for decommissioning of power plants
Opening balances	—	—	6,318	—	—	—	—	6,318
Depreciation (note 27)	—	—	(584)	—	—	—	—	(584)

Final balances	—	—	5,734	—	—	—	—	5,734
Provision for impairment of plant and equipment	—	—	—	—	—	—	—	—
Opening balances	—	—	1,066	—	—	—	—	1,066

Final balances	—	—	1,066	—	—	—	—	1,066

Net cost	24,731	2,297,231	1,376,658	437	721	7,057	174,570	3,881,405

(a)	Property, plant and equipment includes interest and other capitalized finance costs related to construction of works-in-progress, as per the indicated criteria (notes 4u).
(b)	During 2013, 2012 and 2011, no interests were capitalized.
(c)	As of December 31, 2013, property, plant and equipment includes spare parts for S/. 116,623 thousand (S/. 98,814 as of December 31, 2012 and S/. 86,428 as of December 31, 2011) to be exclusively used in generating units.
(d)	Property, plant and equipment includes assets of combined cycle of the thermoelectric plant Ventanilla that were acquired by the subsidiary Edegel S.A.A. through finance lease contracts. These contracts were fully canceled at the closing of the period 2012.

Likewise, PP&E includes assets for the extension of the thermoelectric plant Santa Rosa (Santa Rosa II) that were acquired by Edegel S.A.A. through finance lease agreement (note 19e) and came into force in September 2009. As of December 31, 2013, the net carrying amount of assets acquired for the construction, installation, implementation and commissioning of such generating unit amounts to S/. 201,021 (S/. 216,461 as of December 31, 2012 and S/. 231,902 as of December 31, 2011) from which S/. 34,172 correspond to buildings and other constructions (S/. 35,822 as of December 31, 2012 and S/. 37,471 as of December 31, 2011) and S/. 166,849 to plant and equipment (S/. 180,639 as of December 31, 2012 and S/. 194,431 as of December 31, 2011).

(e)	Edegel S.A.A. transferred to trust equity the legal ownership of plant and equipment of the combined cycle with the intention that it serves as guarantee of payment of obligations assumed by the financing of the conversion of the Thermoelectric Plant from Ventanilla to combined cycle. The trust agreement was terminated on December 31, 2013.
(f)	As of December 31, 2012, a change in the discount rate used to calculate the present value of the estimated disbursement of retirement costs resulted in an increase in the provision and at the fixed assets value amounting to S/. 5,814 thousand.
(g)	In May 2013, a loss occurred in the thermal plant Santa Rosa that affected certain items of assets belonging to Unit TG7, supporting unit. Due to this loss, Edegel S.A.A. recorded an estimated impairment amounting to S/. 36,006 thousand (note 24), that corresponded to the decrease in the carrying amount at the recoverable value of Unit TG7. The estimated impairment was applied to items of assets belonging to Unit TG7 affected by the loss. As of December 31, 2013, Edegel S.A.A. began to remove the items affected by the loss.

(TRANSLATION OF FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH)

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, Edegel S.A.A. has estimated the indemnity of the insurance company for material damages in S/. 96,593 thousand and for loss of income in S/. 6,918 thousand (notes 9 and 28).

(h)	The subsidiaries hold insurances on their main assets according to the policies established by Management. In that sense, as of December 31, 2013, the Subsidiaries have insured property, plant and equipment up to an amount of US$ 1,876,208 thousand (US$ 1,844,161 as of December 31, 2012 and US$ 1,841,708 as of December 31, 2011). It is the management’s opinion that its insurance policies are consistent with the industry practice, and that the risk of possible losses for claims considered in the insurance policies is reasonable, taking into consideration the Subsidiaries’ type of assets.

(14) Intangible Assets

This caption comprises the following:

	In thousands of S/.
Description	Concessions and rights	Software	Other intangible assets	12.31.2013
Cost
Opening balances	52,462	11,841	224	64,527
Additions (a)	318	2,348	—	2,666

Final balances	52,780	14,189	224	67,193
Accumulated amortization
Opening balances	3,410	9,297	9	12,716
Additions (note 27)	1,640	680	11	2,331

Final balances	5,050	9,977	20	15,047

Net cost	47,730	4,212	204	52,146

	In thousands of S/.
Description	Concessions and rights	Software	Other intangible assets	12.31.2012
Cost
Opening balances	3,271	10,756	224	14,251
Additions (a)	49,191	1,085	—	50,276

Final balances	52,462	11,841	224	64,527
Accumulated amortization
Opening balances	3,271	8,604	1	11,876
Additions (note 27)	139	693	8	840

Final balances	3,410	9,297	9	12,716

Net cost	49,052	2,544	215	51,811

(a)	The concessions and rights include the Huascacocha project which allows the Company having a higher water flow for the development of power generation activities. The useful live is 30 years.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
Description	Concessions and rights	Software	Other intangible assets	12.31.2011
Cost
Opening balances	3,271	9,880	—	13,151
Additions (a)	—	876	224	1,100

Final balances	3,271	10,756	224	14,251
Accumulated amortization
Opening balances	3,260	7,794	—	11,054
Additions (note 27)	11	810	1	822

Final balances	3,271	8,604	1	11,876

Net cost	—	2,152	223	2,375

(15) Short-Term Financial Liabilities:

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Bank loan (a)
Principal	11,180	—	—
Interest	3	—	—

	11,183	—	—
Current portion of long-term financial liabilities (note 19)
Principal	146,204	137,382	161,670
Interest	8,128	8,793	9,518

	165,515	146,175	171,188

(a)	Corresponds to a promissory note amounting to US$ 4,000 thousand signed by Chinango S.A.C with Scotiabank del Peru, obtained for financing working capital. The promissory note has current maturity and accrues interest at an interest rate of 0.78% as of December 31, 2013.

(16) Trade Accounts Payable

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Supply, gas transport and distribution	26,402	20,950	22,836
Maintenance agreement with Siemens S.A. (a)	62,637	29,208	10,179
Purchase of energy and transmission toll	18,168	26,803	16,480
Suppliers of work-in-progress (b)	151,866	78,015	26,139
Other	34,017	35,108	21,792

	293,090	190,084	97,426

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(a)	Corresponds to goods and services delivered by Siemens Westinghouse Power Corporation and Siemens Westinghouse Service Company Ltd. by virtue of the long-term service agreements “LTSA” for acquisition of replacement parts and rendering of scheduled maintenance services (minor and major) for turbines of thermal plants of Ventanilla and Santa Rosa. As established in the contract (note 33e), such amounts shall be paid based on the hours of operation of thermal plants.
(b)	Includes works-in-progress related to the replacement of items affected by the loss occurred in Unit TG7 (note 13 (g)) for an amount of S/. 72,416 thousand.

(17) Other Accounts Payable

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Sales tax credit payable	4,429	10,363	7,323
Taxes payable	3,506	3,725	3,904
Remunerations payable	5,136	3,429	4,526
Workers’ Profit Sharing	13,407	10,993	12,706
Dividends payable to minority stockholder	—	—	7,145
Insurances payable	28,124	15,071	6,242
Various	17,380	18,361	12,690

	71,982	61,942	54,536

(18) Provisions

This caption comprises the following:

	In thousands of S/.
	2013	2012	2011
Tax Contingencies (note 34)	13,682	13,383	66,974
Decommissioning of power plants	15,126	14,566	8,657
Technical Quality Standard	4,253	4,253	4,253
Other provisions	602	873	725

	33,663	33,075	80,609

For maturity term:
Current portion	18,537	18,509	71,952
Non-current portion	15,126	14,566	8,657

	33,663	33,075	80,609

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(19) Financial Liabilities

(a) This caption comprises the following:

Creditor	See	Origin currency	Annual interest (%)	Payment of interest	Capital amortization	Maturity date	In thousands of S/.
							Current portion			Non-current portion			Total current debt as of
							12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011
Corporate bonds
- First Chinango Program	(b)	US$ and S/.	See (b)	See (b)	See (b)	See (b)	25,706	26,020	55,341	—	25,000	50,000	25,706	51,020	105,341
- Third Edegel Program	(b)	US$ and S/.	See (b)	See (b)	See (b)	See (b)	79,756	79,793	4,921	118,536	185,649	265,648	198,292	265,442	270,569
- Fourth Edegel Program	(b)	US$	See (b)	See (b)	See (b)	See (b)	2,477	2,261	2,390	111,800	102,040	107,880	114,277	104,301	110,270

							107,939	108,074	62,652	230,336	312,689	423,528	338,275	420,763	486,180
Bank loans
- Banco Continental		S/	3.8	Quarterly	Maturity	Dec. 2012	—	—	8,016	—	—	—	—	—	8,016
- Scotiabank Perú	(f)	US$	LIBOR + 3.70	Quarterly	Maturity	Feb 2018	3,815	2,707	370	80,580	76,708	83,607	84,395	79,415	83,977
- COF Tramo B (Sindicado)	(d)	US$	LIBOR + 2.5	Per semester.	Quarterly	Dec. 2012	—	—	9,085	—	—	—	—	—	9,085
- Scotiabank Perú		US$	LIBOR + 1.25	Per semester.	Per semester.	Jun. 2012	—	—	9,711	—	—	—	—	—	9,711
- Bank of Nova Scotia	(g)	US$	LIBOR + 2.50	Quarterly	Quarterly	Nov. 2017	7,094	100	—	20,962	25,510	—	28,056	25,610	—
- Banco de Crédito del Perú		US$	LIBOR + 3.00	Quarterly	Quarterly	Mar 2013	—	9,201	38,942	—	—	9,709	—	9,201	48,651
- Banco Continental	(d)	US$	LIBOR + 3.13	Quarterly	Quarterly	Sep.2017	6,988	—	—	163,508	155,611	164,517	170,496	155,611	164,517

							17,897	12,008	66,124	265,050	257,829	257,833	282,947	269,837	323,957
Finance Lease
- COF Tramos A y C	(d)
- Banco Continental		US$	LIBOR + 2.5	Quarterly	Quarterly	Dec. 2012	—	—	11,875	—	—	—	—	—	11,875
- Banco de Crédito del Perú		US$	LIBOR + 2.5	Quarterly	Quarterly	Dec. 2012	—	—	12,410	—	—	—	—	—	12,410
- Citibank del Perú		US$	LIBOR + 2.5	Quarterly	Quarterly	Dec. 2012	—	—	2,849	—	—	—	—	—	2,849
- Banco Internacional del Perú S.A. -Interbank		US$	LIBOR + 2.5	Quarterly	Quarterly	Dec. 2012	—	—	807	—	—	—	—	—	807
- Scotiabank Perú	(e)	US$	LIBOR+1.75	Quarterly	Quarterly	Mar 2017	28,398	25,938	14,301	138,862	152,566	188,602	167,260	178,504	202,903

							28,398	25,938	42,242	138,862	152,566	188,602	167,260	178,504	230,844
Derivative instruments (nota 20 (a))		US$		Quarterly			98	155	170	4,751	7,315	8,517	4,849	7,470	8,687

							154,332	146,175	171,188	638,999	730,399	878,480	793,331	876,574	1,049,668

(*)	The current portion of long-term liabilities includes debt interests accrued and unpaid as of the date of the statement of financial position.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(b)	Composition of debt bond is presented as follows:

Creditor	Origin currency	Issued amount	Issuance date	Annual Interest (%)	Payment of Interest	Maturity of Capital	In thousands of S/.
							Current portion			Non-current portion			Total debt in force as of
							12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011
First Chinango Bond Program
- 11th Issuance, Serial A	US$	20,000,000	Nov. 2005	6.062	Per semester.	Nov. 2012	—	—	54,322	—	—	—	—	—	54,322
- 13th Issuance, Serial A	S/.	25,000,000	Oct. 2006	6.469	Per semester.	Oct. 2013	—	25,314	314	—	—	25,000	—	25,314	25,314
- 13th Issuance, Serial B	S/.	25,000,000	Jan. 2007	6.156	Per semester.	Jan. 2014	25,706	706	705	—	25,000	25,000	25,706	25,706	25,705

							25,706	26,020	55,341	—	25,000	50,000	25,706	51,020	105,341
Third Edegel Bond Program
- 1st Issuance, Serial A	S/.	25,000,000	Jun. 2007	6.313	Per semester.	Jun. 2022	39	39	39	25,000	25,000	25,000	25,039	25,039	25,039
- 3rd Issuance, Serial A	S/.	25,000,000	Jul. 2007	6.281	Per semester.	Jul. 2019	772	772	772	25,000	25,000	25,000	25,772	25,772	25,772
- 4th Issuance, Serial A	S/.	20,000,000	Aug 2007	6.75	Per semester.	Aug. 2014	20,450	450	450	—	20,000	20,000	20,450	20,450	20,450
- 5th Issuance, Serial A	S/.	25,000,000	Set. 2007	6.5	Per semester.	Mar. 2013	—	25,461	461	—	—	25,000	—	25,461	25,461
- 6th Issuance, Serial A	S/.	25,000,000	Nov. 2007	6.438	Per semester.	may-13	—	25,174	174	—	—	25,000	—	25,174	25,174
- 7th Issuance, Serial A	S/.	25,000,000	Dec. 2007	6.625	Per semester.	Jun. 2013	—	25,083	83	—	—	25,000	—	25,083	25,083
- 8th Issuance, Serial A	US$	10,000,000	Jan. 2008	6.344	Per semester.	Jan. 2028	763	697	737	27,950	25,510	26,970	28,713	26,207	27,707
- 9th Issuance, Serial A	S/.	28,300,000	Mar. 2008	6.594	Per semester.	Mar. 2014	28,886	586	586	—	28,300	28,300	28,886	28,886	28,886
- 10th Issuance, Serial A	US$	9,720,000	Nov. 2008	9	Per semester.	Nov. 2014	27,494	298	315	—	24,796	26,215	27,494	25,094	26,530
- 11th Issuance, Serial A	US$	8,166,000	Jan. 2009	7.781	Per semester.	Jan. 2019	789	720	761	22,824	20,831	22,024	23,613	21,551	22,785
- 12th Issuance, Serial A	US$	6,355,000	Jan. 2009	7.125	Per semester.	Jan. 2015	563	513	543	17,762	16,212	17,139	18,325	16,725	17,682

							79,756	79,793	4,921	118,536	185,649	265,648	198,292	265,442	270,569

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Creditor	Origin currency	Issued amount	Issuance date	Annual Interest (%)	Payment of Interest	Maturity of Capital	In thousands of S/.
							Current portion			Non-current portion			Total debt in force as of
							12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011	12.31.2013	12.31.2012	12.31.2011
Fourth Edegel Bond Program
- 1st Issuance, Serial A	US$	10,000,000	Jul. 2009	6.625	Per semester.	Jul. 2016	849	774	819	27,950	25,510	26,970	28,799	26,284	27,789
- 2nd issuance, Serial A	US$	10,000,000	Set. 2009	6.000	Per semester.	Set. 2016	461	421	445	27,950	25,510	26,970	28,411	25,931	27,415
- 4th Issuance, Serial A	US$	10,000,000	Jan 2010	6.469	Per semester.	Jan 2018	763	697	736	27,950	25,510	26,970	28,713	26,207	27,706
- 5th Issuance, Serial A	US$	10,000,000	Set. 2010	5.781	Per semester.	Sept. 2020	404	369	390	27,950	25,510	26,970	28,354	25,879	27,360

							2,477	2,261	2,390	111,800	102,040	107,880	114,277	104,301	110,270

							107,939	108,074	62,652	230,336	312,689	423,528	338,275	420,763	486,180

(*)	The current portion of debt for bonds includes interests accrued and unpaid as of the date of the statement of financial position.

(c) As of December 31, 2013, the main obligations that shall be complied by Subsidiaries related to bond programs are as follows:

Third, Fourth and Fifth Edegel Bond Programs

During the term of the bond issued within the Framework of the Third and Fourth Bond Program, Edegel S.A.A. shall maintain a debt ratio not more than 1.5 times. This debt ratio is calculated as the ratio of the consolidated financial debt (net of cash for up to US$ 50,000 thousand) to the net equity.

On September 23, 2013, Edegel S.A.A. registered its Fifth Corporate Bond Program in the Public Registry of Stock Market for an amount of US$ 350,000 thousand and for which no financial indicators have been established.

First Chinango Bond Program

The main restriction applicable to Chinango S.A.C. during the term of the bonds issued within the First Bond Program, consists of maintaining a debt ratio not more than 1.5 times. This ratio is calculated as the debt-to-equity ratio. In order to make such calculation, no liability for deferred income tax is considered.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In Management’s opinion, these obligations do not limit nor affect the Company and Subsidiaries’ operations and are being satisfactorily complied.

(d) On September 30, 2010, Edegel S.A.A. signed with BBVA Banco Continental a financing contract amounting to US$ 61,000 thousand for a seven-year term. The funds were used to pay three promissory notes with Banco Continental for a total amount of S/. 74,000 thousand and to pay the C.O.F installment with maturity in year 2012.

(e) On March 25, 2008, Edegel S.A.A. signed with Scotiabank S.A.A. a finance lease agreement for an amount of US$ 90,000 thousand for the construction of an open-cycle plant in Santa Rosa Power Plant (TG8 Unit) and associated systems. The final amount disbursed under this contract amounted to US$ 84,330 thousand.

(f) In February 2011, Chinango S.A.C. signed with Scotiabank del Perú a financing contract amounting to US$ 31,000 thousand for a seven-year term. Funds were used to pay two (2) short-term promissory notes with Banco de Crédito for a total of US$ 21,000 thousand and a promissory note with Banco Continental for S/. 29,400 thousand with maturity in 2012.

(g) In November 2012, Chinango S.A.C. signed with Bank of Nova Scotia a financing contract amounting to US$ 10,000 thousand for a five-year term. Funds were used to pay the 11th issuance, Serial A of the First Chinango Bond Program.

(h) The main obligations that Edegel S.A.A. shall comply by virtue of long-term bank contracts consist of: (i) Maintaining a debt ratio no more than 1.5 times, measured as the debt to equity ratio and (ii) Maintaining a financial debt ratio over EBITDA at the most of four times. Compliance with these obligations is supervised by Management and in its opinion; such obligations have been complied as of December 31, 2013, 2012 and 2011.

(i) The debt-to-equity ratio as of December 31, 2013, 2012 and 2011 was as follows

	2013	2012	2011
Debt-to-equity ratio	0.39	0.37	0.31

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(20) Hedging Instruments

(a) Derivative Instrument:

The structure of the derivative instruments as of December 31, 2013, 2012 and 2011 is as follows:

Counterparty	Value US$(000)	Maturity	Protected debt	Protected Item	Fixed rate and value	In thousands of S/.
						Recorded asset			Recorded liability			Loss (gain) performed
						2013	2012	2011	2013	2012	2011	2013	2012	2011
Interest rate swaps:
- Banco de Crédito del Perú	10,000	Nov. 2017	Bank of Nova Scotia	LIBOR 3M	0.62%	36	—	—	14	33	—	86	—	—
- Citibank N.A.	3,600	Mar. 2013	BCP—Medium term basis	LIBOR 3M	3.29%	—	—	—	—	68	975	52	888	(1,714)
- Scotiabank Perú	21,267	Mar. 2017	Finance
			Lease Scotiabank	LIBOR 3M	2.73%	—	—	—	2,646	3,991	4,336	1,585	1,565	(1,866)
- Scotiabank Perú	22,678	Mar. 2017	Finance
			lease Scotiabank	LIBOR 3M	2.28%	—	—	—	2,189	3,378	3,376	1,383	1,341	(1,253)
Currency swap:
- Banco Continental S.A.	10,000	Ago. 2012	Bco. Continental s/. 29,4 MM	Exchange rate	US$10MM	—	—	—	—	—	—	—	—	2,194
- Banco Continental	8,778	Jan 2014	First Chinango Bond								—
			Program	Exchange	US$ 8.78						—
			- 13th Issuance, Serial B	Rate	(MM)	646	3,071	1,377	—	—	—	(521)	(586)	541

						682	3,071	1,377	4,849	7,470	8,687	2,585	3,208	(2,098)

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
	12.31.2013		12.31.2012		12.31.2011
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Maturity
Current	646	98	277	155	252	170
Non-current	36	4,751	2,794	7,315	1,125	8,517

	682	4,849	3,071	7,470	1,377	8,687

The fair value of hedge instruments is presented as an asset or liability, as applicable. Variations in the fair value of these instruments, net of its taxable effect, are recorded with a charge (credit) to the item “Hedge Reserves”.

Interest Rate Swap

Due to the construction of an open-cycle plant in Santa Rosa Power Plant (TG8 Unit) and associated systems, on March 25, 2008, Edegel S.A.A. signed with Scotiabank S.A.A. a finance lease agreement for an amount of US$ 90,000 thousand that bears an interest rate of 90 day LIBOR plus 1.75% with final maturity in March 2017. In order to fix the interest rate of such debt; Edegel S.A.A. entered into two swap transactions for an amount of US$ 30,000 thousand each one. The fixed interest rate after the swap transactions are 2.73% and 2.28%, respectively.

In November 2012, Chinango S.A.C. signed with Bank of Nova Scotia a financing contract amounting to US$ 10,000 thousand for a five-year term. Funds were used to pay the 11th issuance, Serial A of the First Chinango Bond Program. In order to fix the interest rate, Chinango S.A.C. entered into a swap transaction with Banco de Crédito for an amount of US$ 10,000 thousand. The fixed interest rate after the swap transaction is 0.624%.

Currency Swap

These derivative instruments were hired by Chinango S.A.C. in order to maintain an appropriate balance between expected cash flows in U.S. dollars (or indexed in dollars) and its financial obligations stated in that currency.

Through these instruments denominated “Currency and Interest Rate Swaps”, Chinango S.A.C. has exchanged its obligations in soles for obligations in dollars. In this sense, at each due date of the interest period of hedged debts, Chinango S.A.C. pays to the counterpart of the CCIRS the interests on the obligation in dollars at a rate agreed in the CCIRS contract and receives, in turn, the amount in nuevos soles necessary to meet the payment of the interest on the hedged debt in nuevos soles at a rate agreed with the corresponding creditor.

The Subsidiaries evaluate effectiveness of each hedging of derivative instruments at contracting date and have proven their effectiveness as of December 31, 2013, 2012 and 2011.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Financial derivatives contracted by the Subsidiaries as of December 31, 2013, 2012 and 2011, their fair value and maturity breakdown, of the face or contractual values is detailed as follows:

	In thousands of S/.
	December 31, 2013
	Notional value
	Fair value	Before 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
Cash flow hedge
- Interest rate swap	(4,813)	(13,804)	(21,504)	(21,504)	(38,061)	—	(94,873)

- Currency Swap	646	24,535	—	—	—	—	24,535

	In thousands of S/.
	December 31, 2012
	Notional value
	Fair value	Before 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
Cash flow hedge
- Interest rate swap	(7,470)	(28,160)	(25,355)	(32,383)	(32,383)	(47,494)	(165,775)

- Currency Swap	3,071	—	22,393	—	—	—	22,393

	In thousands of S/.
	December 31, 2011
	Notional value
	Fair value	Before 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Subsequent	Total
Cash flow hedge
- Interest rate swap	(8,687)	(49,240)	(29,772)	(20,063)	(27,493)	(27,493)	(43,469)	(197,530)

- Currency Swap	1,377	—	—	23,675	—	—		23,675

As of December 31, 2013 and 2012, the payment schedule of the non-current portion of long-term financial liabilities is as follows:

		In thousands of S/.
	2013	2012	2011
Year 2013	—	—	140,415
Year 2014	—	139,840	136,906
Year 2015	101,231	92,394	90,939
Year 2016	167,319	152,656	154,709
Year 2017 or more	370,449	345,509	355,511

	638,999	730,399	878,480

(b) Non Derivative Instrument:

As of December 31, 2013, from the debt in U.S. dollars of Subsidiaries, the amount of S/. 673,812 thousand are related to the future cash flow hedge for the income of the Subsidiaries’ activities that are related to the U.S. dollar (note 4 (v)). As of December 31, 2012, such amount amounted to S/. 642,219 thousand.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2011, from the debt in U.S. dollars of Subsidiaries, the amount of S/. 814,769 thousand are related to the future cash flow hedge for the income of the Subsidiaries’ activities that are related to the U.S. dollar (note 4 (v)). As of December 31, 2010, such amount amounted to S/. 857,324 thousand.

The exchange difference generated for this debt is presented in the Statement of Changes in Equity in the item “Hedge Reserves”. The activity during 2013, 2012 and 2011, net of its taxable effect has been as follows:

	In thousands of S/.
	2013	2012	2011
Balance in net variation reserves for cash flow hedges at the beginning of the period	87,517	70,928	55,790
Translation effect recorded in equity	(40,982)	28,303	24,325
Allocation of translation effect transferred to profit or loss	(10,670)	(11,714)	(9,187)

	35,865	87,517	70,928

(21) Deferred Income Tax

(a) This caption comprises the following:

	In thousands of S/.
	Balances as of 12.31.2012	(Charge) credit to profit or loss	Charge (credit) to equity	Balances as of 12.31.2013
Deferred assets:
Impairment of property, plant, and equipment	(320)	—	—	(320)
Inventory obsolescence	(2,500)	—	—	(2,500)
Provision for Technical Quality Standard	(436)	—	—	(436)
Reimbursement for material damage	—	(20,243)	—	(20,243)
Other provisions	(6,550)	109	775	(5,666)

	(9,806)	(20,134)	775	(29,165)

Deferred liabilities:
Basis difference of the cost of property, plant and equipment	397,834	(4,434)	—	393,400
Difference in depreciation rate of property, plant and equipment	292,103	(4,438)	—	287,665
Indirect costs and capitalized finance costs during the construction, net	21,961	(2,533)	—	19,428
Difference in depreciation rate of finance lease assets	34,643	(6,438)	—	28,205
Exchange difference on debt associated to the acquisition of property, plant and equipment	5,262	(696)	—	4,566
Investment in Subsidiary	36,532	(285)	—	36,247
Other	826	6	(695)	137

	789,161	(18,818)	(695)	769,648

	779,355	(38,952)	80	740,483

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	In thousands of S/.
	Balances as of 12.31.2011	(Charge) credit to profit or loss	(Charge) credit to equity	Balances as of 12.31.2012
Deferred assets:
Impairment of property, plant, and equipment	(320)	—	—	(320)
Inventory obsolescence	(2,440)	(60)	—	(2,500)
Provision for Technical Quality Standard	(1,276)	840	—	(436)
Other provisions	(4,041)	(2,917)	408	(6,550)

	(8,077)	(2,137)	408	(9,806)

Deferred liabilities:
Basis difference of the cost of property, plant and equipment	397,110	724	—	397,834
Difference in depreciation rate of property, plant and equipment	295,399	(3,296)	—	292,103
Indirect costs and capitalized finance costs during the construction, net	25,268	(3,307)	—	21,961
Difference in depreciation rate of finance lease assets	34,041	602	—	34,643
Exchange difference on debt associated to the acquisition of property, plant and equipment	4,513	749	—	5,262
Investment in Subsidiary	20,625	15,907	—	36,532
Other	373	(38)	491	826

	777,329	11,341	491	789,161

	769,252	9,204	899	779,355

(b) The composition of the deferred income tax in profit or loss was as follows:

	In thousands of S/.
	2013	2012
For temporary differences on income determination	(38,952)	9,204
For accrual of equity reserves	22,136	(6,915)

	(16,816)	2,289

(22) Equity

(a) Share capital

As of December 31, 2013, 2012 and 2011, the share capital of the Company is represented by 853,429,020 common shares fully subscribed and paid with a par value of S/.1.00 per share.

As of December 2013, 2012 and 2011, the shareholding structure of the Company was as follows:

Stockholders	Class of shares	Number of Shares	%
Endesa Chile S.A.	A	520,578,464	61.00
Southern Cone power Perú S.A.	B	332,850,556	39.00

		853,429,020	100.00

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Both types of shares have the same rights and obligations with the sole exception that Class B shares of the Company are listed in the Lima Stock Exchange.

(b) Other Capital Reserve

According to legal standards in force, the Company is required to allocate a minimum of 10% of the net profit to a legal reserve until it equals 20% of its capital stock. The legal reserve may be used to compensate losses or may be capitalized, being compulsory to refund it in both cases.

General Stockholders’ Meeting dated March 22, 2013; March 31, 2012 and March 28, 2011, approved to allocate 10% of the profits available for periods 2012, 2011 and 2010, amounting to S/. 10,166, S/. 6,198 and S/. 11,596 thousand, respectively to increase the legal reserve.

(c) Dividends paid

The Company has as policy of dividend and advances payments to distribute total funds received from Subsidiaries for these items, deducting the amount corresponding to operating expenses of the period. In that sense, during 2013, 2012 and 2011, the following dividends were declared:

•	At Board of Directors’ Meeting dated October 17, 2013, it was agreed to pay dividends on account of profit or loss of period 2013 for S/. 38,080 thousand equivalent to S/. 0.044620 cents per share.

•	At Board of Directors’ Meeting dated July 18, 2013, it was agreed to pay dividends on account of profit or loss of period 2013 for S/. 90,029 thousand equivalent to S/. 0.105491 cents per share.

•	At General Stockholders’ Meeting, held on March 22, 2013, an agreement was reached to distribute dividends amounting to S/. 54,394 thousand equivalent to S/. 0.063736 cents per share.

•	At Board of Directors’ Meeting dated October 18, 2012, it was agreed to pay dividends on account of profit or loss of period 2012 for S/. 27,690 thousand equivalent to S/. 0.032446 cents per share.

•	At Board of Directors’ Meeting dated July 19, 2012, it was agreed to pay dividends on account of profit or loss of period 2012 for S/. 66,800 thousand equivalent to S/. 0.078272 cents per share.

•	At General Stockholders’ Meeting, held on March 31, 2012, an agreement was reached to distribute dividends amounting to S/. 6,938 thousand equivalent to S/. 0.008129 cents per share.

•	At Board of Directors’ Meeting dated October 28, 2011, it was agreed to pay dividends on account of profit or loss of period 2011 for S/. 26,990 thousand equivalent to S/. 0.031625 cents per share.

•	At Board of Directors’ Meeting dated July 21, 2011, it was agreed to pay dividends on account of profit or loss of period 2011 for S/. 74,812 thousand equivalent to S/. 0.087660 cents per share.

•	At General Stockholders’ Meeting, held on March 28, 2011, an agreement was reached to distribute dividends amounting to S/. 23,811 thousand equivalent to S/. 0.0279 cents per share.

Dividends paid to individuals and non-domiciled legal entities in Peru are subject to a withdrawal of 4.1%.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(23) Sales Income:

This caption comprises the following:

	In thousands of S/.
	2013	2012
Energy
Third parties	658,762	680,575
Related parties	316,737	372,960

	975,499	1,053,535

Power and toll:
Third parties	295,360	275,867
Related parties	140,512	164,776

	435,872	440,643
Other operating income	15,243	17,003

Total energy, power and toll	1,426,614	1,511,181

Other:
Compensations with third parties	5,694	12,958
Compensations with related parties	135	—

	5,829	12,958

Total income	1,432,443	1,524,139

(24) Generation Costs

This caption comprises the following:

	In thousands of S/.
	2013	2012
Natural gas supply, transport and distribution	276,158	273,211
Depreciation and amortization (note 27)	206,962	207,905
Impairment of machine and equipment	36,006	—
Purchase of energy, power and toll (a)	131,945	222,463
Services rendered by third parties (b)	57,025	54,976
Water royalties and electricity taxes	21,618	22,853
Personnel expenses (note 26)	39,040	36,573
Consumption of various supplies	14,087	13,592
Various charges for operations	46,582	25,602
Compensation for additional generation	41,671	39,549
Consumption of oil	8,602	28,119
Taxes	3,463	3,449
Other	3,530	1,307

	886,689	929,599

(a)	It includes purchases to related entities (note 8 (d)).
(b)	It includes services rendered by related entities for S/. 521 thousand (S/. 388 during period 2012).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(25) Administrative Expenses

This caption comprises the following:

	In thousands of S/.
	2013	2012
Personnel expenses (note 26)	31,094	30,345
Services rendered by third parties (a)	13,356	11,596
Taxes	1,863	1,732
Various charges for operations	3,046	2,788
Depreciation and amortization (note 27)	2,659	2,614
Tax sanctions	289	—
Other	1,013	1,478

	53,320	50,553

(a)	It includes services rendered by related parties for S/. 1,701 thousand (S/. 1,389 during period 2012).

(26) Personnel Expenses

This caption comprises the following:

	In thousands of S/.
	2013	2012
Remunerations	29,691	31,478
Workers’ Profit Sharing	28,674	26,107
Social contributions	3,781	3,432
Vacations	3,569	2,190
Others	4,419	3,711

	70,134	66,918

Personnel expenses are distributed as follows:

	In thousands of S/.
	2013	2012
Generation costs (note 24)	39,040	36,573
Administrative expenses (note 25)	31,094	30,345

	70,134	66,918

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(27) Depreciation and Amortization

This caption comprises the following:

	In thousands of S/.
	2013	2012
Depreciation of property, plant, and equipment (note 13)
Generation costs (note 24)	205,298	207,753
Administrative expenses (note 25)	1,992	1,926

	207,290	209,679
Amortization of intangible assets (note 14)
Generation costs (note 24)	1,664	152
Administrative expenses (note 25)	667	688

	2,331	840

	209,621	210,519

(28) Other Operating Income

This caption comprises the following:

	In thousands of S/.
	2013	2012
Reimbursement for material damages and income loss (note 9 and 13 (g))	103,511	—
Administrative services to related parties	3,021	2,425
Profit on sale of property, plant, and equipment	196	3,052
Operating and maintenance services	1,601	—
Transfer of natural gas transport capacity	3,299	2,974
Service of network movements	3,683	1,329
Other Income	3,901	2,810

	119,212	12,590

(29) Finance Income and Costs

This caption comprises the following:

	In thousands of S/.
	2013	2012
Interest on bank deposits	4,853	6,634
Other	115	72

	4,968	6,706

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Financial costs comprise:

	In thousands of S/.
	2013	2012
Unwinding of the discount of provisions (note 34)	299	3,248
Interest on bonds	24,746	30,662
Interest on bank loans	9,971	11,122
Interest on leasing	3,670	4,894
Loss for derivative instruments	2,585	3,208
Other	2,365	1,635

	43,636	54,769

(30) Income tax

Below there is the income tax expense shown in the consolidated statement of income as of December 31, 2013, 2012 and 2011:

	In thousands of S/.
	2013	2012
Current	184,542	175,060
Deferred	(16,816)	2,289

	167,726	177,349

Reconciliation of effective rates of Income Tax as of December 31, 2013 and 2012 to the tax rate is as follows:

	2013		2012
	En miles de S/.	%	En miles de S/.	%
Profit before income tax	622,091	100.00	563,414	100.00
Provision for income tax calculated as per tax rate	186,627	30.00	169,024	30.00
Tax effect on additions and deductions	1,157	0.19	8,325	1.48
Reimbursement for material damages	(20,058)	(4.41)	—	—

Gasto registrado por impuesto a las ganancias	167,726	25.78	177,349	31.48

(31) Earnings per Share

Calculation of basic and diluted earnings attributable to controlling interests as of December 31, 2013, 2012 and 2011 is presented as follows:

	In thousands of S/.
	2013	2012
Profit	239,878	201,703
Nº of shares (in thousands)	853,429	853,429
Basic and diluted earnings per share	0.281	0.236

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(32) Tax Matters

(a)	Company’s income and sales tax returns for years 2009 through 2013 are open to review by tax authorities.

The income tax returns for fiscal years 2010 through 2013 of Edegel S.A.A. are open for review by the Peruvian tax authorities. The Tax Authority has reviewed periods until 2008, giving notice of the corresponding determination resolutions and fine for periods 2007 and 2008 to the Subsidiary. The Subsidiary has appealed the resolution corresponding to period 2007 and claiming for those corresponding to period 2008. Currently, the Tax Authority is reviewing the Income Tax and Sales Tax of period 2009.

Likewise, the Tax Authority has reviewed the Income Tax of periods 2010 and 2011 of Chinango S.A.C. issuing the corresponding determination and fine resolutions of period 2010 which are appealed by the Subsidiary. For 2011, the Subsidiary is waiting for the issuance of the corresponding resolutions. Tax obligations related to the income tax of periods 2009, 2012 and 2013 and sales tax corresponding to periods 2009 to 2013 have a pending tax inspection by the Tax Authority.

Any major expenses exceeding the provisions made to cover the tax obligations will be charged to the results of the period in which those expenses are finally settled. It is the opinion of the Company’s management and its Subsidiaries that, as a result of this review, no significant liabilities will affect the consolidated financial statements as of December 31, 2013, 2012 and 2011.

In accordance with current tax legislation, corporate income tax for the years 2013 and 2012 is calculated on the basis of the net taxable income at a rate of 30% over the net taxable profit (after deducting the expense for workers’ profit sharing calculated with a rate of 5%).

(b)	For income tax purposes, the market value of the transactions between related parties shall be determined based on transfer pricing standards. These standards define, among others, coverage, relationship criteria, as well as comparability analysis, methodology, adjustments and information. The standards establish that under certain conditions, companies are required to have a Technical Study Report supporting the calculation of transfer pricing with related parties. Likewise, this obligation is required for all transactions made from, towards or through territories with low or null taxation.

The Company’s management and its Subsidiaries consider that for income, sales, and excise tax purposes, pricing regarding transactions such as those aforementioned has been made in accordance with tax legislation; consequently, no significant liabilities will arise as of December 31, 2013, 2012 and 2011.

(c)	The total or partial distribution of dividends, or other types of profit distributed by entities domiciled in Peru, is subject to a 4.1% income tax, except for the distribution of profits made in favor of another entity domiciled in the Peru.

(d)	In 2005, a temporary tax on net assets (ITAN, for its Spanish acronym) was established. The taxable base is the prior period adjusted net asset value less depreciations, amortizations, legal cash reserve, and specific provisions for credit risk. The tax rate is 0.4% for years 2013 and 2012 and is applied to the amount of net assets exceeding S/. 1 million. It may be paid in cash or in nine consecutive monthly installments. The paid amount can be used as a credit for partial payments of income tax general regime for the taxable periods from March to December of the fiscal period in which the tax was paid until maturity date of each of the partial payment, and against the payment for regularization of income tax of the corresponding taxable period.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(e)	Technical assistance provided by non-domiciled entities will be subject to a 15% withholding income tax, regardless of the place where the service is rendered, and subject to compliance with the Income Tax Law requirements.

(f)	Tax on Financial Transactions (ITF) for fiscal period 2013 was fixed at the rate of 0.005%. This tax is applied on charges and debits in bank accounts or movements of funds made through the financial system, unless the account is tax-exempt.

(33) Commitments

The Subsidiaries have the following commitments as of December 31, 2013; these commitments are not for a fixed price.

(a) Electricity Supply Contracts

Contracts with Regulated Clients:

Client	Beginning	Ending	Energy Supply contracted
Edelnor S.A.A. (LP)	1/1/2014	12/31/2021	Up to 30.8 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 28.2 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 28.2 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 28.7 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 166.7 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2021	Up to 24.8 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 23.9 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 23.9 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 0.7 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 23.1 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 134.1 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2021	Up to 1.7 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 3.2 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 3.2 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 3.4 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 19.8 MW
Edecañete S.A.A (LP)	1/1/2014	12/31/2021	Up to 0.74 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2021	Up to 2.5 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 4.4 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 4.4 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 4.5 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 26.0 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2021	Up to 2.7 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 2.9 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 2.9 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 0.1 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 3.0 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 17.4 MW

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Client	Beginning	Ending	Energy Supply contracted
Seal S.A. (LP)	1/1/2014	12/31/2021	Up to 4.5 MW
Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 5.3 MW
Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 5.3 MW
Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 0.2 MW
Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 4.9 MW
Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 28.6 MW
Hidrandina S.A.	9/1/2012	12/31/2015	Up to 33.2 MW in 2012
Up to 20.9 MW in 2013
Up to 110.3 MW in 2014
Up to 48.2 MW in 2015
Electrocentro S.A.	9/1/2012	12/31/2015	Up to 10.0 MW in 2012
Up to 12.5 MW in 2013
Up to 54.0 MW in 2014
Up to 14.6 MW in 2015
Electronoroeste S.A.	6/1/2014	12/31/2014	Up to 39.0 MW
Edelnor S.A.A.	1/1/2016	12/31/2027	67.8 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2021	Up to 6.3 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 5.8 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2023	Up to 5.8 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 5.5 MW
Edelnor S.A.A. (LP)	1/1/2014	12/31/2025	Up to 34.1MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2021	Up to 5.1 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 4.9 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2023	Up to 4.9 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 4.4 MW
Luz del Sur S.A.A. (LP)	1/1/2014	12/31/2025	Up to 27.5 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2021	Up to 0.3 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 0.7 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2023	Up to 0.7 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 0.7 MW
Electrosur S.A. (LP)	1/1/2014	12/31/2025	Up to 7.1 MW
Edecañete S.A.A (LP)	1/1/2014	12/31/2021	Up to 0.2 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2021	Up to 0.5 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 0.9 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2023	Up to 0.9 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
Electrosureste S.A. (LP)	1/1/2014	12/31/2025	Up to 5.3 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2021	Up to 0.6 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 0.6 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2023	Up to 0.6 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 0.6 MW
Electropuno S.A. (LP)	1/1/2014	12/31/2025	Up to 3.6 MW
Seal S.A. (LP)	1/1/2014	12/31/2021	Up to 0.9 MW
Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 1.0 MW
Seal S.A. (LP)	1/1/2014	12/31/2023	Up to 1.0 MW
Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 0.9 MW
Seal S.A. (LP)	1/1/2014	12/31/2025	Up to 5.9 MW

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Contracts with Free Market Clients:

Client	Beginning	Ending	Energy Supply Contracted
Empresa Siderúrgica del Perú S.A.	5/8/1997	12/31/2017	55 MW in HFP, 13 MW in HP since February 2009.
Votorantim Metais - Cajamarquilla S.A.	2/1/2001	2/28/2017	60 MW in HP, 125 MW in HFP.
Votorantim Metais - Cajamarquilla S.A.	9/1/2009	8/31/2019	10 MW in HP and 57 MW in HFP.
Compañía Minera Antamina S.A.	5/27/1999	12/31/2014	Up to a maximum of 121.5 MW until the termination of the contract
Industrias Electroquímicas S.A.	10/1/2005	12/31/2014	Up to 2.7 MW
Tejidos San Jacinto S.A.	5/1/2011	4/30/2016	Up to 7.5 MW
Compañía Textil Credisa Trutex S.A.A.	8/1/2010	12/31/2015	Up to 12.0 MW
Moly-Cop Adesur S.A.	4/1/2010	3/31/2020	Up to 2.0 MW in HP and 16.0
MW in HFP in Lima
Up to 0.2 MW in HP and 11.0
MW in HFP in Arequipa
Compañía Minera Antamina S.A.	7/1/2011	12/31/2014	Up to 30 MW
Minera Chinalco Perú S.A.	10/1/2011	9/30/2026	Up to 166 MW
Compañía Minera Casapalca S.A.	3/1/2012	12/31/2017	14 MW in HP and HFP.
Shougang Hierro Perú S.A.A.	5/1/2014	12/31/2020	Up to 70 MW during period 2014-2017
100 MW in 2018-2019
110 MW in 2020.
Praxair Perú S.R.L. Administradora Jockey Plaza	9/7/2012	12/31/2019	2.8 MW
Shopping Center S.A.	11/1/2012	10/31/2015	Up to 14.5 MW
La Arena S.A.	1/1/2014	12/31/2028	Up to 30.0 MW
Hudbay Perú S.A.C.	5/1/2014	12/31/2025	Up to 90.0 MW
Banco Interbank	3/1/2003	4/30/2014	Total agreed maximum demand of 2.5 MW

(b) Natural Gas Supply Contract from Camisea Deposits

By means of the assignment of contractual position agreement, Electroperú S.A. transferred to Empresa de Generación Eléctrica Ventanilla S.A.-ETEVENSA (“Etevensa”), effective from August 1, 2003, its contractual position in the Contract for Natural Gas Supply (hereinafter the Contract) entered into between companies that are part of the Contractor in charge of the exploitation of hydrocarbons in Camisea deposits (hereinafter the Contractor). These companies expressed their total and absolute agreement with such assignment. Under the takeover of Etevensa by Edegel S.A.A. from June 1, 2006, Edegel S.A.A. acquired the rights and obligations of Etevensa in the Contract.

The Contract binds upon Edegel S.A.A. to exclusively acquire gas from the Contractor until the maximum daily amount established in 3.901MM mcd for power plants of Ventanilla and Santa Rosa. Likewise, the Contract binds upon Edegel S.A.A. to pay a minimum of 100% of the daily contractual quantity (2.50MM mcd from August 21, 2013; this quantity increased in 2.30MMmcd).

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The purchase price is fixed at the point of receipt (Las Malvinas- Camisea) and is expressed in US$/MMBTU (dollars per million BTU). Effectiveness of this contract is 15 years from August 20, 2004.

The cost of natural gas supply as of December 31, 2013 amounted to S/. 140,595 thousand (S/. 141,216 as of December 31, 2012, S/. 149,310 as of December 31, 2011 and S/. 130, 360 as of December 31, 2010).

(c) Natural Gas Transport Contracts

On May 2, 2005, Edegel S.A.A. entered into with Transportadora de Gas del Perú S.A. (hereinafter TGP) a Contract for Interruptible Natural Gas Transport Service with the intention that TGP renders services from the point of receipt located in Las Malvinas (Camisea) to the point of delivery in the City Gate of Lurin. This contract will be effective until January 1, 2034.

The maximum daily interruptible quantity (MIQ) that TGP is obliged to transport is the following:

Period	MIQ (m3 td/day)
-
- From August 14, 2010 to December 31, 2019	992,624
- From January 1, 2020 to December 31, 2025	1,000,000
- From January 1, 2026 to January 1, 2034	3,100,000

On the other hand, on December 10, 2007, Edegel S.A.A. has signed the Firm Transport Service Contract with TGP with the intention that it renders such service from August 1, 2008 to December 31, 2025.

The daily reserved capacity amounts to the following values:

Period	DRC (m3 td/day)
-
- From August 14, 2010 to August 1, 2019	3,207,376
- From August 2, 2019 to January 1, 2020	2,589,554
- From January 2, 2020 to December 31, 2025	2,100,000

The consideration of the service to which the above mentioned interruptible and firm contracts refer is calculated based on tariffs regulated by the Supervisory Entity for Investment in Energy and Mining (OSINERGMIN) applied on gas volumes effectively transported in the case of the interruptible service contract and the reserved volume in the case of the firm service contract.

Cost for these services as of December 31, 2013 amounted to S/. 115,796 thousand (S/. 112,328 as of December 31, 2012, S/. 111,372 as of December 31, 2011 and S/. 102,184 as of December 31, 2010) and is recorded in the Cost of Generation item.

(d) Natural Gas Supply Contract

On August 27, 2004, ETEVENSA, currently Edegel S.A.A. entered into with Gas Natural de Lima y Callao S.R.L. (hereinafter GNLC) the Contract for Interruptible Natural Gas Transport Service through the Main Distribution Network from the point of receipt located in the City Gate of Lurin to the point of delivery in the Thermoelectric Plant of Ventanilla. This Contract has a term of effectiveness of 15 years from the date of signing.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The maximum daily interruptible capacity (MIC) of gas that GNLC is obliged to transport is:

Period	MIC (m3 td/day)
- From August 1, 2009 to August 22, 2019	100,000

Likewise, on May 20, 2005, GNLC and Edegel S.A.A. signed other Contract for Interruptible Natural Gas Transport Service through the Main Distribution Network from the point of receipt located in the City Gate of Lurin to the point of delivery in the Thermoelectric Plant of Santa Rosa (Interruptible Service Contract Santa Rosa”). This contract will be effective until Tuesday, December 31, 2019.

The maximum daily interruptible capacity (MIC) of gas that GNLC is obliged to transport is:

Period	MIC (m3 td/day)
- From March 1, 2010 to December 31, 2019	900,000

On September 22, 2008 and within the Eleventh Public Auction for Contracting of Firm Service and called for the Contracting of the Interruptible Service of Natural Gas Transport through the Main Distribution Network, GNLC and Edegel S.A.A. signed the following Firm Service Contracts for the plants of Santa Rosa and Ventanilla.

The daily reserved capacity of gas that GNLC is obliged to transport is:

Period	DRC (m3 td/day)
Point of Delivery: Ventanilla.
- From August 1, 2009 to December 31, 2025	2,100,000

Point of Delivery: Santa Rosa.
- From March 1, 2010 to December 31, 2019	1,100,000

The consideration of services to which the above mentioned contracts refer is calculated based on tariffs regulated by the Supervisory Entity for Investment in Energy and Mining (OSINERGMIN) applied on gas volumes effectively transported in the case of the interruptible service contract and the reserved volume in the case of the firm service contract.

Cost for these services as of December 31, 2013 amounted to S/. 19,767 thousand (S/. 19,668 as of December 31, 2012, S/. 19,371 as of December 31, 2011 and S/. 19,027 as of December 31, 2010) and is recorded in the Cost of Generation item.

(e) Long-term Contracts for the acquisition of replacement parts and rendering of maintenance services for Thermal Plants

On May 28, 2004, Empresa de Generación Termoeléctrica Ventanilla S.A.—ETEVENSA (“Etevensa”) signed a long-term service agreement (LTSA) with Siemens Westinghouse Power Corporation (currently Siemens Energy Inc.) and Siemens Westinghouse Service Company LTD (its rights and obligations have been assigned to Siemens S.A.C.) for the acquisition of replacement parts and spare parts, as well as for rendering scheduled maintenance services (major and minor) for the two turbines of the Thermoelectric Power Plant in Ventanilla. The LTSA referred to the Ventanilla Plant became effective on the date of signing and will be in

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

force until: (a) each turbine of the Thermoelectric Power Plant of Ventanilla accumulates 108,333 HES; or (b) 18 years are reached from the date of beginning of the commercial operation of the natural gas plant, whichever occurs first.

Likewise, on June 15, 2005, Edegel S.A.A. signed a similar contract with the same companies for the acquisition of replacement parts and spare parts, as well as for rendering scheduled maintenance services (minor and major) for the turbine Westinghouse located in the Thermoelectric Power Plant of Santa Rosa. The LTSA referred to the turbine Westinghouse of Santa Rosa began operations on June 1, 2005 and will be in force until: (a) the turbine Westinghouse of the Thermoelectric Power Plant Santa Rosa accumulates 96,000 HES; or (b) 18 years are reached since June 1, 2005; or, (c) two high inspections and two hot gas path inspections are carried out as defined in the contract, whichever occurs first. Due to the claim occurred in May 2013 (note 13(g)) affecting this turbine, the Contract is still suspended as of December 31, 2013.

On the other hand, on March 27, 2009, Siemens Power Generation, Inc. (currently Siemens Energy Inc.) and Siemens Power Generation Service Company, Ltd. (its rights and obligations are currently assigned to Siemens S.A.C.) entered into with Edegel S.A.A. other LTSA for the acquisition of spare parts and replacement parts, as well as for rendering scheduled maintenance services (minor and major) for the Siemens turbine installed in the Thermoelectric Power Plant of Santa Rosa. The LTSA referred to the Siemens turbine of Santa Rosa began operations on the date of signing and will be in force until: (a) the turbine Siemens of the Thermoelectric Power Plant Santa Rosa accumulates 100,000 HES; or (b) 18 years are reached since the date of signing; or, (c) two high inspections and two hot gas path inspections are carried out as defined in the contract, whichever occurs first.

The contracts establish various forms of payment such as an initial payment for spare parts and equipments specified in the pertinent agreements, monthly payments based on an accumulation schedule of equivalent service hours for each turbine, monthly fixed payments for turbines, payment as per schedule specified for minor and major scheduled maintenance services, as per the accumulation of equivalent service hours and monthly payment for maintenance services of the control system of gas turbines of each contract.

(f) Fuel Supply Contract for Thermal Plants

On September 7, 009, Edegel S.A.A. entered into with Petróleos del Perú—Petroperú S.A. (Petroperú) a supply contract of Biodiesel B2 GE or other similar fuel destined to Thermal Plants effective for one renewable year. By means of communications between the parties, effectiveness was extended for three years and was formalized through an addendum dated December 13, 2010, including the automatic renewal if no prior notice is given.

According to the signed contract, Petroperu assumes the commitment to deliver a monthly volume of 20,000 barrels (free volume) or any other volume higher than the latter of “firm” nature that Edegel S.A.A. has requested with prior notice of 60 days. If Edegel S.A.A. does not comply with the purchase of “firm” requested volume, it will be subject to the payment of a penalty in favor of PETROPERU to indemnify its financing and storage costs.

According to medium-term operation contracts of COES (September 2010- August 2011), the operation of thermal units of Edegel S.A.A. with diesel was not necessary, except for specific cases (peak demand, failures in other system units, etc, for which no penalties were paid.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(g) Joint Collateral Agreements in favor of Chinango S.A.C.

In May 2009, Edegel S.A.A. granted an irrevocable joint collateral of automatic execution in favor of Bondholders of the First Bond Program Chinango (formerly called “Second Bond Program Edegel”) to guarantee the payment of obligations issued under this program that were transferred by Edegel S.A.A. to Chinango S.A.C. under the corporate reorganization held on May 31, 2009. The balance of such obligations as of the date of the Consolidated Statement of Financial Position amounts to S/. 25,075 thousand.

(34) Contingencies

As of December 31, 2013, the Company and its Subsidiaries have a pending solution of court and arbitration proceedings, as well as administrative and tax procedures related to the developed activities. In management and its internal and external legal advisors’ opinion, the Company has recorded the liabilities considered as appropriate based on the information available as of December 31, 2013, and those will not result in liabilities additional to those already recorded by the Company and its Subsidiaries (note 18).

The main contingencies are:

(a) Income Tax Assessments for periods 2000 and 2001

As a result of the tax inspection of the income tax of periods 2000 and 2001, on December 28, 2005, Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions amounting to S/. 75,892 thousand (including fines and interests calculated as of that date) for alleged omissions in the income tax payment of period 2000. Likewise, on that date Edegel S.A.A. was notified through different tax assessment resolutions amounting to approximately S/. 6,842 thousand corresponding to default interests related to payment on account of Income Tax of period 2001.

In January 2006, the Subsidiary filed a partial appeal against such tax assessment and fine resolutions paying the tax corresponding to not claimed items. In September 2008, the Tax Authority notified the subsidiary through an Intendency Resolution through which the field claim was declared grounded.

In October 2008, the Subsidiary filed an appeal against such Intendency Resolution before the Tax Court. The main objections of the Tax Authority that have been subject to appeal are the following:

(i)	S/. 44,025 thousand of objections of the taxable base for depreciation of revalued fixed assets in period 1996.

(ii)	S/. 12,574 thousand of objections of the taxable base for finance costs related to loans that the Tax Authority assumes that were used for the purchase of shares of own issuance; therefore, they do not comply with the principle of causality.

(iii)	S/. 5,673 thousand of objections of the taxable base for negative Inflation Exposure Results of period 2001.

The challenged contingency updated as of December 31, 2013 amounts to S/. 98,957 thousand (including taxes, fines and interests calculated as of that date).

As of December 31, 2013, the appeal filed by the Subsidiary has pending resolution by the Tax Court.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In opinion of the Subsidiary’s Management and its Legal Advisors, there is a high probability of success concerning challenged items, except for the portion that already has a provision amounting to S/. 2,601 thousand as of December 31, 2013 (note 18).

(b) Income Tax Assessments for periods 2002 and 2003

In July 2007, Edegel S.A.A. was notified by the Tax Authority through various Tax Assessment and Fine Resolutions amounting to S/. 10,224 thousand (including taxes, fines, as well as interests calculated as of that date) for the income tax of periods 2002 and 2003.

The Subsidiary accepted some objections paying the corresponding debt and in August 2007 it claimed before the Tax Authority those amounts that were not accepted.

By means of Intendency Resolution 01501140007736 dated October 2008 the above mentioned claim was partially grounded and it was established to continue with the collection of the amended debt amounting to S/. 3,154 thousand.

In December 2008, the Subsidiary filed a partial appeal against the mentioned Intendency Resolution. The appeal was mainly related to the objection for exchange difference and interests arising from credits acquired to refinance the debt that was subject to objections in periods 2000 and 2001 because they were allegedly related to the purchase of shares of own issuance.

The contingency related to this tax assessments, updated as of December 31, 2013 amounted to S/. 5,627 thousand (including taxes, fines and interests calculated as of that date).

As of December 31, 2013, the appeal filed by the Subsidiary has pending resolution by the Tax Court.

In opinion of the Subsidiaries’ management and its legal advisors the appeal has probabilities to succeed.

(c) Income Tax Assessments for period 2006

In April 2011, Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions related to alleged omissions in the income tax determination of period 2006 (annual and payments on account) and the alleged infringement committed of article 178.1 of the Tax Code (declare figures or false data that have influence in the determination of the tax obligation).

In May 2011, the Subsidiary filed a partial appeal against these resolutions. On the same date, a debt payment was made related to payments on account for January and February 2006.

On March 6, 2012, the Subsidiary was notified through Intendency Resolution 0150140010139 for which the Tax Authority declared the claim groundless. Such Resolution was appealed by the Subsidiary through appeal filed on March 27, 2012.

The contingency related to this tax assessments, updated as of December 31, 2013 amounted to S/. 29,523 thousand (including taxes, fines and interests calculated as of that date).

As of December 31, 2013, the appeal filed by the Subsidiary has pending resolution by the Tax Court.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In opinion of the Subsidiaries’ management and its legal advisors the appeal has probabilities to succeed.

(d) Income Tax Assessment for period 2007

In May 2013, Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions related to income tax determination and payments on account of period 2007 and the alleged committed infringement of article 178.1 of the Tax Code (declare figures or false data that have influence in the determination of the tax obligation).

The Tax Authority determined a lower balance in favor of period 2007 for income tax, as well as higher payments on account and their respective fines as a result of the higher income tax determined in 2006 and that has influence on the determination of the credit balance and payments on account of period 2007.

On June 18, 2013, the Subsidiary filed an appeal against such resolutions which was declared groundless by the Tax Authority through Intendency Resolution 0150140010970 notified on October 10, 2013.

The contingency related to this tax assessments, updated as of December 31, 2013 amounted to S/. 11,588 thousand (including interests payable on account, fines and interests calculated as of that date).

In opinion of the Subsidiaries’ management and its legal advisors the appeal has probabilities to succeed.

(e) Income Tax Assessment for period 2008

In November 2013, Edegel S.A.A. was notified through Tax Assessment and Fine Resolutions related to income tax and payments on account of period 2008 and the alleged infringement committed of article 178.1 of the Tax Code (declare figures or false data that have influence in the determination of the tax obligation).

The Tax Authority determined a lower balance in favor of period 2008 for income tax, as well as higher payments on account and their respective fines as a result of the higher income tax determined in 2006 and 2007 and that have influence on the determination of the credit balance and payments on account of period 2008.

On December 16, 2013, the Subsidiary filed a claim against such resolutions.

The contingency related to this tax assessments updated as of December 31, 2013 amounts to S/. 4,223 thousand (including interests of payments on account, fines and fine interests, calculated as of that date).

As of December 31, 2013, the claim filed by the Subsidiary has pending resolution by the Tax Authority.

In opinion of the Subsidiaries’ management and its legal advisors the claim has probabilities to succeed.

(f) Assessment for Sales Tax, Municipal Promotion Tax and Ad Valorem of years 2008 and 2009.

In December 2013, Scotiabank Perú S.A.A. with which Edegel S.A.A. has signed a leasing contract referred to the project Santa Rosa was notified through Division Resolutions through which the Tax Authority put under collection (i) S/. 4,605 thousand, for taxes (sales tax, Tax Municipal Promotion and Ad Valorem) that were not paid in various custom declarations, (ii) S/.9,210 thousand for a fine equivalent to the double taxation that was allegedly not paid and, (iii) S/.710, for a fine equivalent to 0.2 tax units in force in 2009, for an alleged incorrect statement of the value in Custom Declarations.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Such Tax Assessments are related to Customs Declarations issued for the execution of the Turnkey Contract for the project Santa Rosa signed between Siemens Power Generation Inc. and the Subsidiary and subsequently by Scotiabank Perú S.A.A. which was joined as owner of goods to which such contract is subject. Tax Assessments from the Tax Authority are as follows: (i) engineering services rendered abroad by Siemens Power Generation Inc. under the above mentioned contract, should take part of the custom value of imported products, and (ii) the amount of the bond for higher performance of Santa Rosa paid to Siemens Power Generation Inc. should have been added to such value.

Scotiabank Perú S.A.A. shall file a claim no later than January 7, 2014.

The contingency related to this tax assessments updated as of December 31, 2013 amounts to S/. 19,047 thousand (including taxes, fines and interests calculated as of that date).

(g) Claims with ESSALUD (former IPSS)

(i)	Process referred to alleged debts for non-compliance with the payment of contributions to health systems of Decree Law 22482, Decree Law pensions 19990, workplace accidents and occupational disease of Decree Law 18846 during the period from April 1994 and March 1996, for the amount of S/. 8,203 thousand (including interest calculated until June 1996).

In January 2010, Edegel S.A.A. was notified through Resolution 802-14-0020026 dated December 28, 2009, which declared that the claim related to the payment of contributions to the health system, workplace accidents and occupational disease was groundless; thus, ordering continued collections. Likewise, ESSALUD declared that the claim related to the pension system was inadmissible since it was within the scope of the National Pension Office (ONP). On January 27, 2010, the Subsidiary filed an appeal for reconsideration against such Resolution.

In December 2010, the Subsidiary was notified through Resolution 806-15-000-1286, through which ESSALUD declared partially founded the appeal filed, ordering the Subsidiary the payment of a debt amounting to S/.1,834 thousand (including interests).

In December 2010, the Subsidiary made the payment ordering such Resolution.

In January 2011, the Subsidiary filed to ESSALUD a written document communicating the payment of debt and requesting (i) Declaration of total and full payment of debts, (ii) lack of any other debt derived from the inspection process and, (iii) the final document of the file.

The Subsidiary is waiting for the Resolution of ESSALUD that responds to the above mentioned written document.

(ii)	Claim referred to payment orders through which it is intended to collect to Edegel S.A.A. the alleged omission in the payment of contributions to ESSALUD, during the period from April 1997 to December 1998.

The total alleged debt that amounted to S/. 2,881 thousand as of April 2001, arises from: (a) ESSALUD has adopted, amounts exceeding those shown in the Tax Returns of Employees filed by the Subsidiary as taxable base for the calculation of contributions, and (b) in order to calculate contributions, ESSALUD has applied the rate of 9% for all the inspected period, without considering that, in application of legal provisions in force as of the date of the accrual of contributions, the applicable percentage was 1.8% from April 1997 to May 1997 and 6.75% from May 1997 to September 1997.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In opinion of the Subsidiary’s Management and its legal advisors, it is probable to obtain a favorable result concerning the taxable base that shall be used to calculate contributions since the amount declared by the Subsidiary conforms to remunerations effectively received by employees. On the other hand, concerning the applicable percentage, it shall be necessary to obtain a favorable result concerning periods between April and May 1997 and from September 1997 to December 1998, which will decrease the contingency in S/. 1,021 thousand plus interests.

The provision recorded by the Subsidiary, for both processes, as of December 31, 2013 amounts to S/. 6,888 thousand (note 18).

(h) Property Tax Assessment of Periods 2000 to 2004

The District Municipality of San Ramon notified the Subsidiary Edegel S.A.A. through Tax Assessment Resolution 02-2005-OR-MDSR and Fine Resolution 01-2005-OR-MDSR for which the amount of S/. 3,388 thousand was subject to collection for Property Tax of periods 2000 to 2004 and S/. 26 thousand for fine, including both default interest calculated as of January 14, 2005. The Municipality supports the tax assessment when including in the taxable base, movable property and investments in land of third parties.

In June 2005, the Subsidiary filed an appeal against above mentioned resolutions based on the fact that the Property and Fine Tax corresponding to period 2000 are prescribed and that, concerning other periods, the taxable base assumed by the Municipality considers elements that are not adjusted to law provisions.

To this process, claims filed by the Subsidiary concerning Tax Assessment Resolutions 003-2005-OR-MDSR and 004-2005-OR-MDSR for which the Municipality of San Ramón requested the payment of Work Compliance Rates and Planning Application, respectively, amounting to S/. 258 thousand, each of them.

To date, the District Municipality of San Ramon has not complied with filling the proceedings to the Tax Court so that the entity decides on the appeal filed by the Subsidiary. This arose, although the above mentioned Municipality obtains an unfavorable result in the legal proceedings initiated by them through which it was expected to declare invalidity of the Resolutions of the Tax Court which require filing the proceedings.

In opinion of the Subsidiary’s Management and its Legal Advisors, there are high probabilities to obtain a favorable result concerning the tax assessment of period 2000 for the prescribed year. Likewise, there are also high probabilities of success concerning the contingency associated to the valuation of property made by the Municipality and its inclusion within the taxable base for the tax determination of periods 2001 to 2004. On the other hand, concerning the claim related to the inclusion of investments in land of third parties within the taxable base for the tax determination of periods 2001 to 2004, the contingency has been classified as probable, reason why the provision recorded by the Subsidiary as of September 30, 2013 amounts to S/. 3,470 thousand (note 18).

(i) Fine associated to the Real Estate Transfer Tax of year 2009 imposed by the District Municipality of San Ramon

In October 2010, the District Municipality of San Ramon notified Chinango S.A.C. through the Fine Resolution 049-2010/MDSR for which the amount of S/. 977 thousand was subject to collection for allegedly having incurred in the infraction standardized in paragraph 1 of article 178° of the Tax Code (declare false figures or data that have influence in the determination of the tax obligation).

In November 2010, the Subsidiary filed a claim against the above mentioned resolution, stating that it is no longer appropriate since there is no obligation of submitting a Real Estate Transfer Tax return.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In April 2011, the Subsidiary was notified through Management Resolution 113-2011-GR-MDSR through which the District Municipality of San Ramon declared inadmissible the dispute of tax assessment. The Subsidiary filed an appeal against Management Resolution requesting the Municipality to resolve the claim, since it was submitted under legal established terms.

In July 2011, the Subsidiary was notified through Municipal Management Resolution 090-2011-GEMU-MDSR through which General Management Resolution 113-2011-GR-MDSR was declared invalid.

The contingency updated as of December 31, 2013 amounts to S/. 1,644 thousand.

As of December 31, 2013, the claim filed by the Subsidiary has pending resolution by the above mentioned Municipality.

In opinion of the Subsidiaries’ management and its legal advisors, there are reasonable arguments to obtain a favorable result.

(j) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of San Ramon:

In April 2013, the District Municipality of San Ramon notified Chinango S.A.C. through various Tax Assessment Resolutions for which an alleged debt of real estate transfer tax was subject to collection. It taxed the transfer of certain assets in the simple reorganization carried out between Edegel S.A.A. and Chinango S.A.C. in May 2009.

In May 2013, Chinango S.A.C filed a claim against the above mentioned Resolutions which was resolved in September 2013 through Management Resolution which declared the invalidity of Tax Assessment Resolutions challenged and ordered the conduction of a new tax inspection.

Such tax inspection was carried out during September, October and November 2013, having that in this last month, the Municipality notified the Subsidiary through a Tax Assessment Resolution for which an alleged omitted tax amounting to S/. 1,689 thousand was subject under collection.

In December 2013, the Subsidiary filed a claim against the new Tax Assessment Resolution which was resolved in that same month through Management Resolution. This last Resolution declared groundless the claim. The Subsidiary filed an appeal against Management Resolution under the legal established term.

The contingency updated as of December 31, 2013 amounts to S/. 2,629 thousand.

In opinion of the Subsidiaries’ management and its legal advisors there are reasonable arguments to obtain a favorable result.

(k) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of Monobamba:

In May 2013, the District Municipality of Monobamba notified Chinango S.A.C through various Tax Assessment Resolutions for which an alleged debt of real estate transfer tax was subject to collection. It taxed the transfer of certain assets in the simple reorganization carried out between Edegel S.A.A. and Chinango S.A.C. in May 2009.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

In June 2013, Chinango S.A.C filed a claim against the above mentioned Resolutions which was resolved in September 2013 through Management Resolution which declared the invalidity of Tax Assessment Resolutions challenged and ordered the conduction of a new tax inspection.

Such tax inspection was carried out during September, October and November 2013, having that in this last month, the Municipality notified the Subsidiary through a Tax Assessment Resolution for which an alleged omitted tax amounting to S/. 4,341 thousand was subject under collection.

In December 2013, the Subsidiary filed a claim against the new Tax Assessment Resolution which was resolved in that same month through Management Resolution. This last Resolution declared groundless the claim. The Subsidiary filed an appeal against Major Resolution under the legal established term.

The contingency updated as of December 31, 2013 amounts to S/. 7, 650 thousand.

In opinion of the Subsidiaries’ management and its legal advisors there are reasonable arguments to obtain a favorable result.

(l) Real Estate Transfer Tax Assessment of year 2009 imposed by the District Municipality of Masma:

In July 2013, the District Municipality of Masma notified Chinango S.A.C through Tax Assessment Resolutions for which an amount of alleged debt of real estate transfer tax was subject to collection. It taxed the transfer of certain assets in the simple reorganization carried out between Edegel S.A.A. and Chinango S.A.C. in May 2009.

In August 2013, the Subsidiary filed an appeal against the mentioned Tax Assessment Resolution.

In December 2013, the Subsidiary was notified with Official Letter issued by the Municipality through which such entity informs the Subsidiary that will declare inadmissible the above mentioned appeal if no payment of tax debt is accepted in the Municipal savings bank since the payment on consignment (in The judiciary) is not valid. The Subsidiary will respond such Official Letter.

The contingency updated as of December 31, 2013 amounts to S/. 2,667 thousand.

In opinion of the Subsidiaries’ management and its legal advisors there are reasonable arguments to obtain a favorable result.

(m) Property Tax Assessment of year 2010 imposed by the District Municipality of San Ramon:

In December 2013, the District Municipality of San Ramon notified Chinango S.A.C. through a Tax Assessment Resolution for which the amount of S/. 229 thousand for an alleged omission in the payment of the Property Tax of year 2010 was subject to collection.

The Subsidiary filed an appeal against the Tax Assessment Resolution within the legal established term.

The contingency updated as of December 31, 2013 amounts to S/. 341 thousand.

In opinion of the Subsidiary’s management and its legal advisors there are reasonable arguments to obtain a favorable result.

GENERANDES PERÚ S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(35) Subsequent Events

After December 31, 2013, the following events occurred:

On April 15, 2014, the Company received from the insurance company MAPFRE, the amount of US$ 13 million for the claim of the TG7 occurred in May 2013.

On April 29, 2014, Enersis S.A. entered into a purchase agreement for the acquisition of all the shares that Inkia Americas Holdings Limited indirectly holds in Generandes Perú S.A. (equivalent to 39.01% of such company), controlling entity of Edegel S.A.A. The above mentioned purchase agreement includes the price of US$ 413 million payable once the shares are transferred.

Until                     , 2015 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotment or subscription.

                                     Ordinary Shares

PROSPECTUS

BofA Merrill Lynch

Credit Suisse

The date of this prospectus is                     , 2015.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our memorandum and articles of association provide that, subject to the provisions of the Singapore Companies Act, every director, secretary or other officer of our Company or our subsidiaries and affiliates shall be entitled to be indemnified by our Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties (and where he serves at our request as a director, officer, employee or agent of any of our subsidiaries or affiliates) or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of our Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

When the Second Phase of the Amendment Act becomes effective, we will be allowed to indemnify our officer against liability incurred by the officer to a person other than the company, except when the indemnity is (i) against any liability of the officer to pay a fine in criminal proceedings, (ii) a penalty in respect of non-compliance with any regulatory requirements, (iii) any liability incurred by the officer in defending criminal proceedings in which the officer is convicted, (iv) in civil proceedings brought by the company or a related company in which judgment is given against the officer, or (v) in connection with an application for a relief from liability in which the court refuses to grant the officer relief. We will also be allowed to provide funds to our director to meet expenditure incurred or to be incurred by him or her, or to enable him or her to avoid incurring expenditure in defending himself or herself in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company: (i) in any criminal or civil proceedings, (ii) in any investigation by a regulatory authority, (iii) against any action proposed to be taken by a regulatory authority, or (iv) in connection with an application for relief.

We will enter into indemnification agreements with our officers and directors. These indemnification agreements provide our officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. We have also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7. Recent Sales of Unregistered Securities

On May 4, 2015, one ordinary share, representing our outstanding share capital, was issued to our sole shareholder, Kenon, in connection with our formation and in reliance upon the exclusion from registration provided by Regulation S under the Securities Act.

Prior to the completion of the offering, our sole shareholder, Kenon, will effect a Reorganization pursuant to which it will transfer all of its equity interests in its wholly-owned subsidiary ICP to us, in exchange for (i) receipt of          of our ordinary shares issued for such purpose, and (ii) receipt of a note payable by us to Kenon in an aggregate principal amount of up to $220 million. The issuance and transfer of our ordinary shares to Kenon in connection with the Reorganization will be made in reliance upon the exclusion from registration provided by Regulation S under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits.

Incorporated by reference to the Exhibit Index following page II-2 hereof.

(b) Financial Statement Schedules.

Pursuant to Rule 3-09 of Regulation S-X, we have furnished affiliate financial statements of Generandes Perú S.A. beginning on page F-117.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lima, Peru on August 31, 2015.

IC Power Pte. Ltd.

By:	/s/ Javier García-Burgos
	Name:	Javier García-Burgos
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Javier García-Burgos, Alberto Triulzi and Daniel Urbina, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated August 31, 2015	By:	/s/ Javier García-Burgos
		Name:	Javier García-Burgos
		Title:	Chief Executive Officer

Dated August 31, 2015	By:	/s/ Alberto Triulzi
		Name:	Alberto Triulzi
		Title:	Chief Financial Officer and Principal Accounting Officer

Dated August 31, 2015	By:	/s/ Laurence N. Charney
		Name:	Laurence N. Charney
		Title:	Director

Dated August 31, 2015	By:	/s/ Yoav Doppelt
		Name:	Yoav Doppelt
		Title:	Director

Dated August 31, 2015	By:	/s/ Cyril Pierre-Jean Ducau
		Name:	Cyril Pierre-Jean Ducau
		Title:	Director

Dated August 31, 2015	By:	/s/ Tzahi Goshen
		Name:	Tzahi Goshen
		Title:	Director

Dated August 31, 2015	By:	/s/ Aviad Kaufman
		Name:	Aviad Kaufman
		Title:	Director

Authorized Representative in the United States

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director, Puglisi & Associates

	Dated:	August 31, 2015

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of IC Power Pte. Ltd.

4.1*	Form of Specimen Share Certificate for IC Power Pte. Ltd.’s Ordinary Shares

4.2*	Form of Registration Rights Agreement, dated as of , 2015, among IC Power Pte. Ltd. and Kenon Holdings Ltd.

5.1*	Form of Opinion of Wong Partnership LLP, Singapore counsel of IC Power Pte. Ltd., as to the legality of the ordinary shares

10.1	Indenture, dated as of April 4, 2011, between Inkia Energy Limited, as issuer, and Citibank, N.A. as trustee, relating to Inkia Energy Limited’s 8.375% Senior Notes due 2021 (Incorporated by reference to Exhibit 4.9 to Kenon Holding Ltd.’s Annual Report on Form 20-F, filed on March 31, 2015)

10.2	Facility Agreement, dated as of January 2, 2011, among O.P.C. Rotem Ltd., as borrower, Bank Leumi Le-Israel B.M., as arranger and agent, Bank Leumi Le-Israel Trust Company Ltd., as security trustee, and the senior lenders named therein (Incorporated by reference to Exhibit 4.10 to Kenon Holding Ltd.’s Annual Report on Form 20-F, filed on March 31, 2015)

10.3	Credit Agreement, dated as of August 17, 2012, among Cerro del Águila S.A., as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, and other parties party thereto (Incorporated by reference to Exhibit 4.11 to Kenon Holding Ltd.’s Annual Report on Form 20-F, filed on March 31, 2015)

10.4	English translation of Natural Gas Supply Agreement, dated as of January 2, 2006, as amended, among Kallpa Generación S.A., Pluspetrol Peru Corporation S.A., Pluspetrol Camisea S.A., Hunt Oil Company of Peru L.L.C. Sucursal del Peru, SK Corporation Sucursal Peruana, Sonatrach Peru Corporation S.A.C., Tecpetrol del Peru S.A.C. and Repsol Exploración Peru Sucursal del Peru (Incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Kenon Holdings Ltd.’s Draft Registration Statement on Form 20-F, filed on August 14, 2014)

10.5	English translation of Natural Gas Transportation Agreement, dated as of December 10, 2007, as amended, between Kallpa Generación S.A. and Transportadora de Gas del Peru S.A. (Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to Kenon Holdings Ltd.’s Draft Registration Statement on Form 20-F, filed on August 14, 2014)

10.6	Turnkey Engineering, Procurement and Construction Contract, dated as of November 4, 2011, among Cerro del Águila S.A., Astaldi S.p.A. and GyM S.A (Incorporated by reference to Exhibit 4.5 to Amendment No. 1 to Kenon Holdings Ltd.’s Draft Registration Statement on Form 20-F, filed on August 14, 2014)

10.7	English translation of Contract of Concession, dated as of October 23, 2010, as amended, between the Government of Peru and Kallpa Generación S.A., relating to the provision of electric energy services to the public (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to Kenon Holdings Ltd.’s Draft Registration Statement on Form 20-F, filed on August 14, 2014)

10.8†	Gas Sale and Purchase Agreement, dated as of November 25, 2012, among Noble Energy Mediterranean Ltd., Delek Drilling Limited Partnership, Isramco Negev 2 Limited Partnership, Avner Oil Exploration Limited Partnership, Dor Gas Exploration Limited Partnership, and O.P.C. Rotem Ltd.

Exhibit Number	Description of Document

21.1	List of significant subsidiaries of IC Power Pte. Ltd.

23.1	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm

23.2	Consent of Caipo y Asociados S. Civil de R.L., Independent Auditors

23.3*	Consent of Wong Partnership LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page in Part II of this registration statement)

*	To be filed by amendment.

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act. Omitted information has been filed separately with the SEC.